As filed with the Securities and Exchange Commission on May 13, 2026

Registration Statement No. 333-293688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPRING VALLEY ACQUISITION CORP. III*

(Exact name of Registrant as Specified in its Charter)

N/A

(Translation of registrant’s name into English)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4030 Maple Avenue, Suite 500

Dallas, Texas 75219

(214) 308-5230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, Delaware 19711

(302)738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan I. Annex, Esq. Adam S. Namoury, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP One Vanderbilt Ave New York, NY 10017 (212) 801-6721	Ben A. Stacke, Esq. Griffin D. Foster, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota (612) 766-6836	Jonathan D. Sherman Brandon Manhas Cassels Brock & Blackwell LLP Suite 3200, Bay Adelaide Centre – North Tower 40 Temperance St. Toronto, ON M5H 0B4 Canada (416) 869-5300	Shahrooz Nabavi Martin Ferreira Pinho Fasken Martineau DuMoulin LLP 550 Burrard Street, Suite 2900 Vancouver, BC V6C 0A3 (604) 631-3131

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
*

Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a continuation from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Business Corporations Act (British Columbia) (the “BCBCA”), pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to British Columbia. All securities being registered will be issued by Spring Valley Acquisition Corp. III (after its continuation as a corporation incorporated in British Columbia). Upon Closing of the Business Combination, Spring Valley will be renamed “General Fusion Group Ltd.”

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant(1)	Jurisdiction of Incorporation or Organization	IRS Employer ID Number
General Fusion Inc.	British Columbia	Not Applicable
(1)	The address, including postal code, and telephone number, including area code, of each additional registrant’s principal executive offices are 6020 Russ Baker Way, Richmond, British Columbia V7B 1B4, phone number (604) 439-3003.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 13, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF

SPRING VALLEY ACQUISITION CORP. III

PROSPECTUS FOR

127,779,410 COMMON SHARES,

14,329,445 WARRANTS AND 14,329,445 COMMON SHARES

ISSUABLE UPON EXERCISE OF WARRANTS OF SPRING VALLEY ACQUISITION CORP. III

PROPOSED BUSINESS COMBINATION — YOUR PARTICIPATION IS VERY IMPORTANT

Dear Shareholders of Spring Valley Acquisition Corp. III:

You are cordially invited to attend the extraordinary general meeting (the “Spring Valley Shareholders’ Meeting”) of shareholders of Spring Valley Acquisition Corp. III (“Spring Valley” and such shareholders, the “Spring Valley Shareholders”), which will be held at          a.m., Eastern Time, on         , 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Spring Valley’s Amended and Restated Memorandum and Articles of Association (the “Spring Valley Articles”).

On January 21, 2026, Spring Valley, General Fusion Inc., a British Columbia limited company (“General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things, and subject to the terms and conditions contained in the Business Combination Agreement, and the plan of arrangement attached hereto as Annex B (the “Plan of Arrangement”), (i) prior to the closing of the arrangement (the “Arrangement”) pursuant to the Plan of Arrangement under the Business Corporations Act (British Columbia) (the “BCBCA”), Spring Valley shall transfer by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the BCBCA (the “Continuation”), and the articles of incorporation of Spring Valley after the Continuation shall be in substantially the form attached hereto as Annex D (the “Continuation Articles”), and (ii) promptly following the Continuation, the closing of the Arrangement will occur (the “Closing” and such date on which the Closing occurs, the “Closing Date”), in connection with which, among other things, Spring Valley will change its corporate name to “General Fusion Group Ltd.” (“New General Fusion”) and NewCo will amalgamate with and into General Fusion (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation as “General Fusion Inc.” (such resulting entity, the “Amalgamated Company”).

The aggregate equity consideration to be issued to the General Fusion Securityholders in the Business Combination will be approximately 60,000,000 (the “Closing Shares”) New General Fusion common shares (“New GF Common Shares”) to be authorized pursuant to the New GF Closing Articles, based on a $600 million valuation of General Fusion. The $600 million Transaction Value attributable to General Fusion Securityholders was negotiated by the parties in connection with the Business Combination and was not based on any third-party valuation report, fairness opinion or appraisal obtained by General Fusion. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

In addition, at the Closing, New General Fusion will issue an aggregate of 12,500,000 earnout shares (the “New GF Earnout Shares”) to be authorized pursuant to the New GF Closing Articles, one-third of which will automatically convert into New GF Common Shares if, within a period of five years following the Closing Date, the volume weighted average price of the New GF Common Shares equals or exceeds each of $15.00, $20.00 and $25.00, respectively, for any 20 trading days within any period of 30 consecutive trading days. If any such condition is not satisfied during such five-year period, the corresponding New GF Earnout Shares will be redeemed by New General Fusion for nominal consideration. All outstanding General Fusion warrants and stock options will be exchanged for warrants or stock options, as applicable, of New General Fusion exercisable for a pro rata portion of the Closing Shares and New GF Earnout Shares.

On the Closing Date, pursuant to the Arrangement and prior to the Amalgamation, (a) all of the then issued and outstanding General Fusion Preferred Shares shall automatically convert into General Fusion Class A Common Shares pursuant to the General Fusion Articles (the “Preferred Conversion”), (b) General Fusion shall amend and restate the General Fusion Articles to, among other things, create and authorize the issuance of the General Fusion Convertible Preferred Shares, (c) all of the then issued and outstanding SAFEs of General Fusion shall convert into that number of General Fusion Class A Common Shares pursuant to the terms of the SAFEs (the “SAFE Conversion”), (d) the PIPE Financing shall be consummated pursuant to the PIPE Subscription Agreements, (e) each then issued and outstanding Spring Valley Class B Share shall automatically convert, on a one-for-one basis, for a Spring Valley Class A Share pursuant to the Continuation Articles (the “SPAC Class B Conversion”), and (f) each then issued and outstanding Spring Valley Private Warrant shall be exchanged for a warrant to acquire that number of New GF Common Shares equal to the number of Spring Valley Class A Ordinary Shares subject to the applicable Spring Valley Private Warrant, at a per share exercise price equal to the per share exercise price for the Spring Valley Private Warrants.

On the Closing Date, pursuant to the Amalgamation which will occur under the Arrangement:

●	each then issued and outstanding General Fusion Common Share (other than General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for (i) that number of New GF Common Shares equal to the Exchange Ratio for New GF Common Shares, and (ii) that number of New GF Class A Earnout Shares, New GF Class B Earnout Shares, and New GF Class C Earnout Shares equal to the applicable Exchange Ratio for New GF Earnout Shares;
●	each then issued and outstanding General Fusion Class B Common Share (other than General Fusion Class B Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for one (1) New GF Common Share;
●	each then issued and outstanding General Fusion Convertible Preferred Share shall be exchanged for one (1) New GF Convertible Preferred Share;
●	each then issued and outstanding General Fusion Warrant (other than General Fusion PIPE Warrants) shall be exchanged for, collectively: (A) a warrant to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) a warrant to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) a warrant to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) a warrant to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (collectively, the “New GF Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of a New GF Exchange Warrant to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Shares subject to the applicable General Fusion Warrant divided by (ii) the Exchange Ratio for New GF Common Shares, and (2) in the case of a New GF Exchange Warrant to acquire New GF Earnout Shares, $0.01;
●	each then issued and outstanding General Fusion PIPE Warrant shall be exchanged for one (1) New GF PIPE Warrant to acquire one (1) New GF Common Share at a per share exercise price equal to $12.00, subject to adjustment; and
●	each then issued and outstanding General Fusion Option shall be exchanged for, collectively: (A) an option to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Share subject to the applicable General Fusion Option multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) an option to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) an option to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) an option to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (collectively, the “New GF Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of a New GF Exchange Option to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Class A Common Shares subject to the applicable General Fusion Option divided by (ii) the Exchange Ratio for New GF Common Shares, and (2) in the case of a New GF Exchange Option to acquire New GF Earnout Shares, $0.01, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law (including Sections 424(a) and Section 409A of the U.S. Internal Revenue Code of 1986).

The SAFE Conversion refers to Simple Agreement for Future Equity instruments issued by General Fusion between November 2025 and January 2026, (“SAFEs”), as amended from time to time, subject to British Columbia law and in the form attached to the accompanying proxy statement/prospectus as Annex K, resulting in gross proceeds of $44.5 million. The SAFEs terms provide that:

(a)	In the event that there is a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which General Fusion issues and sells Preferred shares of General Fusion resulting in gross proceeds of not less than $100 million (“Equity Financing”), the SAFE shall convert into a series of such Preferred shares at a price per share that is the lower of: (i) the valuation cap of $500 million plus the aggregate amount raised under all SAFEs issued (“Valuation Cap”) divided by General Fusion’s fully diluted number of shares, calculated on a post-money basis including all issued and outstanding convertible securities, all issued stock options, options contractually committed to be granted but not yet issued, and number of stock options reserved for issuance under any General Fusion stock option or equity incentive plan; and (ii) a price per share equal to 75% of the price per share at which the Preferred shares of General Fusion are sold for new cash proceeds in such Equity Financing (being equivalent to a 25% discount);
(b)	In the event of an initial public offering, direct listing or SPAC merger, the SAFEs shall convert into the share consideration as the investor would be entitled to receive if the investor held the number of General Fusion Class A Common Shares equal to the amount invested by such investor divided by lower of: (i) the product of the price per share at which General Fusion Common Shares are sold in such initial public offering, direct listing or SPAC merger multiplied by 75% (being equivalent to a 25% discount), and (ii) a price per share equal to the Valuation Cap divided by the aggregate of issued and outstanding shares (assuming conversion of all issued and outstanding convertible securities) other than any SAFEs where the holders of such SAFEs receive the purchase price for such SAFEs, all issued and outstanding stock options and options contractually committed to be granted but not yet issued (the “Conversion Amount”).
(c)	In the event of a change of control transaction, a holder of a SAFE shall be entitled to receive the greater of: (i) the purchase amount of the SAFE, subject to the following liquidation priority: (A) junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into shares in the capital of General Fusion), (B) on par with payments for other SAFEs and/or Class B Preferred shares of General Fusion, and if the applicable proceeds are insufficient to permit full payments to the holder of SAFE and such other SAFEs and/or Class B Preferred shares, the applicable proceeds will be distributed pro rata among all such holders in proportion to the full payments that would otherwise be due, and (C) senior to payments for Common shares of General Fusion; and (ii) the Conversion Amount, subject to the following liquidation priority on par with payments for Common shares of General Fusion and other SAFEs and/or Class B Preferred shares of General Fusion that are also receiving Conversion Amounts on a similar as-converted to Common share basis, and junior to payments described in clauses (A) and (B) above (in the latter case, to the extent such payments are the purchase amount of the SAFE or similar liquidation preferences).
(d)	If there is (i) a voluntary termination of operations, (ii) a general assignment for the benefit of General Fusion’s creditors or (iii) any other liquidation, dissolution or winding up of General Fusion, whether voluntary or involuntary (excluding a change of control) (a “Dissolution Event”), before the termination of the SAFEs, a holder of a SAFE shall be entitled (subject to the liquidation priority set forth above) to receive a portion of cash consideration equal to the purchase amount, due and payable to such holder immediately prior to the consummation of the Dissolution Event.

(e)	Under the SAFEs, investors are entitled to purchase warrants for Common shares of General Fusion (the “SAFE Warrants”). The SAFE Warrant coverage provides that each investor may purchase a number of Common shares equal to 50% of their SAFE purchase amount divided by the quotient of $600,000,000 divided by the fully diluted capitalization of General Fusion. The SAFE Warrants will be issued at a price of $0.0319 per SAFE Warrant, and are exercisable at a price of $1.9968 per share and are exercisable from the date of issuance. The SAFE Warrants expire on the earlier of a (i) change of control, and (ii) November 19, 2028. For purposes of the SAFE Warrants, “fully diluted capitalization” means 300,486,221 shares which includes all issued and outstanding shares, all converting securities, all issued and outstanding stock options and all shares issuable pursuant to that certain Strategic Response Fund (formerly the Strategic Innovation Fund) — Amended and Restated Contribution Agreement of General Fusion dated March 26, 2026 (but excluding the shares issuable on conversion of the SAFEs and the SAFE Warrants).
(f)	Any provision of a SAFE, other than the purchase amount of that SAFE, may be amended, waived or modified by written consent of General Fusion and either (i) the holder of such SAFE (solely with respect to such holder’s SAFE) or (ii) holders of SAFEs whose total purchase amount is greater than 50% of the total purchase amount of all SAFEs (with respect to all SAFEs).
(g)	The SAFEs will automatically terminate immediately following the earliest to occur of: (i) the issuance of shares to the holder of the SAFEs pursuant to the conversion described above; or (ii) the payment, or setting aside for payment, of any amounts that are due to the holders of SAFEs in accordance with their terms.

The PIPE Financing refers to certain PIPE Subscription Agreements entered into by General Fusion and Spring Valley with certain investors on January 21, 2026 in connection with the transactions contemplated by the Business Combination Agreement. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, to purchase an aggregate of 10.6 million units of General Fusion at a discounted subscription price of $10.20 per unit, each unit comprising one General Fusion Convertible Preferred Share (“General Fusion Convertible PIPE Preferred Share”) and one General Fusion PIPE Warrant exercisable for one New GF Common Share at a price of $12.00 per share, for an aggregate purchase price of $107.7 million, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Upon closing of the Amalgamation, each such General Fusion Convertible PIPE Preferred Share shall be exchanged for one New GF Convertible Preferred Share, and each such General Fusion PIPE Warrant shall be exchanged for one New GF PIPE Warrant to acquire one New GF Common Share at a per share exercise price equal to $12.00, subject to adjustment. For more information regarding the key terms of the PIPE Financing, including the shares of General Fusion Convertible PIPE Preferred Shares and General Fusion PIPE Warrants to be issued to the PIPE investors, see the sections entitled “The Business Combination — Related Agreements.”

At the Spring Valley Shareholders’ Meeting, Spring Valley Shareholders will be asked to consider and vote upon proposals to approve, (i) by Special Resolution (as defined below), the transfer of Spring Valley by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Spring Valley Articles and the Companies Act and the continuation of Spring Valley as a British Columbia corporation in accordance with the applicable provisions of the BCBCA, including the adoption of the Continuation Articles (the “Continuation Proposal”); and (ii) by Special Resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”).

In connection with the submission of the Business Combination to a shareholder vote, Spring Valley Shareholders, including Spring Valley’s sponsor, Spring Valley Acquisition Sponsor III, LLC (“Sponsor”), and certain other Spring Valley Shareholders set forth therein (together with Sponsor, the “Spring Valley Founder Shareholders”) have agreed to vote any Spring Valley Class A Shares (except for any Spring Valley Class A Shares purchased as described below under “The Business Combination — Potential Purchases of Spring Valley Public Shares”) and Spring Valley Class B Shares owned by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Spring Valley Public Shareholders. The holders of Spring Valley Founder Shares own an aggregate of approximately 25% of the Spring Valley Shares entitled to vote at the Spring Valley Shareholders’ Meeting.

In addition to the Continuation Proposal and the Business Combination Proposal, Spring Valley Shareholders are being asked to consider and vote upon:

●	Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals”). The full text of the New GF Closing Articles is attached to the accompanying proxy statement/prospectus as Annex E. The Advisory Organizational Documents Proposals are separated into sub-proposals submitted to Spring Valley Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights as described in the following paragraphs (a) – (d):
(a)	the proposed New GF Closing Articles would change the authorized share capital of Spring Valley after giving effect to the Continuation and the Continuation Articles, from (i) 200,000,000 Spring Valley Class A Shares, (ii) 20,000,000 Spring Valley Class B Shares, and (iii) 1,000,000 preference shares of a nominal par value of $0.0001 each, to (1) an unlimited number of New GF Common Shares; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6) 12,000,000 New GF Convertible Preferred Shares (the “Authorized Capital Proposal”);
(b)	the proposed New GF Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting (the “Quorum Proposal”);
(c)	the proposed New GF Closing Articles would include an advance notice provision that requires a shareholder to provide notice to Spring Valley in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (the “Advance Notice Proposal”); and
(d)	the proposed New GF Closing Articles would not include provisions relating to the Spring Valley Class B Shares, the Spring Valley IPO, Sponsor, the initial business combination and other related matters (the “Other Matters Proposal”)
●	Nasdaq Proposal — To approve, by Ordinary Resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination (the “Nasdaq Proposal”);
●	Incentive Plan Proposal — To approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the 2026 Long-Term Incentive Plan (the “Incentive Plan” and such proposal, the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;
●	Price Adjustment Proposal — To approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions (as defined herein) of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision (as defined herein) of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing (the “Price Adjustment Proposal”);
●	Director Election Proposal — To approve, by Ordinary Resolution, the election of seven directors, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei, and Thomas Boehlert, effective upon the Closing, to serve on New GF Board for the applicable term, under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and
●	Adjournment Proposal — If put to Spring Valley Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” and, together with the Continuation Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Spring Valley Shareholder is encouraged to read carefully.

The approval of the Continuation Proposal requires a special resolution under the Spring Valley Articles and pursuant to the Companies Act (a “Special Resolution”), being the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Spring Valley Class B Shares present in person or represented by proxy at the Spring Valley Shareholders’ Meeting and entitled to vote on such matter. The approval of the Business Combination Proposal requires a Special Resolution under the Companies Act to be adopted by the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Spring Valley Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In addition, the Business Combination Proposal requires majority approval by the holders of Spring Valley Common Shares, excluding the votes of affiliates and control persons, as mandated by Canadian securities laws. Spring Valley does not have any affiliates, and its sole control person is the Sponsor, who beneficially owns 7,546,667 Spring Valley Founder Shares. The approval of each of the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Companies Act (an “Ordinary Resolution”), being the affirmative vote of at least a majority of the votes cast by the holders of the Spring Valley Common Shares present in person or represented by proxy at the Spring Valley Shareholders’ Meeting and entitled to vote on such matter. Only disinterested shareholders’ votes may be counted towards the Price Adjustment Proposal.

The Spring Valley Class A Shares and Spring Valley Public Warrants, which are exercisable for Spring Valley Class A Shares under certain circumstances, are currently trading on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “SVAC” and “SVACW,” respectively. In addition, certain of the Spring Valley Class A Shares and Spring Valley Public Warrants currently trade as Spring Valley Units, consisting of one Spring Valley Class A Share and one-third of one Spring Valley Public Warrant, and are trading on Nasdaq under the symbol “SVACU”. Upon the Closing, the Spring Valley Units will automatically separate into the component New GF Common Shares and New GF Public Warrants. Spring Valley has applied to have the New GF Common Shares and New GF Public Warrants listed on the Nasdaq Capital Market. Listing is subject to the approval of the Nasdaq in accordance with its original listing requirements. There is no assurance that Nasdaq will approve Spring Valley’s listing application. Any such listing of the New GF Common Shares and New GF Public Warrants will be conditional upon Spring Valley fulfilling all of the listing requirements and conditions of Nasdaq. It is anticipated that upon the Closing, the New GF Common Shares and New GF Public Warrants will be listed on the Nasdaq under the ticker symbols “GFUZ” and “GFUZW,” respectively.

Spring Valley intends to pursue a listing of the New GF Common Shares on the Toronto Stock Exchange (the “TSX”) and any such listing on the TSX will follow listing of the New GF Common Shares on Nasdaq.

Sponsor Compensation

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Spring Valley’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Spring Valley to the Sponsor, Spring Valley’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation

Sponsor

The Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Spring Valley Founder Shares, or approximately $0.003 per share. In connection with the closing of the Spring Valley IPO, the Sponsor purchased 4,490,555 Spring Valley Private Warrants for an aggregate purchase price of $4,041,500. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFEs.

Spring Valley has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed the Sponsor for any out-of-pocket expenses.

Spring Valley Directors and Officers

On March 28, 2025, the Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000, to cover certain of offering and formation costs in exchange for an aggregate of 5,750,000 Spring Valley Founder Shares. On August 15, 2025, Spring Valley effected an approximately 1 to 1.33 share split and upon completion of the share split, each of Spring Valley’s independent directors transferred 13,333 founder shares to the Sponsor for an amount of $43.48. As a result,

Spring Valley has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Spring Valley’s behalf. As of September 30, 2025,

Interest in Securities	Other Compensation

each of Spring Valley’s independent directors currently holds, 40,000 Spring Valley Founder Shares.	Spring Valley has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Spring Valley Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,653,336.84, based on the last traded price on Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement). Since all Spring Valley Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of all compensation to be paid to the Sponsor, it affiliates and promoters in connection with the Business Combination.

The Board of Directors of Spring Valley (the “Spring Valley Board”) has unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of Spring Valley and its shareholders. For more information about the Spring Valley Board’s decision-making process, see the subsection entitled “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.” In considering the unanimous recommendation of the Spring Valley Board to vote in favor of the Business Combination, Spring Valley Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, those of other Spring Valley Public Shareholders generally. Spring Valley’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Spring Valley Shareholders that they approve the Business Combination. Spring Valley Shareholders should take these interests into account in deciding whether to approve the Business Combination. In addition, aside from their interests as shareholders, members of General Fusion management have interests in the Business Combination that are different from, or in addition to, those of other General Fusion Securityholders generally. General Fusion’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination. See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of such potential conflicts of interest.

Spring Valley is providing the accompanying proxy statement/prospectus and accompanying proxy card to Spring Valley Shareholders in connection with the solicitation of proxies to be voted at the Spring Valley Shareholders’ Meeting and at any adjournments or postponements of the Spring Valley Shareholders’ Meeting. Information about the Spring Valley Shareholders’ Meeting, the Business Combination and other related business to be considered by Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Spring Valley Shareholders’ Meeting, all Spring Valley Shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of General Fusion and Spring Valley. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

The Spring Valley Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that Spring Valley Shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to Spring Valley Shareholders in the accompanying proxy statement/prospectus. When you consider the Spring Valley Board’s recommendation of the Proposals, you should keep in mind that certain members of Spring Valley management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of Spring Valley Common Shares you own. To ensure your representation at the Spring Valley Shareholders’ Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your Spring Valley Common Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the Spring Valley Shareholders’ Meeting, but in any event, no later than     , 2026, at 11:59 p.m., Eastern Time, which is two business days prior to the Spring Valley Shareholders’ Meeting.

On behalf of the Spring Valley Board, I would like to thank you for your support of Spring Valley Acquisition Corp. III and look forward to a successful completion of the Business Combination.

Sincerely,

Christopher Sorrells
Chairman and Chief Executive Officer
, 2026

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in Spring Valley and New General Fusion securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

Upon closing of the Business Combination, New General Fusion will be a “foreign private issuer” under the Exchange Act and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, Spring Valley Shareholders may receive less or different information about New General Fusion than they would receive about a U.S. domestic public company. See “Risk Factors — Risks Related to Ownership of New General Fusion’s Securities upon Closing of the Business Combination — As a “foreign private issuer” under the rules and regulations of the SEC, New General Fusion will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

The accompanying proxy statement/prospectus is dated           , 2026 and is expected to be first mailed or otherwise delivered to Spring Valley Shareholders on or about              , 2026.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Spring Valley or General Fusion. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Spring Valley or General Fusion since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

SPRING VALLEY ACQUISITION CORP. III

4030 Maple Avenue, Suite 500, Dallas, Texas 75219

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

SPRING VALLEY ACQUISITION CORP. III

TO BE HELD        , 2026

To the shareholders of Spring Valley Acquisition Corp. III (“Spring Valley”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “Spring Valley Shareholders’ Meeting”) of shareholders of Spring Valley (the “Spring Valley Shareholders”) will be held at              , Eastern Time, on              , 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Spring Valley’s Amended and Restated Memorandum and Articles of Association (the “Spring Valley Articles”).

At the Spring Valley Shareholders’ Meeting, Spring Valley Shareholders will be asked to consider and vote upon the following proposals:

●	The Continuation Proposal — To approve, by Special Resolution (as defined below), the transfer of Spring Valley by way of continuation and de-registration from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Spring Valley Articles and Part 12 of the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the Business Corporations Act (British Columbia) (the “BCBCA”), including the adoption of the Continuation Articles (the “Continuation Proposal”);
●	Business Combination Proposal — To approve, by Special Resolution, the Business Combination Agreement, as amended to date, dated as of January 21, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) among Spring Valley, General Fusion Inc., a British Columbia limited company (“General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the plan of arrangement attached hereto as Annex B (the “Plan of Arrangement”), (i) prior to the closing of the arrangement pursuant to the Plan of Arrangement under the BCBCA (the “Arrangement), Spring Valley shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the BCBCA (the “Continuation”), and the articles of incorporation of Spring Valley shall be in substantially the form attached hereto as Annex D (the “Continuation Articles”), and (ii) promptly following the Continuation, the closing of the Business Combination will occur (the “Closing” and such date on which the Closing occurs, the “Closing Date”), under which among other things, Spring Valley will change its corporate name to “General Fusion Group Ltd.”(“New General Fusion”) and NewCo will amalgamate with and into General Fusion (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation (such entity, the “Amalgamated Company”) (the “Business Combination Proposal”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
●	Advisory Organization Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals”). The full text of the New GF Closing Articles is attached to the accompanying proxy statement/prospectus as Annex E. The Advisory Organization Documents Proposals are separated into sub-proposals submitted to Spring Valley Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights as described in the following paragraphs (a)–(d):
(a)	the proposed New GF Closing Articles would change the authorized share capital of Spring Valley after giving effect to the Continuation and the Continuation Articles from (i) 200,000,000 Spring Valley Class A Shares, (ii) 20,000,000 Spring Valley Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to (1) an unlimited number of New GF Common Shares; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6) 12,000,000 New GF Convertible Preferred Shares (the “Authorized Capital Proposal”);

(b)	the proposed New GF Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting (the “Quorum Proposal”);
(c)	the proposed New GF Closing Articles would include an advance notice provision that requires a shareholder to provide notice to Spring Valley in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (the “Advance Notice Proposal”); and
(d)	the proposed New GF Closing Articles would not include provisions relating to the Spring Valley Class B Shares, the Spring Valley IPO, Sponsor, the initial business combination and other related matters (the “Other Matters Proposal”);
●	Nasdaq Proposal — To approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination (the “Nasdaq Proposal”);
●	Incentive Plan Proposal — To approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the 2026 Long-Term Incentive Plan (the “Incentive Plan” and such proposal, the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;
●	Price Adjustment Proposal — To approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions (as defined herein) of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision (as defined herein) of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing (the “Price Adjustment Proposal”);
●	Director Election Proposal — To approve, by Ordinary Resolution, the election of seven directors, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei, and Thomas Boehlert, effective upon the Closing, to serve on New GF Board for the applicable term, under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and
●	Adjournment Proposal — If put to Spring Valley Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” and, together with the Continuation Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

The record date for the Spring Valley Shareholders’ Meeting is          , 2026. Only holders of record of Spring Valley Class A ordinary shares, par value $0.0001 per share (the “Spring Valley Class A Shares”), and Spring Valley Class B ordinary shares, par value $0.0001 per share (the “Spring Valley Class B Shares” and together with the Spring Valley Class A Shares, the “Spring Valley Common Shares”), at the close of business on             , 2026 are entitled to notice of, and to vote at, the Spring Valley Shareholders’ Meeting and any adjournments or postponements thereof.

The approval of the Continuation Proposal requires a special resolution under Cayman Islands Companies Act (As Revised) (the “Companies Act”) (a “Special Resolution”) to be adopted the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Spring Valley Class B Shares present in person or represented by proxy at the Spring Valley Shareholders’ Meeting and entitled to vote on such matter. The approval of the Business Combination Proposal requires a Special Resolution under the Companies Act to be adopted by the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Spring Valley Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In addition, the Business Combination Proposal requires majority approval by the holders of Spring Valley Common Shares, excluding the votes of affiliates and control persons, as mandated by Canadian securities laws. Spring Valley does not have any affiliates, and its sole control person is the Sponsor, who beneficially owns 7,546,667 Spring Valley Founder Shares. The approval of each of the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under the Cayman

Islands Companies Act (an “Ordinary Resolution”) to be adopted by the affirmative vote of at least a simple majority of the votes cast by the holders of the Spring Valley Ordinary Shares present in person or represented by proxy at the Spring Valley Shareholders’ Meeting and entitled to vote on such matter. Only disinterested shareholders’ votes may be counted towards the Price Adjustment Proposal.

Spring Valley is providing the accompanying proxy statement/prospectus and accompanying proxy card to the Spring Valley Shareholders in connection with the solicitation of proxies to be voted at the Spring Valley Shareholders’ Meeting and at any adjournments of the Spring Valley Shareholders’ Meeting. Information about the Spring Valley Shareholders’ Meeting, the Business Combination and other related business to be considered by Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Spring Valley Shareholders’ Meeting, all Spring Valley Shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Spring Valley Shareholders’ Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your Spring Valley Common Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Spring Valley Common Shares or, if you wish to attend the Spring Valley Shareholders’ Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the Spring Valley Articles, a holder of Spring Valley Class A Shares issued as part of the units sold in Spring Valley’s initial public offering (the “Spring Valley IPO,” such shares, the “Spring Valley Public Shares” and, holders of such Spring Valley Public Shares the “Spring Valley Public Shareholders”) may request that Spring Valley redeem all or a portion of its Spring Valley Public Shares for cash if the Business Combination is consummated. As a holder of Spring Valley Public Shares, you will be entitled to exercise your redemption rights if you:

●	hold Spring Valley Public Shares, or if you hold Spring Valley Public Shares through Spring Valley units sold in the Spring Valley IPO (the “Spring Valley Units”), and you elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising your redemption rights;
●	submit a written request to Continental Stock Transfer & Trust Company, Spring Valley’s transfer agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Spring Valley Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Spring Valley Public Shares and provide your legal name, phone number and address; and
●	deliver your Spring Valley Public Shares to Continental Stock Transfer & Trust Company, Spring Valley’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Spring Valley Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on        , 2026 (two business days before the Spring Valley Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Spring Valley Units must elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising their redemption rights with respect to the Spring Valley Public Shares. If Spring Valley Public Shareholders hold their Spring Valley Units in an account at a brokerage firm or bank, such Spring Valley Public Shareholders must notify their broker or bank that they elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants, or if a holder holds Spring Valley Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Spring Valley’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Spring Valley in order to validly exercise its redemption rights. Spring Valley Public Shareholders may elect to exercise their redemption rights with respect to their Spring Valley Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Spring Valley Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Spring Valley Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Spring Valley Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Spring Valley will redeem the Spring Valley Public Shares for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the Spring Valley IPO, including interest earned on the funds held in the trust account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of         , 2026, this would have amounted to approximately $         per issued and

outstanding Spring Valley Public Share. If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares. If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Class A Shares or Spring Valley Class B Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Spring Valley Public Shares.

Spring Valley may not consummate the Business Combination unless the Continuation Proposal and the Business Combination Proposal are approved at the Spring Valley Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding. The Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. In the event the Adjournment Proposal is put forth at the Spring Valley Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Price Adjustment Proposal, the Director Election Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal will be submitted to the Spring Valley Shareholders for a vote.

Approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. The Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the of the outstanding Spring Valley Class B Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting. The Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Spring Valley Shareholders’ Meeting (assuming a quorum is present). Accordingly, a Spring Valley Shareholder’s failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SPRING VALLEY COMMON SHARES YOU OWN. To ensure your representation at the Spring Valley Shareholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the Spring Valley Shareholders’ Meeting. If you hold your Spring Valley Common Shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The Spring Valley Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Continuation Proposal, “FOR” the Business Combination Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Price Adjustment Proposal, “FOR” the Director Election Proposal, and (if put) “FOR” the Adjournment Proposal. Signed and dated proxies received by Spring Valley without an indication of how the Spring Valley Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Spring Valley encourages you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Spring Valley’s proxy solicitor, Sodali & Co, at (800) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

, 2026

By Order of the Board of Directors

Christopher Sorrells
Chairman and Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by Spring Valley, as it may be amended or supplemented from time to time (File No. 333-293688) (the “Registration Statement”), serves as:

●	A notice of meeting and proxy statement of Spring Valley under Section 14(a) of the Exchange Act, for the Spring Valley Shareholders’ Meeting being held on , 2026, where Spring Valley Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Proposals described herein; and
●	A prospectus of Spring Valley under Section 5 of the Securities Act with respect to the (i) New GF Common Shares that Spring Valley Shareholders and General Fusion shareholders will receive in the Business Combination; (ii) New GF Public Warrants that holders of Spring Valley Warrants (“Spring Valley Warrant Holders”) will receive in the Business Combination; and (iii) New GF Common Shares that may be issued upon exercise of the Spring Valley Warrants.

This information is available without charge to you upon written or oral request. To make this request, you should contact Spring Valley’s proxy solicitor at:

Sodali & Co.

333 Ludlow Street

5th Floor, South Tower

Samford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: SVIII@info.sodali.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the Spring Valley Shareholders’ Meeting.

You may also obtain additional information about Spring Valley from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

Spring Valley and General Fusion are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which General Fusion operates, including its technology and general expectations of market opportunity is based on information from various third-party sources, on assumptions made by General Fusion based on such sources and General Fusion’s knowledge of the markets for its technology. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither Spring Valley nor General Fusion have independently verified this third-party information. The industry in which General Fusion operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

General Fusion and Spring Valley own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with General Fusion or Spring Valley, or an endorsement or sponsorship by or of General Fusion or Spring Valley. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that General Fusion or Spring Valley will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus contains:

●	the audited consolidated financial statements of Spring Valley for the period ended December 31, 2025; and
●	the audited consolidated financial statements of General Fusion for the fiscal years ended December 31, 2025 and 2024.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited consolidated financial statements of Spring Valley and General Fusion, as applicable, included in this proxy statement/prospectus. Unless otherwise indicated, financial information of Spring Valley and General Fusion has been prepared in accordance with accounting principles generally accepted in the United States.

As presented herein, General Fusion presents its financial statements in U.S. dollars. Spring Valley publishes its consolidated financial statements in U.S. dollars. In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” and “CAD” mean Canadian dollars and all references to “GBP” means British pound sterling.

EXCHANGE RATES

The reporting currency of each of General Fusion and Spring Valley is the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the company operates. For General Fusion, the Canadian dollar is the functional currency. For Spring Valley, the functional currency is the U.S. dollar.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

“Adjournment Proposal” means a proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other Proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals.

“Advanced Notice Proposal” means a proposal to include, in the New GF Closing Articles, an advance notice provision that requires a shareholder to provide notice to New General Fusion in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

“Advisory Organizational Documents Proposals” means a proposal to approve the Authorized Capital Proposal, the Quorum Proposal, the Advance Notice Proposal and the Other Matters Proposal.

“Amalgamation” means the amalgamation of NewCo into General Fusion which will occur pursuant to the Arrangement.

“Amalgamation Effective Time” means, on the day the Business Combination Agreement closes, the time the Amalgamation occurs.

“Ancillary Agreements” means, collectively, the Plan of Arrangement, the Voting and Support Agreement, the Sponsor Letter Agreement, the Lock-Up Agreement, the PIPE Subscription Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by Spring Valley, NewCo or General Fusion in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of Spring Valley and General Fusion, such consent not to be unreasonably withheld, conditioned or delayed.

“Authorized Capital Proposal” means the proposal to change the authorized share capital of Spring Valley from the existing (i) 200,000,000 Spring Valley Class A Shares, (ii) 20,000,000 Spring Valley Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to (1) an unlimited number of New GF Common Shares; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6) 12,000,000 New GF Convertible Preferred Shares.

“BCBCA” means the Business Corporations Act (British Columbia).

“BCSC” means the British Columbia Securities Commission.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Continuation and the Arrangement (and the Amalgamation thereunder).

“Business Combination Agreement” means the Business Combination Agreement, as amended to date, entered into on January 21, 2026, by and among Spring Valley, NewCo, and General Fusion, as amended on May 12, 2026, and as it may be further amended, supplemented or otherwise modified from time to time.

“Business Combination Proposal” means the Proposal to approve the Business Combination Agreement and the Business Combination.

“Canadian Prospectus” means the final non-offering prospectus of Spring Valley filed with the BCSC to become a “reporting issuer” (within the meaning of applicable Canadian securities Laws) in the Province of British Columbia.

“Closing” means the closing of the Business Combination.

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“Closing Date” means the date upon which Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Cayman Islands Companies Act (As Revised).

“Continuation” means the transfer by way of continuation of Spring Valley from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and the BCBCA.

“Continuation Proposal” means the Proposal to vote on the approval of the Continuation including the adoption of the Continuation Articles.

“Court” means the Supreme Court of British Columbia.

“Conversion Price” has the meaning ascribed to it in the section entitled “Description of New General Fusion Securities Following the Business Combination.”

“Conversion Price Adjustment Provisions” has the meaning ascribed to it in the section entitled Proposal No. 6 — The Price Adjustment Proposal.

“Continuation Articles” means the articles adopted and filed with the Registrar by Spring Valley, attached hereto as Annex D, to be effective upon the Continuation.

“Deemed Liquidation” means (a) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (i) Spring Valley is a constituent party, or (ii) a subsidiary of Spring Valley is a constituent party and Spring Valley issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving Spring Valley or a subsidiary in which the shares of the Spring Valley outstanding immediately before such amalgamation, merger, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (A) the surviving or resulting company, as applicable; or (B) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, the parent company of such surviving or resulting company; (b) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by Spring Valley or any subsidiary of Spring Valley of all or substantially all the assets of Spring Valley and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of Spring Valley if substantially all of the assets of Spring Valley and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of Spring Valley; or (c) the completion of a share sale transaction to which Spring Valley is a party between shareholders of Spring Valley and a Person that results in those who were the holders of the voting securities of Spring Valley before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of Spring Valley after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of Spring Valley or change of the jurisdiction of domicile of Spring Valley.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Exercise Price Adjustment Provisions” has the meaning ascribed to it in the section entitled Proposal No. 6 — The Price Adjustment Proposal.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio for New GF Common Shares” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Transaction Value divided by $10, by (ii) General Fusion Outstanding Shares.

“Exchange Ratio for New GF Earnout Shares” means (a) in respect of the New GF Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, (b) in a respect of the New GF Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, and (c) in respect of the New GF Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, in a form acceptable to Spring Valley and General Fusion, as such order may be amended by the Court with the consent of Spring Valley and General Fusion, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of Spring Valley and General Fusion.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“General Fusion” means General Fusion Inc., a corporation existing under the Laws of the Province of British Columbia.

“General Fusion Arrangement Resolution” means the special resolution of the holders of General Fusion Securityholders in respect of the Arrangement to be considered at the General Fusion Securityholders’ Meeting.

“General Fusion Articles” means the Articles of General Fusion adopted on August 6, 2025.

“General Fusion Board” means the board of directors of General Fusion prior to the Closing.

“General Fusion Certificate” means the Certificate of Amalgamation of General Fusion issued by the Registrar of Companies of the Province of British Columbia on January 1, 2023.

“General Fusion Class A Common Shares” means the Class A Voting Common shares in the authorized share structure of General Fusion.

“General Fusion Class A Preferred Shares” means the Series 1 Class A Preferred shares, the Series 2 Class A Preferred shares, the Series 3 Class A Preferred shares, the Series 4 Class A Preferred shares, the Series 5 Class A Preferred shares, the Series 6 Class A Preferred shares and the Series 7 Class A Preferred shares in the authorized share structure of General Fusion, as applicable.

“General Fusion Class B Common Shares” means the Class B Non-Voting Common shares in the authorized share structure of General Fusion.

“General Fusion Class B Preferred Shares” means the Series 1 Class B Preferred shares, the Series 2 Class B Preferred shares and the Series 3 Class B Preferred shares in the authorized share structure of General Fusion, as applicable.

“General Fusion Common Shares” means, collectively, General Fusion Class A Common Shares and General Fusion Class B Common Shares.

“General Fusion Convertible Preferred Shares” means the Convertible Preferred Shares in the capital of General Fusion that are eligible to be converted into a New GF Convertible Preferred Share pursuant to the Arrangement.

“General Fusion Governing Documents” means, collectively, the General Fusion Articles, General Fusion Notice of Articles and the General Fusion Certificate.

“General Fusion Notice of Articles” means the notice of articles of General Fusion as provided for pursuant to Part 2 of the BCBCA.

“General Fusion Optionholders” means, at any time, the holders of General Fusion Options.

“General Fusion Options” means all options to purchase General Fusion Common Shares, whether or not exercisable and whether or not vested, granted under the General Fusion Legacy Plan or otherwise.

“General Fusion Outstanding Shares” means the total number of General Fusion Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of General Fusion Shares subject to General Fusion Options and General Fusion Warrants (except for General Fusion PIPE Warrants), but not taking into account the General Fusion Class B Common Shares or the General Fusion Convertible Preferred Shares issued in connection with the PIPE Financing).

“General Fusion PIPE Warrants” means the General Fusion Class A Common Share purchase warrants of General Fusion to be issued in connection with the PIPE Financing.

“General Fusion Preferred Shares” means, collectively, the General Fusion Class A Preferred Shares and the General Fusion Class B Preferred Shares.

“General Fusion Securityholders” means, collectively, the General Fusion Shareholders, the General Fusion Warrant Holders and the General Fusion Optionholders.

“General Fusion Securityholders’ Approval” means (i) the approval by not less than two-thirds (66 2/3%) of the votes cast on the General Fusion Arrangement Resolution by General Fusion Shareholders, voting as a single, as-converted class, present in person or represented by proxy at the General Fusion Securityholders’ Meeting, and (ii) the approval by not less than two-thirds (66 2/3%) of the votes cast on the General Fusion Arrangement Resolution by General Fusion Securityholders, voting as a single, as-converted, as-exercised class, present in person or represented by proxy at the General Fusion Securityholders’ Meeting, all in accordance with the organizational documents of General Fusion and applicable Laws.

“General Fusion Securityholders’ Meeting” means, if applicable, the special meeting of the General Fusion Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the General Fusion Arrangement Resolution.

“General Fusion Shareholder” means any holder of General Fusion Shares.

“General Fusion Shares” means, collectively, the General Fusion Common Shares and the General Fusion Preferred Shares.

“General Fusion Subsidiary” means each Subsidiary of General Fusion, including General Fusion (UK) Limited, General Fusion Corp., General Fusion Technologies Inc. and 1410498 B.C. Ltd.

“General Fusion Warrant Holders” means, at any time, the holders of General Fusion Warrants outstanding at such time.

“General Fusion Warrants” means all warrants to purchase General Fusion Shares.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency, commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof.

“Governmental Order” means any order, judgement, injunction, decree, writ, ruling, stipulation, determination, verdict or award, in each case, entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Incentive Plan” means the 2026 Long-Term Incentive Plan of New General Fusion.

“Incentive Plan Proposal” means the proposal to approve the issuance of New GF Common Shares pursuant to the Incentive Plan.

“Interim Order” means the interim order of the Court made pursuant to Section 291 of the BCBCA which will provide for, among other things, the calling and holding of the Spring Valley Shareholders’ Meeting and the General Fusion Securityholders’ Meeting, as the same may be amended by the Court with the consent of General Fusion and Spring Valley, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Spring Valley and General Fusion.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Plan” means General Fusion’s Amended and Restated Stock Option Plan dated November 19, 2024, as amended.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into at the Closing, by and among Spring Valley, General Fusion, New General Fusion and certain securityholders of General Fusion.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares and the New GF Public Warrants in connection with the Business Combination.

“NewCo” means 1573562 B.C. Ltd., a British Columbia limited company and wholly owned subsidiary of Spring Valley.

“New General Fusion” means Spring Valley, following the Closing and consummation of the Arrangement (renamed to General Fusion Group Ltd).

“New GF Board” means the board of directors of New General Fusion following the Closing and consummation of the Arrangement.

“New GF Class A Earnout Shares” means the Class A Earnout Shares in the capital of New General Fusion as described in the New GF Closing Articles.

“New GF Class B Earnout Shares” means the Class B Earnout Shares in the capital of New General Fusion as described in the New GF Closing Articles.

“New GF Class C Earnout Shares” means the Class C Earnout Shares in the capital of New General Fusion as described in the New GF Closing Articles.

“New GF Closing Articles” means, following the Amalgamation, the amended and restated articles of New General Fusion, in substantially the form attached to this proxy statement/prospectus as Annex E.

“New GF Common Shares” means following the Amalgamation, common shares in the capital of New General Fusion, no par value.

“New GF Convertible Preferred Shares” means the convertible preferred shares of New General Fusion as described in the New GF Closing Articles.

“New GF Earnout Shares” means collectively the New GF Class A Earnout Shares, the New GF Class B Earnout Shares and the New GF Class C Earnout Shares.

“New GF Earnout Warrants” means the earnout share purchase warrants of New General Fusion exercisable into New GF Earnout Shares.

“New GF PIPE Warrant” means each New GF Common Share purchase warrant issuable in exchange for each issued and outstanding General Fusion PIPE Warrant, with each New GF PIPE Warrant entitling the holder thereof to acquire one (1) New GF Common Share at a per share exercise price (rounded up to the nearest cent) equal to $12.00.

“New GF Public Warrants” means, collectively, the common share purchase warrants of New General Fusion issuable to holders of Spring Valley Public Warrants in replacement thereof upon the consummation of the Business Combination.

“New GF Securities” means, collectively, the New GF Common Shares and New GF Public Warrants.

“New GF Shareholder” means holders of New GF Common Shares.

“New GF Warrants” means, collectively, the common share purchase warrants of New General Fusion to purchase New GF Common Shares, issued upon closing of the Business Combination to holders of General Fusion Warrants and Spring Valley Warrants in accordance with the Plan of Arrangement and as described herein.

“New Issue Price” has the meaning ascribed to it in the section entitled “Description of New General Fusion Securities Following the Business Combination.”

“Other Matters Proposal” means the proposal to not include in the New GF Closing Articles provisions relating to the Spring Valley Class B Shares, the Spring Valley IPO, Sponsor, the initial business combination and other related matters.

“PCAOB” means the U.S. Public Company Accounting Oversight Board and any division or subdivision thereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“PIPE Financing” means the PIPE Investor’s purchase of units of General Fusion at a purchase price of $10.20 per unit, each such unit comprising one (1) General Fusion Convertible Preferred Share, and one (1) General Fusion PIPE Warrant exercisable for one (1) New GF Common Share at the price of $12.00 per share, in a private placement or placements to be consummated on the Closing Date, prior to the Amalgamation, on the terms and subject to the conditions set forth in a PIPE Subscription Agreement.

“PIPE Investors” means the investors who have entered into PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements entered into among Spring Valley, General Fusion and certain investors, pursuant to which such investors have agreed to purchase units of General Fusion at a purchase price of $10.20 per unit, each such unit comprising one (1) General Fusion Convertible Preferred Share, and one (1) General Fusion PIPE Warrant exercisable for one (1) New GF Common Share at the price of $12.00 per share.

“Plan of Arrangement” means the plan of arrangement attached to this proxy statement/prospectus as Annex B.

“Preferred Conversion” means the conversion of all of the then issued and outstanding General Fusion Preferred Shares into General Fusion Class A Common Shares pursuant to the General Fusion Articles.

“Price Adjustment Proposal” means the proposal to approve the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing

“Proposals” means the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal.

“Quorum Proposal” means the proposal to change New GF Closing Articles to reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

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“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into at the Closing, by and among New General Fusion, the Sponsor and certain securityholders of the General Fusion.

“SAFE” means at the time prior to the Amalgamation, all the issued and outstanding simple agreements for future equity, as amended from time to time, substantially in the form attached hereto as Annex K.

“SAFE Conversion” means the conversion of all of the then issued and outstanding SAFEs into that number of Company Class A Common Shares pursuant to the terms of the SAFEs.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SRF” means the Strategic Response Fund of His Majesty the King in the Right of Canada as represented by the Minister of Industry.

“SRF Contribution Agreement” means a contribution agreement between General Fusion and SRF, as amended, to fund a portion of certain eligible research and development expenditures of General Fusion.

“SRF Warrants” mean the Series 1 Class B redeemable convertible preferred share purchase warrants, the Series 3 Class B redeemable convertible preferred share purchase warrants of General Fusion and the Class B common share purchase warrants of General Fusion.

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, the sponsor of Spring Valley.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement (attached to this proxy statement/prospectus as Annex H), dated as of January 21, 2026 by and among the Sponsor, Spring Valley and General Fusion pursuant to which among other things (1) the Sponsor agreed to vote all Spring Valley Founder Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in the General Fusion’s most recent SAFE financing round, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase New GF Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

“Spring Valley” means Spring Valley Acquisition Corp. III, a Cayman Islands exempt company.

“Spring Valley Articles” means (a) for all periods prior to the Continuation, the Amended and Restated Memorandum and Articles of Association of Spring Valley adopted on September 2, 2025, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Continuation until the consummation of the Amalgamation, the Continuation Articles.

“Spring Valley Board” means the board of directors of Spring Valley.

“Spring Valley Certificates” means the Certificate of Incorporation of Spring Valley issued by the Registrar of Companies of the Cayman Islands on March 12, 2025.

“Spring Valley Class A Common Shares” means, following the Continuation, Class A common shares of Spring Valley, par value $0.0001 per share, authorized under the Continuation Articles.

“Spring Valley Class A Ordinary Shares” means, prior to the Continuation, Class A ordinary shares of Spring Valley, par value $0.0001 per share, authorized under the Spring Valley Articles.

“Spring Valley Class A Shares” means (a) for all periods prior to the Continuation, Spring Valley Class A Ordinary Shares, and (b) for all periods from and after the Continuation and prior to the Amalgamation, Spring Valley Class A Common Shares authorized under the Continuation Articles.

“Spring Valley Class B Common Shares” means, following the Continuation, Class B common shares of Spring Valley, authorized under the Continuation Articles.

“Spring Valley Class B Ordinary Shares” means, prior to the Continuation, Class B ordinary shares of Spring Valley, par value $0.0001 per share, authorized under the Spring Valley Articles.

“Spring Valley Class B Shares” means (a) for all periods prior to the Continuation, Class B Ordinary Shares, and (b) for all periods from and after the Continuation and prior to the Amalgamation, Spring Valley Class B Common Shares authorized under the Continuation Articles.

“Spring Valley Common Shares” means, collectively, the Spring Valley Class A Shares and the Spring Valley Class B Shares.

“Spring Valley Convertible Preferred Shares” means the convertible preferred shares in the capital of Spring Valley.

“Spring Valley Deadline Date” means the deadline for Spring Valley to consummate a Business Combination as set forth in the Spring Valley Articles which is September 5, 2027.

“Spring Valley Founder Shareholders” means the holders of the Spring Valley Founder Shares.

“Spring Valley Founder Shares” means the Spring Valley Class B Shares or the Spring Valley Class A Shares issued upon conversion of the Spring Valley Class B Shares.

“Spring Valley IPO” means the initial public offering of Spring Valley consummated on September 5, 2025.

“Spring Valley Ordinary Shares” means, collectively, the Spring Valley Class A Ordinary Shares and the Spring Valley Class B Ordinary Shares.

“Spring Valley Preference Shares” means preference shares, par value $0.0001 per share, of Spring Valley.

“Spring Valley Private Warrant” means a warrant to purchase one Spring Valley Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the Spring Valley IPO.

“Spring Valley Public Shareholders” means the holders of Spring Valley Public Shares eligible to have all or a portion of their Spring Valley Public Shares redeemed prior to the Continuation and in connection with the Business Combination.

“Spring Valley Public Shares” means the Spring Valley Class A Shares included in units of Spring Valley sold in the Spring Valley IPO.

“Spring Valley Public Warrant” means a warrant to purchase one Spring Valley Class A Share at an exercise price of $11.50 per share included in a Spring Valley Public Unit sold in the Spring Valley IPO.

“Spring Valley Securities” means, collectively, the Spring Valley Units, the Spring Valley Shares and the Spring Valley Warrants.

“Spring Valley Shareholder” means any holder of Spring Valley Shares.

“Spring Valley Shareholder Proposals” means the proposals at the Spring Valley Shareholders’ Meeting.

“Spring Valley Shareholders’ Approval” means the approval of the Spring Valley Shareholder Proposals, in each case, by an affirmative vote of the holders of at least a majority of Spring Valley Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Spring Valley Governing Documents and applicable Law) at a Spring Valley Shareholders’ Meeting duly called by the Spring Valley Board and held for such purpose.

“Spring Valley Shareholders’ Meeting” means the extraordinary general meeting of shareholders of Spring Valley at which the Proposals will be voted upon.

“Spring Valley Shares” means, collectively, the Spring Valley Ordinary Shares and the Spring Valley Preference Shares.

“Spring Valley Units” means the units sold in the Spring Valley IPO, each consisting of one Spring Valley Public Share and one-third of one Spring Valley Public Warrant.

“Spring Valley Warrant Agent” means Continental Stock Transfer & Trust Company.

“Spring Valley Warrant Agreement” means that certain Warrant Agreement, dated as of September 3, 2025, by and between Spring Valley and the Spring Valley Warrant Agent.

“Spring Valley Warrant Holders” means holders of Spring Valley Warrants that will receive New GF Public Warrants in connection with the Business Combination.

“Spring Valley Warrants” means, collectively, the Spring Valley Public Warrants and the Spring Valley Private Warrants.

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, the sponsor of Spring Valley.

“Tax Act” means the Income Tax Act (Canada).

“Transaction Value” means the pre-money equity rollover value of General Fusion in the aggregate amount of $600,000,000. The Transaction Value attributable to General Fusion Securityholders was negotiated by the parties in connection with the Business Combination and was not based on any third-party valuation report, fairness opinion or appraisal obtained by General Fusion. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Transfer Agent” means Continental Stock & Trust Company.

“Trust Account” means the trust account established by Spring Valley upon the consummation of its initial public offering and into which a certain amount of net process of the Spring Valley IPO, together with a certain amount of proceeds of a private placement of units simultaneously with the closing date of the Spring Valley IPO, was deposited.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of September 3, 2025, between Spring Valley and Continental Stock Transfer & Trust Company, as trustee.

“TSX” means the Toronto Stock Exchange.

“U.S.” means the United States of America.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the New GF Common Shares are then listed or quoted on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (each, a “Trading Market”), the daily volume weighted average price of the New GF Common Shares for the 20 trading days preceding such date (or the nearest preceding date) on the Trading Market on which the New GF Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the New GF Common Shares for the 20 trading days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the New GF Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the New GF Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the New GF Common Shares for the 20 trading days preceding such date, or (d) in all other cases, the fair market value of a share of New GF Common Shares as determined by an independent appraiser selected in good faith by Spring Valley and reasonably acceptable to the holders of a majority in interest of the Spring Valley Preferred Shares then outstanding, the fees and expenses of which shall be paid by Spring Valley.

“Working Capital Loans” mean any and all loans to Spring Valley from Sponsor or any of its affiliates.

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus assume the following:

●	no Spring Valley Public Shareholders elect to have their Spring Valley Public Shares redeemed;
●	at the Closing, 54,791,392 New GF Common Shares are issued to the General Fusion Shareholders;
●	none of the Sponsor or General Fusion Shareholders purchase any Spring Valley Class A Shares in the open market;
●	Sponsor has not made any working capital loans to Spring Valley; and
●	that there are no other issuances of Equity Interests of Spring Valley or General Fusion prior to or in connection with the Closing.

Further, unless otherwise specified, the share counts, and other information set forth in this proxy statement/prospectus, do not take into account the Spring Valley Warrants currently outstanding or the New GF Warrants which will remain outstanding following the Business Combination and may be exercised at a later date.

Pursuant to the Spring Valley Articles, Spring Valley Public Shareholders may request that Spring Valley redeem all or a portion of their Spring Valley Class A Shares or Spring Valley Class B Shares for cash if the Business Combination is consummated. Any such redemptions related to the Business Combination will take place in connection with, and prior to, the Continuance and the closing of the Business Combination. Certain sections in this proxy statement/prospectus refer to a no redemptions scenario, illustrative redemptions scenario and maximum redemptions scenario. Unless otherwise specified, (i) the no redemptions scenario assumes for illustrative purposes that no Spring Valley Public Shares are redeemed, and (ii) the maximum redemptions scenario assumes for illustrative purposes that 23,000,000 Spring Valley Public Shares are redeemed, resulting in an aggregate payment of approximately $230,000,000, plus a pro rata portion of interest accrued (net of taxes payable), from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Summary Term Sheet

This summary term sheet, together with the sections entitled “Questions and Answers About the Spring Valley Shareholders’ Meeting and the Business Combination” and “Summary of Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters summarized below.

●	Spring Valley is a blank check company incorporated as a Cayman Islands exempted company incorporated on March 12, 2025 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Spring Valley and one or more target businesses. For more information about Spring Valley, see the section entitled “Business of Spring Valley and Certain Information About Spring Valley.”
●	There are currently 23,000,000 Spring Valley Class A Shares and 7,666,667 Spring Valley Class B Shares issued and outstanding. In addition, there are currently 14,712,778 Spring Valley Warrants outstanding, consisting of 7,666,667 Spring Valley Public Warrants and 7,046,111 Spring Valley Private Warrants. Each whole warrant entitles the holder to purchase one whole Spring Valley Class A Share for $11.50 per share. The Spring Valley Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Spring Valley IPO, and will expire seven years from the completion of a Business Combination or earlier upon redemption or liquidation. At the Spring Valley Amalgamation Effective Time, each Spring Valley Warrant will be exchanged for a New GF Warrant. Once the New GF Warrants become exercisable, New General Fusion may redeem New GF Warrants in certain circumstances. See the section entitled “Description of New General Fusion Securities Following the Business Combination — New GF Warrants.”
●	General Fusion is a British Columbia corporation amalgamated under the BCBCA on January 1, 2023. Please see the section entitled “Business of General Fusion and Certain Information About General Fusion” for more information.
●	Spring Valley, General Fusion and NewCo entered into the Business Combination Agreement on January 21, 2026. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
●	Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected as follows: (i) Spring Valley shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and the BCBCA, and in connection therewith, and (ii) promptly following such Continuation, the closing of the Arrangement will occur, under which, among other things, NewCo shall amalgamate with and into General Fusion to form one corporate entity and NewCo will survive the Amalgamation as .
●	In connection with the Business Combination Agreement, Spring Valley entered into or contemplated entering into the following agreements:
●	Sponsor Letter Agreement: Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Spring Valley Founder Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFE financing round, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase Spring Valley Class A Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.
●	Voting and Support Agreement: Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and certain of the General Fusion Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

●	Lock-up Agreement: At the Closing, certain holders of Spring Valley Common Shares, including certain General Fusion Securityholders, will enter into Lock-Up Agreement, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing Date (subject to certain exceptions), the New GF Common Shares held by such holder immediately after the Amalgamation Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, on the Closing Date, the Sponsor and the other parties to the letter agreement, dated as of September 3, 2025, entered into by such parties with Spring Valley in connection with the Spring Valley IPO (the “IPO Letter Agreement”), will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months.
●	Registration Rights Agreement: Spring Valley and certain securityholders of Spring Valley are parties to a registration rights agreement, dated as of September 3, 2025 (the “Original Registration Rights Agreement”). At the Closing and pursuant to the terms of the Business Combination Agreement, New General Fusion, the Sponsor and certain security holders of General Fusion and such securityholders of Spring Valley shall enter into the Registration Rights Agreement pursuant to which, among other things, (1) New General Fusion will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New GF Common Shares and New GF Public Warrants held by the Sponsor and such other parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement will be amended, restated and terminated as of the Closing. For more information about the Registration Rights Agreement, see the subsection entitled “The Business Combination — Related Agreements.”
●	PIPE Subscription Agreements: In connection with the transactions contemplated by the Business Combination Agreement, on January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of General Fusion at a price of $10.20 per unit, each unit comprising (1) one General Fusion Convertible Preferred Share (2) one General Fusion PIPE Warrant exercisable for one New GF Common Share at a price of $12.00 per share, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Additionally, the lead PIPE investor has funded an additional $0.35 million ($0.10 per share) at the time of commitment in January 2026 in exchange for 3.5 million General Fusion Class B Common Shares as part of their overall lead investment terms. These General Fusion Class B Common Shares are redeemable by the lead PIPE investor regardless of whether the Business Combination closes and will be exchanged for New GF Common Shares on a 1:1 basis. Upon the Closing Date, each then issued and outstanding General Fusion Convertible Preferred Share shall be exchanged for one (1) New GF Convertible Preferred Share, and each then issued and outstanding General Fusion PIPE Warrant shall be exchanged for one (1) New GF PIPE Warrant to acquire one (1) New GF Common Share at a per share exercise price equal to $12.00, subject to adjustment.
●	Upon the Closing, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement, the New GF Closing Articles will become the articles of New General Fusion. For more information about the New GF Closing Articles, see the subsection entitled “The Business Combination — Related Agreements.”
●	The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, the approval by Spring Valley Shareholders of the Continuation Proposal and the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Closing and Effective Time of the Business Combination.”
●	The Business Combination Agreement may be terminated, and the Business Combination may be abandoned in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Additional Covenants of the Parties.”
●	The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●	Under the Spring Valley Articles, holders of Spring Valley Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Spring Valley Articles. As of September 30, 2025, this would have amounted to approximately $10.03 per share. If a Spring Valley Public Shareholder exercises his, her or its redemption rights, Spring Valley will redeem such Spring Valley Public Shares for cash, and such Spring Valley Public Shareholder will no longer own Spring Valley Class A Shares or Spring Valley Class B Shares and will not participate in New General Fusion’s future growth, if any. Any such redemptions related to the Business Combination will take place in connection with, and prior to, the Continuance and the closing of the Business Combination. Such a holder will be entitled to receive cash for its Spring Valley Class A Shares or Spring Valley Class B Shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights.”

The issuance of New GF Common Shares in the Business Combination will dilute the Equity Interests of Spring Valley Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New GF Common Shares. Spring Valley Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

●	the issuance of New GF Common Shares as part of the consideration in connection with the consummation of the Business Combination; and
●	the exercise of New GF Warrants.

The issuance of New GF Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Spring Valley Shareholders who elect not to redeem their Spring Valley Shares:

●	their proportionate ownership interest in New General Fusion will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding Spring Valley Shares will be diminished; or
●	the market price of New GF Common Shares or New GF Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in New General Fusion, as well as possible sources and extents of dilution for non-redeeming Spring Valley Public Shareholders, assuming no additional redemptions by Spring Valley Shareholders and the Maximum Redemption by Spring Valley Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New GF Common Shares of 0.29.

Assumptions are as follows:

●	Assuming no additional redemption scenario: This presentation assumes that no Spring Valley Public Shareholders exercise redemption rights with respect to their Spring Valley Shares in connection with the vote on the Business Combination.
●	Assuming 25% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 25% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 5,750,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $57,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 50% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 50% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 11,500,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $115,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 75% additional redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 75% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley

Shares. This scenario assumes that 17,250,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $172,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming Maximum Redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 100% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 23,000,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $230,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No Redemption			25% Redemption			50% Redemption			75% Redemption			Maximum Redemption
	Shares	% Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	% Excluding Warrants	% With Warrants
General Fusion Shareholders	40,688,383	39.2	31.6	40,688,383	41.5	33.1	40,688,383	44.1	34.7	40,688,383	47.1	36.5	40,688,383	50.4	38.5
General Fusion Optionholders(4)	7,601,668	7.3	5.9	7,601,668	7.8	6.2	7,601,668	8.2	6.5	7,601,668	8.8	6.8	7,601,668	9.4	7.2
General Fusion Warrant Holders	11,709,949	11.3	9.1	11,709,949	12.0	9.5	11,709,949	12.7	10.0	11,709,949	13.5	10.5	11,709,949	14.5	11.1
Subtotal General Fusion	60,000,000	57.8	46.7	60,000,000	61.2	48.8	60,000,000	65.1	51.2	60,000,000	69.4	53.9	60,000,000	74.3	56.8
Sponsor(1)	5,296,667	5.1	4.1	5,296,667	5.4	4.3	5,296,667	5.7	4.5	5,296,667	6.1	4.8	5,296,667	6.6	5.0
Spring Valley Directors(1)	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1
Lead SAFE investors(1)	1,250,000	1.2	1.0	1,250,000	1.3	1.0	1,250,000	1.4	1.1	1,250,000	1.4	1.1	1,250,000	1.5	1.2
Spring Valley Public Shareholders	23,000,000	22.2	17.9	17,250,000	17.6	14.0	11,500,000	12.5	9.8	5,750,000	6.6	5.2	—	—	—
PIPE Investor Shares	14,056,373	13.6	10.9	14,056,373	14.3	11.4	14,056,373	15.2	12.0	14,056,373	16.3	12.6	14,056,373	17.4	13.3
Subtotal before Investor and Spring Valley warrants	103,723,040	100.0	80.6	97,973,040	100.0	79.7	92,223,040	100.0	78.7	86,473,040	100.0	77.7	80,723,040	100.0	76.4
Spring Valley Public Warrants(2)	7,666,667		6.0	7,666,667		6.2	7,666,667		6.5	7,666,667		6.9	7,666,667		7.3
Spring Valley Private Warrants(3)	6,662,778		5.2	6,662,778		5.4	6,662,778		5.7	6,662,778		6.0	6,662,778		6.3
General Fusion PIPE Warrants	10,556,373		8.2	10,556,373		8.6	10,556,373		9.0	10,556,373		9.5	10,556,373		10.0
Total(5)	128,608,858		100.0	122,858,858		100.0	117,108,858		100.0	111,358,858		100.0	105,608,858		100.0
*	less than 1%.
(1)	The Sponsor currently holds 7,546,667 Spring Valley Founder Shares, and agreed to that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Founder Shares to certain investors in the Company’s most recent SAFEs.
(2)	The Spring Valley Public Warrants are exercisable at $11.50 per share.
(3)	The Spring Valley Private Warrants are exercisable at $11.50 per share. CCM has agreed to forfeit 383,333 Spring Valley Private Warrants in connection with the closing of the Business Combination.
(4)	Includes all outstanding General Fusion Options that are granted and all shares reserved for issuance under the General Fusion Legacy Plan.
(5)	Excludes 12,500,000 New GF Earnout Shares that may be earned by General Fusion and 1,000,000 New GF Earnout Shares that may be earned by Spring Valley that are dependent on reaching certain earnout milestones.

Please see the subsections entitled “Summary of Proxy Statement/Prospectus — Ownership of New General Fusion After Closing,” and “The Business Combination — Total New GF Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

●	The Spring Valley Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Spring Valley Board’s decision-making process, see the subsection entitled “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.” When you consider the unanimous recommendation of the Spring Valley Board, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

●	In addition to voting on the proposal to adopt and approve the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, at the Spring Valley Shareholders’ Meeting, the Spring Valley Shareholders will also be asked to consider and vote on the approval of:
●	a proposal to approve, by Special Resolution, the transfer of Spring Valley by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Spring Valley Articles and the Companies Act and the applicable provisions of the BCBCA;
●	a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately as the Authorized Capital Proposal, the Quorum Proposal, the Advance Notice Proposal and the Other Matters Proposal in accordance with SEC guidance. The full text of the New GF Closing Articles is attached to this proxy statement/prospectus as Annex E;
●	a proposal to approve, by Ordinary Resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination;
●	a proposal to approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the Incentive Plan;
●	a proposal to approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing;
●	If put to Spring Valley Shareholders for a vote, a proposal to approve by Ordinary Resolution the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal or the Director Election Proposal will be submitted to the Spring Valley Shareholders for a vote.

For more information, see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Price Adjustment Proposal,” “Proposal No. 7 - the Director Election Proposal” and “Proposal No. 8 — The Adjournment Proposal.”

Restrictions on Sale of Securities Held by the Sponsor and its Affiliates

Pursuant to the IPO Letter Agreement, the Sponsor and each of the directors and officers of Spring Valley agreed to restrictions on its ability to transfer, assign, or sell the Founder Shares and Private Warrants, as summarized in the table below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares

Earlier of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination (x) if the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees).

Sponsor Christopher Sorrells Jeff Schramm Robert Kaplan Richard Thompson David Buzby Debora Frodl

Transfers permitted (a) (i) our Sponsor’s members, (ii) the directors or officers of Spring Valley, our Sponsor, our Sponsor’s members, (iii) any affiliates or family members of the directors or officers of Spring Valley, our Sponsor, our Sponsor’s members, (iv) any members or partners of our Sponsor, our Sponsor’s members, or their respective affiliates, or any affiliates of our Sponsor, our Sponsor’s members, or any employees of such affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the case of a trust by distribution to one or more permissible beneficiaries of such trust; (f) by private sales or in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (g) to us for no value for cancellation in connection with the consummation of our initial business combination; (h) in the event of our liquidation prior to our completion of our initial business combination; (i) by virtue of the laws of the Cayman Islands, by virtue of our Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of our Sponsor, or by virtue of the constitutional, organization or formational documents of a subsidiary of our Sponsor that holds the relevant securities, upon liquidation or dissolution of such subsidiary; or (j) in the event of our completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination

Private Placement Warrants (and Underlying Class A Ordinary Shares)	30 days after the completion of our initial business combination	Sponsor	Same as above

QUESTIONS AND ANSWERS ABOUT THE Spring Valley SHAREHOLDERS’ MEETING AND THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Spring Valley Shareholders’ Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to Spring Valley Shareholders. Spring Valley urges Spring Valley Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:Why am I receiving this proxy statement/prospectus?

A:	Spring Valley Shareholders are being asked to consider and vote upon the Proposals, including to approve the transactions contemplated by the Business Combination Agreement.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Spring Valley Shareholders’ Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:What is being voted on at the Spring Valley Shareholders’ Meeting?

A:Spring Valley Shareholders will vote on the following Proposals at the Spring Valley Shareholders’ Meeting:

●	Proposal No. 1— The Continuation Proposal to approve, by Special Resolution, the Continuation, including the adoption of the Continuation Articles;
●	Proposal No. 2— The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement and the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
●	Proposal No. 3(a)-(d)— The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;
●	Proposal No. 4 — The Nasdaq Proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination;
●	Proposal No. 5— The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;
●	Proposal No. 6— The Price Adjustment Proposal, to approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing;
●	Proposal No. 7 – The Director Election Proposal — To approve, by Ordinary Resolution, the election of seven directors, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei, and Thomas Boehlert, effective upon the Closing, to serve on New GF Board for the applicable term, under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and
●	Proposal No. 8— The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or

(ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

Q:Are the Proposals conditioned on one another?

A:

Spring Valley may not consummate the Business Combination unless the Continuation Proposal and the Business Combination Proposal are approved at the Spring Valley Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and each of the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal or the Director Election Proposal will be submitted to the Spring Valley Shareholders for a vote.

Q:What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, the Business Combination will be effected as follows: (i) prior to the Closing, Spring Valley shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and the BCBCA, and the articles of incorporation of Spring Valley shall be in substantially the form of the Continuation Articles, and (ii) promptly following the Continuation, on the Closing Date, Spring Valley will change its corporate name to “General Fusion Group Ltd.”(“New General Fusion”) and NewCo shall amalgamate with and into General Fusion to form one corporate entity and NewCo will survive the Amalgamation as the Amalgamated Company.

The Continuation will occur at most one business day prior to, and independent of, the Amalgamation, which will occur on the Closing Date.

Following the Business Combination, New General Fusion will be a public company and is expected to be listed on the Nasdaq. Spring Valley has applied to have the New GF Common Shares and New GF Public Warrants listed on the Nasdaq. Listing is subject to the approval of the Nasdaq in accordance with its original listing requirements. There is no assurance that the Nasdaq will approve Spring Valley’s listing applications. Any such listing of the New GF Common Shares and New GF Public Warrants will be conditional upon Spring Valley fulfilling all of the listing requirements and conditions of the Nasdaq. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.” Spring Valley intends to apply to have the New GF Common Shares listed on the TSX following the Nasdaq listing.

Q:How was the transaction structure for the Business Combination determined?

The Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of Spring Valley’s management team as well as the Spring Valley Board. The transaction structure for the Business Combination and continuation to British Columbia, Canada was determined through the advice of legal counsel and tax advisors, the fact that General Fusion is a British Columbia corporation and the discretion of the parties to the Business Combination. The Spring Valley Board believes that there are significant advantages to us that will arise as a result of the transaction structure and a change of our domicile to British Columbia, including but not limited to tax efficiency. Further, the Spring Valley Board believes the transaction structure and continuation to British Columbia are in the best interests of Spring Valley and its shareholders.

Q:Why is Spring Valley proposing the Business Combination?

A:

Spring Valley was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Spring Valley and one or more businesses or entities. The Spring Valley Board considered a wide variety of factors in connection with its evaluation of the Business Combination, as well as the Spring Valley Board’s review of the results of the due diligence conducted by Spring Valley management and Spring Valley’s advisors. As a result, the Spring Valley Board concluded that a transaction with General Fusion would present the most attractive opportunity to maximize value for Spring Valley Shareholders. Please see the subsection entitled “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.” Spring Valley Shareholder approval of the Business Combination is required by the Business Combination Agreement, Spring Valley’s Articles and Nasdaq Listing Rules 5635(d).

Q:Why is General Fusion proposing the Business Combination?

A:

The General Fusion Board considered a wide variety of factors in connection with its evaluation of the Business Combination. The General Fusion Board concluded that a transaction with Spring Valley would result in a fund-raising transaction in which the New GF Common Shares would be listed on the Nasdaq, and should result in an increase in value for General Fusion. Please see the subsection entitled “The Business Combination — The General Fusion Board’s Reasons for Approval of the Business Combination.” Spring Valley Shareholder approval of the Business Combination is required by the Business Combination Agreement and Spring Valley Articles.

Q:What conditions must be satisfied to complete the Business Combination?

A:

There are several closing conditions in the Business Combination Agreement, including the approval by Spring Valley Shareholders of the Business Combination Proposal, approval by General Fusion Securityholders and by the Supreme Court of British Columbia of the Plan of Arrangement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “The Business Combination — Closing and Effective Time of the Business Combination.”

Q:How will New General Fusion be managed and governed following the Business Combination?

Upon consummation of the Business Combination, New General Fusion will be governed by the New GF Closing Articles, which will be substantially in the form set forth in Annex E to this proxy statement/prospectus and the BCBCA. The New GF Board will be responsible for guiding New General Fusion’s business and affairs and overseeing management. New General Fusion’s management team will be derived from General Fusion’s existing employees and members of management, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of New General Fusion After the Business Combination” for more information.

Q:

What equity stake will current General Fusion Shareholders and current Spring Valley Shareholders hold in New General Fusion immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?

A:

The issuance of New GF Common Shares in the Business Combination will dilute the Equity Interests of Spring Valley Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New GF Common Shares. Spring Valley Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

●	the issuance of New GF Common Shares as part of the consideration in connection with the consummation of the Business Combination; and
●	the exercise of New GF Public Warrants.

The issuance of New GF Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Spring Valley Public Shareholders who elect not to redeem their Spring Valley Public Shares:

●	their proportionate ownership interest in General Fusion will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding Spring Valley Shares will be diminished; or
●	the market price of New GF Common Shares or New GF Public Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in Spring Valley, as well as possible sources and extents of dilution for non-redeeming Spring Valley Public Shareholders, assuming no additional redemptions by Spring Valley Public Shareholders and the maximum redemption by Spring Valley Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New GF Common Shares of 0.29.

Assumptions are as follows:

●	Assuming no additional redemption scenario: This presentation assumes that no Spring Valley Public Shareholders exercise redemption rights with respect to their Spring Valley Shares in connection with the vote on the Business Combination.
●	Assuming 25% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 25% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 5,750,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $57,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 50% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 50% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 11,500,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $115,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 75% additional redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 75% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 17,250,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $172,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming Maximum Redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 100% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 23,000,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $230,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No Redemption			25% Redemption			50% Redemption			75% Redemption			Maximum Redemption
	Shares	% Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	Excluding Warrants	% With Warrants	Shares	% Excluding Warrants	% With Warrants
General Fusion Shareholders	40,688,383	39.2	31.6	40,688,383	41.5	33.1	40,688,383	44.1	34.7	40,688,383	47.1	36.5	40,688,383	50.4	38.5
General Fusion Optionholders(4)	7,601,668	7.3	5.9	7,601,668	7.8	6.2	7,601,668	8.2	6.5	7,601,668	8.8	6.8	7,601,668	9.4	7.2
General Fusion Warrant Holders	11,709,949	11.3	9.1	11,709,949	12.0	9.5	11,709,949	12.7	10.0	11,709,949	13.5	10.5	11,709,949	14.5	11.1
Subtotal General Fusion	59,999,997	57.8	46.7	59,999,997	61.2	48.8	59,999,997	65.1	51.2	59,999,997	69.4	53.9	59,999,997	74.3	56.8
Sponsor(1)	5,296,667	5.1	4.1	5,296,667	5.4	4.3	5,296,667	5.7	4.5	5,296,667	6.1	4.8	5,296,667	6.6	5.0
Spring Valley Directors(1)	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1
Lead SAFE investors(1)	1,250,000	1.2	1.0	1,250,000	1.3	1.0	1,250,000	1.4	1.1	1,250,000	1.4	1.1	1,250,000	1.5	1.2
Spring Valley Public Shareholders	23,000,000	22.2	17.9	17,250,000	17.6	14.0	11,500,000	12.5	9.8	5,750,000	6.6	5.2	—	—	—
PIPE Investor Shares	14,056,373	13.6	10.9	14,056,373	14.3	11.4	14,056,373	15.2	12.0	14,056,373	16.3	12.6	14,056,373	17.4	13.3
Subtotal before Investor and Spring Valley warrants	103,723,040	100.0	80.6	97,973,037	100.0	79.7	92,223,040	100.0	78.7	86,473,040	100.0	77.7	80,723,040	100.0	76.4
Spring Valley Public Warrants(2)	7,666,667		6.0	7,666,667		6.2	7,666,667		6.5	7,666,667		6.9	7,666,667		7.3
Spring Valley Private Warrants (3)	6,662,778		5.2	6,662,778		5.4	6,662,778		5.7	6,662,778		6.0	6,662,778		6.3
General Fusion PIPE Warrants	10,556,373		8.2	10,556,373		8.6	10,556,373		9.0	10,556,373		9.5	10,556,373		10.0
Total(5)	128,608,858		100.0	122,858,858		100.0	117,108,858		100.0	111,358,858		100.0	105,608,858		100.0
*	less than 1%.
(1)	The Sponsor currently holds 7,546,667 Spring Valley Founder Shares, and agreed to that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Founder Shares to certain investors in the Company’s most recent SAFEs.

(2)	The Spring Valley Public Warrants are exercisable at $11.50 per share.
(3)	The Spring Valley Private Warrants are exercisable at $11.50 per share. CCM has agreed to forfeit 383,333 Spring Valley Private Warrants in connection with the closing of the Business Combination.
(4)	Includes all outstanding General Fusion Options that are granted and all shares reserved for issuance under the General Fusion Legacy Plan.
(5)	Excludes 12,500,000 New GF Earnout Shares that may be earned by General Fusion and 1,000,000 New GF Earnout Shares that may be earned by Spring Valley that are dependent on reaching certain earnout milestones.

Dilution

After the completion of the Business Combination, the Spring Valley Public Shareholders will own a significantly smaller percentage of New General Fusion than they currently own of Spring Valley. Consequently, the Spring Valley Public Shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Spring Valley. The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself) (in thousands, except share and per share data):

	Assuming No Further Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Initial public offering price per share of Spring Valley	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted, as of December 31, 2025(1)	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,300)
As adjusted shares(2)	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Dilution per share to Spring Valley’s Stockholders	$(2.23)	$(2.72)	$(3.55)	$(5.24)	$(10.51)

(1)See table below for reconciliation of net tangible book value, as adjusted.

(2)See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to Spring Valley’s stockholders and increase in net tangible book value to Spring Valley’s stockholders as a result of transaction cost incurred by Spring Valley and funds released from the Trust Account upon consummation of the Business Combination (in thousands, except share and per share data).

	Assuming No Further Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Numerator adjustments
Spring Valley’s net tangible book value	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)
Transaction costs attributed to Spring Valley	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)
Deferred underwriting fee waived	—	2,300,000	4,600,000	6,900,000	9,200,000
Funds released from trust(6)	232,809,646	174,607,235	116,404,823	58,202,412	—
As adjusted net tangible book value	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,300)
Denominator adjustments(7)
Spring Valley Public Shareholders	23,000,000	17,250,000	11,500,000	5,750,000	—
Sponsor and its affiliates and Subscription Agreement Investors	5,416,667	5,416,667	5,416,667	5,416,667	5,416,667
As adjusted Spring Valley’s shares outstanding	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
(1)	Assumes that no Spring Valley Public Shareholders exercise Redemption Rights with respect to their shares of Spring Valley Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)	Assumes that 25% of Spring Valley Public Shareholders, holding 5,750,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $58.2 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(3)	Assumes that 50% of Spring Valley Public Shareholders, holding 11,500,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $116.4 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(4)	Assumes that 75% of Spring Valley Public Shareholders, holding 17,250,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $174.6 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(5)	Assumes that all Spring Valley Public Shareholders, holding 23,000,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $232.8 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(6)	The funds released from the Trust Account were adjusted under the 25% redemption scenario for the redemptions of $58,202,412, under 50% redemption scenario for the redemptions of $116,404,823, and under 75% redemption scenario for the redemptions of $174,607,235.
(7)	Excludes potentially dilutive outstanding securities consisting of 7,666,667 shares of Spring Valley Class A Ordinary Shares underlying the Public Warrants and 6,662,778 shares of Spring Valley Class A Ordinary Shares underlying the Private Placement Warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

The table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, after giving effect to the additional dilution that may be caused by the issuance of Earnout Shares and the issuance pursuant to the Incentive Plan, as described further in Notes 3 and Note 4 below. Non-redeeming shareholders of Spring Valley will experience additional dilution to the extent New General Fusion issues any such additional shares after the Closing.

Additional Dilution Sources	No Redemption Scenario	% of Total(1)	Per Share Value(2)	25% Redemption Scenario	% of Total	Per Share Value	50% Redemption Scenario	% of Total(1)	Per Share Value(2)	75% Redemption Scenario	% of Total	Per Share Value	Maximum Redemption Scenario	% of Total(1)	Per Share Value(2)
New GF Earnout Shares(3)	13,500,000	8.81%	$9.05	13,500,000	9.21%	$9.01	13,500,000	9.65%	$8.97	13,500,000	10.12%	$8.92	13,500,000	10.65%	$8.87
Incentive Plan(4)	11,078,258	7.23%	$9.21	10,215,758	6.97%	$9.23	9,353,258	6.68%	$9.26	8,490,758	6.37%	$9.29	7,628,258	6.02%	$9.33
Total Additional Dilution Sources(5)	24,578,258	16.04%	$8.40	23,715,758	16.18%	$8.38	22,853,258	16.33%	$8.37	21,990,758	16.49%	$8.35	21,128,258	16.67%	$8.33

Note: Percentages may not sum due to rounding.

(1)	The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.
(2)	Calculation of value per share assumes the issuance of the maximum amount of shares of New GF Common Shares in connection with the additional dilution sources, as described in Notes 3 and 4 below.
(3)	This row assumes that 1) all 12,500,000 New GF Earnout Shares potentially issuable to General Fusion Securityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to General Fusion Securityholders; and 2) all 1,000,000 New GF Earnout Shares issuable to Sponsor are issued to Sponsor; and 3) no additional shares of New GF Common Share are issued between the Closing and the realization of all of the benchmark share prices in the earnout.
(4)	This row assumes the issuance of all shares of New GF Common Shares reserved for issuance under the Incentive Plan following the consummation of the Business Combination.
(5)	This row assumes the issuance of all shares of New GF Common Shares in connection with each of the additional dilution sources, as described further in Notes 3 and 4 above.

To the extent that additional shares are issued pursuant to the foregoing or any financing transactions Spring Valley, General Fusion or New General Fusion may enter into, Spring Valley’s stockholders will experience further dilution. In addition, Spring Valley may enter into other transactions. To the extent it issues such securities, investors and Spring Valley’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1) of Regulation S-K, there would be 69,105,050 total New GF Common Shares outstanding after giving effect to the Business Combination under the no redemptions scenario. Where redemptions are none, the company valuation is based on Spring Valley’s initial registered offering price per share of $10.00 and is therefore calculated as: $10.00 (per share IPO price) times 69,105,050 shares, or $691.1 million. The following table illustrates the valuation at the offering price of the securities in the IPO of $10.00 per share for each redemption scenario:

	Assuming				Assuming
	No	Assuming 25%	Assuming 50%	Assuming 75%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
Spring Valley Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$284,167	$226,667	$169,167	$111,667	$54,167
Spring Valley Public Shareholders shares outstanding post Business Combination	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
General Fusion Common Stock valuation based on offering price of the securities in the IPO of $10.00 per share	$406,884	$406,884	$406,884	$406,884	$406,884
General Fusion Common Shares outstanding post Business Combination	40,688,383	40,688,383	40,688,383	40,688,383	40,688,383
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$691,051	$633,551	$576,051	$518,551	$461,051
Total shares outstanding post Business Combination	69,105,050	63,355,050	57,605,050	51,855,050	46,105,050

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Spring Valley, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Q:	Will the Sponsor and its affiliates receive compensation in connection with the Business Combination?
A:

No. The Sponsor will not receive any direct compensation for services rendered or to be rendered in the consummation of the Business Combination. The Sponsor holds Spring Valley Founder Shares that will convert into New GF Common Shares at the Closing.

Q:	Who is the Sponsor?
A:

Spring Valley Acquisition III Sponsor, LLC is a Delaware limited liability company, which we refer to in this proxy statement/prospectus as the “Sponsor.” Other than its investment in Spring Valley and its work on behalf of Spring Valley, the Sponsor is not engaged in any business. The Sponsor is controlled by Mr. Christopher Sorrells. The Sponsor also provides working capital and advance funds used for transaction expenses to Spring Valley from time to time. The Sponsor provides administrative, financial and support services to Spring Valley, for which it receives no compensation for such services. Mr. Sorrells serves as Chief Executive Officer and Chairman of the Board and his material roles and responsibilities, as provided by the Spring Valley Articles, include, calling, adjourning, and chairing an extraordinary meeting, proposing amendments to the organization documents of Spring Valley, and together with other directors, managing the business of Spring Valley and delegating such management power to authorized officers.

Mr. Sorrells has prior experience with SPACs and may continue sponsoring, investing or otherwise becoming involved with other SPACs and de-SPAC transactions prior to Spring Valley completing the Business Combination.

Q:Why is Spring Valley proposing the Advisory Organizational Documents Proposals?

A:

As required by applicable SEC guidance, Spring Valley is requesting that the Spring Valley Shareholders consider and vote upon, on a non-binding advisory basis, the Advisory Organization Documents Proposals to approve the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights. These non-binding advisory votes are not otherwise required by either Cayman Islands or British Columbia law and are separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Spring Valley is submitting these proposals to its shareholders separately for approval. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information. However, the Spring Valley Shareholder votes regarding these Proposals are advisory votes and are not binding on the Spring Valley Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

The full text of the New GF Closing Articles is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 3 — The Advisory Organizational Documents Proposals” for additional information.

Q:	Did the Spring Valley Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:

No. The Spring Valley Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that Spring Valley Shareholders vote to approve the Business Combination. Rather, because the officers and directors of Spring Valley have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, the Spring Valley Board concluded that their collective experience, together with the experience and sector expertise of Spring Valley’s financial advisors, enabled them to make the necessary analyses to determine that the Business Combination was fair from a financial perspective to the Spring Valley Shareholders. In analyzing the Business Combination, Spring Valley’s management conducted significant due diligence on General Fusion and the industry in which it operates. For a complete discussion of the due diligence conducted by Spring Valley, and the factors utilized by the Spring Valley Board in approving the Business Combination, see the subsections entitled, “The Business Combination — Background of the Business Combination” and “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.” The Spring Valley Board also determined, without seeking a third party valuation, that General Fusion’s fair market value was at least 80% of Spring Valley’s net assets, excluding any taxes payable on interest earned. Spring Valley is not required to, and has not, obtained a third-party valuation that the consideration it is paying for General Fusion in the Business Combination is fair to Spring Valley Shareholders from a financial point of view. Accordingly, the Spring Valley Shareholders will be relying solely on the judgment of the Spring Valley Board as described above in determining the value of General Fusion, and assuming the risk that the Spring Valley Board may not have properly valued such business. For more information, see the subsection titled “Risk Factors — Risks Related to Spring Valley and the Business Combination.”

Q:

What are some of the positive and negative factors that the Spring Valley Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:

The Spring Valley Board considered a number of factors pertaining to the Business Combination as generally supporting their respective decisions to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

●	Benefits from Public Market Entry and Spring Valley Expertise. The Spring Valley Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination General Fusion is expected to have will allow it to be well-positioned to scale and fund its business plan.
●	Shareholder Liquidity. The Spring Valley Board considered the fact that, pursuant to the Business Combination Agreement, the New GF Common Shares issued as consideration under the Business Combination Agreement will be listed on the Nasdaq, a major U.S. stock exchange, which the Spring Valley Board believes has the potential to offer shareholders enhanced liquidity.
●	Other Alternatives. The Spring Valley Board has determined that, after a thorough review of other business combination opportunities reasonably available to Spring Valley, the proposed Business Combination represents the best potential business combination for Spring Valley and the most attractive opportunity for Spring Valley based upon the process utilized to evaluate and assess other potential acquisition targets. The Spring Valley Board has also determined that such process has not presented a better alternative.
●	Negotiated Transaction. The Spring Valley Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Spring Valley and General Fusion.

The Spring Valley Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Spring Valley from soliciting other business combination proposals, which restricts Spring Valley’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
●	Macroeconomic Risks. Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on General Fusion’s prospective revenues and the trading price of New GF Common Shares.
●	Business Plan May Not Be Achieved. The risk that General Fusion may not be able to execute on its business plan.
●	Risks Associated with General Fusion’s Business. Risks relating to General Fusion’s business, set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to General Fusion’s Business.”
●	Redemption Risk. The risk that a significant number of Spring Valley’s Public Shareholders may redeem their Spring Valley Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to General Fusion following the consummation of the Business Combination and making the Business Combination more difficult to complete.
●	Evolving Regulatory Regime Governing Special Purpose Acquisition Companies. The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.
●	Shareholder Vote. The risk that Spring Valley Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Spring Valley’s control.
●	Litigation. The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
●	Liquidation of Spring Valley. The risks and costs to Spring Valley if the Business Combination is not completed, including the risk of diverting Spring Valley management’s focus and resources from other business combination opportunities, which could result in Spring Valley being unable to effect a business combination and force Spring Valley to liquidate.
●	Growth Initiatives May Not be Achieved. The risk that General Fusion’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.
●	Spring Valley Shareholders Receiving a Minority Position. The fact that Spring Valley shareholders will own a minority of the voting and economic rights of New General Fusion following the consummation of the Business Combination.

●	No Third Party Valuation. The risk that Spring Valley did not obtain any third party report, opinion or appraisal in determining the valuation of General Fusion, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial skills and background of its officers and directors, and the possibility that the Spring Valley Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for General Fusion.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
●	Other Risk Factors. Various other risk factors associated with the business of General Fusion and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Spring Valley Board concluded that the potential benefits that they expected Spring Valley and Spring Valley Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Spring Valley Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Spring Valley and Spring Valley Shareholders.

For more information about the Spring Valley Board’s decision-making process, see the subsection entitled “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.”

Q:	What happens if I sell my Spring Valley Class A Shares before the Spring Valley Shareholders’ Meeting?
A:

The record date for the Spring Valley Shareholders’ Meeting is earlier than the date of the Spring Valley Shareholders’ Meeting and the date that the Business Combination is expected to be completed. If you transfer your Spring Valley Class A Shares after the record date, but before the Spring Valley Shareholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Spring Valley Shareholders’ Meeting. However, you will not be able to seek redemption of your Spring Valley Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Spring Valley Class A Shares prior to the record date, you will have no right to vote those shares at the Spring Valley Shareholders’ Meeting or seek redemption of your Spring Valley Class A Shares.

Q:	How has the announcement of the Business Combination affected the trading price of Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants?
A:

On January 21, 2026, the last trading date before the public announcement of the Business Combination, Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants closed at $10.30, $10.13 and $0.52, respectively. On        , 2026, Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants closed at $          , $          and $           , respectively.

Q:	Following the Business Combination, will Spring Valley’s securities continue to trade on a stock exchange?
A:

No. Spring Valley and General Fusion anticipate that, following consummation of the Business Combination, the Spring Valley Class A Shares, Spring Valley Units and Spring Valley Public Warrants will no longer trade on Nasdaq. Each Spring Valley Class A Share will be exchanged for one New GF Common Share and each Spring Valley Warrant will automatically be exchanged for one New GF Warrant.

Spring Valley has applied to have the New GF Common Shares and New GF Public Warrants listed on the Nasdaq. Listing is subject to the approval of Nasdaq in accordance with its respective original listing requirements. There is no assurance that Nasdaq will approve Spring Valley’s listing application. Any such listing of the New GF Common Shares and New GF Public Warrants will be conditional upon Spring Valley fulfilling all of the listing requirements and conditions of Nasdaq. It is anticipated that upon the Closing, the New GF Common Shares and New GF Public Warrants will be listed on the Nasdaq under the ticker symbols “GFUZ” and “GFUZW,” respectively. Spring Valley intends to pursue a listing of the New GF Common Shares on the TSX and any such listing on the TSX will follow listing of the New GF Common Shares on Nasdaq.

Q:	What vote is required to approve the Proposals presented at the Spring Valley Shareholders’ Meeting?
A:

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Each of the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Accordingly, a Spring Valley Shareholder’s failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Spring Valley Shareholders’ Meeting (assuming a quorum is present).

Q:	May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Spring Valley Public Shares in connection with the Business Combination?
A:

In connection with the vote of Spring Valley Public Shareholders to approve the proposed Business Combination, Sponsor, Spring Valley management or Spring Valley’s advisors and any of their respective affiliates may privately negotiate to purchase Spring Valley Public Shares from Spring Valley Public Shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata New General Fusion portion of the Trust Account. Sponsor, Spring Valley management or Spring Valley’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Spring Valley Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Spring Valley Shareholder, although still the record holder of such Spring Valley Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Spring Valley Public Shares purchased by Sponsor, Spring Valley management or Spring Valley’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. In the event that Sponsor, Spring Valley management or Spring Valley’s advisors or any of their respective affiliates purchase Spring Valley Public Shares in privately negotiated transactions from Spring Valley Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Spring Valley management and Spring Valley’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Spring Valley Public Shares that they purchase in any such privately negotiated transactions. The Sponsor and Spring Valley management did not receive any compensation for agreeing to waive any redemption rights. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the Spring Valley Shareholders’ Meeting?
A:

For all Proposals, Spring Valley Shareholders are entitled to one vote at the Spring Valley Shareholders’ Meeting for each Spring Valley Class A Share or Spring Valley Class B Share held of record as of         , 2026, the record date for the Spring Valley Shareholders’ Meeting. As of the close of business on the record date, there were 23,000,000 outstanding Spring Valley Class A Shares, which are held by Spring Valley Public Shareholders, and 7,666,667 outstanding Spring Valley Class B Shares, which are held by the Spring Valley Founder Shareholders.

Q:	How do I attend the Spring Valley Shareholders’ Meeting?
A:

The Spring Valley Shareholders’ Meeting will be held at         , 2026, at        a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, McLean, Virginia 22102, pursuant to the procedures described in this proxy statement/prospectus, to consider and vote upon the Proposals. All Spring Valley Shareholders as of the record date, or their duly appointed proxies, may attend the Spring Valley Shareholders’ Meeting.

Q:	What constitutes a quorum at the Spring Valley Shareholders’ Meeting?
A:

Holders of at least a majority of the paid up voting share capital of Spring Valley, present in person or represented by proxy (including by way of online meeting option) at the Spring Valley Shareholders’ Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Spring Valley Shareholders’ Meeting. As of the record date for the Spring Valley Shareholders’ Meeting, 15,333,334 Spring Valley Common Shares, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:	How will Sponsor and Spring Valley management vote?
A:

Sponsor and Spring Valley management have agreed to vote any Spring Valley Class A Shares (except for any Spring Valley Class A Shares purchased as described above under “May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Spring Valley Public Shares in connection with the Business Combination?” and below under “The Business Combination — Potential Purchases of Spring Valley Public Shares”) held by them in favor of the Business Combination. Spring Valley Founder Shareholders have agreed to vote any Spring Valley Class B Shares held by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Spring Valley Public Shareholders. The Spring Valley Founder Shareholders own approximately 25% of the Spring Valley Common Shares entitled to vote at the Spring Valley Shareholders’ Meeting.

Q:	What interests do the current officers and directors have in the Business Combination?
A:

In considering the unanimous recommendation of the Spring Valley Board to vote in favor of the Business Combination, Spring Valley Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, those of other Spring Valley Public Shareholders generally. The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and Spring Valley Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Spring Valley’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Spring Valley Shareholders that they approve the Business Combination. Spring Valley Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	Pursuant to the Spring Valley Articles, the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares and have agreed to waive redemption rights with respect to any Spring Valley Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Spring Valley Founder Shareholders are not entitled to liquidation rights with respect to any Spring Valley Founder Shares held by them if Spring Valley fails to consummate the Business Combination by September 5, 2027, or such later date as approved by Spring Valley Shareholders. If Spring Valley does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Spring Valley Private Warrants held in the Trust Account will be used to fund the liquidation of the Spring Valley Public Shares, and the Spring Valley Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Spring Valley management directly or indirectly own Spring Valley Common Shares and Spring Valley Private Warrants, Spring Valley management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.
●	The fact that Sponsor and Spring Valley’s independent directors purchased 7,666,667 Spring Valley Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Spring Valley Founder Shares are unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on the Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);
●	The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Spring Valley Founder Shares as compared to the price of the Spring Valley Units sold in the Spring Valley IPO and the 5,296,667 New GF Common Shares that Sponsor will receive upon conversion of the Spring Valley Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New GF Common Shares trade below the price initially paid for the Spring Valley Units in the Spring Valley IPO and the Spring Valley Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	The fact that Sponsor beneficially owns an aggregate of 4,490,555 Spring Valley Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,062,249.25, based on the last traded price on Nasdaq of the Spring Valley Public Warrants of $1.35 per warrant on May 11, 2026;
●	The fact that certain members of Spring Valley management collectively own, directly or indirectly, a material interest in Sponsor;
●	Sponsor and Spring Valley management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Spring Valley may obtain loans from Sponsor or an affiliate of Sponsor or any of Spring Valley management to finance transaction costs in connection with the initial business combination;
●	The Spring Valley Articles provide that Spring Valley renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Spring Valley management on the one hand, and Spring Valley, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Spring Valley management to any other entity. Spring Valley is not aware of any such corporate opportunities not being offered to Spring Valley and does not believe that waiver of the corporate opportunities doctrine has materially affected Spring Valley’s search for an acquisition target or will materially affect Spring Valley’s ability to complete an initial business combination;
●	If the Trust Account is liquidated, including in the event Spring Valley is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Spring Valley Public Share, or such lesser amount per Spring Valley Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Spring Valley’s independent public accountants) for services rendered or products sold to Spring Valley or (b) a prospective target business with which Spring Valley has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;
●	The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Spring Valley Shareholders rather than liquidate;
●	The fact that the Sponsor has a right to propose a director nominee for the post-closing Spring Valley board of directors;
●	The fact that Spring Valley will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Spring Valley Securities or its control or ability to influence Spring Valley; and
●	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

Set forth below is a summary of the terms and amounts of compensation received or to be received by the Sponsor, Spring Valley’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Spring Valley to the Sponsor, Spring Valley’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation

Sponsor

The Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Spring Valley Founder Shares, or approximately $0.003 per share. In connection with the closing of the Spring Valley IPO, the Sponsor purchased 4,490,555 Spring Valley Private Warrants for an aggregate purchase price of $4,041,500. At the

Spring Valley has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on

	Interest in Securities	Other Compensation

Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFEs.

Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed the Sponsor for any out-of-pocket expenses.

Spring Valley Directors and Officers

On March 28, 2025, the Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000, to cover certain of offering and formation costs in exchange for an aggregate of 5,750,000 Spring Valley Founder Shares. On August 15, 2025, Spring Valley effected an approximately 1 to 1.33 share split and upon completion of the share split, each of Spring Valley’s independent directors transferred 13,333 founder shares to the Sponsor for an amount of $43.48. As a result, each of Spring Valley’s independent directors currently holds, 40,000 Spring Valley Founder Shares.

Spring Valley has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Spring Valley Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement). Since all Spring Valley Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

In addition to the interests of the Sponsor and Spring Valley management, there may also be actual or potential material conflicts of interests related to the officers or directors of General Fusion as a General Fusion Securityholder and any unaffiliated General Fusion Securityholders (other than the holders of General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised) when it comes to the New GF Earnout Shares. The directors and officers of General Fusion and certain General Fusion Securityholders collectively own (i) 3,037,590 General Fusion Common Shares that will convert into approximately 516,421 New GF Common Shares and approximately 107,583 New GF Earnout Shares, (ii) 21,872,309 General Fusion Options that will convert into options to acquire approximately 3,718,513 New GF Common Shares and approximately 774,685 New GF Earnout Shares and (iii) 876,402 warrants to acquire General Fusion Common Shares that will convert into approximately 148,997 New GF Warrants and warrants to acquire approximately 31,040 New GF Earnout Shares. Only the Sponsor and holders of General Fusion Common Shares (other than the holders of General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised), General Fusion Warrants and General Fusion Options will be eligible to receive New GF Earnout Shares after the Closing. Because the New GF Earnout Shares will be convertible into New GF Common Shares within five years following the Closing Date, which such conversion will be based on the volume weighted average price of the New GF Common Shares when they exceed each of $15.00, $20.00 and $25.00 for any 20 trading days within any period of 30 consecutive trading days. Furthermore, any such issuance of New GF Common Shares upon the conversion of the New GF Earnout Shares may materially dilute the Equity Interest of other New GF Shareholders.

Q:	Are there material differences between my rights as a shareholder of Spring Valley now and my rights as a shareholder of New General Fusion upon Closing?
A:

Yes. There are certain material differences between your rights as a Spring Valley Shareholder now and your rights as a holder of New GF Common Shares upon Closing. You are urged to read the sections entitled “Description of New General Fusion Securities Following the Business Combination” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:	What happens if I vote against the Business Combination Proposal?
A:

Under the Spring Valley Articles, if the Business Combination Proposal is not approved and Spring Valley does not otherwise consummate an alternative business combination by the Spring Valley Deadline Date, Spring Valley will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Spring Valley Public Shareholders.

Q:	Do I have redemption rights?
A:

Pursuant to the Spring Valley Articles, a Spring Valley Public Shareholder may request that Spring Valley redeem all or a portion of its Spring Valley Public Shares for cash from the Trust Account. As a Spring Valley Public Shareholder, you will be entitled to exercise your redemption rights if you:

●	hold Spring Valley Public Shares or, if you hold Spring Valley Public Shares through Spring Valley Units, you elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising your redemption rights;
●	submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Spring Valley Public Shares for cash and (ii) identify yourself as the beneficial holder of the Spring Valley Public Shares and provide your legal name, phone number and address; and
●	deliver your Spring Valley Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Spring Valley Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on         , 2026 (two business days before the Spring Valley Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Spring Valley Units must elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising their redemption rights with respect to the Spring Valley Public Shares. If Spring Valley Public Shareholders hold their Spring Valley Units in an account at a brokerage firm or bank, such Spring Valley Public Shareholders must notify their broker or bank that they elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants, or if a holder holds Spring Valley Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Spring Valley in order to validly exercise its redemption rights. Spring Valley Public Shareholders may elect to exercise their redemption rights with respect to their Spring Valley Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Spring Valley Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Spring Valley Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Spring Valley Public Shares that it holds and timely delivers its shares to the Transfer Agent, Spring Valley will redeem the corresponding Spring Valley Public Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of       , 2026, this would have amounted to approximately $          per issued and outstanding Spring Valley Public Share. If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares or New GF Common Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Spring Valley Public Shares.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights whether you vote your Spring Valley Class A Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by Spring Valley Public Shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights, you must (a) if you hold Spring Valley Units, elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising your redemption rights with respect to the Spring Valley Public Shares; and (b) prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days before the Spring Valley Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that Spring Valley redeem your Spring Valley Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

A Spring Valley Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all Spring Valley Public Shares in excess of the 15% threshold beneficially owned by a Spring Valley Public Shareholder or group will not be redeemed for cash. Spring Valley Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Spring Valley Public Shares as described above, your shares will not be redeemed.

Spring Valley Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Spring Valley Public Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the Spring Valley Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Spring Valley Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Spring Valley’s consent once the Business Combination is consummated.

Spring Valley Unitholders must elect to separate their Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising redemption rights with respect to the Spring Valley Public Shares. If you hold Spring Valley Units registered in your own name, you must deliver the certificate for such Spring Valley Units to the Transfer Agent, with written instructions to separate such Spring Valley Units into Spring Valley Public Shares and Spring Valley Public Warrants. This must be completed far enough in advance to permit the mailing of the Spring Valley Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Spring Valley Public Shares from the Spring Valley Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Spring Valley Units, you must instruct such nominee to separate your Spring Valley Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Spring Valley Units to be split and the nominee holding such Spring Valley Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Spring Valley Public Shares and Spring Valley Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Spring Valley Public Shares from the Spring Valley Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Spring Valley Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Spring Valley’s consent, until the Closing. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

Spring Valley Public Shareholders may elect to exercise their redemption rights with respect to their Spring Valley Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Spring Valley Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Spring Valley Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Spring Valley Public Shares it holds and timely delivers its shares to the Transfer Agent, Spring Valley will redeem such Spring Valley Public Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Spring Valley Public Shares.

Prior to exercising redemption rights, Spring Valley Shareholders should verify the market price of the Spring Valley Class A Shares, as Spring Valley Shareholders may receive higher proceeds from the sale of their Spring Valley Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Spring Valley Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Spring Valley Class A Shares when you wish to sell your shares.

If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares or New GF Common Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New General Fusion, if any. You will be entitled to receive cash for your Spring Valley Public Shares only if you properly and timely demand redemption.

Each redemption of Spring Valley Public Shares by Spring Valley Public Shareholders will reduce the amount in the Trust Account. Pursuant to the Spring Valley Articles, if Spring Valley does not consummate an initial business combination by the Spring Valley Deadline Date, Spring Valley will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Spring Valley Public Shareholders and all Spring Valley Warrants will expire worthless.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. Holder?
A:

The U.S. federal income tax consequences of exercising your redemption rights will depend upon your particular facts and circumstances. See the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities –- Redemption of New GF Common Shares” for additional information.

Q:	What are the material U.S. federal income tax consequences to the Spring Valley Shareholders that are U.S. Holders of the Continuation?
A:

As discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities — Tax Consequences of the Continuation” and based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Greenberg Traurig that the Continuation should qualify as a “reorganization” within the meaning of Section 368 of the Code. Assuming such qualification, U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities”) generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of Spring Valley Class A Shares and Spring Valley Public Warrants for New GF Common Shares and New GF Public Warrants in the Continuation, subject to the discussion contained herein regarding whether Spring Valley is or New General Fusion will be treated as a “passive foreign investment company,” or PFIC.

All holders of Spring Valley Class A Shares and Spring Valley Public Warrants are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Continuation, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.	What are the material U.S. federal income tax consequences to U.S. Holders of General Fusion Securities of the Preferred Conversion, the SAFE Conversion and the Amalgamation?
A.

As discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities — Tax Consequences of the Preferred Conversion, the SAFE Conversion and the Amalgamation,” each of Spring Valley and General Fusion intend and believe that the Preferred Conversion, the SAFE Conversion and the Amalgamation should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Preferred Conversion, the SAFE Conversion and the Amalgamation were to qualify as such, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities”) generally should not, subject to the discussion contained in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities — Tax Consequences of the Preferred Conversion, the Safe Conversion and the Amalgamation — PFIC Considerations”), recognize any gain or loss on such exchange.

All holders of General Fusion Securities (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities”) are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	If I am a Spring Valley Warrant Holder, can I exercise redemption rights with respect to my Spring Valley Warrants?
A:	No. Spring Valley Warrant Holders have no redemption rights with respect to Spring Valley Warrants.
Q:	How do the Spring Valley Public Warrants differ from the Spring Valley Private Warrants, and what are the related risks for any Spring Valley Public Warrant Holders post-Business Combination?
A:

The Spring Valley Private Warrants (including the Spring Valley Class A Shares issuable upon exercise of the Spring Valley Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Spring Valley management and other persons or entities affiliated with Sponsor), and they will not be redeemable by Spring Valley so long as they are held by the initial purchasers of the Spring Valley Private Warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Spring Valley Private Warrants for cash or on a “cashless basis.” Otherwise, the Spring Valley Private Warrants have terms and provisions that are identical to those of the Spring Valley Public Warrants, including as to exercise price, exercisability and exercise period. If the Spring Valley Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Spring Valley Private Warrants will be redeemable by Spring Valley in all redemption scenarios and exercisable by such holders on the same basis as the Spring Valley Public Warrants.

In connection with the consummation of the Business Combination, Spring Valley will enter into such amendments to the Spring Valley Warrant Agreement as are necessary to give effect to the provisions of the Business Combination Agreement, and each Spring Valley Warrant will automatically, without any action on the part of its holder, be exchanged for a New GF Public Warrant. Each such New GF Public Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spring Valley Warrant immediately prior to the Amalgamation Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Following the Business Combination, New General Fusion may redeem New GF Public Warrants prior to their exercise at a time that is disadvantageous to the holders of New GF Public Warrant, thereby making such New GF Public Warrants worthless. More specifically, New General Fusion will have the ability to redeem outstanding New GF Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the New GF Common Shares has been at least $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which New General Fusion gives notice of such redemption and provided certain other conditions are met. In this case, New General Fusion may only call the New GF Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder of New GF Public Warrant.

Redemption of the outstanding New GF Public Warrants could force holders of New GF Public Warrant (i) to exercise New GF Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders of New GF Public Warrant to do so, (ii) to sell New GF Public Warrants at the then-current market price when they might otherwise wish to hold their New GF Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New GF Public Warrants are called for redemption, is likely to be substantially less than the market value of the New GF Public Warrants.

Q:	Do I have appraisal or dissent rights if I object to the proposed Business Combination?
A:

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to Spring Valley Shareholders in connection with the Business Combination. However, Spring Valley Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” and the Spring Valley Board has determined that the redemption proceeds payable to Spring Valley Shareholders who exercise such redemption rights represents the fair value of those Spring Valley Ordinary Shares. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Appraisal or Dissent Rights” for more information.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A:

If the Continuation Proposal and the Business Combination Proposal are approved, Spring Valley intends to use a portion of the funds held in the Trust Account to pay (a) a portion of Spring Valley’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the Spring Valley IPO and (c) for any redemptions of Spring Valley Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of Spring Valley. See the sections entitled “The Business Combination” and “Proposal No. 2 — The Business Combination Proposal” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?
A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Additional Covenants of the Parties” for additional information regarding the parties’ specific termination rights. In accordance with the Spring Valley Articles, if an initial business combination is not consummated by the Spring Valley Deadline Date, Spring Valley will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Spring Valley Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding Spring Valley Public Shares, which redemption will completely extinguish Spring Valley Public Shareholders’ rights as Spring Valley Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Spring Valley’s remaining Spring Valley Shareholders and the Spring Valley Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to Spring Valley’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Spring Valley expects that the amount of any distribution Spring Valley Public Shareholders will be entitled to receive upon Spring Valley’s dissolution will be approximately the same as the amount they would have received if they had redeemed their Spring Valley Public Shares in connection with the Business Combination, subject in each case to Spring Valley’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor is not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Spring Valley Warrants then-outstanding. Accordingly, in such an event, the Spring Valley Warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?
A:

It is currently anticipated that the Business Combination will be consummated promptly following the Spring Valley Shareholders’ Meeting to be held on                          , 2026 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “The Business Combination Agreement — Closing and Effective Time of the Business Combination.”

Q:	What is General Fusion?
A:

General Fusion is a company founded and incorporated in British Columbia, Canada, in 2002 and amalgamated under the British Columbia Corporations Act (British Columbia) with Fusion Energy Ventures Ltd. as one company under the name General Fusion Inc. on January 1, 2023, with the mission to transform the world’s energy supply with commercial fusion energy using its uniquely practical Magnetized Target Fusion (“MTF”) technology. Please see the section entitled “Business of General Fusion and Certain Information About General Fusion” for more information.

Q:	What will Spring Valley Shareholders receive in the Business Combination?
A:	Pursuant to the Amalgamation, each Spring Valley Ordinary Shares then issued and outstanding will be exchanged, on a one-for-one basis, for a New GF Common Share, pursuant to the Plan of Arrangement.
Q:	What will Spring Valley Warrant Holders receive in the Business Combination?
A:

At the Amalgamation Effective Time, Spring Valley will enter into such amendments to the Spring Valley Warrant Agreement as are necessary to give effect to the provisions of the Business Combination Agreement, and each Spring Valley Warrant then outstanding and unexercised will automatically, without any action on the part of its holder, be exchanged for a New GF Public Warrant. Each New GF Public Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spring Valley Warrant immediately prior to the Amalgamation, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective following the Amalgamation: (A) each New GF Public Warrant will be exercisable solely for New GF Common Shares; (B) the number of New GF Common Shares subject to each New GF Public Warrant will be equal to the number of Spring Valley Class A Shares subject to the applicable Spring Valley Warrant; and (C) the per share exercise price for the New GF Common Shares issuable upon exercise of such New GF Public Warrant will be equal to the per share exercise price for the Spring Valley Class A Shares subject to the applicable Spring Valley Warrant, as in effect immediately prior to the Amalgamation.

Q:	What do I need to do now?
A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:

If you are a shareholder of record, there are two ways to vote your Spring Valley Class A Shares or Spring Valley Class B Shares at the Spring Valley Shareholders’ Meeting: (i) you can attend the Spring Valley Shareholders’ Meeting (by way of online meeting option) and vote or (ii) you can vote by signing and returning the enclosed proxy card, or you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Spring Valley Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Spring Valley Common Shares, your Spring Valley Common Shares will be voted as recommended by the Spring Valley Board “FOR” each of the Proposals. If your Spring Valley Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Spring Valley Common Shares beneficially owned by you are properly counted. Beneficial Spring Valley Shareholders who wish to vote by attending the Spring Valley Shareholders’ Meeting virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their Spring Valley Common Shares.

Q:	What will happen if I abstain from voting or fail to vote at the Spring Valley Shareholders’ Meeting?
A:

At the Spring Valley Shareholders’ Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals (assuming a quorum is present).

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by Spring Valley without an indication of how the Spring Valley Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting.

Q:	If I am not going to attend the Spring Valley Shareholders’ Meeting, should I submit my proxy card instead?
A:

Yes. Whether you plan to attend the Spring Valley Shareholders’ Meeting or not, please read this proxy statement/prospectus carefully, and vote your Spring Valley Common Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my Spring Valley Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your Spring Valley Common Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Spring Valley believes the Proposals presented to Spring Valley Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your Spring Valley Common Shares without your instruction. Your bank, broker, or other nominee can vote your Spring Valley Common Shares only if you provide instructions on how to vote. You should instruct your broker to vote your Spring Valley Common Shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?
A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Spring Valley at the address listed below so that it is received by Spring Valley prior to the Spring Valley Shareholders’ Meeting or by attending the Spring Valley Shareholders’ Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to Spring Valley, which must be received prior to the Spring Valley Shareholders’ Meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Spring Valley Common Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold Spring Valley Common Shares. If you are a holder of record and your Spring Valley Common Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your Spring Valley Common Shares.

Q:	Who can help answer my questions?
A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Jeff Schramm

Chief Financial Officer

c/o Spring Valley Acquisition Corp. III

4030 Maple Avenue, Suite 500

Dallas, Texas 75219

Tel: (214) 308-5230

You may also contact Spring Valley’s proxy solicitor at:

Sodali & Co.

333 Ludlow Street

5th Floor, South Tower

Samford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: Spring Valley@info.sodali.com

To obtain timely delivery, Spring Valley Shareholders must request the materials no later than five business days prior to the Spring Valley Shareholders’ Meeting.

You may also obtain additional information about Spring Valley from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your Spring Valley Public Shares, you will need to send a letter demanding redemption and deliver your Spring Valley Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the Spring Valley Shareholders’ Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Spring Valley Public Shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

Spring Valley is soliciting proxies on behalf of the Spring Valley Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Spring Valley will bear the cost of the solicitation. Spring Valley has engaged Sodali & Co. to assist in the solicitation of proxies and will pay Sodali & Co. a fee of $15,000, plus disbursements. Spring Valley will reimburse Sodali & Co. for reasonable and documented out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. Spring Valley will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Spring Valley Class A Shares and in obtaining voting instructions from those owners. Spring Valley management and Spring Valley’s employees may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of Spring Valley and General Fusion, to fully understand the proposed Business Combination and the Proposals to be considered at the Spring Valley Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

Spring Valley

Spring Valley is a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2025, under the Companies Act. Spring Valley was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The mailing address of Spring Valley’s principal executive office is 4030 Maple Avenue, Suite 500, Dallas, TX 75219, and its phone number is (929) 529-7125.

Spring Valley’s securities are traded on Nasdaq under the ticker symbols “SVACU,” “SVAC” and “SVACW.”

General Fusion

General Fusion is pioneering an engineering-driven approach, using MTF, to fusion energy designed to deliver safe, scalable, and reliable carbon-free power. General Fusion’s core technology is based on Magnetized Target Fusion (“MTF”), which combines magnetic confinement with rapid mechanical compression to achieve fusion conditions. This approach integrates advanced plasma physics with proven mechanical and materials engineering, within a simplified plant architecture intended to enable efficient system integration. General Fusion has built and is operating a large-scale fusion demonstration machine at commercially relevant scale, known as Lawson Machine 26 (“LM26”), which is designed to validate key elements of its MTF technology and advance a pathway toward commercial fusion power plants capable of providing firm, dispatchable, carbon-free electricity for grid and industrial applications.

The mailing address of General Fusion’s principal executive office is 6020 Russ Baker Way, Richmond, British Columbia V7B 1B4, and its phone number (604) 439-3003.

NewCo

NewCo is a British Columbia limited company that was incorporated on January 19, 2026 to facilitate the Amalgamation. To date, NewCo has not conducted any material activities other than those incident to its formation. NewCo will survive the Amalgamation as the Amalgamated Company upon the Closing.

The Business Combination

On January 21, 2026, Spring Valley, General Fusion and NewCo, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) prior to the Amalgamation, Spring Valley shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the BCBCA, and (ii) on the Closing Date, Newco shall amalgamate with and into General Fusion to form one corporate entity, and Newco will survive the Amalgamation.

The following diagram illustrates the organizational structure of Spring Valley, General Fusion and NewCo immediately prior to the Business Combination:

Sponsor and other Initial Shareholders
Public Shareholders
Preferred Shareholders
Common Shareholders
Class B Ordinary Shares
Private Placement Warrants
100%
Class A Ordinary Shares
Public Warrants
100%
Preferred Shares
100%
Common Shares
100%
Spring Valley
(Cayman Islands)
General Fusion Inc.
(British Columbia)
100% Wholly Owned
100% Wholly Owned
100% Wholly Owned
NewCo
(British Columbia)
General Fusion Corp
(United States)
General Fusion (UK) Limited
(United Kingdom)

The following diagram illustrates the structure of New General Fusion:

Note: The percentages in the ‘no redemption’ and ‘maximum redemption’ scenarios indicate the anticipated ownership percentage of voting securities in New General Fusion for each respective group.

On the Closing Date, pursuant to the Amalgamation, which will occur under the Arrangement:

●	each then issued and outstanding General Fusion Common Share (other than General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for (i) that number of New GF Common Shares equal to the Exchange Ratio for New GF Common Shares, and (ii) that number of New GF Class A Earnout Shares, New GF Class B Earnout Shares, and New GF Class C Earnout Shares equal to the applicable Exchange Ratio for New GF Earnout Shares;
●	each then issued and outstanding General Fusion Class B Common Share (other than General Fusion Class B Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for one (1) New GF Common Share;
●	each then issued and outstanding General Fusion Convertible Preferred Share shall be exchanged for one (1) New GF Convertible Preferred Share;
●	each then issued and outstanding General Fusion Warrant (other than General Fusion PIPE Warrants) shall be exchanged for, collectively: (A) a warrant to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) a warrant to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) a warrant to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) a warrant to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (collectively, the “New GF Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of a New GF Exchange Warrant to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Shares subject to the applicable General Fusion Warrant divided by (ii) the Exchange Ratio for New GF Common Shares and (2) in the case of a New GF Exchange Warrant to acquire New GF Earnout shares, $0.01;
●	each then issued and outstanding General Fusion PIPE Warrant shall be exchanged for one (1) New GF PIPE Warrant to acquire one (1) New GF Common Share at a per share exercise price (rounded up to the nearest cent) equal to $12.00, subject to adjustment; and
●	each then issued and outstanding General Fusion Option shall be exchanged for, collectively: (A) an option to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Share subject to the applicable General Fusion Option multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) an option to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) an option to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) an option to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (collectively, the “New GF Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of New GF Exchange Option to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Class A Common Shares subject to the applicable General Fusion Option divided by (ii) the Exchange Ratio for New GF Common Shares, and (2) in the case of a New GF Exchange Option to acquire New GF Earnout Shares, US$0.01, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law (including Sections 424(a) and Section 409A of the Code).

Dissent Rights

Any General Fusion Shares that are outstanding immediately prior to the Amalgamation Effective Time and that are held by General Fusion Shareholders who have not voted or instructed any proxyholder to vote in favor of the Arrangement nor consented thereto in writing and who have given a notice of dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of Division 2 of Part 8 of the BCBCA with respect to such General Fusion Shares (the “Dissenting Shares”) shall not be exchanged for, and any such General Fusion Shareholder shall have no right to receive, any consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of General Fusion save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any General Fusion Shareholder who is ultimately not entitled, for any reason, to be paid fair value for their General Fusion Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of General Fusion Shares.

Conditions to the Obligations of Each Party

The obligations of each of the parties to the Business Combination to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	The General Fusion Securityholders’ Approval shall have been obtained.
●	Each of the Interim Order and the Final Order shall have been granted.
●	The Spring Valley Shareholders’ Approval shall have been obtained.
●	No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.
●	All regulatory approvals shall have been obtained, and any applicable waiting periods therefore shall have expired or been terminated.
●	The Spring Valley Common Shares and Spring Valley Warrants shall have been accepted for listing on Nasdaq.
●	The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.
●	The lead PIPE Investor funded the subscription price for such investor’s PIPE Subscription Agreement into an escrow account with release of such funds conditioned only upon evidence that the other conditions for closing of the Business Combination have been satisfied.
●	The BCSC shall have cleared the final Canadian Prospectus.

Conditions to the Obligations of Spring Valley and NewCo

The obligations of Spring Valley and NewCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	Subject to certain limitations and qualifications, each of the representations and warranties of General Fusion contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.
●	Each of the covenants of General Fusion to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.
●	General Fusion shall have delivered to Spring Valley each of the deliverables required by the Business Combination Agreement.
●	Since the date of the Business Combination Agreement, no material adverse effect affecting General Fusion shall have occurred.
●	The Preferred Conversion and the SAFE Conversion shall have occurred.

●	General Fusion shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Conditions to the Obligations of General Fusion

The obligations of General Fusion to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	Subject to certain limitations and qualifications, each of the representations and warranties of Spring Valley contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.
●	Each of the covenants of Spring Valley and NewCo to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.
●	Since the date of the Business Combination Agreement, no material adverse effect affecting Spring Valley shall have occurred.
●	Spring Valley shall have delivered written resignations of each of its officers and directors, effective as of the Amalgamation Effective Time.
●	Spring Valley shall have delivered each of the deliverables required by the Business Combination Agreement.
●	Spring Valley shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

●	by mutual written consent of General Fusion and Spring Valley;
●	by either Spring Valley or General Fusion if the Closing shall not have occurred by August 31, 2026 (the “Agreement End Date”);
●	by either Spring Valley or General Fusion if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;
●	by either Spring Valley or General Fusion if the Spring Valley Shareholders’ Approval is not obtained at the Spring Valley Shareholders’ Meeting;
●	by either Spring Valley or General Fusion if the General Fusion Securityholders’ Approval in respect of the Arrangement Resolution shall not have been obtained at the General Fusion Securityholders’ Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;
●	by Spring Valley (i) upon any breach of any representation, warranty or covenant of General Fusion such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) Spring Valley is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;
●	by General Fusion (i) upon any breach of any representation, warranty or covenant of Spring Valley such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) General Fusion is not in material breach of its representations, warranties or covenants under the Business Combination Agreement; or
●	by General Fusion, at any time prior to Spring Valley’s receipt of the Spring Valley Shareholders’ Approval, if Spring Valley or the Spring Valley Board effects an Intervening Event Change in Recommendation.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its respective affiliates, officers, directors, employees, shareholders or other representatives, other than liability of any party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses

Each Party shall be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, the aforementioned expenses will be borne by Spring Valley upon consummation of the Transactions.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Spring Valley Class B Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Founder Shares to certain investors in General Fusion’s most recent SAFE financing round, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase Spring Valley Class A Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and certain of General Fusion’s securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

Registration Rights Agreement

Pursuant to the terms of the Business Combination Agreement, contemporaneously with the Closing, New GF, the Sponsor, and certain securityholders of General Fusion will enter into the Registration Rights Agreement, pursuant to which, among other things, (1) New GF will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New GF Common Shares and other equity securities of New GF held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement, dated as of September 3, 2025, between Spring Valley, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

Lock-Up Agreements

Also pursuant to the terms of the Business Combination Agreement, at the Closing, certain General Fusion securityholders will enter into Lock-Up Agreements, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the New GF Common Shares held by such securityholder immediately after the effective time of the Business Combination, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, the Sponsor and the other parties to the IPO Letter Agreement will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months after the Closing Date.

PIPE Subscription Agreements

In connection with the transactions contemplated by the Business Combination Agreement, on January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE Investors. Pursuant to the PIPE Subscription

Agreements, the PIPE Investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of General Fusion at a price of $10.20 per unit, each unit comprising (1) one General Fusion Convertible Preferred Share (2) one General Fusion PIPE Warrant exercisable for one New GF Common Share at a price of $12.00 per share, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Additionally, the lead PIPE investor has funded an additional $0.35 million ($0.10 per share) at the time of commitment in January 2026 in exchange for 3.5 million General Fusion Class B Common Shares as part of their overall lead investment terms. These General Fusion Class B Common Shares are redeemable by the lead PIPE investor regardless of whether the Business Combination closes and will be exchanged for New GF Common Shares on a 1:1 basis.

The PIPE Subscription Agreements include customary representations and warranties from Spring Valley, General Fusion and the PIPE Investors and customary closing conditions. The PIPE Subscription Agreements also include customary covenants and agreements related to transfer restrictions, SEC reports, material non-public information and indemnification. The New GF Common Shares underlying the New GF Convertible Preferred Shares and the General Fusion PIPE Warrants will be “Registrable Securities” under the Registration Rights Agreement.

Dividends: The New GF Convertible Preferred Shares will accrue annual cumulative dividends at the rate of 10% of the Accrued Value, if the dividend is paid in cash (“Cash Dividend”) or by increasing the Accrued Value of such share by 12% (“PIK Dividend”), at the election of New General Fusion. The “Accrued Value” of each share is the sum of the original issue price paid for such share, the PIK Dividend, and to the extent not paid, semi-annual dividend and on a cumulative basis, the Cash Dividend; holders of New GF Convertible Preferred Shares are entitled to participate in any other dividends or distributions that are made by New General Fusion on the New GF Common Shares.

Liquidation Preference: Upon any liquidation or Deemed Liquidation, the holders of New GF Convertible Preferred Shares will be entitled to receive out of the available proceeds, before any distribution is made to holders of New GF Common Shares or any other junior securities, an amount per share equal to the greater of (1) 100% of the Accrued Value or (2) such amount per share as would have been payable had all New GF Convertible Preferred Shares been converted into New GF Common Shares immediately prior to the liquidation event. Thereafter, the holders of New GF Convertible Preferred Shares will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to shareholders, on an as-converted to common shares basis.

Voting: The New GF Convertible Preferred Shares will vote together with the New GF Common Shares as a single class, except (1) as required by law and (2) as noted below under “Protective Provisions.” Each holder of New GF Convertible Preferred Shares shall be entitled to cast the number of votes equal to the number of whole New GF Common Shares into which the New GF Convertible Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.

Protective Provisions: For as long as 20% of the New GF Convertible Preferred Shares issued as of the Closing are held by the PIPE Investors, Spring Valley shall not, without the affirmative vote or action by written consent of holders of a majority of the issued and outstanding New GF Convertible Preferred Shares (the “Requisite Holders”), take any of the following actions: (1) liquidate, dissolve or wind up the affairs of Spring Valley; (2) amend, alter, or repeal any provision of the New GF Closing Articles or any similar document of Spring Valley in a manner adverse to the New GF Convertible Preferred Shares; (3) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the New GF Convertible Preferred Shares with respect to its rights, preferences and privileges, or increase the authorized number of New GF Convertible Preferred Shares; (4) purchase or redeem or pay any cash dividend on any share of Spring Valley ranking junior to the New GF Convertible Preferred Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of Spring Valley; (5) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under Spring Valley’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of Spring Valley, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of Spring Valley; or (6) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the New GF Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

Conversion: Each New GF Convertible Preferred Share will be convertible into New GF Common Shares at any time at the option of the holder of such Convertible Preferred Share at a rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00 per share, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of Common Shares at prices less than the then-applicable conversion price. In addition, if on the twenty-first trading day following the date that is six months after the Closing Date, the 20-day volume-weighted average price of the Common Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (1) such volume weighted average price and (ii) $5.00.

Put Rights: Unless prohibited by applicable law governing distributions to shareholders, the New GF Convertible Preferred Shares shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value.

Call Rights: Unless prohibited by applicable law governing distributions to shareholders, the New GF Convertible Preferred Shares shall be redeemable at the option of Spring Valley commencing any time (1) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (2) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (3) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (4) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (5) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (6) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

General Fusion PIPE Warrants: At the closing of the PIPE Financing, the PIPE Investor will receive the General Fusion PIPE Warrants. The General Fusion PIPE Warrants will be immediately exercisable upon issuance at the Closing and will expire five years from the date of Closing. The General Fusion PIPE Warrants include customary cash and cashless exercise provisions. Each General Fusion PIPE Warrant will be initially exercisable at $12.00 per New GF Common Share, subject to substantially the same anti-dilution and other adjustments as the New GF Convertible Preferred Shares.

Upon completion of the Business Combination, subject to the terms and conditions set forth in the PIPE Subscription Agreement, the securities of General Fusion acquired pursuant to the terms of the PIPE Subscription Agreement will automatically be exchanged into securities of New General Fusion as more fully described elsewhere in this proxy statement/prospectus.

Ownership of New General Fusion after Closing

The issuance of New GF Common Shares in the Business Combination will dilute the Equity Interests of Spring Valley Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New GF Common Shares. Spring Valley Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

●	the issuance of New GF Common Shares as part of the consideration in connection with the consummation of the Business Combination; and
●	the exercise of New GF Public Warrants.

The issuance of New GF Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Spring Valley Public Shareholders who elect not to redeem their Spring Valley Public Shares:

●	their proportionate ownership interest in General Fusion will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding Spring Valley Shares will be diminished; and/or
●	the market price of New GF Common Shares or New GF Public Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in Spring Valley, as well as possible sources and extents of dilution for non-redeeming Spring Valley Public Shareholders, assuming no additional redemptions by Spring Valley Public Shareholders and the maximum redemption by Spring Valley Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New GF Common Shares of 0.29.

Assumptions are as follows:

●	Assuming no additional redemption scenario: This presentation assumes that no Spring Valley Public Shareholders exercise redemption rights with respect to their Spring Valley Shares in connection with the vote on the Business Combination.
●	Assuming 25% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 25% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 5,750,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $57,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 50% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 50% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 11,500,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $115,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 75% additional redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 75% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 17,250,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $172,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming Maximum Redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 100% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 23,000,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $230,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No Redemption			25% Redemption			50% Redemption			75% Redemption			Maximum Redemption
		%	%			%			%			%		%	%
		Excluding	With		Excluding	With		Excluding	With		Excluding	With		Excluding	With
	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants
General Fusion Shareholders	40,688,383	39.2	31.6	40,688,383	41.5	33.1	40,688,383	44.1	34.7	40,688,383	47.1	36.5	40,688,383	50.4	38.5
General Fusion Optionholders (4)	7,601,668	7.3	5.9	7,601,668	7.8	6.2	7,601,668	8.2	6.5	7,601,668	8.8	6.8	7,601,668	9.4	7.2
General Fusion Warrant Holders	11,709,949	11.3	9.1	11,709,949	12.0	9.5	11,709,949	12.7	10.0	11,709,949	13.5	10.5	11,709,949	14.5	11.1
Subtotal General Fusion	60,000,000	57.8	46.7	60,000,000	61.2	48.8	60,000,000	65.1	51.2	60,000,000	69.4	53.9	60,000,000	74.3	56.8
Sponsor(1)	5,296,667	5.1	4.1	5,296,667	5.4	4.3	5,296,667	5.7	4.5	5,296,667	6.1	4.8	5,296,667	6.6	5.0
Spring Valley Directors(1)	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1
Lead SAFE investors(1)	1,250,000	1.2	1.0	1,250,000	1.3	1.0	1,250,000	1.4	1.1	1,250,000	1.4	1.1	1,250,000	1.5	1.2
Spring Valley Public Shareholders	23,000,000	22.2	17.9	17,250,000	17.6	14.0	11,500,000	12.5	9.8	5,750,000	6.6	5.2	—	—	—
PIPE Investor Shares	14,056,373	13.6	10.9	14,056,373	14.3	11.4	14,056,373	15.2	12.0	14,056,373	16.3	12.6	14,056,373	17.4	13.3
Subtotal before Investor and Spring Valley warrants	103,723,040	100.0	80.6	97,973,040	100.0	79.7	92,223,040	100.0	78.7	86,473,040	100.0	77.7	80,723,040	100.0	76.4
Spring Valley Public Warrants(2)	7,666,667		6.0	7,666,667		6.2	7,666,667		6.5	7,666,667		6.9	7,666,667		7.3
Spring Valley Private Warrants(3)	6,662,778		5.2	6,662,778		5.4	6,662,778		5.7	6,662,778		6.0	6,662,778		6.3
General Fusion PIPE Warrants	10,556,373		8.2	10,556,373		8.6	10,556,373		9.0	10,556,373		9.5	10,556,373		10.0
Total(5)	128,608,858		100.0	122,858,858		100.0	117,108,858		100.0	111,358,858		100.0	105,608,858		100.0
*	less than 1%.
(1)	The Sponsor currently holds 7,546,667 Spring Valley Founder Shares, and agreed to that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Founder Shares to certain investors in the Company’s most recent SAFEs.
(2)	The Spring Valley Public Warrants are exercisable at $11.50 per share.

(3)	The Spring Valley Private Warrants are exercisable at $11.50 per share. CCM has agreed to forfeit 383,333 Spring Valley Private Warrants in connection with the closing of the Business Combination.
(4)	Includes all outstanding General Fusion Options that are granted and all shares reserved for issuance under the General Fusion Legacy Plan.
(5)	Excludes 12,500,000 New GF Earnout Shares that may be earned by General Fusion and 1,000,000 New GF Earnout Shares that may be earned by Spring Valley that are dependent on reaching certain earnout milestones.

Dilution

After the completion of the Business Combination, the Spring Valley Public Shareholders will own a significantly smaller percentage of New General Fusion than they currently own of Spring Valley. Consequently, the Spring Valley Public Shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Spring Valley. The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself) (in thousands, except share and per share data):

	Assuming No Further Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Initial public offering price per share of Spring Valley	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted, as of December 31, 2025(1)	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,000)
As adjusted shares(2)	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Dilution per share to Spring Valley’s Stockholders	$(2.23)	$(2.72)	$(3.55)	$(5.24)	$(10.51)
(1)	See table below for reconciliation of net tangible book value, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to Spring Valley’s stockholders and increase in net tangible book value to Spring Valley’s stockholders as a result of transaction cost incurred by Spring Valley and funds released from the Trust Account upon consummation of the Business Combination (in thousands, except share and per share data).

	Assuming No Further Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Numerator adjustments
Spring Valley’s net tangible book value	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)
Transaction costs attributed to Spring Valley	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)
Deferred underwriting fee waived	—	2,300,000	4,600,000	6,900,000	9,200,000
Funds released from trust(6)	232,809,646	174,607,235	116,404,823	58,202,412	—
As adjusted net tangible book value	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,300)
Denominator adjustments(7)
Spring Valley Public Shareholders	23,000,000	17,250,000	11,500,000	5,750,000	—
Sponsor and its affiliates and Subscription Agreement Investors	5,416,667	5,416,667	5,416,667	5,416,667	5,416,667
As adjusted Spring Valley’s shares outstanding	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
(1)	Assumes that no Spring Valley Public Shareholders exercise Redemption Rights with respect to their shares of Spring Valley Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)	Assumes that 25% of Spring Valley Public Shareholders, holding 5,750,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $58.2 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(3)	Assumes that 50% of Spring Valley Public Shareholders, holding 11,500,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $116.4 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(4)	Assumes that 75% of Spring Valley Public Shareholders, holding 17,250,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $174.6 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(5)	Assumes that all Spring Valley Public Shareholders, holding 23,000,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $232.8 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(6)	The funds released from the Trust Account were adjusted under the 25% redemption scenario for the redemptions of $58,202,412, under 50% redemption scenario for the redemptions of $116,404,823, and under 75% redemption scenario for the redemptions of $174,607,235.
(7)	Excludes potentially dilutive outstanding securities consisting of 7,666,667 shares of Spring Valley Class A Ordinary Shares underlying the Public Warrants and 6,662,778 shares of Spring Valley Class A Ordinary Shares underlying the Private Placement Warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

The table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, after giving effect to the additional dilution that may be caused by the issuance of Earnout Shares and the issuance pursuant to the Incentive Plan, as described further in Notes 3 and Note 4 below. Non-redeeming shareholders of Spring Valley will experience additional dilution to the extent New General Fusion issues any such additional shares after the Closing.

Additional Dilution Sources	No Redemption Scenario	% of Total(1)	Per Share Value(2)	25% Redemption Scenario	% of Total	Per Share Value	50% Redemption Scenario	% of Total(1)	Per Share Value(2)	75% Redemption Scenario	% of Total	Per Share Value	Maximum Redemption Scenario	% of Total(1)	Per Share Value(2)
New GF Earnout Shares(3)	13,500,000	8.81%	$9.05	13,500,000	9.21%	$9.01	13,500,000	9.65%	$8.97	13,500,000	10.12%	$8.92	13,500,000	10.65%	$8.87
Incentive Plan(4)	11,078,258	7.23%	$9.21	10,215,758	6.97%	$9.23	9,353,258	6.68%	$9.26	8,490,758	6.37%	$9.29	7,628,258	6.02%	$9.33
Total Additional Dilution Sources(5)	24,578,258	16.04%	$8.40	23,715,758	16.18%	$8.38	22,853,258	16.33%	$8.37	21,990,758	16.49%	$8.35	21,128,258	16.67%	$8.33

Note: Percentages may not sum due to rounding.

(1)	The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.
(2)	Calculation of value per share assumes the issuance of the maximum amount of shares of New GF Common Shares in connection with the additional dilution sources, as described in Notes 3 and 4 below.
(3)	This row assumes that 1) all 12,500,000 New GF Earnout Shares potentially issuable to General Fusion Securityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to General Fusion Securityholders; and 2) all 1,000,000 New GF Earnout Shares issuable to Sponsor are issued to Sponsor; and 3) no additional shares of New GF Common Share are issued between the Closing and the realization of all of the benchmark share prices in the earnout.
(4)	This row assumes the issuance of all shares of New GF Common Shares reserved for issuance under the Incentive Plan following the consummation of the Business Combination.
(5)	This row assumes the issuance of all shares of New GF Common Shares in connection with each of the additional dilution sources, as described further in Notes 3 and 4 above.

To the extent that additional shares are issued pursuant to the foregoing or any financing transactions Spring Valley, General Fusion or New General Fusion may enter into, Spring Valley’s stockholders will experience further dilution. In addition, Spring Valley may enter into other transactions. To the extent it issues such securities, investors and Spring Valley’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1) of Regulation S-K, there would be 69,105,050 total New GF Common Shares outstanding after giving effect to the Business Combination under the no redemptions scenario. Where redemptions are none, the company valuation is based on Spring Valley’s initial registered offering price per share of $10.00 and is therefore calculated as: $10.00 (per share IPO price) times 69,105,050 shares, or $691.1 million. The following table illustrates the valuation at the offering price of the securities in the IPO of $10.00 per share for each redemption scenario:

	Assuming				Assuming
	No	Assuming 25%	Assuming 50%	Assuming 75%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
Spring Valley Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$284,167	$226,667	$169,167	$111,667	$54,167
Spring Valley Public Shareholders shares outstanding post Business Combination	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
General Fusion Common Stock valuation based on offering price of the securities in the IPO of $10.00 per share	$406,884	$406,884	$406,884	$406,884	$406,884
General Fusion Common Shares outstanding post Business Combination	40,688,383	40,688,383	40,688,383	40,688,383	40,688,383
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$691,051	$633,551	$576,051	$518,551	$461,051
Total shares outstanding post Business Combination	69,105,050	63,355,050	57,605,050	51,855,050	46,105,050

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Spring Valley, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Description Of New General Fusion Securities

If the Business Combination is successfully completed, Spring Valley Shareholders and General Fusion Shareholders will become New GF Shareholders, and their rights as New GF Shareholders will be governed by New General Fusion’s organizational documents adopted at the Closing and the laws of the Province of British Columbia, Canada. Please see the section entitled “Description of New General Fusion Securities Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

The Spring Valley Board’s Reasons for Approval of the Business Combination

After careful consideration, the Spring Valley Board unanimously recommends that Spring Valley Shareholders vote “FOR” the approval of the Business Combination Proposal. The Spring Valley Board did not retain an unaffiliated representative to act solely on behalf of the Spring Valley Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. For a more complete description of the Spring Valley Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Spring Valley Board, see the subsection entitled “The Business Combination — The Spring Valley Board’s Reasons for Approval of the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the Spring Valley Articles and Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the Spring Valley Board determined that the fair market value of General Fusion represents at least 80% of the net assets of Spring Valley held in the Trust Account.

Extraordinary and General Meeting of the Spring Valley Shareholders

Date, Time and Place

The Spring Valley Shareholders’ Meeting will be held in person on              , 2026 at             a.m., Eastern Time, Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, McLean, VA 22102. Spring Valley will provide Spring Valley Shareholders with an opportunity to hear all portions of the Spring Valley Shareholders’ Meeting as conducted by the Spring Valley Board, submit written questions and comments during the Spring Valley Shareholders’ Meeting and vote online during the open poll portion of the Spring Valley Shareholders’ Meeting.

Proposals

At the Spring Valley Shareholders’ Meeting, Spring Valley Shareholders will vote on the following Proposals:

●	Proposal No. 1 — The Continuation Proposal to approve, by Special Resolution, the Continuation, including the adoption of the Continuation Articles;
●	Proposal No. 2 — The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement and the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
●	Proposal No. 3(a)-(d) — The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;
●	Proposal No. 4 — The Nasdaq Proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination;
●	Proposal No. 5 — The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;
●	Proposal No. 6 — The Price Adjustment Proposal, to approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing;
●	Proposal No. 7 – The Director Election Proposal — To approve, by Ordinary Resolution, the election of seven directors, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei, and Thomas Boehlert, effective upon the Closing, to serve on New GF Board for the applicable term, under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and
●	Proposal No. 8 — The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 —The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Price Adjustment Proposal,” “Proposal No. 7 — The Director Election Proposal,” and “Proposal No. 8 —The Adjournment Proposal.”

Recommendation of the Spring Valley Board of Directors FOR the Proposals

The Spring Valley Board has unanimously determined that each of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal and the Adjournment Proposal (if put) is in the best interests of Spring Valley and Spring Valley Shareholders and unanimously recommends that Spring Valley Shareholders vote “FOR” each Proposal being submitted to a vote of the Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Price Adjustment Proposal,” “Proposal No. 7 — The Director Election Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”

When you consider the unanimous recommendation of the Spring Valley Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and Spring Valley Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only Spring Valley Shareholders of record at the close of business on           , 2026, the record date for the Spring Valley Shareholders’ Meeting, will be entitled to vote at the Spring Valley Shareholders’ Meeting. In respect of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal, each Spring Valley Shareholder is entitled to one vote for each Spring Valley Ordinary Shares registered in its name as of the close of business on the record date. If a Spring Valley Shareholder’s Spring Valley Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 23,000,000 Spring Valley Public Shares outstanding and 7,666,667 Spring Valley Class B Shares outstanding held by Sponsor and Spring Valley’s independent directors.

Quorum and Required Vote for Proposals at the Spring Valley Shareholders’ Meeting

A quorum of Spring Valley Shareholders is necessary to hold a valid meeting. A quorum will be present at the Spring Valley Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Spring Valley attend virtually or in person or are represented by proxy at the Spring Valley Shareholders’ Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date for the Spring Valley Shareholders’ Meeting, 15,333,334 Spring Valley Ordinary Shares would be required to achieve a quorum.

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class A Ordinary Shares and Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. The Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Accordingly, a Spring Valley Shareholder’s failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Spring Valley Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Continuation Proposal and the Business Combination Proposal at the Spring Valley Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and each of the Advisory

Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

Vote of the Sponsor

Pursuant to the Sponsor Letter Agreement entered into in connection with the Business Combination, each of the Spring Valley Founder Shareholders agreed to vote any Spring Valley Common Shares owned by them in favor of an initial business combination. Pursuant to the Sponsor Letter Agreement, the Spring Valley Founder Shareholders agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that Sponsor will be prohibited from voting any Spring Valley Class A Shares purchased by Sponsor following Spring Valley’s public announcement of Spring Valley’s intention to engage in the transactions contemplated by the Business Combination Agreement (the “Transactions”) for or against the Transactions. The Sponsor Letter Agreement applies to Spring Valley Founder Shareholders as it relates to the Spring Valley Founder Shares and the requirement to vote all of the Spring Valley Founder Shares in favor of the Business Combination Proposal. As of the record date, the Spring Valley Founder Shareholders own approximately 25% of the Spring Valley Common Shares then outstanding and entitled to vote at the Spring Valley Shareholders’ Meeting. The Spring Valley Founder Shareholders have agreed to waive any redemption rights with respect to Spring Valley Class A Shares purchased in the Spring Valley IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares held by them in connection with the consummation of the Business Combination or upon Spring Valley’s liquidation. The Spring Valley Founder Shares will be worthless if no Business Combination is effected by Spring Valley by the Spring Valley Deadline Date. However, the Spring Valley Founder Shareholders are entitled to redemption rights upon Spring Valley’s liquidation with respect to any Spring Valley Class A Shares they may own.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the Spring Valley Board to vote in favor of the Business Combination, Spring Valley Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, those of other Spring Valley Public Shareholders generally. The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and Spring Valley Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Spring Valley’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Spring Valley Shareholders that they approve the Business Combination. Spring Valley Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	Pursuant to the Spring Valley Articles, the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares and have agreed to waive redemption rights with respect to any Spring Valley Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Spring Valley Founder Shareholders are not entitled to liquidation rights with respect to any Spring Valley Founder Shares held by them if Spring Valley fails to consummate the Business Combination by September 5, 2027, or such later date as approved by Spring Valley Shareholders. If Spring Valley does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Spring Valley Private Warrants held in the Trust Account will be used to fund the liquidation of the Spring Valley Public Shares, and the Spring Valley Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Spring Valley management directly or indirectly own Spring Valley Common Shares and Spring Valley Private Warrants, Spring Valley management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.
●	The fact that Sponsor and Spring Valley’s independent directors purchased 7,666,667 Spring Valley Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Spring Valley Founder Shares are unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on the Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);

●	The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Spring Valley Founder Shares as compared to the price of the Spring Valley Units sold in the Spring Valley IPO and the 5,296,667 New GF Common Shares that Sponsor will receive upon conversion of the Spring Valley Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New GF Common Shares trade below the price initially paid for the Spring Valley Units in the Spring Valley IPO and the Spring Valley Public Shareholders experience a negative rate of return following the completion of the Business Combination;
●	The fact that Sponsor beneficially owns an aggregate of 4,490,555 Spring Valley Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,062,249.25, based on the last traded price on Nasdaq of the Spring Valley Public Warrants of $1.35 per warrant on May 11, 2026;
●	The fact that certain members of Spring Valley management collectively own, directly or indirectly, a material interest in Sponsor;
●	Sponsor and Spring Valley management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Spring Valley may obtain loans from Sponsor or an affiliate of Sponsor or any of Spring Valley management to finance transaction costs in connection with the initial business combination;
●	The Spring Valley Articles provide that Spring Valley renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Spring Valley management on the one hand, and Spring Valley, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Spring Valley management to any other entity. Spring Valley is not aware of any such corporate opportunities not being offered to Spring Valley and does not believe that waiver of the corporate opportunities doctrine has materially affected Spring Valley’s search for an acquisition target or will materially affect Spring Valley’s ability to complete an initial business combination;
●	If the Trust Account is liquidated, including in the event Spring Valley is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Spring Valley Public Share, or such lesser amount per Spring Valley Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Spring Valley’s independent public accountants) for services rendered or products sold to Spring Valley or (b) a prospective target business with which Spring Valley has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;
●	The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Spring Valley Shareholders rather than liquidate;
●	The fact that the Sponsor has a right to propose a director nominee for the post-closing Spring Valley board of directors;
●	The fact that Spring Valley will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Spring Valley Securities or its control or ability to influence Spring Valley; and
●	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Spring Valley’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Spring Valley to the Sponsor, Spring Valley’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation

Sponsor

The Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Spring Valley Founder Shares, or approximately $0.003 per share. In connection with the closing of the Spring Valley IPO, the Sponsor purchased 4,490,555 Spring Valley Private Warrants for an aggregate purchase price of $4,041,500. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFEs.

Spring Valley has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed the Sponsor for any out-of-pocket expenses.

Spring Valley Directors and Officers

On March 28, 2025, the Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000, to cover certain of offering and formation costs in exchange for an aggregate of 5,750,000 Spring Valley Founder Shares. On August 15, 2025, Spring Valley effected an approximately 1 to 1.33 share split and upon completion of the share split, each of Spring Valley’s independent directors transferred 13,333 founder shares to the Sponsor for an amount of $43.48. As a result, each of Spring Valley’s independent directors currently holds, 40,000 Spring Valley Founder Shares.

Spring Valley has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed its directors and officers for any out-of-pocket expenses.

Redemption Rights

Pursuant to the Spring Valley Articles, a Spring Valley Shareholder may elect to have all or a portion of the Spring Valley Public Shares redeemed for cash from the Trust Account. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. As a Spring Valley Public Shareholder, you will be entitled to exercise your redemption rights if you:

●	hold Spring Valley Units, elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants;
●	prior to 5:00 p.m., Eastern Time on , 2026 (two business days before the Spring Valley Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that Spring Valley redeem your Spring Valley Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent; and
●	deliver your Spring Valley Public Shares through DTC’s DWAC system to the Transfer Agent at least two business days before the Spring Valley Shareholders’ Meeting. Spring Valley Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Spring Valley Public Shares as described above, your shares will not be redeemed.

Holders of Spring Valley Units must elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising their redemption rights with respect to the Spring Valley Public Shares. If Spring Valley Public Shareholders hold their Spring Valley Units in an account at a brokerage firm or bank, such Spring Valley Public Shareholders must notify their broker or bank that they elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants, or if a holder holds Spring Valley Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Spring Valley in order to validly exercise its redemption rights. Spring Valley Public Shareholders may elect to exercise their redemption rights with respect to their Spring Valley Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Spring Valley Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Spring Valley Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Spring Valley Public Shares that it holds and timely delivers its shares to the Transfer Agent, Spring Valley will redeem such Spring Valley Public Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of             , 2026, this would have amounted to approximately $             per issued and outstanding Spring Valley Public Share. If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares or New GF Common Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Spring Valley Public Shares.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Spring Valley Class A Shares and Spring Valley Class B Shares in connection with the Business Combination. However, Spring Valley Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” and the Spring Valley Board has determined that the redemption proceeds payable to Spring Valley Shareholders who exercise such redemption rights represents the fair value of those Spring Valley Ordinary Shares.

Regulatory Approvals

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval, other than: (a) the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part, (b) Spring Valley fulfilling all of the listing requirements and conditions of NASDAQ for the listing of the New GF Common Shares and New GF Warrants, (c) those related to the Plan of Arrangement, including the Interim Order and the Final Order, and (d) the BCSC having cleared the final Canadian Prospectus for filing in a manner acceptable to General Fusion and Spring Valley, acting reasonably. For additional information, please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities,” “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Transactions are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Spring Valley will be treated as the acquired company and General Fusion will be treated as the acquirer for financial statement reporting purposes.

Spring Valley has been identified as a special purpose acquisition company and does not meet the definition of a business under ASC 805. In accordance with the SEC Financial Reporting Manual, in reverse merger transactions between an operating company and a special purpose acquisition company, where the operating company is determined to be the accounting acquirer, as is the case with the transaction between Spring Valley and General Fusion, the transaction represents a reverse recapitalization. See the subsection entitled “The Business Combination — Anticipated Accounting Treatment of the Business Combination.”

As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

Risk Factor Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to General Fusion’s business and industry and the Business Combination are summarized below.

Risks Related to the Business of General Fusion

●	Our business is at a pre-commercial stage of development and has never generated any revenues or profits and there can be no assurance that our fusion technology will ever be commercially viable, or generate revenue or profit in the future.
●	Any setbacks we may experience during our first commercial delivery, if achieved, and other demonstration and commercial missions or failure to obtain final investment decisions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.
●	The market for fusion energy has not been established, is still emerging and may not achieve the potential we expect, may grow more slowly than we expect, or may not generate any revenues at all, if certain assumptions we have made do not materialize.
●	The cost of electricity generated from nuclear fusion sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.
●	If General Fusion is unable to address challenges around plasma physics, material science, engineering, regulatory framework or public acceptance, we may be unable to successfully commercialize our targeted future CPP.
●	MTF technology systems and other core technologies that are important to our business have not yet been integrated and demonstrated at power plant relevant scales, which implies additional commercialization uncertainty and risk.
●	Our business is subject to risks associated with research and development achievements, engineering, design, manufacturing, construction and operation cost overruns and delays, which may adversely affect our business, revenues, profitability, growth rates and/or market share.

●	Execution of strategic plans and operational initiative to develop, mature and commercialize our MTF Technology, generate revenues and grow may prove to be more costly than we currently anticipate, we may not succeed in generating future revenue in an amount sufficient to offset the costs of these initiatives, and we may not achieve or maintain profitability.
●	We are an early-stage company with a history of financial losses (e.g., negative cash flows), and we expect to incur significant expenses and continuing financial losses until our targeted future CPP becomes commercially viable, which may never occur.
●	We rely on third-party suppliers and, because some raw materials and key components expected to be used in our targeted future CPPs and related services may come from limited or single source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay technology development, production and/or deliveries of our targeted future CPPs to prospective future customers.
●	Upgrading the LM26 and developing and constructing any future targeted CPPs will involve a significant degree of risk and uncertainty in terms of schedule and cost due to complex project management, reliance on MTF technology development partners and suppliers, and manufacturing process uncertainty for our technology development, as well as power plant components.
●	Liability relating to potential contamination and other environmental conditions and required remediation may impact the value of any properties that we may acquire.
●	If we are not able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.
●	Our prospective future customers may be large corporations with substantial negotiating power, exacting product and service standards, price concessions, and potentially competitive alternative solutions. If we are unable to sell our targeted future CPPs and related services to these prospective future customers, or if the profit margins of our sales are diminished below our expectations, then our future business prospects, financial performance, and results of operations will be adversely affected.
●	General Fusion may have to obtain consents or waivers in connection with the Business Combination under certain agreements, including certain government funding agreements.

Risks Related to General Fusion’s Capital Resources

●	Our business requires substantial investment.
●	We will require additional funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding or that future funding can be obtained.
●	Our corporate expenditures, including our corporate level outspend, are subject to numerous risks and uncertainties.
●	We may experience a disproportionately higher impact from inflation and rising costs.
●	Our actual operating results may differ significantly from any guidance we may provide.
●	Our financial results may vary significantly from quarter to quarter.
●	Changes in our accounting estimates and assumptions could negatively affect the reporting of our financial position and results of operations.

Risks Related to Legal and Regulatory Matters

●	Failure to comply with laws associated with activities inside or outside of the United States or Canada, could subject us to penalties and other adverse consequences.

●	We are subject to governmental export and import control laws and regulations, as well as laws and regulations relating to foreign ownership and economic sanctions.
●	Changes to trade policy, economic sanctions, tariffs, and import/export regulations may have a material adverse effect on our business, financial performance, and results of operations.
●	We will likely be subject to, and will be required to remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, construction, and servicing of our targeted future CPPs. Prospective future customers may also require that we comply with their own unique requirements relating to these matters, including provision of data and related assurance for environmental, social, and governance related standards or goals.
●	Our business may be adversely affected by the lack of sufficient regulation or changes in the regulation of fusion energy and the broader global energy industry, or by concerns that result in the promulgation or adoption of unanticipated fusion energy regulatory requirements.
●	Existing and future environmental health and safety laws and regulations could result in increased compliance costs, additional business operating costs, increased costs to upgrade the LM26 and/or design, construct and manufacture targeted future CPPs, and other unanticipated business restrictions.
●	Failure to obtain necessary permits and approvals may adversely impact our business.
●	The regulatory framework and licensing process for commercial fusion energy are still under development in key jurisdictions (e.g., the United States, Canada, and the United Kingdom), and, therefore, their exact nature, extent, and process for compliance have not been established, and their expected impact on our business is uncertain, and they may never be approved or enacted.
●	Failure to comply with applicable regulatory requirements regarding radioactive waste materials may result in substantial fines or other restrictions or limitations that could have an adverse effect on our business, prospects, financial condition, and results of operations.

Risks Related to Technology, Privacy and Intellectual Property

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from infringing, misappropriating, copying or reverse engineering our proprietary technologies and technical solutions.
●	Third-party claims alleging that we are infringing, misappropriating or otherwise violating another person’s intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation, require us to enter into expensive intellectual property licenses, or otherwise place limitations on our use of such intellectual property, which could adversely affect our business.
●	We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.
●	In addition to patented MTF technology, we rely on our unpatented proprietary MTF technology, trade secrets, processes and know-how, and any failure to protect and enforce such unpatented intellectual property rights may have an adverse effect on our business, financial condition and results of operations.
●	Some of our planned products and services contain open-source software, which may pose specific risks to our proprietary software, or our targeted future CPPs and related services, in a manner that could harm our business.
●	Any material failure, weakness, interruption, cyber event, incident, or breach of security could prevent us from effectively operating our business or result in financial losses and reputational harm.
●	The fusion industry is characterized by unforecastable and rapid technology advancement, which could adversely affect the market adoption of our targeted future CPPs and related services.

●	Continued compliance with federal, state, local and international data privacy and security laws, rules and regulations may require costly capital expenditures, and a failure to comply with new laws, rules and regulations could adversely affect our business.

Risks Related to Security Ownership

●	If we were a PFIC for United States federal income tax purposes, holders of our shares or our warrants could be subject to adverse United States federal income tax consequences.
●	We have never paid cash dividends on our shares and do not anticipate New General Fusion paying dividends in the foreseeable future.
●	The price of New General Fusion’s shares may be subject to wide fluctuations, based on various factors including an inability to achieve milestones set forth by management, quarterly fluctuations in results of operations, financial results which deviate from analysts’ expectations, general economic conditions, legislative changes, changes in business prospects, and other events and factors that are beyond New General Fusion’s control. There can be no assurance that an active and liquid market for New General Fusion’s shares will be maintained or that the price of its shares will not decline.
●	Future sales of shares by existing shareholders could cause New General Fusion’s stock price to decline.
●	New General Fusion may complete additional financings in the future, which may have a dilutive or negative effect on existing shareholders.
●	We anticipate orders for, and revenues from, our targeted future CPPs and related services to be project based, so our financial condition and results of operations are likely to fluctuate on a quarterly and annual basis in future periods, which could cause New General Fusion’s financial results for a particular period to fall below expectations, resulting in a decline in the market price of its shares.
●	The determination that New General Fusion will be an emerging growth company within the meaning of the Securities Act could make New General Fusion’s securities less attractive to investors and may make it more difficult to compare New General Fusion’s performance with other public companies.
●	As a foreign private issuer of securities in the United States, New General Fusion will be permitted to and may adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Listing Rules; these practices may afford less protection to shareholders than they would enjoy if New General Fusion complied fully with the Nasdaq Listing Rules.
●	New General Fusion may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.
●	New General Fusion’s securities may be subject to restrictions on resale in Canada.
●	Canadian law contains and New General Fusion’s governance documents will contain certain provisions which limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
●	New General Fusion’s governance documents will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in the Province of British Columbia, Canada, and will contain an exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with New General Fusion.
●	As a company organized under the laws of the Province of British Columbia, Canada, with some of its directors and officers residing outside of the United States, it may be difficult for investors to enforce civil liabilities against New General Fusion based solely upon the federal securities laws of the United States.

Risks Related to Being a Public Company

●	New General Fusion will incur significant increased expenses and administrative burdens as a public company, compared to our historical expenses in similar areas, which could have an adverse effect on New General Fusion’s business, financial condition and results of operations.
●	Some members of our management have limited experience in operating within a public company environment.
●	If New General Fusion fails to establish and maintain effective internal controls, its ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.
●	New General Fusion’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
●	Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require New General Fusion to change its compensation policies.

Risks Related to Spring Valley and the Business Combination

●	Spring Valley has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Spring Valley Shareholders from a financial point of view.
●	Following the closing of the Business Combination, New General Fusion may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New General Fusion’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
●	If, after Spring Valley distributes the proceeds in the trust account to the public shareholders, Spring Valley files a bankruptcy petition or an involuntary bankruptcy petition is filed against Spring Valley that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Spring Valley and the Spring Valley Board may be exposed to claims of punitive damages.
●	If, before distributing the proceeds in the trust account to the public shareholders, Spring Valley files a bankruptcy petition or an involuntary bankruptcy petition is filed against Spring Valley that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Spring Valley Shareholders and the per share amount that would otherwise be received by Spring Valley Shareholders in connection with Spring Valley’s liquidation may be reduced.
●	Spring Valley Shareholders may be held liable for claims by third parties against Spring Valley to the extent of distributions received by them upon redemption of their shares.
●	Spring Valley Shareholders will experience immediate dilution as a consequence of the issuance of the New GF Common Shares as consideration in the Business Combination.
●	Spring Valley Warrants and General Fusion Warrants will become exercisable for New GF Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Spring Valley Shareholders.
●	Nasdaq may not approve the listing of New General Fusion’s securities on its exchange, which could limit investors’ ability to make transactions in New General Fusion’s securities and subject New General Fusion to additional trading restrictions.

Historical Market Prices and Dividends

Spring Valley

The Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants are currently trading on Nasdaq under the symbols “SVACU,” “SVAC” and “SVACW,” respectively. Each Spring Valley Unit consists of one Spring Valley Class A Share and one-third of one Spring Valley Public Warrant. The Spring Valley Units commenced trading on September 4, 2025. Commencing September 30, 2025, holders of Spring Valley Units were permitted to elect to separately trade Spring Valley Class A Shares and Spring Valley Public Warrants included in the Spring Valley Units.

The following table sets forth, for the period indicated, the high and low sales prices per Spring Valley Unit, Spring Valley Class A Share and Spring Valley Public Warrant as reported on the Nasdaq for the periods presented:

			Spring Valley Class A		Spring Valley Public
	Spring Valley Units		Ordinary Share		Warrants
	(SVACU)		(SVAC)		(SVACW)
	High	Low	High	Low	High	Low
2025
Quarter ended December 31, 2025	$10.87	$10.12	$10.89	$10.07	$1.05	$0.61
Quarter ended September 30, 2025	$10.52	$10.00	$10.14	$10.03	$1.00	$0.70

On January 21, 2026, the last trading date before the public announcement of the Business Combination, Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants closed at $10.30, $10.13 and $0.52, respectively.

Spring Valley has not paid any cash dividends on the Spring Valley Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

General Fusion

Historical market price information regarding General Fusion’s share capital is not provided because there is no public market for its equity securities. During the past three years, General Fusion has issued securities that were not registered under the Securities Act. See the subsection entitled “Price Range of Securities—General Fusion” for more information.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Spring Valley Shareholders’ Meeting. The following risk factors apply to the business of General Fusion, the operation of the business by General Fusion and will also apply to the business and operations of New General Fusion following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Spring Valley (or, following the Business Combination, New General Fusion). You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Spring Valley may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Spring Valley’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context requires otherwise, as used herein, references to “we,” “us,” “our,” and “ours” refer both to the business of General Fusion and its subsidiaries as presently conducted, as well as the business of Spring Valley and its subsidiaries following the Business Combination.

Risks Related to General Fusion’s Business

Our business is at a pre-commercial stage of development and has never generated any revenues or profits and there can be no assurance that our fusion technology will ever be commercially viable, or that our business will generate revenue or profit in the future.

The fusion market is still emerging and has not been established, our business is at a pre-commercial stage and we have no history of revenues or profits. Our views of the total addressable market (the “TAM”) are based on a number of internal and third-party reports. These assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the TAM for our planned products and services, as well as the expected growth rate for the TAM for our planned products and services, may prove to be incorrect. There can be no assurance that our fusion technology will ever be commercially viable, or that our business will generate revenue or profit in the future. Our growth depends on successfully developing and commercializing fusion energy. Although we have been able to produce fusion reactions, commercially viable fusion has not yet been demonstrated, and several critical technologies, some of which have not yet been fully developed or industrialized, are required to enable the successful commercialization of fusion energy. In addition, if the commercialization or adoption of fusion is delayed, our projections of the global energy market share addressable by fusion may prove to be inaccurate and our business and future potential revenues, profitability, growth rates and/or market share may be adversely affected.

As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our planned products and services and the potential development of technologies that may prove to be more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described in this proxy statement/prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. We may also not receive revenue if we are unable to demonstrate any part of our conceptual technology, or if our scientific or technical assumptions are wrong. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and the price of New General Fusion’s securities to decline.

We may depend on a small number of customers for a substantial portion of our revenue, and the loss of, or a significant reduction in usage from, one or more of our major customers could have a material adverse effect on our revenue and operating results.

Our customer base could be highly concentrated to certain industries and individual customers as we scale operations. A highly concentrated customer base may cause our revenue and results of operations to fluctuate from quarter to quarter and will make it difficult to estimate.

If our customer base is highly concentrated, we may be unable to sustain or increase our revenue from our larger customers or offset the discontinuation or delay of concentrated usage by our larger customers with purchases by new or existing customers. Our business success could depend on our ability to maintain strong relationships with our customers. The loss of any future key customers for any reason, or a change in our relationship with any future key customers, including a significant delay or reduction in their purchases, may cause a significant decrease in our future revenue.

In the future, we may see consolidation of our customer base. Industry consolidation generally has negative implications for equipment suppliers, including a reduction in the number of potential customers, a decrease in aggregate capital spending and greater pricing leverage on the part of consumers over equipment suppliers.

We have not yet delivered our targeted future Commercial Power Plant (“CPP”) to customers and have not achieved final investment decisions for any power plants. Any setbacks we may experience during our first commercial delivery, if achieved, and other demonstration and commercial missions or failure to obtain final investment decisions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

The success of our business will depend in large part on our ability to successfully deliver our targeted future CPP to customers on-time and on-budget at guaranteed performance levels, which would tend to establish greater confidence in our subsequent customers. There is no guarantee that our planned delivery of CPPs, if achieved, will be successful, timely, or on budget. There can be no assurance that we will not experience operational or process failures and other problems during any first commercial delivery and other demonstrations and commercial missions or any planned deliveries, demonstrations or missions thereafter. Any failures or setbacks, particularly on our first commercial delivery, could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

The market for fusion energy has not been established, is still emerging and may not achieve the potential we expect, may grow more slowly than we expect, or may not generate any revenues at all, if certain assumptions about future government policy, global energy industry dynamics and the development and industrialization of several critical technologies we have made do not materialize.

Our future growth is highly dependent upon the adoption of fusion energy by businesses and consumers. The market for fusion energy has not been established and is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although interest in fusion energy has grown in recent years, there is no guarantee of successful commercialization or future demand. If the market for fusion energy develops more slowly than expected, or if interest in fusion energy decreases, our business, prospects, financial condition and operating results would be harmed. The market for fusion energy could be affected by numerous factors, such as:

●	perceptions about fusion power’s quality, safety, reliability, performance and cost;
●	competition from, and the success of, other alternative fuel and technologies;
●	fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil, gas and other fossil fuels;
●	regulation of electricity supply;
●	increases in fuel efficiency;
●	government regulations; and
●	economic incentives, including adverse changes in, or expiration of, favorable subsidies and tax incentives related to fusion energy.

Changes in the availability and cost of electricity and other forms of energy are subject to volatile market conditions that could adversely affect our business.

The prices for and availability of electricity, and other energy resources are subject to volatile market conditions. We do not control these market conditions, which are, moreover, often affected by political and economic factors beyond our control. Decreases in energy prices, or changes in nuclear fusion energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and prospective future customers to be more cost sensitive or to adjust their business plans and operations, fluctuations in energy prices may have an adverse effect on our business, results of operations and financial condition.

The cost of electricity generated from nuclear fusion sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Many U.S. electricity markets price electric energy, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and we may not be able to compete in these markets unless the benefits of the low-carbon, reliable and/or resilient energy generation provided by our targeted future CPPs and related services are sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that our targeted future CPPs and related services and our operations will be sufficiently low-cost so as to clear auction-style capacity markets, and clearing in any one year is no guarantee of clearing in successive years. Moreover, our current calculation of our potential levelized cost of electricity (“LCOE”) for our targeted future CPPs is based on internal assumption and estimates as well as a selection of third-party information that may prove to be inaccurate. Additionally, our targeted future CPPs and related services will likely serve a specific market segment of smaller distributed generation, remote application or industrial customers, who may have lower cost power/heat alternatives available to them, especially in the near-term.

Given the relatively lower electricity prices and higher availability of power in the United States and Canada when compared to many international markets, the risk may be greater with respect to our business in the United States and Canada. Regardless of jurisdiction, however, failure of our targeted future CPPs and related services to provide competitively priced electricity or heat could materially and adversely affect our business.

Fusion technology has historically faced plasma physics and materials science challenges, engineering challenges, as well as fusion regulatory framework and public acceptance uncertainty. If General Fusion is unable to address these challenges, we may be unable to successfully commercialize our targeted future CPP.

The fusion industry has faced and continues to face plasma physics and materials science challenges such as plasma stability and the durability of fusion vessel materials, engineering challenges including confinement and exhaust of fusion particles and reaction ash, and fusion systems reliability and maintenance, as well as fusion regulatory framework and public acceptance uncertainty, such as licensing processes and environmental permitting. Our planned products and services are highly technical, very complex, require high standards to manufacture and will likely in the future experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products or services, develop and manufacture products or services, correct problems that have arisen or correct such problems to our prospective future customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products and services are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our planned products and services, or those in the surrounding area, our prospective future customers never being able to commercialize technology incorporating our planned products and services, litigation against us, negative publicity and other consequences. If we are unable to address these challenges, we may be unable to successfully commercialize our targeted future CPP.

While certain MTF technology systems and other core technologies that are important to our business have been tested on an individual basis at small and large scales, and on an integrated basis at sub-scale, they have not yet been integrated and demonstrated at power plant relevant scales in the LM26, which implies additional commercialization uncertainty and risk.

Our success depends in large part on our ability to demonstrate sufficient fusion reactions at power plant relevant scales in the LM26, as well as our ability to design, engineer and demonstrate certain commercial systems not incorporated in LM26, both of which will require significant capital expenditures. There can be no assurance that if we commence selling CPPs in the future, we will not incur unexpected costs or hurdles that might restrict the desired scale of our intended operations or negatively impact our projected gross profit margin on CPPs. While MTF technology systems and other core technologies that are important to our business, such as magnetized plasma formation/injection and the use of a metal liner for plasma compression have been tested on an individual basis at small and large scales, and on an integrated basis at sub-scale, they have not yet been demonstrated at power plant relevant scales in the LM26, which implies additional commercialization uncertainty and risk. References to our technologies being tested at “large scale” or similar terms or phrases do not indicate that we have tested such technologies at a commercial scale. As of the date of this proxy statement/prospectus, we have built and tested some of our technologies at large scale, but we have not undertaken the build-out or operation at a commercial scale. Additionally, LM26 is a demonstration machine designed to reduce some of the plasma and fusion science risks of MTF through its intended scientific and technical milestones. However completion of the LM26 program and achieving its intended milestones does not, by itself, prove that MTF technology can be successfully commercialized in a targeted future CPP. Commercialization of fusion technology involves additional technology advances, research and development, engineering design, systems integration, regulatory and licensing progress, and supply chain development that may necessitate future testing or demonstration projects that are not currently contemplated as part of our MTF technology commercialization program, or it may take significantly longer than anticipated to commercialize MTF technology. The future growth and success of our business is dependent upon the commercial viability of our MTF technology and is therefore highly correlated with, and dependent upon, the global energy market’s adoption of our targeted future CPPs.

Our business plan involves development of our MTF technology, and makes certain scientific and technical assumptions with respect to plasma properties, commercial systems, tritium extraction and management, and balance of plant systems as a result of this concurrent development approach which may not be accurate or correct. Any adverse change to these assumptions may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Our long-term business plan to construct and operate our CPP is subject to the continued development of our MTF technology and makes scientific and technical assumptions, including with respect to plasma properties, commercial systems, tritium extraction and management, and balance of plant systems of our MTF technology. If such assumptions are not accurate, we may be unable to successfully commercialize our MTF technology in a timely and cost-effective manner or at all, and/or properly position and/or price our products, and our business, results of operations, or financial position could be materially impacted.

Our business is subject to risks associated with research and development achievements, costs and schedules, engineering design, manufacturing, construction and operation of the LM26 and the targeted future CPP, specialized components and systems, cost overruns and delays, and other business challenges that may arise. Such risks may adversely affect our business, revenues, profitability, growth rates and/or market share.

The achievement of targeted technical milestones for the LM26; the design, engineering, manufacturing and integration of some specialized components and systems for our technology development, such as compression system rotors, fusion vessels, plasma injectors, pulsed power systems, vacuum systems, liquid metal systems, tritium extraction and storage, power conversion systems, centre conductors and compression drivers; and the translation of our LM26 design and its component technologies to our targeted future CPP may require more time, cost more, or present more difficulty and complexity to achieve, than currently anticipated. We may experience additional supply chain constraints and additional costs associated with building and sourcing the materials required to operate or upgrade the LM26 as we continue testing our MTF technology. Construction of a fusion plant at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder construction because they end up costing more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact partner and potential future customer relationships, either of which could impact our business and profitability.

Furthermore, we may in the future elect to work with contractors to help with site construction. Working with contractors may require us to obtain licenses or require us or our prospective future customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, prospective future customers could fall behind their construction schedules leading to liability to us or cause prospective future customers to become dissatisfied with the products and services we plan to offer and our overall reputation would be harmed.

We continue to implement strategic plans and operational initiatives designed to develop, mature, and commercialize our MTF technology, generate revenues, and grow our business. Execution of these plans and initiatives may prove to be more costly than we currently anticipate, we may not succeed in generating future revenue in an amount sufficient to offset the costs of these initiatives, and we may not achieve or maintain profitability.

We continue to make investments and implement initiatives designed to grow our business, including:

●	investing in research and development;
●	expanding our teams;
●	expanding our promotional and marketing efforts to attract potential partners and future customers;
●	further enhancing our manufacturing processes, supply chain and partnerships;
●	taking measures to protect our intellectual property; and
●	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.

These initiatives may prove to be more expensive than we currently anticipate, and we may not succeed in generating revenue in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate demand for our planned products and services at scale, if at all. Our future revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technologies that competes with ours, our inability to enter new markets or help our potential future customers adapt our planned products and services for new applications or our failure to attract new customers or expand orders from prospective future customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our planned products and services, commercialization timelines, the entry of competitive products and services, or the success of existing competitive products and services. For these reasons, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.

We are an early-stage company with a history of financial losses (e.g., negative cash flows), and we expect to incur significant expenses and continuing financial losses until our targeted future CPP becomes commercially viable, which may never occur.

We incurred negative cash flows from operations of $24.0 million for the fiscal year ended December 31, 2025. As of December 31, 2025, General Fusion had an accumulated deficit of $332.0 million. We believe we will continue to incur significant operating expenses and financial losses in future periods for the near term. There can be no assurance that we will be able to achieve or maintain profitability in the future or be able to financially support the development and operation of LM26 or CPP. Our potential profitability is particularly dependent upon the adoption of fusion power by utilities, independent power producers, industrial heat and power consumers, data centers, grid operators, and the government that may own, control or regulate these entities, which may not occur.

Any delays in the development and manufacture of our services and technology may adversely impact our business and financial condition.

We have previously experienced and may experience in the future, delays or other complications in the design and construction of our LM26 and related technology that could prevent us from delivering any CPPs and related services in the future. If delays like this occur, if our remediation measures and process changes do not continue to be successful, if we fail to find satisfactory manufacturers or suppliers, or if we experience issues with planned manufacturing activities or design and safety, we could experience issues or delays in sustaining or further increasing production and sales of our targeted future CPPs and related services. The effect of such delays may be increased as a result of rising commodity prices and interest rates, which may increase costs to us and to our customers and may adversely affect the competitiveness of our future potential CPPs compared to more established, competing means of supplying electricity or heat.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our targeted future CPPs and related services and related technologies, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe or less efficient than those of our competitors, our business and financial condition could be materially and adversely impacted.

We expect to incur research and development costs and devote significant resources to developing our MTF technology and targeted future CPPs and related services, which could significantly reduce our ability to achieve or maintain profitability, or which may never result in any revenues.

Our future growth depends on achieving our targeted LM26 technical milestones, developing and commercializing our CPP, penetrating new markets, adapting our CPP to new applications and customer requirements, and establishing new technologies that achieve market acceptance. Failure to effectively market our targeted future CPPs and related services to the global energy industry could harm our ability to acquire prospective future customers or achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop and introduce new technologies, products, and services. Our research and development expenses were $18.4 million during the fiscal year ended December 31, 2025, and are likely to grow in the future. Further, our research and development program may not produce successful results and any new technologies, products, and services may not achieve market acceptance, create additional revenue or become profitable.

We may not be able to develop, mature, and commercialize our MTF technology and associated target future CPPs and related services as necessary to satisfy changes in prospective future customer demand or industry standards, or be able to attract any customers at all.

Our MTF technology requires additional scientific, design and engineering development before it will be commercially viable, some of which will rely on access to enabling technical capabilities and knowledge that we do not own or control. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries of many of our potential future customers. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new technologies and enhancements on a timely and cost-effective basis.

We have not commercialized any of our planned products or services. Our principal focus has been on research and development activities to develop, demonstrate and improve our technology and make our planned product offerings commercially viable and attractive to potential future customers. These activities are subject to various risks and uncertainties we are not able to control, including changes in customer demand or industry standards, advances in other alternative energies such as electric power, and the introduction of new or superior technologies by others, whether within or outside of the fusion energy space. Moreover, any failure by us in the future to develop new technologies or to timely react to changes in existing technologies could materially delay our development of new products or services, which could result in technological obsolescence, decreased revenues and a loss of our market share to our competitors. Our competitors could develop fusion energy technology products and services or could retain customers in a way that decreases the demand for any targeted future CPPs and related services we may offer in the future, adversely affecting our business. In addition, products or services developed by others in the energy industry may render our planned products or services obsolete or non-competitive. Successful commercialization of new, or further enhancements to existing, alternative carbon-free energy generation technologies, such as adding carbon capture and sequestration/storage mechanisms to fossil fuel power plants, wind, solar, or nuclear fission, may prove to be more cost effective or appealing to the global energy markets and therefore may adversely affect the market demand for, and our ability to, successfully commercialize our targeted future CPPs. Further, if our planned products or services are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect our business, financial condition and results of operations.

Any failure to effectively update the design, construction and operations of our targeted future CPPs to ensure cost competitiveness could reduce the marketability of our designs and has the potential to impact deployment schedules.

Developing our designs, construction, and operations will be necessary to be competitive and attractive in the market, particularly in the United States, Canda and other markets where the price of power is generally lower than in certain other key markets. If we are not able to achieve and maintain cost-competitiveness in the United States, Canada or elsewhere, our business could be materially and adversely affected.

We operate in a highly competitive industry, and our current or future fusion technology competitors may develop commercially viable fusion technology sooner than we do, or may be able to compete more effectively than we will, which could have a material adverse effect on our business and targeted future revenues, profitability, growth rates and/or market share.

The markets and industries in which we expect to compete are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors also have long operating histories and greater resources than we do and could focus their substantial financial resources to develop a competitive advantage. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. These competitors may have access to greater sources of funding to develop and commercialize their fusion energy products and services than we do, whether as a result of potential competitive advantages or from supportive national governments. This market environment may result in increased pressures on our pricing and other competitive factors. Additionally, we expect competition to intensify in the future as existing competitors and new market entrants introduce new products into the markets in which we expect to compete. Any of these competitive factors could make it more difficult for us to attract and retain prospective future customers, increase our sales and marketing expenses, reduce profit margins, cause us to lower our prices in order to compete, and reduce our revenues, any of which could have a material adverse effect on our financial condition and operating results. We may not effectively compete against our expected competitors or additional companies that may enter the markets in which we expect to compete.

In addition, we may also face competition based on technological developments that compete with our planned products and services. Our competitors may develop technology that would make ours non-competitive or obsolete. If we do not keep pace with product and technology advances and otherwise keep our planned product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Some of our existing competitors, have, and some of our potential competitors could have, substantial competitive advantages such as:

●	greater name recognition, longer operating histories and larger customer bases;
●	larger sales and marketing budgets and resources;
●	broader and deeper product lines;
●	greater customer support resources;
●	greater resources to make acquisitions;
●	lower labor and research and development costs;
●	substantially greater financial and other resources; and
●	larger scale manufacturing operations.

Some of our expected larger competitors may have substantially broader product offerings and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential future customers from purchasing our fusion plants, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies and larger companies that are making significant investments in research and development may invent similar or superior technologies that compete with ours. Our expected and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, some of which are now, or may in the future be, better capitalized than we are, our business, financial condition and results of operations could be adversely affected.

Our business operations may be adversely impacted by, and growth of our business may be limited by, many factors, including global industrial infrastructure constraints, supply chain limitations, global economic conditions, war, regulatory constraints, social acceptance, political resistance to fusion energy, and/or concerns related to issues beyond our control, such as energy security, the environment, and safety.

The number of existing nuclear fusion development projects is limited, and new or expanded nuclear fusion development projects are highly complex and capital intensive. Many factors could negatively affect continued development of nuclear fusion-related infrastructure or disrupt the supply of any future nuclear fusion energy, including:

●	limited downstream infrastructure restricting the development of new or expanded CPPs;
●	local community resistance to proposed or existing nuclear fusion facilities based on perceived safety, environmental or security concerns;
●	any significant explosion, radiation release or similar incident involving a nuclear fusion plant or vessel involved in transportation and storage of activated components from a nuclear fusion plant; and
●	labor or political unrest affecting existing or proposed sites for nuclear fusion plants.

We expect that, in the event any of the factors discussed above negatively affect us, we may abandon some of our plans to develop nuclear fusion facilities and other downstream infrastructure or these plans may be significantly delayed. If the nuclear fusion supply chain is disrupted or does not continue to grow, or if a significant explosion, spill or similar incident occurs within the nuclear fusion industry, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party suppliers and, because some raw materials and key components expected to be used in our targeted future CPPs and related services may come from limited or single source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay technology development, production and/or deliveries of our targeted future CPPs to prospective future customers.

We may in the future face supply constraints related to components needed to upgrade the LM26, achieve MTF technology commercialization, and construct or scale the market adoption of our future targeted CPPs and related services. Some of the components that go into the manufacture of our solutions are sourced from third-party suppliers. To date, we have produced our planned prototypes for use in research and development programs. Although we do not have any experience in managing our supply chain to manufacture and deliver our planned products at scale, our future success will depend on our ability to manage our supply chain to manufacture and deliver our products at scale. Some of the key materials, such as deuterium, tritium, lithium and other elements used to manufacture and operate our planned products may come from limited or single source suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our planned products. Additionally, the imposition of tariffs on raw materials or supplied components for our planned products and technologies could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We have a global supply chain, and work stoppages or interruptions may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers. For example, our planned products depend on energy storage capacitors and switching systems, large-forged components and vacuum systems and we currently procure products and materials with a limited supplier base. Any shortage of lithium, deuterium and high strength steels could materially and adversely affect our ability to develop and manufacture our products that are under development. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill potential future customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our development and potential future product delivery schedules. This could adversely affect our relationships with our prospective future customers and channel partners and could cause delays in shipment of our planned products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our prospective future customers, there may be a lapse of time before we are able to do so such that we must absorb the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our prospective future customers, which may result in such customers using competitive products instead of ours.

We are reliant on key technical, material, and services inputs, so our inability to control their availability or their costs could negatively impact our MTF technology commercialization timeline, the schedule for development of our MTF technology elements, the market adoption of our targeted future CPPs, and our targeted future profitability.

Our planned products and services are expected to be dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If we are unable to adequately source and control the costs of such key components, we will be unable to realize manufacturing cost targets, which could reduce the market adoption of our targeted future CPPs, damage our reputation with current partners or prospective customers, and harm our brand, business, prospects, financial condition and targeted future profitability.

Developing and constructing any future targeted CPPs will involve a significant degree of risk and uncertainty in terms of schedule and cost due to complex project management, reliance on MTF technology development partners and suppliers, and manufacturing process uncertainty for our technology development, as well as power plant components.

The complexity of our MTF technology and any targeted future CPPs and related services could result in unforeseen development and delivery delays or expenses, hindering the viability of, or reducing the market adoption of, our targeted future CPPs and related services, and could damage our reputation with prospective future customers, expose us to product liability and other claims, and adversely affect our business, revenues, profitability, growth rates and/or market share. We may be unable to timely release new products, manufacture products, correct problems that have arisen or correct such problems to our potential future customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products and services are introduced or as new versions are released, could result in serious injury to the end users of our planned products, or those in the surrounding area, litigation against us, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive fusion market. Some errors or defects in our planned products may only be discovered after they have been tested, commercialized and deployed by potential future customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by our potential future customers or others. Our reputation or brand may be damaged as a result of these problems and potential future customers may be reluctant to use our planned products and services, which could adversely affect our ability to attract new customers and could adversely affect our financial results.

In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our planned products and services. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.

Our LM26 and targeted future CPP design, development or construction activities may not be successful, and/or we may make significant investments without first obtaining project financing, which could adversely increase our business costs and impair our ability to recover our investments through future revenues.

The development and construction of our targeted future CPPs will involve numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. In addition, we may choose to bear the costs of such efforts prior to obtaining project financing, prior to getting final regulatory approval and/or prior to our final sale to a customer, if any.

Successful completion of a particular project may be adversely affected by numerous factors, including: failures or delays in obtaining desired or necessary land rights, including ownership, leases and/or easements; failures or delays in obtaining necessary permits, licenses or other governmental support or approvals, or in overcoming objections from members of the public or adjoining land owners; uncertainties relating to land costs for projects; unforeseen engineering problems; access to available transmission for energy generated by our targeted future CPPs; construction delays and contractor performance shortfalls; work stoppages or labor disruptions and compliance with labor regulations; cost over-runs; availability of products and components from suppliers; adverse weather conditions; environmental, archaeological and geological conditions; and availability of construction and permanent financing. Additionally, development and construction of some of our targeted future CPPs would be the first of their kind, which means we will face many unknowns that may lead to increased costs or an inability to finalize construction and/or commission the relevant facility.

If we are unable to complete the development of one or more of our targeted future CPPs or fail to meet one or more target construction milestone dates that we may agree on in the future, we may incur losses or be liable for damages or penalties that we are not able to offset, which would have an adverse impact on our results of operations and financial position in the period in which the loss is recognized. We expect that some projects will require self-financing to develop and/or build. If we are unable to complete a project, capital costs whether self-financed or not would also be an exposure that may need to be written off, which would have an adverse impact on our results of operations and financial position in the period in which the loss is recognized.

Liability relating to potential contamination and other environmental conditions may require us to conduct investigations or undertake remediation at the properties underlying our projects, either of which may impact the value of any properties that we may acquire.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to any future projects, or at off-site locations where we may arrange for the disposal of hazardous substances or wastes. We are subject to certain laws that often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. The presence of any environmental contamination with respect to one of our planned projects could adversely affect our operations, and we may incur substantial investigation, remediation or other costs or damages, thus harming our business, financial condition and results of operations.

Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. If we are not able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.

Our MTF technology development, commercialization, future growth rate, ability to compete in the global energy market and our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent engineers and scientists and other qualified personnel. Competition for the limited number of these skilled professionals is intense. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our technologies and services, we may experience delays, increased costs and reputational harm.

Currently, we have the majority of key personnel, skills and competencies that we believe will be necessary to execute the LM26 program. If we are unable to retain key LM26 personnel and add personnel as needed to execute the program, we may experience delays, increased costs and reputational harm.

We depend on key executives and management to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

If we are unable to establish and maintain confidence in our long-term business prospects within the global energy market and among investors, prospective future customers, and external business analysts, or if we are subject to negative publicity, then our business, financial condition, operating results, future business prospects, and access to capital may suffer materially.

Adoption of our MTF technologies, or of fusion energy generally, among our potential future customers may progress more slowly than we anticipate or may be more expensive to bring potential future customers into our pipeline. Any delays or failure to attract potential future customers to our targeted future CPPs or MTF technology may have a material and adverse impact on our business and financial condition.

Our investments in educating prospective future customers about the advantages of fusion energy and its applications may not result in sales of our targeted future CPPs and related services, which could have a material adverse effect on our business, future potential revenues, profitability, growth rates and/or market share.

Educating our prospective future customers about fusion energy, its advantages over other forms of energy and fusion’s ability to convey value in different industries and deployments is an integral part of developing new business and the fusion market generally. If prospective future customers have a negative perception of, or experience with, fusion or a competitor’s fusion products, they may be reluctant to adopt fusion in general or specifically our planned products and services. Adverse statements about fusion by influential market participants may also deter adoption. Some of our competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, fusion or solutions. Our efforts to educate potential future customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and we may not offset the costs of such efforts with revenue from potential future customers. If we are unable to acquire customers to offset these expenses or if the market accepts such adverse statements, our results of operations and financial condition will be adversely affected.

Our prospective future customers may be large corporations with substantial negotiating power, exacting product and service standards, price concessions, and potentially competitive alternative solutions. If we are unable to sell our targeted future CPPs and related services to these prospective future customers, or if the profit margins of our sales are diminished below our expectations, then our future business prospects, financial performance, and results of operations will be adversely affected.

Our potential future customers may be large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our planned products and services. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing commercial opportunities with any of these companies will require a substantial investment of our time and resources. We cannot assure you that these or other companies will seek our planned products and services or that we will generate meaningful revenue or competitive margins from the sales of our planned products and services to these key potential future customers. If our planned products and services are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on our business.

Our business could be materially and adversely affected if we lost any of our largest prospective future customers or if they were unable to pay our invoices.

Although we continue to pursue a broad customer base, we may become dependent on a collection of large customers with strong purchasing power. The loss of business from any of our largest prospective future customers (whether by lower overall demand for our planned products and services, cancellation of contracts or product orders or the failure to award us new business) could have a material adverse effect on our business.

There is also a risk that one or more of our major potential future customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major potential future customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss.

We operate in multiple countries, which exposes us to additional tax, compliance, regulatory, market, foreign currency, and other multi-jurisdictional financial risks.

We operate primarily in the United States, Canada and the United Kingdom, while we maintain contractual relationships with parts and manufacturing suppliers and service providers in Europe, Asia, Mexico and other locations. We may continue to invest to increase our presence in key markets outside the United States, Canada and the United Kingdom. Managing any future expansion requires additional resources and controls, and could subject us to risks associated with international operations, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;
●	lack of availability of government incentives and subsidies;
●	challenges in arranging, and availability of, financing for potential future customers;
●	potential changes to our business model;
●	cost of alternative power sources, which could vary meaningfully outside the United States, Canada and the United Kingdom;
●	difficulties in staffing and managing foreign operations in an environment of diverse cultures, laws, and potential future customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;
●	installation challenges;
●	different levels of demand among potential future commercial, fleet and residential customers;
●	compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Personal Information Protection and Electronic Documents Act (Canada) and state privacy laws in the United States, including in Virginia and Colorado, the European Union and U.K. General Data Protection Regulation, national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;
●	compliance with United States and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”), the Corruption of Foreign Public Officials Act (Canada) and the United Kingdom Anti-Bribery Act of 2020;
●	conforming products to various international regulatory and safety requirements;
●	difficulty in establishing, staffing and managing foreign operations;
●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;
●	restrictions on repatriation of earnings;

●	compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable Canadian, United States and United Kingdom tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and
●	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts may not be successful.

Our target MTF technology demonstration, commercialization and market development timelines, assessments of total serviceable addressable market opportunity, estimates of LCOE, targets for market adoption of our MTF technology, estimates and forecasts of market growth, and any statements we make about such estimates, forecasts, targets, or assessments, may prove to be inaccurate.

This proxy statement/prospectus includes estimates of the addressable market for our planned products and services and the fusion energy market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow at similar rates. The anticipated targeted future CPP economics and LCOE are based on significant assumptions related to future government policy, global energy industry dynamics, and the development and industrialization of several critical technologies, as well as market size and pricing estimates, all of which may be subject to change due to fluctuations in global financials, regulatory and legal environments, and other factors, including, but not limited to, the factors discussed herein.

Our business is subject to the risks of accidents, earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as changes in politics, public policy, social attitudes toward fusion energy and the environment, national commitments to achieving “Net Zero” carbon emissions targets, disruption in global trade, supply chain disruption, terrorism, and war.

Accidents, terrorism, war, a natural disaster such as an earthquake, fire, flood, hurricane or significant power outage or other similar event, or other incidents occurring at any targeted future CPP, including the release of radioactive materials, could result in the shutdown of these plants or impact the acceptance of fusion technology and demand for our targeted future CPPs and related services. Any or all of these events could adversely affect our business, demand for fusion energy and our targeted future CPPs and related services, reputation and operating results, including our financial performance. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays, supply chain disruptions, or cancellations of orders or impede our suppliers’ ability to timely deliver product components, or the deployment of our planned products, our business, operating results and financial condition would be adversely affected. A disruption in global trade, including delivery of air, sea, and land freight, could delay or increase the costs of upgrading our LM26 and/or developing, manufacturing and constructing our targeted future CPPs, or providing targeted future services to any such CPPs, which could adversely affect our business and results of operations. Further, unforeseen changes in fusion regulatory frameworks, any developments deterring national commitments to achieving “Net Zero” carbon emissions targets, and social attitudes toward fusion energy and the environment could adversely affect our business and results of operation.

Interruption or failure of our information technology and communications could have adverse effects, including regulatory effects, on our business and results of operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result, we manage a number of third-party contractors who have access to our confidential information.

Given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyberattacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our planned products and services could be delayed.

While we have not experienced any such system failure, accident or security breach to date that we are aware of, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition.

Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

The direct and indirect impact on us and our prospective future customers from severe weather and other effects of climate change and the economic impacts of the transition to non-carbon based energy, could adversely affect our business, financial condition and results of operations.

Our operations and properties, and those of our prospective future customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other natural disasters and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force our prospective future customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our prospective future customers they may indirectly impact us and our prospective future customers, including through increased insurance, energy or other costs. In addition, although the ongoing transition to non-carbon based energy is creating significant opportunities for us and our prospective future customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our business, financial condition and results of operations.

A pandemic, epidemic or outbreak of an infectious disease in Canada, the United States or worldwide could adversely impact our business operations and our financial results.

We face current and potential future business risks related to health pandemics which could materially and adversely affect the progress of our MTF technology program, business development, and the financial performance of our business.

If a pandemic, epidemic, or outbreak of an infectious disease or other public health crisis were to affect our markets, facilities or our potential future customers, our business could be adversely affected. A pandemic, epidemic, or outbreak of an infectious disease or other public health crisis could disrupt certain aspects of our operations, including the ability of certain of our employees to collaborate in-person, and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. The potential future spread of other infectious diseases and related precautionary measures may result in delays or disruptions in our supply chain, delays in the launch or execution of certain of our potential future customers’ projects and a decrease of our operational efficiency in the development of our systems, products, technologies and services. Moreover, any measures we make take within our facilities to support the health and safety of our employees may also result in a reduction of operational efficiency within our impacted workforce.

Infectious diseases could result in significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital. In the future, this could negatively affect our liquidity and capital resources. Given the rapid and evolving nature of pandemics, epidemics, outbreaks of infectious diseases and other public health crises, responsive measures taken by governmental authorities and uncertainty about their impact on society and the global economy, we cannot predict the extent to which our operations would be affected, particularly if these impacts were to be persistent or worsen over an extended period of time.

Tax matters, including increases in income tax rates, disagreements with tax authorities, or changes in tax laws, could materially adversely affect our business, results of operations, or financial condition.

We are subject to taxes in Canada, the United States and the United Kingdom and may be subject to taxes in certain other foreign jurisdictions in the future. Due to economic and political conditions, tax rates in various jurisdictions, including Canada, the United States and the United Kingdom, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. We may be subject to income and other tax audits by various tax jurisdictions. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Further, we may be unable to utilize any net operating losses in the event a change in control is determined to have occurred.

General Fusion may have to obtain consents or waivers in connection with the Business Combination under certain agreements, including certain government funding agreements.

General Fusion may have to obtain consents or waivers in connection with the Business Combination under certain agreements, including certain government funding agreements. In addition, General Fusion’s government funding agreements also include obligations to achieve certain milestones, and the failure to achieve such milestones may result in the termination, suspension or clawback of the funding provided under such agreements. There can be no assurance that General Fusion will be able to obtain such consents or waivers or achieve such milestones, and the failure to obtain any required consents or waivers, the failure to achieve milestones or the occurrence of any event of default under such agreements may require General Fusion to make substantial payments or could result in the termination of such agreements, which may materially adversely impact General Fusion’s ability to commercialize its targeted future CPPs and its future business prospects, financial performance, and results of operations.

Risks Related to General Fusion’s Capital Resources

Our business requires substantial investment.

The aggregate capital raised or expected to be raised from the PIPE Financing and the Business Combination is expected to fund the LM26 program into 2028 but will not be sufficient to finance the total capital required for our business plan to commercialization of our targeted CPPs. To the extent there are significant redemptions in connection with the Business Combination, we may be required to make significant adjustments to our mid to long-term business plans in light of our available capital resources. For example, we will have to reduce future costs, which could materially impact our business plan, including, potentially, design and demonstration of key commercial systems and components, including seals, valves, and heat exchange systems, market development, and other supporting research and development that may impact product development timeline. Following the Business Combination, we may need to raise additional capital to fund our business, MTF technology development and commercialization activities, improve our platform, or expand our operations. If we are unable to raise additional capital or are unable to do so on terms acceptable to us, or if we are unable to generate cash flows necessary to maintain or expand our operations, then we may not be able to compete successfully, which would harm our business, financial condition and results of operations.

We may not generate sufficient capital in connection with the Business Combination to complete the development, manufacture, and/or upgrading and operation of our LM26, including due to the potential redemption of shares by Spring Valley’s public shareholders, which may prevent or materially delay our ability to commercialize fusion energy or require us to raise additional capital in the future, which may not be available when needed. In the future, we may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current partners or potential future customers, we may issue equity or equity-linked securities to such partners or future customers. We may not be able to timely secure additional debt or equity financing in the future on favorable terms, or at all. It may cost significantly more than anticipated to develop, manufacture, operate or upgrade our LM26, develop required MTF technologies, or otherwise develop and sell our targeted future CPPs and related services to prospective future customers, any of which may require us to raise additional capital and may result in us continuing to generate significant financial losses that would materially adversely affect our ability to achieve our targeted financial performance, our financial condition, or results of our operations. There can be no assurances that we will be successful in raising additional capital, if needed, or able to do so on attractive terms, which may prevent, materially delay, or otherwise materially adversely affect our ability to develop, manufacture, operate or upgrade our LM26, develop required MTF technologies, or otherwise develop our targeted future CPPs and related services that we expect to sell to our prospective future customers. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to potential future customers to further business relationships, our existing shareholders could experience significant dilution. Any debt or equity financing obtained, or credit facilities entered into, by us in the future could involve restrictive covenants relating to our ability to incur additional indebtedness, to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

To the extent we require additional funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding.

We expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our common shares. We cannot predict the size of any such future debt or equity financings or the dilutive effect, if any, that such financings will have on the market price of our securities.

Pursuant to the Incentive Plan, which will become effective upon the Closing, our management is authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under the Incentive Plan is increased pursuant to the terms of the Incentive Plan, our shareholders may experience additional dilution, which could cause our stock price to fall. Any of the above events could have a material adverse effect on our business, financial condition and results of operations.

Our corporate expenditures, including our corporate level outspend, are subject to numerous risks and uncertainties.

Our current and future operating expenses are uncertain and impacted by various factors outside of our control, including the impact of inflation, evolving regulatory requirements, raw material availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, among other factors. Accordingly, it is possible that our overall expenses and related outspend could be significantly higher than the levels we currently estimate, and any increases could have a material adverse effect on our business, financial condition and results of operations.

We may experience a disproportionately higher impact from inflation and rising costs.

While inflation rates have moderated in the last year, they still remain elevated compared to the prior decade. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact may not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to sell to customers, which could have a material adverse effect on our business, financial condition and results of operations.

Our actual operating results may differ significantly from any guidance we may provide.

From time to time, we may release guidance in our quarterly earnings releases or otherwise once we are a public company regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which would include forward-looking statements, would be based on projections prepared by our management. Should we provide projections, neither our registered public accountants nor any other independent expert or outside party is expected to compile or examine the projections. Accordingly, no such person currently expresses, or in the future would be expected to express, any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as pandemics and public health emergencies, global conflicts and the effects of changes to interest rates and inflation on our cost estimates and expectations, and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management may prepare, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. Actual results may vary from our guidance and the variations may be material. The principal reason that we may from time to time release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our common shares.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being significantly different from our guidance, and the differences may be adverse and material.

Our financial results may vary significantly from quarter to quarter and year to year.

We expect our operating results and revenue, if any, to vary from quarter to quarter and year to year. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter or year. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

Additional factors that may cause our financial results to fluctuate from quarter to quarter and year to year include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

●	the terms of customer contracts that affect the timing of revenue recognition;
●	variability in demand for our services and solutions;
●	commencement, completion or termination of contracts during any particular quarter;
●	timing of shipments and product deliveries;
●	timing of significant bid and proposal costs;
●	timing of acquisitions and related costs;
●	timing of restructuring activities;
●	the costs of remediating unknown defects, errors or performance problems of our planned product offerings;
●	volatility or fluctuations in foreign currency exchange rates and interest rates;
●	restrictions on and delays related to the export of nuclear articles and services;

●	costs related to government inquiries;
●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;
●	strategic investments or changes in business strategy;
●	changes in the extent to which we use subcontractors;
●	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and
●	the length of sales cycles.

Changes in our accounting estimates and assumptions could negatively affect the reporting of our financial position and results of operations.

We prepare our consolidated financial statements in accordance with GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, expense recognition, recoverability of assets, grant receivables, contingencies, valuation of financial instruments, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Following the completion of the Business Combination, as a public company, New General Fusion will be required to evaluate and determine the effectiveness of internal control over financial reporting. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of the effectiveness of our internal control over financial reporting as of or for any period included in our financial statements included herein, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act or National Instrument 52-109 — Certifications of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). However, in connection with the preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified pertained to:

●	we lacked adequate documentation across key processes and did not design and maintain adequate formal documentation of our internal control procedures and policies including an absence of an internal process to identify and assess deficiencies in our internal controls on a timely basis;
●	we lacked adequate information technology general controls over our key financial reporting systems, including ineffective segregation of duties, change management and program development in our control environment; and
●	we did not maintain a sufficient complement of personnel with requisite knowledge and experience in the application of complex areas of GAAP and SEC rules to prevent or detect material adjustments necessary to appropriately present certain complex and non-routine debt and government assistance transactions in conformity with GAAP. Our internal review process lacked the requisite knowledge to effectively monitor the work of third-party consultants and ensure compliance with GAAP and SEC reporting requirements.

We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including the following:

●	designing and implementing our financial control framework to identify, assess, and respond to the risks of material misstatement;
●	designing and implementing certain information technology general controls over our information technology systems with the assistance of external advisors with the requisite experience and knowledge;
●	adding additional qualified accounting personnel with experience with complex GAAP and SEC rules; and
●	engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of our internal control over financial reporting based on the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Remediation will require validation of control design and a period of sustained operating effectiveness before management can conclude the material weakness has been remediated. We will not be able to conclude that our internal control over financial reporting is effective until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. We can give no assurance that our efforts will remediate these material weaknesses in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future. Additionally, there can be no assurance that we have identified all material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and NI 52-109.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act and NI 52-109 will be time-consuming and costly. If during the evaluation and testing process we identify, and following the completion of the Business Combination, New General Fusion identifies, additional material weaknesses in our internal control over financial reporting or determines that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our auditors are unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial statements, the market price of General Fusion Common Shares could be adversely affected and we could become subject to litigation or investigations by governmental agencies and securities, accounting and other regulatory authorities, which could require additional financial and management resources.

Risks Related to Legal and Regulatory Matters

Failure to comply with anticorruption, economic sanctions and anti-money laundering laws, including the FCPA, Corruption of Foreign Public Officials Act (Canada), Criminal Code, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, United Nations Act and Freezing of Corrupt Foreign Officials Act, UK Bribery Act 2010 and similar laws associated with activities inside or outside of the United States or Canada, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, Corruption of Foreign Public Officials Act (Canada), Criminal Code, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, United Nations Act and Freezing of Corrupt Foreign Officials Act, UK Bribery Act 2010 and similar laws associated with activities inside or outside of the United States or Canada and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil penalties or sanctions and other consequences which could have a materially adverse effect on our reputation, business, operating results and prospects. In addition, ensuring compliance may be costly and time-consuming and responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

We are subject to governmental export and import control laws and regulations, as well as laws and regulations relating to foreign ownership and economic sanctions. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial performance, and results of operations.

Our planned products and services are expected to be subject to export control and import laws and regulations, including the Export and Import Permits Act (Canada), the Customs Act (Canada) and regulations, the United States Export Administration Regulations, United States Customs regulations and various economic and trade sanctions regulations administered by the United States Treasury Department’s Office of Foreign Assets Controls. Export control laws and regulations and economic sanctions in the United States and other jurisdictions prohibit the shipment of certain products and services to, or from, certain embargoed or sanctioned states, countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our planned products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

We rely on third-party consultants for our regulatory compliance, and we could be adversely impacted if the consultants do not correctly inform us of relevant legal or regulatory changes.

We depend on third-party consultants to work with us across all of our operations to ensure correct legal, permitting and regulatory compliance and keep us apprised of relevant legal or regulatory changes. We may face non-compliance or legal challenges if our third-party consultants do not inform us of the proper compliance measures or if we fail to maintain our engagement with third-party consultants. Any failure, or perceived failure, by us to comply with current and future legal or regulatory requirements could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause potential future customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Our business is subject to a variety of risks, some of which may not be covered by our future or existing insurance policies.

In the course of implementing of our business plan, including, among other things, upgrading of the LM26, commercial technology maturation, developing, manufacturing and constructing our targeted future CPPs, and providing targeted future services to any such CPPs, and commencing our commercial scale operations, we may be subject to a variety of risks that could result in (i) damage to, or destruction of, proposed or existing nuclear fusion facilities, (ii) personal injury or death, (iii) environmental damage, (iv) delays, (v) monetary losses, (vi) natural disasters, and (vii) legal liability, among others. It is not always possible to fully insure against such risks, and new insurance pools may need to be formed to provide adequate liability and damage coverage. We may determine not to insure against all such risks as a result of high premiums or for other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in an increase in cost and a decline in the value of our securities. We cannot be certain that insurance for some or all of these risks will be available on acceptable terms or conditions, if at all, and in some cases, coverage may not be acceptable or may be considered too expensive relative to the perceived risk.

Changes to trade policy, economic sanctions, tariffs, and import/export regulations may have a material adverse effect on our business, financial performance, and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where we purchase our components, sell our planned products or otherwise conduct our business may adversely affect the progress of our MTF technology commercialization program, business development, and the financial performance of our business. The United States has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. Although our current operations are in Canada, such changes could adversely affect the alternative energy market, our ability to access key components or raw materials needed to manufacture our planned products, our ability to sell our planned products and services to prospective future customers outside of the United States and the demand for our planned products and services. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations. Canada can also propose sanctions and/or tariffs on other countries where our operation currently resides which could adversely affect our business.

We will likely be subject to, and will be required to remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, construction, and servicing of our targeted future CPPs. Prospective future customers may also require that we comply with their own unique requirements relating to these matters, including provision of data and related assurance for environmental, social, and governance related standards or goals.

We will likely be subject to, and will be required to remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, construction, and servicing of our targeted future CPPs. Since we operate on a global basis, this is a complex process which requires continual monitoring of laws and regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing laws and regulations in each market where we operate. For example, we are currently operating the LM26 facility under a license from the Canadian Nuclear Safety Commission (“CNSC”) which is also subject to Canadian laws and government regulations. If there is an unanticipated new law or regulation that significantly impacts our use such as our license with CNSC, and sourcing of various components or requires more expensive components, that law or regulation could materially adversely affect our business, results of operations and financial condition.

Our planned products and services are expected to be subject to complicated laws and regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new laws or regulations could impose limitations on fusion generally or our planned products and services specifically. If we fail to adhere to these new laws or regulations or fail to continually monitor the updates, we may be subject to litigation, loss of prospective future customers or negative publicity and our business, results of operations and financial condition will be adversely affected.

Our business may be adversely affected by changes in the regulation of fusion energy and the broader global energy industry, or by concerns that result in the promulgation or adoption of unanticipated fusion energy regulatory requirements.

Government energy regulations are an important factor for our business. Our business may be adversely affected by changes in the regulation of fusion energy and the broader global energy industry, or by concerns that result in the promulgation or adoption of unanticipated fusion energy regulatory requirements. National governments may institute policies related to fusion based on national security, which may limit our ability to market our technology to the full breadth of our anticipated TAM for future CPPs and related services.

Government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding the industry, accidents involving our planned products and services, domestic and foreign political developments or considerations, and litigation relating to our planned products and services and our competitors’ products and services. Changes in government regulations could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to safety issues in the alternative energy and fusion energy industries. If future CPPs and related services are established, the obligations of complying with safety regulations and reporting requirements could increase and it could require increased resources and adversely affect our business. Fusion may be subject to new and complex regulatory framework requirements that are more stringent, more expensive, or take more time to license our targeted future CPPs than we currently anticipate, any of which could adversely affect our business. Significant adverse changes to legislation and regulations, including proposed regulatory frameworks applicable to fusion energy, may have a significant adverse impact on our ability to execute our business plans in a timely and cost-effective manner and may have a material adverse effect on our ability to achieve our targeted business performance, financial condition, and results of operations.

Uncertain global macro-economic and political conditions could materially adversely affect our business, results of operations and financial condition.

Our business, financial condition and results of operations are materially affected by economic, financial and political conditions in Canada, the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws, the effects of governmental initiatives to manage economic conditions, political instability, civil unrest, terrorist attacks and war or military action. Future potential customers may delay or decrease spending on our planned products and services as their business and budgets are impacted by economic conditions and political uncertainty. The inability of potential future customers to pay us for our planned products and services may adversely affect our earnings and cash flows.

In addition, global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business. Future supply chain disruptions could prevent our ability to obtain necessary raw materials in a timely and cost-effect manner.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs, additional business operating costs, increased costs to operate or upgrade the LM26 and/or design, construct and manufacture targeted future CPPs, and other unanticipated business restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial performance or results of our business operations.

Our company and its operations, as well as those of our contractors, suppliers and potential future customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes. These laws may require us or others in our value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, could cause additional expenditures, restrictions and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Further, we currently rely on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ours or our contractors’, may result in liability under environmental laws, including, but not limited to, the Canadian Environmental Protection Act and the United States Comprehensive Environmental Response, Compensation and Liability Act, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, we may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

We are subject to multiple environmental permitting processes at the international, national, sub-national, and/or local levels. Failure to obtain necessary permits and approvals may adversely impact our business.

The design, construction and operation of LM26 are regulated activities. We will be required to obtain permits and licenses according to local regulatory authorities with respect to any new construction, expansion or modification of our facilities, and maintain or renew such permits and licenses. We cannot control the outcome of the regulatory review and approval processes. Certain of these governmental permits, approvals and authorizations are or may be subject to rehearing requests, appeals and other challenges.

There is no assurance that we will obtain and maintain or renew these governmental permits, approvals and authorizations, or that we will be able to obtain them on a timely basis, and failure to obtain and maintain any of these permits, approvals or authorizations could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

The regulatory framework and licensing process for commercial fusion energy are still under development in key jurisdictions (e.g., the United States, Canada, and the United Kingdom), and, therefore, their exact nature, extent, and process for compliance have not been established, and their expected impact on our business is uncertain. Most, if not all, countries do not yet have an approved regulatory framework or licensing process for commercial fusion energy.

The regulatory framework and licensing process for governing commercial fusion energy are evolving and any failure or perceived failure to comply with applicable laws or regulations as they emerge may adversely affect our business. Fusion energy and our business are subject to oversight by government regulatory and permitting organizations and agencies in the jurisdictions in which we operate, and fusion energy and our business may be subject to such oversight in other jurisdictions in which we may operate in the future, any of which could subject us to obligations, restrictions and limitations with an adverse effect on our ability to attract customers, our ability to achieve our targeted business performance, our financial condition, and our results of operations. New insurance pools may need to be formed to provide nuclear liability and onsite nuclear property damage coverage, or applicable legal frameworks could change to make fusion facilities subject to international or domestic nuclear liability laws, which, while traditionally the responsibility of the facility operators, could adversely affect our business. Additionally, fusion energy facilities are likely to be subject to financial assurance requirements by government regulatory and permitting organizations and agencies for the purposes of decontamination and decommissioning, and while these requirements are traditionally the responsibility of end-use customers, materially adverse requirements could impact our business.

Fusion energy facilities generate certain short- and medium-term radioactive waste materials that must be isolated, transported, or otherwise disposed of at radioactive waste disposal facilities in accordance with government regulatory and permitting requirements. Failure to comply with applicable regulatory requirements may result in substantial fines or other restrictions or limitations that could have an adverse effect on our business, prospects, financial condition, and results of operations.

Our targeted future CPPs are expected to produce certain radioactive waste in the form of tritium and activated metals that will likely need to be transported offsite and disposed of in a low-level radioactive waste disposal facility. Tritium has a half-life of about 12 years. Targeted future CPPs are expected to both generate tritium and use tritium as a fuel, but excess tritium may be disposed of as waste if not sold to other users. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions. Failure to comply with applicable regulatory requirements may result in substantial fines or other restrictions or limitations that could have an adverse effect on our business, prospects, financial condition, and results of operations.

Under federal, state, provincial and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. Moreover, the presence of contamination may expose us to third-party claims for property damage or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure, or develop our properties. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.

Additionally, we may be responsible for the decontamination or decommissioning of facilities where we conduct, or previously conducted, operations. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

Risks Related to Technology, Privacy and Intellectual Property

We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from infringing, misappropriating, copying or reverse engineering our proprietary technologies and technical solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly and time consuming and, therefore, may adversely affect our business.

The success of our planned products and services and our business depends in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our planned products in the United States and other international jurisdictions. We rely on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection.

We cannot be assured that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.

Protecting against the unauthorized use of our intellectual property and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of fusion products and services and intend to enforce the intellectual property portfolio we have built. Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our planned products or services that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our planned products or services, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results and financial condition. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our planned products become available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.

Third-party claims alleging that we are infringing, misappropriating or otherwise violating another person’s intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation, require us to enter into expensive intellectual property licenses, or otherwise place limitations on our use of such intellectual property, which could adversely affect our business.

If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages or could potentially lose intellectual property rights that are critical to our business. Although we hold key patents related to our planned products, a number of companies, both within and outside of the fusion industry, hold other patents covering aspects of fusion products and services. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is potential for litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We may receive inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases and face increasing competition. In addition, parties may claim that the names and branding of our planned products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names and branding of our planned products in the affected territories and we could incur other costs.

We currently have, and may in the future have, a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our potential future customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by our planned products and services of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our planned products or services infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our prospective future customers, may deter future customers from purchasing our planned products and services and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a future customer and a third party relating to infringement by our planned products and services, an adverse outcome in any such litigation could make it more difficult for us to defend our planned products and services against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand and operating results.

Our defense of intellectual property rights claims brought against us or our potential future customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our planned products and services to our potential future customers and may require that we procure or develop substitute products or services that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition and prospects.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. While we require certain of our employees, consultants, and contractors to assign such intellectual property to us in the event that the intellectual property is not automatically assigned (e.g., as work made for hire), those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, we have not obtained intellectual property assignment agreements from all employees, consultants and contractors, which also may result in the misappropriation of our intellectual property.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or the right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our planned products, services and related proprietary technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our intellectual property worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

Our intellectual property applications in applicable jurisdictions may not be granted, issued, or registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting fusion energy technology substantially similar to our own.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will be issued, or that our issued patents will afford protection against competitors with similar technology. The legal protections afforded by any additional patents or other intellectual property registrations may not adequately cover the full scope of our business activities or permit us to gain or keep any competitive market position. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

In addition to patented MTF technology, we rely on our unpatented proprietary MTF technology, trade secrets, processes and know-how, and any failure to protect and enforce such unpatented intellectual property rights may have an adverse effect on our business, financial condition and results of operations.

We rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have entered into confidentiality agreements with third parties and confidential information and inventions agreements with employees, consultants and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced, and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Some of our planned products and services contain open-source software, which may pose specific risks to our proprietary software, or our targeted future CPPs and related services, in a manner that could harm our business.

We use open-source software in some of our planned products and services, and we anticipate using open-source software in the future in our targeted CPPs. Some open-source software licenses require those who distribute open-source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open-source licenses have not been interpreted by United States or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our planned products or services.

In addition, we rely on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for our current MTF development. In our future targeted CPPs, we may continue to rely on similar copyleft licenses. Third parties may assert a copyright claim against us regarding our use of such software or libraries, which could lead to a limitation of our use of such software or libraries. Use of such software or libraries may also force us to provide third parties, at no cost, the source code to our proprietary software, which may decrease revenue and lessen any competitive advantage we have due to the secrecy of our source code.

We could face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open-source software, and we cannot ensure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, have an adverse effect on our business and results.

We may be subject to liabilities or damages resulting from claims that we or our employees wrongfully misappropriated, used, or disclosed trade secrets or other confidential information of our competitors or other third parties.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of our competitors or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our planned products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We are subject to cybersecurity and data privacy risks to our operational systems, security systems, information technology infrastructure, integrated software, and customer data processed by us or third-party vendors or suppliers. Any material failure, weakness, interruption, cyber event, incident, or breach of security could prevent us from effectively operating our business or result in financial losses and reputational harm.

We are at risk for interruptions, outages and breaches of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; or potential future customer data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of potential future customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of our planned products and services. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, and deliver our planned products and services, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyberattacks may not be sufficient to cover the losses we may experience as a result of a cyber incident.

The fusion industry is characterized by unforecastable and rapid technology advancement, which could adversely affect the market adoption of our targeted future CPPs and related services.

While we intend to invest substantial resources to remain at the forefront of technological development, continuing technological changes in fusion technology and the markets for these products and services could adversely affect adoption of fusion and/or our planned products and services, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our planned product and services offerings, as well as introduce a variety of new product and services offerings, to address the changing needs of the markets in which we expect to offer our planned products and services. We cannot guarantee that our new products or services will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products and services that meet customer requirements could damage our relationships with future customers and lead them to seek alternative sources of supply. If fusion commercializes, we will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or services at competitive prices may cause potential future customers to purchase our competitors’ products or turn to alternative energy sources.

If we are unable to devote adequate resources to develop our planned products and services or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our planned products and services could lose market share, our revenue will decline, we may experience operating losses and our business and prospects will be adversely affected.

The Canadian or U.S. governments’ budget deficits and national debts, as well as any inability of Canada or the U.S. government to complete its budget or appropriations process for any government fiscal year, could have an adverse impact on our business, financial condition and results of operations.

The Canadian or U.S. governments’ budget deficits and national debts, as well as any inability of Canada or the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition and results of operations.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the energy spending priorities of the Canadian and U.S. governments, what challenges budget reductions will present for the energy industry and whether annual appropriations bills for all agencies will be enacted for fiscal year 2026 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The Canadian or U.S. governments’ budget deficits and national debts could have an adverse impact on our business, financial condition and results of operations in a number of ways, including the following:

●	The Canadian or U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;
●	Canadian or U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to Canadian or U.S. government spending priorities and levels; and
●	We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our prospective future customers, including Canadian, provincial, or U.S. federal, state and local governments.

These factors may be exacerbated by elevated interest rates as more Canadian or U.S. government spending must be appropriated to servicing the national debt. Furthermore, we believe continued budget pressures could have serious negative consequences for the fusion industry and the customers, employees, suppliers, investors and communities that rely on companies in the fusion industry. Budget and program decisions made in this environment would have long-term implications for us and the entire fusion industry.

Continued compliance with federal, state, local and international data privacy and security laws, rules and regulations may require costly capital expenditures, and a failure to comply with new laws, rules and regulations could adversely affect our business.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission and the U. K. have adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act, as amended by the California Privacy Rights Act, both of which provide for potentially material penalties for non-compliance. These regimes, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we will not have access to, collect, store, process, or share information collected by our planned products and services unless our potential future customers choose to proactively provide such information to us, our planned products and services may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyberattacks and other means of gaining unauthorized access to our planned products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our planned products or the systems into which our planned products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our planned products, markets and potential future customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyberattacks, or improper access to, use of, or disclosure of data, or any security issues or cyberattacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause potential future customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Risks Related to Securities Ownership

Spring Valley may be, or New General Fusion may become, a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If New General Fusion is or becomes a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities”) of New GF Common Shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Because Spring Valley is a blank-check company with no current active business, Spring Valley expects that it would be classified as a PFIC for its taxable year ended December 31, 2025, subject to the potential application of the start-up exception (as discussed in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities—Passive Foreign Investment Company Rules”). Assuming the Continuation qualifies as an F Reorganization (as defined in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities — Tax Consequences of the Continuation — In General”), New General Fusion should be treated as the same corporation as Spring Valley for purposes of the PFIC rules, and the PFIC income and asset tests in respect of New General Fusion should be applied based on the income and assets of the combined business.

Because the timing of the Continuation is uncertain, it is unclear whether New General Fusion will be able to qualify for the start-up exception. Moreover, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New General Fusion for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance as to the PFIC status of Spring Valley or, after the Continuation, New General Fusion for the current taxable or any future taxable year.

If Spring Valley does not qualify for the start-up exception and is determined to be a PFIC with respect to a U.S. Holder, such U.S. Holder did not make any of the PFIC Elections (as described in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities — Passive Foreign Investment Company Rules”) with respect to its Spring Valley Class A Shares, and the Continuation qualifies as an F Reorganization then New General Fusion should also be treated as a PFIC as to such U.S. Holder with respect to such New GF Common Shares even if New General Fusion does not meet a test for PFIC status in its own right, unless such U.S. Holder makes a purging election (as described below) with respect to its shares.

Please see the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to the PFIC status of Spring Valley and New General Fusion. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

We have never paid cash dividends on our shares and do not anticipate New General Fusion paying dividends in the foreseeable future.

We have never paid cash dividends on our shares and currently intend to retain any future earnings to fund the growth of New General Fusion’s business. Any determination to pay dividends in the future will be at the discretion of the New GF Board and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the New GF Board may deem relevant. As a result, capital appreciation, if any, of New General Fusion shares will be the sole source of gain for the foreseeable future.

The price of New General Fusion’s securities may be subject to significant fluctuations, based on various factors including an inability to achieve milestones set forth by management, quarterly or annual fluctuations in results of operations, financial results which deviate from analysts’ expectations, general economic conditions, legislative changes, changes in business prospects, developments that affect the industry as a whole, the breadth of the public market for New General Fusion’s securities, the attractiveness of alternative investments, and other events and factors that are beyond New General Fusion’s control. There can be no assurance that an active and liquid market for New General Fusion’s securities will develop or be maintained or that the price of its securities will not decline.

The trading price of New General Fusion’s shares will be volatile and could be subject to significant fluctuations in response to various factors, some of which are beyond its control. These factors include:

●	actual or anticipated fluctuations in operating results;
●	failure to meet or exceed financial estimates and projections of the investment community or that New General Fusion provides to the public;
●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;
●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
●	changes in competitive factors;
●	operating and share price performance of other companies in the industry or related markets;
●	sales of New General Fusion’s shares into the market pursuant to the exercise of registration rights described elsewhere in this proxy statement/prospectus;
●	the timing and magnitude of investments in the growth of the business;
●	actual or anticipated changes in laws and regulations;
●	additions or departures of key management or other personnel;
●	increased labor costs;
●	disputes or other developments, including litigation, related to intellectual property or other proprietary rights;
●	the ability to market new and enhanced solutions on a timely basis;
●	sales of substantial amounts of shares or other securities by the New GF Board, executive officers or significant shareholders or the perception that such sales could occur;
●	changes in New General Fusion’s capital structure, including the number of shares outstanding, future issuances of securities or the incurrence of debt; and
●	general economic, political and market conditions and changes thereto.

In addition, the stock market in general, and the stock prices of alternative energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that an active and liquid market for New General Fusion’s securities will develop or be maintained or that the price of its securities will not decline. Broad market and industry factors may seriously affect the market price of New General Fusion’s securities, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources. As a result of these and other factors, the market price of New General Fusion’s securities may be volatile in the future.

There is currently no market through which New General Fusion’s securities may be sold.

We intend to apply for the listing of New General Fusion’s shares on Nasdaq and following the Nasdaq listing, on the TSX. However, there is currently no market through which New General Fusion’s securities may be sold and, New General Fusion’s securities may not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell New General Fusion’s securities. This may affect the pricing of New General Fusion’s securities in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for New General Fusion’s securities, will develop or, if developed, that any such market, including for New General Fusion’s securities, will be sustained.

The coverage and recommendations of New General Fusion’s business or its securities by securities or industry analysts, or the absence thereof, could adversely affect the trading price and volume of New General Fusion’s shares, warrants and other securities.

The trading market for New General Fusion’s securities is influenced in part by research and other reports that industry or securities analysts publish about New General Fusion or its business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. New General Fusion may be slow to attract equity research coverage, and the analysts who publish information about its securities will have had relatively little experience with General Fusion, which could affect their ability to accurately forecast New General Fusion’s results and make it more likely that New General Fusion fails to meet their estimates. If no or few analysts commence equity research coverage of New General Fusion, the trading price and volume of its securities would likely be negatively impacted. If analysts do cover New General Fusion and one or more of them downgrade its securities, or if they issue other unfavorable commentary about New General Fusion or its industry or inaccurate research, New General Fusion’s stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on New General Fusion, it could lose visibility in the financial markets. Any of the foregoing would likely cause New General Fusion’s stock price and trading volume to decline, perhaps significantly. Accordingly, we cannot assure you of the likelihood that an active trading market will be developed or maintained, the liquidity of any trading market, your ability to sell New General Fusion’s securities when desired or the price that you may be able to obtain in any such sale.

Future sales of shares by existing shareholders could cause New General Fusion’s stock price to decline.

If New General Fusion’s existing shareholders sell or indicate an intention to sell substantial amounts of its common shares in the public market, the trading price of New General Fusion’s shares could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New General Fusion’s shares could decline.

Although the Sponsor, Spring Valley initial shareholders and the General Fusion Shareholders will be subject to certain restrictions regarding the transfer of New General Fusion’s shares following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New General Fusion intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of shares of New General Fusion could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New General Fusion’s governance documents will permit it to issue an unlimited number of common shares and 12,000,000 New GF Convertible Preferred Shares without seeking approval of the shareholders. New General Fusion may complete additional financings in the future, which may have a dilutive or negative effect on existing shareholders.

New General Fusion’s governance documents will permit it to issue an unlimited number of common shares. Subject to the requirements of the BCBCA and applicable securities laws and securities exchange rules and policies, New General Fusion will not be required to obtain the approval of shareholders for the issuance of additional common shares. Any further issuances of common shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

New General Fusion’s governance documents will also permit it to issue an unlimited number of preferred shares, issuable in series and, subject to the requirements of the BCBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as the New GF Board may determine, and which may be superior to those of the common shares. The issuance of preferred shares could, among other things, have the effect of delaying, deferring or preventing a change in control and might adversely affect the market price of the common shares. Subject to the provisions of the BCBCA, Nasdaq, the TSX and any other securities exchange that New General Fusion’s shares may be listed on, New General Fusion may not be required to obtain the approval of the holders of common shares for the issuance of preferred shares or to determine the maximum number of shares of each series of preferred shares, create an identifying name for each series and attach such special rights or restrictions as the New GF Board may determine.

We anticipate orders for, and revenues from, our targeted future CPPs and related services to be project based, so our financial condition and results of operations are likely to fluctuate on a quarterly and annual basis in future periods, which could cause New General Fusion’s financial results for a particular period to fall below expectations, resulting in a decline in the market price of its shares.

We anticipate orders for, and revenues from, our targeted future CPPs and related services to be project based, so New General Fusion’s financial condition and results of operations are likely to fluctuate on a quarterly and annual basis in future periods, which could cause its financial results for a particular period to fall below expectations, resulting in a decline in the market price of New General Fusion’s shares. New General Fusion’s results may vary from period to period as a result of fluctuations in the number of customers purchasing or taking delivery of its planned products and services as well as fluctuations in the timing and amount of its expenses. As a result, comparing New General Fusion’s results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance.

In addition to the other risks described herein, the following factors could also cause New General Fusion’s financial condition and results of operations to fluctuate on a quarterly basis:

●	its ability to attract new customers and retain any future customers, including in a cost-effective manner;
●	its ability to accurately forecast revenue and losses and appropriately plan its expenses;
●	the timing of new product and services introductions, which can initially have lower gross margins;
●	commencement, completion or termination of contracts during any particular quarter;
●	the effects of increased competition on its business;
●	its ability to successfully maintain its position in and expand in existing markets as well as successfully enter new markets;
●	its ability to protect its existing intellectual property and to create new intellectual property;
●	supply chain interruptions and manufacturing or delivery delays;
●	the length of the installation cycle for a particular location or market;
●	disruptions in sales, production, service or other business activities or its inability to attract and retain qualified personnel;
●	the impact of, and changes in, governmental or other regulation affecting its business; and
●	the impact of epidemics or pandemics on its workforce, or those of its potential future customers, suppliers, vendors or business partners.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on New General Fusion’s stock price.

New General Fusion will be an emerging growth company within the meaning of the Securities Act, and intends to take advantage of certain exemptions from disclosure requirements available to emerging growth companies. Such a determination could make New General Fusion’s securities less attractive to investors and may make it more difficult to compare New General Fusion’s performance with other public companies.

New General Fusion will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in New General Fusion’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New General Fusion’s shareholders may not have access to certain information they may deem important. New General Fusion will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its common shares that are held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2030. Investors may find New General Fusion’s securities less attractive because it will rely on these exemptions. If some investors find New General Fusion’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New General Fusion’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New General Fusion may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New General Fusion’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As a foreign private issuer of securities in the United States, New General Fusion will be permitted to and may adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Listing Rules; these practices may afford less protection to shareholders than they would enjoy if New General Fusion complied fully with the Nasdaq Listing Rules.

Because New General Fusion qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to United States domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

New General Fusion will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New General Fusion will be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by United States domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a United States domestic issuer.

New General Fusion may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

New General Fusion will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act; however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

In the future, New General Fusion would lose its foreign private issuer status if a majority of its shareholders are United States residents or if a majority of its directors or management are United States citizens or residents, and New General Fusion fails to meet additional requirements necessary to avoid loss of foreign private issuer status. New General Fusion may lose its foreign private issuer status or its foreign private issuer status may be impacted in the future if the SEC implements changes to a foreign private issuer’s regulatory accommodations based on their current ongoing reevaluation of the definition for a foreign private issuer. Although we have elected to comply with certain United States regulatory provisions, New General Fusion’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to New General Fusion under United States securities laws as a United States domestic issuer may be significantly higher. If New General Fusion is not a foreign private issuer, it will be required to file periodic reports and registration statements on United States domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. New General Fusion will also have to mandatorily comply with United States federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. New General Fusion may also be required to modify certain of its policies to comply with good governance practices associated with United States domestic issuers. Such conversion and modifications will involve additional costs. In addition, New General Fusion may lose its ability to rely upon exemptions from certain corporate governance requirements on Nasdaq that are available to foreign private issuers.

The market values of growth-oriented and early-stage companies, including New General Fusion, may be more volatile than other securities and may involve special risks.

In the past, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to drops in market value, especially for growth-oriented and early-stage companies. As a result, New General Fusion’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust fund. If there are substantial redemptions, there will be a lower float of New General Fusion’s common shares outstanding, which may cause further volatility in the price of its securities.

New General Fusion’s securities may be subject to restrictions on resale in Canada.

New GF Common Shares to be received by General Fusion Shareholders pursuant to the Business Combination will not include legends restricting transfer under Canadian securities laws and may be resold in each of the provinces and territories of Canada, provided that: (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 — Resale of Securities (“NI 45-102”)); (ii) no unusual effort is made to prepare the market or create a demand for the securities that are the subject of such trade; (iii) no extraordinary commission or consideration is paid in respect of such trade; and (iv) if the selling securityholder is an “insider” or “officer” (as defined under applicable Canadian securities legislation) of New General Fusion, the selling securityholder has no reasonable grounds to believe that New General Fusion is in default of applicable Canadian securities legislation. Each holder of New GF Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Canadian law contains and New General Fusion’s governance documents will contain certain provisions which limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

Certain provisions under the BCBCA and applicable Canadian laws do, and provisions in New General Fusion’s governance documents will, discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares.

For instance, New General Fusion’s governance documents will contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings.

Limitations on the ability to acquire and hold common shares may also be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in a company. Moreover, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded.

Further, changes to fusion policies and regulations in Canada, the United States and elsewhere may impact our ability to conduct our businesses in certain jurisdictions and the ability to negotiate or agree to any merger, acquisition or change of control.

New General Fusion’s governance documents will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in the Province of British Columbia, Canada, and will contain an exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with New General Fusion.

New General Fusion’s governance documents will include a forum selection provision that will provide that, unless it consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for certain matters, including the following: (i) any derivative action or proceeding brought on its behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New General Fusion; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or New General Fusion’s governance documents (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among New General Fusion, its affiliates and their respective securityholders, directors and/or officers, but excluding claims related to New General Fusion business or that of such affiliates. The forum selection provision also provides that New General Fusion’s securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection provision may impose additional litigation costs on securityholders in pursuing any such claims. This provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and New General Fusion’s governance documents will provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of the Federal Forum Provision means that suits brought by New GF Shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in any state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by New GF Shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. New GF Shareholders will not be deemed to have waived its compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of New General Fusion’s securities shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, New General Fusion’s securityholders cannot waive compliance with the federal, state or provincial securities laws and the rules and regulations thereunder. These provisions may limit New General Fusion’s securityholders’ ability to bring a claim in a judicial forum they find favorable for disputes with New General Fusion or its directors, officers, or other employees, which may discourage lawsuits against New General Fusion and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in New General Fusion’s governance documents to be inapplicable or unenforceable in an action, New General Fusion may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

As a company organized under the laws of the Province of British Columbia, Canada, with some of its directors and officers residing outside of the United States, it may be difficult for investors to enforce civil liabilities against New General Fusion based solely upon the federal securities laws of the United States.

New General Fusion will be incorporated under the laws of the Province of British Columbia with its registered office located in British Columbia, Canada. Many of New General Fusion’s directors and officers are expected to reside outside of the United States and all or a substantial portion of its assets and those of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon New General Fusion or its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of United States courts obtained in actions against New General Fusion or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue-sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against New General Fusion or such persons predicated upon the United States federal securities laws or any such state securities or blue-sky laws.

Risks Related to Being a Public Company

New General Fusion will incur significant increased expenses and administrative burdens as a public company, compared to our historical expenses in similar areas, which could have an adverse effect on New General Fusion’s business, financial condition and results of operations.

Following the consummation of the Business Combination, New General Fusion will face increased legal, accounting, administrative and other costs and expenses as a public company that General Fusion did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New General Fusion to carry out activities General Fusion has not done previously. For example, New General Fusion has additional board committees and must adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New General Fusion could incur additional costs addressing those issues, and the existence of those issues could adversely affect New General Fusion’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New General Fusion’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New General Fusion’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New General Fusion to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Some members of our management have limited experience in operating within a public company environment.

Some of our executive officers have limited experience in the management of a publicly traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

If New General Fusion fails to establish and maintain effective internal controls, its ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.

As a public company, New General Fusion will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will increase New General Fusion’s legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on its personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that public companies maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine disclosure controls and other procedures that are designed to ensure that information required to be disclosed by New General Fusion in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to New General Fusion’s principal executive and financial officers.

We intend to seek to improve New General Fusion’s internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of New General Fusion’s disclosure controls and procedures and internal control over financial reporting, we anticipate that New General Fusion will need to expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, New General Fusion may experience additional material weaknesses in its controls. New General Fusion’s controls and any new controls that we develop may become inadequate because of changes in conditions in its business. Further, weaknesses in New General Fusion’s disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm New General Fusion’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of New General Fusion’s internal control over financial reporting that it will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in New General Fusion’s reported financial and other information, which would likely have a negative effect on the trading price of its securities. In addition, if New General Fusion is unable to continue to meet these requirements, it may not be able to remain listed on Nasdaq. New General Fusion will be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. New General Fusion’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New General Fusion’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which New General Fusion’s internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on New General Fusion’s business and results of operations and could cause a decline in the price of its securities.

New General Fusion’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

New General Fusion’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.

Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in New General Fusion’s control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require New General Fusion to change its compensation policies.

Accounting rules and interpretations for certain aspects of New General Fusion’s financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of New General Fusion’s financial statements. Furthermore, changes in accounting rules and interpretations or in New General Fusion’s accounting assumptions and/or judgments, such as those related to asset impairments, could significantly impact its financial statements. In some cases, New General Fusion could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on New General Fusion’s business, prospects, liquidity, financial condition and results of operations.

Risks Related to Spring Valley and the Business Combination

Spring Valley has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Spring Valley Shareholders from a financial point of view.

Spring Valley is not required to, and has not, obtained an opinion from an independent investment banking firm that the consideration it is paying for General Fusion in the Business Combination is fair to Spring Valley Shareholders from a financial point of view. Spring Valley is also not required to, and has not, obtained any third party report, opinion or appraisal in establishing a valuation for General Fusion. The Spring Valley Board relied on the financial skills and background of its officers and directors in determining the value of General Fusion and in making its assessment of the Business Combination. Spring Valley Shareholders will be relying on the judgment of the Spring Valley Board with respect to such matters and assuming the risk that the Spring Valley Board may not have properly valued such business or may have been incorrect in its assessment of the Business Combination.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Following the closing of the Business Combination, New General Fusion may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New General Fusion’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Spring Valley cannot assure you that the due diligence conducted in relation to General Fusion has identified all material issues or risks associated with General Fusion, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and New General Fusion may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New General Fusion’s financial condition and results of operations and could contribute to negative market perceptions about the securities or New General Fusion. Accordingly, any shareholders of Spring Valley who choose to remain New GF Shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or joint proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

If, after Spring Valley distributes the proceeds in the trust account to the public shareholders, Spring Valley files a bankruptcy petition or an involuntary bankruptcy petition is filed against Spring Valley that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Spring Valley and the Spring Valley Board may be exposed to claims of punitive damages.

If, after Spring Valley distributes the proceeds in the trust account to the public shareholders, Spring Valley files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Spring Valley that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by Spring Valley Shareholders. In addition, the board of directors may be viewed as having breached its fiduciary duty or having acted in bad faith, thereby exposing it and us to claims of damages. Spring Valley cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to the public shareholders, Spring Valley files a bankruptcy petition or an involuntary bankruptcy petition is filed against Spring Valley that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Spring Valley Shareholders and the per share amount that would otherwise be received by Spring Valley Shareholders in connection with Spring Valley’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Spring Valley Public Shareholders, Spring Valley files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Spring Valley that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in Spring Valley’s liquidation estate and subject to the claims of third parties with priority over the claims of Spring Valley Shareholders. To the extent any liquidation claims deplete the Trust Account, the per-share amount that would otherwise be received by Spring Valley Public Shareholders in connection with our liquidation would be reduced.

Spring Valley Shareholders may be held liable for claims by third parties against Spring Valley to the extent of distributions received by them upon redemption of their shares.

If Spring Valley is forced to enter into an insolvent liquidation, any distributions received by Spring Valley Shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, Spring Valley was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Spring Valley Shareholders. Furthermore, the directors may be viewed as having breached their fiduciary duties to Spring Valley or its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims, by paying Spring Valley Public Shareholders from the Trust Account prior to addressing the claims of creditors. Spring Valley cannot assure you that claims will not be brought against Spring Valley for these reasons.

Spring Valley Shareholders will experience immediate dilution as a consequence of the issuance of the New GF Common Shares as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each General Fusion Common Share will be cancelled and converted into the right to receive a number of New GF Common Shares equal to the Exchange Ratio for New GF Common Shares. In addition, General Fusion employees, directors and consultants hold, and after the Business Combination may be granted, equity awards under the New General Fusion’s Incentive Plan or certain entitlements to New GF Earnout Shares under the Legacy Plan. Spring Valley Shareholders will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for New GF Common Shares.

The issuance of additional New GF Common Shares will significantly dilute the equity interests of Spring Valley Shareholders and may adversely affect prevailing market prices for the New GF Common Shares and/or the New GF Public Warrants.

Spring Valley Warrants and General Fusion Warrants will become exercisable for New GF Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Spring Valley Shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,712,778 New GF Common Shares will become exercisable in accordance with the terms of the Spring Valley Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New GF Common Shares will be issued, which will result in dilution to the existing holders of New GF Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New GF Common Shares. However, there is no guarantee that the New GF Public Warrants will ever be in the money prior to their expiration, and as such, the New GF Public Warrants may expire worthless.

In addition, Spring Valley Shareholders who exercise redemption rights with respect to their Spring Valley Shares will retain their Spring Valley Warrants, which will become New GF Public Warrants upon completion of the Business Combination and may be exercised by such redeeming shareholders for New GF Common Shares. Such exercises of New GF Public Warrants held by redeeming Spring Valley Shareholders will result in dilution to non-redeeming shareholders.

Following the closing, there will also be outstanding (i) New GF Options to purchase up to a total of             New GF Common Shares, (ii) New GF Exchange Options to purchase up to a total of             New GF Earnout Shares which are convertible into up to a total of              New GF Common Shares, (iii) New GF Warrants to purchase up to a total of                New GF Common Shares, (iv) New GF Exchange Warrants to purchase up to a total of               New GF Earnout Shares which are convertible into up to a total of               New GF Common Shares, (v) New GF Convertible Preferred Shares convertible into up to a total of               New GF Common Shares, (vi) New GF PIPE Warrants to purchase up to a total of               New GF Common Shares, and (vii) New GF Earnout Shares convertible into up to a total of               New GF Common Shares.

The Nasdaq may not approve the listing of New General Fusion’s securities on its exchange, which could limit investors’ ability to make transactions in New General Fusion’s securities and subject New General Fusion to additional trading restrictions.

An active trading market for New General Fusion’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the Nasdaq, New General Fusion will be required to demonstrate compliance with the Nasdaq’s listing requirements. Spring Valley will apply to have New General Fusion’s securities listed on the Nasdaq upon consummation of the Business Combination. We cannot assure you that New General Fusion will be able to meet all listing requirements. Even if New General Fusion’s securities are listed on the Nasdaq, New General Fusion may be unable to maintain the listing of its securities in the future.

If New General Fusion fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, General Fusion and Spring Valley would not be required to consummate the Business Combination, as applicable. In the event that General Fusion and Spring Valley elected to waive this condition, and the Business Combination was consummated without New General Fusion’s securities being listed on Nasdaq or on another national securities exchange, New General Fusion could face significant material adverse consequences, including:

●	a limited availability of market quotations for New General Fusion’s securities;
●	reduced liquidity for New General Fusion’s securities;
●	a determination that New GF Common Shares are a “penny stock,” which will require brokers trading in New GF Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New General Fusion’s securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New General Fusion’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and New General Fusion would be subject to regulation in each state in which New General Fusion offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

Other General Risks Related to Spring Valley

Unless the context requires otherwise, references to “Spring Valley,” “we,” “us” or “our” in this section are to the business and operations of Spring Valley prior to the Business Combination.

Spring Valley has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Spring Valley is unable to consummate a business combination, including the Business Combination, Spring Valley Shareholders may be forced to wait until after The Spring Valley Deadline Date, or such later date as approved by Spring Valley Shareholders, before receiving distributions from the Trust Account.

Spring Valley is a development-stage blank check company and has no operating history and is subject to mandatory liquidation and subsequent dissolution requirements. Spring Valley currently has until The Spring Valley Deadline Date or such earlier date as determined by Spring Valley’s board of directors or such later date as approved by Spring Valley Shareholders, to complete a business combination (unless such date is subsequently extended by the shareholders of Spring Valley). Spring Valley has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Spring Valley Articles prior to consummation of a business combination, and only then in cases where investors have sought redemption of their Spring Valley Class A Shares by Spring Valley. Only after the expiration of this full period will holders of Spring Valley Class A Shares be entitled to distributions from the Trust Account if Spring Valley is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment public security holders may be forced to sell their Spring Valley Class A Shares or Spring Valley Public Warrants, potentially at a loss. In addition, if Spring Valley fails to complete an initial business combination by The Spring Valley Deadline Date or such earlier date as determined by Spring Valley’s board of directors or such later date as approved by Spring Valley Shareholders, there will be no redemption rights or liquidating distributions with respect to the Spring Valley Public Warrants, which will expire worthless, unless Spring Valley amends the Spring Valley Articles to extend the time by which it must consummate an initial business combination and certain other agreements it has entered into.

If Spring Valley is unable to complete the Business Combination or an alternative business combination by The Spring Valley Deadline Date or such earlier date as determined by Spring Valley’s board of directors or such later date as approved by Spring Valley Shareholders, Spring Valley will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Spring Valley Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Spring Valley’s board of directors, dissolve and liquidate. In such event, holders of Spring Valley Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances) and Spring Valley Warrants will expire worthless.

If Spring Valley is unable to complete the Business Combination or another business combination within the required time period, Spring Valley will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Spring Valley Class A Shares (other than Spring Valley Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, (including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to pay its taxes), divided by the number of then issued and outstanding Spring Valley Class A Shares (other than Founder Shares), which redemption will completely extinguish the rights as shareholders of the holders of Spring Valley Class A Shares (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Spring Valley’s remaining shareholders and Spring Valley’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, holders of Spring Valley Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances), and Spring Valley Warrants will expire worthless. In certain circumstances, holders of Spring Valley Class A Shares may receive less than $10.00 per share on the redemption of their Spring Valley Class A Shares.

Spring Valley has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans, and it has expressed substantial doubt about its ability to continue as a “going concern”.

Spring Valley has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans. As of September 30, 2025, Spring Valley had $230,585,241 in its operating bank account. As of September 30, 2025, Spring Valley had a cash of $1,185,609. The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and substantial costs for accountants, attorneys and others. Spring Valley has spent substantial time and attention and incurred significant costs in pursuing potential transactions that have not been completed and it may continue to do so. Such costs likely will not be recoverable. Furthermore, Spring Valley may fail to complete the Business Combination or an alternative business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Spring Valley of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire or merge with another business.

Spring Valley may need to raise additional funds in order to meet the expenditures required for operating its business. However, if Spring Valley’s estimate of the costs of consummating the Business Combination or identifying a target business, undertaking in-depth due diligence and negotiating an alternative business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination or such other business combination. Moreover, Spring Valley may need to obtain additional financing to complete the Business Combination or an alternative business combination, in which case it may issue additional securities or incur debt in connection with such business combination. If Spring Valley has not completed its initial business combination within the required time period because it does not have sufficient funds available to it, Spring Valley will be forced to cease operations and liquidate the Trust Account. These factors, among others, raise substantial doubt about Spring Valley’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Spring Valley’s inability to continue as a going concern. Management’s plans to address this need are further discussed under “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Spring Valley’s plans to raise capital and to consummate the Business Combination or an alternative business combination may not be successful.

Spring Valley may not have sufficient funds to consummate the Business Combination.

As of September 30, 2025, Spring Valley had approximately $1,185,609 available to it outside the Trust Account to fund its working capital requirements. If Spring Valley is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Spring Valley in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Spring Valley upon completion of the Business Combination. Spring Valley does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If Spring Valley is unable to consummate the Business Combination because it does not have sufficient funds available, Spring Valley will be forced to cease operations and liquidate the Trust Account. Consequently, holders of Spring Valley Class A Shares may receive less than $10.00 per share and their warrants will expire worthless.

Termination of the Business Combination Agreement could negatively impact Spring Valley.

If the Business Combination is not completed for any reason, including as a result of Spring Valley Shareholders declining to approve the proposals required to consummate the Business Combination, the ongoing business of Spring Valley may be adversely affected and, without realizing any of the anticipated benefits of completing the Business Combination, Spring Valley would be subject to a number of risks, including the following:

●	Spring Valley may experience negative reactions from the financial markets, including negative impacts on the stock price of Spring Valley Class A Shares (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);
●	Spring Valley will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether the Business Combination is completed; and
●	since the Business Combination Agreement restricts the conduct of Spring Valley’s businesses prior to completion of the Business Combination, Spring Valley may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination — Covenants of Spring Valley.”

If the Business Combination Agreement is terminated and Spring Valley’s board of directors seeks another merger or business combination, Spring Valley Shareholders cannot be certain that Spring Valley will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed by The Spring Valley Deadline Date or such earlier date as determined by the Spring Valley Board or such later date as approved by Spring Valley Shareholders. See “The Business Combination — Additional Covenants of the Parties.”

In the event of liquidation by Spring Valley, third parties may bring claims against Spring Valley and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Spring Valley Shareholders could be less than $10.00 per share.

Under the terms of the Spring Valley Articles, Spring Valley must complete the Business Combination or an alternative business combination by The Spring Valley Deadline Date or such earlier date as determined by Spring Valley’s board of directors or such later date as approved by Spring Valley Shareholders, or Spring Valley must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Spring Valley Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Spring Valley’s board of directors, dissolve and liquidate. In such event, third parties may bring claims against Spring Valley.

The Sponsor has agreed that it will be liable if and to the extent any claims by a third party (other than the independent auditors) for services rendered or products sold to Spring Valley, or a prospective target business with which Spring Valley has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (1) $10.00 per Spring Valley Class A Share or (2) such lesser amount per Spring Valley Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Spring Valley IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Spring Valley has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Spring Valley and, therefore, the Sponsor may not be able to satisfy those obligations. None of Spring Valley’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Spring Valley is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Spring Valley otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate.

Spring Valley may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Spring Valley’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, Spring Valley is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Nasdaq may delist Spring Valley securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Spring Valley cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future or prior to its initial business combination. In order to continue listing its securities on Nasdaq prior to our initial business combination, Spring Valley must maintain certain financial, distribution and stock price levels. In general, Spring Valley must maintain an average global market capitalization and a minimum of 400 public holders. Additionally, in connection with its initial business combination, Spring Valley will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. For instance, Spring Valley’s share price would generally be required to be at least $4.00 per share and it would be required to have a minimum of 400 round lot holders of its unrestricted securities. Spring Valley cannot assure you that it will be able to meet those initial listing requirements at that time.

If Nasdaq delists any of Spring Valley’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, Spring Valley expects such securities could be quoted on an over-the-counter market. If this were to occur, Spring Valley could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a limited amount of news and analyst coverage;
●	a decreased ability to issue additional securities or obtain additional financing in the future; and
●	being subject to regulation in each state in which Spring Valley offers its securities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Spring Valley’ Units, Class A ordinary shares and public warrants qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Spring Valley is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Spring Valley was no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which we offer our securities.

If Spring Valley fails to meet criteria set forth in Rule 15c2-11 (the “Rule”) under the Exchange Act (for example, by failing to file periodic reports as required by the Exchange Act), various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may have a material adverse effect on the ability of broker-dealers to sell Spring Valley securities, which may materially affect the ability of investors to sell the securities in the secondary market. Not being listed on a national securities exchange may make trading Spring Valley securities difficult for investors, potentially leading to declines in the share price. It may also make it more difficult for Spring Valley to raise additional capital.

Spring Valley is a Shell Company.

Spring Valley is a blank check company incorporated on March 12, 2025 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As a result, Spring Valley is a shell company. Rule 405 and 12b-2 of the Exchange Act defines a shell company as an issuer that that has no or nominal operations and either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

A shell issuer may also be a blank check company or a blind pool company, a company in the developmental stage, any company that has no specific business plan or purpose, or a company that has as its business plan to merge with or acquire an unidentified third property. Accordingly, Spring Valley may be required, under current and proposed new rules and amendments of the SEC, to provide enhanced disclosures for investor protection in the event that we engage in a merger or acquisition with an unidentified company substantially similar to those required in registration statements for an initial public offering.

If third parties bring claims against Spring Valley, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00 per share.

Spring Valley’s placing of funds in trust may not protect those funds from third-party claims against Spring Valley. Although Spring Valley has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Spring Valley waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Spring Valley’s public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Spring Valley, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Spring Valley Public Shareholders. If Spring Valley is unable to complete a business combination and distribute the proceeds held in trust to Spring Valley Public Shareholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Spring Valley for services rendered or contracted for or products sold to Spring Valley. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if Spring Valley is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Spring Valley which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Spring Valley’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Spring Valley Shareholders. To the extent any bankruptcy claims deplete the Trust Account, Spring Valley may not be able to return to Spring Valley Public Shareholders at least $10.00. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as we believe its only assets are securities of Spring Valley. Spring Valley has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Spring Valley’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Spring Valley Class A Share.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Spring Valley’s business, including its ability to negotiate and complete the Business Combination or an alternative business combination.

Spring Valley is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and, potentially, non-U.S. jurisdictions. In particular, Spring Valley is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of an initial business combination, including the Business Combination, may be contingent on its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company, including New General Fusion, may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on Spring Valley’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Spring Valley’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination.

On January 24, 2024, the SEC adopted a series of new rules relating to SPACs (the “SPAC Rules”) requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and SPAC initial business combinations (“de-SPAC transactions”); (iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company’s status as co-registrants on de-SPAC transaction registration statements with respect to the issuance of securities of a SPAC.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination or negotiate and complete an alternative business combination and may constrain the circumstances under which Spring Valley could complete an initial business combination, including the Business Combination.

If Spring Valley is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete an initial business combination.

As described above, the SEC’s adopting release with respect to the SPAC Rules provided guidance describing the extent to which SPACs could become subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company will be a question of facts and circumstances. We can give no assurance that a claim will not be made that Spring Valley has been operating as an unregistered investment company.

If Spring Valley is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

●	restrictions on the nature of its investments, if any; and
●	restrictions on the issuance of securities, each of which may make it difficult for Spring Valley to complete its initial business combination, including the Business Combination.

In addition, Spring Valley may be imposed with burdensome requirements, including:

●	registration as an investment company;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Spring Valley can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We currently do not believe that Spring Valley’s anticipated activities will subject it to the Investment Company Act. However, if Spring Valley is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, if Spring Valley is deemed to be an investment company, unless it is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete a business combination and instead liquidate. Holders of Spring Valley Class A Shares may receive only approximately $            per share on the liquidation of the Trust Account (based on the amount in the Trust Account as of          , 2026 and including interest not previously released to pay taxes) and the Spring Valley Warrants will expire worthless.

Spring Valley’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds held in the Trust Account available for distribution to holders of Spring Valley Class A Shares in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per Spring Valley Class A Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Spring Valley’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Spring Valley currently expects that its independent directors would take legal action on Spring Valley’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Spring Valley’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Spring Valley’s independent directors choose not to enforce these indemnification obligations, the amount of funds held in the Trust Account available for distribution to holders of Spring Valley Class A Shares may be reduced below $10.00 per share.

Spring Valley’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in Ukraine and the Middle East.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in the Ukraine, Middle East or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly-traded securities, including Spring Valley’s, and may lead to other national, regional and international economic disruptions or economic uncertainty, and of which could make it more difficult for us to consummate the Business Combination.

Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact Spring Valley’s ability to consummate a business combination, including the Business Combination.

If the Business Combination is not completed, potential target businesses may have leverage over Spring Valley in negotiating an initial business combination, Spring Valley’s ability to conduct due diligence on a potential target may decrease as Spring Valley approaches its business combination deadline, and it may have insufficient working capital to continue to pursue one or more potential target businesses, each of which could undermine its ability to complete an initial business combination on terms that would produce value for Spring Valley Shareholders.

Any potential target business with which Spring Valley enters into negotiations concerning an initial business combination will be aware that, unless Spring Valley amends the Spring Valley Articles to extend the business combination deadline and amend certain other agreements it has entered into, Spring Valley must complete its initial business combination by The Spring Valley Deadline Date or such earlier date as determined by the Spring Valley Board or such later date as approved by Spring Valley Shareholders. Consequently, if Spring Valley is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Spring Valley does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Spring Valley gets closer to the business combination deadline. In addition, Spring Valley may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Spring Valley may have insufficient working capital to continue efforts to pursue a business combination.

Spring Valley Shareholders may be held liable for claims by third parties against Spring Valley to the extent of distributions received by them.

If Spring Valley is unable to complete the Business Combination or an alternative business combination prior to the Spring Valley Deadline Date, Spring Valley will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Spring Valley Class A Shares (other than Spring Valley Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to pay its taxes), divided by the number of then-outstanding Spring Valley Class A Shares (excluding the Spring Valley Founder Shares), which redemption will completely extinguish the rights of holders of Spring Valley Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Spring Valley Shareholders and the Spring Valley Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Spring Valley cannot assure you that it will properly assess all claims that may be potentially brought against Spring Valley. As a result, Spring Valley Shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Spring Valley cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Spring Valley.

Additionally, if Spring Valley files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by Spring Valley Shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Spring Valley Shareholders. Furthermore, the Spring Valley Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Spring Valley to claims of punitive damages, by paying holders of Spring Valley Class A Shares from the Trust Account prior to addressing the claims of creditors. Spring Valley cannot assure you that claims will not be brought against it for these reasons.

Risks Related to the Business Combination

General Fusion and Spring Valley have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of New General Fusion’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate General Fusion and your investment decision.

General Fusion and Spring Valley have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Spring Valley and General Fusion, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of New General Fusion following the Business Combination. Certain adjustments and assumptions have been made regarding General Fusion after giving effect to the Business Combination. General Fusion and Spring Valley believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect New General Fusion’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect General Fusion’s results of operations and financial condition and the actual financial condition and results of operations of New General Fusion following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

If the benefits of the Business Combination or the valuation of General Fusion in the Business Combination do not meet the expectations of investors or securities analysts, the value of, prior to the Business Combination, Spring Valley Securities or, following the Business Combination, New General Fusion’s securities, may decline.

If the benefits of the Business Combination or the valuation of General Fusion in the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Spring Valley Class A Shares prior to the consummation of the Business Combination may decline. The trading prices of the Spring Valley Class A Shares at the time of the Business Combination may vary significantly from their trading prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Spring Valley Shareholders vote to approve the Business Combination. Because the number of Spring Valley Common Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Spring Valley Class A Shares, the trading price of Spring Valley Class A Shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the trading price of New GF Common Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for General Fusion’s securities. Accordingly, the valuation ascribed to General Fusion in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for General Fusion’s securities develops and continues, the trading price of New GF Common Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New General Fusion’s control. Any of the factors listed below could have a material adverse effect on your investment in shares New GF Common Shares and New GF Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New GF Common Shares may not recover and may experience a further decline.

Factors affecting the trading price of New GF Common Shares may include:

●	actual or anticipated fluctuations in New General Fusion’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to New General Fusion;
●	changes in the market’s expectations about New General Fusion’s operating results;
●	success of competitors;
●	New General Fusion’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning New General Fusion or the industries in which New General Fusion operates in general;
●	operating and share price performance of other companies that investors deem comparable to New General Fusion;
●	changes in laws and regulations affecting New General Fusion’s business;
●	commencement of, or involvement in, litigation involving New General Fusion;
●	changes in New General Fusion’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of New GF Common Shares available for public sale;
●	any major change in New General Fusion’s board of directors or management;
●	sales of substantial amounts of New GF Common Shares by New General Fusion’s directors, executive officers or significant shareholders or the perception that such sales could occur;
●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and
●	occurrence of natural disasters, pandemics or other unanticipated catastrophes.

Broad market and industry factors may materially harm the trading price of New GF Common Shares irrespective of New General Fusion’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New GF Common Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to New General Fusion could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of New GF Common Shares also could adversely affect New General Fusion’s ability to issue additional securities and its ability to obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of General Fusion and Spring Valley, including the approval of the Spring Valley Shareholders.

The Business Combination is subject to a number of conditions, including the condition that there is no legal prohibition against consummation of the Business Combination, that the New GF Common Shares issued in connection with the Business Combination be approved for listing on Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of shareholder approvals, continued effectiveness of the Registration Statement (of which this proxy statement/prospectus is a part), the truth and accuracy of Spring Valley’s and General Fusion’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain Ancillary Agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Spring Valley or General Fusion may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Additional Covenants of the Parties.”

The exercise of Spring Valley’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Spring Valley Shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that would require Spring Valley to agree to amend the Business Combination Agreement, to consent to certain actions taken by General Fusion or to waive rights that Spring Valley is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of General Fusion’s business, a request by General Fusion to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on General Fusion’s business and would entitle Spring Valley to terminate the Business Combination Agreement. In any of such circumstances, it would be at Spring Valley’s discretion, acting through Spring Valley’s board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is best for Spring Valley and what they may believe is best for themselves in determining whether to take the requested action. As of the date of this proxy statement/prospectus, Spring Valley does not believe there will be any changes or waivers that Spring Valley’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Spring Valley will circulate a new or amended proxy statement/prospectus and resolicit Spring Valley Shareholders if changes to the terms of the Business Combination would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.

General Fusion will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination may have an adverse effect on General Fusion and consequently on Spring Valley. These uncertainties may impair General Fusion’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause others that deal with General Fusion to seek to change existing business relationships with General Fusion. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, General Fusion’s business following the Business Combination could be negatively affected. In addition, the Business Combination Agreement restricts General Fusion from making certain expenditures and taking other specified actions without the consent of Spring Valley until the Business Combination occurs. These restrictions may prevent General Fusion from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination — Covenants of Spring Valley.”

During the pendency of the Business Combination, Spring Valley and General Fusion may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses and the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of Spring Valley and General Fusion to make acquisitions or complete other transactions that are not in the ordinary course of business during the pendency of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a business combination, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Spring Valley or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require Spring Valley to incur significant costs and draw the attention of Spring Valley’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect New General Fusion’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

Currently, there is no material litigation, arbitration or governmental proceeding currently pending against General Fusion, Spring Valley or any members of General Fusion or Spring Valley’s management team in their capacity as such, and General Fusion and Spring Valley and the respective members of each company’s management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the ability of the parties to consummate the proposed Business Combination.

Spring Valley and General Fusion are subject to laws and regulations enacted by national, regional and local governments. In particular, the Spring Valley and General Fusion are required to comply with certain SEC and other legal requirements, including the SPAC Rules, and the proposed Business Combination may be contingent on their ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on General Fusion’s business, including General Fusion’s ability to negotiate and complete the proposed Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete the proposed Business Combination, and results of operations.

These rules may materially adversely affect the ability to negotiate and complete the Business Combination and may increase the costs and time related thereto. The need for compliance with the SPAC Rules may cause our Sponsor to liquidate the funds in the trust account or liquidate at an earlier time than we or the Sponsor might otherwise choose. If Spring Valley were to liquidate, Spring Valley Shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the stocks and warrants following such a transaction.

Spring Valley and General Fusion have incurred, and expect to continue to incur, significant transaction costs in connection with the Business Combination.

Spring Valley and General Fusion have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New General Fusion following the Closing.

The Spring Valley Board has potential conflicts of interest in recommending that Spring Valley Shareholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other proposals described in this proxy statement/prospectus.

When considering the recommendation of the Spring Valley Board that Spring Valley Shareholders vote in favor of the approval of the Business Combination, Spring Valley Shareholders should be aware that Spring Valley’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Spring Valley Shareholders generally. These interests include:

●	Pursuant to the Spring Valley Articles, the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares and have agreed to waive redemption rights with respect to any Spring Valley Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Spring Valley Founder Shareholders are not entitled to liquidation rights with respect to any Spring Valley Founder Shares held by them if Spring Valley fails to consummate the Business Combination by September 5, 2027, or such later date as approved by Spring Valley Shareholders. If Spring Valley does not complete the business combination within such applicable time period, the proceeds of the sale of the Spring Valley Private Warrants held in the Trust Account will be used to fund the liquidation of the Spring Valley Public Shares, and the Spring Valley Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Spring Valley management directly or indirectly own Spring Valley Common Shares and Spring Valley Private Warrants, Spring Valley management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

●	The fact that Sponsor and Spring Valley’s independent directors purchased 7,666,667 Spring Valley Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Spring Valley Founder Shares are unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on the Nasdaq of the Spring Valley Class A Shares of $10.52 per share on , 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);
●	The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Spring Valley Founder Shares as compared to the price of the Spring Valley Units sold in the Spring Valley IPO and the 5,296,667 New GF Common Shares that Sponsor will receive upon conversion of the Spring Valley Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New GF Common Shares trade below the price initially paid for the Spring Valley Units in the Spring Valley IPO and the Spring Valley Public Shareholders experience a negative rate of return following the completion of the Business Combination;
●	The fact that Sponsor beneficially owns an aggregate of 4,490,555 Spring Valley Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,062,249.25, based on the last traded price on Nasdaq of the Spring Valley Public Warrants of $1.35 per warrant on May 11, 2026;
●	The fact that certain members of Spring Valley management collectively own, directly or indirectly, a material interest in Sponsor;
●	Sponsor and Spring Valley management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Spring Valley may obtain loans from Sponsor or an affiliate of Sponsor or any of Spring Valley management to finance transaction costs in connection with the initial business combination;
●	The Spring Valley Articles provide that Spring Valley renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Spring Valley management on the one hand, and Spring Valley, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Spring Valley management to any other entity. Spring Valley is not aware of any such corporate opportunities not being offered to Spring Valley and does not believe that waiver of the corporate opportunities doctrine has materially affected Spring Valley’s search for an acquisition target or will materially affect Spring Valley’s ability to complete an initial business combination;
●	If the Trust Account is liquidated, including in the event Spring Valley is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Spring Valley Public Share, or such lesser amount per Spring Valley Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Spring Valley’s independent public accountants) for services rendered or products sold to Spring Valley or (b) a prospective target business with which Spring Valley has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;
●	The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Spring Valley Shareholders rather than liquidate;
●	The fact that the Sponsor has a right to propose a director nominee for the post-closing Spring Valley board of directors;
●	The fact that Spring Valley will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Spring Valley Securities or its control or ability to influence Spring Valley; and
●	The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

In addition, members of General Fusion’s board of directors, management and various service providers of General Fusion have numerous contractual relationships with General Fusion of which the General Fusion Board was aware when it approved General Fusion entering into the Business Combination Agreement. Therefore, these individuals may have conflicts of interest in entering into and negotiating the terms of the Business Combination Agreement. For a complete description of these relationships, see “Certain Relationships and Related Transactions — General Fusion Relationships and Related Party Transactions.”

The Sponsor and the Chief Executive Officer and Chairman of Spring Valley beneficially own Spring Valley Founder Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination with General Fusion or another business combination is not consummated by The Spring Valley Deadline Date or such earlier date as determined by the Spring Valley Board or such later date as approved by Spring Valley Shareholders, Spring Valley will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Spring Valley Class A Shares (other than Founder Shares) for a pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to pay its taxes) which redemption will completely extinguish the rights of holders of Spring Valley Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining shareholders and Spring Valley Board and applicable law, dissolve and liquidate. In such event, the Founder Shares that were originally acquired by the Sponsor for $25,000 (or $0.003 per share), would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such underlying shares. Further, the Sponsor purchased an aggregate of 4,490,555 Spring Valley Private Warrants in a private placement at a price of $0.90 per warrant, for an aggregate purchase price of $4,041,500. The Spring Valley Private Warrants will become worthless if Spring Valley does not consummate a business combination by September 5, 2026 or such earlier date as determined by the Spring Valley Board. On the other hand, if the Business Combination is consummated, each remaining outstanding Spring Valley Ordinary Share will be automatically converted into one New GF Common Share subject to adjustment described herein. The managing member of the Sponsor is Christopher Sorrells, the Chief Executive Officer and Chairman of Spring Valley, and Mr. Sorrells has an indirect interest in the Spring Valley Founder Shares held by the Sponsor.

These financial interests may have influenced the decision of Spring Valley’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Spring Valley Board to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

The Sponsor, an affiliate of current officers and directors of Spring Valley, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated, which liability may have influenced the Spring Valley Board’s decision to pursue and approve the Business Combination and recommend that Spring Valley Shareholders approve the Business Combination and the other matters presented for approval at the extraordinary general meeting.

If the Business Combination or another business combination is not consummated by Spring Valley by The Spring Valley Deadline Date or such earlier date as determined by the Spring Valley Board or such later date as approved by Spring Valley Shareholders, the Sponsor, an affiliate of current officers and directors of Spring Valley, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Spring Valley for services rendered or contracted for or for products sold to Spring Valley, but only if such a vendor or target business has not executed a waiver agreement. If Spring Valley consummates the Business Combination, on the other hand, General Fusion will be liable for all such claims.

These obligations of the Sponsor may have influenced Spring Valley Board’s decision to pursue the Business Combination with General Fusion or Spring Valley Board’s decision to approve the Business Combination. In considering the recommendations of the Spring Valley Board to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Spring Valley’s key personnel may negotiate employment or consulting agreements with New General Fusion in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Spring Valley’s key personnel may be able to remain with New General Fusion after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of New General Fusion for services they would render to New General Fusion after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Spring Valley believes the ability of such individuals to remain with New General Fusion after the completion of the Business Combination will not be the determining factor in Spring Valley’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Spring Valley’s key personnel will remain with New General Fusion after the consummation of the Business Combination. Spring Valley cannot assure you that any of its key personnel will remain in senior management or advisory positions with New General Fusion.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Spring Valley or General Fusion may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on General Fusion or Spring Valley, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

●	any change or proposed change in any applicable Laws, GAAP or any change in interpretation thereof following the date of the Business Combination Agreement,
●	any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets,
●	the taking of any action required to be taken, or refraining from taking any action required not to be taken, under the Business Combination Agreement or any Ancillary Agreement,
●	any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing),
●	any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing),
●	any failure of General Fusion to meet any forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position or any fluctuation in the stock price or trading volume of General Fusion Common Shares,
●	any Events generally applicable to the industries or markets in which General Fusion operates,
●	any matter existing as of the date of the Business Combination Agreement to the extent expressly set forth in General Fusion Disclosure Schedules,
●	any action taken at the written request of an authorized officer of, or with the written approval or consent of, Spring Valley,
●	any Event that is cured by General Fusion prior to the Closing; or

●	any Event attributable to the announcement of the Business Combination Agreement or the pendency of the Transactions.

Furthermore, Spring Valley or General Fusion may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the New GF Common Shares and New GF Public Warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Spring Valley expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Spring Valley expects to achieve from the Business Combination. If the Business Combination is not consummated by The Spring Valley Deadline Date, Spring Valley will need to amend the Spring Valley Articles to extend the Spring Valley Deadline Date.

The Sponsor, as well as Spring Valley’s officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of Spring Valley Class A Shares vote.

The holders of Spring Valley Founder Shares have agreed to vote any Spring Valley Securities, including Spring Valley Ordinary Shares, held by them in favor of the Business Combination. The holders of Spring Valley Founder Shares own and are entitled to vote an aggregate of approximately 25% of the outstanding Spring Valley Ordinary Shares. Unlike some other blank check companies in which the initial shareholders agree to vote their Spring Valley Ordinary Shares in accordance with the majority of the votes cast by the holders of Spring Valley Class A Shares in connection with an initial business combination, the holders of Spring Valley Founder Shares have agreed (and their permitted transferees of Spring Valley Class B Shares and Spring Valley Class A Shares issued upon the conversion of Spring Valley Class B Shares will agree) to vote their Spring Valley Founder Shares and any Spring Valley Class A Shares held by them in favor of our initial business combination. The Sponsor, directors and officers may from time to time purchase Spring Valley Class A Shares prior to our initial business combination. The Spring Valley Articles provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including Spring Valley Founder Shares. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Spring Valley Public Shareholders.

The proposed Business Combination with General Fusion may be delayed or ultimately prohibited and Spring Valley may not be able to complete the proposed Business Combination with General Fusion since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

Other than the three (3) directors of General Fusion, all of the current officers and directors of General Fusion are Canadian citizens. Approximately 75%of General Fusion’s significant shareholders are Canadian citizens or entities. The Business Combination may be subject to regulatory review and approval requirements by governmental entities, which may cause the Business Combination to be delayed or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved. We note that (i) Spring Valley is a Cayman Islands exempted company, (ii) General Fusion is an British Columbia business corporation and, following the Business Combination, New General Fusion will be a foreign private issuer, (iii) the Sponsor is a Delaware limited liability company whose managing member is controlled by a U.S. person and (iv) following the Business Combination, the Sponsor will be a significant New GF Shareholder. In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. We will proceed with the proposed Business Combination without submitting it to CFIUS, and therefore risk CFIUS intervention, before or after closing the proposed Business Combination. CFIUS may decide to block or delay the proposed Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the proposed Business Combination. The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. In accordance with the Spring Valley Articles, if an initial business combination is not consummated by the Spring Valley Deadline Date, Spring Valley will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Spring Valley Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding Spring Valley Public Shares, which redemption will completely extinguish Spring Valley Public Shareholders’ rights as Spring Valley Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Spring Valley’s remaining Spring Valley Shareholders and the Spring Valley Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to Spring Valley’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, Spring Valley’s stockholders will miss the opportunity to benefit from the proposed Business Combination and the chance of realizing any future gains in the value of such investment. Additionally, there will be no redemption rights or liquidating distributions with respect to Spring Valley Warrants, which will expire worthless if Spring Valley fails to complete an initial business combination by the required date. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than $10.00 per share.

Risks Related to Ownership of New General Fusion Securities Following the Business Combination

New General Fusion’s ability to be successful following the Business Combination will partly depend upon the efforts of New General Fusion’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New General Fusion’s business.

New General Fusion’s ability to be successful following the Business Combination will be partly dependent upon the efforts of the General Fusion’s board of directors and key personnel. We cannot assure you that the New GF Board and key personnel will be effective or successful or remain with New General Fusion. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause New General Fusion’s management to have to expend time and resources helping them become familiar with such requirements and distract from a focus on the MTF technology development.

It is estimated that, pursuant to the Business Combination Agreement, Spring Valley Public Shareholders will own approximately 17.9% of the Equity Interests of New General Fusion (assuming no redemptions and excluding shares available for future issuance pursuant to the Incentive Plan) and Spring Valley’s management will not be engaged in the management of New General Fusion’s business. Accordingly, the future performance of New General Fusion will partly depend upon the quality of the New GF Board, management and key personnel of New General Fusion.

New General Fusion will have broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

New General Fusion cannot specify with any certainty the particular uses of the net proceeds that New General Fusion will receive pursuant to the Business Combination with Spring Valley. New General Fusion’s management will have broad discretion in the application of the net proceeds, including spending on LM26 and other MTF technology development, public company compliance, working capital, possible acquisitions, and other general corporate purposes, and New General Fusion may spend or invest these proceeds in a way with which New GF Shareholders disagree. The failure by New General Fusion’s management to apply these funds effectively could harm New General Fusion’s business and financial condition. Pending their use, New General Fusion may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

General Fusion’s internal control over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and the failure of New General Fusion to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its business and the market price of New GF Common Shares.

As a public company, New General Fusion will have significant requirements for enhanced financial reporting and internal controls. If New General Fusion is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause New General Fusion to fail to meet its reporting obligations on a timely basis, result in material misstatements in New General Fusion’s consolidated financial statements and harm New General Fusion’s operating results. General Fusion’s internal control over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually New General Fusion will be required to meet. Because currently General Fusion does not have comprehensive documentation of its internal controls and has not yet tested its internal controls in accordance with Section 404, General Fusion cannot conclude in accordance with Section 404 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that it has a material weakness in our internal controls. For more information regarding the material weakness in our internal controls, see the section titled “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Matters impacting our internal controls may cause New General Fusion to be unable to report financial information on a timely basis and thereby subject New General Fusion to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could materially adversely affect us and lead to a decline in the market price of our Ordinary Shares.

General Fusion’s current assessment of internal controls in relation to the year ended December 31, 2025 is that we have identified material weaknesses in our internal control over financing reporting. These are further described in the section titled “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operation.” Management is working to resolve identified material weaknesses in subsequent financial years but we may be unable to resolve them in a timely manner and other material weaknesses may arise even if the current noted material weaknesses are resolved.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the New GF Common Shares less attractive to investors.

As an “emerging growth company,” New General Fusion will be entitled to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of its internal control over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We cannot predict if investors will find the New GF Common Shares less attractive because it will rely on these exemptions. If some investors find the New GF Common Shares less attractive as a result, there may be a less active market for the New GF Common Shares, the share price of New GF Common Shares may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

When New General Fusion loses its “emerging growth company” status, depending on its filer status at such time, it may no longer be able to take advantage of certain exemptions from reporting, and it will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. New General Fusion will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements. Such additional expenses and time incurred could impact the future operations of New General Fusion.

As a foreign private issuer, New General Fusion will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies.

Because New General Fusion qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;
●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

New General Fusion will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New General Fusion is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

While it is a foreign private issuer, New General Fusion may opt out of certain Nasdaq corporate governance rules applicable to public companies organized in the U.S.

We are entitled to rely on a provision in Nasdaq corporate governance rules that allows New General Fusion to follow Canadian corporate law with regard to certain aspects of corporate governance. This allows New General Fusion to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to domestic issuers listed on Nasdaq, which may provide less protection to New GF Shareholders than what is accorded to investors under the Nasdaq rules applicable to domestic issuers.

Rather than being required to follow all of the corporate governance requirements that apply to domestic companies, a foreign private issuer may follow the corporate governance practice in its home country, except that it must:

●	Disclose publicly each requirement that it does not follow and describe the home country practice that it does follow.
●	Refrain from a disparate reduction or restriction of voting rights of common shareholders, subject to certain exceptions if not prohibited by home country law.
●	Provide a prompt notification if an executive officer of the company becomes aware of any noncompliance by the company of Nasdaq rules.
●	Have an audit committee that meets certain requirements, as discussed below.

New General Fusion may lose its foreign private issuer status, which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

New General Fusion will be required to test its foreign private issuer status at the end of its second fiscal quarter in each fiscal year after the consummation of the Business Combination. If New General Fusion were no longer a foreign private issuer, it would be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers beginning on the first day of its next fiscal year. In order to maintain New General Fusion’s status as a foreign private issuer, either (a) a majority of its securities must be either directly or indirectly owned of record by nonresidents of the U.S. or (b)(i) a majority of its executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of its assets must be located outside the U.S. and (iii) its business must be administered principally outside the U.S. If New General Fusion loses its status as a foreign private issuer, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. New General Fusion may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to New General Fusion under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status for New General Fusion would increase its legal and financial compliance costs and is likely to make some activities highly time-consuming and costly. We also expect that if New General Fusion were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for it to obtain director and officer liability insurance, and New General Fusion may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for New General Fusion to attract and retain qualified members of its board of directors.

The future exercise of registration rights may adversely affect the market price of New GF Common Shares.

In connection with the Business Combination, New General Fusion will enter into a registration rights agreement that will obligate New General Fusion to register New GF Common Shares held by the Sponsor, certain securityholders of the General Fusion and certain other holders of New GF Common Shares. Specifically, after the Closing, New General Fusion is required to file a registration statement to register the resale of (i) 5,416,667 New GF Common Shares that will be issued to the Spring Valley Founder Shareholders in exchange for their Spring Valley Shares and (ii) 6,662,778 New GF Common Shares issuable upon the exercise of General Fusion Warrants to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of New General Fusion. Subject to certain requirements and limitations, the holders may demand that New General Fusion consummate an underwritten offering of the demanding holder’s or holders’ New GF Common Shares. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require New General Fusion to register for resale such securities pursuant to Rule 415 under the Securities Act. Sales of a substantial amount of ordinary shares pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. These sales, or the perception in the market that the holders of a large number of ordinary shares intend to sell such shares, could reduce the market price of the New GF Common Shares.

There may be sales of a substantial amount of New GF Common Shares after the Business Combination by Spring Valley Shareholders, and these sales could cause the price of New GF Common Shares to fall.

After the Business Combination, on a pro forma basis, there will be approximately             outstanding New GF Common Shares (assuming no redemptions by Spring Valley Shareholders). Of Spring Valley’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Spring Valley’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately             % of the New GF Common Shares will be held by the Spring Valley Founder Shareholders. This percentage does not take into account (i) the issuance of up to              New GF Common Shares (or options to acquire New GF Common Shares or options to acquire New GF Earnout Shares convertible into New GF Common Shares) under the Legacy Plan or the Incentive Plan for up to a total of             New GF Common Shares, (ii) the issuance of any New GF Common Shares upon the conversion of New GF Earnout Shares (including New GF Earnout Shares issued upon exercise of New GF Exchange Warrants) for up to a total of              New GF Common Shares, (iii) the issuance of any New GF Common Shares upon the exercise of New GF Warrants to purchase up to a total of             New GF Common Shares, (iv) the issuance of any New GF Common Shares upon the conversion of New GF Convertible Preferred Shares up to a total of            New GF Common Shares, or (v) the issuance of any New GF Common Shares upon the exercise of New GF PIPE Warrants for up to a total of             New GF Common Shares, in each case that will remain outstanding following the Business Combination. Future sales of New GF Common Shares may cause the market price of New General Fusion’s securities to drop significantly, even if its business is performing well. Additionally, sales of substantial amounts of New GF Common Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of New GF Common Shares and make it difficult for it to raise funds through securities offerings in the future.

New General Fusion may amend the terms of the warrants in a manner that may be adverse to holders of Spring Valley Warrants with the approval by the holders of at least 50% of the then outstanding Spring Valley Warrants.

The Spring Valley Warrants were issued in registered form under the Spring Valley Warrant Agreement. The Spring Valley Warrant Agreement provides that (a) the terms of the Spring Valley Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Spring Valley Warrants and the Spring Valley Warrant Agreement set forth in the prospectus for the Spring Valley IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Spring Valley Warrant Agreement as the parties to the Spring Valley Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Spring Valley Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Spring Valley Warrants is required to make any change that adversely affects the interests of the registered holders of Spring Valley Warrants. New General Fusion’s ability to amend the terms of the Spring Valley Warrants with the consent of at least 50% of the then outstanding Spring Valley Warrants is broad. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of New GF Common Shares purchasable upon exercise of a warrant.

New General Fusion may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New General Fusion will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New GF Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which New General Fusion gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New General Fusion, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New General Fusion may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. Pursuant to the warrant agreement, in the event New General Fusion decides to redeem the warrants, it will be required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.

New General Fusion’s warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New General Fusion.

New General Fusion’s warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that New General Fusion irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. New General Fusion will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of New General Fusion’s warrants shall be deemed to have notice of and to have consented to the forum provisions in its warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of New General Fusion’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New General Fusion, which may discourage such lawsuits. Alternatively, if a court were to find this provision of New General Fusion’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New General Fusion may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its team and board of directors.

New General Fusion may not pay dividends and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of New GF Common Shares.

New General Fusion may retain any future earnings to finance the growth and development of the business and, therefore, may not pay any cash dividends on New GF Common Shares in the short, medium or long term. Any determination to pay dividends in the future will be at the discretion of the New GF Board and will be dependent upon its future financial condition, results of operations and capital requirements, general business conditions and other relevant factors. Accordingly, investors must rely on sales of their New GF Common Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

There has been no prior market for New GF Common Shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares.

Prior to the Business Combination, there has not been a public trading market for New GF Common Shares. We cannot predict the extent to which investor interest in New General Fusion will lead to the development of an active trading market or how liquid that market might become. An active public market for New GF Common Shares may not develop or be sustained after the Business Combination, which would make it difficult for you to sell your New GF Common Shares at a price that is attractive to you, or at all. The market price of New GF Common Shares may decline below the current price.

Risks Relating to Redemption

If holders of Spring Valley Class A Shares fail to properly demand redemption rights, they will not be entitled to convert their Spring Valley Class A Shares into a pro rata portion of the funds held in the Trust Account.

Spring Valley Shareholders holding Spring Valley Class A Shares (other than Spring Valley Founder Shares) may demand that Spring Valley redeem their Spring Valley Class A Shares into a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to pay its taxes). To demand redemption rights, Spring Valley Shareholders must deliver their shares to Spring Valley’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any Spring Valley Shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Spring Valley Class A Shares you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Spring Valley Class A Shares.

A Spring Valley Class A Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Spring Valley Class A Shares or, if part of such a group, the group’s Spring Valley Class A Shares, in excess of 15% of the Spring Valley Class A Shares. Your inability to redeem any such excess Spring Valley Class A Shares could resulting in you suffering a material loss on your investment in Spring Valley if you sell such excess Spring Valley Public Shares in open market transactions. Spring Valley cannot assure you that the value of such excess Spring Valley Public Shares will appreciate over time following the Business Combination or that the market price of the Spring Valley Public Shares will exceed the per-share redemption price.

However, Spring Valley Shareholders’ ability to vote all of their Spring Valley Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

If a Spring Valley Shareholder fails to receive notice of Spring Valley’s offer to redeem Spring Valley Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such Spring Valley Class A Shares may not be redeemed.

If, despite Spring Valley’s compliance with the proxy rules, a Spring Valley Class A Shareholder fails to receive Spring Valley proxy materials, such shareholder may not become aware of the opportunity to redeem its Spring Valley Class A Shares. In addition, the proxy materials that Spring Valley is furnishing to holders of public Spring Valley Class A Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem public Spring Valley Common Shares. In the event that a Spring Valley Class A shareholder fails to comply with these procedures, its Spring Valley Class A Shares may not be redeemed.

Spring Valley Shareholders can exercise redemption rights with respect to a large number of Spring Valley Class A Shares, which may impair Spring Valley’s ability to complete the Business Combination or optimize New General Fusion’s capital structure.

If a larger number of Spring Valley Class A Shares are submitted for redemption than Spring Valley currently expects, Spring Valley may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If Spring Valley is required to seek additional capital, it may need to borrow funds from the Sponsor, management team (such a loan, a “Working Capital Loan”) or arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Neither the Sponsor, members of Spring Valley’s management team nor any of their affiliates is under any obligation to advance funds to Spring Valley in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Spring Valley upon completion of Spring Valley’s initial business combination. Third-party financing may not be available on favorable terms to Spring Valley or at all. Prior to the completion of the Business Combination, Spring Valley does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as Spring Valley does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

If the Business Combination is unsuccessful and you did not submit your shares for redemption you would not receive your pro rata portion of the Trust Account until Spring Valley liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an extension of the Spring Valley Deadline Date or certain other corporation actions as set forth in the Spring Valley Articles. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time the Spring Valley Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Spring Valley’s redemption until Spring Valley liquidates, consummates an alternative initial business combination, effectuates an extension of the Spring Valley Deadline Date or takes certain other actions set forth in the Spring Valley Articles or you are able to sell your Spring Valley Class A Shares in the open market.

The ability of holders of Spring Valley Class A Shares to exercise redemption rights with respect to a large number of Spring Valley Class A Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Spring Valley Class A Shares.

If the Business Combination is not consummated, you would not receive your pro rata portion of the funds held in the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Spring Valley Class A Shares in the open market; however, at the time you attempt to sell your Spring Valley Class A Shares, Spring Valley Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Spring Valley’s redemption until Spring Valley liquidates or you are able to sell your Spring Valley Class A Shares in the open market.

We cannot be certain as to the number of Spring Valley Class A Shares that will be redeemed and as to the potential impact to holders of Spring Valley Class A Shares who do elect to redeem their Spring Valley Class A Shares. There is no guarantee that the decision of a holder of Spring Valley Class A Shares to redeem its Spring Valley Class A Shares for a pro rata portion of the funds held in the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a holder of Spring Valley Class A Shares may be able to sell its New GF Common Shares received in connection with the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a holder of New GF Common Shares might realize in the future had the shareholder not redeemed his, her or its Spring Valley Class A Shares. Similarly, if a holder of Spring Valley Class A Shares does not redeem its Spring Valley Class A Shares, such shareholder will bear the risk of ownership of the New GF Common Shares after the consummation of the Business Combination or shares with respect to any alternative business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Spring Valley Shareholder should consult such shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On          , 2026, the last traded price per Spring Valley Class A Share quoted on Nasdaq was $          . Holders of Spring Valley Class A Shares should be aware that, while we are unable to predict the price per New GF Common Share following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of Spring Valley Class A Shares owned by non-redeeming holders of Spring Valley Class A Shares — increased levels of redemptions by holders of Spring Valley Class A Shares may be a result of the price per Spring Valley Class A Share falling below the redemption price. We expect that more holders of Spring Valley Class A Shares may elect to redeem their Spring Valley Class A Shares if the share price of the Spring Valley Class A Shares is below the projected redemption price of $10.03 per share, and we expect that more holders of Spring Valley Class A Shares may elect not to redeem their Spring Valley Class A Shares if the share price of the Spring Valley Class A Shares are above the projected redemption price of $10.03 per share. Each Spring Valley Class A Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New General Fusion from the Trust Account and (ii) a corresponding increase in each holder of Spring Valley Class A Shares pro rata ownership interest in New General Fusion following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $10.03 per share that was calculated based on $230,585,241 in the Trust Account on September 30, 2025, a hypothetical 1% increase or decrease in the number of Spring Valley Class A Shares would result in a decrease or increase, respectively, of $2,305,852 of cash available in the Trust Account.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect Spring Valley’s or General Fusion’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Spring Valley’s and General Fusion’s statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward looking.

The forward-looking statements contained in this proxy statement/prospectus reflect Spring Valley’s, and General Fusion’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of Spring Valley or General Fusion guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Spring Valley Securities;
●	the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by Spring Valley Shareholders;
●	market risks;
●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
●	General Fusion’s business relationships, performance, and business generally;
●	risks that the Business Combination disrupts current plans of General Fusion and potential difficulties in its employee retention as a result of the Business Combination;
●	the outcome of any legal proceedings that may be instituted against General Fusion or Spring Valley related to the Business Combination Agreement or the Business Combination;
●	failure to realize the anticipated benefits of the Business Combination;
●	the inability to maintain the listing of Spring Valley Securities or to meet listing requirements and maintain the listing of New General Fusion’s securities on Nasdaq;
●	the inability to list New General Fusion’s securities or to meet listing requirements and maintain the listing of New GF Common Shares on the TSX;
●	the risk that the Business Combination may not be completed by Spring Valley Deadline Date and the potential failure to obtain an extension of the Spring Valley Deadline Date if sought by Spring Valley;
●	the risk that the price of New General Fusion securities may be volatile due to a variety of factors, including changes in laws, regulations, technologies, natural disasters, national security tensions, and macro-economic and social environments affecting its business;

●	laws and regulations governing General Fusion’s research and development activities, and changes in such laws and regulations;
●	any failure to commercialize MTF on the expected timeline or at all, including any failure to achieve the objectives of the LM26 program;
●	environmental regulations and legislation;
●	the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues;
●	fluctuations in currency markets;
●	General Fusion’s ability to complete and successfully integrate any future acquisitions;
●	increased competition in the fusion industry;
●	limited supply of materials and supply chain disruptions; and
●	the risk that the PIPE Financing may not be completed, or that other capital needed by New General Fusion may not be raised on favorable terms, or at all, including as a result of the restrictions agreed to in connection with the PIPE Financing.

Forward-looking statements regarding expected ownership of New GF Common Shares by existing Spring Valley Shareholders and General Fusion Shareholders following the Business Combination have been calculated based on each of Spring Valley’s and General Fusion’s outstanding share capital, each as of the date of this proxy statement/prospectus. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, EBITDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the Proposals.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause Spring Valley’s, General Fusion’s or New General Fusion’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that Spring Valley and/or New General Fusion and General Fusion do not presently know or that Spring Valley and/or New General Fusion and General Fusion currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect Spring Valley’s and/or New General Fusion’s and General Fusion’s good faith beliefs, as applicable, they are not guarantees of future performance. Spring Valley and/or New General Fusion and General Fusion disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Spring Valley and/or New General Fusion and General Fusion as applicable.

EXTRAORDINARY GENERAL MEETING OF Spring Valley SHAREHOLDERS

Overview

Spring Valley is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Spring Valley Board for use at the Spring Valley Shareholders’ Meeting to be held on            , 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Spring Valley Shareholders on or about            , 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Spring Valley Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Spring Valley Shareholders’ Meeting.

Date, Time and Place

The Spring Valley Shareholders’ Meeting will be held in person on            , 2026 at             a.m., Eastern Time, Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, McLean, VA 22102. Spring Valley will provide Spring Valley Shareholders with an opportunity to hear all portions of the Spring Valley Shareholders’ Meeting as conducted by the Spring Valley Board, submit written questions and comments during the Spring Valley Shareholders’ Meeting and vote online during the open poll portion of the Spring Valley Shareholders’ Meeting.

Attending the Spring Valley Shareholders’ Meeting

All Spring Valley Shareholders as of the record date, or their duly appointed proxies, may attend the Spring Valley Shareholders’ Meeting in person. If you were a Spring Valley Shareholder as of the close of business on            , 2026, you may attend the Spring Valley Shareholders’ Meeting. Spring Valley Shareholders do not need to attend the Spring Valley Shareholders’ Meeting to vote their shares. For information on how to vote your Spring Valley Common Shares, please see the subsection entitled “Voting Your Shares.”

In order to attend the Spring Valley Shareholders’ Meeting, submit questions and vote, Spring Valley Shareholders will need a control number. If you are a registered Spring Valley Shareholder, you received a proxy card with this proxy statement/prospectus that includes your control number. If you do not have your control number, contact the Transfer Agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your Spring Valley Common Shares are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Spring Valley Shareholders also may submit questions live during the meeting. Questions pertinent to Spring Valley Shareholders’ Meeting matters may be recognized and answered during the Spring Valley Shareholders’ Meeting in Spring Valley’s discretion, subject to time constraints. Spring Valley reserves the right to edit or reject questions that are inappropriate for Spring Valley Shareholders’ Meeting matters. In addition, Spring Valley will offer live technical support for all Spring Valley Shareholders attending the Spring Valley Shareholders’ Meeting.

Pursuant to the Spring Valley Articles, the Spring Valley Board may postpone any general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Spring Valley Board will give Spring Valley Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Spring Valley Board may determine.

Proposals

At the Spring Valley Shareholders’ Meeting, Spring Valley Shareholders will vote on the following Proposals:

●	Proposal No. 1— The Continuation Proposal to approve, by Special Resolution, the Continuation, including the adoption of the Continuation Articles;

●	Proposal No. 2 — The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement and the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
●	Proposal No. 3(a) – (d) — The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;
●	Proposal No. 4 — The Nasdaq Proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of New GF Common Shares in connection with the Business Combination;
●	Proposal No. 5 — The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New GF Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;
●	Proposal No. 6 — The Price Adjustment Proposal, to approve, by Ordinary Resolution of the disinterested Spring Valley Shareholders, the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares and the Exercise Price Adjustment Provision of the New GF PIPE Warrants, in each case issuable in connection with the PIPE Financing;
●	Proposal No. 7 – The Director Election Proposal — To approve, by Ordinary Resolution, the election of seven directors, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei, and Thomas Boehlert, effective upon the Closing, to serve on New GF Board for the applicable term, under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and
●	Proposal No. 8 — The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 —The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Price Adjustment Proposal,” “Proposal No. 7 — The Director Election Proposal,” and “Proposal No. 8 —The Adjournment Proposal.”

Recommendation of the Spring Valley Board of Directors FOR the Proposals

The Spring Valley Board has unanimously determined that each of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and the Adjournment Proposal (if put) is in the best interests of Spring Valley and Spring Valley Shareholders and unanimously recommends that Spring Valley Shareholders vote “FOR” each Proposal being submitted to a vote of the Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 —The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Price Adjustment Proposal,” “Proposal No. 7 — The Director Election Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”

When you consider the unanimous recommendation of the Spring Valley Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and Spring Valley Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only Spring Valley Shareholders of record at the close of business on            , 2026, the record date for the Spring Valley Shareholders’ Meeting, will be entitled to vote at the Spring Valley Shareholders’ Meeting. In respect of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal, each Spring Valley Shareholder is entitled to one vote for each Spring Valley Ordinary Shares registered in its name as of the close of business on the record date. If a Spring Valley Shareholder’s Spring Valley Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 23,000,000 Spring Valley Public Shares outstanding and 7,666,667 Spring Valley Class B Shares outstanding held by Sponsor and Spring Valley’s independent directors.

Quorum and Required Vote for Proposals at the Spring Valley Shareholders’ Meeting

A quorum of Spring Valley Shareholders is necessary to hold a valid meeting. A quorum will be present at the Spring Valley Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Spring Valley attend virtually or in person or are represented by proxy at the Spring Valley Shareholders’ Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date for the Spring Valley Shareholders’ Meeting, 15,333,334 Spring Valley Ordinary Shares would be required to achieve a quorum.

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class A Ordinary Shares and Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. The Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Accordingly, a Spring Valley Shareholder’s failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Spring Valley Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Continuation Proposal and the Business Combination Proposal at the Spring Valley Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Spring Valley Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the other Proposals will be submitted to the Spring Valley Shareholders for a vote.

Voting Your Shares

If you are a shareholder of record, there are two ways to vote your Spring Valley Common Shares at the Spring Valley Shareholders’ Meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Spring Valley Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Spring Valley Common Shares, your Spring Valley Common Shares will be voted as recommended by the Spring Valley Board “FOR” each of the Proposals;
●	You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

●	You can attend the Spring Valley Shareholders’ Meeting in person or virtually and vote.

If your Spring Valley Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Spring Valley Ordinary Shares beneficially owned by you are properly counted. Beneficial shareholders who wish to vote by attending the Spring Valley Shareholders’ Meeting in person or virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their shares.

Revoking Your Proxy

If you are a shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Spring Valley, in writing, before the Spring Valley Shareholders’ Meeting that you have revoked your proxy; or
●	you may attend the Spring Valley Shareholders’ Meeting, revoke your proxy and vote in person, as indicated above.

No Additional Matters May Be Presented at the Spring Valley Shareholders’ Meeting

The Spring Valley Shareholders’ Meeting has been called to consider only the approval of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal, the Director Election Proposal and (if put) the Adjournment Proposal. Under the Spring Valley Articles, other than procedural matters incident to the conduct of the Spring Valley Shareholders’ Meeting, no other matters may be considered at the Spring Valley Shareholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Spring Valley Shareholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Spring Valley Common Shares, you may call or email Sodali & Co., Spring Valley’s proxy solicitor, at (800) 662-5200 (banks and brokers, please call collect at (203) 658-9400) or SVIII@info.sodali.com.

Vote of the Sponsor

Pursuant to the Sponsor Letter Agreement entered into in connection with the Business Combination, each of the Spring Valley Founder Shareholders agreed to vote any Spring Valley Common Shares owned by them in favor of an initial business combination. Pursuant to the Sponsor Letter Agreement, the Spring Valley Founder Shareholders agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that Sponsor will be prohibited from voting any Spring Valley Class A Shares purchased by Sponsor following Spring Valley’s public announcement of Spring Valley’s intention to engage in the transactions contemplated by the Business Combination Agreement (the “Transactions”) for or against the Transactions. The Sponsor Letter Agreement applies to Spring Valley Founder Shareholders as it relates to the Spring Valley Founder Shares and the requirement to vote all of the Spring Valley Founder Shares in favor of the Business Combination Proposal. As of the record date, the Spring Valley Founder Shareholders own approximately 25% of the Spring Valley Common Shares then outstanding and entitled to vote at the Spring Valley Shareholders’ Meeting. The Spring Valley Founder Shareholders have agreed to waive any redemption rights with respect to Spring Valley Class A Shares purchased in the Spring Valley IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares held by them in connection with the consummation of the Business Combination or upon Spring Valley’s liquidation. The Spring Valley Founder Shares will be worthless if no Business Combination is effected by Spring Valley by the Spring Valley Deadline Date. However, the Spring Valley Founder Shareholders are entitled to redemption rights upon Spring Valley’s liquidation with respect to any Spring Valley Class A Shares they may own.

Redemption Rights

Pursuant to the Spring Valley Articles, any holders of Spring Valley Public Shares other than Sponsor or Spring Valley management may elect to have their Spring Valley Public Shares redeemed for cash at a per-share redemption price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding Spring Valley Public Shares. If demand is properly made and the Business Combination is consummated, such holder of Spring Valley Public Shares will hold only the right to receive its pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the Spring Valley IPO and the sale of the Spring Valley Private Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares or New GF Common Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New General Fusion, if any. You will be entitled to receive cash for your New GF Common Shares only if you properly and timely demand redemption. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $230,585,241 as of September 30, 2025, the estimated per share redemption price would have been approximately $10.03.

Each redemption of New GF Common Shares by Spring Valley Public Shareholders will reduce the amount in the Trust Account.

To exercise your redemption rights, you must:

•	if you hold Spring Valley Units, elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants;

•

prior to 5:00 p.m., Eastern Time on               , 2026 (two business days before the Spring Valley Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that Spring Valley redeem your Spring Valley Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

and

•

deliver your Spring Valley Public Shares through DTC’s DWAC system to the Transfer Agent at least two business days before the Spring Valley Shareholders’ Meeting. Spring Valley Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Spring Valley Public Shares as described above, your shares will not be redeemed.

Spring Valley Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Spring Valley Ordinary Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Spring Valley Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Spring Valley Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Spring Valley’s consent once the Business Combination is consummated.

Holders of outstanding Spring Valley Units must elect to separate their Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising redemption rights with respect to the Spring Valley Public Shares.

If you hold Spring Valley Units registered in your own name, you must deliver the certificate for such Spring Valley Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Spring Valley Units into Spring Valley Public Shares and Spring Valley Public Warrants. This must be completed far enough in advance to permit the mailing of the Spring Valley Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Spring Valley Public Shares from the Spring Valley Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Spring Valley Units, you must instruct such nominee to separate your Spring Valley Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Spring Valley Units to be split and the nominee holding such Spring Valley Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Spring Valley Public Shares and the applicable fraction of Spring Valley Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Spring Valley Public Shares from the Spring Valley Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Spring Valley Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, Spring Valley Shareholders should verify the market price of the Spring Valley Class A Shares, as shareholders may receive higher proceeds from the sale of their Spring Valley Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Spring Valley Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Spring Valley Class A Shares when you wish to sell your shares.

If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares or New GF Common Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New General Fusion, if any. You will be entitled to receive cash for your Spring Valley Public Shares only if you properly and timely demand redemption.

Each redemption of Spring Valley Public Shares by Spring Valley Public Shareholders will reduce the amount in the Trust Account.

Pursuant to the Spring Valley Articles, if Spring Valley does not consummate an initial business combination by the Spring Valley Deadline Date, Spring Valley will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Spring Valley Public Shareholders and all of Spring Valley’s warrants will expire worthless.

Any request for redemption, once made by a holder of Spring Valley Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Spring Valley Shareholders’ Meeting or thereafter with Spring Valley’s consent until the consummation of the Business Combination. If you deliver your shares for redemption to Continental, Spring Valley’s Transfer Agent, and later decide prior to the Spring Valley Shareholders’ Meeting not to elect redemption, you may request that Continental, Spring Valley’s Transfer Agent, return the shares (physically or electronically) to you. You may make such request by contacting Continental, Spring Valley’s Transfer Agent, at the phone number or address listed herein.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Spring Valley Class A Shares and Spring Valley Class B Shares in connection with the Business Combination. However, Spring Valley Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” and the Spring Valley Board has determined that the redemption proceeds payable to Spring Valley Shareholders who exercise such redemption rights represents the fair value of those Spring Valley Ordinary Shares.

Proxy Solicitation Costs

Spring Valley is soliciting proxies on behalf of the Spring Valley Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Spring Valley will bear the cost of the solicitation.

Spring Valley has engaged Sodali & Co. to assist in the solicitation of proxies, and will pay Sodali & Co. a fee of $15,000, plus disbursements. Spring Valley will reimburse Sodali & Co. for reasonable and documented out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses.

Spring Valley will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Spring Valley Class A Shares and in obtaining voting instructions from those owners.

Spring Valley management may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

Overview

Spring Valley is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby.

Spring Valley Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Spring Valley is holding a shareholder vote on the Business Combination, Spring Valley may consummate the Business Combination only if it is approved by an Ordinary Resolution, being the affirmative vote of a majority of the votes cast by the holders of the outstanding Spring Valley Ordinary Shares present in person or represented by proxy at the Spring Valley Shareholders’ Meeting and entitled to vote on such matter.

Structure of the Business Combination

On January 21, 2026, Spring Valley, General Fusion and NewCo, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) prior to the Amalgamation, Spring Valley shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the BCBCA, and (ii) on the Closing Date, Newco shall amalgamate with and into General Fusion to form one corporate entity, and Newco will survive the Amalgamation.

The Business Combination Agreement

The material terms of the Business Combination Agreement, as amended from time to time, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below, but this summary does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules, which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to shareholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Spring Valley, General Fusion, NewCo or any other matter.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to Closing, including the Support Agreements, the Sponsor Letter, the Lock-Up Agreement, the PIPE Subscription Agreements and the Registration Rights Agreement. See “The Business Combination — Related Agreements” for more information.

Organizational Structure

The following diagram illustrates the organizational structure of Spring Valley, General Fusion and NewCo immediately prior to the Business Combination:

The following diagram illustrates the structure of New General Fusion:

Note: The percentages in the ‘no redemption’ and ‘maximum redemption’ scenarios indicate the anticipated ownership percentage of voting securities in New General Fusion for each respective group.

Conversion of Securities

On the Closing Date, pursuant to the Amalgamation, which will occur under the Arrangement:

●	each then issued and outstanding General Fusion Common Share (other than General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for (i) that number of New GF Common Shares equal to the Exchange Ratio for New GF Common Shares, and (ii) that number of New GF Class A Earnout Shares, New GF Class B Earnout Shares, and New GF Class C Earnout Shares equal to the applicable Exchange Ratio for New GF Earnout Shares;
●	each then issued and outstanding General Fusion Class B Common Share (other than General Fusion Class B Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for one (1) New GF Common Share;
●	each then issued and outstanding General Fusion Convertible Preferred Share shall be exchanged for one (1) New GF Convertible Preferred Share;
●	each then issued and outstanding General Fusion Warrant (other than General Fusion PIPE Warrants) shall be exchanged for, collectively: (A) a warrant to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) a warrant to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) a warrant to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) a warrant to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (collectively, the “New GF Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of a New GF Exchange Warrant to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Shares subject to the applicable General Fusion Warrant divided by (ii) the Exchange Ratio for New GF Common Shares and (2) in the case of a New GF Exchange Warrant to acquire New GF Earnout shares, $0.01;
●	each then issued and outstanding General Fusion PIPE Warrant shall be exchanged for one (1) New GF PIPE Warrant to acquire one (1) New GF Common Share at a per share exercise price (rounded up to the nearest cent) equal to $12.00, subject to adjustment; and
●	each then issued and outstanding General Fusion Option shall be exchanged for, collectively: (A) an option to acquire a number of New GF Common Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Share subject to the applicable General Fusion Option multiplied by (2) the Exchange Ratio for New GF Common Shares; (B) an option to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; (C) an option to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares; and (D) an option to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares, each at a per share exercise price (rounded up to the nearest cent) equal to (1) in the case of New GF Exchange Option to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Class A Common Shares subject to the applicable General Fusion Option divided by (ii) the Exchange Ratio for New GF Common Shares, and (2) in the case of a New GF Exchange Option to acquire New GF Earnout Shares, US$0.01, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law (including Sections 424(a) and Section 409A of the Code).

Dissent Rights

Any General Fusion Shares that are outstanding immediately prior to the Amalgamation Effective Time and that are held by General Fusion Shareholders who have not voted or instructed any proxyholder to vote in favor of the Arrangement nor consented thereto in writing and who have given a notice of dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of Division 2 of Part 8 of the BCBCA with respect to such General Fusion Shares (the “Dissenting Shares”) shall not be exchanged for, and any such General Fusion Shareholder shall have no right to receive, any consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of General Fusion save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any General Fusion Shareholder who is ultimately not entitled, for any reason, to be paid fair value for their General Fusion Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of General Fusion Shares.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement are expected to occur no later than three business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “The Business Combination — Closing and Effective Time of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Spring Valley and General Fusion may agree in writing.

Conditions to the Obligations of Each Party

The obligations of each of the parties to the Business Combination to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	The General Fusion Securityholders’ Approval shall have been obtained.
●	Each of the Interim Order and the Final Order shall have been granted.
●	The Spring Valley Shareholders’ Approval shall have been obtained.
●	No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.
●	All regulatory approvals shall have been obtained, and any applicable waiting periods therefore shall have expired or been terminated.
●	The Spring Valley Common Shares and Spring Valley Warrants shall have been accepted for listing on Nasdaq.
●	The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.
●	The lead PIPE investor funded the subscription price for such investor’s PIPE Subscription Agreement into an escrow account with release of such funds conditioned only upon evidence that the other conditions for closing of the Business Combination have been satisfied.
●	The BCSC shall have cleared the final Canadian Prospectus.

Conditions to the Obligations of Spring Valley and NewCo

The obligations of Spring Valley and NewCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	Subject to certain limitations and qualifications, each of the representations and warranties of General Fusion contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.
●	Each of the covenants of General Fusion to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.
●	General Fusion shall have delivered to Spring Valley each of the deliverables required by the Business Combination Agreement.
●	Since the date of the Business Combination Agreement, no material adverse effect affecting General Fusion shall have occurred.
●	The Preferred Conversion and the SAFE Conversion shall have occurred.
●	General Fusion shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Conditions to the Obligations of General Fusion

The obligations of General Fusion to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

●	Subject to certain limitations and qualifications, each of the representations and warranties of Spring Valley contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.
●	Each of the covenants of Spring Valley and NewCo to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.
●	Since the date of the Business Combination Agreement, no material adverse effect affecting Spring Valley shall have occurred.
●	Spring Valley shall have delivered written resignations of each of its officers and directors, effective as of the Amalgamation Effective Time.
●	Spring Valley shall have delivered each of the deliverables required by the Business Combination Agreement.
●	Spring Valley shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by Spring Valley, General Fusion and NewCo as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, material adverse effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representation and Warranties of General Fusion

In the Business Combination Agreement, General Fusion made certain customary representations and warranties to Spring Valley, relating to, among other things:

●	the organization, valid existence, and good standing of General Fusion and its subsidiaries and the power and authority to carry on its business as currently conducted and to own, lease and operate its properties and assets and the qualification and license to do business and good standing in any jurisdiction in which the nature of its business so requires, except where the failure to be so qualified or licensed would not have a material adverse effect;
●	the General Fusion Governing Documents and similar governing documents of its subsidiaries;
●	the capital structure and indebtedness of General Fusion and its subsidiaries, including General Fusion’s equity awards, the absence of restrictions or liens with respect to the Equity Interests of General Fusion and its subsidiaries;
●	General Fusion’s power to execute and deliver the Business Combination Agreement and the Ancillary Agreements, perform its obligations under the Business Combination Agreement and Ancillary Agreement, and, subject to receipt of the General Fusions Securityholders Approval, to consummate the Transactions;
●	the absence of conflicts with, or violations or breaches of, the General Fusion Governing Documents and the similar governing documents of its subsidiaries or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which General Fusion or any of its subsidiaries is a party, in each case, in connection with the performance of the Transactions and General Fusion’s obligations thereunder;
●	the absence of any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by any Governmental Authority required in connection with the execution, delivery and performance by General Fusion of the Transactions;
●	General Fusion and its subsidiaries’ possession, of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of General Fusion and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted since January 1, 2023;
●	General Fusion’s consolidated financial statements;
●	the absence of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of General Fusion or its subsidiaries since January 1, 2023;
●	the conduct of business in the ordinary course of business in all material respects consistent with past practice, the absence of any material adverse effect and certain other changes and events with respect to General Fusion and its subsidiaries since December 31, 2024;
●	the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to General Fusion or its subsidiaries or any investigations by any Governmental Authority;
●	General Fusion and its subsidiaries’ employee benefit plans;
●	labor matters related to General Fusion and its subsidiaries;
●	real property owned and leased by General Fusion and its subsidiaries;
●	ownership of or rights with respect to the intellectual property of General Fusion and its subsidiaries;
●	tax matters affecting General Fusion and its subsidiaries;
●	environmental matters relating to General Fusion and its subsidiaries;
●	General Fusion and its subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under the provisions of such material contracts;
●	General Fusion and its subsidiaries insurance policies;
●	The General Fusion Board’s resolutions in respect of the Transactions;

●	the General Fusion Securityholders’ Approval required in connection with the approval of the Transactions;
●	the conduct by General Fusion and its subsidiaries of General Fusion and its subsidiaries’ businesses in compliance with applicable laws; including the FCPA and the rules and regulations thereunder;
●	the absence of certain related party transactions;
●	whether General Fusion and its subsidiaries were ever subject to the requirements of the Exchange Act;
●	the absence of broker, finder or investment banker fees or commissions in connection with the Transactions;
●	the absence of settlements resolving allegations of sexual harassment or other misconduct;
●	the solvency of General Fusion and its subsidiaries; and
●	the records of General Fusion and its subsidiaries.

Representations and Warranties of Spring Valley and NewCo

The Business Combination Agreement also contains customary representations and warranties made by Spring Valley and NewCo to General Fusion, relating to, among other things:

●	the organization, valid existence, and good standing of Spring Valley and NewCo and the power and authority to carry on its business as currently conducted and to own, lease and operate its properties and assets and the qualification and license to do business and good standing in any jurisdiction in which the nature of its business so requires, except where the failure to be so qualified or licensed would not have a material adverse effect;
●	the Spring Valley Governing Documents and the governing documents of NewCo;
●	Spring Valley and NewCo’s power to execute and deliver the Business Combination Agreement and the Ancillary Agreement, perform its obligations under the Business Combination Agreement and Ancillary Agreements and, subject to receipt of the Spring Valley Shareholders’ Approval, to consummate the Transactions;
●	the absence of conflicts with, or violations or breaches of, the Spring Valley Governing Documents and governing documents of NewCo or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which Spring Valley or NewCo or any of their affiliates is a party, in each case, in connection with the performance of the Transactions and Spring Valley and NewCo’s obligations thereunder;
●	Spring Valley and NewCo’s compliance with all laws
●	Spring Valley and NewCo’s employee benefit plans;
●	the Trust Account balance as of the date of the Business Combination Agreement;
●	tax matters affecting Spring Valley and NewCo;
●	the absence of broker, finder or investment banker fees or commissions in connection with the Transactions;
●	Spring Valley’s SEC filings since September 3, 2025, and the financial statements contained in those filings;
●	Spring Valley’s system of internal accounting controls and preparation of financial statements in accordance with GAAP;
●	Spring Valley’s internal control over financial reporting and disclosure controls and procedures;
●	the absence of any business activities by Spring Valley other than activities directed towards the accomplishment of a business combination, the absence of any business activities by NewCo other than activities directed toward the accomplishment of the Amalgamation and the absence of any material adverse effect and certain other changes and events with respect to Spring Valley or NewCo since the date of the Spring Valley’s incorporation;
●	the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to Spring Valley or any investigations by any Governmental Authority;
●	the capital structure and indebtedness of Spring Valley, including the absence of restrictions or liens with respect to the equity interests of Spring Valley;
●	Spring Valley’s compliance with current listing requirements of Nasdaq;
●	the absence of affiliate agreements; and
●	the absence of economic sanctions and compliance with anti-bribery laws.

Covenants of the Parties

The Business Combination Agreement contains a number of covenants made by Spring Valley, General Fusion and NewCo which in certain cases are subject to specified exceptions and qualifications contained in the Business Combination Agreement.

General Fusion Conduct of Business

Except (i) as contemplated by the Business Combination Agreement, any of the Ancillary Agreements or the Plan of Arrangement, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by Spring Valley in writing, from the date of the Business Combination Agreement through the earlier of the Amalgamation Effective Time or the termination of the Business Combination Agreement (the “Interim Period”), General Fusion shall use its commercially reasonable efforts to operate its business in the ordinary course, and shall not, and shall cause each of its subsidiaries not to:

●	change or amend General Fusion Governing Documents or the governing documents of its subsidiaries;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of General Fusion or its subsidiaries;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of General Fusion or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interest (including, without limitation, any phantom interest), of General Fusion or its subsidiaries or (B) any material assets of General Fusion or its subsidiaries;
●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
●	(A) acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;
●	other than (x) in the ordinary course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any plan in effect on the date of the Business Combination Agreement (or any plan adopted or amended after the date of the Business Combination Agreement in accordance its terms) or (z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any new employees, or (F) transfer or terminate the employment or engagement of any employee or independent contractor other than any such termination for cause; (A) make, change or revoke any material election in respect of taxes, or settle or compromise any material Canadian tax liability or material U.S. federal, state, local or non-U.S. tax liability, except in the ordinary course, (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax return or file any claim for a tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment or surrender any right to claim a tax refund, offset or other reduction in tax liability, (C) incur any liability for taxes other than in the ordinary course, (D) prepare any tax return in a manner inconsistent with past practice, (E) enter into a tax allocation agreement, tax sharing agreement or tax indemnity agreement or (F) grant any power of attorney relating to any tax matter;
●	adopt, amend and/or terminate any material plan except as may be required by applicable law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the ordinary course;
●	other than in the ordinary Course, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of General Fusion or any of its subsidiaries, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;
●	other than in the ordinary course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of General Fusion or any of its subsidiaries material rights thereunder or (B) enter into any contract that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement;
●	materially amend, modify, extend, renew or terminate any of the lease documents or enter into any new lease;
●	other than in the ordinary course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, intellectual property to the extent such intellectual property remains material to the conduct of the businesses of General Fusion or any of its subsidiaries;
●	other than in the ordinary course, enter into any contract that obligates General Fusion or any of its subsidiaries to develop any intellectual property related to the business of General Fusion;
●	enter into any material new line of business outside of the business currently conducted by General Fusion or its subsidiaries as of the date of the Business Combination Agreement;
●	voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to General Fusion or any of its subsidiaries and their assets and properties;
●	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of General Fusion and its subsidiaries taken as a whole;
●	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment;

●	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

During the Interim Period, General Fusion shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, General Fusion Governing Documents and all Material Contracts to which it is a party.

GAAP Audited Financials

General Fusion shall deliver to Spring Valley the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the consolidated balance sheets of General Fusion Inc. and its subsidiaries as of December 31, 2025 and December 31, 2024, and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in shareholders’ deficiency and changes in redeemable convertible preferred shares, and consolidated statements of cash flows for each of the years then ended, and the related notes, audited in accordance with the auditing standards of the PCAOB.

Covenants of Spring Valley

Trust Account Payments

In connection with Closing, Spring Valley shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered prior to or at the Closing and (ii) shall cause the Trustee to transfer all the funds in the Trust Account as directed by Spring Valley and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Nasdaq Listing

From the date of the Business Combination Agreement until the Amalgamation Effective Time, Spring Valley shall use commercially reasonable efforts to ensure that the Spring Valley A Shares remains listed on Nasdaq.

Spring Valley Conduct of Business

Except (i) as contemplated by the Business Combination Agreement or any of the Ancillary Agreements, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by General Fusion in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Spring Valley shall use its commercially reasonable efforts to operate its business in the Ordinary Course and shall not:

●	amend or otherwise change the Spring Valley Governing Documents or the governing documents of NewCo;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the Spring Valley Governing Documents;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Spring Vally Class A Shares, Spring Valley Class B Shares, Spring Valley Warrants or any equity interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests or other securities of Spring Valley or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests or any other ownership interest (including, without limitation, any phantom interest), of Spring Valley or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an affiliate thereof or certain of Spring Valley’s officers and directors to finance Spring Valley’s transaction expenses;

●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
●	incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Spring Valley or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an affiliate thereof or certain of Spring Valley’s officers and directors to finance Spring Valley’s transaction expenses;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
●	other than in the ordinary course, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of Spring Valley or NewCo, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;
●	merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of Spring Valley or NewCo;
●	amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other material contract;
●	hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any employee benefit plans;
●	other than in the ordinary course or in a form consistent with Spring Valley’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of Spring Valley or any other person;
●	enter into any new line of business outside of the business currently conducted by SPAC as of the date of the Business Combination Agreement;
●	enter into, renew, modify or amend any transaction or contract with an affiliate of Spring Valley (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of Spring Valley or the Sponsor or any other current or former insider or any immediate family member thereof, or (C) any person in which the Sponsor or any director or officer of Spring Valley or the Sponsor or any other current or former insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other affiliate agreement;
●	enter into, renew or amend in any material respect, any contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission or any transaction or Contract relating to transaction expenses if such entry, renewal or amendment would result in additional transaction expenses;
●	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment;
●	waive, release, assign, settle or compromise any action or threatened action; or
●	enter into any contract or otherwise make a binding commitment to do any of the foregoing.

During the Interim Period, Spring Valley shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, the Spring Valley Governing Documents, the Trust Agreement and all other material contracts to which it is a party.

Spring Valley Public Filings

During the Interim Period, Spring Valley shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

Continuation

Spring Valley shall take all actions necessary to cause the Continuation to become effective in accordance with the applicable provisions of the BCBCA and the Companies Act.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

Additional Covenants of the Parties

Regulatory Approvals; Other Filings

Each of General Fusion and Spring Valley shall cooperate in good faith with any Governmental Authority to obtain any required approvals or consents in order to complete lawfully the Transactions. General Fusion shall promptly furnish to Spring Valley, and Spring Valley shall promptly furnish to General Fusion, copies of any notices or written communications received from any Governmental Authority with respect to the Transactions, and each General Fusion and Spring Valley shall permit each other reasonable opportunity to review in advance any proposed written communications to any Governmental Authority concerning the Transactions.

Proxy/Registration Statement

As promptly as reasonably practicable, Spring Valley and General Fusion shall prepare, and Spring Valley shall file with the SEC, a proxy/registration statement on Form F-4 (the “proxy/registration statement”) relating to the Spring Valley Shareholders’ Meeting (A) in connection with the registration under the Securities Act of the Spring Valley Common Shares to be issued pursuant to the Business Combination Agreement and (B) the Transactions.

Each of Spring Valley and General Fusion shall furnish all information concerning such party as Spring Valley or General Fusion may reasonably request in connection with the preparation of the proxy/registration statement. Each of Spring Valley and General Fusion shall use commercially reasonable efforts to (A) cause the proxy/registration statement to comply with all applicable rules and regulations promulgated by the SEC; (B) respond as promptly as reasonably practicable to all comments received from the SEC; (C) have the proxy/registration statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the proxy/registration statement effective through the Closing in order to permit the consummation of the Transaction.

Spring Valley Shareholders’ Approval and Spring Valley Board Recommendation

Spring Valley shall (A) use its reasonable best efforts to solicit from the Spring Valley Shareholders proxies in favor of the approval and adoption of the Business Combination Agreement and the Spring Valley Shareholder Proposals, including the Spring Valley Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the Spring Valley Shareholders’ Approval and (B) obtain the vote or consent of the Spring Valley Shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the Spring Valley Governing Documents.

The proxy/registration statement shall include a statement to the effect that the Spring Valley Board has unanimously recommended that the Spring Valley Shareholders vote in favor of the Spring Valley Shareholder Proposals at the Spring Valley Shareholders’ Meeting (such statement, the “Spring Valley Board Recommendation”), and, except as provided in the Business

Combination Agreement, neither the Spring Valley Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Spring Valley Board Recommendation (a “Spring Valley Modification in Recommendation”).

The Spring Valley Board may, at any time prior to, but not after, obtaining the Spring Valley Shareholders’ Approval, make a Spring Valley Modification in Recommendation solely in response to an Intervening Event (as defined below) (a “Intervening Event Change in Recommendation”) if the Spring Valley Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Spring Valley Board under applicable Law; provided, that (A) Spring Valley shall have delivered written notice to General Fusion of the Spring Valley Board’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the Spring Valley Board (the “Intervening Event Notice Period”), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by General Fusion, Spring Valley and its Representatives shall have negotiated in good faith with General Fusion and its Representatives regarding any revisions or adjustments proposed by General Fusion to the terms and conditions of the Business Combination Agreement as would enable the Spring Valley Board to proceed with the Spring Valley Board Recommendation and not make such Intervening Event Change in Recommendation and (C) if General Fusion requested negotiations in accordance with clause (B), the Spring Valley Board may make an Intervening Event Change in Recommendation only if the Spring Valley Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that General Fusion shall have, prior to the expiration of the Intervening Event Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to General Fusion on the date on which the Intervening Event Notice Period expires, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Spring Valley Shareholders under applicable Law.

An “Intervening Event” is any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction (as defined below), (B) that does not relate to any change in the market price or trading volume of Spring Valley’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the Spring Valley Board following the date of the Business Combination Agreement, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Intervening Change in Recommendation would constitute a breach by the Spring Valley Board of its fiduciary obligations under applicable Law.

Support of Transactions

Each of the parties shall promptly notify the other parties in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or threated against, related to or involving such party that relate to the Business Combination Agreement or the Transactions. Each of Spring Valley and General Fusion shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable.

Tax Matters

The Business Combination Agreement and the Plan of Arrangement are intended to constitute, and each of Spring Valley, General Fusion and NewCo have adopted the Business Combination Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of Spring Valley, General Fusion and NewCo shall use its reasonable best efforts to cause the Transactions to qualify for the intended tax treatment. Each of Spring Valley, General Fusion and NewCo shall not take or fail to take any action, or become obligated to take any action or fail to take any reasonable action, which action or failure could reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment. Each of Spring Valley, General Fusion and NewCo shall report and file all relevant tax returns consistent with the intended tax treatment and take no position inconsistent with the intended tax treatment, unless required to do so pursuant to a change in applicable Law after the date of the Business Combination Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law).

Alternative Transaction

During the Interim Period, each of General Fusion and Spring Valley shall not, and shall cause its respective representatives not to, directly or indirectly, except to the extent necessary to consummate the PIPE Investment or any Permitted Financing, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.

An “Alternative Transaction” means (A) with respect to General Fusion, (w) the issuance, sale or transfer to or investment by any person in any newly issued or currently outstanding equity interest in General Fusion or its subsidiaries, (x) the sale or transfer of the assets of General Fusion and its subsidiaries to any person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of General Fusion’s current contractual arrangements, including its stock plan, the Business Combination Agreement or the Plan of Arrangement), (y) any merger or business combination between General Fusion or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of General Fusion’s or its subsidiaries’ securities, and (B) with respect to Spring Valley, any direct or indirect acquisition of assets or business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an initial business combination.

D&O Indemnification and Insurance

From and after the Closing, Spring Valley shall indemnify and hold harmless each present and former officer, director, manager, employee and agent of Spring Valley and General Fusion (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent permitted under applicable Law.

For a period of six years from and after the Closing, Spring Valley shall maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties who are covered by Spring Valley or General Fusion’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of the Business Combination Agreement (the “Pre-Closing D&O Liability Insurance Policies”) with coverage amounts, terms and conditions not less favorable to any D&O Indemnified Parties than those of the applicable Pre-Closing D&O Liability Insurance Policies.

Incentive Plan

Prior to the Amalgamation Effective Time, subject to approval by the Spring Valley Shareholders and General Fusion Shareholders and conditioned upon the occurrence of, and effective as of, the Closing Date, Spring Valley shall approve and adopt the Incentive Plan, in a form mutually agreed by General Fusion and Spring Valley, that provides for grants of awards to directors, officers, employees and consultants of New General Fusion and its subsidiaries in the form of stock options, restricted share units, deferred share units or other equity-based awards based on New GF Common Shares, with the number of New GF Common Shares initially reserved for issuance under the Incentive Plan equal to 15% of the total number of New GF Common Shares outstanding from time to time.

The New GF Exchange Options issued pursuant to the Amalgamation shall be deemed to have been granted pursuant and shall continue to be subject to the terms and conditions of the Legacy Plan and shall not reduce the number of New GF Common Shares reserved for grant under the Incentive Plan.

Nasdaq Listing

During the Interim Period, each of the parties shall use its reasonable best efforts to ensure that the Spring Valley Class A Shares remain listed on Nasdaq.

NewCo Conduct of Business

During the Interim Period, NewCo shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under the Business Combination Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

NewCo Shareholder Approvals

Promptly following the execution of the Business Combination Agreement, Spring Valley, as the sole shareholder of NewCo, shall deliver to General Fusion a written consent of the sole shareholder of NewCo approving the transactions.

PIPE Investment

During the Interim Period, each of Spring Valley and General Fusion shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Financing concurrently with the Closing, including: (i) satisfy on a timely basis all conditions and covenants in the PIPE Subscription Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions that Spring Valley, General Fusion or any of their affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the PIPE Subscription Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the PIPE Subscription Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to the Business Combination Agreement, enforce their rights under the PIPE Subscription Agreements to cause the applicable investors to pay to (or as directed by) Spring Valley and General Fusion the purchase price thereunder when required in accordance with the terms of the PIPE Subscription Agreement.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

●	by mutual written consent of General Fusion and Spring Valley;
●	by either Spring Valley or General Fusion if the Closing shall not have occurred by August 31, 2026 (the “Agreement End Date”);
●	by either Spring Valley or General Fusion if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;
●	by either Spring Valley or General Fusion if the Spring Valley Shareholders’ Approval is not obtained at the Spring Valley Shareholders’ Meeting;
●	by either Spring Valley or General Fusion if the General Fusion Securityholders’ Approval in respect of the Arrangement Resolution shall not have been obtained at the General Fusion Securityholders’ Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;
●	by Spring Valley (i) upon any breach of any representation, warranty or covenant of General Fusion such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) Spring Valley is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;
●	by General Fusion (i) upon any breach of any representation, warranty or covenant of Spring Valley such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) General Fusion is not in material breach of its representations, warranties or covenants under the Business Combination Agreement; or
●	by General Fusion, at any time prior to Spring Valley’s receipt of the Spring Valley Shareholders’ Approval, if Spring Valley or the Spring Valley Board effects an Intervening Event Change in Recommendation.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its respective affiliates, officers, directors, employees, shareholders or other representatives, other than liability of any party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses

Each Party shall be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, the aforementioned expenses will be borne by Spring Valley upon consummation of the Transactions.

Governing Law

The Business Combination Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

Amendments

The Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by Spring Valley and General Fusion.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Spring Valley Class B Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Founder Shares to certain investors in General Fusion’s most recent SAFE financing round, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase Spring Valley Class A Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and certain of General Fusion Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholders agreed to support and vote in favor of the Plan of Arrangement.

Registration Rights Agreement

Pursuant to the terms of the Business Combination Agreement, contemporaneously with the Closing, New GF, the Sponsor, and certain General Fusion Securityholders will enter into the Registration Rights Agreement, pursuant to which, among other things, (1) New GF will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New GF Common Shares and other equity securities of New GF held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement, dated as of September 3, 2025, between Spring Valley, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

Lock-Up Agreements

Also pursuant to the terms of the Business Combination Agreement, at the Closing, certain General Fusion Securityholders will enter into Lock-Up Agreement, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the New GF Common Shares held by such securityholder immediately after the effective time of the Business Combination, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, the Sponsor and the other parties to the IPO Letter Agreement will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months after the Closing Date.

PIPE Subscription Agreements

In connection with the transactions contemplated by the Business Combination Agreement, on January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of General Fusion at a price of $10.20 per unit, each unit comprising (1) one General Fusion Convertible Preferred Share (2) one General Fusion PIPE Warrant exercisable for one New GF Common Share at a price of $12.00 per share, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Additionally, the lead PIPE investor has funded an additional $0.35 million ($0.10 per share) at the time of commitment in January 2026 in exchange for 3.5 million General Fusion Class B Common Shares as part of their overall lead investment terms. These General Fusion Class B Common Shares are redeemable by the lead PIPE investor regardless of whether the Business Combination closes and will be exchanged for New GF Common Shares on a 1:1 basis.

Upon the Closing Date, each then issued and outstanding General Fusion Convertible Preferred Share shall be exchanged for one (1) New GF Convertible Preferred Share, and each then issued and outstanding General Fusion PIPE Warrant shall be exchanged for one (1) New GF PIPE Warrant to acquire one (1) New GF Common Share at a per share exercise price equal to $12.00, subject to adjustment.

The PIPE Subscription Agreements include customary representations and warranties from Spring Valley, General Fusion and the PIPE Investors and customary closing conditions. The PIPE Subscription Agreements also include customary covenants and agreements related to transfer restrictions, SEC reports, material non-public information and indemnification. The New GF Common Shares underlying the New GF Convertible Preferred Shares and the New GF PIPE Warrants will be “Registrable Securities” under the Registration Rights Agreement.

Dividends: The New GF Convertible Preferred Shares will accrue annual cumulative dividend at the rate of 10% of the Accrued Value, if the dividend is paid in cash (“Cash Dividend”) or by increasing the Accrued Value of such share by 12% (“PIK Dividend”), at the election of New General Fusion. The “Accrued Value” of each share is the sum of the original issue price paid for such share, the PIK Dividend, and to the extent not paid, semi-annual dividend and on a cumulative basis, the Cash Dividend; holders of New GF Convertible Preferred Shares are entitled to participate in any other dividends or distributions that are made by New General Fusion on the New GF Common Shares.

Liquidation Preference: Upon any liquidation or Deemed Liquidation, the holders of New GF Convertible Preferred Shares will be entitled to receive out of the available proceeds, before any distribution is made to holders of New GF Common Shares or any other junior securities, an amount per share equal to the greater of (1) 100% of the Accrued Value or (2) such amount per share as would have been payable had all New GF Convertible Preferred Shares been converted into New GF Common Shares immediately prior to the liquidation event. Thereafter, the holders of New GF Convertible Preferred Shares will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to shareholders, on an as-converted to common shares basis.

Voting: The New GF Convertible Preferred Shares will vote together with the New GF Common Shares as a single class, except (1) as required by law and (2) as noted below under “Protective Provisions.” Each holder of New GF Convertible Preferred Shares shall be entitled to cast the number of votes equal to the number of whole New GF Common Shares into which the New GF Convertible Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.

Protective Provisions: For as long as 20% of the New GF Convertible Preferred Shares issued as of the Closing are held by the PIPE Investors, New General Fusion shall not, without the affirmative vote or action by written consent of the Requisite Holders, take any of the following actions: (1) liquidate, dissolve or wind up the affairs of New General Fusion; (2) amend, alter, or repeal any provision of the New GF Closing Articles or any similar document of Spring Valley in a manner adverse to the New GF Convertible Preferred Shares; (3) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the New GF Convertible Preferred Shares with respect to its rights, preferences and privileges, or increase the authorized number of New GF Convertible Preferred Shares; (4) purchase or redeem or pay any cash dividend on any share of New General Fusion ranking junior to the New GF Convertible Preferred Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New General Fusion; (5) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under New General Fusion’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New General Fusion, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New

General Fusion; or (6) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the New GF Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

Conversion: Each New GF Convertible Preferred Share will be convertible into New GF Common Shares at any time at the option of the holder of such New GF Convertible Preferred Share at a rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00 per share, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New GF Common Shares at prices less than the then-applicable conversion price. In addition, if on the twenty-first trading day following the date that is six months after the Closing Date, the 20-day volume-weighted average price of the New GF Common Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (1) such volume weighted average price and (ii) $5.00.

Put Rights: Unless prohibited by applicable law governing distributions to shareholders, the New GF Convertible Preferred Shares shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value.

Call Rights: Unless prohibited by applicable law governing distributions to shareholders, the New GF Convertible Preferred Shares shall be redeemable at the option of New General Fusion commencing any time (1) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (2) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (3) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (4) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (5) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (6) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

General Fusion PIPE Warrants: At the closing of the PIPE Financing, the PIPE Investor will receive the General Fusion PIPE Warrants. At the Closing, each such General Fusion PIPE Warrant will be exchanged for one (1) New GF PIPE Warrant. The New GF PIPE Warrants will immediately exercisable upon issuance at the Closing and will expire five years from the date of the Closing. The New GF PIPE Warrants include customary cash and cashless exercise provisions. Each New GF PIPE Warrant will be initially exercisable at $12.00 per Common Share, subject to substantially the same anti-dilution and other adjustments as the New GF Convertible Preferred Shares.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Spring Valley and General Fusion. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

Spring Valley is a blank check company incorporated as a Cayman Islands exempted company on March 12, 2025 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although Spring Valley may pursue a merger opportunity in any industry or sector, Spring Valley sought to capitalize on the ability of its management team and the Sponsor with an initial focus on identifying, acquiring and managing a business in the broadly-defined natural resources and decarbonization industries described below. Spring Valley’s targeted sectors include, but are not limited to, energy resources (with a focus on oil and gas exploration and production (E&P), oilfield services and equipment and biofuels), metals and mining (including critical metals and uranium) and decarbonization (including clean energy generation, energy storage, grid infrastructure, resource optimization, carbon capture, environmental services and transportation. (collectively, our “Focus Industries”)) in the United States and other developed countries.

Spring Valley identified the following general criteria and guidelines that it believes are important in evaluating prospective target businesses and, in evaluating a prospective target business, it conducts a due diligence review that encompasses, among other things, meetings with incumbent management and employees, document reviews and inspection of facilities, as applicable, as well as a review of financial and other information that are made available to Spring Valley.

●	Natural Resources and Decarbonization Focus. We intend to focus on natural resources and decarbonization businesses that are positioned to benefit from macroeconomic and social trends impacting the economy.

●	Established Businesses and Recognized Market Leaders. We expect to target businesses that are market leaders in their respective subsectors within our Focus Industries, and may be better positioned to endure economic downturns, changes in the industry landscape and evolving customer, supplier and competitor preferences.
●	Benefit from Being a Public Company. We intend to acquire one or more businesses that will benefit from being publicly traded and can effectively utilize broader access to capital and the public profile that are associated with being a publicly traded company.
●	Experienced Management team. We will seek to partner with an experienced target team that can benefit from the distinct investment, advisory, operational experience, and contacts of our management team in our Focus Industries.
●	Attractive Financial Profile. We will seek to acquire a business that has strong recurring revenues, a margin profile with high steady-state margins or high incremental margins, and / or compelling long-term growth prospects.
●	Leader in Technology Driven Transformation. We will seek to acquire a business or entity with a technological advantage that provides a high barrier to entry for new entrants, a defensible position in intellectual property and presents a low or manageable risk of technological obsolescence.
●	Middle Market Businesses. We believe targeting businesses or entities in the middle market will provide the greatest number of opportunities for investment and will maximize the network, contacts and experience of our management team. It may also provide the optimal platform for further consolidation.
●	Strong Free Cash Flow Generation or Near-Term Potential. We will seek to acquire a business or entity that already generates, or has the potential to generate, consistent and stable free cash flow.

The Transaction with General Fusion is a result of an extensive search for a potential transaction utilizing Spring Valley management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys. On an ongoing basis, Spring Valley and the Spring Valley Board, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives included, among other things, mergers, acquisitions and various capital markets transactions.

On September 5, 2025, Spring Valley consummated the IPO of 23,000,000 Spring Valley Units, including the issuance of 3,000,000 Spring Valley Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per Spring Valley Unit, generating gross proceeds of approximately $230.0 million. Simultaneously with the closing of the IPO, Spring Valley consummated the Private Placement of 4,490,555 Spring Valley Private Warrants to the Sponsor, and 2,555,556 Spring Valley Private Warrants, at a price of $0.90 per Spring Valley Private Warrant, generating proceeds of approximately $6,341,500. Upon the closing of the IPO and the Private Placement, approximately $230 million ($10.00 per Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account with Continental acting as trustee.

Prior to the consummation of the IPO, neither Spring Valley, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to an initial business combination with Spring Valley. After completion of the IPO, Spring Valley’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of Spring Valley were contacted by, and representatives of Spring Valley contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Spring Valley’s officers and directors and their affiliates actively searched for and brought business combination targets to Spring Valley’s attention.

From the closing of the IPO through the signing of the Business Combination Agreement on January 21, 2026, members of Spring Valley’s management reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to over 70 business combination opportunities, and commenced a review of potential business combination opportunities consistent with the criteria described in Spring Valley’s IPO prospectus. As part of this process, representatives of Spring Valley considered and evaluated over 30 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of 16 such potential targets. From the closing of the IPO through October 28, 2025, Spring Valley evaluated several companies through a combination of (i) proactive outreach by Spring Valley’s management team and advisors, (ii) inbound inquiries from potential partners, and (iii) referrals from Spring Valley’s network of industry contacts, private equity sponsors, and investment banks. Spring Valley entered into 4 non-disclosure agreements with potential target companies, and representatives of Spring Valley submitted non-binding letters of intent (“LOIs”) to 1 potential acquisition target (including General Fusion) following evaluation of, and discussions with, each such potential acquisition target.

Representatives of Spring Valley engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the potential business combination targets that received non-binding LOIs from Spring Valley. Spring Valley did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including Spring Valley’s views of industry, sector and/or business prospects, the target companies’ preparedness to become publicly listed, and divergent expectations on timing and/or valuation.

Spring Valley decided to pursue a combination with General Fusion because it determined that General Fusion represented a compelling opportunity based upon its differentiated technology platform and its public ready preparedness. Compared to General Fusion, Spring Valley and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

In evaluating General Fusion and other potential targets, the Spring Valley Board and its management conducted a comparative assessment based on key criteria, including business prospects, management capabilities, readiness for public company status, transaction structure, and anticipated investor interest. General Fusion was selected over other candidates because:

●	Business Quality and Market Position: General Fusion’s differentiated fusion energy technology platform and long-standing development program were well aligned with Spring Valley’s focus on innovative energy and decarbonization solutions. In contrast, other candidates lacked comparable technological differentiation, demonstrated scalability, or long-term strategic positioning within the energy transition.
●	Management Strength: Spring Valley’s due diligence indicated that General Fusion had made meaningful progress toward public company readiness, including the development of financial reporting processes, internal controls, and governance frameworks appropriate for a publicly traded company. Other potential targets were at earlier stages of development with respect to these capabilities.
●	Public Company Readiness: The results of the due diligence process confirmed General Fusion’s preparedness for a public company transition, including prior assessments of financial controls and compliance and audit readiness.
●	Transaction Structure and Execution Certainty: The proposed transaction with General Fusion provided a clear path to completion, featuring continuity of General Fusion’s management team post-closing, and a committed PIPE financing process. Additionally, the structure included customary closing conditions and clear governance arrangements, which minimized execution risk and enhanced deal certainty. In comparison, alternative targets either proposed more complex or less certain transaction, such as multi-step reorganizations, contingent consideration or requirements for significant pre-closing restructuring, which increased risk and uncertainty, making the alternatives less attractive to Spring Valley and its shareholders.
●	Investor Feedback and Valuation: General Fusion generated more favorable feedback from PIPE investors and other market participants, and its proposed valuation was supported by comparable company and transaction analyses. Other potential targets faced greater valuation challenges and demonstrated lower levels of investor receptivity.

In summary, these factors led Spring Valley to determine that General Fusion was the most attractive candidate for a business combination, offering growth potential, more transaction certainty, and alignment with Spring Valley’s strategic objectives.

Transaction Timeline

The following chronology summarizes the material meetings, discussions, negotiations and other events that led to the execution of the LOI, the Business Combination Agreement and related transaction documents with General Fusion. While this summary does not purport to describe every interaction among representatives of Spring Valley, General Fusion and their respective advisors, it includes the contacts, negotiations and transactions that have occurred relating to the Business Combination. Unless otherwise indicated, meetings and discussions described below included representatives of Spring Valley, General Fusion and their respective financial and legal advisors. Where material, we have identified the principal participants in such meetings and discussions.

On September 10, 2025, Robert Kaplan spoke with Adam Rodman and Arthur Hyde of Segra Capital Management, LLC (“Segra”) to provide an update and overview of Spring Valley and to discuss which portfolio companies could benefit from a public company process with Spring Valley. Segra highlighted a number of companies including General Fusion. Messrs. Rodman and Hyde notified Mr. Kaplan that General Fusion hired The Benchmark Company (“Benchmark”) as financial advisor to help raise capital and strategize around a go-public strategy.

On September 11, 2025 Chris Sorrells reached out to Elise Stern, Managing Director at Benchmark to discuss the General Fusion process. Ms. Stern introduced Michael Holbert, Managing Director at Benchmark who was running the process on General Fusion for Benchmark.

On September 15, 2025, Mr. Sorrells reached out by email to Mr. Holbert to set up a meeting for the following week with management.

On September 23, 2025, Benchmark facilitated an introductory meeting held at Benchmark’s offices (with additional members of the Spring Valley team via video conference) between key executives of General Fusion, including Greg Twinney (CEO), Megan Wilson (Chief Strategy Officer), Robert Crystal (SVP, Finance) and Dan Fleisher (Head of Investor Relations & Corporate Development) and Mr. Kaplan The meeting included a management presentation and covered a variety of topics, including a history of the company, industry overview, technology development, competitive landscape, capital requirements and current shareholder base.

On September 24, 2025, Spring Valley and General Fusion (the “Parties”) entered into a non-disclosure agreement.

On September 24, 2025, Messrs. Sorrells and Kaplan spoke to Messrs. Rodman and Hyde to discuss the terms of a draft LOI to be entered into between the parties, focusing on the potential structure for a business combination and valuation.

On September 25, 2025, members of the Spring Valley team were granted access to a data room prepared and populated by General Fusion, and between September 25, 2025 and October 1, 2025, Spring Valley’s management team conducted initial due diligence on General Fusion, including an in-depth review of the technology platform, competitive landscape, governmental regulations, funding raised to date, and anticipated use of funds from a potential de-SPAC transaction. Mike Holbert (Managing Director) from Benchmark also communicated to Spring Valley that General Fusion was seeking a valuation of approximately $1,500 million. The indicated valuation of approximately $1,500 million was provided by General Fusion based on input from Benchmark and was generally consistent with valuation expectations for privately held fusion energy companies at a similar stage of development, as understood by Spring Valley based on its review of available market data.

On October 1, 2025, Brandon Sun of Cohen & Company Capital Markets (“CCM”) a division of J.V.B. Financial Group, LLC, which was ultimately retained as financial advisor to Spring Valley, reached out to Greg Twinney and Mike Holbert via email to highlight Spring Valley’s interest in a transaction with General Fusion.

On October 1, 2025, Spring Valley sent General Fusion a draft of a non-binding LOI, which provided a framework for preliminary discussions regarding specific terms of a potential business combination transaction. The LOI reflected a pre-money equity value of $1,500 million in addition to certain other transaction terms, including a minimum of $100 million in financing proceeds to be raised prior to or at the closing of a business combination (inclusive of the funds remaining in the Spring Valley’s trust account after redemptions by the SPAC’s public stockholders and the proceeds of an anticipated PIPE financing) and a six-month lock-up period for General Fusion Shareholders after the consummation of the proposed transaction unless the stock price for the SPAC shares equals or exceeds certain thresholds. The valuation was based on a number of factors, including a review of the current trading valuations of publicly traded companies that Spring Valley viewed as having comparable stages of development and market opportunities within the nuclear energy sector, as well as a review of the most recent valuation benchmarks for privately held fusion energy companies that Spring Valley viewed as being at a similar stage of development to General Fusion.

On October 8, 2025, Mike Holbert updated the Spring Valley management team on the status of the General Fusion process, including the disclosure that General Fusion had begun the process of raising a private round of financing prior to the PIPE (the “Cross-over Financing”). In addition, Mr. Holbert answered due diligence questions regarding General Fusion’s existing capitalization.

On October 16, 2025, Mr. Sorrells and Mr. Twinney spoke by phone to provide an update on the status of the Cross-over Round. Mr. Twinney disclosed that the Company was now considering an alternative go-public strategy that would potentially provide capital and a path to a public listing.

On October 17, 2025, Mike Holbert and the Spring Valley management team spoke by video conference to provide additional clarifying points on the alternative go-public strategy.

On October 27, 2025, Megan Wilson answered several diligence questions from Mr. Kaplan regarding the competitive landscape and General Fusion’s technology differentiation versus other leading fusion energy companies.

On October 27, 2025, Brandon Sun from CCM, Neil Subin (General Fusion investor) and the Spring Valley management team spoke by videoconference to discuss process and terms of a potential PIPE transaction for General Fusion. On September 10, October 8, October 10, October 28 and November 26, 2025, Chris Sorrells and Neil Subin also had calls to discuss and negotiate the transfer of certain Spring Valley Founder Shares in connection with General Fusion’s most recent SAFEs.

On October 28, 2025, Mike Holbert and the Spring Valley management team spoke by video conference to discuss an update on the Cross-over Financing, the alternative go-public strategy and feedback to the draft LOI submitted on October 1. Based on feedback to the draft LOI, the Spring Valley team (including Messrs. Sorrells and Kaplan) and Adam Namoury and Jason Simon, Shareholders at Greenberg Traurig, LLP (“Greenberg Traurig”), U.S. counsel to Spring Valley, held a call to discuss a series of requests to revise terms related to sponsor shares, valuation and minimum cash requirements.

On October 28, 2025, Spring Valley submitted a revised draft of an LOI to General Fusion. Following feedback to the initial LOI and ongoing diligence, Spring Valley and General Fusion discussed prevailing market conditions and investor sentiment, including recent volatility in the trading performance of publicly listed nuclear and advanced energy companies. In addition, a number of nuclear-focused de-SPAC transactions had recently entered or were preparing to enter the public markets, contributing to increased competition for institutional investor attention and capital. As a result, investors were increasingly evaluating opportunities across a broader set of comparable companies, which impacted expected valuation levels and financing dynamics in connection with a potential PIPE transaction. Consistent with broader market recalibration trends observed across the advanced nuclear sector, the parties agreed to revise the proposed valuation. The LOI revised the pre-money equity value from $1,500 million to $975 million and included certain other transaction terms, including a revised minimum cash requirement of $60 million, subject to the Company raising more than $40 million in the Cross-over Financing and granting exclusivity to Spring Valley once certain milestones related to the Cross-over Financing were achieved. In addition, Spring Valley agreed to transfer a range of sponsor shares to certain investors in the Cross-over Financing.

On October 29, 2025, representatives of General Fusion (Robert Crystal (Senior Vice President, Finance), Greg Twinney (Chief Executive Officer), Megan Wilson (Chief Strategy Officer), Dan Fleischer (Head of Investor Relations & Corporate Development), Hamish Cumming (Senior Corporate Counsel), Grace Peach (Vice President, External Relations)), Spring Valley (Chris Sorells (Chief Executive Officer), Jeff Schramm (Chief Financial Officer)) and Benchmark (Mike Holbert (Managing Director)) met by videoconference to outline a number of workstreams, including business and legal diligence, a proposed $80 million private investment in public equity (“PIPE”) financing, the development of an investor presentation, and the potential retention of an investor relations and public relations firm to support the transaction, including assistance with website development, branding, and communications.

On October 30, 2025, Brandon Sun of CCM and Spring Valley management team spoke by video conference and CCM shared thoughts on an illustrative process timeline through closing of a potential Business Combination.

On October 31, 2025, representatives of Faegre Drinker Biddle & Reath LLP (“Faegre”) and Fasken Martineau DuMoulin LLP (“Fasken”) (together “GF Counsel”), respectively, each serving as counsel to General Fusion, sent Spring Valley a revised draft of the LOI, which (i) proposed a revision to the pre-money valuation based on the amount of aggregate gross proceeds raised by the Company in the Cross-over Financing in excess of $40 million, (ii) set the number of sponsor shares to be transferred to certain lead investors in the Cross-over Financing at 1,250,000, (iii) revised the $100 million financing target to be based on net proceeds of the combined Cross-over Financing and PIPE Financing rather than gross proceeds, (iv) added a six-month lock-up period applicable to shares held by the SPAC sponsor and the lead investors in the Cross-over Financing, (v) defined the general framework of the anticipated equity compensation plan, and (vi) further clarified the allocation of responsibility for expenses among the parties in the event that a business combination is not consummated.

On October 31, 2025, CCM sent a draft engagement letter to act as placement agent to Spring Valley in connection with a PIPE financing.

On November 2, 2025, Spring Valley submitted a revised draft of an LOI to General Fusion. The LOI maintained a pre-money equity value of $975 million in addition to certain other transaction terms, including revised language related to the Sponsors ability to convert an existing working capital loan into warrants at the Sponsor’s option, increased the Spring Valley expenses from $3 million to $4 million and capped the Sponsor shares to be transferred or forfeited at 1,000,000.

Between November 3, 2025, and November 5, 2025, members of Spring Valley and General Fusion interviewed several public relations firms in connection with the announcement of a potential transaction.

Between November 3, 2025 and November 24, 2025, members of Spring Valley (including Messrs. Sorrells and Kaplan), General Fusion, CCM, GF Counsel and Greenberg Traurig teams worked to finalize investor presentation related to the Transaction (the “Investor Presentation”) and aggregate investor names for outreach.

On November 6, 2025, members of Spring Valley spoke to Robert Crystal and William Philippson of General Fusion to discuss the ongoing diligence and the status of the audit and pro forma financial statements. Discussion topics included the retention of General Fusion’s audit firm, the engagement of an accounting firm in an accounting advisory capacity, process and responsibilities related to the preparation of the pro forma financial statements, including coordination among the advisory and accounting teams, process for a diligence call and questionnaire with the companies auditor and the review of General Fusion’s current insurance advisor (Aon Plc) and Spring Valley’s use of Marsh USA Inc. as its insurance diligence advisor.

On November 7, 2025, GF Counsel sent an updated draft of the LOI that was mutually executed. In addition, members of Spring Valley’s management team updated the Spring Valley Board on the merits of the Company from a business and valuation perspective as well as the timeline and various workstreams to close of a business combination.

On November 10, 2025, members of the General Fusion, Spring Valley, CCM, Greenberg Traurig, General Fusion’s auditor, General Fusion’s advisors and GF Counsel teams held a kickoff call to discuss the timeline and workstreams regarding the negotiation and execution of the Business Combination Agreement and the documentation related to a potential PIPE investment. Similar broad group calls were held weekly to cover topics including the status of the definitive transaction documents, the Investor Presentation, the joint Transaction announcement press release (the “Announcement Press Release”), the public relations firm to be engaged, the auditors to be engaged, and the registration statement filing timeline. During the same time period, Greenberg Traurig and GF Counsel had regular calls regarding status and negotiation of the transaction documents and the diligence process.

In addition, following the signing of the LOI, the Spring Valley management team worked closely with the General Fusion team on more detailed technical due diligence and extensive commercial diligence. This included detailed background checks, customer calls, supplier calls, vendor calls, senior management and board member interviews, personal reference calls, IT due diligence and insurance due diligence. In addition, the Spring Valley and General Fusion management teams also thoroughly discussed General Fusion’s current business model, future growth opportunities and strategy. Spring Valley also instructed Greenberg Traurig to conduct an in-depth legal review of General Fusion’s governance documents, debt instruments, material contracts, employment practices and related exposure, real property, intellectual property entitlements and regulatory, environmental and litigation matters. Spring Valley and Greenberg Traurig continued conducting due diligence throughout the period from the signing of the LOI to the signing of the key transaction documents, including the Business Combination Agreement.

On November 12, 2025, members of the Spring Valley team toured General Fusion’s facilities in Vancouver, British Columbia, Canada. In addition to seeing the facilities firsthand, Spring Valley representatives, including Robert Kaplan (Chief Operating Officer), Jeff Schramm (Chief Financial Officer), and Chris Sorells (Chief Executive Officer, attending virtually), met with a broader group of General Fusion employees. These included Greg Twinney (Chief Executive Officer), Megan Wilson (Chief Strategy Officer), Robert Crystal (Senior Vice President, Finance), Jan Laishley (Chief People and Culture Officer), Mike Donaldson (Senior Vice President, Technology), Michel Laberge (Founder and Chief Science Officer), Will Philippson (Director of Finance), Hamish Cumming (Senior Legal Counsel), Dan Fleischer (Head of Investor Relations & Corporate Development), Grace Peach (Director of External Relations), and Josh Nycholat (Manager of Investor Relations). The visit provided an opportunity to gain a deeper understanding of General Fusion’s operations.

Between November 12, 2025 and November 15, 2025, CCM wall-crossed potential investors for the PIPE Financing.

On November 18, 2025, Spring Valley engaged Cassels Brock & Blackwell LLP (“Cassels”) as Canadian counsel.

On November 19, 2025, General Fusion finalized an engagement with Solebury Strategic Communications (“Solebury”) to provide public relations services in connection with the transaction. Beginning on November 21, 2025, weekly calls were held among representatives of General Fusion and members of the Spring Valley management team to discuss internal, investor, and media communications.

Between November 24, 2025 and December 29, 2025, General Fusion and Spring Valley conducted one-on-one video conference calls with potential investors. Such potential investors were selected by Spring Valley in consultation with CCM and later with General Fusion. The investor presentation included a preliminary pre-money equity value of $975M, no minimum cash condition to close, anticipated transaction expenses of $18.0 million and detailed use of proceeds.

On December 5, 2025, Greenberg Traurig sent a supplemental legal diligence request list to GF Counsel.

On December 8, 2025, representatives from CCM (Brandon Sun (Managing Director, Head of SPAC Investment Banking), Thomas de Loache (Director, Capital Markets), Jerry Serowik (Associate, Investment Banking)), Spring Valley (Chris Sorells (Chief Executive Officer), Jeff Schramm (Chief Financial Officer), Rob Kaplan (Chief Executive Officer)) and General Fusion (Robert Crystal (Senior Vice President, Finance), Greg Twinney (Chief Executive Officer), Dan Fleischer (Head of Investor Relations & Corporate Development), Megan Wilson (Chief Strategy Officer)) met by video conference to gather feedback from PIPE investors. In total, over seventy (70) potential investors were contacted and more than thirty (30) were formally wall crossed.

On December 9, 2025, based on feedback from potential investors, CCM developed an illustrative PIPE term sheet for distribution to several parties that showed an interest in acting as a lead investor in the PIPE Financing. The draft illustrative PIPE term sheet outlined a convertible preferred structure with a unit composition of a preferred share and warrant, a semi-annual dividend, price protections and call and put rights.

On December 9, 2025, the Parties extended exclusivity for an additional 30-day period ending January 12, 2026.

On December 11, representatives of, CCM (Brandon Sun (Managing Director, Head of SPAC Investment Banking), Thomas de Loache (Director, Capital Markets) and Jerry Serowik (Associate, Investment Banking)) and Spring Valley (Rob Kaplan (Chief Executive Officer), Jeff Schramm (Chief Financial Officer), Chris Sorells (Chief Executive Officer)) met by videoconference and by telephone to discuss the outlines of proposed investments from two investors, each of which expressed interest in taking a lead role in the PIPE Financing. During these discussions, the representatives reviewed the relative merits of each proposal, including differences in proposed structure, investment size and other key terms, as well as investor reputation and sector knowledge.

One proposal was not considered further due to its relatively small commitment size and certain proposed terms, including the amortization schedule. The second proposal, from a PIPE Investor (the “Lead Investor”), remained generally consistent with the draft illustrative PIPE term sheet, with a valuation range below the preliminary pre-money equity value of $975 million reflected in the Investor Presentation and an investment size of approximately $80 million. In light of these discussions and in order to continue dialogue with the Lead Investor, Greenberg Traurig prepared a draft stock purchase agreement for discussion with the Lead Investor.

On December 11, 2025, GF Counsel sent draft sections of the F-4 as well as an initial draft of the Business Combination Agreement to Greenberg Traurig. In addition, GF Counsel sent over responses to the supplemental legal diligence request list.

On December 15, 2025, Spring Valley updated the Spring Valley Board on the progress of the investor meetings and discussions with the Lead Investor.

On December 17, 2025, representatives of General Fusion (Robert Crystal (Senior Vice President, Finance), and Greg Twinney (Chief Executive Officer)), Cohen Capital Markets (Brandon Sun (Managing Director, Head of SPAC Investment Banking), Thomas de Loache (Director, Capital Markets), Mitanshu Shah (Associate, Investment Banking)) and Spring Valley met by videoconference to discuss feedback from the Lead Investor and other investors regarding the PIPE Financing. The Lead Investor and others provided feedback on several aspects of the terms in the draft stock purchase agreement, including guidance that valuation needed to be closer to the post money on the previous General Fusion financing.

On December 18, 2025, Spring Valley updated the Spring Valley Board on the current market environment and volatility in the fusion sector.

On December 19, 2025, CCM presented to the General Fusion Board on a $80-100 million deal with the Lead Investor at a valuation of $600 million. Significant time and attention were paid to the recent volatility in the SMR and broader energy markets, including, for example, the fluctuations in the stock prices of many of the uranium, traditional nuclear and SMR companies. The $600 million Transaction Value attributable to General Fusion Securityholders was negotiated by the parties in connection with the Business Combination and was not based on any third-party valuation report, fairness opinion or appraisal obtained by General Fusion. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

On December 19, 2025, Greenberg Traurig sent GF Counsel comments to the initial draft of the Business Combination Agreement. Among other changes, the revised draft of the Business Combination Agreement reflected (i) inclusion of an obligation of General Fusion to deliver certain financial statements required for filing of the registration statement and (ii) removal of certain closing conditions relating to pre-closing transactions.

On December 23, 2025, the General Fusion Board and the Spring Valley Board decided to reduce the General Fusion’s valuation from $975 million to $600 million. The reduction in General Fusion’s valuation was primarily driven by feedback from potential PIPE investors (including the Lead Investor) and recent volatility in the SMR and broader nuclear markets. Consistent feedback from several potential PIPE investors indicated that, although an investment opportunity in General Fusion, including exposure to the fusion industry, was attractive and may reflect significant potential upside, a decreased valuation of General Fusion was needed in order for such investors to consider proceeding with further PIPE negotiations. This investor feedback, together with the recent volatility, necessitated a more conservative valuation to ensure successful capital raising and transaction completion.

As a result, CCM engaged with the Lead Investor and received confirmation of a commitment for an $80 million investment at a $600 million valuation, including an earn-out of up to $100 million based on specified share-price thresholds and the ability to include select additional investors to increase the size of the PIPE Financing.

On December 24, 2025, GF Counsel sent Greenberg Traurig a revision to the draft Business Combination Agreement, reflecting comments from Canadian counsel with respect to the structure of the business combination.

On December 26, 2025, Greenberg Traurig and GF Counsel exchanged initial drafts of the Sponsor Letter Agreement, Shareholder Support Agreement, form of Lock-Up Agreement and form of Registration Rights Agreement.

On December 28, 2025, CCM received initial comments from the Lead Investor regarding the draft PIPE documentation. On December 28, 2025 and December 29, 2025, representatives of CCM (including Brandon Sun), Spring Valley (discussions were led by Christopher Sorrells), General Fusion (discussions were led by Greg Twinney), Greenberg Traurig, GF Counsel met by video conference to discuss comments, including with respect to (i) anti-dilution adjustments and (ii) a conversion reset. Based on these negotiations, General Fusion and Spring Valley agreed to include a “full ratchet” anti-dilution provision, such that the conversion price of the preferred stock proposed to be sold would adjust to any lower price at which New GF were to issue New GF Common Shares, subject to certain exceptions, and the conversion price would be subject to adjustment based on the 20-day VWAP of the New GF Common Shares on the 21st trading day following the Closing Date (subject to a floor of $5.00 per share).

On December 29, 2025, Greenberg Traurig sent an updated draft stock purchase agreement to CCM for distribution to the Lead Investor, and sent a revised version of the form of Registration Rights Agreement to GF Counsel.

On December 30, 2025, representatives of Cassels, Greenberg Traurig and Spring Valley met by videoconference to discuss the draft Articles of a British Columbia corporation (the “Articles”) and the draft stock purchase agreement.

On December 30, 2025, GF Counsel sent the draft stock purchase agreement and the Articles to CCM for distribution to the Lead Investor. The Articles reflected changes made to address Canadian law requirements to not inadvertently deem the annual dividends accruing on the New GF Convertible Preferred Shares as income.

On December 30, 2025, Greenberg Traurig sent GF Counsel revised drafts of the Business Combination Agreement and Plan of Arrangement. Among other changes, the revised draft of the Business Combination Agreement reflected (i) inclusion of the issuance of earnout consideration to shareholders of General Fusion and (ii) removal of the minimum cash closing condition.

On December 31, 2025, representatives of General Fusion, Cassels, Greenberg Traurig, GF Counsel and General Fusion’s tax advisors met by videoconference to discuss certain tax matters relating to the proposed transaction.

On January 6, 2026, GF Counsel presented to the General Fusion Board the key components and commercial terms of the Business Combination Agreement, and CCM and General Fusion management presented an update on the negotiations with the Lead Investor and emergence of a potential term sheet from a new investor.

On January 6, 2026, GF Counsel sent Greenberg Traurig revised drafts of the Business Combination Agreement and Plan of Arrangement, and an initial draft of the General Fusion Disclosure Schedule. Among other changes, the revised draft of the Business Combination Agreement and Plan of Arrangement reflected (i) the inclusion of rights of the option and warrant holders of General Fusion to the earnout consideration shares and (ii) reinsertion of the minimum cash condition.

On January 7, 2026, representatives of General Fusion (Robert Crystal (Senior Vice President Finance), Greg Twinney (Chief Executive Officer), Dan Fleischer (Head of Investor Relations & Corporate Development), Megan Wilson (Chief Strategy Officer)), Cohen Capital Markets (Brandon Sun (Managing Director, Head of SPAC Investment Banking), Thomas de Loache (Director, Capital Markets), Jerry Serowik (Associate, Investment Banking)) and Spring Valley (Chris Sorells (Chief Executive Officer), Jeff Schramm (Chief Financial Officer), Rob Kaplan (Chief Executive Officer)) met by videoconference to discuss a draft illustrative term sheet from a new investor (the “New Investor”) as well as feedback from the Lead Investor. The draft illustrative PIPE term sheet from the New Investor outlined a convertible preferred structure with a unit composition of a preferred share and warrant, a semi-annual dividend, price protections and call and put rights. The representatives discussed the merits of the offer relative to the offer from the Lead Investor, highlighting distinctions in proposed structure as well as investor reputation and sector knowledge.

Feedback from the Lead Investor included reiterating valuation at $600 million and $100 million Earnout, investment size of $80 million and the ability to allow insiders to invest in the PIPE Financing.

On January 8, 2026, CCM delivered feedback to the New Investor based on feedback from Spring Valley (discussions were led by Christopher Sorrells) and General Fusion (discussions were led by Greg Twinney) that there was concern around a put right at the end of year three and the need to limit this right or extent it to year five.

On January 8, 2026, the Parties extended exclusivity for an additional period ending January 23, 2026.

On January 9, 2026, Spring Valley management team updated various board members on the status of negotiations with investors with regards to the PIPE Investment.

On January 9, 2026, representatives of General Fusion (with discussions led by Greg Twinney), CCM (with discussions led by Brandon Sun and Jerry Serowik) and Spring Valley (with discussions led by Christopher Sorrells) met by videoconference to discuss additional comments from the Lead Investor regarding the draft PIPE documentation, including proposed changes to the economic terms, such as (i) the addition of an original issue discount (“OID”) to the face value of the convertible preferred, (ii) an adjustment to the conversion price and (iii) the issuance of 3.5 million additional shares of New GF Common Stock. The Lead Investor referenced additional risk in the market, including ongoing volatility in the SMR and broader energy markets and the addition of a fusion competitor to the public market.

On January 9, 2026, Greenberg Traurig sent GF Counsel a revised draft of the Business Combination Agreement and Plan of Arrangement. Among other changes, the revised draft of the Business Combination Agreement reflected the removal of the minimum cash closing condition.

On January 9, 2026, Spring Valley updated the Spring Valley Board on each of the outstanding proposals for the PIPE Financing.

On January 10, 2026, the Parties, after consultation with respective board members and executive team members, agree to the changes in economic terms by the Lead Investor on the condition that the proposed earn-out shares be increased to $135 million. As part of the issuance of 3.5 million additional shares of New GF Common Stock, Spring Valley agrees to transfer 1 million sponsor shares. On January 13, 2026, GF Counsel sent a revised draft stock purchase agreement to CCM for distribution to the Lead Investor.

On January 12, 2026, General Fusion held a board meeting to update its board members on the status of negotiations with the Lead Investor and the New Investor supported by CCM, with an analysis of the deal terms. The put right issue after 3 years with the JBA proposal was changed to a put right after 3 years or another VWAP reset with no price floor.

On January 13, 2026, GF Counsel sent Greenberg Traurig a revised draft of the Business Combination Agreement and Plan of Arrangement. Among other changes, the revised draft of the Business Combination Agreement and Plan of Arrangement reflected a modification to the form of calculation of the exercise price for the General Fusion options and warrant that would convert into New General Fusion options and warrants.

On January 14, 2026, representatives of Greenberg Traurig and GF Counsel met by videoconference to discuss certain matters relating to the tradability of certain shares and participation in the earnout.

Also on January 14, 2026, GF Counsel, based on positive preliminary feedback from the New Investor, sent an initial draft stock purchase agreement to CCM for distribution to the New Investor.

On January 15, 2026, representatives of General Fusion, CCM and Spring Valley met by videoconference to discuss feedback from the Lead Investor and the New Investor. CCM provided feedback that (i) counsel for the Lead Investor is focused on the most advantageous structure for withholding tax of a Canadian company and (ii) the New Investor timeline could be up to two weeks of diligence to get to a signing of a stock purchase agreement. Given the uncertainty of the New Investor, the Parties (led by Greg Twinney and Chris Sorrells) recommended moving ahead with the Lead Investor in the PIPE Financing process.

On January 15, 2026, the General Fusion Board met to review the proposal by General Fusion management to move ahead with the Lead Investor. CCM joined the meeting to update on the negotiations with the Lead Investor and New Investor. GF Counsel joined to discuss next steps in the process to sign the Business Combination Agreement, sign the stock purchase agreement with the Lead Investor, and respond to any questions from board members. The General Fusion Board unanimously board approved moving forward with the Lead Investor terms as presented and signing the stock purchase agreement with the Lead Investor and other PIPE investors, subject to no significant changes to the commercial terms as presented from the Lead Investor stock purchase agreement, and signing of the Business Combination Agreement once the conditions to sign the Business Combination Agreement were met.

On January 15, 2026, Greenberg Traurig sent GF Counsel an initial draft of the Spring Valley Registration Statement.

On January 15, 2026, Greenberg Traurig sent GF Counsel a revised draft of the Business Combination Agreement, Plan of Arrangement, Sponsor Letter Agreement and General Fusion Disclosure Schedules. Among other changes, (i) the revised draft of the Business Combination Agreement reflected the inclusion of a $600,000,000 pre-money transaction value, and (ii) the Sponsor Letter Agreement reflected the inclusion of the forfeiture by Sponsor of 1,000,000 shares of Spring Valley in exchange for the receipt of 1,000,000 earnout shares and the transfer by Sponsor of 1,250,000 shares of Spring Valley to certain investors in the Cross-over Financing.

From January 16, 2025 until January 21, 2026, the parties and their respective counsel and advisors exchanged drafts to finalize the terms of the Announcement Press Release and the related current report on Form 8-K (the “Announcement 8-K”) as well as the Business Combination Agreement and other Transaction Documents, which included comments relating to the filing of a Canadian prospectus and a closing condition relating to the consummation of the Lead Investor Cross-over Financing.

On January 19, 2026, the Spring Valley Board unanimously (i) approved the Business Combination Agreement and other Transaction Documents to be entered into by Spring Valley, and the Transaction contemplated thereby, and (ii) determined that the Transaction contemplated thereby was in the best interests of Spring Valley and the Spring Valley shareholders.

On the evening of January 21, 2026, the parties entered into the Business Combination Agreement and other Transaction Documents.

On January 22, 2026, General Fusion and Spring Valley issued the Announcement Press Release, and Spring Valley filed the Announcement 8-K with the SEC, which included the Announcement Press Release and Investor Presentation as exhibits.

On January 23, 2026, representatives of CCM, Spring Valley, General Fusion, Greenberg Traurig, GF Counsel, Withum, General Fusion’s auditor and General Fusion’s advisors met by video conference to discuss the filing of a registration statement on Form F-4 by Spring Valley, including a responsibilities checklist and audit timing.

Since January 23, 2026, Spring Valley and General Fusion, along with their respective counsel, auditors and advisors, have worked jointly on the preparation of this proxy statement/prospectus, including the registration statement on Form F-4 of which this proxy statement/prospectus forms a part. The parties have continued and expect to continue regular discussions regarding the timing of Form F-4 filings, consummation of the Business Combination and necessary preparation in connection therewith, including with respect to the PIPE Financing.

The Spring Valley Board’s Reasons for Approval of the Business Combination

The Spring Valley Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the Spring Valley Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Spring Valley Board may have given different weight to different factors. This explanation of the reasons for the Spring Valley Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” The Spring Valley Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination (including the PIPE Financing), including, but not limited to, the following:

●	The Spring Valley Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, including the PIPE Financing, among other things, the cash that post-combination General Fusion is expected to have will allow it to be well-positioned to scale and fund its business plan;
●	The Spring Valley Board considered the fact that, pursuant to the Business Combination Agreement, the New GF Common Shares issued as consideration under the Business Combination Agreement will be listed on the Nasdaq, a major U.S. stock exchange, which the Spring Valley Board believes has the potential to offer shareholders, including unaffiliated security holders of Spring Valley, enhanced liquidity;
●	The Spring Valley Board has determined that, after a thorough review of other business combination opportunities reasonably available to Spring Valley, the proposed Business Combination represents the best potential business combination for Spring Valley and its shareholders, including unaffiliated security holders of Spring Valley, and the most attractive opportunity for Spring Valley based upon the process utilized to evaluate and assess other potential acquisition targets. The Spring Valley Board has also determined that such process has not presented a better alternative;
●	The Spring Valley Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Spring Valley and General Fusion;
●	the Spring Valley Board’s knowledge and understanding of General Fusion’s business, operations, financial condition, asset quality, taking into account the conversation had with, and the presentations made by, General Fusion’s officers as part of Spring Valley’s due diligence review and information provided by General Fusion’s financial advisors;
●	General Fusion’s lack of earnings and the market performance;
●	the ability of Spring Valley’s shareholders, including unaffiliated security holders of Spring Valley, to benefit from General Fusion’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects due to greater operating efficiencies and better penetration of commercial and consumer markets;
●	the perceived ability of General Fusion to complete a Business Combination from a financial and regulatory perspective;

●	the fact that the outside date under the Business Combination Agreement allows for sufficient time to complete the Business Combination;
●	the level of effort that General Fusion must use under the Business Combination Agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;
●	its review of the potential costs associated with executing the Business Combination Agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the Spring Valley Board concluded were reasonable and would not affect the advice from, or the work performed by executive management of Spring Valley or Spring Valley’s financial advisors in connection with the evaluation of the Transactions and the Business Combination Agreement by Spring Valley’s Board;
●	the complementary aspects of the Spring Valley and General Fusion businesses, including future customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;
●	its knowledge of the current environment in the industry, including global, national, regional and local economic conditions, evolving trends in technology and increasing nationwide and global competition, the current public capital market conditions, and the likely effects of these factors on Spring Valley’s and New General Fusion’s potential ability to raise new capital growth, development, productivity, and strategic options; and
●	its belief that the business combination is more favorable to Spring Valley’s shareholders, including unaffiliated security holders of Spring Valley, than the alternatives to the business combination, which belief was formed based on the careful review undertaken by the Spring Valley board, with the assistance of its management and outside legal and financial advisors.

In the course of its deliberations, the Spring Valley Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

●	The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Spring Valley from soliciting other business combination proposals, which restricts Spring Valley’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
●	Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on General Fusion’s prospective revenues and the trading price of New GF Common Shares.
●	The risk that General Fusion may not be able to execute on its business plan.
●	Risks relating to General Fusion’s business, set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to General Fusion’s Business.”
●	The risk that a significant number of Spring Valley’s Public Shareholders may redeem their Spring Valley Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to General Fusion following the consummation of the Business Combination and making the Business Combination more difficult to complete.
●	The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.
●	The risk that Spring Valley Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

●	The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Spring Valley’s control.
●	The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.
●	The risks and costs to Spring Valley if the Business Combination is not completed, including the risk of diverting Spring Valley management’s focus and resources from other business combination opportunities, which could result in Spring Valley being unable to effect a business combination and force Spring Valley to liquidate.
●	The risk that General Fusion’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.
●	The fact that Spring Valley shareholders, including the unaffiliated security holders of Spring Valley, will own a minority of the voting and economic rights of New General Fusion following the consummation of the Business Combination.
●	The risk that Spring Valley did not obtain any third party report, opinion or appraisal in determining the valuation of General Fusion, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial skills and background of its officers and directors, and the possibility that the Spring Valley Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for General Fusion.
●	The fees and expenses associated with completing the Business Combination.
●	The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.
●	The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite Spring Valley’s best efforts, including by reason of a failure to obtain the Spring Valley Shareholders’ Approval, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.
●	The risk that economic downturns and market conditions beyond General Fusion’s control could adversely affect its business, financial condition, results of operations and prospects.
●	The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain Spring Valley’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated.
●	New General Fusion may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and General Fusion’s businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the Spring Valley Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

The General Fusion Board’s Reasons for Approval of the Business Combination

In reaching its decision to approve the Business Combination Proposal and resolving to recommend that General Fusion Shareholders approve the Business Combination Proposal, the General Fusion Board consulted with General Fusion’s management, as well as its legal counsel and other advisors. In reaching its decision to (i) determine that the Business Combination is in the best interests of General Fusion and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, and (iii) recommend that the General Fusion Shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, the General Fusion Board considered a range of factors.

In light of the number and variety of factors considered in connection with its evaluation of the Business Combination, the General Fusion Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The General Fusion Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors in their evaluation of the Business Combination. This explanation of the General Fusion Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The General Fusion Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Financing Proceeds. Upon closing of the Arrangement, General Fusion will have immediate access to significant funding, including the net proceeds from the PIPE Financing and any funds remaining in Spring Valley’s trust account after redemptions by the Spring Valley Public Shareholders, for a total of at least $80,000,000 of gross new proceeds.
●	Significant Valuation. The valuation attributed to General Fusion as part of the Arrangement and in connection with the PIPE Financing is $600,000,000 plus a potential Earnout of $125,000,000 for General Fusion Securityholders in three tranches over a 5-year period, if the shares of Spring Valley trade above certain threshold prices ($15, $20, $25 per share). The valuation is significantly above the valuation for General Fusion’s recently completed rights offering from August 2025 and is the highest valuation received from Spring Valley and the PIPE Investors through the negotiations. The $600 million Transaction Value attributable to General Fusion Securityholders was negotiated by the parties in connection with the Business Combination and was not based on any third-party valuation report, fairness opinion or appraisal obtained by General Fusion. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
●	Liquidity. The consideration offered to General Fusion Securityholders under the Business Combination and the listing on Nasdaq of the New General Fusion Common Shares provides a public market for the New GF Common Shares to be issued to General Fusion Securityholders and the opportunity, for General Fusion Securityholders to realize liquidity for their investment in General Fusion, subject to the terms of any contractual lock-up to which each General Fusion Securityholder is party.
●	Compelling Value Relative to Alternatives. General Fusion conducted an extensive process to evaluate other strategic alternatives, including another special purpose acquisition vehicle proposal plus a reverse takeover alternative to list on the OTC market, and determined the proposed terms of the Business Combination Agreement are superior to the alternatives. Further prior to the execution of the Business Combination Agreement, General Fusion and its advisors engaged with numerous discreet institutional investors regarding the PIPE Financing and the terms of the PIPE Financing were the product of a competitive process and will raise sufficient funds to provide General Fusion with at least 2 years of cash runway, and potentially certain budgeted milestones, minimizing execution risk, and mitigating structure and other risks for General Fusion.

●	Transaction Certainty. The obligation of Spring Valley to complete the Business Combination is subject to a limited number of customary conditions that General Fusion believes to be reasonable in the circumstances. The Arrangement is not subject to a financing condition other than completion of the PIPE Financing, and the parties do not anticipate any regulatory impediments to the consummation of the Arrangement.
●	Business Combination Agreement Terms. The Business Combination Agreement is the result of a comprehensive process that was conducted at arm’s length with the involvement and supervision of the General Fusion Board, as advised by independent and qualified legal and financial advisors, and resulted in terms and conditions that are reasonable in the judgment of the General Fusion Board.
●	Procedural Safeguards for Securityholders. The Arrangement is subject to the following General Fusion Securityholder and Court approvals, which provide additional protection to General Fusion Securityholders:
●	the Arrangement must be approved by not less than two-thirds (66 2/3%) of the votes cast by General Fusion Shareholders, voting as a single, as-converted class, present in person or represented by proxy at the General Fusion Securityholders’ Meeting;
●	the Arrangement must be approved by not less than two-thirds (66 2/3%) of the votes cast by the General Fusion Securityholders, voting as a single, as-converted, as-exercised class, present in person or represented by proxy at the General Fusion Securityholders’ Meeting; and
●	the Arrangement must also be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to all General Fusion Securityholders.

The General Fusion Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

●	Potential Inability to Complete the Business Combination. The General Fusion Board considered the risk that the business combination might not be consummated in a timely manner, or at all, due to a lack of shareholder approval or failure to satisfy various other conditions, including without limitation (i) the requirement to obtain the approval of Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting being held on , 2026, where Spring Valley Shareholders will vote on, among other things, the proposed, and (ii) the condition to closing the Business Combination that SAFE Conversion and Preferred Conversion shall have been each consummated in accordance with the Business Combination Agreement and the Plan of Arrangement.
●	Redemption Risk. The potential that a significant number of Spring Valley Public Shareholders elect to redeem their Spring Valley Public Shares prior to the consummation of the Business Combination and pursuant to the Spring Valley Articles, which would potentially make the Business Combination more difficult to complete and reduce the cash available to General Fusion to fund its business plan. However, even in the event that a significant number of Spring Valley Public Shareholders elect to redeem their Spring Valley Public Shares, this redemption would not prevent the consummation of the Business Combination.
●	Fees and Expenses. The General Fusion Board considered the fees and expenses associated with completing the Business Combination.
●	Diversion of Management and Employee Attention. The General Fusion Board considered the potential for diversion of General Fusion’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on General Fusion’s business.
●	Share Exchange. The Board took into consideration the share exchange intended to provide holders of exchangeable shares of New General Fusion the ability to defer Canadian and U.S. income taxes in connection with the Business Combination and the increased complexity and expense involved in the transaction as a result thereof.
●	Interests of Certain Persons. The General Fusion Board also considered the fact that General Fusion’s officers and directors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Spring Valley Public Shareholders (see, “Business Combination — Interests of Certain Persons in the Business Combination”).

The General Fusion Board ultimately concluded that, in the aggregate, the potential benefits of the Business Combination outweighed the potential risks or negative consequences and that the Business Combination is in the best interests of General Fusion and its shareholders.

Satisfaction of 80% Test

It is a requirement under the Spring Valley Articles and the Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the Spring Valley Board determined that the fair market value of General Fusion represents at least 80% of the net assets of Spring Valley held in the Trust Account.

Interests of Certain Persons in the Business Combination

 In considering the unanimous recommendation of the Spring Valley Board to vote in favor of the Business Combination, Spring Valley Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Spring Valley management have interests in the Business Combination that are different from, or in addition to, those of other Spring Valley Public Shareholders generally. The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and Spring Valley Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Spring Valley’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Spring Valley Shareholders that they approve the Business Combination. Spring Valley Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	Pursuant to the Spring Valley Articles, the Spring Valley Founder Shareholders are not entitled to redemption rights with respect to any Spring Valley Founder Shares and have agreed to waive redemption rights with respect to any Spring Valley Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Spring Valley Founder Shareholders are not entitled to liquidation rights with respect to any Spring Valley Founder Shares held by them if Spring Valley fails to consummate the Business Combination by September 5, 2027, or such later date as approved by Spring Valley Shareholders. If Spring Valley does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Spring Valley Private Warrants held in the Trust Account will be used to fund the liquidation of the Spring Valley Public Shares, and the Spring Valley Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Spring Valley management directly or indirectly own Spring Valley Common Shares and Spring Valley Private Warrants, Spring Valley management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.
●	The fact that Sponsor and Spring Valley’s independent directors purchased 7,666,667 Spring Valley Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Spring Valley Founder Shares are unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on the Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $70,108,336.84 (after forfeiture of Spring Valley Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);
●	The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Spring Valley Founder Shares as compared to the price of the Spring Valley Units sold in the Spring Valley IPO and the 5,296,667 New GF Common Shares that Sponsor will receive upon conversion of the Spring Valley Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New GF Common Shares trade below the price initially paid for the Spring Valley Units in the Spring Valley IPO and the Spring Valley Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	The fact that Sponsor beneficially owns an aggregate of 4,490,555 Spring Valley Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $6,062,249.25, based on the last traded price on Nasdaq of the Spring Valley Public Warrants of $1.35 per warrant on May 11, 2026;
●	The fact that certain members of Spring Valley management collectively own, directly or indirectly, a material interest in Sponsor;
●	Sponsor and Spring Valley management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Spring Valley may obtain loans from Sponsor or an affiliate of Sponsor or any of Spring Valley management to finance transaction costs in connection with the initial business combination;
●	The Spring Valley Articles provide that Spring Valley renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Spring Valley management on the one hand, and Spring Valley, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Spring Valley management to any other entity. Spring Valley is not aware of any such corporate opportunities not being offered to Spring Valley and does not believe that waiver of the corporate opportunities doctrine has materially affected Spring Valley’s search for an acquisition target or will materially affect Spring Valley’s ability to complete an initial business combination;
●	If the Trust Account is liquidated, including in the event Spring Valley is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Spring Valley Public Share, or such lesser amount per Spring Valley Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Spring Valley’s independent public accountants) for services rendered or products sold to Spring Valley or (b) a prospective target business with which Spring Valley has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;
●	The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Spring Valley Shareholders rather than liquidate;
●	The fact that the Sponsor has a right to propose a director nominee for the post-closing Spring Valley board of directors; and
●	The fact that Spring Valley will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Spring Valley Securities or its control or ability to influence Spring Valley.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Spring Valley’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Spring Valley to the Sponsor, Spring Valley’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation

Sponsor

The Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Spring Valley Founder Shares, or approximately $0.003 per share. In connection with the closing of the Spring Valley IPO, the Sponsor purchased 4,490,555 Spring Valley Private Warrants for an aggregate purchase price of $4,041,500. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFEs.

Spring Valley has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed the Sponsor for any out-of-pocket expenses.

Spring Valley Directors and Officers

On March 28, 2025, the Sponsor and Spring Valley’s independent directors paid an aggregate of $25,000, to cover certain of offering and formation costs in exchange for an aggregate of 5,750,000 Spring Valley Founder Shares. On August 15, 2025, Spring Valley effected an approximately 1 to 1.33 share split and upon completion of the share split, each of Spring Valley’s independent directors transferred 13,333 founder shares to the Sponsor for an amount of $43.48. As a result, each of Spring Valley’s independent directors currently holds, 40,000 Spring Valley Founder Shares.

Spring Valley has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Spring Valley’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Spring Valley’s behalf. As of September 30, 2025, Spring Valley has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Spring Valley Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $80,628,336.84, based on the last traded price on Nasdaq of the Spring Valley Class A Shares of $10.52 per share on May 11, 2026, resulting in a theoretical gain of $               . Since all Spring Valley Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

In addition to the interests of the Sponsor and Spring Valley management, there may also be actual or potential material conflicts of interests related to the officers or directors of General Fusion as a General Fusion Securityholder and any unaffiliated General Fusion Securityholders (other than the holders of General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised) when it comes to the New GF Earnout Shares. The directors and officers of General Fusion and certain General Fusion Securityholders collectively own (i) 3,037,590 General Fusion Common Shares that will convert into approximately 516,421 New GF Common Shares and approximately 107,583 New GF Earnout Shares, (ii) 21,872,309 General Fusion Options that will convert into options to acquire approximately 3,718,513 New GF Common Shares and approximately 774,685 New GF Earnout Shares and (iii) 876,402 warrants to acquire General Fusion Common Shares that will convert into warrants to acquire approximately 148,997 New GF Warrants and warrants to acquire approximately 31,040 New GF Earnout Shares. Only the Sponsor and holders of General Fusion Common Shares (other than the holders of General Fusion Class B Common Shares and General Fusion Shares in respect of which Dissent Rights have been duly exercised), General Fusion Warrants and General Fusion Options will be eligible to receive New GF Earnout Shares after the Closing. Because the New GF Earnout Shares will be convertible into New GF Common Shares within five years following the Closing Date, which such conversion will be based on the volume weighted average price of the New GF Common Shares when they exceed each of $15.00, $20.00 and $25.00 for any 20 trading days within any period of 30 consecutive trading days. Furthermore, any such issuance of New GF Common Shares upon the conversion of the New GF Earnout Shares may materially dilute the Equity Interest of other New GF Shareholders.

Potential Purchases of Spring Valley Public Shares

In connection with the Spring Valley Shareholder vote to approve the Business Combination, Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Spring Valley Public Shares from Spring Valley Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Spring Valley Public Shares Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Spring Valley management, Spring Valley’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Spring Valley Public Shares in such transactions. None of Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Spring Valley Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Spring Valley Shareholder, although still the record holder of such Spring Valley Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Spring Valley Public Shares purchased by Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates purchase Spring Valley Public Shares in privately negotiated transactions from public Spring Valley Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Spring Valley Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Spring Valley Public Shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Spring Valley Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates purchase any Spring Valley Public Shares as contemplated above, Spring Valley will file a Current Report on Form 8-K prior to the Spring Valley Shareholders’ Meeting that will disclose:

●	the amount of such Spring Valley Public Shares purchased by Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates, along with the purchase price;
●	the purpose of the purchases by Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates;
●	the impact, if any, of the purchases by Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;
●	the identities of Spring Valley Shareholders who sold to Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Spring Valley Shareholders (e.g., 5% security holders) who sold to Sponsor, Spring Valley management, Spring Valley’s advisors or any of their respective affiliates; and
●	the number of Spring Valley Public Shares for which Spring Valley has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Spring Valley Class A Shares may be reduced and the number of beneficial holders of Spring Valley’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Spring Valley’s securities on a national securities exchange.

Sponsor, and Spring Valley’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, Spring Valley’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting Spring Valley directly or by Spring Valley’s receipt of redemption requests submitted by shareholders.

Any purchases by Sponsor, Spring Valley’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Spring Valley’s officers, directors, advisors and any of their respective affiliates will not make purchases of Spring Valley Class A Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the Spring Valley Articles, a Spring Valley Public Shareholder may request that Spring Valley redeem all or a portion of its Spring Valley Public Shares for cash from the Trust Account. As a Spring Valley Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a)	hold Spring Valley Public Shares, or if you hold Spring Valley Units, you elect to separate your Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising your redemption rights;
(b)	submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Spring Valley Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Spring Valley Public Shares and provide your legal name, phone number and address; and
(c)	deliver your Spring Valley Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Spring Valley Public Shares in the manner described above prior to               , Eastern Time, on               , 2026 (two business days before the Spring Valley Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Spring Valley Units must elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants prior to exercising their redemption rights with respect to the Spring Valley Public Shares. If Spring Valley Public Shareholders hold their Spring Valley Units in an account at a brokerage firm or bank, such Spring Valley Public Shareholders must notify their broker or bank that they elect to separate the Spring Valley Units into the underlying Spring Valley Public Shares and Spring Valley Public Warrants, or if a holder holds Spring Valley Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Spring Valley in order to validly exercise its redemption rights. Spring Valley Public Shareholders may elect to exercise their redemption rights with respect to their Spring Valley Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Spring Valley Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Spring Valley Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Spring Valley Public Shares that it holds and timely delivers its shares to the Transfer Agent, Spring Valley will redeem such Spring Valley Public Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Spring Valley to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2025 this would have amounted to approximately $10.03 per issued and outstanding Spring Valley Public Share. If a Spring Valley Public Shareholder exercises its redemption rights in full, then it will not own Spring Valley Public Shares following the redemption. The redemption will take place in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable. Please see the subsection entitled “Extraordinary General Meeting of Spring Valley Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Spring Valley Public Shares.

Total New GF Common Shares to Be Issued in the Business Combination

The issuance of New GF Common Shares in the Business Combination will dilute the Equity Interests of Spring Valley Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New GF Common

Shares. Spring Valley Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

●	the issuance of New GF Common Shares as part of the consideration in connection with the consummation of the Business Combination; and
●	the exercise of New GF Public Warrants.

The issuance of New GF Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Spring Valley Public Shareholders who elect not to redeem their Spring Valley Public Shares:

●	their proportionate ownership interest in General Fusion will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding Spring Valley Shares will be diminished; and/or
●	the market price of New GF Common Shares or New GF Public Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in Spring Valley, as well as possible sources and extents of dilution for non-redeeming Spring Valley Public Shareholders, assuming no additional redemptions by Spring Valley Public Shareholders and the maximum redemption by Spring Valley Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New GF Common Shares of 0.29.

Assumptions are as follows:

●	Assuming no additional redemption scenario: This presentation assumes that no Spring Valley Public Shareholders exercise redemption rights with respect to their Spring Valley Shares in connection with the vote on the Business Combination.
●	Assuming 25% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 25% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 5,750,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $57,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 50% redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 50% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 11,500,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $115,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).
●	Assuming 75% additional redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 75% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 17,250,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $172,500,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

●	Assuming Maximum Redemption scenario: This presentation assumes that the Spring Valley Public Shareholders holding approximately 100% of the Spring Valley Shares exercise redemption rights with respect to their Spring Valley Shares. This scenario assumes that 23,000,000 Spring Valley Shares are redeemed for an aggregate redemption payment of approximately $230,000,000 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No Redemption			25% Redemption			50% Redemption			75% Redemption			Maximum Redemption
		%	%			%			%			%		%	%
		Excluding	With		Excluding	With		Excluding	With		Excluding	With		Excluding	With
	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants	Shares	Warrants	Warrants
General Fusion Shareholders	40,688,383	39.2	31.6	40,688,383	41.5	33.1	40,688,383	44.1	34.7	40,688,383	47.1	36.5	40,688,383	50.4	38.5
General Fusion Optionholders (4)	7,617,608	7.3	5.9	7,617,608	7.8	6.2	7,617,608	8.2	6.5	7,617,608	8.8	6.8	7,617,608	9.4	7.2
General Fusion Warrant Holders	11,709,949	11.3	9.1	11,709,949	12.0	9.5	11,709,949	12.7	10.0	11,709,949	13.5	10.5	11,709,949	14.5	11.1
Subtotal General Fusion	60,000,000	57.8	46.7	60,000,000	61.2	48.8	60,000,000	65.1	51.2	60,000,000	69.4	53.9	60,000,000	74.3	56.8
Sponsor(1)	5,296,667	5.1	4.1	5,296,667	5.4	4.3	5,296,667	5.7	4.5	5,296,667	6.1	4.8	5,296,667	6.6	5.0
Spring Valley Directors(1)	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1	120,000	0.1	0.1
Lead SAFE investors(1)	1,250,000	1.2	1.0	1,250,000	1.3	1.0	1,250,000	1.4	1.1	1,250,000	1.4	1.1	1,250,000	1.5	1.2
Spring Valley Public Shareholders	23,000,000	22.2	17.9	17,250,000	17.6	14.0	11,500,000	12.5	9.8	5,750,000	6.6	5.2	—	—	—
PIPE Investor Shares	14,056,373	13.6	10.9	14,056,373	14.3	11.4	14,056,373	15.2	12.0	14,056,373	16.3	12.6	14,056,373	17.4	13.3
Subtotal before Investor and Spring Valley warrants	103,723,040	100.0	80.6	97,973,040	100.0	79.7	92,223,040	100.0	78.7	86,473,040	100.0	77.7	80,723,040	100.0	76.4
Spring Valley Public Warrants(2)	7,666,667		6.0	7,666,667		6.2	7,666,667		6.5	7,666,667		6.9	7,666,667		7.3
Spring Valley Private Warrants(3)	6,662,778		5.2	6,662,778		5.4	6,662,778		5.7	6,662,778		6.0	6,662,778		6.3
General Fusion PIPE Warrants	10,556,373		8.2	10,556,373		8.6	10,556,373		9.0	10,556,373		9.5	10,556,373		10.0
Total(5)	128,608,858		100.0	122,858,858		100.0	117,108,858		100.0	111,358,858		100.0	105,608,858		100.0
*	less than 1%.
(1)	The Sponsor currently holds 7,546,667 Spring Valley Founder Shares, and agreed to that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 New GF Earnout Shares, and the Sponsor agreed to transfer an aggregate of 1,250,000 Founder Shares to certain investors in the Company’s most recent SAFEs.
(2)	The Spring Valley Public Warrants are exercisable at $11.50 per share.
(3)	The Spring Valley Private Warrants are exercisable at $11.50 per share. CCM has agreed to forfeit 383,333 Spring Valley Private Warrants in connection with the closing of the Business Combination.
(4)	Includes all outstanding General Fusion Options that are granted and all shares reserved for issuance under the General Fusion Legacy Plan.
(5)	Excludes 12,500,000 New GF Earnout Shares that may be earned by General Fusion and 1,000,000 New GF Earnout Shares that may be earned by Spring Valley that are dependent on reaching certain earnout milestones.

Dilution

After the completion of the Business Combination, the Spring Valley Public Shareholders will own a significantly smaller percentage of New General Fusion than they currently own of Spring Valley. Consequently, the Spring Valley Public Shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Spring Valley. The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself) (in thousands, except share and per share data):

	Assuming No Further Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Initial public offering price per share of Spring Valley	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted, as of December 31, 2025(1)	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,300)
As adjusted shares(2)	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Dilution per share to Spring Valley’s Stockholders	$(2.23)	$(2.72)	$(3.55)	$(5.24)	$(10.51)
(1)	See table below for reconciliation of net tangible book value, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to Spring Valley’s stockholders and increase in net tangible book value to Spring Valley’s stockholders as a result of transaction cost incurred by Spring Valley and funds released from the Trust Account upon consummation of the Business Combination (in thousands, except share and per share data).

	Assuming No Further Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of December 31, 2025	$7.77	$7.28	$6.45	$4.76	$(0.51)
Numerator adjustments
Spring Valley’s net tangible book value	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)	$(8,263,300)
Transaction costs attributed to Spring Valley	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)	(3,700,000)
Deferred underwriting fee waived	—	2,300,000	4,600,000	6,900,000	9,200,000
Funds released from trust(6)	232,809,646	174,607,235	116,404,823	58,202,412	—
As adjusted net tangible book value	$220,846,346	$164,943,935	$109,041,523	$53,139,112	$(2,763,300)
Denominator adjustments(7)
Spring Valley Public Shareholders	23,000,000	17,250,000	11,500,000	5,750,000	—
Sponsor and its affiliates and Subscription Agreement Investors	5,416,667	5,416,667	5,416,667	5,416,667	5,416,667
As adjusted Spring Valley’s shares outstanding	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
(1)	Assumes that no Spring Valley Public Shareholders exercise Redemption Rights with respect to their shares of Spring Valley Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of Spring Valley Public Shareholders, holding 5,750,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $58.2 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.

(3)	Assumes that 50% of Spring Valley Public Shareholders, holding 11,500,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $116.4 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(4)	Assumes that 75% of Spring Valley Public Shareholders, holding 17,250,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $174.6 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(5)	Assumes that all Spring Valley Public Shareholders, holding 23,000,000 shares of Spring Valley Class A Ordinary Shares, exercise their Redemption Rights for an aggregate payment of approximately $232.8 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account.
(6)	The funds released from the Trust Account were adjusted under the 25% redemption scenario for the redemptions of $58,202,412, under 50% redemption scenario for the redemptions of $116,404,823, and under 75% redemption scenario for the redemptions of $174,607,235.
(7)	Excludes potentially dilutive outstanding securities consisting of 7,666,667 shares of Spring Valley Class A Ordinary Shares underlying the Public Warrants and 6,662,778 shares of Spring Valley Class A Ordinary Shares underlying the Private Placement Warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

The table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, after giving effect to the additional dilution that may be caused by the issuance of Earnout Shares and the issuance pursuant to the Incentive Plan or the Legacy Plan, as described further in Notes 3 and Note 4 below. Non-redeeming shareholders of Spring Valley will experience additional dilution to the extent New General Fusion issues any such additional shares after the Closing.

Additional Dilution Sources	No Redemption Scenario	% of Total(1)	Per Share Value(2)	25% Redemption Scenario	% of Total	Per Share Value	50% Redemption Scenario	% of Total(1)	Per Share Value(2)	75% Redemption Scenario	% of Total	Per Share Value	Maximum Redemption Scenario	% of Total(1)	Per Share Value(2)
New GF Earnout Shares(3)	13,500,000	8.81%	$9.05	13,500,000	9.21%	$9.01	13,500,000	9.65%	$8.97	13,500,000	10.12%	$8.92	13,500,000	10.65%	$8.87
Incentive Plan(4)	11,078,258	7.23%	$9.21	10,215,758	6.97%	$9.23	9,353,258	6.68%	$9.26	8,490,758	6.37%	$9.29	7,628,258	6.02%	$9.33
Total Additional Dilution Sources(5)	24,578,258	16.04%	$8.40	23,715,758	16.18%	$8.38	22,853,258	16.33%	$8.37	21,990,758	16.49%	$8.35	21,128,258	16.67%	$8.33

Note: Percentages may not sum due to rounding.

(1)	The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.
(2)	Calculation of value per share assumes the issuance of the maximum amount of shares of New GF Common Shares in connection with the additional dilution sources, as described in Notes 3 and 4 below.
(3)	This row assumes that 1) all 12,500,000 New GF Earnout Shares potentially issuable to General Fusion Securityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to General Fusion Securityholders; and 2) all 1,000,000 New GF Earnout Shares issuable to Sponsor are issued to Sponsor; and 3) no additional shares of New GF Common Share are issued between the Closing and the realization of all of the benchmark share prices in the earnout.
(4)	This row assumes the issuance of all shares of New GF Common Shares reserved for issuance under the Incentive Plan following the consummation of the Business Combination.
(5)	This row assumes the issuance of all shares of New GF Common Shares in connection with each of the additional dilution sources, as described further in Notes 3 and 4 above.

To the extent that additional shares are issued pursuant to the foregoing or any financing transactions Spring Valley, General Fusion or New General Fusion may enter into, Spring Valley’s stockholders will experience further dilution. In addition, Spring Valley may enter into other transactions. To the extent it issues such securities, investors and Spring Valley’s stockholders may experience further dilution.

For purposes of Item 1604(c)(1) of Regulation S-K, there would be 69,105,050 total New GF Common Shares outstanding after giving effect to the Business Combination under the no redemptions scenario. Where redemptions are none, the company valuation is based on Spring Valley’s initial registered offering price per share of $10.00 and is therefore calculated as: $10.00 (per share IPO price) times 69,105,050 shares, or $691.1 million. The following table illustrates the valuation at the offering price of the securities in the IPO of $10.00 per share for each redemption scenario:

	Assuming				Assuming
	No	Assuming 25%	Assuming 50%	Assuming 75%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
Spring Valley Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$284,167	$226,667	$169,167	$111,667	$54,167
Spring Valley Public Shareholders shares outstanding post Business Combination	28,416,667	22,666,667	16,916,667	11,166,667	5,416,667
General Fusion Common Stock valuation based on offering price of the securities in the IPO of $10.00 per share	$406,884	$406,884	$406,884	$406,884	$406,884
General Fusion Common Shares outstanding post Business Combination	40,688,383	40,688,383	40,688,383	40,688,383	40,688,383
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$691,051	$633,551	$576,051	$518,551	$461,051
Total shares outstanding post Business Combination	69,105,050	63,355,050	57,605,050	51,855,050	46,105,050

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Spring Valley, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Comparison of Corporate Governance and Shareholder Rights

Spring Valley is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law and the Spring Valley Articles govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law differs in some material respects from laws applicable to British Columbia companies and their shareholders. In addition, the Spring Valley Articles differ in certain material respects from the New GF Closing Articles. As a result, when you become a shareholder of New General Fusion, after the Continuation, your rights will differ in some regards as compared to when you were a shareholder of Spring Valley prior to the Continuation.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Spring Valley prior to the continuation and Spring Valley after the Continuation. You also should review the New GF Closing Articles attached as Annex E to this proxy statement/prospectus, as well as the BCBCA and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Spring Valley.

	British Columbia	Cayman Islands

Shareholder Approval of Business Combination

Under the BCBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous resolution of the shareholders of the Company, and may require a special separate resolution of certain class or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A British Columbia company may also be acquired through a “plan of arrangement” approved by the Supreme Court of British Columbia and approved by a special resolution of the shareholders in attendance and voting at a shareholders’ meeting. Each share carries the right to vote on an arrangement, whether or not that share otherwise carries the right to vote. Approval of a “plan of arrangement” may also require additional approvals including a special separate resolution of shares of a class or series of shares of a company, or a special separate resolution of certain shareholders, or other approvals required by the BCBCA or the court.

The BCBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a takeover bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or its affiliate.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

	British Columbia	Cayman Islands

Shareholder Votes for Routine for Routine Matters

Under the BCBCA and New GF Closing Articles, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the BCBCA. An ordinary resolution of shareholders may be passed (a) by a simple majority of the votes cast on the resolution at a meeting of the shareholders or (b) by being consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Under Cayman Islands law and the Spring Valley Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Shareholder Votes for Extraordinary Transactions

Under the BCBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s undertaking other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.

	British Columbia	Cayman Islands

Amendments to Governing Documents

Under the BCBCA and New GF Closing Articles, certain amendments to the articles require the approval by an ordinary resolution. Certain amendments may require approval by a special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders voting shares that carry the right to vote at general meetings at a meeting of shareholders, and may also require the separate approval of certain classes of shares. For example, if the amendment is of a nature that prejudices or interferes with the rights or special rights attached to a particular class or series, that class or series is entitled to vote separately as a class or series on the amendment whether or not it otherwise carries the right to vote. Certain amendments to the articles will only require approval by the directors.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.

Appraisal Rights

Pursuant to the BCBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. A right of dissent is for example available where the company proposes or is subject to:

●
alter the restrictions on the powers of the company or on the business it is permitted to carry on;
●
amalgamate with another company (other than with certain affiliated companies);
●
sell, lease or exchange all or substantially all of the company’s undertaking other than in the ordinary course of business;
●
jurisdiction; continue into the laws of another
●
undertake an arrangement, if the applicable order for the arrangement provides dissent rights; or
●
any court order that permits dissent.
Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

	British Columbia	Cayman Islands

Inspection of Books and Records

Under the BCBCA, directors, current and former shareholders and, in certain circumstances, any other person, after giving the required notice, may examine certain of the records of a company, including the central securities registers, the register of directors and the minutes of meeting of the shareholders, during usual business hours and request copies of extracts.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Shareholder Lawsuits

Under the BCBCA, a shareholder, or other complainant recognized under the BCBCA, may apply to the court for leave to bring an action in the name of and on behalf of the company, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Under the BCBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application has been given to the company and to any person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company that the action be prosecuted or defended.

Under the BCBCA, the court may make any order it thinks fit including: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; and (c) an order requiring the company to pay the costs incurred by the complainant in connection with the action.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	British Columbia	Cayman Islands

Oppression Remedy

The BCBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that: (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

Fiduciary Duties of Directors

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

	British Columbia	Cayman Islands

Conflicts of Interests of Directors

Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest, unless otherwise provided for in the BCBCA. A proposed contract or a proposed transaction, including related negotiations, is considered a contract or transaction. A director or a senior officer holds a disclosable interest in any contract or transaction that is material to the company and in which: (i) the director or officer has a material interest or (ii) in which a corporation has a material interest and the director or senior officer is a director or officer of that corporation or the director or senior officer has a material interest in that corporation, unless otherwise provided for in the BCBCA.

A director or senior officer is not liable to account for and may retain the profits from a material contract or transaction in which he or she has a disclosable interest in certain circumstances. For example, a director or senior officer will not be liable to account for profits: (a) if the director or senior officer discloses the nature and extent of any material interest he or she has in a material contract or transaction to which the company is a party and the directors (other than the interested director(s)) approve the contract or transaction, even if the contract or transaction is one that does not normally require approval by the board of directors, provided that not all of the directors have a disclosable interest; or (b) if the contract or transaction is approved by special resolution of the voting shareholders after the required disclosure is made to the shareholders.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

British Columbia	Cayman Islands

A director or senior officer does not have a disclosable interest in a contract or transaction in certain circumstances, including (i) if the contract or transaction relates primarily to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or mandatory of the company or an affiliate of the company, (ii) if the contract or transaction is for indemnity or liability insurance under the BCBCA, or (iii) if the contract or transaction is with or for the benefit of an affiliate of the company, and the sole interest of the director is as a director or officer of the affiliate.

If a director or officer does not disclose his or her interest in accordance with the BCBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the BCBCA, the company or a shareholder may ask the court to enjoin the company from entering into the contract or transaction and to require the director or officer to account to the company for any profit that accrues to the director or officer as a result of the contract or transaction, according to the conditions the court considers appropriate. However, the above remedies only apply if the court determines that the contract or transaction was not fair and reasonable to the company.

	British Columbia	Cayman Islands

Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors

Under the BCBCA, directors, officers, and employees of companies remain protected from personal liability unless it can be shown that their actions are tortious or exhibit an identity separate from that of the company so as to make the act or conduct complained of their own.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Generally, court will not interfere in management decisions in the absence of fraud or illegality and directors and officers will not be held to be in breach of their duty of care if they acted prudently and on a reasonably informed basis.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations with Respect to the Business Combination and Ownership of Spring Valley Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities,” “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Transactions are expected to be accounted for as a reverse recapitalization as provided under U.S. GAAP. Spring Valley is expected to be treated as the “acquired” company. This determination was primarily based on existing General Fusion Securityholders comprising a relative majority of the expected voting power of New General Fusion, General Fusion’s operations prior to the acquisition comprising the only ongoing operations of New General Fusion, General Fusion’s senior management comprising a majority of the senior management of New General Fusion, and General Fusion initially designating a majority of the New GF Board. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of General Fusion, with the Transactions being treated as the equivalent of General Fusion issuing equity for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of General Fusion will be stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Transactions with Spring Valley. Shareholders’ deficiency for General Fusion will reflect the historical carrying values of equity instruments and accumulated deficit of General Fusion and will reflect the recapitalization including the exchange of General Fusion Shares for New GF Common Shares based on the Exchange Ratio for New GF Common Shares, which is the stated Transaction Value of $600 million divided by $10, divided by General Fusion Shares outstanding at the Amalgamation Effective Time. The aggregate historical shareholders’ deficiency associated with General Fusion Shares will be maintained. For more information about the description of the pro forma adjustments as a result of the recapitalization, please see “Unaudited Pro Forma Condensed Combined Financial Information – Notes to Unaudited Pro Forma Condensed Combined Financial Information.” The historical financial statements will be recast to reflect the capital structure of the legal acquirer. The introduction of NewCo as an amalgamation vehicle does not affect the conclusion that the Transactions will be accounted for as a reverse recapitalization, with General Fusion as the accounting acquirer.

The $600 million Transaction Value attributable to General Fusion Securityholders was negotiated by the parties in connection with the Business Combination and was not based on any third-party valuation report, fairness opinion or appraisal obtained by General Fusion. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For additional information regarding the accounting treatment and related pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS OF SPRING VALLEY SECURITIES

The following are the material U.S. federal income tax consequences to U.S. Holders (defined below) of Spring Valley Class A Shares and Spring Valley Public Warrants (collectively, “Spring Valley Securities”) as a result of (i) the Continuation, (ii) the ownership and disposition of New GF Securities received in the Continuation and (iii) the exercise of redemption rights. This section applies only to U.S. Holders that hold their Spring Valley Securities or New GF Securities, as applicable, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to certain U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

●	the Sponsor, or any holders of Spring Valley Class B Shares or Spring Valley Private Warrants;
●	brokers, dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;
●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
●	U.S. expatriates or former long-term residents of the United States;
●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Spring Valley or New General Fusion (except to the limited extent provided below);
●	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;
●	persons holding Spring Valley Securities or New GF Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
●	persons whose functional currency is not the U.S. dollar;
●	persons that are subject to anti-inversion, base erosion or anti-abuse rules; or
●	persons that received Spring Valley Securities or will hold New GF Securities as compensation for services.

If a partnership or other pass-through entity (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Spring Valley Securities or New GF Securities, the tax treatment of such partnership and its partners and of such pass-through entity and its owners will generally depend on the status of the partners or owners and the activities of the partnership or pass-through entity. Partnerships and other pass-through entities holding any Spring Valley Securities or New GF Securities and their partners and owners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Continuation, ownership and disposition of New GF Securities, or the exercise of redemption rights with respect to the Spring Valley Class A Shares.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Spring Valley has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Spring Valley Securities or New GF Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE Continuation, an exercise of redemption rights AND THE OWNERSHIP AND DISPOSITION OF New GF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences of the Continuation

In General

The U.S. federal income tax consequences of the Continuation will depend primarily upon whether the Continuation qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Continuation, Spring Valley will change its jurisdiction of incorporation from the Cayman Islands to the Province of British Columbia.

In the opinion of Greenberg Traurig, LLP, counsel to Spring Valley, the Continuation should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, because there is no authority directly addressing application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as Spring Valley, such treatment is not entirely free from doubt. Moreover, an opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Spring Valley has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Continuation.

Assuming that the Continuation qualifies as an F Reorganization, subject to the PFIC rules discussed below under “— PFIC Considerations,” a U.S. Holder that exchanges its Spring Valley Securities in the Continuation for New GF Securities should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the New GF Securities received in the Continuation by a U.S. Holder should be equal to the adjusted tax basis of the Spring Valley Securities surrendered in exchange therefor. The holding period of the New GF Securities should include the period during which the Spring Valley Securities surrendered in the Continuation in exchange therefor were held by the U.S. Holder.

If the Continuation does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Continuation to U.S. Holders may depend, among other things, on whether the Continuation would otherwise qualify for tax-deferred treatment under Section 368 or Section 351 of the Code, and U.S. Holders might be required to recognize any gain realized on Spring Valley Securities, although possibly not any loss realized.

PFIC Considerations

If Spring Valley is treated as a PFIC (as discussed in further detail below under “Tax Consequences of Ownership and Disposition of New GF Securities — Passive Foreign Investment Company Rules”), the U.S. federal income tax consequences of the Continuation to U.S. Holders of Spring Valley Securities are expected to be similar to those described above. Under proposed Treasury Regulations, if the Continuation otherwise qualifies as an F Reorganization, the treatment of Spring Valley as a PFIC would not adversely impact the tax consequences of the Continuation to U.S. Holders of Spring Valley Securities. If the Continuation fails to qualify as an F Reorganization, any such U.S. Holders that do not make or have not made a timely QEF election or mark-to-market election (both as defined and described below under “— Passive Foreign Investment Company Rules — Consequences if New General Fusion is Treated as a PFIC”) may be subject to the special tax and interest charge (in accordance with the PFIC rules described below under “— Passive Foreign Investment Company Rules — Consequences if New General Fusion is Treated as a PFIC”) on any income or gain recognized from the Continuation because it is expected that Spring Valley would be classified as a PFIC. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Although not entirely clear, in the absence of any final Treasury Regulations, it appears that generally applicable tax rules should apply, which would lead to consequences similar to those described above, even if Spring Valley is a PFIC.

All U.S. Holders of Spring Valley Securities are urged to consult their tax advisers with respect to the potential tax consequences to them of the Continuation.

Tax Consequences of Ownership and Disposition of New GF Securities

Taxation of Distributions

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the New GF Common Shares to the extent the distribution is paid out of New General Fusion’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New GF Common Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New GF Common Shares. Because New General Fusion does not expect to maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New General Fusion will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New GF Securities” below) only if the New GF Common Shares are readily tradable on an established securities market in the United States or New General Fusion is eligible for benefits under an applicable tax treaty within the United States, and New General Fusion is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided that certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New GF Common Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New GF Securities

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New GF Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New GF Securities exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the Spring Valley Class A Shares may have suspended the running of the applicable holding period for this purpose prior to the Business Combination.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New GF Securities so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a New GF Public Warrant” below for a discussion regarding a U.S. Holder’s basis in a New GF Common Share acquired pursuant to the exercise of a New GF Public Warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a New GF Public Warrant

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New GF Common Share on the exercise of a New GF Public Warrant for cash. A U.S. Holder’s tax basis in a New GF Common Share received upon exercise of the New GF Public Warrant generally will equal the sum of the U.S. Holder’s tax basis in the New GF Public Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New GF Common Share will commence on the date of exercise of the New GF Public Warrant or the day following the date of exercise of the New GF Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New GF Public Warrant. If a New GF Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the New GF Public Warrant.

The tax consequences of a cashless exercise of a New GF Public Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S.

federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New GF Common Shares received generally would equal the U.S. Holder’s tax basis in the warrants exchanged therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the New GF Common Share will commence on the date of exercise of the New GF Public Warrant or the day following the date of exercise of the New GF Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New GF Common Share would include the holding period of the New GF Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New GF Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New GF Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered New GF Public Warrants with an aggregate value equal to the exercise price for the total number of New GF Public Warrants to be deemed exercised. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New GF Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such New GF Public Warrants. In this case, a U.S. Holder’s tax basis in the New GF Common Shares received would equal the sum of the U.S. Holder’s tax basis in the New GF Public Warrants deemed exercised and the exercise price of such New GF Public Warrants. It is unclear whether a U.S. Holder’s holding period for the New GF Common Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisers regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each New GF Public Warrant provide for an adjustment to the number of New GF Common Shares for which the New GF Public Warrant may be exercised or to the exercise price of the New GF Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New GF Public Warrants would, however, be treated as receiving a constructive distribution from New General Fusion if, for example, the adjustment increases a New General Fusion warrant holder’s proportionate interest in New General Fusion’s assets or earnings and profits (e.g., through an increase in the number of New GF Common Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of New GF Common Shares which is taxable to the U.S. Holders of such New GF Common Shares as described under “- Taxation of Distributions” above. Such a constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New GF Public Warrants received a cash distribution from New General Fusion equal to the fair market value of the increase in the interest. For certain information reporting purposes, New General Fusion is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which New General Fusion may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

Generally

The treatment of U.S. Holders of New GF Securities could be materially different from that described above if Spring Valley or New General Fusion is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Pursuant to the start-up exception, however, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”).

A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

PFIC Status of Spring Valley and New General Fusion

Because Spring Valley is a blank-check company with no current active business, Spring Valley expects that it would be classified as a PFIC for its taxable year ended December 31, 2025, subject to the potential application of the start-up exception. Assuming the Continuation qualifies as an F Reorganization, New General Fusion should be treated as the same corporation as Spring Valley for purposes of the PFIC rules, and the PFIC income and asset tests in respect of New General Fusion should be applied based on the income and assets of the combined business. Because the timing of the Continuation is uncertain, it is unclear whether New General Fusion will be able to qualify for the start-up exception. Moreover, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New General Fusion for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance as to the PFIC status of Spring Valley or, after the Continuation, New General Fusion for the current taxable or any future taxable year.

If Spring Valley does not qualify for the start-up exception and is determined to be a PFIC with respect to a U.S. Holder, and such U.S. Holder did not make either any of the PFIC Elections (as described below) with respect to its Spring Valley Class A Shares, then New General Fusion should also be treated as a PFIC as to such U.S. Holder with respect to such New GF Common Shares even if New General Fusion does not meet a test for PFIC status in its own right, unless such U.S. Holder makes a purging election (as described below) with respect to its shares. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such New GF Common Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the Spring Valley Class A Shares exchanged therefor.

Consequences if New General Fusion is Treated as a PFIC

Although PFIC status is generally determined annually, if Spring Valley (and following the Business Combination, New General Fusion) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Spring Valley Securities or New GF Securities, then subject to the discussion under “PFIC Elections” below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of such securities and (ii) any “excess distribution” made to the U.S. Holder in respect of such securities (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the securities).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the securities;
●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the issuer’s first taxable year in which it is a PFIC, will be taxed as ordinary income;
●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If New General Fusion is a PFIC for any taxable year during which a U.S. Holder owns New GF Common Shares and any entity in which it owns Equity Interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the special and adverse rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

PFIC Elections

In general, if Spring Valley or New General Fusion (as the case may be) is a PFIC, a U.S. Holder of New GF Common Shares may avoid certain of the adverse PFIC tax consequences described above in respect of the New GF Common Shares by making and maintaining a timely and valid qualified electing fund (“QEF”) election for the first taxable year of Spring Valley or New General Fusion (as the case may be) in which it was treated as a PFIC, pursuant to which the U.S. Holder would be required to include in income its pro rata share of Spring Valley’s or New General Fusion’s (as the case may be) net capital gains as long-term capital gains and other earnings and profits as ordinary income on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Spring Valley’s or New General Fusion’s (as the case may be) taxable year ends if Spring Valley or New General Fusion (as the case may be) is a PFIC for such taxable year. Alternatively, if the U.S. Holder does not make and maintain a timely and valid QEF election for the first taxable year of Spring Valley or New General Fusion (as the case may be) in which it is treated as a PFIC, the U.S. Holder may avoid certain of the adverse PFIC tax consequences described above in respect of the New GF Common Shares by making a timely and valid QEF election for a subsequent year, along with a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s shares.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Spring Valley or New General Fusion (as the case may be). For its taxable year that includes the closing date of the Business Combination, New General Fusion will, upon written request, endeavor to provide the information that a U.S. Holder is required to obtain to make and maintain a QEF election, but there is no assurance that New General Fusion will timely provide such information. In addition, even if New General Fusion were to provide the information necessary for a U.S. Holder to make a QEF election with respect to New GF Common Shares, a U.S. Holder may not make a QEF election with respect to its New GF Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such New GF Public Warrants (other than upon exercise of such New GF Public Warrants) and Spring Valley or New General Fusion was a PFIC at any time during the U.S. Holder’s holding period of such New GF Public Warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such New GF Public Warrants properly makes a QEF election with respect to the newly acquired New GF Common Shares (or has a properly maintained QEF election in effect with respect to New GF Common Shares), the QEF election will apply to the newly acquired New GF Common Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New GF Common Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the New GF Public Warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new basis and holding period in the New GF Common Shares acquired upon the exercise of the New GF Public Warrants for purposes of the PFIC rules.

Alternatively, if New General Fusion is a PFIC and if the New GF Common Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New GF Common Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New GF Common Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the New GF Common Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New GF Common Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the New GF Common Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New GF Common Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the New GF Common Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New GF Common Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New GF Common Shares will be treated as discussed under “Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New General Fusion, even if the U.S. Holder made a mark-to- market election with respect to the New GF Common Shares. Currently, a mark-to-market election may not be made with respect to the New GF Public Warrants.

PFIC Reporting Requirements

If Spring Valley or New General Fusion is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any Spring Valley Class A Shares or New GF Common Shares, the U.S. Holder may be required to file annual reports on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to Spring Valley, New General Fusion and any Lower-tier PFIC. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the PFIC) until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WHETHER THE ELECTIONS DESCRIBED ABOVE ARE AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Redemption of Spring Valley Class A Shares

Subject to the PFIC rules discussed above under “— Passive Foreign Investment Company Rules,” in the event that a U.S. Holder’s Spring Valley Class A Shares are redeemed pursuant to the redemption provisions described herein, the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the Spring Valley Class A Shares under Section 302 of the Code (in which case such redemption would be treated as described above under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New GF Securities”) or rather as a distribution under Section 301 of the Code, in which case such redemption would be treated as described above under “— Taxation of Distributions.”

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of Spring Valley shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all Spring Valley shares outstanding both before and after such redemption and the other Transactions. The redemption of Spring Valley Class A Shares generally will be treated as a sale of the Spring Valley Class A Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only Spring Valley shares actually owned by the U.S. Holder, but also any Spring Valley shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Spring Valley shares which could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the Transactions must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the Transactions. Before the Transactions, the Spring Valley Class A Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all Spring Valley shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all Spring Valley shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the Spring Valley Class A Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if the Transactions result in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Spring Valley. Whether the Transactions will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above under “Taxation of Distributions.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Spring Valley Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

As described above, if Spring Valley is treated as a PFIC with respect to a U.S. Holder and such U.S. Holder did not make a QEF election or mark-to-market election, any income or gain recognized by a U.S. Holder electing to have its shares redeemed would generally be subject to the special and adverse PFIC tax rules described above.

Information Reporting and Backup Withholding

Dividend payments with respect to New GF Common Shares and proceeds from the sale, exchange or disposition of New GF Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisers regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of applicable dollar thresholds are required to report information to the IRS relating to New GF Securities, subject to certain exceptions (including an exception for New GF Securities held in accounts maintained by U.S. financial institutions), by attaching an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to their tax return, for each year in which they hold New GF Securities. In addition, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to New General Fusion. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the New GF Securities) until such required information is furnished to the IRS and may result in significant penalties. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New GF Securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE CONTINUATION, THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF NEW GF SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS OF GENERAL FUSION SECURITIES

The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. Holders (defined below) of General Fusion Preferred Shares, General Fusion Common Shares and SAFEs (collectively, “General Fusion Securities”) of (i) the Preferred Conversion, the SAFE Conversion and the Amalgamation, and (ii) the ownership and disposition of New GF Common Shares received in the Amalgamation. This section applies only to U.S. Holders that hold their General Fusion Securities or New GF Common Shares, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is limited to certain U.S. federal income tax consequences and does not purport to be a complete analysis of all potential tax consequences arising in connection with the Preferred Conversion, the SAFE Conversion, the Amalgamation or the ownership and disposition of New GF Common Shares received in the Amalgamation. The effects and consequences of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax, and effects and consequences arising under the tax laws of any U.S. state or local, non-U.S. or other jurisdiction are not discussed. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, and it does not address consequences relevant to holders subject to special rules under U.S. federal income tax law, such as:

●	brokers or dealers in securities or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax- deferred accounts;
●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
●	U.S. expatriates or former citizens or long-term residents of the United States;
●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of General Fusion or New General Fusion;
●	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;
●	persons holding General Fusion Securities or New GF Common Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
●	persons whose functional currency is not the U.S. dollar;
●	persons required to accelerate any item of gross income with respect to General Fusion Securities or New GF Common Shares, as the case may be, as a result of such income being taken into account in an applicable financial statement;
●	persons that are subject to anti-inversion, base erosion or anti-abuse rules; or
●	persons who hold or received General Fusion Securities or New GF Common Shares, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation.

If a partnership or other pass-through entity (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds General Fusion Securities or New GF Common Shares, the tax treatment of such partnership and its partners and of such pass-through entity and its owners will generally depend on the status of the partners or owners and the activities of the partnership or pass-through entity. Partnerships and other pass-through entities holding any General Fusion Securities or New GF Common Shares and their partners and owners should consult their tax advisors as to the particular U.S. federal income tax consequences of the Preferred Conversion, the SAFE Conversion, the Amalgamation and the ownership and disposition of New GF Common Shares.

This discussion is based on the Code, the Treasury Regulations and judicial and administrative interpretations thereof, and the income tax treaty between the United States and Canada, as amended (the “Convention”), all in effect as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. General Fusion has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of General Fusion Securities or New GF Common Shares, as the case may be, who or that is for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more persons that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE AMALGAMATION AND THE OWNERSHIP AND DISPOSITION OF NEW GF COMMON SHARES FOR ANY PARTICULAR HOLDER DEPENDS ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE AND WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE AMALGAMATION AND THE OWNERSHIP AND DISPOSITION OF NEW GF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences of the Preferred Conversion, the SAFE Conversion and the Amalgamation

In General

The U.S. federal income tax consequences of the Preferred Conversion, the SAFE Conversion and the Amalgamation will, in each case, depend in part on whether the Preferred Conversion, the SAFE Conversion and the Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Each of Spring Valley and General Fusion intend and believe that the Preferred Conversion, the SAFE Conversion and the Amalgamation should qualify as a Reorganization. However, the closing of the Preferred Conversion, the SAFE Conversion and the Amalgamation are not conditioned upon the receipt of an opinion of counsel that the Preferred Conversion, the SAFE Conversion and the Amalgamation qualify as a Reorganization, and neither Spring Valley nor General Fusion intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Preferred Conversion, the SAFE Conversion or the Amalgamation. Accordingly, no assurance can be given that the Preferred Conversion, the SAFE Conversion and the Amalgamation will qualify as a Reorganization, that the IRS will not challenge the Preferred Conversion, the SAFE Conversion and/or the Amalgamation’s qualification as a Reorganization, or that a court will not sustain such a challenge by the IRS.

If the Preferred Conversion, the SAFE Conversion and the Amalgamation were to qualify as a Reorganization, subject to the PFIC rules discussed below under “— PFIC Considerations,” a U.S. Holder that exchanges its SAFEs in the SAFE Conversion for General Fusion Common Shares, its General Fusion Preferred Shares in the Preferred Conversion for General Fusion Common Shares, and/or its General Fusion Common Shares in the Amalgamation for New GF Common Shares and New GF Earnout Shares, generally should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the New GF Common Shares received in the Amalgamation by a U.S. Holder should be equal to the aggregate adjusted tax basis of the General Fusion Securities surrendered in exchange therefor. The holding period of the New GF Common Shares should include the period during which the General Fusion Securities surrendered in the Amalgamation in exchange therefor were held by the U.S. Holder. U.S. Holders should consult their own tax advisors regarding the allocation of tax basis and holding period among multiple blocks of shares, e.g., shares acquired at different times or for different prices, and among different classes of securities.

Subject to the discussion below under the heading “—PFIC Considerations,” if the Preferred Conversion, the SAFE Conversion and the Amalgamation were to fail to qualify as a Reorganization, a U.S. Holder of General Fusion Securities generally would recognize capital gain or loss on the exchange of its General Fusion Securities in an amount equal to the difference, if any, between (i) the fair market value of the corresponding securities received by such U.S. Holder in the Preferred Conversion, the SAFE Conversion and the Amalgamation, and (ii) the U.S. Holder’s adjusted tax basis in the General Fusion Securities exchanged in the Preferred Conversion, the SAFE Conversion and the Amalgamation. Any such capital gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such General Fusion Securities exceeds one year at the time of the exchange. Net long-term capital gain derived by a non-corporate U.S. Holder with respect to capital assets is currently subject to tax at reduced rates. The deductibility of a capital losses is subject to significant limitations. Any such gain or loss recognized would generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes, except as otherwise provided in an applicable income tax treaty and if an election were properly made under the Code. A U.S. Holder’s holding period in the New GF Common Shares received in the Amalgamation, if any, would not include the holding period for the General Fusion Securities surrendered in exchange therefor and would begin on the day following the Closing Date. U.S. Holders who hold different blocks of General Fusion Securities (generally, General Fusion Securities purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of General Fusion Securities.

PFIC Considerations

The U.S. federal income tax consequences to a U.S. Holder of exchanging General Fusion Securities for New GF Common Shares in the Preferred Conversion, the SAFE Conversion and the Amalgamation could be materially different from that summarized above if General Fusion were to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of such U.S. Holder. In general, General Fusion would be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income.

General Fusion does not believe that it was a PFIC for its 2025 taxable year or for any prior taxable year, and, based on the expected composition of General Fusion’s income and assets, and the nature of General Fusion’s business, General Fusion currently does not expect to be a PFIC for the taxable year of the Amalgamation. However, because General Fusion’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of General Fusion’s income and assets and the value of its assets from time to time, there can be no assurance that General Fusion will not be a PFIC for the taxable year of the Amalgamation.

If General Fusion were to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of General Fusion Securities, certain adverse tax consequences could apply to the U.S. Holder as a result of the Preferred Conversion, the SAFE Conversion and/or the Amalgamation. U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Preferred Conversion, the SAFE Conversion and the Amalgamation, if they believe that General Fusion was a PFIC for any taxable year (or portion thereof) during which they owned the General Fusion Securities.

Tax Consequences of Ownership and Disposition of New GF Common Shares

Taxation of Distributions on New GF Common Shares

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash or other property paid on the New GF Common Shares to the extent the distribution is paid out of New General Fusion’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New GF Common Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New GF Common Shares. Because New General Fusion does not expect to maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New General Fusion will be reported as dividends for U.S. federal income tax purposes.

Dividends paid by New General Fusion to non-corporate U.S. Holders may qualify for the lower applicable long-term capital gains rate (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New GF Common Shares” below) only if New General Fusion is a “qualified foreign corporation” and other requirements are met. A non-U.S. corporation, such as New General Fusion, will be treated as a “qualified foreign corporation” (i) with respect to dividends paid by such non-U.S. corporation on shares that are readily tradable on an established securities market in the United States or (ii) if such non-U.S. corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program. However, a non-U.S. corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year. The New GF Common Shares are expected to be listed on the Nasdaq, which is an established securities market for such purposes. There can be no assurance, however, that the New GF Common Shares will be considered readily tradeable on an established securities market in later years. Even if the New GF Common Shares were not to be considered readily tradeable on an established securities market in later years, however, New General Fusion may still constitute a qualified foreign corporation so long as it is eligible for the benefits of the Convention. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New GF Common Shares.

As discussed below under “Material Canadian Tax Considerations — Dividends on New GF Common Shares,” distributions made to a holder of New GF Common Shares will generally be subject to Canadian withholding tax at a rate of 25% of the gross amount of the distribution. However, the rate of Canadian withholding tax applicable to distributions made to a U.S. Holder that is resident of the United States for purposes of, and fully entitled to the benefits of, the Convention will generally be reduced to 15%. If a U.S. Holder is subject to Canadian withholding tax on distributions made on the U.S. Holder’s New GF Common Shares, the U.S. Holder may be eligible, subject to a number of complex limitations, to claim a credit against its U.S. federal income tax for the Canadian withholding tax imposed on the dividends. It is possible that New General Fusion will, at some future time, be at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by New General Fusion as U.S. source income, thus limiting a U.S. Holder’s ability to claim a foreign tax credit with respect to any Canadian withholding tax that may apply. A U.S. Holder may claim a deduction for the Canadian withholding tax in lieu of a credit, but only for a year in which the U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. Holder is advised to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New GF Common Shares

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New GF Common Shares. The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New GF Shares so disposed of. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New GF Shares exceeds one year at the time of such disposition. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to certain limitations. The gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

Generally

The treatment of U.S. Holders of New GF Common Shares could be materially different from that described above if New General Fusion is treated as a PFIC.

In general, New General Fusion will be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Assuming the Continuation qualifies as an F Reorganization (as discussed above under “—Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities — Tax Consequences of the Continuation — In General”) New General Fusion should be treated as the same corporation as Spring Valley for purposes of the PFIC rules, and the PFIC income and asset tests in respect of New General Fusion should be applied based on the income and assets of the combined business. Because the timing of the Amalgamation is uncertain, it is unclear whether New General Fusion will be a PFIC for the taxable year that includes the Amalgamation. Moreover, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New General Fusion for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance as to the PFIC status of New General Fusion for the current taxable or any future taxable year.

Consequences if New General Fusion is Treated as a PFIC

Although PFIC status is generally determined annually, if New General Fusion were to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New GF Common Shares, then subject to the discussion under “— PFIC Elections” below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of such New GF Common Shares and (ii) any “excess distribution” made to the U.S. Holder in respect of such New GF Common Shares (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the New GF Common Shares during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the New GF Common Shares).

Under these excess distribution rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the New GF Common Shares;
●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of New General Fusion’s first taxable year in which it is a PFIC, will be taxed as ordinary income;
●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If New General Fusion were to be a PFIC for any taxable year during which a U.S. Holder owns New GF Common Shares and any entity in which it owns Equity Interests were also to be a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the excess distribution rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder may not receive any proceeds related to those distributions or dispositions.

PFIC Elections

In general, if New General Fusion were to be a PFIC, a U.S. Holder of New GF Common Shares may avoid certain of the adverse PFIC tax consequences described above by making and maintaining a timely and valid QEF election for the first taxable year of New General Fusion as a PFIC in which the U.S. Holder held (or was deemed to hold) New GF Common Shares, pursuant to which the U.S. Holder would be required to include in income its pro rata share of New General Fusion’s net capital gains as long-term capital gains and other earnings and profits as ordinary income on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which New General Fusion’s taxable year ends if New General Fusion is a PFIC for such taxable year. Alternatively, if the U.S. Holder does not make and maintain a timely and valid QEF election for the first taxable year of New General Fusion in which it were to be treated as a PFIC and the U.S. Holder held (or was deemed to hold) New GF Common Shares, the U.S. Holder may avoid certain of the adverse PFIC tax consequences described above in respect of the New GF Common Shares by making a timely and valid QEF election for a subsequent year, along with a purging election with respect to its New GF Common Shares. Under one type of purging election, the U.S. Holder would be deemed to have sold such New GF Common Shares at their fair market value and any gain recognized on such deemed sale would be treated as an “excess distribution,” as described above. As a result of this election, the U.S. Holder would have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s New GF Common Shares.

In order to comply with the requirements of a QEF election, a U.S. Holder would have to receive certain information from New General Fusion. For its taxable year that includes the Closing Date, New General Fusion will, upon written request, endeavor to provide the information that a U.S. Holder is required to obtain to make and maintain a QEF election, but there is no assurance that New General Fusion will timely provide such information.

Alternatively, if New General Fusion were to be a PFIC and if the New GF Common Shares were to be “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New GF Common Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New GF Common Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the New GF Common Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New GF Common Shares were to make the mark-to-market election, the U.S. Holder generally would recognize as ordinary income any excess of the fair market value of the New GF Common Shares at the end of each taxable year over their adjusted tax basis, and would recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New GF Common Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder were to make the mark-to-market election, the U.S. Holder’s tax basis in the New GF Common Shares would be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New GF Common Shares in a year in which we are a PFIC would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New GF Common Shares would be treated as discussed above under “Material U.S. Federal Income Tax Considerations for U.S. Holders of General Fusion Securities — Tax Consequences of Ownership and Disposition of New GF Common Shares — Taxation of Distributions on New GF Common Shares” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New General Fusion, even if the U.S. Holder made a mark-to- market election with respect to the New GF Common Shares.

PFIC Reporting Requirements

If New General Fusion were to be a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any New GF Common Shares, the U.S. Holder may be required to file annual reports on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to New General Fusion and any Lower-tier PFIC. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the PFIC) until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WHETHER THE ELECTIONS DESCRIBED ABOVE ARE AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Information Reporting and Backup Withholding

Dividend payments with respect to New GF Common Shares and proceeds from the sale, exchange or disposition of New GF Common Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisers regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of applicable dollar thresholds are required to report information to the IRS relating to New GF Common Shares, subject to certain exceptions (including an exception for New GF Common Shares held in accounts maintained by U.S. financial institutions), by attaching an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to their tax return, for each year in which they hold New GF Common Shares. In addition, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to New General Fusion. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the New GF Common Shares) until such required information is furnished to the IRS and may result in significant penalties. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New GF Common Shares.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF NEW GF SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL CANADIAN TAX CONSIDERATIONS

The following summary describes certain material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to a beneficial owner of New GF Common Shares immediately following the Business Combination that for the purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm’s length with New General Fusion; (iii) is not affiliated with New General Fusion; and (iv) holds its New GF Common Shares as capital property and does not use or hold, and is not deemed to use or hold, any such securities in connection with a business carried on in Canada (each a “Holder”). Generally, the New GF Common Shares will be capital property to a Holder unless such shares are held or acquired, or are deemed to be held or acquired, in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade. This summary does not apply to a Holder that is an “authorized foreign bank” (as defined in the Tax Act) or an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, state, local, foreign, or other jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations applicable in respect of the acquisition, holding, or disposition of New GF Common Shares, and is not intended to be, and should not be construed to be, legal, business, or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, any amount relating to the acquisition, holding, or disposition of New GF Common Shares, including dividends, adjusted cost base, and proceeds of disposition, must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the relevant spot rate (as defined in the Tax Act), which generally is the rate quoted by the Bank of Canada on the particular day, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Dividends on New GF Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a Holder of New GF Common Shares will be subject to withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for the purposes of such treaty or convention and in respect of which the Holder is entitled to receive benefits thereunder. In the case of a beneficial owner of dividends who is a resident of the United States for the purposes of the Canada-United States Tax Convention (1980), as amended, and who is fully entitled to the benefits of that treaty, the rate of Canadian withholding tax will generally be reduced to 15%. Holders should consult their own tax advisors in this regard.

Disposition of New GF Common Shares

A Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition or deemed disposition of New GF Common Shares, unless the New GF Common Shares are “taxable Canadian property” of the Holder for the purposes of the Tax Act and are not “treaty-protected property” of the Holder for the purposes of the Tax Act at the time of disposition or deemed disposition.

Generally, the New GF Common Shares will not be taxable Canadian property of a Holder at the time of disposition if the New GF Common Shares are listed at that time on a designated stock exchange (which currently includes the Nasdaq), unless, at any particular time during the 60-month period that ends at that time: (i) one or any combination of (a) the Holder, (b) persons with whom the Holder does not deal with at arm’s length, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of New General Fusion; and (ii) more than 50% of the fair market value of the New GF Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, New GF Common Shares may be deemed to be taxable Canadian property.

Even if the New GF Common Shares are taxable Canadian property of a Holder, a taxable capital gain resulting from the disposition of the New GF Common Shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the New GF Common Shares are “treaty-protected property” of the Holder for the purposes of the Tax Act. The New GF Common Shares will generally be treaty-protected property of a Holder for the purposes of the Tax Act if at the time of the disposition any gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for the purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

If the New GF Common Shares are taxable Canadian property but not treaty-protected property of a Holder, the Holder will generally realize a capital gain (or capital loss) as if the Holder were resident in Canada.

Holders whose New GF Common Shares are or may be taxable Canadian property should consult their own tax advisors for advice having regard to their own particular circumstances, including whether their New GF Common Shares are treaty-protected property.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval, other than: (a) the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part, (b) Spring Valley fulfilling all of the listing requirements and conditions of NASDAQ for the listing of the New GF Common Shares and New GF Warrants, (c) those related to the Plan of Arrangement, including the Interim Order and the Final Order, and (d) the BCSC having cleared the final Canadian Prospectus for filing in a manner acceptable to General Fusion and Spring Valley, acting reasonably.

Court Approval

The Arrangement requires approval by the Court under Section 291 of the BCBCA. Prior to the mailing of this proxy statement/prospectus, General Fusion expects to receive the Interim Order, providing for the calling, holding and conducting of the General Fusion Securityholders’ Meeting and the Spring Valley Shareholders’ Meeting and other procedural matters. A copy of the Interim Order and the Notice of Application for the Final Order will be attached as Annex J — “Interim Order”.

If the Arrangement Resolution is approved by the General Fusion Securityholders at the General Fusion Securityholders’ Meeting and Spring Valley Shareholders at the Spring Valley Shareholders’ Meeting in the manner required by the Interim Order, General Fusion will apply to the Court to obtain the Final Order. The hearing in respect of the Final Order is expected to take place before the Supreme Court of British Columbia located at 800 Smithe Street, Vancouver, BC V6Z 2E1 on              , 2026 at 9:30 a.m. (Vancouver time), or as soon after such time as counsel for General Fusion may be heard (the “Hearing Date”). Any General Fusion Securityholders wishing to appear in person or to be represented by counsel at the hearing of the motion for the Final Order may do so but must comply with certain procedural requirements described in the Interim Order, including filing a Notice of Appearance with the Court and serving same upon General Fusion via its counsel at the address set out below, no later than 4:00 p.m. (Vancouver time) on                 , 2026:

Fasken Martineau DuMoulin LLP

2900 — 550 Burrard St.

Vancouver, BC V6C 0A3

Attention: Shahrooz Nabavi, Partner

Email: snabavi@fasken.com

The Court has broad discretion under the BCBCA when making orders with respect to arrangements. The Court, when hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and procedural point of view, to General Fusion Securityholders and Spring Valley Shareholders. The Court may approve the Arrangement in any manner it may direct and determine appropriate. Depending on the nature of any required amendments, General Fusion or Spring Valley may determine not to proceed with the Arrangement.

If the Final Order is granted and the other conditions contained in the Business Combination Agreement are satisfied or waived to the extent legally permissible, General Fusion and Spring Valley expect to proceed to consummate the Business Combination and the Arrangement as soon as reasonably practical.

General Fusion Securityholders who wish to participate in or be represented at the Court hearing for the Final Order should consult their legal advisors as to the necessary requirements.

Other Regulatory Matters

ICA Approvals

Under the Investment Canada Act (“ICA”), direct and certain indirect acquisitions of control by non-Canadians of Canadian businesses which exceed specified monetary thresholds may be “reviewable” and require the approval of the Minister of Industry (the “Minister”), based on a “net benefit to Canada” test. Any acquisition of control of a Canadian business by a non-Canadian which does not exceed the applicable review threshold is merely notifiable.

In the case of the acquisition of a voting interests of an entity, an “acquisition of control” is deemed to have occurred for purposes of the ICA when greater than 50% of the undivided ownership interests in the voting shares of a corporation have been acquired by a non-Canadian. Moreover, an “acquisition of control” is also presumed to have occurred when one-third or more of the voting shares of a corporation (or of an equivalent undivided ownership interest in the voting shares of the corporation) have been acquired by a non-Canadian, although such presumption can be rebutted by establishing that, upon the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. If an acquisition does not involve an “acquisition of control” it is neither notifiable nor reviewable under the ICA.

National Security Review:

Under Part IV.1 of the Investment Canada Act, the Minister may review any proposed or implemented investment by a non-Canadian, including the proposed Business Combination, to among other things, acquire control of a Canadian business or acquire, in whole or in part, or to establish, an entity carrying on all or any part of its operations in Canada, where the Minister has reasonable grounds to believe that such investment could be injurious to national security. The review of an investment on the grounds of national security may occur whether or not an investment is subject to review on the basis of net benefit to Canada or notification under the ICA.

Competition and Antitrust

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including under the Competition Act (Canada), could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of General Fusion, or its respective subsidiaries or to impose restrictions on the operations of New General Fusion or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, that challenge may be successful. Similarly, any potential antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized in the subsection entitled “The Business Combination — Closing and Effective Time of the Business Combination” elsewhere in this proxy statement) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

United States and Canada Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to reporting under the HSR Act or the Competition Act (Canada), which prevents transactions meeting certain size and nexus tests, and which are not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC or the Canadian Competition Bureau (the “Competition Bureau”), respectively, and the related waiting periods expire or are terminated early.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government (including the Competition Bureau), state or private person, may challenge the Business Combination Agreement at any time before or after its completion. The Antitrust Division or the FTC may try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions. In addition, in certain circumstances under the Competition Act (Canada), the Commissioner of Competition has up to one year to challenge a notifiable transaction following its completion and up to three years following completion in the case of a transaction that does not require notice to be given.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 present the combination of the financial information of Spring Valley Acquisition Corp. III (“Spring Valley”), and General Fusion Inc. (“General Fusion”), after giving effect to the Business Combination. The pro forma unaudited condensed combined balance sheet also gives effect to the SAFE Financing and other adjustments prior to the Amalgamation (the “Pre-Amalgamation Transactions”) described in the accompanying notes. Subsequent to the Business Combination, Spring Valley and General Fusion are collectively referred to herein as New General Fusion (“New GF” or “New General Fusion”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the audited historical consolidated balance sheet of General Fusion as of December 31, 2025 with the audited historical balance sheet of Spring Valley as of December 31, 2025 giving effect to the Business Combination and the Pre-Amalgamation Transactions as if they had been consummated on December 31, 2025. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 includes General Fusion’s results of operations for the year ended December 31, 2025, and Spring Valley’s results of operations for the period from March 12, 2025 (incorporation) to December 31, 2025, giving effect to the Business Combination and the Pre-Amalgamation Transactions as if they had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the historical financial statements of Spring Valley and General Fusion and the notes thereto, as well as the disclosures contained in the sections titled “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New General Fusion’s financial condition or results of operations would have been had the Business Combination and the Pre-Amalgamation Transactions occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New General Fusion. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information below presents the range of redemption scenarios as follows:

Assuming No Redemptions: This presentation assumes that no Spring Valley Public Shareholders exercise their rights to redeem any of Spring Valley Public Shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination.

Assuming Maximum Redemptions: This presentation assumes that 23,000,000 shares of Spring Valley common stock, the maximum redemption of the outstanding Spring Valley common stock, are redeemed, resulting in an aggregate payment of

$232.8 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination based on the Trust Account balance as of December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2025

(in thousands, except share and per share data)

			Transaction					Pro Forma
			Accounting and		Pro Forma			Combined
			Pre-		Combined	Transaction		(Assuming
	General	Spring	Amalgamation		(Assuming No	Accounting		Maximum
	Fusion	Valley	Adjustments	Note 5	Redemptions)	Adjustments	Note 5	Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	49,125	750	202	(a)	374,212	(223,610)	(s)	150,602
			107,675	(b)
			(4,500)	(b)
			350	(c)
			(1,100)	(c)
			(5,500)	(e)
			223,610	(n)
			3,600	(u)
Restricted cash	667	—			667			667
Other receivables	315	—			315			315
Prepaid expenses and other	908	101			1,009			1,009
Total current assets	51,015	851	324,337		376,203	(223,610)		152,593
Property and equipment, net	6,424	—			6,424			6,424
Right-of-use assets	2,918	—			2,918			2,918
Other assets	37	—			37			37
Long-term prepaid insurance	—	48			48			48
Investments held in Trust Account	—	232,810	(223,610)	(n)	—			—
			(9,200)	(o)
Total assets	60,394	233,709	91,527		385,630	(223,610)		162,020
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	5,133	27			5,160			5,160
Advance from related party	—	1			1			1
Lease liabilities	454	—			454			454
SRF contribution liability	28,369	—	3,600	(u)	31,969			31,969
Warrant liability	—	—	35,449	(b)	35,449			35,449
SAFE liabilities	44,340	—	219	(a)	—			—
			(44,559)	(h)
Accrued offering costs	—	75			75			75
Total current liabilities	78,296	103	(5,291)		73,108	—		73,108
Lease liabilities	4,233	—			4,233			4,233
Share-based compensation	15,545	—	(15,106)	(l)	439			439
SAFE warrants	13,171	—	46	(a)	—			—
			(13,217)	(j)
Deferred underwriting fee	—	9,200	(9,200)	(o)	—			—
Earnout liability	—	—	63,429	(i)	63,429			63,429
Earnout warrant liability	—	—	16,223	(k)	16,223			16,223
Earnout option liability	—	—	3,300	(m)	3,300			3,300
Total liabilities	111,245	9,303	40,184		160,732	—		160,732

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2025 (Continued)

(in thousands, except share and per share data)

			Transaction					Pro Forma
			Accounting and		Pro Forma			Combined
			Pre-		Combined	Transaction		(Assuming
	General	Spring	Amalgamation		(Assuming No	Accounting		Maximum
	Fusion	Valley	Adjustments	Note 5	Redemptions)	Adjustments	Note 5	Redemptions)
Redeemable shares
Class A ordinary shares subject to possible redemption	—	232,669	(232,669)	(r)	—			—
Redeemable convertible preferred shares	122,953	—	(125,614)	(g)	—			—
			2,661	(f)
Redeemable convertible PIPE preferred shares	—	—	69,226	(b)	106,256			106,256
			(17,420)	(c)
			54,450	(d)
Shareholders’ deficiency
Common shares	146,525	—	26,320	(c)	578,301	(232,669)	(s)	345,632
			(1,100)	(c)
			125,614	(g)
			48,272	(h)
			232,670	(r)
Class B ordinary shares	—	1	(1)	(q)	—			—
Class A shares	—	—	1	(q)	—			—
			(1)	(r)
Additional paid-in capital	18,327	—	(54,450)	(d)	—	9,059	(s)	9,059
			(1,700)	(e)
			(63,429)	(i)
			13,616	(j)
			(16,223)	(k)
			15,106	(l)
			(3,300)	(m)
			(8,264)	(p)
			100,317	(t)
Accumulated other comprehensive loss	(6,704)	—			(6,704)			(6,704)
Accumulated deficit	(331,952)	(8,264)	(63)	(a)	(452,955)			(452,955)
			(3,713)	(h)
			(399)	(j)
			(100,317)	(t)
			(1,500)	(b)
			(8,550)	(c)
			(3,800)	(e)
			(2,661)	(f)
			8,264	(p)				—
Total shareholders’ deficiency	(173,804)	(8,263)	300,709		118,642	(223,610)		(104,968)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficiency	60,394	233,709	91,527		385,630	(223,610)		162,020

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

								Pro Forma
					Pro Forma			Combined
			Transaction		Combined	Transaction		(Assuming
	General	Spring	Accounting		(Assuming No	Accounting		Maximum
	Fusion	Valley	Adjustments	Note	Redemptions)	Adjustments	Note	Redemptions)
Research and development	18,365	—	(1,873)	6(bb)	16,492			16,492
Business development, marketing, communications and government relations	3,502	—	(82)	6(bb)	3,420			3,420
General and administrative	13,372	450	(3,402)	6(bb)	10,420			10,420
Professional fees	—	—	5,300	6(dd)	5,300			5,300
Depreciation and amortization	2,882	—			2,882			2,882
Government assistance	(5,921)	—			(5,921)			(5,921)
Operating loss	32,200	450	(57)		32,593	—		32,593
Interest expense	1,127	—			1,127			1,127
Interest income and other income	(1,445)	—			(1,445)			(1,445)
Financing costs	3,693	—			3,693			3,693
Interest earned on investments held in Trust Account	—	(2,810)	2,810	6(aa)	—			—
Loss on the revaluation of SRF contribution liabilities	7,313	—			7,313			7,313
Gain on the revaluation of convertible notes	(22,036)	—			(22,036)			(22,036)
Loss on the revaluation of SAFE liabilities	10,133	—	(10,133)	6(cc)	—			—
Foreign exchange loss	321	—			321			321
Gain on disposal of assets	(10)	—			(10)			(10)
Net loss (income) before income taxes	31,296	(2,360)	(7,380)		21,556	—		21,556
Income tax expense
Current	2	—			2			2
Deferred	72	—			72			72
Net loss (income) for the period	31,370	(2,360)	(7,380)		21,630	—		21,630
Redeemable convertible PIPE preferred share dividends paid-in-kind	—	—	13,309	7	13,309			13,309
Redeemable convertible PIPE preferred share deemed dividend	—	—	57,111	7	57,111			57,111
Net loss (income) attributable to common shareholders	31,370	(2,360)	63,040		92,050			92,050
Net loss (income) per share, basic	$5.40	$(0.15)		7	$1.67		7	$2.85
Net loss (income) per share, diluted	$5.40	$(0.14)		7	$1.95		7	$3.25
Weighted average number of shares outstanding, basic	6,209,121	16,217,687		7	55,256,980		7	32,256,980
Weighted average number of shares outstanding, diluted	6,209,121	16,442,177		7	57,799,485		7	34,799,485

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transactions

On January 21, 2026, Spring Valley, General Fusion, and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”), entered into the Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained in the Business Combination Agreement, and the Plan of Arrangement, (i) prior to the closing of the arrangement pursuant to the Plan of Arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “BCBCA”), Spring Valley shall transfer by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the BCBCA, and in connection therewith, will change its corporate name to “General Fusion Group Ltd.” also referred to herein as “New General Fusion” or “New GF” (the “Continuation”), and (ii) promptly following the Continuation, the closing of the Arrangement will occur (the “Closing” and such date on which the Closing occurs, the “Closing Date”), in connection with which, among other things, NewCo will amalgamate with and into General Fusion (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation as General Fusion Technologies Inc. (such resulting entity, the “Amalgamated Company”). As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1700:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 40,688,383 New GF Common Shares, 7,601,668 New GF Common Options and 11,709,949 New GF Common Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP.

PIPE Subscription Agreements including Commitment Shares

In connection with the transactions contemplated by the Business Combination Agreement, on January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, to purchase an aggregate of 10.6 million units of General Fusion at a discounted subscription price of $10.20 per unit, each unit comprising one General Fusion Convertible Preferred Share (“General Fusion Convertible PIPE Preferred Share”) and one General Fusion PIPE Warrant exercisable for one New GF Common Share at a price of $12.00 per share, for an aggregate purchase price of $107.7 million, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Upon closing of the Amalgamation, each such General Fusion Convertible PIPE Preferred Share shall be exchanged for one New GF Convertible Preferred Share, and each such General Fusion PIPE Warrant shall be exchanged for one New GF PIPE Warrant to acquire one New GF Common Share at a per share exercise price equal to $12.00, subject to adjustment. For more information regarding the key terms of the PIPE Financing, including the shares of General Fusion Convertible PIPE Preferred Stock and General Fusion PIPE Warrants to be issued to the PIPE investors, see the sections entitled “The Business Combination — Related Agreements.”

On January 21, 2026, in connection with the PIPE Financing, General Fusion issued 3.5 million General Fusion Class B Common Shares for total proceeds of $0.35 million to the lead PIPE investor (the “Commitment Shares”) which are redeemable if the Business Combination does not close and are convertible into New GF Common Shares on a one-to-one basis, forming 3.5 million New GF Common Shares.

Treatment of General Fusion Securities

Preferred Conversion: Immediately prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement and the Plan of Arrangement, all of the then issued and outstanding General Fusion Preferred Shares shall automatically convert into General Fusion Common Shares pursuant to the Articles of General Fusion (the “Preferred Conversion”).

SAFE Conversion: Immediately prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, Simple Agreement for Future Equity financing (each a “SAFE”) shall convert into approximately 34,608,482 number of General Fusion Common Shares pursuant to the terms of the SAFEs (the “SAFE Conversion”).

The final amount of General Fusion Common Shares to be issued for the SAFE investment is subject to a formula including the fully diluted shares outstanding of General Fusion at the time of conversion.

General Fusion Common Shares: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement,

●	each then issued and outstanding General Fusion Common Share (other than General Fusion Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for (i) that number of New GF Common Shares equal to the Exchange Ratio for New GF Common Shares, and (ii) that number of New GF Earnout Shares equal to the applicable Exchange Ratio for New GF Earnout Shares; and
●	each then issued and outstanding General Fusion Class B Common Share (other than General Fusion Class B Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for one New GF Common Share.

General Fusion Convertible PIPE Preferred Shares: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Convertible PIPE Preferred Share shall be exchanged for one New GF Convertible Preferred Share.

General Fusion Warrants: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Warrant including SAFE Warrants (other than General Fusion PIPE Warrants) shall be exchanged for

i.

a warrant to acquire a number of New GF Common Shares (rounded up to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the Exchange Ratio for New GF Common Shares (each, a “New GF Common Warrant”);

ii.

a warrant to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class A Earnout Warrant”);

iii.

a warrant to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class B Earnout Warrant”); and

iv.

a warrant to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class C Earnout Warrant”, and collectively with the New GF Class A Earnout Warrants and the New GF Class B Earnout Warrants, the “New GF Earnout Warrants” and further together with the New GF Common Warrants, the “New GF Exchange Warrants”),

each at a per share exercise price (rounded up to the nearest cent) equal to:

(i)	in the case of a New GF Exchange Warrant to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Shares subject to the applicable General Fusion Warrant divided by (ii) the Exchange Ratio for New GF Common Shares, and
(ii)	in the case of a New GF Exchange Warrant to acquire New GF Earnout Shares, $0.01.

General Fusion Options: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Option shall be exchanged for:

i.

an option to acquire a number of New GF Common Shares (rounded up to the nearest whole share) equal to (1) the number of General Fusion Class A Common Share subject to the applicable General Fusion Option multiplied by (2) the Exchange Ratio for New GF Common Shares (each, a “New GF Common Option”);

ii.

an option to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class A Earnout Option”);

iii.

an option to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class B Earnout Option”); and

iv.

an option to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class C Earnout Option”, and collectively with the New GF Class A Earnout Options and the New GF Class B Earnout Options, the “New GF Earnout Options” and further together with the New GF Common Options, the “New GF Exchange Options”),

each at a per share exercise price (rounded up to the nearest cent) equal to:

1)

in the case of a New GF Exchange Option to acquire New GF Common Shares, the quotient of (i) the per share exercise price for the General Fusion Class A Common Shares subject to the applicable General Fusion Option divided by (ii) the Exchange Ratio for New GF Common Shares, and

2)	in the case of a New GF Exchange Option to acquire New GF Earnout Shares, $0.01.

New GF Earnout Shares: As mentioned above, former holders of General Fusion Shares (including holders of General Fusion Preferred Shares and holders of General Fusion Warrants), and former holders of General Fusion Options that are unexpired and outstanding as of immediately prior to the Amalgamation shall be entitled to receive their pro rata share of up to 12,500,000 additional New GF Earnout Shares, New GF Earnout Options and New GF Earnout Warrants (with each New GF Earnout Option and New GF Earnout Warrant exercisable for New GF Earnout Share) issued over vesting period of five-years based on the achievement of New General Fusion’s share price targets or change of control transaction price targets.

Concurrently with the execution of the Business Combination Agreement, Spring Valley Acquisition III Sponsor, LLC, a Cayman Island limited liability company (“Sponsor”) and Spring Valley have entered into the Sponsor Letter Agreement, pursuant to which, among other things, (a) New General Fusion has agreed to issue to the Sponsor 1,000,000 New GF Earnout Shares on the closing of the transaction in consideration for the surrender for cancellation by the Sponsor of 1,000,000 Spring Valley Class B Common Shares held by the Sponsor; and (b) the Sponsor has agreed to (i) vote all of the Spring Valley Class B Ordinary Shares held by it in favor of each of the Proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 Spring Valley Class B Common Shares to certain investors (and in the amounts) set forth in the Sponsor Letter.

The Exchange Ratio for New GF Common Shares is defined in the Business Combination Agreement (rounded to four decimal places) to be the quotient obtained by dividing (i) 600,000,000 divided by $10, by (ii) the General Fusion Outstanding Shares.

The Exchange Ratio for New GF Earnout Shares means (a) in respect of the New GF Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, (b) in a respect of the New GF Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, and (c) in respect of the New GF Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares.

General Fusion Outstanding Shares means the total number of General Fusion Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of General Fusion Shares subject to General Fusion Options and General Fusion Warrants (except for General Fusion PIPE Warrants), but not taking into account the General Fusion Class B Common Shares or the General Fusion Convertible PIPE Preferred Shares issued in connection with the PIPE Financing.

General Fusion currently estimates that the Exchange Ratio for New GF Common Shares will be approximately 0.1700 and the Exchange Ratio for the New GF Earnout Shares will be approximately 0.0118 at the Amalgamation Effective Time. These ratios are subject to change upon based on the final fully diluted shares of General Fusion at the time of conversion.

Treatment of Spring Valley Securities

Warrants: On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding Spring Valley Public and Private Warrant shall be exchanged for a warrant to acquire that number of Spring Valley Class A Shares equal to the number of Spring Valley Class A Shares subject to the applicable Spring Valley Public and Private Warrant, at a per share exercise price equal to the per share exercise price for the Spring Valley Public and Private Warrants.

Common Stock: On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding Spring Valley Class B Ordinary Share shall automatically convert, on a one-for-one basis, for a Spring Valley Class A Share. Upon the Continuation, each Spring Valley Class A Common Share outstanding immediately prior to the Arrangement shall be exchanged for one fully paid and non-assessable New GF Common Share.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”).

New General Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments and Pre-Amalgamation Transaction Adjustments (“Pre-Amalgamation Adjustments”) in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of New General Fusion upon consummation of the Business Combination and the Pre-Amalgamation Transactions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Business Combination and the Pre-Amalgamation Transactions as if they occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2025 gives effect to the Business Combination and the Pre-Amalgamation Transactions as if they occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2025 includes General Fusion’s results of operations for the year ended December 31, 2025, and Spring Valley’s results of operations for the period from March 12, 2025 (incorporation) to December 31, 2025.

Management has made significant estimates and assumptions in its determination of the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments. The pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments reflecting the Business Combination and the Pre-Amalgamation Transactions are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments, and it is possible that any differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting the significant effects of the Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments based on information available to management at this time and that the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation

Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. General Fusion and Spring Valley have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

●	the audited historical consolidated financial statements of General Fusion as of and for the year ended December 31, 2025, and the related notes thereto, included elsewhere in this proxy statement/prospectus;
●	the audited historical financial statements of Spring Valley as of December 31, 2025 and for the period from March 12, 2025 (incorporation) to December 31, 2025, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and
●	the sections entitled “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other financial information relating to Spring Valley and General Fusion included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Pre-Amalgamation Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New GF.

The unaudited pro forma condensed combined financial information is prepared on the basis that New GF’s functional currency and reporting currency is the U.S. dollar.

3.	Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Spring Valley will be treated as the acquired company for financial reporting purposes; whereas General Fusion will be treated as the accounting acquirer with the net identifiable assets of Spring Valley deemed to have been acquired by General Fusion in exchange for General Fusion Common Shares accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of General Fusion.

General Fusion has been determined to be the accounting acquirer and accordingly the Business Combination is treated as an equivalent to an acquisition of Spring Valley accompanied by a recapitalization.

4.	Post-Amalgamation Shareholdings

The following summarizes the pro forma ownership of voting shares of New General Fusion following the Business Combination and the Pre-Amalgamation Transactions under both the no redemption and maximum redemption scenarios on a non-diluted basis including common shares and equity-classified redeemable convertible preferred shares.

	Scenario 1		Scenario 2
	Assuming No		Assuming Maximum
	Redemptions(2)(3)		Redemptions(1)(2)(3)
	New GF		New GF
	Voting	% Voting	Voting	% Voting
Post-Amalgamation Shareholdings	Shares(4)	Ownership(4)	Shares(4)	Ownership(4)
General Fusion shareholders	40,688,383	48	40,688,383	66
Spring Valley public shareholders	23,000,000	27	—	—
Sponsor, Spring Valley Directors, and Lead SAFE investor	6,666,667	8	6,666,667	11
PIPE investors (including Commitment Shares)	14,056,373	17	14,056,373	23
Total New GF Voting Shares(4)	84,411,423	100	61,411,423	100
(1)	Scenario 2 assumes redemptions of 23,000,000 shares of common stock of Spring Valley for aggregate redemption payments of $232.8 million using a per-share redemption price of $10.12.

(2)	Scenario 1 and Scenario 2 assume the PIPE Financing is consummated in accordance with its terms for aggregate proceeds of $107.7 million in connection with the issuance of 10,556,373 New GF Convertible Preferred Shares issued to the PIPE investors.

(3)	Scenario 1 and Scenario 2 reflect the issuance of 40,688,383 New GF Common Shares to General Fusion shareholders in connection with the reverse recapitalization. The 60,000,000 Closing Shares represent the aggregate replacement equity issued in the Business Combination on a fully diluted basis, including (i) 7,601,668 New GF Common Options, and (ii) 11,709,949 New GF Common Warrants issued to the former holders of General Fusion equity awards and warrants, respectively. Please refer to the subsection entitled “Summary of Proxy Statement/Prospectus — Ownership of New General Fusion after Closing” for information on fully dilutive basis.

(4)	The New GF Voting Shares means, collectively, the New GF Common Shares and the New GF Convertible Preferred Shares. The New GF Voting Shares and % Voting Ownership is subject to change based on the final number of shares outstanding at the closing of the Business Combination, including as a result of the extent of redemptions, and the potential exercises of General Fusion Options and General Fusion Warrants.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

A.	Derived from the audited consolidated balance sheet of General Fusion as of December 31, 2025.
B.	Derived from the audited balance sheet of Spring Valley as of December 31, 2025.

Pro forma Transaction Accounting Adjustments and Pre-Amalgamation Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma transaction accounting adjustments and pre-amalgamation adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

(a)	Represents a Pre-Amalgamation Adjustment for the issuance of General Fusion’s SAFEs and SAFE Warrants, in addition to those issued in November and December 2025, for total cash proceeds of $0.2 million recorded in cash and cash equivalents with a corresponding increase to SAFE liabilities and SAFE Warrants. The SAFE liabilities and SAFE warrants were adjusted to their assumed fair values of $0.2 million and $0.1 million immediately before their conversion into New GF Common Shares and New GF Exchange Warrants, resulting in a cumulative fair value adjustment of $0.1 million recorded to accumulated deficit. The valuation is preliminary and subject to change upon finalization.
(b)	Represents the issuance of 10,556,373 General Fusion Convertible PIPE Preferred Shares and 10,556,373 General Fusion PIPE Warrants for $107.7 million expected to close concurrently with the Amalgamation. The adjustment results in an increase in cash and cash equivalents of $107.7 million net of transaction cost of $4.5 million.

The net proceeds are allocated to General Fusion PIPE Warrants based on their fair value of $35.4 million, with the residual value of $69.2 million allocated to General Fusion Convertible PIPE Preferred Shares, net of transaction costs of $3.0 million. The General Fusion Convertible PIPE Preferred Shares are puttable at the option of the holder resulting in classification as temporary equity, whereas the General Fusion PIPE Warrants are classified as liability and carried at fair value. Transaction costs of $1.5 million allocated to the warrant liability were recorded to accumulated deficit. The allocation between the warrant liability and redeemable convertible PIPE preferred shares is based on a preliminary fair valuation of the warrant liability and may be subject to change upon finalization.

(c)	Represents the issuance of 3,500,000 Commitment Shares on January 21, 2026, representing General Fusion Class B Common Shares to be exchanged on a one-for-one basis, for one New GF Common Share for total proceeds of $0.4 million from the lead PIPE investor. The adjustment results in a $26.3 million increase in common shares recorded at their estimated fair value net of transaction costs of $1.1 million. The fair value is preliminary and subject to change upon finalization. The fair value of the Commitment Shares less the proceeds received, represent a commitment fee paid to the lead PIPE investor for the issuance of General Fusion Convertible PIPE Preferred Shares and General Fusion PIPE Warrants upon closing of the Business Combination. This has been recorded as a decrease to the carrying value of the General Fusion Convertible PIPE Preferred Shares of $17.4 million and an increase to accumulated deficit of $8.6 million representing the amount allocated to warrant liability. An increase of $0.4 million in cash and cash equivalents represents the proceeds from the issuance of the Commitment Shares.
(d)	Represents the adjustment to record the General Fusion Convertible PIPE Preferred Shares at their redemption value, which is assumed to be equal to the original issue price of $12.00 per preferred share as the PIPE Financing is expected to close concurrently with the closing of the Amalgamation. The adjustment results in an increase in redeemable convertible PIPE preferred shares by $54.5 million, a decrease in additional paid-in capital (“APIC”) by $54.5 million.
(e)	Represents transaction costs to be incurred in connection with the Business Combination, which are expected to be settled through $5.5 million in cash.

General Fusion’s estimated total transaction costs are $1.8 million, of which $1.7 million is recorded to APIC as share issuance costs as the transaction will be accounted for as a reverse capitalization. Costs amounting to $0.1 million which are not related to an equity issuance have been recorded to accumulated deficit.

Spring Valley’s estimated total transaction costs of $3.7 million have been recorded to accumulated deficit.

Therefore, the estimated total transaction costs recorded to accumulated deficit amount to $3.8 million.

(f)	Represents the adjustment of $2.7 million to reflect additional General Fusion Preferred Shares issued to the holders of General Fusion Preferred Shares, due to the triggering of the down-round feature immediately before the Amalgamation, which is recorded as a deemed dividend in accumulated deficit.
(g)	Represents the automatic conversion, on a one-to-one basis, of all outstanding shares of General Fusion Preferred Shares, with a carrying amount of $125.6 million, into General Fusion Common Shares.
(h)	Represents the issuance of approximately 34,608,482 General Fusion Common Shares in relation to the conversion of each outstanding SAFE of General Fusion, immediately before the Amalgamation resulting in the derecognition of SAFE liabilities and an increase in common shares of $48.3 million, representing the fair value of the SAFE immediately before conversion. The SAFE liabilities were adjusted to their assumed fair value of $48.3 million immediately before their conversion into New GF Common Shares resulting in a fair value adjustment of $3.7 million recorded to accumulated deficit. The final amount of New GF Common Shares to be issued for the SAFE investment is subject to a formula including the fully diluted shares outstanding of General Fusion at the time of conversion. Upon the closing of the Business Combination, the General Fusion Common Shares will be exchanged for New GF Common Shares based on the Exchange Ratio. The New GF Common Shares attributable to the settlement of the SAFE liabilities are included within General Fusion shareholders Post-Amalgamation Shareholdings of 40,688,383 New GF Voting Shares in Note 4, Post-Amalgamation Shareholdings.

The estimated fair value of the SAFE liabilities was determined using the Probability-Weighted Expected Return Method (“PWERM”). This methodology incorporates management’s assumptions regarding the timing and probability of four mutually exclusive liquidity scenarios: a Special Purpose Acquisition Company (“SPAC”) merger, an Initial Public Offering (“IPO”), a change of control event, and dissolution.

The PWERM valuation of the SAFE liabilities differs from the implied value per share as it accounts for the possibility of non-SPAC outcomes and the projected timeline for the SPAC merger’s execution. The implied value per share is derived from the formula associated with shares to be issued based on the Transaction Value as defined in the Business Combination Agreement.

(i)	Represents an adjustment to reflect New GF Earnout Shares issued to the General Fusion Shareholders and the Sponsor, which are convertible into New GF Common Shares upon achieving share price or change of control price targets during the term of 5 years. The New GF Earnout Shares are liability classified and are carried at their fair value of $63.4 million with a corresponding amount recorded to APIC. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.
(j)	Represents the exchange of all the SAFE Warrants into New GF Exchange Warrants to acquire New GF Common Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (k) for New GF Earnout Share Warrants. On exchange, General Fusion’s liability-classified SAFE Warrants having fair value of $13.6 million immediately before exchange, were derecognized, with the New GF Common Warrants for New GF Common Shares classified as equity and therefore recorded in APIC. The SAFE Warrants were adjusted to their assumed fair value of $13.6 million immediately before their exchange resulting in a fair value adjustment of $0.4 million recorded to accumulated deficit. New GF Common Warrants to acquire New GF Common Shares have the same terms, therefore the fair value of the New GF Common Warrants is assumed to be equal to the fair value of the SAFE Warrants on exchange resulting in no additional adjustment.
(k)	Represents the adjustment to reflect the estimated fair value of the liability classified New GF Earnout Share Warrants issued to holders of General Fusion Warrants of $16.2 million with corresponding amount recorded to APIC. As the New GF Earnout Warrants are liability classified, they are carried at fair value through profit or loss (“FVTPL”). The underlying New GF Earnout Shares are convertible into New GF Common Shares upon achieving share price or change of control price targets during the term of 5 years. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.
(l)	Represents the exchange of General Fusion Options into New GF Exchange Options to acquire New GF Common Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (m) for New GF Earnout Options. Certain General Fusion Options were previously classified as equity and certain General Fusion Options were previously classified as liabilities. The exchange for New GF Common Options results in changes in the classification of some of these options. The adjustment results in a i) a reclassification of $0.4 million from APIC to share-based compensation liability due to certain options with exercise prices denominated in Canadian dollars which do not meet the criteria for equity classification, and ii) a reclassification of $15.5 million from share-based compensation liability to APIC due to certain options that meet the criteria for equity classification upon the replacement of options by New GF who has a USD functional currency. New GF Common Options are exchangeable at the same terms as General Fusion Options and are assumed to be equal to the fair value of General Fusion Options on exchange, resulting in no additional compensation adjustment.
(m)	Reflects the recognition of a liability for the issuance of New GF Earnout Options to General Fusion option holders. The New GF Earnout Options for employees are liability-classified because the underlying New GF Earnout Shares are liability-classified. The adjustment reflects the estimated fair value of the vested liability-classified New GF Earnout Options issued to General Fusion option holders with a corresponding decrease of APIC by $3.3 million. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.
(n)	Reflects the assumption that no Spring Valley Public Shareholders exercise the redemption rights with respect to their 23,000,000 Spring Valley Class A Shares subject to possible redemption. The resulting adjustment increases cash and cash equivalents by $223.6 million and correspondingly decreases investments held in Trust Account.
(o)	Reflects the assumption that no Spring Valley Public Shareholders exercise the redemption rights with respect to their 23,000,000 Spring Valley Class A Shares subject to possible redemption. The adjustment represents the payment of $9.2 million of previously accrued deferred underwriting fees of Spring Valley which become payable upon the completion of the Business Combination. The adjustment results in a decrease in deferred underwriting fee payable of $9.2 million and a corresponding decrease in investments held in Trust Account.
(p)	Represents the elimination of Spring Valley’s historical accumulated deficit upon close of the Business Combination, as a result of the reverse recapitalization of General Fusion. The adjustment results in an $8.3 million decrease in accumulated deficit and corresponding decrease in APIC.

(q)	Represents the conversion, on a one-to-one basis, of all outstanding shares of Spring Valley’s Class B Ordinary Shares issued to the Sponsor, Spring Valley Directors, and Lead SAFE investor (6,666,667 shares) into Spring Valley Class A Shares.
(r)	Assumes that no Spring Valley Public Shareholders exercise the redemption rights with respect to their 23,000,000 Spring Valley Class A Shares subject to possible redemption. This adjustment represents the conversion, on a one-to-one basis, of all the Spring Valley Class A Shares subject to possible redemption (23,000,000 shares) and Spring Valley Class A Shares held by the Sponsor, Spring Valley Directors, and Lead SAFE investor (6,666,667 shares) into New GF Common Shares resulting in an increase to Common Shares of $232.7 million.
(s)	Assumes Spring Valley Public Shareholders exercise the redemption rights to redeem 100% of their 23,000,000 Spring Valley Class A Shares. The resulting adjustment will decrease cash and cash equivalents by $223.6 million, increase APIC by $9.1 million to write-off deferred underwriting fees and decrease Spring Valley Class A Shares subject to possible redemption by $232.7 million.
(t)	Represents the adjustment to reclassify negative APIC balance to accumulated deficit by $100.3 million.
(u)	Represents a Pre-Amalgamation Adjustment for the issuance of General Fusion’s Series 1 and Series 3 Class B preferred share warrants (“General Fusion Warrants”) for total proceeds of CAD $5.0 million (USD $3.6 million) under a new commitment from the Strategic Response Fund (“SRF”) as per the terms of an Amended and Restated SRF Contribution Agreement (“Amended and Restated SRF Contribution Agreement”) signed in March 2026, resulting in an increase in the SRF contribution liability of $3.6 million and a corresponding increase in Cash and cash equivalents. The General Fusion Warrants are liability-classified and are measured at FVTPL. On closing of the Amalgamation, the General Fusion Warrants are exchanged for New GF Exchange Warrants to acquire New GF Common Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (k) for New GF Earnout Warrants. New GF Common Warrants have the same terms as the General Fusion Warrants, therefore, the fair value of New GF Common Warrants was presumed to be equal to the fair value of General Fusion Warrants resulting in no additional adjustment on exchange.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

A.	Derived from the audited consolidated statement of operations of General Fusion for the year ended December 31, 2025.
B.	Derived from the audited statement of operations of Spring Valley for the period from March 12, 2025 (incorporation) to December 31, 2025.

Pro forma Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, are as follows:

(aa)

Represents the adjustment to the pro forma condensed combined statement of operations to reverse the income earned from investments held in the Trust Account of $2.8 million for the period ended December 31, 2025.

(bb)

Represents the reversal of the fair value loss recognized on the share-based compensation liability of $5.4 million from the pro forma condensed combined statement of operations for the year ended December 31, 2025, as if the Business Combination consummated at the beginning of the earliest period presented in the statement of operations. This adjustment reflects that, in connection with the close of the Business Combination, certain General Fusion Options were reclassified from liability to equity upon exchange into New GF Exchange Options at the beginning of the earliest period presented resulting in the reversal. Equity-classified options are not subject to fair value remeasurement, so no such gain or loss would have occurred in the period presented.

(cc)

Represents the reversal of the fair value loss recognized on the SAFE liabilities of $10.1 million from the pro forma condensed combined statement of operations for the year ended December 31, 2025, as if the Business Combination consummated at the beginning of the earliest period presented in the statement of operations. This adjustment reflects that, in connection with the close of the Business Combination, the SAFEs were converted into New GF Common Shares and SAFE Warrants exchanged for New GF Exchange Warrants, both of which are equity instruments, at the beginning of the earliest period presented resulting in the reversal of fair value loss. Equity-classified warrants are not subject to fair value remeasurement, so no such gain or loss would have occurred in the period presented.

(dd)

Represents transaction costs to be incurred in connection with the closing of the Amalgamation and issuance of liability classified General Fusion PIPE Warrants, expected to be settled through $5.3 million in cash.

7.	Earnings Per Share

Pro forma basic and diluted net loss per share is presented in the unaudited pro forma condensed combined statement of operations using the weighted average number of shares outstanding during the period adjusted to give effect to the number of shares issued to consummate the transaction assuming the Business Combination occurred on January 1, 2025. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. As the General Fusion Convertible PIPE Preferred Shares are entitled to paid-in-kind dividends, the two-class method to calculate earnings per share is applied assuming that the General Fusion Convertible PIPE Preferred Shares remain outstanding during the period. Pro forma basic and diluted earnings per share is calculated as follows for the year ended December 31, 2025, assuming no redemptions and maximum redemptions scenarios:

	December 31, 2025
	Scenario 1	Scenario 2
	(Assuming No	(Assuming Maximum
Expressed in thousands of U.S. dollars, except share amounts	Redemptions into Cash)(1)	Redemptions into Cash)(2)
Numerator:
Pro forma net loss for the period	$21,630	$21,630
Less: cumulative undistributed dividends to redeemable convertible PIPE preferred shareholders (3)	13,309	13,309
Less: deemed dividend to redeemable convertible PIPE preferred shareholders (3)	57,111	57,111
Pro forma net loss attributable to common shareholders	92,050	92,050
Less: interest expense of convertible notes	(1,127)	(1,127)
Less: gain on revaluation of convertible notes	22,036	22,036
Pro forma net loss used in the calculation of diluted net loss per share	$112,959	$112,959
Denominator:
Weighted average General Fusion common shares	16,229,648	16,229,648
Spring Valley Public Shares	23,000,000	—
SAFEs	5,860,665	5,860,665
Sponsor, Spring Valley Directors, and Lead SAFE investor shares	6,666,667	6,666,667
Commitment shares	3,500,000	3,500,000
Pro forma weighted average shares outstanding, basic (4)	55,256,980	32,256,980
Convertible debt	2,542,505	2,542,505
Pro forma weighted average shares outstanding, diluted	57,799,485	34,799,485
Pro forma basic net loss per share	$1.67	$2.85
Pro forma diluted net loss per share	$1.95	$3.25
(1)

Assumes that no Spring Valley Public Shareholders exercise their redemption rights with respect to their Spring Valley Class A Ordinary Shares for a pro rata share of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination.

(2)

Assumes that all of Spring Valley Public Shareholders who are not subject to a non-redemption agreement, holding 23,000,000 Spring Valley Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $232.8 million (based on the estimated per-share redemption price of approximately $10.12 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025.

(3)

Reflects 12% paid-in-kind dividends attributable to General Fusion Convertible PIPE Preferred Shares of $13.3 million for the period ended December 31, 2025 assuming these are outstanding during the period (see note b). Further, upon initial recognition of the convertible PIPE preferred shares on January 1, 2025, $54.5 million was recorded to APIC representing an adjustment to redemption value of the convertible PIPE preferred shares on January 1, 2025 (see note d), and $2.6 million was recorded to accumulated deficit to reflect additional convertible preferred shares issued to General Fusion’s preferred shareholders due to a round-down feature being triggered (see note f), each of which both adjustments are treated as a deemed dividend under the two-class method.

(4)

The calculation of pro forma basic and diluted net loss per share excludes the impact of warrants and options issued as Pre-Amalgamation Transactions. Outstanding General Fusion Warrants, Spring Valley Public Warrants and Spring Valley Private Warrants, General Fusion PIPE Warrants, and General Fusion Options are anti-dilutive and are not included in the calculation of diluted net loss per share. As of December 31, 2025, there are, 7,666,667 Spring Valley Public Warrants, 7,046,111 Spring Valley Private Warrants, 10,556,373 General Fusion PIPE Warrants, and 4,944,327 General Fusion Options outstanding. Additionally, 13,500,000 potentially dilutive New GF Earnout Shares issuable upon closing of the Business Combination were excluded from the computation of pro forma basic net loss per share and diluted net loss per share because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

BUSINESS OF SPRING VALLEY AND CERTAIN INFORMATION ABOUT SPRING VALLEY

Unless the context requires otherwise, all references in this section to “Spring Valley,” the “Company,” “we,” “us,” or “our” refers to Spring Valley Acquisition Corp. III prior to the consummation of the Business Combination.

General

We are a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2025 under the Companies Act. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company’s head office is currently located at 2100 McKinney Ave, Suite 1675, Dallas, Texas, USA 75201. Upon the closing of the Business Combination, Spring Valley’s head office will be located at 6020 Russ Baker Way, Richmond, BC, V7B 1B4, Canada, and its registered office will be located at 550 Burrard Street, Suite 2900 Vancouver, BC V6C 0A3. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Spring Valley Acquisition III Sponsor, LLC. The registration statements for the Spring Valley IPO became effective on September 3, 2025. On September 5, 2025, the Company consummated the Spring Valley IPO of 23,000,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Spring Valley IPO, the Company consummated the sale of an aggregate of 7,046,111 Private Placement Warrants (the “Private Placement Warrants”) to the Sponsor and to Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”) and Clear Street LLC (“Clear Street”), the representative of the underwriters of the Spring Valley IPO, at a price of $0.90 per warrant, generating gross proceeds of $6,341,500. Of those 7,046,111 Private Placement Warrants, the Sponsor purchased 4,490,555 Private Placement Warrants and the underwriters purchased 2,555,556 Private Placement Warrants. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

Following the closing of the Spring Valley IPO on September 5, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Securities, was held in a trust account (“Trust Account”) and invested or held only in (i) U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries, (ii) uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. No later than 24 months after the closing of the Spring Valley IPO or such earlier liquidation date as the Company’s board of directors may approve, or such later time as provided for in any amendment to the Company’s Amended and Restated Memorandum and Articles of Association (an “Extension Period”), subject to applicable law, the amounts held in the Trust Account will be held as cash or cash items, including in demand deposit accounts.

The Company has until 24 months from the closing of the Spring Valley IPO (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Spring Valley Public Shares, at a per-share price, payable in cash, including interest earned on the funds held in the Trust Account (which interest shall be net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses) and not previously released to the Company to pay its taxes and Permitted Withdrawals, if any, divided by the number of then-outstanding Spring Valley Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Our management team also formed and co-sponsored Spring Valley I and Spring Valley II, both special purpose acquisition companies similar to our company that were formed to consummate an initial business combination:

●

Spring Valley I (2020): Target (NuScale Power, LLC (“NuScale”)). Spring Valley I completed its initial public offering in November 2020, raising approximately $230 million. In December 2021, Spring Valley I announced its proposed business combination with NuScale Power, LLC (“NuScale”), a provider of advanced small-modular-reactor (“SMR”) nuclear technology, at a pro forma enterprise value of approximately $1.9 billion. In connection with the consummation of the transaction, Spring Valley I experienced aggregate redemptions of approximately 37.4% of its public shares. The business combination closed in May 2022, and NuScale’s Class A common stock now trades on the NYSE under the symbol “SMR.” The closing price of NuScale’s Class A common stock was $10.30 on March 27, 2026.

●

Spring Valley II (2022): Target (Eagle Energy Metals Corp. (“Eagle”)). Spring Valley II completed its initial public offering in October 2022 at approximately $230 million. On July 31, 2025, Spring Valley II and Eagle announced their execution of a definitive Agreement and Plan of Merger, dated July 30, 2025. On September 29, 2025, Spring Valley II, Eagle and other parties entered into an Amended and Restated Agreement and Plan of Merger, pursuant to which, among other things, Eagle would become a public company. Eagle is a next-generation nuclear energy company that holds rights to the largest mineable, measured, and indicated uranium deposit in the United States and proprietary SMR technology. As part of the merger, a fundamental institutional investor has committed to invest approximately $30 million in the form of Series A Convertible Preferred Stock, which was funded at the closing. The business combination closed on February 24, 2026, and Eagle Nuclear Energy Corp.’s common stock now trades on the Nasdaq Stock Market under the symbol “NUCL.” The closing price of Eagle Nuclear Energy Corp.’s common stock was $6.66 on March 27, 2026.

●

Spring Valley IV (2026): Spring Valley IV completed its initial public offering on February 11, 2026, raising approximately $230 million. The closing price of Spring Valley IV’s Class A ordinary shares was $9.88 on March 3, 2026.

Directors and Officers

Name	Age	Title
Christopher Sorrells	57	Chairman and Chief Executive Officer
Jeff Schramm	56	Chief Financial Officer
Robert Kaplan	53	Chief Operating Officer and Head of Business Development
David Buzby	66	Independent Director
Debora Frodl	60	Independent Director
Richard Thompson	78	Independent Director

Our directors, director nominees and officers are as follows:

Christopher Sorrells has served as our Chairman and Chief Executive Officer since our inception. Mr. Sorrells has served as Chairman and Chief Executive Officer of Spring Valley II from its inception in until February 2026. Mr. Sorrells served as the Chief Executive Officer and a director of Spring Valley I from its inception in November 2020 until the closing of the Nuscale merger in May 2022 at which time Mr. Sorrells began serving as a member of the board of directors of the post-closing company, Nuscale Power Corporation, until May 2024. Mr. Sorrells has been an investor, operator, advisor, and board member in the Natural Resources and Decarbonization industries for over 30 years. Mr. Sorrells served as Lead Director and Chairman of the compensation committee for Renewable Energy Group, Inc. (Nasdaq: REGI) until the completion of its merger with Chevron Corporation for $3.1 billion in June 2022, having previously served as Vice Chairman of its board and led the $100 million financing in 2006 to create the company, ultimately witnessing revenues increase from approximately $85 million in 2008 to over $3.0 billion in 2021, via organic growth and an aggressive acquisition strategy. In addition, the stock price for REGI appreciated significantly following its initial public offering in January 2012 of $10 per share to the $61.50 acquisition price paid by Chevron. Previously, Mr. Sorrells served as a Managing Director and then as an Operating Partner of NGP Energy Technology Partners (“NGP ETP”), an affiliate of Natural Gas Partners (“NGP”), a leading energy private equity fund with $25 billion of capital commitments, which he helped grow into one of the most successful Decarbonization-focused private equity funds. Mr. Sorrells and/or his former firms including NGP ETP have invested in over 30 Natural Resource and Decarbonization platforms in a broad range of companies across those industries, including Renewable Energy Group, Inc. (Nasdaq: REGI), Power-One, Inc. (formerly Nasdaq: PWER), Caminus Corporation (formerly Nasdaq: CAMZ), Waste Resource Management, Inc. (sold to Ridgewood Infrastructure), TPI Composites, Inc. (Nasdaq: TPIC) and others. In addition to leading investments, Mr. Sorrells has held a number of board positions for numerous public and private firms, including ENGlobal Corporation, groSolar (which was later sold to EDF Renewables Inc.), Community Energy (which was later sold to AES Corporation),

GSE Systems, Inc. (formerly Nasdaq: GVP before being sold to Pelican Energy Partners) and Living Earth (which was later sold to Bain Capital Double Impact). As an operator, Mr. Sorrells has held a variety of senior executive leadership roles at Natural Resource and Decarbonization-focused companies including serving as Chief Operating Officer and Director of GSE Systems, Inc. Mr. Sorrells started his career in the energy, power and decarbonization industries as an investment banker at Salomon Smith Barney in 1996 and later at Banc of America Securities LLC where he created one of the first decarbonization-focused investment banking teams in 2000. Mr. Sorrells received his Master of Accounting from the University of Southern California, an M.B.A. from The College of William and Mary and a B.A. from Washington and Lee University.

Jeff Schramm has served as our Chief Financial Officer since June 2025. Mr. Schramm also serves as the Chief Financial Officer for the sponsor of Spring Valley II. Mr. Schramm served as the Chief Financial Officer of Spring Valley I from its inception in November 2020 until the closing of the Nuscale merger in May 2022, as well as Spring Valley I’s sponsor from inception in September 2020 until December 2023. Mr. Schramm has over 30 years of leadership experience in advanced materials and specialty chemical organizations with a deep understanding of the sustainability sector. Previously, Mr. Schramm served as Chief Financial Officer at Lehigh Technologies, Inc. (“Lehigh”) from 2009 until 2019 where he was responsible for building the financial and administrative functions of Lehigh after being relocated from Naples, Fl. Mr. Schramm was instrumental in Lehigh’s eventual sale to Michelin as the key part of its sustainability initiative. Prior to that, Mr. Schramm served as Vice President of Finance for Euramax International, Inc. (now Omnimax) in the Exterior Products & Fabral (fabrication) divisions from 2007 until 2009 where he managed a large multilocation team supporting sales close to $1 billion annually. From 2000 to 2007, Mr. Schramm was with Kermira Chemicals (formerly Vulcan Performance Chemicals) as head of Financial Planning & Analysis and North American CFO over the Pulp & Paper and Water Treatment specialty chemical businesses. During his time at Kemira he was a key member of the acquisition team acquiring the Pulp & Paper chemicals business from Lanxess (LXS.DE) and the Pulp & Paper business from FinnChem USA. From 1993 to 2000, Mr. Schramm began his career at Milliken & Company in various roles starting in Accounting, Controllership and later served as Financial Planning & Analysis Manager in Procurement where he helped significantly reduce raw material cost. Mr. Schramm earned a B.S. in Corporate Finance and Investment Management from the University of Alabama, and an M.B.A. from LaGrange College.

Robert Kaplan has served as our Chief Operating Officer and Head of Business Development since June 2025. Mr. Kaplan has also served as Chief Financial Officer of Spring Valley II since its inception in January 2021 until February 2026. Mr. Kaplan served as the Vice President of Business Development of Spring Valley I from its inception in November 2020 until the closing of the Nuscale merger in May 2022. Mr. Kaplan has over 20 years of investment banking experience in the Decarbonization industry. Mr. Kaplan has been involved in over 60 transactions totaling approximately $6 billion in transaction value, with notable deals including First Solar, Plug Power, FuelCell Energy, Renewable Energy Group and SunPower Corporation. Mr. Kaplan was most recently Managing Director of Clean Technologies / Renewables at Stifel Financial Corp. (“Stifel”). In this role, Mr. Kaplan was responsible for the firm’s capital markets and advisory services in various decarbonization subsectors, including clean energy, biofuels, energy storage, energy efficiency, mobility and environmental technologies. He joined Stifel in 2010 in connection with Stifel’s acquisition of Thomas Weisel Partners Group, Inc. (“TWP”) in 2010. Mr. Kaplan joined TWP in 2007 as a Vice President in the Technology investment banking group with a focus on decarbonization technologies. Prior to joining TWP, Mr. Kaplan started his investment banking career at First Albany where he was a founding member of one of the first Decarbonization-focused banking franchises on Wall Street. During his tenure at First Albany, he completed many of the industry’s first public offerings in various sustainability subsectors, such as solar, alternative fuels, mobility, fuel cells and the smart grid. Mr. Kaplan received a B.S. in Finance from Lehigh University and an M.B.A. from the NYU Stern School of Business.

David Buzby serves on our board of directors. Mr. Buzby serves as an independent director for Spring Valley IV. Mr. Buzby has over 30 years of business experience in sustainability, renewable energy, and technology, including forming several billion-dollar public companies in the Sustainability industry as well as raising over $1 billion of co-investment from institutional investors over a period of 30 years. Currently, Mr. Buzby is Chairman of the board of directors of Stem, Inc. (NYSE: STEM), a leading energy storage/grid services company in North America, where he has served since 2010. He also currently serves as the Chairman of Wondrwall Holdco Ltd., a UK-based provider of software to integrate the hardware and grid systems needed to electrify and decarbonize the home. He has also served on the board of directors of Spring Valley II since the completion of its initial public offering in October 2022. In addition, he was an early investor and board member in Sunrun Inc. (Nasdaq: RUN) from 2008 through 2012, helping lead the company to complete its initial public offering in 2015. He has also played key roles as an early investor and a board member for Leading Edge Equipment Technologies, a major renewable energy company. Mr. Buzby was also a founding investor, Chairman and Chief Executive Officer, of SunEdison (Nasdaq: SUNE) helping create one of North America’s leading solar developers before selling the company to MEMC Electronic Materials, Inc. (NYSE: WFR) in 2009 for approximately $323 million. Mr. Buzby was also a founding investor and board member and chair of the audit committee of ValueClick (NASD: VCLK) which conducted its initial public offering in 2000 and subsequently later sold to Alliance Data Systems Corporation (NYSE: ADS) in 2014 for approximately $2.3 billion. Mr. Buzby has held other board seats of both public and private companies and held various senior executive roles in numerous companies, including Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Mr. Buzby received his M.B.A. from Harvard Business School and a B.A. from Middlebury College.

Deborah Frodl serves on our board of directors. Ms. Frodl serves as an independent director for Spring Valley IV. Ms. Frodl has over 38 years of international business experience. Mr. Frodl was a senior executive with General Electric Company. From 2012 to 2017, Ms. Frodl served as the Global Executive Director of Ecomagination. Ms. Frodl repositioned this sustainable technology strategy into one of multi-faceted innovation and expansive global growth. From 2010 to 2012, Ms. Frodl served as GE’s Chief Strategy Officer and Global Alternative Fuels Leader where she pioneered the business strategy to decarbonize the commercial fleet industry through alternative fuel vehicles and infrastructure technologies. From 2005 to 2010, Ms. Frodl served as Chief Commercial Officer of GE Capital Fleet Services, from 2004 to 2005, as Chief Marketing Officer of GE Capital Commercial Equipment Finance and from 2002 to 2004, as Chief Executive Officer of GE Capital Dealer Finance. From 1999 to 2004, Ms. Frodl served as Chief Executive Officer of GE Capital Public Finance. Currently Ms. Frodl serves on the board of directors for ITC Holdings Corp., and is an operating partner for Greenbelt Capital Partners. She has also served on the board of directors for Renewable Energy Group, Inc., Spring Valley Acquisition Corporation, and Spruce Power Holdings Corporation where she was Chair of the Board. In 2024, she was recognized by Board Prospects as a “100 Women Leaders in the Boardroom,” in 2023 by Twin Cities Business as an “Outstanding Director” and in 2019 by Directors & Boards as a “Director to Watch”. Ms. Frodl has been recognized by Green Building & Design as 2017 “Woman in Sustainability Leadership,” Women’s Council on Energy and the Environment as 2014 “Woman of the Year,” Connected World Magazine as 2013 “Top Women in M2M.” She holds an M.B.A. from the University of St. Thomas and BSBA from Minnesota State University.

Richard Thompson serves on our board of directors. Mr. Thompson serves as an independent director for Spring Valley IV. Mr. Thompson served as a member of the board of directors of Spring Valley I from its inception in November 2020 until the closing of the Nuscale merger in May 2022. Mr. Thompson has over 35 years of international business experience in renewable energy, power electronics and semiconductors, including several billion- dollar public exits in the Sustainability industry. Currently, Mr. Thompson is a strategic adviser to Sumeru Equity Partners, a technology-focused private equity firm, in which he has served since 2014. From 2014 to 2016, he was Executive Chairman of AVI-SPL, an approximately $700 million privately held, global leader in video communications. From 2008 to October 2013, Mr. Thompson was President, Chief Executive Officer and a Director of Power-One, Inc. (formerly Nasdaq: PWER), a leading provider of renewable energy and power conversion solutions. During his tenure, he successfully led the company through restructuring to become one of the largest renewable energy inverter suppliers worldwide, generating over $1 billion in sales in 2012, along with its sale to ABB (NYSE: ABB) for approximately $1 billion in equity value. Prior to joining Power-One, Inc., Mr. Thompson was Chief Financial Officer of American Power Conversion Corporation (Nasdaq: APCC) from 2005 to 2007, which was acquired in March 2007 by a French competitor, Schneider Electric SA (Paris: SU.PA), in an auction for approximately $5.5 billion in enterprise value. From 1997 to 2005, Mr. Thompson was Chief Financial Officer of Artesyn Technologies (Nasdaq: ATSN) and was instrumental in creating one of the leading power component companies in the industry which was later sold to Emerson (NYSE: EMR) for $500 million. In addition to his role at Artesyn, he was also General Manager of Spider Software and led the company’s merger with Zytec Inc. that created a robust power component and computer board business. Mr. Thompson received a B.B.A. in Accounting from Lamar University.

Number, Terms of Office and Appointment of Directors and Officers

Our board of directors consists of four members. Prior to our initial business combination, holders of our founder shares will have the right to vote to appoint all of our directors and remove members of the board of directors for any reason, and holders of Spring Valley Public Shares will not have the right to vote on the appointment of directors during such time; provided, however, that if all of the founder shares are converted to Class A ordinary shares prior to the date of the initial business combination, the holders of Spring Valley Public Shares will have the right to vote on the election of directors. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of our directors will hold office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our founder shares).

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, a Vice-Chairman, a Chief Executive Officer, a President, a Chief Operating

Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have three “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our board has determined that each of David Buzby, Deborah Frodl and Richard Thompson is an independent director under applicable SEC rules and the Nasdaq listing standards.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our directors or officers has received any cash compensation for services rendered to us. In March, 2025, each of our independent director nominees purchased 40,000 founder shares from us, in each case for a purchase price of approximately $174. On August 15, 2025, the Company effected an approximately 1 to 1.33 share split and upon completion of the share split, each of our independent directors transferred 13,333 founder shares to our Sponsor for an amount of $43.48. Our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their respective affiliates.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

●	repayment of an aggregate of up to $250,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;
●	reimbursement for office space, utilities and secretarial and administrative support made available to us by an affiliate of our sponsor, in an amount equal to $30,000 per month;
●	payment of consulting, success or finder fees to our sponsor or a member of our management team, or their respective affiliates in connection with the consummation of our initial business combination
●

we may engage our sponsor or an affiliate of our sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

●	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
●

repayment of loans which may be made by any of our Sponsor, any of its affiliates or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants at a price of $0.90 per unit at the option of the lender. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from New General Fusion. After the Closing, New General Fusion intends to formalize a compensation philosophy and structure that aligns with business objectives, interests of New GF Shareholders and public company compensation standards. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Committees of the Board of Directors

Pursuant to Nasdaq listing rules we have established three standing committees — an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee and a nominating committee, each comprised of independent directors. The charter of each committee is available on our website at https://sv-ac.com/spring-valley-acquisition-corp-iii/. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements. We do not intend to rely on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1).

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are expected to be David Buzby, Deborah Frodl and Richard Thompson. Mr. Thompson is expected to serve as chairman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that Richard Thompson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged by us;
●

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●

reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee will be David Buzby, Deborah Frodl and Richard Thompson. Mr. Buzby will serve as chairman of the compensation committee. We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee will be David Buzby, Deborah Frodl and Richard Thompson. Ms. Frodl will serve as chair of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

●

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of Inc company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provided that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of Spring Valley Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Code of Ethics

We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. We have filed a copy of our form of our Code of Ethics as an exhibit to the registration statement. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. See “Where You Can Find Additional Information.”

If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K filed with the SEC or on our website, https://sv-ac.com/spring-valley-acquisition-corp-iii/, and keep such information on the website for at least 12 months. The information included on our website is not incorporated by reference into this Form S-1 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	duty to not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

In addition, members of our management team and our board of directors will directly or indirectly own founder shares following this offering, as set forth in “Principal Shareholders,” and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, directors, or officers or advisors, or making the acquisition through a joint venture or other form of shared ownership with either of our Sponsor, directors or officers. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from a valuation or appraisal firm that such an initial business combination is fair to our company from a financial point of view.

In addition, our Sponsor or any of its affiliates may make additional investments in the company in connection with the initial business combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an initial business combination.

Our management team, in their capacities as directors, officers or employees of our Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

Our directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, or in the case of a non-compete restriction, may not present such opportunity to us at all, subject to his or her fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Our directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. See “Risk Factors — Certain of our directors and officers are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.”

Accordingly, if any of the above directors or officers become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, based on the other companies with which our directors and officers are affiliated and their respective businesses, and assuming that Spring Valley III is able to successfully complete its business combination, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to identify and pursue business combination opportunities or complete our initial business combination.

Potential investors should also be aware of the following potential conflicts of interest:

●

None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●

In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors and Officers.”

●

Our initial shareholders, directors and officers have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination within 24 months after the closing of this offering. However, if our initial shareholders (or any of our directors, officers or affiliates) acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the prescribed time frame. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial shareholders until the earlier of: (1) one year after the completion of our initial business combination; and (2) subsequent to our initial business combination (x) if the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Since our directors and officers may directly or indirectly own ordinary shares and warrants and will directly or indirectly own founder shares following this offering, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●

Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

●

Our directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our initial business combination.

●

Our Sponsor and members of our management team will directly or indirectly own our securities following this offering, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Upon the closing of this offering, our sponsor will have invested in us an aggregate of approximately $3,766,248 (assuming no exercise of the underwriters’ over-allotment option), comprised of the approximately $24,478 purchase price for its 7,546,667 founder shares, or approximately $0.003 per share, and the $3,741,500 purchase price for the private placement warrants, or $0.90 per unit. Each of our officers owns interest in our sponsor. In addition, each of our three independent directors will have invested in us approximately $130.4 for 40,000 founder shares (or approximately $0.003 per share). Accordingly, our management team may be more willing to pursue a business combination with a riskier or less-established target business than would be the case if our Sponsor had paid the same per share price for the founder shares as our public shareholders paid for their public shares.

●

In the event our Sponsor or members of our management team provide loans to us to finance transaction costs, or out-of-pocket reimbursement of expenses, in connection with an intended initial business combination and/or incur expenses on our behalf in connection with an initial business combination, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination.

●

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, directors or members of our management team; accordingly, such affiliated person(s) may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such affiliated person(s) would have interests different from our public shareholders and would likely not receive any financial benefit unless we consummated such business combination.

●

We may engage our Sponsor, or one or more affiliates as an advisor or otherwise in connection with our initial business combination and certain other transactions. In the event our Sponsor, or one or more affiliates provides any such services after this offering, such person(s) would have a conflict of interest if a portion of its compensation from this offering is dependent on completion of our initial business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our directors and officers and certain of our affiliates currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Christopher Sorrells	Spring Valley IV	SPAC	Chairman and CEO
Jeff Schramm	Spring Valley IV	SPAC	Chief Financial Officer
Robert Kaplan	Eagle Nuclear Energy Corp.	Energy/Mining	Director
	Spring Valley IV	SPAC	Chief Operating Officer and Head of Business Development
	Arkay Management, Inc.	Management/Consulting	Founder
David Buzby	Spring Valley IV	SPAC	Director
	Stem, Inc.	Energy storage/grid services	Chairman
	Wondrwall Holdco Ltd.	Software	Chairman
Richard Thompson	Spring Valley IV	SPAC	Director
Debora Frodl	ITC Holdings Corp.	Energy	Director
	Greenbelt Capital Partners	Private equity investments	Operating Partner
	Spring Valley IV	SPAC	Director

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, directors, officers or advisors, or making the acquisition through a joint venture or other form of shared ownership with either of our Sponsor, directors or officers. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from a valuation or appraisal firm that such an initial business combination is fair to our company from a financial point of view. In addition, pursuant to Nasdaq listing rules, our initial business combination must be approved by a majority of our independent directors.

In addition, our Sponsor or any of its affiliates may make additional investments in the company in connection with the initial business combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an initial business combination.

In the event that we submit our initial business combination to our public shareholders for a vote, our initial shareholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares and public shares held by them in favor of our initial business combination. Any shares purchased from public shareholders by the initial shareholders directors and officers or their affiliates would not be voted in favor of approving a business combination transaction. Additionally, in the event our sponsor, directors, executive officers, advisors or their affiliates were to purchase shares from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We may purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnity

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn for permitted withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy their respective indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations.

Facilities

We currently maintain our executive offices at 2100 McKinney Avenue, Suite 1675, Dallas, TX 75201. We consider our current office space adequate for our current operations.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

SPRING VALLEY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, all references in this section to “Spring Valley,” the “Company,” “we,” “us,” or “our” refers to Spring Valley Acquisition Corp. III prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on March 12, 2025 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Spring Valley IPO and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

PIPE Subscription Agreements

See “The Business Combination — Related Agreements  — PIPE Subscription Agreements” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Sponsor Letter Agreement

See “The Business Combination — Related Agreements — Sponsor Letter Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Voting and Support Agreement

See “The Business Combination — Related Agreements  — Voting and Support Agreement” elsewhere in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex I, which disclosure is incorporated herein by reference.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 12, 2025 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from March 12, 2025 (inception) through December 31, 2025, we had a net income of $2,359,300, which consists of interest income on marketable securities held in the Trust Account of $2,809,646, offset by operating costs of $450,346.

Liquidity and Capital Resources

On September 5, 2025, we completed the Initial Public Offering of 23,000,000 Units, at $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, we completed the sale of 7,046,111 Private Placement Warrants at a price of $0.90 per warrant to the Sponsor, generating gross proceeds of $6,341,500.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Units, a total of $230,000,000 was placed in the Trust Account. We incurred $14,319,936 of transaction costs, consisting of $4,600,000 of cash underwriting fee, $9,200,000 of deferred underwriting fee and $519,936 of other offering costs.

For the period from March 12, 2025 (inception) through December 31, 2025, cash used in operating activities was $497,552. Net income of $2,359,300 was affected by interest earned on marketable securities held in the Trust Account of $2,809,646 and payment of operation costs through promissory note of $49,700. Changes in operating assets and liabilities used $96,906 of cash for operating activities.

As of December 31, 2025, we had marketable securities held in the Trust Account of $232,809,646. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025, we had cash of $749,812. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $0.09 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our executive officers a monthly fee of $30,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on September 3, 2025 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,200,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of public shares in connection with the consummation of a Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net Income Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, Class A Ordinary Shares and Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income per Ordinary Share is computed by dividing net income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from income per Ordinary Share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

BUSINESS OF General Fusion AND CERTAIN INFORMATION ABOUT General Fusion

Overview

General Fusion is pioneering an engineering-driven approach, using MTF, to fusion energy designed to deliver safe, scalable, and reliable carbon-free power. Our core technology is based on Magnetized Target Fusion (“MTF”), which combines magnetic confinement with rapid mechanical compression to achieve fusion conditions. This approach integrates advanced plasma physics with proven mechanical and materials engineering, within a simplified plant architecture intended to enable efficient system integration. General Fusion has built and is operating a large-scale fusion demonstration machine at commercially relevant scale, known as Lawson Machine 26 (“LM26”), which is designed to validate key elements of its MTF technology and advance a pathway toward commercial fusion power plants capable of providing firm, dispatchable, carbon-free electricity for grid and industrial applications.

Our history of innovation spans more than 20 years and is defined by a disciplined program of building, operating, and learning from successive experimental machines. Since its founding in 2002, General Fusion has pursued an approach of hands-on engineering and experimental validation to advance its technology. As one of the world’s longest-tenured fusion companies, General Fusion has built and operated a series of purpose-built testbeds, each designed to answer specific scientific or engineering questions and to systematically reduce technical risk. Collectively, these efforts have generated a substantial body of experimental results and established General Fusion among a limited number of private fusion companies worldwide with meaningful, peer-reviewed fusion results.

General Fusion’s MTF technology has several defining characteristics that differentiate it from other fusion approaches:

●

Engineering-Led Fusion Approach. General Fusion’s MTF technology applies a practical, engineering-driven approach to overcoming key barriers to commercial fusion energy. Rather than operating at the extremes of plasma confinement or density, MTF technology achieves fusion conditions through the mechanical compression of a magnetized plasma operating at moderate parameters. This design philosophy enables a power-plant-oriented architecture built around practical technologies and materials. The MTF architecture incorporates a liquid metal–based compression system that mitigates neutron damage, produces sufficient tritium fuel and enables more efficient energy capture. By prioritizing durability, simplicity, and system efficiency, the system is designed for long operational lifetimes. Fusion energy is converted using conventional steam turbine power-generation systems and existing industrial materials, providing a scalable and economically viable pathway to commercial fusion power.

●

Durable, Machine-Based Design. General Fusion’s MTF technology is engineered for durability and repetitive operation in a power-plant environment. Building on its liquid metal–based compression architecture, the system protects critical structural components from the intense neutron environment generated during fusion by absorbing high-energy neutrons and shielding solid materials from neutron damage. By avoiding direct neutron exposure of solid first-wall materials, the MTF technology mitigates material degradation challenges common to fusion systems, extending machine lifetime and reducing maintenance requirements. This durability enables the use of conventional structural materials and supports a machine-based fusion system operating in a repetitive, engine-like cycle with consistent compression and reset rates designed for long-term, baseload power plant operation.

●

Grid-Scale Power Architecture. General Fusion’s commercial plant concept is designed to deliver grid-scale power by integrating a General Fusion MTF fusion machine, referred to as a “Fusion Island” into conventional steam turbine balance-of-plant infrastructure. In its current commercial concept, each Fusion Island is designed to produce approximately 150 Megawatt Electrical (“MWe”) net electricity through a heat exchanger system that generates steam to drive a turbine-generator. This architecture is designed to leverage established balance-of-plant systems for straightforward grid integration.

●

Inherent Safety and Fuel Advantages. General Fusion expects its commercial fusion machines to use deuterium-tritium fuel, with deuterium derived from seawater and tritium produced within the fusion machine through neutron interactions with the liquid lithium-based metal wall. Fusion offers significant safety advantages relative to nuclear fission, including the absence of a self-sustaining chain reaction and the automatic cessation of the fusion process when operating conditions are not maintained. Emerging regulatory frameworks in the United Kingdom and the United States reflect these characteristics and support a risk-informed approach to fusion regulation. The liquid metal wall is designed to generate sufficient tritium fuel to support sustained operations while simultaneously capturing fusion energy for conversion to electricity. As a result, we expect that fusion machines can be strategically placed at or near high demand centers, significantly reducing costly grid infrastructure.

General Fusion’s potential customers include a mix of domestic and international utilities, independent power producers, state-owned enterprises, and industrial companies seeking firm, zero-carbon electricity and process heat. The Company has developed a broad set of relationships with potential early adopters and end users who are evaluating fusion as part of their long-term generation portfolios. We are currently engaged with 13 potential end users that have signed agreements to participate in our Market Development Advisory Committee (“MDAC”) and work with us on our technology development and commercialization efforts, including potential siting, feasibility, economic analysis, regulatory pathways and operational planning. The MDAC provides structured input from potential first-of-a-kind customers as we advance our commercial plant design.

Under these signed agreements, the MDAC is established as a by-invitation platform and framework for companies with expertise in evaluating, deploying and operating commercial or industrial power generation assets or industrial processing facilities to:

●	gain real-time updates on our technology advances, including project timing to support the inclusion of fusion generation in resource planning models;
●	provide design and other input to General Fusion to align models, demonstration requirements and first-of-a-kind plant features with potential customer expectation;
●	provide General Fusion with information about relevant public policy and regulations; and
●	cooperate with General Fusion to provide support for potential projects of mutual benefit.

The MDAC meets quarterly, including an annual in-person meeting. MDAC members receive access to General Fusion technology and planning updates, project development tools and select General Fusion confidential information. General Fusion’s engagement with MDAC members is intended to support General Fusion’s path toward the potential development of a first-of-a-kind fusion power plant, which, if successfully commercialized, could support initial operations in the mid-2030s. This path includes General Fusion’s current operating LM26 fusion demonstration program; as the LM26 program progresses, General Fusion expects to transition into its commercialization program, potentially as early as 2027, by advancing its engineering efforts to design and demonstrate key commercial systems and components, including seals, valves, and heat exchange systems. Completion of this commercial systems demonstration program is expected to support final plant design and the construction of a first-of-a-kind facility, with initial operations targeted around 2035.

MDAC participants include Bruce Power, Ontario Power Generation, FortisBC, and BC Hydro in Canada; Duke Energy, Southern Company, and the Tennessee Valley Authority in the United States; Stegra, Eneco, Renexia, ENGIE, and E.ON UK in Europe; and ACEN in Asia. In addition, General Fusion has entered into a memorandum of understanding (MOU) with Bruce Power to evaluate the potential deployment of a fusion power plant in Ontario, Canada.

General Fusion has advanced its technology through a combination of strategic partnerships, a global investor base, and non-dilutive government support. To date, the Company has secured over $400 million of invested and committed capital from a global syndicate of institutional, strategic, and individual investors and government programs. As a pre-revenue company, we have primarily funded operations through the issuance of redeemable convertible preferred stock and government support. Historically, the Canadian government has provided approximately 25% of General Fusion’s funding. The Company collaborates with Canadian institutions, including Canadian Nuclear Laboratories and TRIUMF, and with leading universities and national laboratories, including through programs supported by the U.S. Department of Energy. In the United Kingdom, we work with the UK Atomic Energy Authority (“UKAEA”) under a long-standing collaborative agreement focused on fusion research, technology development, and scientific validation. We have also entered into partnerships to support commercialization, including an industrial partnership with Hatch related to power plant development; an MOU with Kyoto Fusioneering focused on the tritium fuel cycle, liquid metal balance of plant and power conversion systems and a confidential MOU with a major automaker to advance piston and compression system development.

In future sales of products and services, during the construction phase, General Fusion expects to operate an asset-light, high-margin OEM business model focused on its core fusion technology and intellectual property. We plan to supply the sale, engineering, installation, and commissioning of our fusion island systems. Each fusion island is expected to produce 150 Me net electricity, with a reference power plant configuration of 300 MWe net electricity consisting of two fusion islands integrated with a conventional balance of plant. General Fusion’s scope is expected to be centered on the fusion machine and related systems, while an engineering, procurement, and construction partner will manage overall plant construction, supplier coordination, and contractor execution on behalf of the plant owner. Over the operational lifetime of the plant, General Fusion expects to transition to a recurring services model that delivers long-term revenue. Services are expected to include the periodic replacement and refurbishment of fusion island equipment, such as plasma injectors, as well as ongoing technical support for the fusion system and associated components. Power plant owners and operators such as utilities, energy companies, or infrastructure investors will typically retain responsibility for long-term financing, ownership, and day-to-day plant operations.

Industry

According to the International Energy Agency’s most recent World Energy Outlook 2025 under the Stated Policies Scenario (“STEPS”), global electricity demand is expected to increase by nearly 1,000 terawatt-hours (“TWh”) per year through 2035—equivalent to adding the annual electricity consumption of a major industrialized economy each year. This growth is being driven by population expansion, rising living standards, electrification of transportation and buildings, and the rapid deployment of energy-intensive digital infrastructure, including data centers supporting artificial intelligence and cloud computing. Historically, incremental electricity demand has been met primarily through fossil fuel generation. Today, however, a combination of technological, economic, regulatory, social, and investor forces is accelerating the transition toward carbon-free, reliable, and scalable power generation solutions.

Technology Improvements.   Advancements in carbon-free power technologies have historically driven adoption by improving performance, reliability, and cost competitiveness. Over the past decade, significant reductions in the cost of renewable generation and energy storage have materially expanded their deployment and role in global electricity systems. Similar innovation-driven progress is now occurring across advanced nuclear and fusion technologies, where improved materials, engineering approaches, computing methods and system integration are enabling more scalable designs, enhanced operational reliability, and clearer pathways toward commercial viability (International Energy Agency, Renewables 2025, October 7, 2025).

Economics.   Utilities and large electricity consumers, such as data centers and hyperscalers, are increasingly prioritizing energy solutions that deliver reliable, around-the-clock power at predictable long-term costs (McKinsey & Company, Global Energy Perspective 2025, October 13, 2025). While wind and solar generation have achieved cost competitiveness, their intermittency, land-use requirements, and reliance on additional grid infrastructure, energy storage, or backup capacity introduce system-level costs and operational complexity (International Energy Agency, Renewables 2025, October 7, 2025). These factors are driving growing interest in carbon-free technologies capable of providing firm, dispatchable generation with a compact footprint, long asset lives, and the potential for stable operating economics across market cycles.

Regulatory.   Public policy initiatives increasingly support the development of advanced nuclear, including fusion, and other carbon-free energy technologies as part of broader decarbonization and energy-security objectives. In May 2025, the U.S. Administration issued an Executive Order directing federal agencies to accelerate the development, demonstration, and commercialization of nuclear energy technologies, emphasizing streamlined regulatory engagement, expanded public-private collaboration, and strengthened domestic leadership in next-generation clean power.

Internationally, governments have adopted policy frameworks and cooperative agreements, such as the Paris Agreement, designed to accelerate the deployment of carbon-free electricity generation through national decarbonization targets, public funding, research collaboration, and market-based incentives.

Social and Investor Pressures.   Growing societal focus on climate change, sustainability, and energy resilience is influencing public policy, corporate strategy, and capital allocation. Corporations and institutions are increasingly committing to emissions-reduction and net-zero targets, driving demand for clean and reliable electricity. At the same time, institutional investors are placing greater emphasis on environmental considerations and long-term risk management, reinforcing interest in carbon-free power technologies capable of supporting durable, system-wide decarbonization (Sustainable Signals: Institutional Investors Survey 2025, November 2025, Morgan Stanley Insights).

Recent History

Over the last three completed financial years, General Fusion has operated as a development-stage fusion energy company focused on advancing its proprietary magnetized target fusion technology. During this period, General Fusion’s activities were primarily directed toward research and development, including engineering work, technology validation, and the expansion of technical and operational capabilities mainly related to the LM26 program. General Fusion did not complete any material acquisitions or dispositions during this time, and its development was influenced by funding requirements, technical milestones, and general market and macroeconomic conditions affecting early-stage energy technology companies. During the current financial year, General Fusion expects its business to evolve in connection with the Business Combination, while continuing to focus on the LM26 program, further technology development and organizational growth in support of its long-term commercialization objectives.

Our Market Opportunity

According to the International Energy Agency’s World Energy Outlook 2024 under the Stated Policies Scenario (“STEPS”), global clean and renewable power generation capacity is expected to expand materially through 2030, supporting rising electricity demand and accelerating the decline of coal-fired generation. Meeting this demand will require substantial investment, with annual global energy investment projected to reach approximately $3.2 trillion by 2030, including an estimated $2.1 trillion directed toward clean energy technologies. As electricity systems become increasingly electrified and decarbonized, the scale and pace of required investment underscore the need for carbon-free power sources that can be deployed alongside renewables to support reliable system operation.

Fusion power offers potential advantages in addressing several of the structural challenges associated with large-scale decarbonization of electricity systems. Fusion is designed to provide continuous, high-capacity, carbon-free power that is not subject to intermittency or seasonal variability and can operate independently of weather conditions. In addition, fusion power plants are expected to have a compact physical footprint relative to many renewable generation sources and minimal fuel supply requirements. If successfully commercialized, fusion could complement renewable generation by supplying firm, dispatchable capacity, enhancing grid reliability, and supporting long-term decarbonization and energy-security objectives.

Market opportunity for Fusion

Fusion power systems are advanced energy technologies designed to generate electricity by replicating the physical processes that power the sun, using the fusion of light atomic nuclei to release energy. Multiple fusion approaches are currently under development, including Magnetic Confinement Fusion (“MCF”), Inertial Confinement Fusion (“ICF”), and MTF, the approach pursued by the Company. MCF systems use strong magnetic fields to confine high-temperature plasma for extended periods, while ICF systems rely on rapid compression of a fuel target using high-energy lasers or particle beams.

MTF uses relatively weak magnetic fields to lower the required density for fusion by achieving moderate confinement, while rapid mechanical compression (like a liquid metal wall) provides the necessary heating and density boost, creating a “sweet spot” where a moderate, pre-heated plasma gets compressed fast enough to achieve fusion conditions before it can escape, making it more practical than purely magnetic or inertial methods and which is expected to lower driver energy demands and avoid the need for superconducting magnets or lasers.

Fusion has a number of inherent advantages over traditional large-scale nuclear, small modular fission reactors (“SMRs”), and other carbon-free power generation.

With respect to nuclear, these include:

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Inherent Safety Characteristics.   The expected radiation profile for a fusion power plant is significantly improved compared to a fission plant; fusion power does not generate either high-level or long-lived radioactive waste requiring permanent geological disposal, unlike conventional nuclear fission and SMR technologies (UKAEA, Fusion Technology Report — Issue 1, September 2021). As a result, fusion systems are expected to avoid the long-term storage, monitoring, and regulatory burdens associated with high-level radiation operations and spent nuclear fuel management, which represent significant cost and complexity for traditional nuclear power generation (Fusion Industry Association, Global Fusion Industry Report 2025, July 2025).

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Abundant and Secure Fuel Supply.   Fusion power is designed to use hydrogen isotopes, such as deuterium and tritium, as fuel, which are derived from widely available sources and are not dependent on complex enrichment or fuel fabrication processes. Unlike conventional nuclear fission, fusion fuel supply is not concentrated in a limited number of jurisdictions, reducing geopolitical risk and supporting a more resilient and diversified long-term fuel supply (Fusion Industry Association, Fusion Industry Supply Chain — 2025 Edition, June 3, 2025), (Fusion Industry Association, Fusion Fuel Supply Security Brief, January 31, 2022).

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Reduced Regulatory and Siting Complexity.   Fusion power systems are not subject to the same Nuclear Regulatory Commission (“NRC”) licensing and oversight framework that governs nuclear fission facilities, which is primarily designed around sustained chain reactions, high-level radiation, and long-lived radioactive waste (Fusion Industry Association, Fusion Regulatory Framework Update, February 26, 2026). As a result, fusion projects are expected to face reduced regulatory complexity, emergency planning requirements, and long-term site obligations, supporting greater flexibility in siting and project development.

For renewables such as wind and solar, these include:

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Reliable, Dispatchable Baseload Power.   Fusion power is designed to provide continuous, dispatchable electricity that is not dependent on weather or time-of-day conditions. Unlike wind and solar generation, which are inherently intermittent, fusion systems are intended to operate as firm baseload resources, supporting grid reliability, and complementing variable renewable energy sources.

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Smaller Footprint.   Fusion power facilities are expected to require significantly less land per unit of electricity produced than many renewable generation sources, such as wind and solar. A compact footprint may reduce land-use constraints, transmission requirements, and siting challenges, supporting deployment near demand centers and integration within existing energy infrastructure (Lovering et al., Land-Use Intensity of Electricity Production and Tomorrow’s Energy Landscape, July 6, 2022).

Our Technology

General Fusion takes a differentiated, engineering-driven approach to commercial fusion energy, designed to deliver safe, scalable, and reliable carbon-free power. The Company’s core technology is based on MTF, which combines magnetic confinement with rapid mechanical compression to achieve fusion conditions. This approach integrates advanced plasma physics with proven mechanical and materials engineering within a simplified plant architecture intended to support efficient system integration.

Other fusion approaches currently under development include MCF and ICF. MCF typically applies extremely strong magnetic fields, often generated using superconducting magnets, to achieve very long plasma energy confinement times. ICF generally requires large arrays of high-powered laser systems to rapidly compress a fuel target and achieve extremely high plasma densities. These approaches operate at extremes of key physics parameters. By contrast, General Fusion’s MTF technology operates at moderate plasma density and energy confinement time, achieving fusion conditions through rapid mechanical compression.

In MTF, relatively modest magnetic fields are used to provide initial plasma confinement, while rapid mechanical compression supplied by the liquid metal–based system provides the necessary heating and density increase. This creates an operating regime in which a pre-heated, magnetized plasma is compressed quickly enough to reach fusion conditions before significant energy loss occurs, supporting a more practical and scalable fusion architecture.

General Fusion has over two decades of experience advancing its MTF technology from concept development to integrated hardware demonstrations. The Company’s approach builds on foundational research in liquid metal compression conducted at the U.S. Naval Research Laboratory (“NRL”) and on magnetized plasma generation techniques originally developed using Marshall guns at Los Alamos National Laboratory and Lawrence Livermore National Laboratory. By combining magnetic confinement of fusion fuel with compressional heating, General Fusion’s MTF technology provides a practical alternative to fusion approaches that depend on operating at extreme plasma conditions.

MTF Operating Sequence

General Fusion’s commercial fusion machine is designed to operate through a repeatable, integrated sequence of processes optimized for continuous power generation:

1.

Plasma Formation and Injection. A magnetized deuterium-tritium plasma is formed and injected into a vacuum cavity created by a rotating liquid metal wall. The liquid metal simultaneously serves as the compression medium, the primary protective interface for the machine, the tritium-breeding medium, the energy recovery medium, and the heat transfer medium to the balance of plant for electricity production via steam turbines. The liquid metal also acts as a magnetic flux conserver for the plasma.

2.

Liquid Metal Compression. The liquid metal cavity is quasi-spherically compressed using external pneumatic piston drivers, achieving an approximate 1,000× volumetric compression ratio. This rapid compression increases the temperature and density of the plasma to fusion conditions.

3.

Energy Capture and Power Conversion. Fusion neutrons deposit their energy in the liquid metal wall, where the energy is converted to heat. The heated liquid metal flows continuously to a heat exchanger to generate steam, which is used to produce electricity through a conventional steam turbine generator.

4.	Repetitive Operation. The plasma formation, injection, and compression sequence is repeated at approximately once per second (1 Hz), enabling steady-state, baseload power generation.

In general, a commercial fusion power system must generate a plasma, achieve fusion within that plasma, capture the resulting energy, and convert that energy into usable power. General Fusion’s MTF technology is designed to scale to cost-efficient power plants while addressing key commercialization challenges, including material degradation, fuel production, energy capture, and overall system cost.

We believe the architecture described above offers several advantages:

Elimination of component damage from fusion neutrons while using existing materials. Based on established neutron transport and material interaction principles, along with modeling of neutron behavior in liquid metal systems to assess material protection and expected component lifetimes, the Company believes that General Fusion’s MTF approach is effectively designed to protect the machine from neutron damage by using a liquid metal first wall. This design significantly reduces neutron-induced material degradation by capturing neutrons within the liquid metal, enabling the use of existing, commercially available materials to build the machine and supporting longer component lifetimes compared to conventional solid-wall fusion concepts. This core design captures and absorbs fusion neutrons within the liquid metal, thereby reducing neutron flux to structural materials. The key assumptions underlying this analysis include: (i) effective neutron attenuation within the liquid metal layer, (ii) stable operation and replenishment of the liquid metal wall, and (iii) the use of commercially available structural materials outside the neutron-shielded region. Based on these inputs, General Fusion concludes that its MTF design can significantly reduce neutron-induced degradation, enabling the use of existing materials and extending component lifetimes relative to conventional solid-wall fusion approaches.

Sufficient tritium fuel breeding and recovery for the life of the power plant. Tritium breeding performance and fuel cycle viability are critical to the commercial feasibility of fusion energy systems (U.S. Department of Energy - Office of Science, Fusion Science and Technology Roadmap, October 2025). Based on established physics models, neutron transport simulations, material property data relevant to lithium-based breeding systems, and modelling representative of the company’s commercial MTF concept, General Fusion projects that its power plant design, which incorporates a lithium-containing liquid metal wall, can achieve Tritium Breeding Ratios above the level required to sustain tritium fuel for the life of the plant and to support efficient tritium recovery and fuel cycle operation. The Company believes that the design requires less tritium for start-up and has a comparatively low tritium doubling time compared to traditional tokamak fusion approaches, reinforcing confidence in long-term fuel self-sufficiency. These projections rely on assumptions including: (i) the configuration and composition of the liquid metal wall, (ii) expected neutron flux and energy spectra from the fusion reactions, (iii) tritium production and extraction efficiencies, and (iv) operational parameters consistent with the current MTF design concept.

Efficient energy conversion from fusion yield.   General Fusion’s Magnetized Target Fusion power plant approach incorporates an inherent heat sink to efficiently capture fusion energy through its liquid metal wall. The liquid metal wall completely encases the fusion process and absorbs the fusion energy as heat, which then enables the direct conversion of energy in the heated liquid metal to steam in a heat exchanger system for electricity generation using conventional steam turbine technology. Management believes this approach is expected to have significantly reduced thermal and structural energy losses compared to approaches with solid first-wall designs.

Potentially lower capital cost compared to conventional fusion systems. General Fusion’s Magnetized Target Fusion power plant is designed to avoid reliance on high-temperature superconducting magnets, high-power laser systems, or other exotic materials that remain under development in alternative fusion approaches. Instead, the fusion island emphasizes the use of existing materials and technologies that are commercially available today, and is designed to integrate with common balance-of-plant architectures used in conventional thermal power plants. Management believes this approach is intended to reduce technical complexity, replacement and maintenance costs, and capital intensity, while enabling operability and access to established global supply chains.

General Fusion expects each commercial fusion machine to generate approximately 150 MWe net electricity. One fusion island, comprising the fusion machine and support systems within a fusion building, is currently expected to require approximately 7000 m2 of space, or less than two acres. The combined fusion island and balance of plant including steam turbine generators for one 150 MWe net electricity machine is currently estimated to require approximately 64,000 m2 of space, or less than 16 acres, not including space required for electrical switchgear and transmission. The Company anticipates that multiple fusion islands can be co-located to provide customers the flexibility of installing capacity in 150 MWe net electricity increments, with two or more 150 MWe net electricity fusion machines sharing balance of plant infrastructure. These Company estimates are subject to change as the Company refines and optimizes its commercial design.

Pictured: General Fusion’s Magnetized Target Fusion commercial machine design.

Design Features and Innovations

Our machine introduces integrated, engineering-driven design features intended to directly address the core challenges of building a practical, reliable commercial fusion plant. Commercial fusion has historically been constrained by fundamental challenges, including rapid material degradation from neutron exposure, limited fuel availability, complex or impractical energy capture, and high system cost. General Fusion’s technology aims to address these barriers through an integrated, engineering focused design in which fusion occurs within a magnetized plasma that is mechanically compressed by a liquid metal system. This integrated architecture prioritizes durability, simplicity, and system efficiency, enabling fusion energy to be converted using conventional steam turbines and existing industrial materials. This focus on practical engineering solutions provides a scalable and economically viable pathway toward the commercialization of fusion energy.

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Liquid Metal Compression and Neutron Management. General Fusion’s machine architecture uses a liquid metal wall to encase the plasma and drive the compression process while simultaneously mitigating the extreme neutron environment generated during fusion. The liquid metal absorbs high-energy fusion neutrons and shields solid structural components from radiation damage, significantly extending machine lifetime. This neutron management capability reduces wear and maintenance demands and supports durable, repetitive operation suitable for long-term power plant applications.

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Use of Existing, Proven Industrial Materials. General Fusion’s MTF approach uses well understood industrial materials and components to reduce cost and technical risk. By protecting structural components from neutron damage, the liquid metal system enables the fusion machine to be constructed using readily available materials commonly used in heavy industry and power generation. By designing the fusion machine around materials already used in heavy industry and power generation, General Fusion minimizes supply chain constraints and manufacturing complexity. This approach also reduces the need for frequent replacement of neutron damaged components, supporting higher availability and more economical operation compared with fusion concepts that depend on highly specialized materials or the development of new materials, where the MTF approach uses existing materials.

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Integrated Fuel Breeding and Energy Capture. The liquid metal system integrates fuel production and energy capture within a single architecture. When fusion occurs inside General Fusion’s MTF machine, the emitted neutrons interact with the liquid lithium-based metal wall and tritium fuel is generated at a ratio sufficient to sustain plant operations over its lifetime. At the same time, the liquid metal absorbs thermal energy from the fusion process. Integrating these functions eliminates the need for separate fuel breeding blankets and heat capture systems, improving efficiency and reducing system complexity.

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Compatibility with Conventional Power Plant Infrastructure. General Fusion’s MTF power plant design uses a liquid metal and steam-turbine-based energy conversion approach that is compatible with conventional power plant infrastructure. Heat absorbed by the liquid metal is transferred through heat exchangers to produce steam, which then drives a traditional steam turbine to generate electricity. This allows fusion power plants to use established turbine generator and balance of plant technologies already deployed globally. By leveraging existing power generation infrastructure and operating practices, General Fusion reduces development risk and accelerates the path to grid integration, enabling fusion energy to be deployed as a practical, utility scale power source.

Key Milestones Achieved

General Fusion’s innovative and proprietary technology is the result of more than 20 years of development and is supported by 167 issued patents and more than 43 pending patent applications. Over this period, the Company has achieved three core technological milestones that collectively demonstrate progress toward commercial MTF:

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Plasma Compression. General Fusion has demonstrated a stable fusion process and significant fusion neutron yield through plasma compression. Throughout the 2010s, the Company conducted a series of subscale experiments under the Plasma Compression Science (“PCS”) program, aimed at compressing magnetically confined deuterium plasmas using imploding aluminum liners. The PCS campaign demonstrated that significant volumetric compression of spherical tokamak plasmas is feasible, establishing the technical foundation for compression-based fusion at scale.

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Plasma Performance. General Fusion has demonstrated plasma lifetime and performance characteristics required for successful large-scale MTF operation. Over the past two decades, the Company has developed more than 20 plasma injectors, culminating in its most advanced system, Plasma Injector 3 (“PI3”). Commissioned in 2017, PI3 operated at approximately 50% commercial scale by diameter and successfully formed approximately 20,000 plasmas. PI3 routinely produced magnetically confined spherical tokamak plasmas with diameters of approximately two meters and demonstrated energy confinement times significantly longer than the expected compression time. These results fall within the performance regime required for LM26 to achieve sequential milestones toward satisfying the Lawson criterion for fusion plasma energy gain.

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Liquid Compression Performance. General Fusion has demonstrated the liquid compression technology required for smooth, rapid and symmetric compression of a liquid cavity at scale. A key technical challenge in MTF is shaping and controlling the inner surface of a rotating, imploding liquid metal liner to compress a magnetized plasma target. To validate this capability, General Fusion constructed a subscale experimental platform known as the Cylindrical Water Compressor (“CWC”), which used water as a surrogate for liquid metal. Experimental results showed close agreement between modeled and observed liner trajectories across a wide range of implosion parameters, supporting the development of scalable and stable liquid liner compression systems. The CWC experiments demonstrated:

●	Controlled shaping of an initially cylindrical liner surface during implosion.
●	Symmetric compression at radial compression ratios of at least 7:1, when driven by pneumatic piston arrays.
●	Suppression of key hydrodynamic instabilities, including Rayleigh — Taylor instability, through liner rotation. Coherent, smooth compression with surface variation of dR/R < 7% peak-to-peak at a 7:1 radial compression ratio.
●	Repeatable, predictable, and controllable performance consistent with computational fluid dynamics (CFD) modeling results.

These collective findings informed the design of LM26, the Company’s currently operating MTF demonstration machine.

LM26 Fusion Demonstration

Pictured: LM26 at the Company’s facilities in Richmond, B.C., Canada

The progress made in MTF throughout the Company’s history is now being applied to the Company’s large-scale fusion demonstration, LM26. LM26 represents the Company’s most advanced and integrated demonstration system to date. This world-first MTF machine at this scale is designed to achieve key technical milestones that are critical to commercializing fusion energy by compressing deuterium plasma at approximately 50 percent commercial scale by diameter: 10 million degrees Celsius (1 keV), 100 million degrees Celsius (10 keV), and ultimately achievement of the Lawson criterion. For General Fusion’s approach, achieving the

Lawson criterion with LM26 entails simultaneously demonstrating, using hydrogen fuel, the temperature, density, and energy confinement time that combined correspond to the operating conditions required for deuterium-tritium plasma to achieve fusion power in excess of the rate of heat loss.

LM26 uses a solid lithium liner compressed by theta-pinch coils. A Marshall gun injects a magnetized deuterium-deuterium (“D-D”) plasma into the cavity formed by the liner, after which pulsed magnetic coils implode the liner, trapping and compressing the plasma. This configuration enables MTF plasma physics validation without the complexity and cost associated with liquid rotor systems or tritium handling. LM26 is equipped with an extensive diagnostic suite to measure key plasma parameters. Performance simulations are conducted using General Fusion’s Integrated System Model, which enables rapid testing and iteration across different LM26 operating configurations.

The LM26 program was launched in 2023 and is targeted for completion of key milestones described below by 2028. LM26 was designed, built, assembled, and brought into operation in under two years. Assembly was completed in December 2024, and operations commenced on time and on budget. Since entering operation, LM26 has achieved several critical milestones, including first plasma in February 2025, confirming that all major subsystems were operating as designed. In April 2025, LM26 achieved its first plasma compression, with multiple compression events completed since that time, validating integrated system performance.

With LM26 now fully operational, the program focuses on progressively improving performance and advancing toward the first major technical milestone of 1 keV (approximately 10 million °C). Achieving this milestone requires plasma performance comparable to that previously demonstrated with the Company’s PI3 platform, together with a radial compression ratio similar to that achieved under the PCS program. Following achievement of the 1 keV milestone, General Fusion expects to advance toward the 10 keV (approximately 100 million °C) milestone by increasing plasma compression ratios, and ultimately toward achieving 100% of the Lawson criterion through further increases in compression ratio and plasma density.

Path to Commercialization

The Company believes that the Lawson program represents an important step toward the potential development of a first-of-a-kind fusion power plant, which, if successfully commercialized, could support initial operations in the mid-2030s. As the LM26 program progresses, the Company expects to transition into its commercialization program, potentially as early as 2027, by advancing its engineering efforts to design and demonstrate key commercial systems and components, including seals, valves, and heat exchange systems. Completion of this commercial systems demonstration program is expected to support final plant design and the construction of a first-of-a-kind facility, with initial operations targeted around 2035. This potential pathway is enabled by the Company’s engineering-driven approach and the commercialization advantages of MTF.

Pictured: General Fusion’s commercialization program will design and demonstrate key commercial systems and components for an MTF power plant.

Products and Services

General Fusion Machine

During the construction phase, General Fusion expects to operate an asset-light, high-margin OEM business model focused on its core fusion technology and intellectual property. We plan to supply the sale, engineering, installation, and commissioning of its fusion island systems. Each fusion island is expected to produce 150 MWe net electricity, with a reference power plant configuration of 300 MWe net electricity consisting of two fusion islands integrated with a conventional balance of plant. General Fusion’s scope will be centered on the fusion machine and related systems, while an engineering, procurement, and construction (“EPC”) partner will manage overall plant construction, supplier coordination, and contractor execution on behalf of the plant owner.

Services

Over the operational lifetime of the plant, General Fusion will transition to a recurring services model that delivers long-term revenue. Services will include the periodic replacement and refurbishment of fusion island equipment, such as plasma injectors, as well as ongoing technical support for the fusion system and associated components. Power plant owners and operators such as utilities, energy companies, or infrastructure investors will typically retain responsibility for long-term financing, ownership, and day-to-day plant operations.

Competitive Strengths

Clear Advantage in Carbon-Free Baseload Power. General Fusion’s MTF technology is designed to deliver clean, reliable baseload electricity, a critical requirement as global energy demand accelerates due to electrification, artificial intelligence, and data centers. Unlike intermittent renewables, fusion energy produced using General Fusion’s MTF technology is expected to provide continuous power without carbon emissions, high-level radiation or long-lived radioactive waste, or fuel supply constraints. Fusion uniquely addresses land use, safety, reliability, and scalability challenges that limit other clean energy solutions. By enabling dependable, carbon-free baseload generation, General Fusion is well-positioned to support global decarbonization objectives and long-term energy security.

Innovative Technology Platform and Intellectual Property Portfolio. General Fusion’s MTF approach has developed a differentiated, engineering-driven fusion platform backed by over 20 years of experimental results and operational experience. The Company has published meaningful, peer-reviewed fusion results along the path toward the Lawson criterion and operates its current fusion demonstration machine, LM26, with commercially relevant scale plasma. This technical foundation is protected by an intellectual property portfolio of 167 issued patents and more than 43 pending patent applications, complemented by trade secrets and proprietary know-how derived from operating test beds and prototypes. Together, General Fusion expects this IP and experience create a substantial barrier to entry, particularly within MTF.

Simplified Approach Doesn’t Require High Temperature Superconducting Magnets or Lasers. General Fusion’s MTF approach avoids the extreme requirements of traditional magnetic confinement fusion and inertial confinement fusion. Unlike competitors relying on high temperature superconducting magnets or massive, complex laser systems, General Fusion uses moderate plasma conditions combined with pulsed mechanical compression. This simplified approach enables the use of existing, proven materials and reduces system complexity, cost, and operational risk. By operating in a sweet spot of plasma density and confinement time, General Fusion believes it has identified a more practical and scalable path to commercial fusion energy.

Durable, Integrated Design with Built-In Fuel Breeding and Energy Capture. At the core of General Fusion’s fusion machine design is a proprietary liquid metal wall that simultaneously performs multiple critical functions. It drives the fusion process, protects the machine’s structural materials from neutron damage, enables efficient heat extraction through a traditional steam turbine balance of plant, and supports the sufficient re-breeding of tritium fusion fuel for sustained operations. This integrated approach reduces component stress, extends machine lifetime, and simplifies energy conversion. By combining durability, fuel production, and efficient energy capture in a single system, General Fusion’s MTF system is designed to address key commercialization barriers that challenge other fusion technologies.

Recognized List of Key Collaborators and Suppliers. General Fusion collaborates with a recognized network of government laboratories, industrial partners, and key suppliers that leverages subject matter experts to contribute significantly to General Fusion’s technology development and eventual commercial deployment. Key technology development collaborators include the UK Atomic Energy Authority, the U.S. Department of Energy through national laboratories such as Oak Ridge, Lawrence Livermore, Princeton

Plasma Physics Laboratory, and Canadian Nuclear Laboratories and TRIUMF in Canada, as well as a range of universities around the world. Industrial and engineering partners, collaborators and suppliers such as Hatch, General Atomics, COMSOL, Kyoto Fusioneering, Sheffield Forgemasters, Motus Design Group, a major global automaker and others have supported or continue to support advanced modeling, manufacturing, and system development. This ecosystem of partners contributes significantly to General Fusion’s technology development and commercialization efforts.

Cost-Competitive. General Fusion expects its fusion power plants to be cost competitive with legacy energy sources such as natural gas, coal and geothermal power on a LCOE basis, driven by multiple inherent advantages of fusion energy and General Fusion’s specific key commercialization advantages. Fusion plants are projected to deliver approximately four times more energy per unit of fuel than fission, with reduced waste and no high-level or long-lived radioactive byproducts (IAEA, Department of Nuclear Sciences and Applications, 2023). Additional potential LCOE benefits include lower capital costs compared to conventional nuclear fission plants, expected simplified regulatory requirements due to no long-lived radioactive waste, and extremely low fuel costs due to the tritium fuel breeding process within MTF. Together, these factors position General Fusion as a compelling long-term nuclear energy solution for sustainable, large-scale power generation.

Proven Management Team. General Fusion is led by a proven leadership team with the rare combination of deep scientific insight and demonstrated commercialization experience. Founder and Chief Science Officer Dr. Michel Laberge is a pioneering plasma physicist and the architect of General Fusion’s unique magnetized target fusion approach, with more than two decades spent designing, building, and operating fusion test beds that underpin the Company’s technology today. Chief Executive Officer Greg Twinney has over 20 years of experience scaling disruptive technology companies, including leading businesses through IPOs and strategic transactions and transforming breakthrough innovations into global commercial platforms. The leadership team is further strengthened by executives with experience spanning nuclear operations, policy, finance, strategy, and organizational development. Together, this leadership team combines long-term strategic ambition with disciplined execution to deliver practical fusion energy at scale.

Competition

Our competitors are other power generation technologies, including traditional baseload, renewables, long duration storage, SMRs, and other fusion power technologies.

Traditional Baseload.   Traditional baseload generation sources include natural gas, coal, and oil-fired generation, as well as conventional large-scale nuclear power. According to the International Energy Agency (“IEA”), fossil fuels account for nearly 60% of global electricity generation as of 2024, with coal alone contributing roughly one-third of that total (International Energy Agency, Global Energy Review 2025, March 2025). Fossil-based baseload resources are generally dispatchable and cost-effective but are carbon-intensive and face increasing policy and market pressure to decarbonize. Conventional nuclear generation is carbon-free and highly reliable, but has historically required significant upfront capital investment, complex construction and licensing processes, long development timelines, and specialized safety, security, and spent fuel management requirements (International Energy Agency, The Path to a New Era for Nuclear Energy, January 16, 2025).

Renewables. Renewable generation sources, including wind, solar, and hydropower, represent a growing share of global electricity supply as costs decline and deployment accelerates. According to the IEA’s Global Energy Review 2025, renewable energy sources collectively accounted for approximately one-third of global electricity generation in 2024, led by hydropower, wind, and solar, and their share is expected to continue increasing under the IEA’s Stated Policies Scenario. While renewables provide carbon-free electricity, wind and solar generation are inherently intermittent and non-dispatchable, often requiring additional transmission, storage, and complementary firm generation resources to meet continuous, around-the-clock power requirements, particularly for large electricity consumers.

Long Duration Storage.   Long-duration energy storage plays an important role in balancing variable renewable generation but faces scaling and duration constraints. According to the IEA, achieving high-renewables power systems would require a more than 30-fold increase in grid-scale battery storage by 2030. Storage technologies remain limited in multi-day and seasonal applications, differentiating them from firm, dispatchable carbon-free generation such as fusion (International Energy Agency, Grid-scale Storage, July 11, 2023).

SMRs. Small modular fission reactors are designed to provide firm, carbon-free baseload power with enhanced siting flexibility relative to conventional nuclear plants. However, SMRs remain subject to nuclear fission regulatory frameworks, including Nuclear Regulatory Commission licensing, emergency planning requirements, and long-term spent fuel management obligations. According to the International Energy Agency, the pace and scale of SMR deployment depend on regulatory progress and policy support under existing nuclear governance regimes (International Energy Agency, The Path to a New Era for Nuclear Energy, January 2025).

Other Fusion Power Technologies. A number of fusion power concepts are under development globally, including magnetic confinement and inertial confinement approaches pursued by public and private organizations. These efforts vary widely in technical design, development maturity, capital requirements, and commercialization pathways, and many remain focused on scientific validation or early-stage demonstration. Based on its multi-decade development history and demonstrated progress in plasma compression, plasma performance, and liquid compression performance, the Company believes its MTF approach offers a more practical pathway toward scalable, commercially relevant fusion power.

Customers

General Fusion’s potential customers and early adopters include electric utilities, independent power producers, state-owned enterprises, energy developers, and industrial companies seeking firm, low-carbon electricity and process heat. Target applications include grid-scale electricity generation, industrial heat and steam applications, power supply for artificial intelligence and data centers, and deployments supporting mission-critical operations, including defense or remote installations.

General Fusion is currently engaged with 13 potential end users that have signed agreements to participate in its MDAC and collaborate with the Company on technology development and commercialization efforts. MDAC participants include major utilities and energy companies such as Bruce Power, Ontario Power Generation, FortisBC, BC Hydro, Duke Energy, Southern Company, the Tennessee Valley Authority, E.ON, ENGIE, Eneco, Renexia, Stegra, and ACEN. In addition, Bruce Power has entered into a memorandum of understanding with General Fusion to evaluate the potential development of a fusion power plant in Ontario, Canada.

Growth Strategy

We intend to grow our business by leveraging our competitive advantages across multiple market segments. The Company has identified several pathways to achieve growth:

Traditional Applications. General Fusion expects early adopters for its initial commercial deployments to include electric utilities that operate nuclear fission assets and therefore possess the regulatory experience, skilled workforce, and institutional readiness required to integrate first-of-a-kind fusion power generation. The Company’s MDAC includes potential early adopters of General Fusion’s technology, including nuclear operators such as the Tennessee Valley Authority, Bruce Power, and Ontario Power Generation.

Given fusion energy’s inherent safety characteristics and comparatively simplified regulatory requirements relative to nuclear fission, the Company expects subsequent expansion to utilities without existing nuclear assets, including through the repowering of retired or retiring coal-fired power plants. General Fusion’s compatibility with conventional steam balance-of-plant infrastructure is also expected to support entry into industrial decarbonization markets, including applications such as net-zero steel production.

International Customer Development. General Fusion anticipates early deployment in North America, followed by expansion into Europe and Asia through relationships with MDAC utility members and in countries demonstrating increased governmental support for fusion energy. For example, in Asia, countries such as Japan exhibit strong policy alignment through national fusion roadmaps, advanced industrial capabilities, and nuclear-ready regulatory institutions. In Europe, growing public and private investment in fusion, including European Union–level programs as well as national initiatives in countries such as Germany, creates a favorable environment for international commercialization. While early deployments are expected to concentrate in jurisdictions with established nuclear regulatory frameworks, the inherent safety characteristics of fusion are anticipated to support adoption beyond markets traditionally regulated for nuclear fission.

Expanded Applications. Beyond grid-scale electricity generation, General Fusion sees significant opportunities in applications that benefit from reliable, carbon-free thermal energy and electrical output. These include large-scale desalination, where continuous power and heat can enhance water security in arid regions, as well as remote and defense-related installations that require resilient, on-site energy generation. In addition, fusion-enabled hydrogen production through electrolysis represents a strategic growth opportunity, supporting decarbonization of hard-to-abate sectors such as heavy industry, transportation, and chemicals by leveraging surplus off-peak generation capacity.

AI and Data centers. The rapid growth of artificial intelligence and data center infrastructure is driving unprecedented demand for reliable, high-density, around-the-clock baseload power. General Fusion’s technology is well positioned to address this demand by providing firm, carbon-free baseload electricity capable of supporting large power loads and continuous, long-duration operations. Unlike intermittent renewable energy sources, fusion offers the stability, scalability, and energy security required by hyperscale and mission-critical data center operators, enabling continued digital expansion while aligning with corporate and governmental decarbonization objectives.

Supply Chain

General Fusion’s supply chain requirements are shaped by its practical, engineering-driven MTF approach. General Fusion’s MTF design is intentionally based on existing industrial technologies and materials already used in adjacent sectors, avoiding reliance on undeveloped or exotic materials and enabling direct access to established global supply chains.

The integration of clean fusion power into the electric grid has the potential to reduce reliance on imported fuels and electricity, mitigating exposure to supply chain disruptions and strengthening energy security and market sovereignty. Importantly, a fusion supply chain already exists. Over more than 20 years of development, General Fusion has worked with suppliers worldwide and actively engages manufacturers of forged and precision-machined components. Main components of supply for our technology development program at present include machined parts, electronics and controls, ingots of natural lithium, and energy storage capacitors. The Company is mapping future supply requirements across multiple qualified partners, including through a recent memorandum of understanding with a major automotive manufacturer related to its piston and compressed gas driver system.

In addition, General Fusion collaborates with a broad network of suppliers and technical partners, including national laboratories, universities, and industrial organizations, to support technology development and manufacturing readiness. This established ecosystem positions the Company to deliver a fusion power plant using proven industrial processes, materials, and supply chains.

Partnerships

Hatch. General Fusion has engaged with Hatch, a global engineering firm, to leverage Hatch’s power plant engineering expertise in support of the development of General Fusion’s MTF technology. This collaboration combines Hatch’s capabilities in plant design, siting, licensing, project management, and engineering with General Fusion’s technology development efforts to advance progress toward practical, commercially relevant fusion energy. Hatch has also invested in General Fusion.

Bruce Power. General Fusion, Bruce Power, and the Nuclear Innovation Institute have entered into a memorandum of understanding to evaluate the potential deployment of a fusion power plant in Canada and to accelerate the development of clean fusion energy. The collaboration is intended to build on the parties’ combined expertise to shape strategy, engage stakeholders, and explore how fusion energy could contribute to Canada’s long-term energy needs and net-zero objectives.

Kyoto Fusioneering. General Fusion and Kyoto Fusioneering have signed a memorandum of understanding to accelerate the commercialization of General Fusion’s MTF technology, targeting grid-ready fusion power in the early to mid-2030s. The collaboration brings together complementary expertise to advance key fusion power plant systems, including the tritium fuel cycle, liquid metal balance of plant, and power conversion systems. Through joint development of these technologies, the parties aim to reduce technical risk and accelerate progress toward commercially viable fusion energy.

UK Atomic Energy Authority. General Fusion and the UK Atomic Energy Authority (“UKAEA”) have entered into a collaborative agreement to advance Magnetized Target Fusion toward commercial power generation. The partnership combines General Fusion’s technology with UKAEA’s scientific and engineering expertise, including plasma physics, diagnostics, modeling, and materials science. Together, the organizations aim to reduce technical risk, strengthen system performance understanding, and accelerate progress toward a commercially viable fusion power system.

Major Automaker. General Fusion has entered into a memorandum of understanding with a major global automaker related to the development of advanced mechanical components for its MTF technology. The collaboration is intended to leverage the automaker’s advanced engineering and manufacturing expertise to jointly explore the design, testing, and prototyping of critical components, including pistons, rotors, vessels, and seals. This partnership is expected to reduce technical risk, inform long-term research, development, and manufacturing roadmaps, and support progress toward commercialization.

Other Collaboration. General Fusion collaborates with leading Canadian research institutions to advance key elements of its MTF development. Through a partnership with Canadian Nuclear Laboratories, the Company is strengthening commercial power plant design through assessment of balance-of-plant integration, power conversion systems, and critical technologies such as tritium handling and heat transfer. In parallel, General Fusion works with TRIUMF, Canada’s national particle accelerator centre, to develop advanced diagnostics and measurement capabilities for the LM26 fusion demonstration machine. General Fusion also maintains longstanding collaborations with McGill University where the contribution to, and refinement of approach to plasma compression science and the study of ejecta formation in shock loaded metals has provided General Fusion with notable advantages. Other institutions have also collaborated with General Fusion on approaches to technology development such as Simon Fraser University with development of neutron diagnostics, and Queens University on the study and iterations of magneto-hydrodynamic computational simulations. Collectively, these collaborations reduce technical risk, deepen performance understanding, and accelerate progress toward a reliable, cost-competitive fusion energy system.

Intellectual Property

General Fusion’s technology development and commercialization strategy are supported by a significant intellectual property portfolio and a substantial body of proprietary know-how developed through more than two decades of research, development and testing. General Fusion’s intellectual property is intended to protect key aspects of its MTF approach, including plasma formation and injection, liquid metal wall formation and compression, pulsed power and compression systems, fusion machine architecture and related balance-of-plant integration concepts.

As of the most recent practicable date, General Fusion maintains an extensive patent portfolio comprised of 166 patents issued and 43 patents pending, as well as significant trade secrets and know-how developed through the operation of its testbeds and prototypes. The Company also maintains internal technical documentation, design specifications, modeling capabilities, manufacturing methods, and experimental operating data that collectively represent important proprietary assets supporting its development programs, including LM26. The following is an overview of General Fusion’s patent portfolio:

Patent Family No.	Total No. Of Patents (Patent Applications)	Ownership Status	Type of Patent	Expiration Date (without patent term adjustments or extensions)	Jurisdiction	Technology
US 10002680	1	Owned	Utility	2027-10-02	US	Pressure Wave Generator And Controller For Generating A Pressure Wave In A Medium
US 8891719 9271383	11(1)	Owned	Utility	2030-07-28	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Systems And Methods For Plasma Compression And Heating With Recycling Of Projectiles
US 8537958 9424955 9875816 10984917	14	Owned	Utility	2030-02-03	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Systems And Methods For Compressing Plasma
US 8887618 9746008	11	Owned	Utility	2032-02-08	US, CA, DE, FR, UK, RU, CN, JP, KR, BR	Pressure Wave Generator With Movable Control Rod For Generating A Pressure Wave In A Medium
US 9267515 9463478 10092914	14	Owned	Utility	2033-04-04	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Jet Control Devices And Methods
US 9596745	11	Owned	Utility	2033-08-29	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Apparatus For Accelerating And Compressing Plasma
US 9403191 10391520	12	Owned	Utility	2034-02-07	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Pressure Wave Generator With A Sabot Launched Piston
US 9967963	11	Owned	Utility	2035-08-18	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	System And Method For Controlling Plasma Magnetic Field In Plasma Confinement System
US 10546660	11	Owned	Utility	2036-01-14	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	System And Method For Generating A Vortex Cavity In A Rotating Fluid
US 10115486	10(1)	Owned	Utility	2036-03-03	US, CA, DE, FR, UK, RU, CN, IN, JP, KR, BR	Modular Compression Chamber
US 11398425	6(4)	Owned	Utility	2040-05-28	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	System And Method For Generating And Accelerating Magnetized Plasma
US 10798808	7	Owned	Utility	2038-04-16	US, CA, DE, FR, UK, CN, JP	Methods And Systems For Forming A Liquid Liner Of A Cavity
US 11066327	8	Owned	Utility	2038-05-22	US, DE, FR, UK, RU, IN, KR, BR	Vacuum Compatible Insulator
US 11404174	11	Owned	Utility	2038-02-28	US, CA, DE, FR, UK, CN, RU, IN, JP, KR, BR	System And Method For Generating Plasma And Sustaining Plasma Magnetic Field
US 10811144	3	Owned	Utility	2038-06-04	US, CA, JP	System And Method For Plasma Generation And Compression
US 11064601	7	Owned	Utility	2038-04-16	US, CA, DE, FR, UK, CN, JP,	Methods And Systems For Imploding A Liquid Liner
US 11711884	5(5)	Owned	Utility	2040-12-02	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Plasma Compression Driver
PCT CA2021/051824	6(4)	Owned	Utility	2041-12-16	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Rotating Core Plasma Compression System
PCT CA2021/051825	7(3)	Owned	Utility	2041-12-16	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Method And Apparatus For Controlling Plasma Compression
PCT CA2023/050331	(10)	Owned	Utility	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Plasma Compression System Utilizing Poloidal Field Coils
PCT CA2023/050186	(10)	Owned	Utility	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Fast Opening, Low Force Poppet Valve
PCT CA2024/050023	(10)	Owned	Utility	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Rotating Element Containing A Liquid Metal Liner And Having A Plurality Of Valves
PCT CA2025/051712	(TBD EXPECTING 10)	Owned	Utility	US, CA, DE, FR, UK, CN, IN, JP, KR, BR	Rotating Core With Electromagnetic Plasma Compression System

General Fusion’s approach to protecting intellectual property includes filing patents in jurisdictions around the world that it believes are strategically important, ongoing evaluation of new inventions for patentability, and the use of confidentiality agreements and other contractual protections with employees, collaborators and suppliers. In addition to patents, General Fusion relies on trade secrets and other confidential information to protect certain elements of its technology where patent protection may be impractical or where confidentiality may provide longer-term protection. Pursuant to a funding agreement with the Strategic Response Fund (formerly the Strategic Innovation Fund)) of the Federal Government of Canada (“SRF Contribution Agreement”), ownership of the IP developed under SRF Contribution Agreement shall remain in Canada during the terms of the agreement or unless as otherwise agreed to by the Canadian government.

General Fusion believes that the combination of its patent portfolio, trade secrets and accumulated know-how creates meaningful barriers to entry for competitors, particularly in the area of MTF, and supports the Company’s ability to pursue future commercial deployment opportunities.

Research & Development

General Fusion’s operations are dependent on sustained research and development activities. Since its founding in 2002, the Company has invested more than $400 million in research, development, and engineering related to its MTF technology. Research and development activities include plasma physics, pulsed power systems, liquid metal dynamics, diagnostics, modeling and simulation, materials and component testing, tritium fuel cycle development, and power plant system integration. Research and development expenditures have historically represented a significant portion of the Company’s operating expenses and are expected to remain significant. As a pre-revenue company, General Fusion has funded its research and development activities primarily through a combination of equity financing and non-dilutive government funding. Research and development expenses consist primarily of personnel costs, experimental facilities and equipment, prototype manufacturing and testing, external research collaborations, and technical consulting services.

General Fusion’s research and development activities are supported in part by government programs in Canada, the United States, and the United Kingdom. Historically, Canadian federal and provincial programs have provided approximately 25% of the Company’s total funding. As of May 11, 2026, the Company has received CAD 74.3 million (approximately $55.1 million) in funding from SRF pursuant to the SRF Contribution Agreement (which includes CAD 5.0 million (approximately $3.6 million) that was funded under the Amended and Restated SRF Contribution Agreement as discussed below), in connection with a federal program that provides repayable and non-repayable contributions to support large-scale, commercially oriented innovation projects. SRF supports projects across all sectors of the economy that promote clean growth, technology commercialization, and the development of strategically important technologies. The program provides flexible, milestone-based funding to accelerate R&D, facilitate technology transfer, and support the scaling of innovative technologies. SRF funding has played an important role in enabling General Fusion to advance its proprietary MTF technology, supporting both core R&D activities and the progression toward commercially relevant fusion demonstrations.

General Fusion also participates in collaborative research programs supported by the Natural Sciences and Engineering Research Council of Canada (“NSERC”), including NSERC Alliance grants. These programs support joint research focused on diagnostics and measurement systems required for fusion demonstration and future commercial system development. Under these programs, the Company collaborates with TRIUMF, Simon Fraser University, Université de Sherbrooke, and McGill University on the design and development of neutron, plasma, and photon-based diagnostic instrumentation and related data acquisition and analysis capabilities.

In addition, General Fusion collaborates with the University of Lisbon’s Instituto Superior Técnico and Instituto de Plasmas e Fusão Nuclear on plasma diagnostic techniques and data interpretation supporting magnetized plasma characterization.

General Fusion maintains a formal collaboration with Canadian Nuclear Laboratories to support research and analysis related to balance-of-plant integration, heat transfer systems, and tritium handling for future commercial fusion power plants. In the United States, the Company has received awards from the U.S. Department of Energy through programs such as INFUSE, enabling collaboration with national laboratories on modeling, diagnostics, and materials research. In the United Kingdom, General Fusion has entered into a collaborative agreement with the UK Atomic Energy Authority covering plasma physics, diagnostics, modeling, and materials science.

General Fusion conducts its research and development activities through a combination of internal engineering efforts, government-supported programs, and formal collaborations with academic institutions and national laboratories and expects to continue this approach as development activities progress.

Stage of Development

General Fusion’s operations are dependent on sustained research and development activities. The progress made in MTF throughout the Company’s history is now being applied to the Company’s large-scale fusion demonstration, LM26. LM26 represents the Company’s most advanced and integrated demonstration system to date. With LM26 now fully operational, the program focuses on progressively improving performance and advancing toward the first major technical milestone of 1 keV (approximately 10 million °C), then advancing towards 10 keV (approximately 100 million °C), and ultimately toward achieving 100% of the Lawson criterion. The LM26 program was launched in 2023 and is targeted for completion of milestones by 2028. The Company believes that the

Lawson program represents an important step toward the potential development of a first-of-a-kind fusion power plant, which, if successfully commercialized, could support initial operations in the mid-2030s. General Fusion conducts its research and development activities through a combination of internal engineering efforts, external consultants and suppliers, collaborations with other private entities, and formal collaborations with academic institutions and national laboratories and expects to continue this approach as development activities progress.

Human Capital

General Fusion’s operations depend on a highly skilled workforce with deep expertise across fusion science, advanced engineering, manufacturing, finance, and technology commercialization. The Company’s executive leadership team brings decades of experience scaling complex, capital-intensive technologies, including leading organizations through public listings, mergers and acquisitions, commercialization of new technologies, and large-scale industrial development programs. This depth of experience supports disciplined execution, effective risk management, and long-term strategic planning.

As of January 31, 2026, General Fusion employed 116 employees. Approximately 75% of employees hold technical roles, including engineering, scientific research, and advanced manufacturing functions. As of December 31, 2025, General Fusion employed 111 employees. The workforce includes a significant number of employees with advanced degrees in engineering, computational science and plasma physics, including Ph.Ds, reflecting the specialized expertise required to develop, operate, and commercialize proprietary fusion technology.

General Fusion places a strong emphasis on employee retention, workforce stability, and technical excellence. The Company’s employee retention rate of approximately 93% from January 2022 through December 31, 2025 reflects strong workforce engagement and continuity. General Fusion integrates expertise across fusion physics, engineering, systems integration, and project management to support development of the LM26 fusion demonstration machine and related commercialization activities.

The Company’s human capital strategy focuses on attracting, developing, and retaining specialized talent while maintaining organizational flexibility as programs progress from experimental validation toward commercialization. Management regularly reviews organizational structure, leadership development, and succession planning to ensure alignment with operational requirements and long-term growth objectives. General Fusion believes its experienced leadership team and technically concentrated workforce compare favorably with peers in the advanced nuclear and clean energy sectors and represent a critical asset supporting the Company’s execution and commercialization strategy.

Facilities

General Fusion is headquartered in Richmond, British Columbia, Canada, within the greater Vancouver metropolitan area, a region recognized for its innovation ecosystem spanning clean energy, advanced manufacturing, and applied science. British Columbia and Canada provide access to a highly skilled technical workforce, leading academic institutions, and supportive public-sector programs that are aligned with the development of advanced energy technologies.

The Company operates a 100,000-square-foot, Canadian Nuclear Safety Commission (“CNSC”) licensed fusion facility at its headquarters in Richmond, British Columbia. This facility supports General Fusion’s experimental operations, engineering development, and systems integration activities, including the development and operation of the Company’s LM26 fusion machine. The scale and licensing status of the facility are intended to support both current research activities and future technology advancement as the Company progresses toward commercialization.

In addition to its Canadian headquarters and primary facility, General Fusion has subsidiaries in the United States and the United Kingdom. These subsidiaries support business development, government engagement, partnerships, and technical collaboration in key international markets. The Company believes that maintaining a multinational footprint enhances access to talent, strategic partners, and government programs, while supporting future deployment and commercialization efforts.

Management believes that the Company’s geographic footprint and facilities are adequate for current operational needs and provide flexibility to scale operations as technical milestones are achieved and commercialization activities advance.

Regulations

The establishment of regulatory frameworks in major markets in the next 5-10 years will be critical to the widespread deployment of fusion power plants and General Fusion’s business plan. Governments in the U.S., Canada, U.K., and Asia are already advancing favorable regulatory frameworks.

United States

In the U.S., fusion power plants will be regulated by the Nuclear Regulatory Commission (NRC). The NRC has stated their intent to use 10 CFR 30 as a risk-informed framework for regulating fusion machines and General Fusion’s approach towards safety analysis, regulatory compliance, and licensing is expected to align with this regulatory framework. In July 2025, the U.S. Nuclear Regulatory Commission (NRC) submitted a report to Congress on how the NRC can support licensing mass-manufactured fusion machines as required by Section 205(c)(2) of the ADVANCE Act. The ADVANCE Act, signed into law on July 9, 2024, codified fusion-specific regulations in the US and is intended to streamline the deployment of fusion in the U.S.

International

A number of efforts are underway globally to advance a risk-informed and harmonized regulatory framework for fusion.

United Kingdom. In May 2024, the UK Department for Energy Security and Net Zero (DESNZ) published a scoping consultation on a new National Policy Statement (NPS) for Fusion Energy to guide the planning process for fusion facilities in the UK. The NPS followed the U.K. Energy Act 2023 which confirmed that fusion facilities will be regulated separately from fission by the UK Environment Agency (EA) and Health & Safety Executive (HSE), similar to industrial facilities or hospitals using medical isotopes and will not be regulated by or be subject to oversight by its nuclear regulatory body. The NPS is expected to provide further clarity on the fusion planning process for developers and communities in the U.K.

Canada. The Canadian Nuclear Security Commission has published a position paper stating that it will take a risk-informed approach to regulating fusion, acknowledging that the hazards associated with fusion are lower than the ones from fission. In 2025, the CNSC collected comments from industry on that discussion paper for regulating fusion energy and is carrying out a public comment process.

Other. In a 2023 Agile Nations report, Canada, Japan, and the UK jointly recommend that fusion facilities be regulated in proportion to their safety hazards and should be considered in the context of other industrial processes that generate electricity. The three countries further acknowledge the difference in safety risks between fusion and fission and suggest a different regulatory framework between the two. On October 31, 2025, the G7 Ministers of Energy released a Statement on Nuclear and Fusion Energy, which included a call for the harmonization of standards as well as consistent approaches to fusion regulations as appropriate, which would enable the deployment of fusion energy technologies and emphasized the importance of exchange between the G7 member states regarding the respective regulatory frameworks and technical standards for fusion facilities and their further developments.

Legal

General Fusion may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. General Fusion is currently not aware of any such legal proceedings or claims that it believes will have a material adverse effect on its business, financial condition, or operating results.

Foreign Operations

General Fusion is headquartered in Canada. Over 90% of General Fusion’s employees are based in Canada. In connection with General Fusion’s operations, General Fusion collaborates both with a number of Canadian institutions as well as some foreign based organizations such as UKAEA and U.S. based universities and national laboratories. While its collaborations with non-Canadian organizations and the implications of foreign environmental protection requirements effect General Fusion’s capital expenditures, profit or loss and competitive position now and in the future, there are alternatives available to General Fusion and it is not dependent on foreign operations at this time.

Environmental Protection

General Fusion currently uses natural lithium for its LM26 program, purchased and stored in solid form. Quantities and costs of the lithium are not significant to the financial statements. The Company maintains storage and operational standards in handling and storing the lithium consistent with required safety standards and in accordance with fire safety codes. To date, the Company has not experienced any environmental incidents and maintains commercial general liability insurance to provide financial security in the event of an environmental incident.

Changes to Contracts

As part of General Fusion’s August 2025 financing under a rights offering, General Fusion received a new commitment of CAD 5.0 million (approximately $3.6 million) in funding under the Amended and Restated SRF Contribution Agreement. The Company entered into the Amended and Restated SRF Contribution Agreement on March 26, 2026, which consummated the CAD 5.0 million (approximately $3.6 million) of additional funding and extended the completion date from April 30, 2025 to March 31, 2026. As of May 11, 2026, the Company has received CAD 74.3 million (approximately $55.1 million) in funding under the SRF Contribution Agreement, which includes the CAD 5 million (approximately $3.6 million) the Company has received under the Amended and Restated SRF Contribution Agreement. As consideration for the additional CAD 5.0 million (approximately $3.6 million) General Fusion received under the Amended and Restated SRF Contribution Agreement, General Fusion has issued to the Canadian government Series 1 Class B redeemable convertible preferred share warrants and Series 3 Class B redeemable convertible preferred share warrants of General Fusion. Prior to such Amended and Restated SRF Contribution Agreement, the Canadian government had previously received warrants for General Fusion Class B Common Shares.

EXECUTIVE COMPENSATION OF General Fusion

Executive and Director Compensation

For purposes of this section, the following terms are defined as follows:

“NEO” or “named executive officer” means each of the following individuals:

(a)

each individual who during any part of the most recently completed financial year ended December 31, 2025 served as chief executive officer (“CEO”) of General Fusion, including an individual performing functions similar to a CEO;

(b)

each individual who during any part of the most recently completed financial year ended December 31, 2025 served as chief financial officer (“CFO”) of General Fusion, including an individual performing functions similar to a CFO;

(c)

the three additional most highly compensated executive officers of General Fusion, other than the individuals identified in paragraphs (a) and (b), at the end of the financial year ended December 31, 2025 whose total compensation was more than CAD$ 150,000, as determined in accordance with Form 51-102F6V Statement of Executive Compensation, for that financial year; and

(d)

each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of General Fusion, and was not acting in a similar capacity, at the end of the most recently completed financial year ended December 31, 2025.

Director and NEO Compensation

During financial year ended December 31, 2025, based on the definition above, the NEOs of General Fusion were:

●	Greg Twinney, Chief Executive Officer and a director
●	Robert Crystal, SVP, Finance
●	Megan Wilson, Chief Strategy Officer
●	Michael Donaldson, SVP, Technology
●	Jan Laishley, Chief People and Culture Officer

The directors of General Fusion, who were not also NEOs, during the financial year ended December 31, 2025 were:

●Huw Critchley	●Mark Little
●Klaas de Boer	●Douglas McIntyre
●Kelly Edmison	●Adam Rodman
●Catriona Fallon	●Zoltan Tompa
●Grant Gardiner	●Wal van Lierop
●Norman Harrison

The following table provides a summary of the compensation paid by General Fusion to the NEOs for the financial year ended December 31, 2025.

					Non-equity incentive
					plan compensation(3)
					($)
				Option-		Long-
			Share-	based	Annual	term	Pension	All other	Total
		Salary	based	awards(1)(2)	Incentive	Incentive	value	compensation(4)	compensation
Name and principal position	Year	($)	awards	($)	Plan	Plan	($)	($)	($)

	US$/CAD$(5)
Greg Twinney, Chief Executive Officer and Director	2025	475,230	N/A	856,326	907,271	N/A	N/A	25,762	2,264,589
Robert Crystal, SVP, Finance	2025	236,421	N/A	104,972	333,829	N/A	N/A	12,691	687,913
Megan Wilson, Chief Strategy Officer	2025	466,087	N/A	157,413	649,970	N/A	N/A	37,996	1,311,466
Michael Donaldson, SVP, Technology	2025	330,220	N/A	187,096	381,287	N/A	N/A	17,380	915,983
Jan Laishley, Chief People and Culture Officer	2025	331,026	N/A	146,889	359,509	N/A	N/A	17,421	854,845
(1)

Values for the fair value of the options are calculated based on the Black-Scholes model at the market share price on the grant date. General Fusion uses the Black-Scholes model to calculate the fair value of option-based awards on the grant date. General Fusion chose the Black-Scholes model because it is a widely recognized and utilized model for option pricing. The Black-Scholes model requires six key inputs: risk-free interest rate, exercise price of the option, market price of the common share at the date of grant, expected dividend yield, expected life and share price volatility. In calculating the options granted in 2025, management estimated the fair value using a Black-Scholes option pricing model with the following weighted average assumptions: a weighted average risk-free interest rate of 3.0877%, exercise price of $0.09, a fair value of common shares of $0.09, weighted average expected volatility of 139%, a weighted average expected term of 7.0 years, and an expected dividend yield of nil.

(2)

In August 2025 General Fusion closed on its right offering (the “Rights Offering”). As a result of the Rights Offering the outstanding stock options for General Fusion employees and directors were consolidated on a 10:1 basis with the exercise price increasing by 10x. To address the negative dilution impacts to General Fusion employees and directors, General Fusion’s Board of Directors (the “Board”) approved that an additional stock option grant (the “Top Up Options”) be made after the closing of the Rights Offering to the General Fusion employees and directors. The purpose of the Top Up Options was to ensure that the ownership percentage of the respective employees and directors in General Fusion both before and following the Rights Offering remained consistent (the “Stock Option Reset”). In connection with Stock Option Reset, the amount reported in this column includes the grant date fair value for the Top Up Options issued to the respective NEOs in 2025 (the “NEO Top Up”). The vesting for the NEO Top Up corresponds to the vesting of the outstanding award that were subject to the NEO Top Up and do not adhere to the four-year vesting schedule applicable for the typical annual stock option grants. There were not any option grants made in 2025 for purposes of compensation or retention purposes, other than the Top Up Options.

(3)

Represents (i) the annual cash incentives for the financial years ended December 31, 2023 and 2024 that General Fusion paid in 2025 as a result of cash constraints in each of 2023 and 2024 (the “Prior Bonuses” or a “Prior Bonus”); (ii) retention bonus payments to Mr. Crystal and Ms. Wilson (the “Retention Bonuses” or a “Retention Bonus”) and (iii) the annual cash incentive earned by the NEOs under the annual cash incentive program for the financial year ended December 31, 2025 that was paid in 2026.

a.

Prior Bonuses:  The amounts included in the table for the Prior Bonuses are as follows:  Mr. Twinney — $602,411, Mr. Crystal — $166,039, Ms. Wilson — $363,098, Mr. Donaldson — $253,017, and Ms. Laishley — $230,926. In connection with the Rights Offering, the NEOs were provided an opportunity to receive their Prior Bonuses in connection with the closing of the Rights Offering contingent on such NEO agreeing that they would reinvest the Prior Bonus (after tax) in such Rights Offering. At the time such election was offered to the NEOs it was uncertain if General Fusion would be able to pay the Prior Bonuses in 2025. Mr. Twinney elected to participate in the Rights Offering and as a result received a payment of $529,062 which represents a portion of his Prior Bonus (the “Prior Bonus Payment”). Mr. Twinney invested the Prior Bonus Payment (after tax) to purchase shares in the Rights Offering. The other NEOs that elected to not participate in the Rights Offering each received their Prior Bonuses subsequent to the Rights Offering after General Fusion had determined there were adequate funds to pay the Prior Bonuses. Mr. Twinney also received the remaining amount of his Prior Bonus of $73,349 at the same time the other NEOs received the payment of their respective Prior Bonus.

b.

Retention Bonuses:   For Mr. Crystal, the amount included in this column includes the payment of $73,000, which represents a payment of half of the Retention Bonus granted to him in 2025. The remaining $73,000 of Mr. Crystal’s Retention Bonus will be paid to him, if at all, upon the satisfaction of certain performance metrics that are expected to be satisfied in 2026. Mr. Crystal is obligated to repay his Retention Bonus if he voluntarily resigns before March 31, 2027. For Ms. Wilson, this includes a Retention Bonus of $100,000 that was paid in 2025. Ms. Wilson is obligated to repay her Retention Bonus if she voluntarily resigns before March 31, 2026. A variety of factors were considered by the General Fusion Board when making the decision to provide the Retention Bonuses, including the criticality of their roles throughout the transition process and to the future General Fusion organization, as well as the need to ensure business stability, particularly in their respective functions.

(4)

Represents amounts contributed to the Registered Retirement Savings Plan (“RRSP”) account or 401(k) account, as applicable, of the NEO. The amount is calculated as 5% of the NEO’s annual base salary. For all NEOs, the column also includes the amount paid by General Fusion for various life insurance premiums. For Mr. Twinney, this also includes the amount for annual financial planning services and for Ms. Wilson, the amount for reimbursement of certain US health insurance premiums ($14,692).

(5)

All compensation amounts in this table and throughout this executive compensation section are expressed in USD. All NEOs are paid in CAD$ except for Ms. Wilson who is paid in USD. For the NEOs paid in CAD$, their respective compensation was converted to USD at an exchange rate as of December 31, 2025 of CAD$1 = $0.73.

The General Fusion director compensation program includes the following annual retainers for service on the Board:

	Retainer
	Amount	Stock Grant
Board Role	$	Shares
Each Independent Director	45,000	One-time grant of options to purchase 200,000 Common A shares
Chair of the Board	25,000	One-time grant, in addition to grant noted above, to purchase 300,000 Common A shares
Each Committee Chair	5,000	One-time grant, in addition to grants noted above, to purchase 50,000 Common A shares

While vesting periods have varied in the past and are disclosed in the tables that follow, the anticipated vesting for shares granted under the director compensation program going forward are expected to occur over four years where 25% of granted options vest after one calendar year from the date of grant and the remaining 75% vest evenly on a quarterly basis over the next three years.

The following table summarizes the compensation paid to General Fusion’s directors for the financial year ended December 31, 2025. This table does not include Mr. Twinney as he is reflected in the table above

			Share-Based
		Fees Earned	Payments	Total
Name(1)	Board Role	$	$(2)(3)	$
Huw Critchley(4)	Director	N/A	N/A	N/A
Klaas de Boer	Board Chair, Governance Committee Chair	75,000	76,003	149,209
Kelly Edmison	Director	N/A	N/A	N/A
Catriona Fallon (4)	Audit Committee Chair	16,667	N/A	16,667
Grant Gardiner	Director	N/A	N/A	N/A
Norman Harrison(5)	Director	65,100	36,108	101,208
Mark Little (7)	Compensation and Human Resources Committee Chair	50,000	40,714	90,714
Douglas McIntyre	Director	N/A	N/A	N/A
Adam Rodman	Director	N/A	N/A	N/A
Zoltan Tompa	Director	N/A	N/A	N/A
Wal van Lierop(6)	Director	11,250	3,995	15,245
(1)	Messrs. de Boer, Harrison, and Little and Ms. Fallon are the independent members of the Board.

(2)

Values of the fair value of the options are calculated based on the Black-Scholes model at the market share price on the grant date. General Fusion uses the Black-Scholes model to calculate the fair value of option-based awards on the grant date. General Fusion chose the Black-Scholes model because it is a widely recognized and utilized model for option pricing. The Black-Scholes model requires six key inputs: risk-free interest rate, exercise price of the option, market price of the common share at the date of grant, expected dividend yield, expected life and share price volatility. In calculating the options granted in 2025, management estimated the fair value using a Black-Scholes option pricing model with the following weighted average assumptions: a weighted average risk-free interest rate range of 2.73 – 3.19%, exercise price of $0.09, a fair value of common shares of $0.09, weighted average expected volatility of 139%, a weighted average expected term range of 5 – 7 years, and an expected dividend yield of nil.

(3)

In connection with Stock Option Reset, amount includes the grant date fair value for the Top Up Options issued to the respective board member in 2025 (the “Board Top Up”). The vesting for the Board Top Up corresponds to the vesting of the outstanding award that were subject to the Board Top Up and do not adhere to the four-year vesting schedule for the initial board stock option grants previously disclosed. In addition to the Board Top Up, the amounts in this column also includes (i) each of Messrs. Harrison and Little received an additional stock option grant of 100,000 options on September 11, 2025 with a grant date fair value of $8,470 and (ii) Mr. van Leirop received the van Lierop Options (defined below). All other amounts in this column are for the Board Top Up.

(4)	Mr. Critchley resigned from the Board on May 9, 2025. Ms. Fallon resigned from the Board on May 1, 2025.
(5)

Includes $20,100 received for service on the board of General Fusion (UK) Limited, a wholly owned subsidiary of General Fusion. Mr. Harrison’s UK Fee was converted to USD at an exchange rate as of December 31, 2025 of GBP £1 = $1.34.

(6)

Mr. van Lierop has agreed that he will not stand for election on the Board once it is a publicly traded company. As part of his agreement, he received a grant of 50,000 stock options on September 14, 2025 with a grant date fair value of $3,995 that vested immediately (the “van Lierop Options”).

(7)

On July 22, 2025, Mr. Little entered into a $400,000 secured loan agreement with General Fusion. The loan was an interest-bearing loan at 15% per annum, with repayment due upon the earlier of a qualifying financing or August 8, 2025. The loan plus accrued interest was repaid by issuance of 253,498 Series 1 General Fusion Class B Preferred Shares and 3,179,370 Series 3 General Fusion Class B Preferred Shares, issued as 50% of such shares to Mark Little and 50% of such shares to Mark Little’s spouse, Ruth Little, on August 6, 2025.

Option Awards

The following table sets out information concerning the option-based awards previously granted to the NEOs and directors of General Fusion that were outstanding as of December 31, 2025.

	Number of
	securities					Value of
	underlying					unexercised
	unexercised	Option		Option		in-the-money
	options	exercise price		expiration	Vesting	options
Name	(#)(1)	($)(1)(2)		date(1)	Terms	($)(9)
Greg Twinney	100,000	1.09	(CAD)	12/23/2029	(3)	48,430
	170,000	1.14		04/13/2031	(3)	23,800
	32,000	1.14		12/22/2031	(3)	4,480
	400,000	1.55		07/06/2032	(3)	N/A
	200,000	0.94		08/01/2033	(3)	68,000
	50,000	0.93		09/11/2034	(3)	17,500
	10,354,602	0.09		08/06/2035	(4)	12,321,976
Robert Crystal	10,000	1.09	(CAD)	10/01/2030	(3)	4,843
	20,000	1.14		12/22/2031	(3)	2,800
	70,000	0.94		08/01/2033	(3)	23,800
	16,700	0.93		09/11/2034	(3)	5,845
	1,269,307	0.09		08/06/2035	(5)	1,510,475
Megan Wilson	125,000	1.55		05/03/2032	(3)	N/A
	25,000	0.94		08/01/2033	(3)	8,500
	25,000	0.93		09/11/2034	(3)	8,750
	1,903,419	0.09		08/06/2035	(4)	2,265,069
Michael Donaldson	12,500	0.50	(CAD)	12/04/2029	(3)	11,438
	1,610	0.50	(CAD)	07/01/2026	(3)	1,473
	22,077	0.55	(CAD)	09/11/2027	(3)	19,395
	90,000	1.14		04/13/2031	(3)	12,600
	10,000	1.14		12/22/2031	(3)	1,400
	40,000	0.94		08/01/2033	(3)	13,600
	30,000	0.93		09/11/2034	(3)	10,500
	2,262,346	0.09		08/06/2035	(4)	2,692,192
Jan Laishley	80,000	1.55		05/03/2032	(3)	N/A
	60,000	0.94		08/01/2033	(3)	20,400
	23,300	0.93		09/11/2034	(3)	8,155
	1,776,161	0.09		08/06/2035	(4)	2,113,632
Klaas de Boer	25,000	1.09	(CAD)	03/03/2030	(6)	12,108
	5,000	1.09	(CAD)	03/03/2030	(7)	2,422
	7,500	1.09	(CAD)	07/01/2030	(7)	3,632
	5,000	1.14		03/17/2031	(7)	700
	10,000	1.14		04/13/2031	(3)	1,400
	30,000	1.14		04/13/2031	(3)	4,200
	897,324	0.09		08/06/2035	(4)	1,067,816
Mark Little	20,000	0.94		10/16/2033	(8)	6,800
	15,000	0.93		09/11/2034	(3)	5,250
	380,683	0.09		08/06/2035	(3)	453,013
	100,000	0.09		09/11/2035	(3)	119,000
Norman Harrison	20,000	0.94		09/13/2033	(8)	6,800
	10,000	0.93		09/11/2034	(3)	3,500
	326,299	0.09		08/06/2035	(3)	388,296
	100,000	0.09		09/11/2035	(3)	119,000
Wal Van Lierop	50,000	0.09		09/14/2035	(7)	59,500
(1)

In August 2025 General Fusion closed on its Rights Offering. As a result of the Rights Offering the outstanding stock options for General Fusion employees and directors were consolidated on a 10:1 basis with the exercise price increasing by 10x. To address the negative dilution impacts to General Fusion employees and directors, the Board approved the Top Up Options to achieve the Stock Option Reset. In connection with Stock Option Reset, the amount reported in this column reflects the number of options outstanding as a result of (i) the 10:1 impact to options that were outstanding prior to the closing of the Rights Offering and (ii) the Top Up Options that were granted on August 6, 2025. The exercise price for the options that were outstanding prior to the closing of the Rights Offering were increased by 10x from the original exercise price and those revised exercise prices are reflected in this column. The expiration dates remained unchanged as a result of the Rights Offering.

(2)	Unless noted otherwise, the exercise price is in US Dollars.
(3)	Vests 25% on 1-year anniversary and quarterly thereafter for 3 years.
(4)	Vests 50% immediately on grant, 25% on 1-year anniversary, quarter thereafter for 3 years.
(5)	Vests 25% immediately on grant, 25% on 1-year anniversary, quarter thereafter for 3 years.
(6)	Vests 25% on anniversary of grant over 4 years.
(7)	Vested immediately on grant.
(8)	Vests 1/3 on anniversary of grant over 3 years.
(9)	The market value per share is USD$1.28 as of December 31, 2025.

Vested Options

For the option-based awards that vested for each NEO and director during the financial year ended December 31, 2025, no value would have been realized in the aggregate for any NEO or director as the market value per share for any such option-based award that vested before the grant of the Top Up Option was less than the exercise price of the underlying option. Exercise of Options by NEOs and Directors

The following table shows the value realized upon the exercise of options by Mr. Donaldson during the financial year ended December 31, 2025. No other NEO or director exercised options during the financial year ended December 31, 2025.

Option-based awards — Value
realized on exercise
Name	($)
Michael Donaldson	1,059

Compensation Philosophy

General Fusion’s executive compensation program is designed to attract, retain and motivate experienced, qualified, and innovative professionals. As such, the program provides compensation and total rewards that are competitive in the labor markets General Fusion operates and that provide consistency and are equitable among internal peers. The total compensation program is designed to provide employees with a range of financial and nonfinancial rewards to properly recognize any individual’s contribution.

Human Resources and Compensation Committee

General Fusion’s Human Resources and Compensation Committee (the “Compensation Committee”) oversees the process of assessing and approving executive compensation plans. In particular, the Compensation Committee evaluates the recommended compensation plans to the Board, including those of the NEOs and the directors. The Compensation Committee also has oversight of General Fusion’s approach towards broader employee compensation. The Compensation Committee evaluates corporate performance by assessing and recommending to the Board, General Fusion’s annual corporate performance goals. The Compensation Committee focuses on executing General Fusion’s philosophy of incentivizing high performance and tying executive compensation to delivering results for the company’s stakeholders.

Competitive Review and Governance

General Fusion focuses on recruiting and retaining crucial talent and engages in competitive pay review processes to ensure that compensation is enabling and promoting executive performance and delivery of results. General Fusion and its Compensation Committee carefully review its compensation practices and uses an external compensation consultant to compile reliable external market compensation data and trends to enable the company to provide competitive executive compensation.

Elements of Executive Compensation

Executive compensation at General Fusion consists of several elements: base salary, short term cash incentive compensation, long term equity incentives, and benefits and other compensation.

●

Annual Base Salary: General Fusion provides an annual base salary to its executives. Executive base salary compensation is reflective of market levels of compensation, as well as performance, potential, internal equity and organizational criticality.

●

Short-Term Incentive Compensation — Annual Bonus: General Fusion’s short-term incentive compensation focuses on annual cash bonus awards that are designed to incentivize and reward employees for General Fusion’s overall success against annual goals established at the beginning of each year. The bonus award takes into consideration both corporate and individual performance results. Payouts, if any, are payable in cash based on achievement of the pre-established annual financial goals and a performance modifier applicable to each executive officer that are approved by the Board. The performance modifier for 2025 was weighted 75% for corporate performance and 25% for individual performance. The bonus award is then reviewed and approved by the Compensation Committee and the Board.

●

Long-Term Incentive Compensation — Option Awards: General Fusion’s long-term incentive compensation involves the grant of options under the Amended and Restated Stock Option Plan dated November 19, 2024, as may be amended from time to time (the “Legacy Plan”). All stock option grants to the directors and executive officers are reviewed and approved by the Board, with stock option grants to all other employees reviewed and approved by the Compensation Committee. The Legacy Plan include the following elements:

●	Share Class: Options granted are for General Fusion Class A Common Shares or General Fusion Class B Common Shares, “Common A” shares which have voting privileges if the options are exercised and shares purchased.
●	Award Date: Option awards are granted as of the date of approval by the Board.
●	Expiration Date: Options awarded have a standard life of up to 15 years.
●	Vesting: Vesting generally occurs over four years where 25% of granted options vest after one calendar year and the remaining 75% vest evenly on a quarterly basis over the next three years. However, as noted above, vesting provisions have varied depending on the circumstances around the stock option grant.
●	Exercise of Options: Options granted to NEOs and directors under the Plan can be exercised to acquire treasury shares pursuant to the formula in the Plan and in lieu of paying the applicable aggregate exercise price.

●	Termination Events: The following table describes the impact of certain events:

Event	Provision
Termination for Cause	Immediate forfeiture of all vested and unvested options.
Death

All unvested options will be forfeited and any vested options may be exercised by the earlier of the Expiration Date or eighteen months following the date of death, depending on the situation involving the death.

Disability

All unvested options will be forfeited and any vested options may be exercised by the earlier of the Expiration Date or one year after the participant is no longer able to perform services to General Fusion.

Retirement	All unvested options will be forfeited and any vested options may be exercised by the Expiration Date.
Initial Public Offering	There are a variety of actions the Board can take, including providing that all options vest and/or that the option holder has a period of time to exercise vested options.
Change of Control

There are a variety of actions the Board can take, including providing that all options vest, that the option holder has a period of time to exercise options, and/or that options will be assumed or replaced in connection with the transaction.

Termination of a senior executive or director (other than death and disability and other than for cause)

Vested options expire on the earlier of the Expiration Date or 15 years after the participant was a director or senior executive at General Fusion. Unvested options expire on the date the participant ceased being a director. Under the Plan, a senior executive is an employee at chief officer or senior vice president level or anyone designated by the Board.

Termination of an employee, consultant or officer (other than death, disability, retirement or cause)	Vested options expire on the earlier of the Expiration Date or 30 days after the participant was an officer. Unvested options expire on the date the participant ceased being an officer.
(1)	For a discussion on how outstanding options will be treated in connection with the Business Combination, please see “The Business Combination — Conversion of Securities.”

●

Benefits and Other Compensation: General Fusion provides executives with certain other benefits and compensation, including: group health, dental and life insurance benefits, critical illness insurance, disability benefits, accidental death and dismemberment benefits, and retirement contributions. For the retirement contributions, employees based in the US and Canada receive 5% of their annual base salary as a non-matching employer contribution to their 401(k) account and group RRSP account.

Employment Agreements

General Fusion has entered into employment agreements with each NEO. Each agreement addresses compensation components of annual base salary, target bonus percentage if certain conditions are met, and the grant of stock options. In addition, each agreement addresses termination events, as follows:

Event	Provision
Termination for cause	No notice is required and no additional compensation owed after date of termination.
Resignation	Notice required of 8 weeks for Mr. Twinney and 4 weeks for the other NEOs. Compensation continues to be paid during notice period.
Termination other than for cause	Eligible to receive 12 months of notice, with salary and benefits continued to be paid during the notice period, and/or payment of salary and benefits in lieu of receipt of notice.
Change of Control

For Mr. Twinney, if he is terminated during the two-year period following a change of control, he is entitled to receive compensation equivalent to 18 months’ salary, any unvested stock options vest and can be exercised for a subsequent 12 month period, and he continues to receive certain benefits for three months.

Other

Each agreement contains customary confidentiality and proprietary information provisions, and restrictive covenants for 12 months for non-solicitation and 6 months for non-competition post-termination.

(1)	For a discussion on how outstanding options will be treated in connection with the Business Combination, please see “The Business Combination — Conversion of Securities.”

Incentive Plan

New General Fusion will adopt the Incentive Plan, subject to shareholder approval at the Spring Valley Meeting. For more information on the Incentive Plan see the section entitled “Description of New General Fusion Securities Following the Business Combination — New GF Options.”

Legacy Plan

One day prior to the consummation of the Business Combination, General Fusion will amend and restated the Plan which shall thereafter be the Legacy Plan, pursuant to which all of the General Fusion Optionholders will, upon consummation of the Business Combination, exchange all of the General Fusion Options outstanding under the Plan for options to acquire New GF Common Shares to be issued by New General Fusion and New GF Earnout Shares to be issued by New General Fusion, all in accordance with the terms of the Plan of Arrangement. In addition, the Legacy Plan will provide certain other changes to provide for a substantially similar treatment of the General Fusion Options granted under the Legacy Plan to options granted under the Incentive Plan, including to provide for a cashless exercise right for all General Fusion Options granted under the Legacy Plan. The number of General Fusion Options that may be granted under the Legacy Plan will be capped to the number of granted General Fusion Options on the date of adoption of the Legacy Plan. For more information on the Legacy Plan see the section entitled “Description of New General Fusion Securities Following the Business Combination — New GF Awards.”

GENERAL FUSION MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Expressed in thousands of U.S. dollars, except as otherwise noted and per share amounts)

This Management Discussion and Analysis (MD&A) has been prepared as of April 22, 2026. The following discussion and analysis provides information which General Fusion’s management believes is relevant to an assessment and understanding of General Fusion’s consolidated results of operations and financial condition. The discussion should be read together with the audited consolidated financial statements of General Fusion for the years ended December 31, 2025, and 2024 and the related notes prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), and the unaudited pro forma condensed combined financial information that is included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” within this proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. General Fusion’s actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. All references to $ or dollar herein are to U.S. dollars. All references to CAD are to Canadian dollars. All references to GBP are to British pound sterling.

Overview of the Business

General Fusion Inc. and its subsidiary companies (collectively, “General Fusion”, “the Company”, “we”, “us”, or “our”) is a leader in fusion technology. The Company was founded and incorporated in British Columbia, Canada, in 2002 with the mission to transform the world’s energy supply with the most practical approach to commercial fusion energy. For more than 20 years, the Company has been advancing research, development, and demonstration activities towards the world’s first magnetized target fusion (“MTF”) power plant.

Since 2002, the Company has pursued an approach of hands-on engineering and experimental validation to advance its technology. As one of the world’s longest-tenured fusion companies, General Fusion has built and operated a series of purpose-built testbeds, each designed to answer a specific scientific or engineering question and to systematically reduce technical risk and ultimately commercialize fusion energy. Collectively, these efforts have generated a substantial body of experimental results and established General Fusion among a limited number of private fusion companies worldwide with meaningful, peer-reviewed fusion results.

General Fusion’s MTF technology has several defining characteristics that differentiate it from other fusion approaches:

•

Engineering-Led Fusion Approach. General Fusion’s MTF technology applies a practical, engineering-driven approach to overcoming key barriers to commercial fusion energy. Rather than operating at the extremes of plasma confinement or density, MTF technology achieves fusion conditions through the mechanical compression of a magnetized plasma operating at moderate parameters. This design philosophy enables a power-plant-oriented architecture built around robust, practical technologies and materials. The MTF architecture incorporates a liquid metal–based compression system that mitigates neutron damage, produces sufficient tritium fuel and enables more efficient energy capture. By prioritizing durability, simplicity, and system efficiency, the system is designed for long operational lifetimes. Fusion energy is converted using conventional steam turbine power-generation systems and existing industrial materials, providing a scalable and economically viable pathway to commercial fusion power.

•

Durable, Machine-Based Design. General Fusion’s MTF technology is engineered for durability and repetitive operation in a power-plant environment. Building on its liquid metal–based compression architecture, the system protects critical structural components from the intense neutron environment generated during fusion by absorbing high-energy neutrons and shielding solid materials from neutron damage. By avoiding direct neutron exposure of solid first-wall materials, the MTF technology mitigates material degradation challenges common to fusion systems, extending machine lifetime and reducing maintenance requirements. This durability enables the use of conventional structural materials and supports a machine-based fusion system operating in a repetitive, engine-like cycle with consistent compression and reset rates designed for long-term, baseload power plant operation.

•

Grid-Scale Power Architecture. General Fusion’s commercial plant concept is designed to deliver grid-scale power by integrating a General Fusion MTF fusion machine, referred to as a “Fusion Island” into conventional steam turbine balance-of-plant infrastructure. In its current commercial concept, each Fusion Island is designed to produce approximately 150

Megawatt Electrical (“MWe”) net electricity through a heat exchanger system that generates steam to drive a turbine-generator. This architecture is designed to leverage established balance-of-plant systems for straightforward grid integration.

•

Inherent Safety and Fuel Advantages. General Fusion expects its commercial fusion machines to use deuterium-tritium fuel, with deuterium derived from seawater and tritium produced within the fusion machine through neutron interactions with the liquid lithium-based metal wall. Fusion offers significant safety advantages relative to nuclear fission, including the absence of a self-sustaining chain reaction and the automatic cessation of the fusion process when operating conditions are not maintained. Emerging regulatory frameworks in the United Kingdom and the United States reflect these characteristics and support a risk-informed approach to fusion regulation. The liquid metal wall is designed to generate sufficient tritium fuel to support sustained operations while simultaneously capturing fusion energy for conversion to electricity. As a result, we expect that fusion machines can be strategically placed at or near high demand centers, significantly reducing costly grid infrastructure.

Factors that Significantly Affect our Business

To date, we have not generated any revenue, and we have incurred losses from operations since our inception. We have primarily funded our operations with the net proceeds from the issuance of redeemable convertible preferred shares, common shares, convertible notes, simple agreements for future equity (“SAFEs”), warrants and government assistance.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance towards an MTF power plant. As such, we expect our research and development, business development, marketing, communications and government relations, and general and administrative costs will continue to increase significantly, including the costs associated with operating as a public company following the completion of the closing of the business combination agreement with a special purpose acquisition company, further described below.

Due to the numerous risks and uncertainties associated with the development of an MTF power plant, we are unable to accurately predict the timing or amount of increased expenses or the timing of when, or if, we will be able to achieve or maintain profitability. Even if we generate revenue, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Current cash and working capital will be used to fund operating and planned capital expenditures; however, the Company’s ability to continue as a going concern and execute on its business plans is dependent upon its ability to obtain adequate additional financing, as future research and development activities and capital expenditures are expected to be substantial. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms.

See the sections titled “Liquidity and Capital Resources” and “Risk Factors” included elsewhere in this proxy statement/prospectus.

Material Events During the Year Ended December 31, 2025

Rights Offering

On August 6, 2025, the Company closed a rights offering financing for total proceeds of $18.4 million (the “Rights Offering”). Concomitant with the Rights Offering, the Government of Canada Strategic Innovation Fund (“SIF”) made an additional commitment of CAD 5.0 million (approximately $3.6 million), for total estimated proceeds of approximately $22.0 million. Subsequent to December 31, 2025, in March 2026, the Company and SIF finalized the amendment to the SIF Contribution Agreement (the “Amended and Restated SIF Contribution Agreement”). Pursuant to the Amended and Restated SIF Contribution Agreement, General Fusion received a new commitment of CAD 5.0 million (approximately $3.6 million), of which, CAD 3.9 million (approximately $2.9 million) has been funded to date. As consideration for the additional funding, the Company has issued and will issue Class B1 Preferred Shares warrants at a purchase price of $1.587 per warrant. For each Class B1 warrant issued, the Company will also issue 12.542 Class B3 Preferred Shares warrants. Both warrant classes are exercisable into Class B1 and Class B3 preferred shares, respectively, for no additional consideration.

As part of this Rights Offering, the Company reorganized its share structure by:

●	consolidating all classes of shares 10:1;
●	exchange of all outstanding Class A through Class F redeemable convertible preferred shares (the “Existing Preferred Shares”) into a new single Class A redeemable convertible preferred shares with multiple series (“New Class A”) or conversion into Class A common shares, as applicable; and
●	issuance of new Class B redeemable convertible preferred shares in multiple series to investors participating in the Rights Offering, new investors and convertible debt holders.

If the shareholders participated in the Rights Offering up to their pre-Rights Offering pro-rata shareholding, their 10:1 consolidation was reversed in line with the pro rata portion of their pre-Rights Offering pro rata shareholding that they invested. Shareholders who did not participate in the Rights Offering converted their remaining redeemable convertible preferred shares into Class A common shares at the conversion ratio of 1:1. Existing Class F Series 1 redeemable convertible preferred shares were exchanged at a ratio of 1.225:1 to account for accrued dividends under their original issuance terms. As a result, the Company issued 56,010,259 New Class A redeemable convertible preferred shares and 11,960,577 Class A common shares in exchange for the Existing Preferred Shares. The Company issued 12,010,362 Class B Series 2 redeemable convertible preferred shares in exchange for the existing Class F Series 1 redeemable convertible preferred shares and related accrued dividends on the Class F redeemable convertible preferred shares. The Company also issued 14,955,023 Class B Series 2 redeemable convertible preferred shares in exchange for the $15.8 million plus accrued interest at 12% per annum owing under General Fusion’s secured convertible promissory notes issued in July 2024.

New investors and existing preferred shareholders who purchased Class B Series 1 redeemable convertible preferred shares exceeding their pre-Rights Offering pro-rata shareholding were eligible to receive 12.542 Class B Series 3 redeemable convertible preferred shares for each Class B Series 1 redeemable convertible preferred share purchased that exceeded the shareholders pro-rata shareholding, at an issue price of $0.0001 per Class B Series 3 redeemable convertible preferred share. As a result, the Company issued 11,612,203 Class B Series 1 redeemable convertible preferred shares and 95,229,750 Class B Series 3 redeemable convertible preferred shares. Of the 11,612,203 Class B Series 1 redeemable convertible preferred shares and 95,229,750 Class B Series 3 redeemable convertible preferred shares issued, related parties of the Company purchased 6,136,975 and 50,414,582 shares, respectively.

Also included in the Rights Offering were changes to the Company’s articles of incorporation, including changing the automatic triggers in the event of a public listing for conversion of preferred shares to Class A common shares by reducing the threshold of gross proceeds to $60.0 million and eliminating the minimum pre-money valuation requirement.

Convertible Notes

On July 16, 2024, the Company issued convertible promissory notes (the “Convertible Notes”) with an aggregate principal amount of $15.8 million, bearing simple interest at 12% per annum. The Convertible Notes were originally scheduled to mature on July 16, 2025. All accrued interest was payable in kind and convertible into equity along with the principal amount upon conversion of the Convertible Notes. The Convertible Notes provided holders with multiple settlement alternatives depending on the circumstances:

Maturity: At maturity, holders could have cash repayment of principal and interest or conversion into the most senior class of shares, at the lower of (i) a 25% discount to the most recent qualifying financing round, or (ii) a price implied by a $300.0 million valuation cap (the “Valuation Cap”).

Liquidity Event: In the case of a liquidity event prior to conversion or repayment, holders could have cash elected cash repayment at two times of outstanding principal and interest or conversion into equity at the lower of (i) a 25% discount to the most recent qualified financing round, or (ii) the Valuation Cap.

Financing Events: Upon the closing of a financing, holders could have converted into the shares issued in such financing at the more favorable of (i) a 20% discount to the financing price, or (ii) the Valuation Cap. Conversion is automatic upon the closing of a Qualified Financing, defined as an equity financing of at least $44.0 million from primarily new, arm’s-length investors.

As further described above, in August 2025, the Company completed the Rights Offering. Concurrent with the closing, the Company issued 14,955,023 Class B Series 2 redeemable convertible preferred shares at a 25% discount to the Class B Series 1 redeemable convertible preferred share price to settle the outstanding principal and accrued interest under the Convertible Notes.

SIF Contribution Agreement

In 2019, the Company entered a contribution agreement with SIF (as subsequently amended, the “SIF Contribution Agreement”) to fund a portion of certain eligible research and development expenditures up until December 31, 2023. In 2023, the Company entered into the second amending agreement which extended the completion date from December 31, 2023 to June 30, 2024 and increased the total funding amount available for eligible research and development expenditures by CAD 5.0 million (approximately $3.6 million).

In January 2025, the Company entered into the third amending agreement to the SIF Contribution Agreement. Terms amended per the third amending agreement to the SIF Contribution Agreement which extended the completion date from June 30, 2024 to April 30, 2025, increased the total allowable eligible research and development costs from CAD 132.3 million (approximately $92.0 million) to CAD 138.6 million (approximately $96.3 million), and an increase to the contribution ratio from 41.02% to 50.0%. As a result of the third amending agreement, the Company received CAD 15.0 million (approximately $10.5 million) during the year ended December 31, 2025.

Concomitant with the Rights Offering, the Company received an additional commitment of CAD 5.0 million (approximately $3.6 million) to be funded upon completion of a new amendment to the SIF Contribution Agreement. Subsequent to December 31, 2025, in March 2026, the Company and SIF finalized the Amended and Restated SIF Contribution Agreement, which resulted in eligible funding under the agreement increasing to CAD 74.25 million ($53.3 million) and extending the project completion date to March 31, 2026. Pursuant to the Amended and Restated SIF Contribution Agreement, General Fusion received a new commitment of CAD 5.0 million (approximately $3.6 million), of which, CAD 3.9 million (approximately $2.9 million) has been funded to date.

Simple Agreement for Future Equity

In the fourth quarter of 2025 and January 2026, the Company closed a Simple Agreement for Future Equity financing for gross proceeds of $44.5 million (“SAFE Financing”). Upon the earlier of a qualifying equity financing or a liquidity event, the SAFEs shall convert or settle according to their contractual terms. A qualifying equity financing is sale of preferred shares of the Company in a transaction or series of transactions resulting in gross proceeds of not less than $100.0 million (“qualifying equity financing”), and a liquidity event is defined as an initial public offering, special purpose acquisition Company merger, direct listing or a change of control (“Liquidity Event”). In a qualifying equity financing, the SAFEs shall convert into equity of the Company at the price per share equal to the lower of:

(a)	a 25% discount to the price per share at which the preferred shares of the Company are sold for cash proceeds in such qualifying equity financing, or,
(b)	the valuation cap defined as $500.0 million plus the amount raised under the SAFEs (the “Valuation Cap”) divided by the Company’s fully diluted number of shares, as determined on a post-money basis.

In the event of an initial public offering, direct listing, or special purpose acquisition Company merger, each SAFE converts into a number of common shares equal to the purchase amount divided by the liquidity price, which is the lower of:

(a)	a 25% discount to the Liquidity Event price, or,
(b)	the valuation cap divided by the Company’s fully diluted number of shares on an as-as converted basis immediately prior to the Liquidity Event.

In the event of a change of control, the investors will automatically be entitled to receive a portion of cash consideration or share consideration, or a combination thereof as applicable, due and payable to the investor immediately prior to, or concurrent with the consummation of the change of control, equal to the greater of:

(a)	the original purchase amount, subject to the liquidation priority noted below, or,

(b)	the original purchase amount divided by the liquidity price.

Dissolution event

If the Company experiences a liquidation, dissolution, winding up, or assignment for the benefit of creditors, other than a change of control (a “Dissolution Event”), SAFE holders are entitled to receive a cash payment equal to their original purchase amount, payable immediately prior to the consummation of the Dissolution Event, subject to the applicable liquidation priority.

Liquidation priority

Upon a change of control or Dissolution Event, The SAFEs are (i) junior to payment of outstanding indebtedness and creditor claims, (ii) on par with payments for other SAFEs and/or Class B redeemable convertible preferred shares of the Company, and (ii) senior to payments for common shares of the Company.

Dividends

If the Company pays a cash dividend on its common shares while the SAFEs are outstanding, SAFE holders are entitled to receive an equivalent dividend amount as if the dividend date were a Liquidity Event for purposes of determining the applicable conversion price.

As part of the SAFE Financing, $44.2 million was for the SAFE investment and $0.3 million was for warrants to purchase Class A common shares (“SAFE Warrants”) with an exercise price of $1.9968. In total, the Company issued 14,681,426 SAFE Warrants inclusive of 3,625,000 SAFE Warrants issued as consideration for finders’ fees related to the total SAFE Financing. The Company also received nominal cash consideration of $0.1 million in exchange for the finders’ fee SAFE Warrants. The SAFE Warrants expire on the earlier of (i) a change of control and (ii) November 19, 2028.

Business Combination with Special Purpose Acquisition Company (“SPAC”) and Private Investment in Public Equity (“PIPE”)

In January 2026, the Company entered into a Business Combination Agreement (“BCA”) with Spring Valley Acquisition Corp. III (“SVIII”) a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq, pursuant to which the parties thereto would consummate a business combination. Subject to its terms and conditions, the BCA provides, among other things, that SVIII will continue from the Cayman Islands to British Columbia and General Fusion will become a wholly-owned subsidiary of SVIII through the business combination process and become “New General Fusion”. Under the BCA, the Company’s shareholders, including all security holders, will receive a pre-money valuation of $600.0 million plus a potential earnout of $125.0 million to be earned within a 5-year time period subject to certain public stock price thresholds being met within New General Fusion. The SVIII sponsor also has a potential earnout of $10.0 million under the same terms as General Fusion security holders. SVIII has $230.0 million of cash in trust which is available to New General Fusion assuming no redemptions. SVIII shareholders have an option to redeem their trust capital at the time of closing the BCA and New General Fusion may receive all or a portion or none of the trust capital.

In connection with the transactions contemplated by the BCA, the Company along with SVIII entered into securities purchase agreements for a Private Investment in Public Equity (“PIPE”) financing with several investors for total gross proceeds of $107.7 million, with the proceeds contingent on the closing of the BCA. Pursuant to the PIPE financing, investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of the Company at a price of $10.20 per unit, each unit comprising (1) one convertible preferred share of the Company and (2) one warrant exercisable for a common share at a price of $12.00 per share, to be consummated on the Closing Date.

Additionally, the lead PIPE investor funded an additional $0.35 million at the time of commitment in January 2026 in exchange for 3.5 million non-voting Class B common shares in the Company as part of their overall lead investment terms. The non-voting Class B common shares will convert into New General Fusion common shares on a 1:1 basis. If the BCA does not close, the Class B common shares are redeemable at the option of the holder for the original investment amount of $0.35 million.

Components of Results of Operations

Revenue

To date, we have not generated any revenue and do not expect to generate any revenue from the sale of products or services or from other sources in the near future, if at all.

Research and Development

General Fusion’s research and development costs consist primarily of compensation and related costs for personnel, including share-based compensation, supplies and materials, contractor and consultant fees, patent fees, and allocations of overhead costs, such as rent, facilities and information technology. Research and development costs have been expensed as incurred. As we continue to develop our MTF technology, we expect research and development costs to significantly increase.

Business development, marketing, communications and government relations

General Fusion is focused on building a market framework for its planned future commercial fusion power plant design such that customer engagement, government support and regulatory frameworks will be mature when our technology is commercialized. These market development initiatives are currently focused on government engagement and support, regulatory framework development and engagement with the utility and industrial members of the Company’s Market Development Advisory Committee (“MDAC”). These costs are predominantly comprised of personnel and related expenses and contractor and consultant fees. We anticipate increases in business development, marketing, communications and government relations costs in the future as we continue to develop our MTF technology and progress towards commercialization.

General and Administrative

General Fusion’s general and administrative expenses consist primarily of compensation and related costs for personnel, including share-based compensation. In addition, general and administrative expenses include third-party consulting, professional fees, and allocations of overhead costs, such as rent, facilities and information technology. General Fusion is implementing measures to scale its administrative infrastructure to support the growth of the Company, its commercialization trajectory and its transition to a public company. In respect of this, we are investing in a number of initiatives including an increase in headcount across the finance, human resources, and information technology departments. These initiatives will likely result in a higher general and administrative cost structure in future periods. In addition, we also expect an increase in our general and administrative costs due to becoming a public Company, including but not limited to, regulatory fees, professional fees and insurance.

Government assistance

The SIF Contribution Agreement provides funding for a portion of eligible research and development expenditures as per the terms of the agreement. Claims are reviewed on an individual basis for eligibility under the SIF Contribution Agreement and subject to approval by SIF prior to funds being advanced.

As consideration, the Company has also agreed to issue Class B non-voting common share purchase warrants (the “SIF Warrants”) equal to 75% of the funding received. The number of SIF Warrants is based on a formula incorporating the Company’s most recent arm’s length qualified share issuance price, as defined in the SIF Contribution Agreement. Funds received under the agreement result in the recording of a financial liability and government assistance. The portion of those funds related to the financial liability is equal to the fair value of the SIF Warrants, adjusted by the contingent repayment feature, with the remaining cash received recognized as government assistance.

We remain in compliance with all obligations under the SIF Contribution Agreement.

Loss on the revaluation of SIF contribution liabilities

The balance includes gain and losses on the revaluation of both the SIF contribution liability and warrant liabilities’ financial statement line items. The SIF contribution liability includes the funding liability and warrant obligation with the funding liability representing the value of the issued SIF Warrants and the contingent contribution repayment obligation. Amounts reported as the warrant obligation represent the value for contributions received, for which SIF Warrants have yet to be issued. The fair value of the funding liability was estimated using the Probability-Weighted Expected Return Method (“PWERM”), which accounts for the complexity of the dual-settlement nature of the arrangement by assigning probabilities to discrete future outcomes. The value of the contingent contribution repayments that is subject to the PWERM valuation is estimated using a discounted cash flow model and the values of the SIF Warrants and SIF Warrant obligation is estimated based on the Class A common share value.

Loss on the revaluation of SAFE liabilities

The financial statements line item includes gain and losses on the revaluation of both the SAFEs and SAFE Warrants. The SAFEs are considered freestanding financial instruments as they are legally detachable and separately exercisable from other instruments and do not meet the criteria to be classified as equity. Similarly, the SAFE Warrants do not qualify for equity classification, Both the SAFEs and SAFE Warrants are measured to their estimated fair values at each financial reporting date. The fair value of the SAFEs is estimated using the PWERM, which incorporates assumptions regarding the timing and probability of across four mutually exclusive scenarios: SPAC merger, initial public offering, change of control event, and dissolution. The fair value of the SAFE Warrants is estimated using the Black-Scholes model.

Loss (gain) on the revaluation of convertible notes

In accordance with Accounting Standards Codification 825-10, Financial Instruments, the Company has irrevocably elected the Fair Value Option (“FVO”) to account for the Convertible Notes in their entirety at fair value. The fair value of the Convertible Notes at issuance and December 31, 2024 was estimated using the Monte Carlo valuation method with key assumptions used including the estimated per share fair value of the Company’s preferred shares, the Company’s credit spread and expected volatility. The estimated fair value of the Convertible Notes at settlement was based on the fair value of the redeemable convertible preferred shares that the notes were exchanged for at maturity.

Results of Operations

Year Ended December 31, 2025 compared to the Year Ended December 31, 2024

We incurred an operating loss during both the years ended December 31, 2025 and December 31, 2024, with research and development expenses being the largest contributor of our operating loss in both years. Our operating loss decreased by approximately $19.7 million, declining from $51.9 million for the year ended December 31, 2024, to $32.2 million for the year ended December 31, 2025. While research and development decreased $4.65 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, the year-over-year decrease was primarily due to $16.8 million impairment of a prepaid rent asset recognized in 2024 with no comparable impairment in 2025. Further, government assistance increased by $3.2 million for the year ended December 31, 2025, compared to the year ended December 31, 2024, resulting in a corresponding decrease to our operating loss.

Offsetting the aforementioned decreases was an increase in general and administrative expenses of $4.8 million for the year-ended December 31, 2025, compared to the year-ended December 31, 2024. The increase was primarily attributable to an increase in share-based compensation of $3.1 million and transaction costs of $1.1 million.

Excluding share-based compensation, government assistance, depreciation and amortization, and the prepaid rent write-down, operating expenses totaled to $25.6 million during the year ended December 31, 2025, compared to $30.0 million for the year-ended December 31, 2024. The decrease from the prior year period is primarily due to a $4.1 million decline in salaries and benefits consistent with the Company’s cash preservation efforts during 2025 prior to the closing of the Rights Offering in August 2025.

Further details regarding the individual financial statement line items contributing to our operating loss are provided in the subsections below.

The following tables set forth our results of operations for the periods presented. The period-to-period comparisons of financial results is not necessarily indicative of future results.

In thousands of dollars	2025	2024
Operating Costs
Research and development	$18,365	$23,016
Business development, marketing communications and government relations	3,502	2,690
General and administration	13,372	8,607
Depreciation and amortization	2,882	3,449
Prepaid rent write-down	—	16,813
Government assistance	(5,921)	(2,681)
Operating loss	32,200	51,895
Other Expense (Income)
Interest expense	1,127	883
Interest income and other income	(1,445)	(599)
Financing costs	3,693	—
Loss on the revaluation of SIF contribution liabilities	7,313	958
Loss (gain) on the revaluation of convertible notes	(22,036)	5,939
Loss on the revaluation of SAFE liabilities	10,133	—
Foreign exchange loss (gain)	321	(1,308)
Loss (gain) on disposal of assets	(10)	7
Net loss before income taxes	31,296	57,775
Current tax expense	2	10
Deferred tax expense (recovery)	72	(15)
Net loss for the period	$31,370	$57,770
Other comprehensive (income) loss:
Foreign currency translation	2,565	(311)
Changes in fair value of convertible notes attributable to changes in credit risk	(57)	(290)
Reclassification of changes in fair value attributable to changes in credit risk upon settlement	347	—
Total other comprehensive (income) loss for the period	2,855	(601)
Total comprehensive loss for the period	34,225	57,169

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Operating items

Research and Development

A breakdown of the research and development costs by nature for the years ended December 31, 2025 and 2024 is presented below:

	Year ended
	December 31
In thousands of dollars, except percentages	2025	2024	$ Change	% Change
Salaries and benefits	$10,068	$13,877	$(3,809)	-27%
Materials and consumables	2,732	4,305	(1,573)	-37%
Professional fees and contractors	494	1,071	(577)	-54%
Office, insurance and travel	1,674	1,720	(46)	-3%
Software and information technology	597	1,063	(466)	-44%
Share-based compensation	2,800	980	1,820	186%
Total	$18,365	$23,016	$(4,651)	-20%

Research and development expenses decreased by $4.65 million (20%) from $23.0 million for the year ended December 31, 2024 to $18.4 million for the year ended December 31, 2025. The decrease was primarily driven by a $3.8 million decrease in salaries and benefits and a $1.6 million decrease in materials and consumables. The decrease in salaries and benefits was mainly due to a reduction in headcount in May 2025. The decrease in materials and consumables was consistent with an overall reduction in research and development activities largely due to cash restraints prior to the Rights Offering in August 2025 as well as increased procurement of materials related to LM26 in 2024, including forgings for compression coils and vessel and sub-scale compression prototypes.

Offsetting the aforementioned decreases was a $1.8 million increase in share-based compensation. The increase in share-based compensation was mainly due to an increase in the estimated per share fair value of the Company’s common shares, which resulted in a significant increase in the estimated fair value of the Company’s liability-classified stock options as of December 31, 2025. The increase in the estimated fair value of the Company’s common shares was mainly attributable to the impact of the SAFE financing completed in the fourth quarter of 2025 as well as an increased assessed probability of the Company completing a listing transaction in fiscal 2026. Another contributing factor to the increase in share-based compensation was the vesting terms of the August 2025 option grant, which included a portion of the stock option grant vesting immediately for certain grantees.

Professional fees decreased by $0.6 million as the year ended December 31, 2024, included higher external advisory costs related to diagnostics and controls work on our LM26 machine.

Office, insurance, and travel costs remained relatively consistent between periods, and software and technology expenses decreased by approximately $0.5 million reflecting a reduced scope of simulation software required to support LM26 activities.

Business development, marketing, communications and government relations

A breakdown of the business development, marketing, communications and government relations costs by nature for the years ended December 31, 2025 and 2024 is presented below:

	Year ended
	December 31
In thousands of dollars, except percentages	2025	2024	$ Change	% Change
Salaries and benefits	$1,459	$1,460	$(1)	0%
Professional fees & contractors	185	65	120	185%
Office, marketing, insurance and travel	637	302	335	111%
Technology expense	16	43	(27)	-63%
Share-based compensation	1,205	820	385	47%
Total	$3,502	$2,690	$812	30%

Business development, marketing, communications and government relations expenses increased by $0.8 million (30%), from $2.7 million for the year ended December 31, 2024, to $3.5 million for the year ended December 31, 2025. The increase is mainly due to an increase in share-based compensation primarily attributable to stock option grants to new personnel and an increase in office, marketing, insurance and travel mainly due to an increase in marketing activities including redesigning our website as part of the Company’s go-public marketing and development program.

General and administrative

A breakdown of the general and administrative costs by nature for the years ended December 31, 2025 and 2024 is presented below:

	Year ended
	December 31
In thousands of dollars, except percentages	2025	2024	$ Change	% Change
Salaries and benefits	$4,115	$4,425	$(310)	-7%
Professional fees and contractors	740	(186)	926	-498%
Transaction related costs	1,105	—	1,105	—%
Office, insurance and travel	1,119	1,105	14	1%
Software and information technology	662	718	(56)	-8%
Share-based compensation	5,631	2,545	3,086	126%
Total	$13,372	$8,607	$4,765	55%

General and administrative expenses increased by $4.8 million (55%) from $8.6 million for the year ended December 31, 2024 to $13.4 million for the year ended December 31, 2025. The increase was primarily driven by a $3.1 million increase in share-based compensation between the respective periods. The increase in share-based compensation was primarily due an increase in the estimated per share fair value of the Company’s common shares resulting in an increase in the estimated fair value of the Company’s liability-classified stock options, as well as the vesting terms of the August 2025 option grant, which included a portion of the stock option grant vesting immediately for certain grantees.

Professional fees and contractors expense for the year ended December 31, 2024 included the reversal of previously accrued amounts related to legal services for a transaction that did not materialize. As a result of negotiations with the law firm, the Company recorded a $1.1 million reduction to accrued professional fees during the year ended December 31, 2024.

Transaction related costs were approximately $1.1 million for the year ended December 31, 2025. The expense for 2025 relates to costs incurred in connection with the BCA with SVIII that the Company entered into subsequent to year-end in January 2026. The 2025 expense is largely attributable to audit, tax and advisory as well as fees to external counsel in connection with BCA.

Salaries and benefits also decreased $0.3 million compared to the prior year period, which was mainly due to a reduction in headcount in May 2025.

Depreciation and amortization

Depreciation and amortization expenses decreased by $0.6 million (16%), from $3.5 million for the year ended December 31, 2024, to $2.9 million for the year ended December 31, 2025. The decrease primarily reflects a lower depreciable asset base for the year ended December 31, 2025, due to minimal capital asset additions in both the current and prior year periods.

Government assistance

Government assistance increased to $5.9 million for the year ended December 31, 2025, compared with $2.7 million for the year ended December 31, 2024, an increase of $3.2 million (121%). The increase was primarily due to the third amending agreement to the SIF Contribution Agreement, entered into in January 2025, which resulted in funding under the agreement to increase from CAD 54.3 million (approximately $39.6 million) to CAD 69.3 million (approximately $50.5). The full CAD 15.0 million (approximately $10.5 million) of incremental funding was received during the year ended December 31, 2025.

Comparatively, government assistance for the year ended December 31, 2024 was lower as the Company received less funding during the year as the Company had submitted claims up to its maximum allowable contractual amount; thereby, constraining reimbursable expenditures.

Prepaid rent write-down

The Company previously entered into a Project Development Agreement (“PDA”) with the UK Atomic Energy Authority (“UKAEA”) to support the construction of a building in the United Kingdom for our planned Fusion Demonstration Plant (“FDP”). Under the arrangement, UKAEA would fund up to GBP 30.0 million (approximately $38.4 million) toward its construction. The Company was responsible for funding construction costs in excess of the UKAEA’s contribution, with its portion recorded as a prepaid rent asset to be amortized against lease payments over the anticipated 19-year lease term.

During the year ended December 31, 2024, due to the uncertainty of proceeding with the FDP due to the continued focus on the LM26 program and the scheduled expiry of the PDA in March 2025, the Company determined that the recoverable amount of the prepaid rent asset was nil. Accordingly, an impairment charge for the full carrying amount of $16.8 million (GBP 13.3 million) was recorded for the year ended December 31, 2024.

Non-operating items

Foreign exchange loss (gain)

For the year ended December 31, 2025, the foreign exchange loss is primarily attributable to the revaluation of USD denominated intercompany receivables as well as USD cash held within the parent entity, which has a Canadian functional currency. In comparison, for the year ended December 31, 2024, the foreign exchange gain is mainly due to the revaluation of GBP and USD denominated intercompany receivables held within the parent entity.

Loss on the revaluation of SIF contribution liabilities

The revaluation of the SIF contribution liabilities increased from a loss of $1.0 million for the year ended December 31, 2024, to a loss of $7.3 million for the year ended December 31, 2025, representing a change of $6.3 million between the respective periods. The increased loss for the year ended December 31, 2025 is consistent with the Company receiving funding under the contribution agreement resulting in the recognition of an aggregate liability of $4.6 million at issuance as well as an increase in the estimated fair value of the Company’s Class A common shares to $1.28 per share. In comparison, the estimated fair value of the Company’s Class A Common share price was unchanged during the year ended December 31, 2024.

Loss (gain) on the revaluation of Convertible Notes

For the year ended December 31, 2024, the loss on the change in the fair value of the Convertible Notes was primarily due to changes in the instrument-specific discount and credit spread assumptions. Comparatively, the gain on the change in fair value of the Convertible Notes during the year ended December 31, 2025, was largely due to a deterioration in the Company’s credit profile that was reflected in the estimated fair value of the Company’s redeemable preferred shares issued as part of the Rights Offering in August 2025.

Loss on the revaluation of SAFE liabilities

The SAFEs and SAFE Warrants are classified as liabilities because they do not meet the criteria for equity classification and are remeasured to their estimated fair values at each reporting date.

The loss on the revaluation of the SAFEs as of December 31, 2025, is mainly due to a higher estimated probability of completing a SPAC transaction, including a shorter expected duration until closing of the transaction. The increase in the estimated fair value of the SAFE Warrants is primarily attributable to an increase in the estimated fair value of the Company’s Class A common shares as of December 31, 2025.

In comparison, the Company did not issuance SAFE instruments during the year ended December 31, 2024, therefore no comparative revaluation gain or loss in 2024.

Interest expense

Interest expense increased to $1.1 million for the year ended December 31, 2025 from $0.9 million for the year ended December 31, 2024, an increase of $0.2 million (28%). The year-over-year change was mainly due to interest expense recognized on the Convertible Notes issued in July 2024 as the Convertible Notes were outstanding for approximately seven months during the year ended December 31, 2025, compared to approximately five months of the year ended December 31, 2024.

Interest and other income

Interest and other income increased from $0.6 million for the year ended December 31, 2024, to $1.5 for the year ended December 31, 2025. The increase year-over-year was largely due to the gain recognized on the settlement of payables in December 2025 as the Company issued 1,122,904 warrants exercisable into Class A common shares with an estimated fair value of $1.1 million. The fair value of the warrant consideration was based on the estimated fair value of the Company’s Class A common shares which the warrants are exercisable into for no additional consideration, which resulted in a gain of $0.9 million being recognized on settlement of the payables. No comparable settlement transaction occurred during the year ended December 31, 2024.

Financing costs

In November and December 2025, the Company issued SAFEs to several investors for gross proceeds of $44.3 million. As the SAFEs and SAFE Warrants are liability classified, costs incurred in relation to the issuance of the SAFE liabilities are expensed as incurred. In connection with the issuance of the SAFE liabilities, the Company issued 3,625,000 SAFE Warrants as consideration for finders’ fees. The warrants were recorded at their estimated fair value at issuance, which resulted in the recognition of an expense of $1.9 million. The Company also incurred finders’ fees payable in cash of approximately $1.6 million.

Liquidity and Capital Resources

As of December 31, 2025, we had cash and cash equivalents of $49.1 million. Subsequent to December 31, 2025 in January 2026, in connection with the transactions contemplated by the BCA, the Company along with SVIII entered into securities purchase agreements for PIPE financing with several investors for total gross proceeds of $107.7 million. Receipt of the proceeds are contingent on the closing of the BCA.

To date, we have not generated any revenue, and we have incurred losses from operations since our inception. As of December 31, 2025, our accumulated deficit amounted to $332.0 million. We expect to incur significant expenses and operating losses for the foreseeable future as we advance our MTF technology development towards a commercial power plant. As such, we expect our research and development, business development, marketing, communications and government relations, and general and administrative costs will continue to increase significantly including the costs associated with operating as a public company following the closing of the business combination agreement with the SPAC described above. We do not expect to generate any revenue from the sale of products or services or from other sources in the near future, if at all. We have historically financed our operations through the issuance of redeemable convertible preferred shares, common shares, convertible notes, SAFEs, warrants and government assistance.

The Company’s ability to continue as a going concern and execute on its business plans is dependent upon its ability to obtain adequate additional financing, as future research and development activities and capital expenditures are expected to be substantial. Management’s plans to address these conditions include the completion of the contemplated business combination and the concurrent receipt of proceeds from the PIPE financing. However, the consummation of the business combination and the receipt of the PIPE proceeds are subject to closing conditions and therefore not guaranteed at the date of this MD&A. Accordingly, there can be no assurance that these or other financings will be completed or on terms acceptable to the Company. As disclosed in the December 31, 2025 consolidated financial statements, our management has concluded that material uncertainties exist that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Sources of liquidity

Simple Agreements for Future Equity: In the fourth quarter of 2025 and January 2026, the Company issued SAFEs resulting in gross proceeds of $44.5 million. Upon the earlier of a qualifying equity financing or a liquidity event, the SAFEs shall convert or settle according to their contractual terms.

SIF Contribution Agreement: The Company has historically been successful at obtaining funding through the SIF Contribution Agreement as well as government agencies to fund a portion of our research and development activities. In August 2025, the Company received a commitment from SIF for an additional CAD 5 million (approximately $3.6 million) in funding being made available to the Company under a new amendment to the SIF Contribution Agreement. Subsequent to December 31, 2025, in March 2026, the Company and SIF finalized the Amended and Restated SIF Contribution Agreement resulting in the CAD 5.0 million (approximately $3.6 million) of new funding becoming available, of which, CAD 3.9 million (approximately $2.9 million) has been funded to date.

Business Combination with SPAC: In January 2026, the Company entered into a BCA with a SPAC. The SPAC has $230.0 million in trust capital which is potentially available to the Company at the closing of the BCA subject to SPAC shareholder redemptions. SPAC shareholders have an option to redeem their trust capital at the time of closing the BCA and New General Fusion may receive all or a portion or none of the trust capital.

PIPE Financing: One of the Company’s primary sources of financing has historically been the issuance of redeemable convertible preferred shares. In January 2026, the Company entered into the PIPE financing arrangement. As part of the financing, the Company will issue redeemable convertible preferred shares and warrants for gross proceeds of approximately $107.7 million upon completion of the BCA with the SPAC. Receipt of the proceeds is contingent on consummation of the SPAC transaction.

Cash Flows

We use traditional measures of cash flow, including net cash used in operating activities, net cash used in or provided by investing activities and net cash provided by financing activities to evaluate our periodic cash flow results. Below is a summary of our cash flows for each period (in thousands):

	Year ended
	December 31,
In thousands of dollars	2025	2024
Cash flows used in operating activities	(23,988)	(29,110)
Cash flows used in investing activities	(442)	(656)
Cash flows provided by financing activities	67,151	17,352
Effect of exchange rate changes on cash, cash equivalents and restricted cash	510	(782)
Net change in cash, cash equivalents and restricted cash	43,231	(13,196)

Cash flows used in operating activities

General Fusion’s cash flows used in operating activities to date have been primarily comprised of personnel costs, materials and supplies for research and development activities, facilities expense and contractor services related to research and development, business development, marketing, communications and government relations, and general administrative activities. General Fusion intends to continue to grow operations as we pursue our MTF technology development, seek to become a publicly traded company, and subsequent operations as a public company. Accordingly, we expect cash used in operating activities to increase significantly prior to us generating any cash flows from our operations.

Cash flows used in operating activities were $24.0 million for the year ended December 31, 2025, compared to $29.1 million for the year ended December 31, 2024, a decrease of $5.1 million (18%). The year-over-year decrease primarily driven by a decrease in operating expenses excluding share-based compensation and an increase in government assistance of approximately $3.2 million.

Cash flows used in investing activities

Cash flows used in investing activities were $0.45 million for the year ended December 31, 2025 compared to $0.7 million for the year ended December 31, 2024, a decrease of $0.2 million (33%). Purchases of property and equipment were limited during the year ended December 31, 2025, reflecting the Company’s focus on preserving capital prior to the closing of the Rights Offering in August 2025.

Cash flows provided by financing activities

Cash flows provided by financing activities were $67.2 million for the year ended December 31, 2025, compared to $17.4 million for the year ended December 31, 2024, an increase of $49.8 million (287%). The Company completed financings in both years with the increase in 2025 reflecting the completion of an additional financing as well as the larger quantum of the financings. In the year ended December 31, 2025, the Company completed the SAFE financing resulting in gross proceeds of $44.4 million as well as gross proceeds of $17.0 million relating to the Rights Offering and $1.4 million from a short-term related party loan that was subsequently settled through subscription to the August 2025 Rights Offering. Furthermore, the Company received $4.6 million of proceeds from the issuance of SIF Warrants in relation to the Company’s contribution agreement with SIF. In comparison, for the year ended December 31, 2024, cash inflows from financing activities consisted mainly of $15.8 million of proceeds from the issuance of convertible promissory notes and $1.5 million of proceeds from the issuance of SIF Warrants.

Uses of Liquidity

Until General Fusion can generate sufficient revenue to fund operating expenses, working capital and capital expenditures, we expect to primarily fund cash needs through a combination of equity and/or debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common shares. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common shareholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing. If we are unable to raise additional capital necessary on acceptable terms to fund our operations and invest in continued innovation, we may need to reconsider our growth plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

General Fusion’s principal uses of cash in recent periods have been funding our operations. General Fusion’s future capital requirements will depend on many factors including timing of MTF development, commercialization of MTF and subsequent revenue growth rate.

Material Contractual Obligations and Commitments

The following table summarizes estimates of future commitments related to the various agreements that we have entered into as of December 31, 2025.

December 31,
In thousands of dollars:	2025
Less than 1 year	933
1 – 3 years	1,853
4 – 5 years	1,966
More than 5 years	1,966
Impact of discounting	(2,031)
Total	4,687

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reported periods. We have identified the accounting estimates listed below as critical to understanding and evaluating the financial results reported in our consolidated financial statements. These accounting estimates require the application of significant management judgment and are critical due to the significant level of estimation uncertainty regarding the assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. We base our assumptions and estimates on historical experience and various other sources that we believe to be reasonable under the circumstances. We review the underlying factors used in our estimates regularly, including reviewing the significant accounting policies impacting the estimates, to ensure compliance with U.S. GAAP. However, due to the uncertainty inherent in our estimates, actual results may materially differ from the estimates we calculate.

For a complete summary of all of our significant accounting policies refer to Note 3: Significant Accounting Policies in the notes to the consolidated financial statements as of December 31, 2025 and 2024, included elsewhere in this proxy statement/prospectus.

Fair value measurements

Fair value accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•	(Level 1) — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•	(Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and,
•	(Level 3) — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. In addition to unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The estimated fair values of the warrant liability and share-based compensation liability are considered Level 3 fair value measurements due to the use of the estimated per share fair value of the Company’s common shares, which is classified as a level 3 input within the fair value measurement hierarchy.

The estimated fair values of the convertible notes are considered Level 3 fair value measurements due to the use of the estimated per share fair value of the Company’s preferred shares, which is classified as a level 3 input within the fair value measurement hierarchy.

Share-based compensation

We measure share-based awards at fair value on the date of the grant and expense the awards in our consolidated statements of operations and comprehensive loss over the requisite service period of employees. The fair value of stock options is determined using the Black-Scholes valuation model. Share-based payments for liability-classified awards is determined using the same manner as equity-settled transactions, except that the fair value of liability-classified awards is remeasured to fair value at each reporting date through the date of settlement, with changes in fair value recognized in the operating loss for the portion of the requisite service period rendered.

The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including the fair value of common shares. expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends. These assumptions involve inherent uncertainties and the application of management’s judgment, including:

Fair value of common shares: Management engages an external valuation specialist to assist in estimating the fair value of the Company’s common shares. Valuation is based on the most recent information available at the time of valuation and includes consideration of the Company’s current financial information, forecasts provided by management, and recently completed financings, among other factors.

Expected term: In estimating the expected life of the options, management considers the vesting term of the grants, the contractual life of the option grants, and actual exercises and forfeiture/cancellations of historical option grants.

Expected volatility: The Company determined the volatility based on a calculation of the volatility of similar entities that have traded equity instruments over a comparable term.

Risk-free interest rate: The risk-free interest rates are determined by reference to Canadian Benchmark Bond Yield rates with maturities that approximate the expected life.

Expected dividend: The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future.

Determination of fair value of common share valuations

As there has been no public market for our common shares to date, the estimated fair value of our common shares has been determined by our Board of Directors, or the Board, as of the date of each option grant with input from management, considering our most recently available third-party valuations of common shares, and our Boards’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. Third-party valuations of common shares are obtained at minimum on an annual basis or more frequently if circumstances necessitate, such as completing an equity issuance or qualitative indicators of a change in value of the Company since the most recent valuation. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common share valuation was prepared using a market approach to estimate our enterprise value and an option pricing method, (“OPM”), to allocate value to the common shares. The OPM treats common shares and convertible preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common shares have value only if the funds available for distribution to stockholders exceeded the value of the convertible preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common shares is then applied to arrive at an indication of value for the common shares.

Given the absence of a public trading market, numerous objective and subjective factors were used to determine the fair value of common shares. The factors included, but were not limited to:

•	the prices at which we sold convertible preferred shares and the superior rights and preferences of the convertible preferred shares relative to our common shares at the time of each grant;
•	our ability to raise future financings;
•	the progress of our research and development efforts;
•	the lack of liquidity of our equity as a private company;
•	our stage of development and business strategy and the material risks related to our business and industry; and
•

the likelihood of achieving a liquidity event for the holders of our convertible preferred stock and holders of our common shares, such as an initial public offering, or a sale of our company, given prevailing market condition.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common shares and our share-based compensation expense could have been materially different.

Once a public trading market for our common shares has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common shares in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common shares will be determined based on the quoted market price of our common shares.

As at December 31, 2025, a change in the Class B common share estimated fair value per share by 20% would result in an increase to the estimated fair value of the share-based compensation liability of approximately $2.5 million, an increase to the SIF contribution liability of approximately $5.7 million, and an increase to the SAFE Warrants of $3.2 million, resulting in a corresponding increase of net loss of approximately $11.4 million.

Valuation of Convertible notes

We elected the fair value option to account for our Convertible Notes. Accordingly, the Convertible Notes are initially recognized at fair value and remeasured at fair value at each reporting date, with changes in fair value recognized in net (income) loss and the portion attributable to changes in our own credit risk recognized in other comprehensive (income) loss.

The fair value of the Convertible Notes is estimated using a Monte Carlo valuation model, which requires management to make judgments regarding several significant unobservable inputs. The key assumptions include:

Fair value of convertible preferred shares: The estimated per share fair value of the Company’s convertible preferred shares was based on the most recent share issuances with unrelated parties.

Expected volatility: The Company determined the volatility based on a calculation of the volatility of similar entities that have traded equity instruments over a comparable term.

Credit spread: Based on the bond yield of Companies considered to have comparable credit risk adjusted for the risk-free rate.

These estimates involve significant uncertainty. Changes in any of the underlying assumptions may have a material effect on the fair value of the Convertible Notes and the related gain or loss recognized within other expense (income) in the statement of operations.

Redeemable convertible preferred shares

The Company classifies redeemable convertible preferred shares as temporary equity due to the contingently redeemable attributes of the convertible preferred shares. We record such redeemable convertible preferred shares at fair value upon issuance, net of any issuance costs and records this outside of shareholders’ deficiency. The redeemable convertible preferred shares are not redeemable currently, and we have determined it is not probable that they will become redeemable. As such, remeasurement is not necessary until the redeemable convertible preferred shares are redeemable, or it is probable that they will become redeemable.

Valuation of the SIF contribution liability

Funds received under the agreement result in the recognition of a financial liability recorded at fair value and the recognition of government assistance. The portion of those funds related to the financial liability is equal to the fair value of the warrants adjusted by the contingent repayment feature with the remaining cash received recorded as government assistance.

The fair value of the SIF contribution liability is estimated using the probability weighted expected return model, which accounts for the dual-settlement nature of the arrangement by assigning probabilities to discrete future outcomes being the share and cash settlement outcomes. The estimate of the fair value of the SIF warrants is based on the fair value of the underlying securities that the warrants are exercisable into. The fair value of the contingent payment provision was estimated using a discounted cash flow that utilized publicly traded as a market proxy of an event of default.

Valuation of the SAFE liabilities

The SAFE liabilities are classified as liabilities within the consolidated Balance Sheets and are measured to fair value at each financial reporting date with changes in fair value recognized within net loss for the period.

The fair value of the SAFEs was estimated using a Probability-Weighted Expected Return Method (PWERM), which incorporates assumptions regarding the timing and probability of across four mutually exclusive scenarios: SPAC conversion, IPO conversion, change of control event, and dissolution. The fair value of the SAFE Warrants was estimated via the Black Scholes model.

As at December 31, 2025, all other variables remaining unchanged, a change in the probability of completing a SPAC transaction of +/- 5% would result in a change in the estimated fair value of the SAFEs of $1.8 million ($1.8 million), respectively.

Related Party Transactions

For transactions with related parties, refer to consolidated financial statements of General Fusion for the years ended December 31, 2025, and 2024 and the related notes prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), and the section entitled “Certain Relationships and Related Party Transactions” included elsewhere in this proxy statement/prospectus.

Key performance indicators

Management’s key performance indicators primarily relate to the advancement of the LM26 program in the near-term, the Company’s currently operating MTF demonstration machine. Key 2025 performance indicators included the LM26 achieving successful commissioning, first plasma and plasma compression. First plasma was achieved in February 2025, demonstrating that all major systems are working as designed, and first plasma compression was achieved in April 2025, validating the integrated performance of the platform.

With LM26 now fully operational, the program focuses on progressively improving performance and advancing toward the first major technical milestone of 1 keV (approximately 10 million °C). Achieving this milestone requires plasma performance comparable to that previously demonstrated with the Company’s PI3 platform, together with a radial compression ratio similar to that achieved under the PCS program. Following achievement of the 1 keV milestone, General Fusion expects to advance toward the 10 keV (approximately 100 million °C) milestone by increasing plasma compression ratios, and ultimately toward achieving 100% of the Lawson criterion through further increases in compression ratio and plasma density.

Recently Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3: Significant Accounting Policies of the notes to the consolidated financial statements as of December 31, 2025 and 2024, and for the years then ended, included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risks includes, but is not limited, interest rates, inflation and foreign currency as well as risks to the availability of funding.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through ongoing monitoring of cash flows, budgeting, and maintaining relationships with potential investors and financing partners. Cash flow forecasting is performed regularly to ensure that there is sufficient liquidity in order to meet short-term business requirements. Refer to the “Liquidity and Capital Resources” section of this MD&A for further discussion regarding the Company’s ability to continue as a going concern.

Credit risk

Credit risk reflects the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations. This risk arises principally in respect of the Company’s cash and cash equivalents. The majority of the Company’s bank balances are uninsured as of December 31, 2025. In order to mitigate its exposure to credit risk, the Company monitors its financial assets and maintains substantially all of cash deposits in a Schedule I chartered bank in Canada. The Company does not consider any of its financial assets to be impaired as of December 31, 2025.

Interest Rate Risk

As of December 31, 2025, we had cash and cash equivalents of $49.1 million, consisting of interest-bearing money market accounts for which the fair market value would be affected by change in the general level of U.S. interest rates. Interest income is sensitive to changes in the general level of interest rates. We manage our exposure to interest rates by investing our surplus cash in interest-bearing money market accounts. We have not entered into investments for trading or speculative purposes. Due to the conservative nature of our investments, which is predicated on capital preservation of investments with short-term maturities, we do not believe an immediate 10% change in interest rates would have a material effect on the fair market value of our investment portfolio.

As of December 31, 2025, we had no long-term debt outstanding, and therefore we are not subject to interest rate risk related to debt.

Foreign Currency Risk

Foreign currency risk exposures arise from transactions denominated in a currency other than the functional currency of our legal entities. Our foreign currency risk arises primarily with respect to the U.S. dollar denominated balances in our Canadian functional currency entity. Based on the Company’s USD denominated monetary assets and monetary liabilities as of December 31, 2024, a 10% change in the USD and CAD exchange rate would change the Company’s net (income) loss by approximately $1,224 (CAD 1,678).

Effects of Inflation

Inflation generally affects us by increasing our labor and materials costs. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience some effect in the near future (especially if inflation rates continue to rise) due to an impact on the costs to advance our research and development, including labor and materials costs, and other operational costs. An inflationary environment could adversely affect our business, financial condition and results of operations.

Capital Management

The Company’s objectives in managing capital are to safeguard the ability to continue as a going concern and provide financial capacity to meet its strategic objectives. Management monitors the amount of cash and cash equivalents and equity in the capital structure and adjusts the capital structure, as necessary, to continue as a going concern and to support our research and development activities. To maintain or adjust the capital structure, the Company may issue new preferred or common shares of the Company, and/or issue new debt.

Forecasts are regularly reviewed and updated for changes in circumstances so that appropriate capital allocation, investment and financing decisions are made for the Company.

Internal Control over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the course of auditing our financial statements for this proxy statement/prospectus, we identified material weaknesses in our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with the applicable accounting standards, which for us, is US GAAP.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of our consolidated financial statements as of December 31, 2025 and for the year ended December 31, 2025 and 2024, we identified the following material weaknesses in our internal control over financial reporting: (i) Lack of formalized policies, procedures and controls: We lacked adequate documentation across key processes and did not design and maintain adequate formal documentation of our internal control procedures and policies including an absence of an internal process to identify and assess deficiencies in our internal controls on a timely basis; (ii) Lack of IT General Controls: We lack adequate information technology general controls over our key financial reporting systems, including ineffective segregation of duties, change management and program development in our control environment; and (iii) Lack of qualified personnel: We did not maintain a sufficient complement of personnel with requisite knowledge and experience in the application of complex areas of GAAP and SEC rules to appropriately present certain complex and non-routine debt and government assistance transactions in conformity with GAAP. Our internal review process lacked the requisite knowledge to effectively monitor the work of third-party consultants and ensure compliance with GAAP and SEC reporting requirements.

We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate these material weaknesses. Such measures include, but are not limited to: designing and implementing our financial control framework to identify, assess, and respond to the risks of material misstatement; designing and implementing certain information technology general controls over our information technology systems with the assistance of external advisors with the requisite experience and knowledge; adding additional qualified accounting personnel with experience with complex GAAP and SEC rules; and engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of our internal control over financial reporting based on the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in material misstatements in New General Fusion’s (“NewGF’s”) financial statements and impair NewGF’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

After NewGF becomes a public company, NewGF will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that NewGF include a report from management on NewGF’s internal control over financial reporting in NewGF’s annual report on Form 20-F beginning with NewGF’s annual report for the fiscal year ending December 31, 2026. Additionally, NewGF’s independent registered public accounting firm may be required to report on the effectiveness of NewGF’s internal control over financial reporting beginning with NewGFs annual report for the fiscal year ended December 31, 2026. Moreover, even if NewGF’s management concludes that NewGF’s internal control over financial reporting is effective for the fiscal year ended December 31, 2026, NewGF’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse in the event it is not able to obtain sufficient and appropriate evidence with the level at which NewGF’s controls are documented, designed or operating, or if it interprets the relevant requirements differently from NewGF.

Foreign Private Issuer

NewGF meets the requirements to qualify as a Foreign Private Issuer (“FPI”) for the purpose of filing a combined proxy and initial registration statement on Form F-4 for the following reasons:

•	The majority of NewGF Executive Officers and Directors are not U.S. citizens or residents
•	Less than 50% of NewGF’s assets are located in the U.S.
•	NewGF’s business is not administered principally in the U.S.

As an FPI, NewGF will have a number of obligations under U.S. securities laws and regulations, including reporting requirements and disclosure obligations. NewGF will continue working with existing U.S. advisors and legal counsel to ensure compliance with applicable laws and regulations is maintained.

Outstanding Share Information

As of December 31, 2025, our outstanding share capital consisted of (i) 13,290,803 common shares issued and outstanding, (ii) 189,817,561 redeemable convertible preferred shares issued and outstanding, which are convertible into common shares of the Company.

In addition, as of December 31, 2025, there were (i) 21,109,135 Class B common share warrants outstanding, each of which is exercisable for one common share of the Company, (ii) 1,122,904 Class A common share warrants outstanding, each of which is exercisable for one common share of the Company, (iii) 29,088,049 options were issued and outstanding, each of which is exercisable for one common share of the Company.

As of April 22, 2026, our outstanding share capital consisted of (i) 16,806,419 common shares issued and outstanding, (ii) 189,817,561 redeemable convertible preferred shares issued and outstanding, which are convertible into common shares of the Company.

In addition, as of April 22, 2026, there were (i) 22,154,963 Class B common share warrants outstanding, each of which is exercisable for one common share of the Company, (ii) 1,122,904 Class A common share warrants outstanding, each of which is exercisable for one common share of the Company, (iii) 1,780,302 Class B Series 1 preferred share warrants outstanding, each of which is exercisable for one preferred share of the Company, (iv) 22,328,547 Class B Series 3 preferred share warrants outstanding, each of which is exercisable for one preferred share of the Company, and (v) 28,473,025 options were issued and outstanding, each of which is exercisable for one common share of the Company.

MANAGEMENT OF NEW GENERAL FUSION AFTER THE BUSINESS COMBINATION

The following information concerning the management of New General Fusion is based on the Plan of Arrangement and the New GF Closing Articles, the forms of which are attached as Annex B and Annex E, respectively, to this proxy statement/prospectus, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of General Fusion and is subject to change.

Directors and Executive Officers

The following table sets forth the age, province or state, and country of residence, and the respective positions of the anticipated executive officers, senior management, key employees and directors of New General Fusion following the Business Combination. All of the directors will be appointed to the New GF Board effective as of the Closing Date, and their terms will expire at the following annual general meeting of shareholders of New General Fusion. As part of New General Fusion’s anticipated succession plan, it is expected that each such director will be nominated for election at such annual general meeting of shareholders of New General Fusion.

Name	Age	Province/State and Country of Residence	Position
Greg Twinney	53	British Columbia, Canada	Chief Executive Officer and Director
Megan Wilson	48	North Carolina, USA	Chief Strategy Officer
Michel Laberge	64	British Columbia, Canada	Founder and Chief Science Officer
Robert Crystal	49	British Columbia, Canada	Senior Vice President, Finance
Jan Laishley	62	British Columbia, Canada	Chief People and Culture Officer
Mike Donaldson	53	British Columbia, Canada	Senior Vice President, Technology Development
Klaas de Boer	61	London, United Kingdom	Director
Wendy Kei	58	Ontario, Canada	Director
Norman Harrison	74	Buckinghamshire, United Kingdom	Director
Mark Little	63	Alberta, Canada	Director
Chris Sorrells	57	Texas, USA	Director
Thomas Boehlert	66	New York, USA	Director

The directors and officers of New General Fusion as a group will beneficially own, directly or indirectly, or exercise control or direction over an aggregate 615,965 New GF Common Shares, representing 1.03% of the issued and outstanding New GF Common Shares (on an undiluted basis). See the “Beneficial Ownership of New General Fusion Securities” section for further information on directors and executive officers including the holdings of other securities which may be convertible or exercisable for New GF Common Shares. No directors or senior officers of New General Fusion will beneficially own, directly or indirectly, or exercise control or direction over any New GF Convertible Preferred Shares. The terms of office of each of our directors expires on the date of the next annual meeting of our shareholders.

New General Fusion Board of Directors

We expect the New GF Board to consist of Greg Twinney, Chris Sorrells, Klaas de Boer, Wendy Kei, Norman Harrison, Mark Little and Thomas Boehlert. We expect the management of New General Fusion to consist of Greg Twinney, Megan Wilson, Michel Laberge, Robert Crystal, Jan Laishley and Mike Donaldson. For Mr. Twinney’s biographical information, please see “ – Executive Officer.”

Klaas de Boer, Mr. de Boer has served as chairman of the General Fusion Board since July 2020 and as a member of its board of directors since July 2009. He has also served as chairman of the board of directors of Xeros Technology Group plc (AIM: XSG), a technology company focused on developing solutions to reduce the environmental impact of textiles and apparel manufacturing, since January 2020, as a member of the board of directors of SmartKem Inc. (Nasdaq: SMTK – on Nasdaq since May 2024, prior to that on the OTC since February 2021, and prior to that a UK private company) a technology company developing advanced semiconductor materials, since January 2018, and as Senior Independent Director of CelLBxHealth plc (AIM: CLBX), a company active in the space of liquid biopsies, since January 2026. In addition, Mr. de Boer has served as a member of the investment committee for the direct investment activities of the British Business Bank, a UK government-backed co-investment fund for late-stage deep technology companies, from September 2021 until March 2026, and is currently an independent advisor to that investment committee. He served as a board member for veriNOS Pharmaceuticals GmbH, a biopharmaceutical company, from January 2023 to November 2024. From October 2006 to June 2021, Mr. de Boer served as Managing Partner of Entrepreneurs Fund, a European venture capital fund, and in which capacity he served on numerous boards. Mr. de Boer began his career as a strategy consultant at McKinsey & Company, a global management consulting firm, from December 1991 to September 1997. He subsequently joined Vanenburg Group, a private investment firm, from October 1997 to June 1999, where he established and managed a corporate venturing team responsible for investments across Europe, Israel and the United States, including WebEx. Mr. de Boer holds an M.Sc. in Applied Physics from Delft University of Technology and an M.B.A. from INSEAD.

We believe Mr. de Boer is qualified to serve on the New GF Board because of his extensive venture capital experience, deep expertise in scaling and exiting technology companies, and his global investment and governance experience.

Wendy Kei, Ms. Kei has served on the General Fusion Board since April 2026. Ms. Kei also has served as chair of the board of directors of Ontario Power Generation Inc., a major electricity generation company, since June 2019 (first appointed to the board in March 2017), and as chair of the audit committee of Centerra Gold Inc. (TSX: CG.TO; NYSE: CGAU), a gold mining company, since May 2023 (first appointed to the board in May 2022). Ms. Kei has also served as a member of the board of directors of the Institute of Corporate Directors since January 2026. Ms. Kei previously served as Chief Financial Officer of Dominion Diamond Corporation, a diamond mining company, employment from February 2004 to September 2014. Earlier in her career, Ms. Kei held finance and accounting leadership roles at Counsel Corporation, a Canadian investment and asset management company, from July 2003 to January 2004, PricewaterhouseCoopers LLP, a global professional services firm, from February 2000 to June 2003, Sunoco Inc., a Canadian energy company, from April 1997 to January 2000, and National Grocers Co. Ltd. (A division of Loblaw Companies Limited (TSX: L)), a Canadian food and pharmacy retailer, from August 1994 to March 1997. Ms. Kei is a Fellow Chartered Professional Accountant (FCPA, FCA), a Fellow of the Institute of Corporate Directors (F.ICD), and holds an ESG designation (GCB.D) from Competent Boards. Ms. Kei holds a Bachelor of Mathematics (Honours) in Chartered Accountancy and Information Systems from the University of Waterloo.

We believe Ms. Kei is qualified to serve on the New GF Board because of her extensive experience in finance, accounting, corporate governance, and board leadership across public companies.

Norman Harrison, Mr. Harrison is an experienced energy sector executive with over 40 years of leadership experience across both fusion energy and nuclear fission industries. Mr. Harrison has served on the General Fusion Board since January 2022. He also currently serves as a senior advisor to the UK Atomic Energy Authority board, the United Kingdom’s national organization responsible for fusion energy research and development, having previously served as a non-executive director board member from 2016 to 2020, and served as the Chief Executive Officer from 2006 to 2010, where he oversaw the Joint European Torus, the world’s largest fusion experiment and the only facility operating with deuterium-tritium fuel. Earlier in his career, Mr. Harrison held senior operational leadership roles in the United Kingdom, including Director of the Dounreay nuclear site, as well as the Heysham 1 and Sizewell B nuclear power stations. He has also served as a Trustee and Director of the Nuclear Liabilities Fund and as Deputy Chair of the Board of Governors at Manchester Metropolitan University. Mr. Harrison was appointed Commander of the Order of the British Empire (CBE) in 2021 in recognition of his contributions to the fusion and fission industries. Mr. Harrison holds an honorary Doctorate in Business Administration from Manchester Metropolitan University and is a Fellow of the Nuclear Institute, the Royal Society of Chemistry and the Royal Society of Arts.

We believe Mr. Harrison is qualified to serve on the New GF Board because of his extensive experience in nuclear and fusion energy, his leadership of major research and operational programs, and his deep technical and governance expertise.

Mark Little, Mr. Little has spent more than 35 years in the Canadian energy industry in senior leadership roles including responsibility for operations in Africa, the Middle East, Europe and North America and joined the General Fusion Board in October 2023. He is currently the founder and CEO of Jotson Inc., a technology company providing tools to manage energy consumption, costs and emissions, since March 2023. Prior to that, he served as president and chief executive officer and other senior leadership positions at Suncor Energy Inc. (TSX:SU, NYSE: SU), a Canadian integrated energy company with global operations, from November 2008 to July 2022. Mr. Little also held various roles at Imperial Oil (TSX: IMO, NYSE: IMO), a Canadian integrated oil and gas company and affiliate of ExxonMobil Corporation, from June 1985 to October 2008. He was also one of the founding CEOs of Pathways Alliance, an initiative focused on achieving net-zero CO₂ emissions across Canada’s oil sands industry. In addition, Mr. Little is an advisor to the Coalition for a Better Future, and previously an advisor to Cycle Capital from 2022 to 2025. Mr. Little received a B.Sc. in Computer Science from the University of Calgary and a Bachelor of Applied Petroleum Engineering Technology from the Southern Alberta Institute of Technology. He also graduated from the Advanced Management Program at Harvard Business School.

We believe Mr. Little is qualified to serve on the New GF Board because of his extensive executive leadership experience in the energy sector, his expertise in large-scale project development and operations, and his leadership in energy transition and decarbonization initiatives.

Chris Sorrells, Mr. Sorrells served as Chairman and Chief Executive Officer of Spring Valley II from its inception in January 2021 until February 2026. Mr. Sorrells served as the Chief Executive Officer and a director of Spring Valley I from its inception in November 2020 until the closing of the Nuscale merger in May 2022 at which time Mr. Sorrells began serving as a member of the board of directors of the post-closing company, Nuscale Power Corporation, until May 2024. Mr. Sorrells also serves as the Chairman and Chief Executive Officer of Spring Valley IV. Mr. Sorrells has been an investor, operator, advisor, and board member in the Natural Resources and Decarbonization industries for over 30 years. Mr. Sorrells served as Lead Director and Chairman of the compensation committee for Renewable Energy Group, Inc. (Nasdaq: REGI) until the completion of its merger with Chevron Corporation for $3.1 billion in June 2022, having previously served as Vice Chairman of its board and led the $100 million financing in 2006 to create the company, ultimately witnessing revenues increase from approximately $85 million in 2008 to over $3.0 billion in 2021, via organic growth and an aggressive acquisition strategy. In addition, the stock price for REGI appreciated significantly following its initial public offering in January 2012 of $10 per share to the $61.50 acquisition price paid by Chevron. Previously, Mr. Sorrells served as a Managing Director and then as an Operating Partner of NGP Energy Technology Partners (“NGP ETP”), an affiliate of Natural Gas Partners (“NGP”), a leading energy private equity fund with $25 billion of capital commitments, which he helped grow into one of the most successful Decarbonization-focused private equity funds. Mr. Sorrells and/or his former firms including NGP ETP have invested in over 30 Natural Resource and Decarbonization platforms in a broad range of companies across those industries, including Renewable Energy Group, Inc. (Nasdaq: REGI), Power-One, Inc. (formerly Nasdaq: PWER), Caminus Corporation (formerly Nasdaq: CAMZ), Waste Resource Management, Inc. (sold to Ridgewood Infrastructure), TPI Composites, Inc. (Nasdaq: TPIC) and others. In addition to leading investments, Mr. Sorrells has held a number of board positions for numerous public and private firms, including ENGlobal Corporation, groSolar (which was later sold to EDF Renewables Inc.), Community Energy (which was later sold to AES Corporation), GSE Systems, Inc. (formerly Nasdaq: GVP before being sold to Pelican Energy Partners) and Living Earth (which was later sold to Bain Capital Double Impact). As an operator, Mr. Sorrells has held a variety of senior executive leadership roles at Natural Resource and Decarbonization-focused companies including serving as Chief Operating Officer and Director of GSE Systems, Inc. Mr. Sorrells started his career in the energy, power and decarbonization industries as an investment banker at Salomon Smith Barney in 1996 and later at Banc of America Securities LLC where he created one of the first decarbonization-focused investment banking teams in 2000. Mr. Sorrells received his Master of Accounting from the University of Southern California, an M.B.A. from The College of William and Mary and a B.A. from Washington and Lee University.

We believe Mr. Sorrells is qualified to serve on the New GF Board because of his significant experience in the sustainability industry in both private and public companies.

Thomas Boehlert, Mr. Boehlert served as Chief Financial Officer of US Strategic Metals, a metal processing and refining development company, from January 2024 to October 2025. Mr. Boehlert also served as Strategic Advisor of Beta Technologies (NYSE: BETA), an electric aircraft and charging infrastructure manufacturing company, from 2022 to 2023, Executive Director and Chief Financial Officer of RCF Acquisition Corp. (NYSE: RCFA), a special purpose acquisition company, from 2021 to 2023, and as a director and Audit Committee Chair and Compensation Committee Chair of Arizona Sonoran Copper Company Inc. (TSX: ASCU), a copper development and mining company, from 2020 to 2023. Mr. Boehlert served as a director and Audit Committee Chair of TMAC Resources Inc. (TSX: TMR), a Canadian mining company, from 2019 to 2021. Mr. Boehlert previously served as Executive Vice President and Chief Financial Officer of Bunge Limited (NYSE: BG), a Fortune 250 global agribusiness company, from December 2016 to May 2019. Prior to that, Mr. Boehlert served as Chief Executive Officer, President and a member of the board of directors of First Nickel Inc. (TSX: FNI), a nickel mining company, from 2011 to 2015 and as a director of Harry Winston Diamond Corporation (NYSE: HWD), a diamond mining and luxury jewelry company, from 2009 to 2010. Earlier in his career, Mr. Boehlert held Executive Vice President and Chief Financial Officer roles at Kinross Gold Corporation (NYSE: KGC; TSX: K), a gold mining company, from 2006 to 2011, Texas Genco, a power generation company, in 2005, Direct Energy, a retail and wholesale energy company, from 2004 to 2005, and served as a Senior Vice President and Chief Financial Officer at Sithe Energies, a power generation company, from 2000 to 2003. Mr. Boehlert held senior leadership roles at Credit Suisse, a global investment bank, where he served as an infrastructure and project finance banker from 1986 to 2000. Mr. Boehlert began his career at KPMG LLP, a global professional services firm, as a senior auditor from 1983 to 1986. Mr. Boehlert holds an M.B.A. from New York University and a B.S. from Indiana University. He is a Certified Public Accountant (inactive) and holds the ICD.D designation.

We believe Mr. Boehlert is qualified to serve on the New GF Board because of his extensive experience as a public company chief executive officer, director and chief financial officer, his deep expertise in capital-intensive industries, his background in the power generation sector, and his track record of leading complex transformations, capital allocation strategies and M&A transactions.

Executive Officers

Greg Twinney, CPA BAccS, has been our Chief Executive Officer and member of our board of directors since July 2022 after serving as General Fusion’s Chief Financial Officer starting in February 2020. Mr. Twinney brings a proven track record of executive leadership to General Fusion. During his tenure, Mr. Twinney has expanded the company’s investor base, built deep relationships with industry partners, and promoted fusion energy on the global stage. Mr. Twinney has led the strategy and discipline behind building a fusion company grounded in external scientific validation and peer-reviewed results, with a focus on meaningful, independently credible technical progress and capital efficient execution. Mr. Twinney’s experience prior to joining General Fusion demonstrates his ability to set the groundwork to create massive shareholder value for technology-enabled companies. With more than twenty years of experience commercializing new technologies, he has helped guide multiple companies through IPOs and mergers and acquisitions in various management roles, including at Real Matters, Kobo and Opalis. Mr. Twinney is a Chartered Professional Accountant and graduate from University of Calgary with a Bachelor of Accounting Science Degree.

Megan Wilson, MBA, joined General Fusion as Chief Strategy Officer in May 2022 where she is responsible for long-term strategy development and execution as well as all external relations, including marketing, communications, government relations, external validation and strategic partnerships. While in this role, Ms. Wilson has advanced the Company’s commercialization roadmap including a strategic pivot to the LM26 demonstration program. Prior to joining General Fusion, Ms. Wilson spent more than 14 years at Babcock & Wilcox Enterprise (B&W), where she was responsible for B&W’s strategy development and execution efforts, merger, acquisition and divestiture activities, public company investor relations and government relations through a progression of roles. Prior to B&W, she served as a surface warfare officer and nuclear engineering officer with the U.S. Navy from 2000 to 2007. During her time as a naval officer, she completed two sea tours, including serving as the Reactor Controls Division Officer on the nuclear-powered aircraft carrier USS George Washington. Ms. Wilson holds a Master of Business Administration degree from The George Washington University and a Bachelor of Science in Engineering degree from Duke University in biomedical and electrical engineering.

Dr. Michel Laberge, Ph.D., MSc, BSc, founded General Fusion in 2002 and currently serves in the role of Chief Science Officer, overseeing all scientific decision making and initiatives. Dr. Laberge is a physicist with overall practical experience in plasma physics and modern plasma diagnostic techniques. He has extensive knowledge of the latest technologies related to electronics, computers, materials, lithography, optics and fabrication and is experienced in designing and constructing test apparatuses to evaluate technical concepts. Prior to establishing General Fusion, Dr. Laberge spent nine years at Kodak (Creo) in Vancouver as a senior physicist and principal engineer. His roles included inventor, designer, and scientific project leader on projects that resulted in more than $1 billion worth of product sales. Dr. Laberge holds a Ph.D. in Physics from the University of British Columbia, as well as bachelor’s and master’s degrees in physics from Université Laval in Québec.

Robert Crystal, CPA, MA, BA, joined General Fusion October 2020 as Director of Finance and elevated to Vice President of Finance in January 2022, then joining the executive leadership team as Senior Vice President of Finance in June 2023 and serving at the corporate secretary. He is responsible for oversight of all financial aspects of the Company including capital formation, financial reporting, financial planning and analysis, tax, legal and information technology. Mr. Crystal brings more than 20 years of international accounting, tax and finance experience supporting cleantech growth companies. He has successfully built-up departments with international expansion, public company readiness, capital formation and restructuring thereof. Mr. Crystal spent nine years at Ostara, a world leader in nutrient recovery and one of Canada’s premier cleantech companies growing the finance department from the research & development phase into commercialization and global expansion. He also spent a year at AES Engineering as a Director, helping build and scale the company’s Finance team for growth in one of Western Canada’s premier engineering consulting firms. Mr. Crystal is a Chartered Professional Accountant and graduate from the University of British Columbia with a Master of Arts degree in Economics as a well as a Bachelor of Arts degree from Concordia University in Economics.

Jan Laishley, MA, BGS, joined General Fusion as Chief People and Culture Officer in April 2022 and is responsible for the critical priorities of organizational development, employee experience, talent acquisition, employee retention, talent management/development and total compensation, ensuring all people initiatives and programs align with General Fusion’s vision, mission, and culture. Ms. Laishley has more than 25 years of global experience in Human Resources in the technology sector. She was the Senior Vice President, Human Resources at Ballard Power Systems, Inc., a global provider of clean energy solutions, where she held roles of increasing responsibility in Human Resources. Throughout her career, Jan has focused on building organizational cultures which recognize that “people drive technology”, attracting and retaining an innovative, diverse, engaged workforce during high growth and expansion across North America, Europe, and China. Ms. Laishley earned a Master of Arts in Organizational Development and Leadership and a Certificate in Evidence Based Coaching at Fielding Graduate University. She also holds a

Certificate in Human Resources Management from British Columbia Institute of Technology and a Bachelor of General Studies from Simon Fraser University.

Michael “Mike” Donaldson, P.Eng., MAsc, BAsc, joined General Fusion in March 2009 and serves as the Company’s Senior Vice President of Technology Development, overseeing all aspects of technology development. He is a systems engineer with more than 25 years of experience in the development of novel and disruptive technologies. He has broad experience in product development, production engineering and engineering management. He has led multidisciplinary teams in high-risk and complicated technical projects with a focus on risk reduction through rapid prototyping and physical testing. Prior to joining General Fusion, Mr. Donaldson had been with Kodak (Creo) since 1999, contributing to production engineering and product development roles. Mr. Donaldson is a registered Professional Engineer in British Columbia, and graduate from the University of British Columbia with a Masters of Applied Science degree in Engineering Physics, as well as a Bachelor’s of Applied Science degree from Queen’s University at Kingston in Engineering Physics.

Penalties or Sanctions

To our knowledge and based on the information furnished to us by our directors and executive officers, none of the proposed directors or executive officers of New General Fusion is as at the date of this proxy statement/prospectus, or has been within the 10 years before the date of this proxy statement/prospectus, a director, chief executive officer or chief financial officer of any company that (a) was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Individual Bankruptcies

To our knowledge and based on the information furnished to us by our directors and executive officers, none of the proposed directors or executive officers of New General Fusion, and to the best of New General Fusion’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New General Fusion (a) is, as at the date of this proxy statement/prospectus, or has been within the 10 years before the date of this proxy statement/prospectus, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (b) has, within the 10 years prior to the date of this proxy statement/prospectus: become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Corporate Cease Trade Orders and Bankruptcies

To our knowledge and based on the information furnished to us by our directors and executive officers, none of the proposed directors or executive officers of New General Fusion, and to the best of New General Fusion’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New General Fusion, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To our knowledge and based on the information furnished to us by our directors and executive officers, there are not existing or potential material conflicts of interest between New General Fusion or a subsidiary of New General Fusion and any of their directors or officers.

New General Fusion Corporate Governance

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates, position descriptions for the board chair, committee chairs, and the CEO, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.

Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognizes the principles of good governance. The New GF Board will be committed to sound corporate governance practices which reflect its consideration of the recommended Corporate Governance Guidelines, as such practices are both in the interests of New General Fusion and help to contribute to effective and efficient decision-making.

In addition, pursuant to Rule 5615(b) of Nasdaq’s rulebook (the “Nasdaq Marketplace Rules”), New General Fusion, as a foreign private issuer (as defined under U.S. securities laws), has the option to comply with practices that are permitted under Canadian law in lieu of certain provisions of the Nasdaq Marketplace Rules.

Notwithstanding the preceding sentence, New General Fusion intends to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. New General Fusion may in the future decide to use other foreign private issuer exemptions with respect to some of the other Nasdaq listing requirements. Following the home country governance practices of New General Fusion, as opposed to the requirements that would otherwise apply to a company listed on the Nasdaq, may provide less protection than is accorded to investors under the Nasdaq listing requirements applicable to U.S. domestic issuers.

The summary below sets out New General Fusion’s expected approach to corporate governance in relation to the Corporate Governance Guidelines, including the disclosure required by NI 58-101.

Election and Appointment of Directors

The rights and obligations of New GF Shareholders are set out in the New GF Closing Articles. Under the New GF Closing Articles, the number of directors constituting the New GF Board must be the greater of three and the most recently set of (i) the number set by ordinary resolution, and (ii) the number of additional directors appointed by the directors between annual general meetings, if any, up to one-third of the number of the current directors who were elected or appointed by shareholders. Upon completion of the Business Combination, the New GF Board is expected to be set at seven directors. The New GF Closing Articles do not provide for the New GF Board to be divided into classes.

At any annual general meeting of New GF Shareholders at which directors are to be elected, a vote of New GF Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the BCBCA and the New GF Closing Articles, any casual vacancy occurring on the New GF Board may be filled by a quorum of the remaining directors. The directors may act notwithstanding any vacancy in the board of directors, but if New General Fusion has fewer directors in office than the number set pursuant to the New GF Closing Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCBCA for any other purpose. If New General Fusion has no directors or fewer directors in office than the number set pursuant to the New GF Closing Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

Quorum

The necessary quorum needed for the New GF Board may be set by the directors and, if not so set, is deemed to be set at a majority of the directors then in office.

Orientation and Continuing Education

Following closing of the Business Combination, it is expected that the New GF Board will implement an orientation program for new directors. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of New General Fusion and its business, the role of New General Fusion’s board and its committees, and the contribution that an individual director is expected to make. The Human Resources and Compensation Committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of New General Fusion’s business remains current. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Position Description

The New GF Board will adopt a written position description for the Chair, setting out the Chair’s key responsibilities, including, among others, duties relating to setting meeting agendas for the New GF Board, chairing board and shareholder meetings of New General Fusion, director development and communicating with shareholders and regulators.

The New GF Board will adopt a written position description for each of the committee chairs, which sets out such committee chair’s key responsibilities, including, among others, duties relating to setting committee meeting agendas, chairing committee meetings and working with the committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.

The New GF Board will adopt a written position description for New General Fusion’s Chief Executive Officer, setting out its key responsibilities, including, among others, duties in relation to providing overall leadership, ensuring the development of a strategic plan and recommending such plan to New GF Board for consideration, ensuring the development of an annual corporate plan and budget that supports the strategic plan and recommending such plan to the New GF Board for consideration and supervising day-to-day management and communicating with shareholders and regulators.

Composition of the New GF Board of Directors After the Business Combination

The New GF Board, as initially constituted, includes Greg Twinney, Chris Sorrells, Klaas de Boer, Wendy Kei, Norman Harrison, Mark Little and Thomas Boehlert. Thereafter, the number of directors shall be set by resolution of the shareholders or as adjusted by the New GF Board from time to time, subject to the provisions of the BCBCA.

Directors of New General Fusion may only be removed with an affirmative vote of the majority of the votes attached to the outstanding New GF Common Shares and New GF Convertible Preferred Shares.

We anticipate that, prior to the Closing, the New GF Board will establish the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. The New GF Board may also establish from time to time any other committees that it deems necessary or desirable. Board members serve on these committees until their resignation or until otherwise determined by the New GF Board. See “Board Committees” below.

New General Fusion Conflicts of Interest

The directors and officers of New General Fusion are required by law to act honestly and in good faith with a view to the best interests of New General Fusion. If a director or officer of New General Fusion holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with such director or officer’s duty or interest as a director or officer of New General Fusion, such director or officer must disclose, the nature and extent of the conflict to the directors of New General Fusion.

For purposes of managing any potential conflicts of interest, a director or officer who has a material interest in a matter before the New GF Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by the New GF Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Director and officers will also be required to comply with the relevant provisions of the BCBCA regarding disclosable interests. If a director or officer of New General Fusion (i) has a material interest in a contract or proposed contract or transaction that is material to an issuer or (ii) is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction (a “disclosable interest”), such director or officer must disclose his or her disclosable interest in such contract or transaction and the director shall refrain from voting on any matter in respect of such contract or transaction, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA and applicable internal corporate governance or polices of the New GF Board, as applicable. If not in compliance, such director or officer may be liable to the company for any profit that accrues to such director or officer under or as a result of such contract or transaction.

Certain members of the New GF Board are also members of the board of directors of other public companies. It is possible that a conflict could arise between their duties as directors of New General Fusion and their duties to other companies. To the best of our knowledge, we are not aware of any other existing or potential conflicts of interest between New General Fusion or any of New General Fusion’s directors or officers.

Directorships

Currently, none of the expected directors of New General Fusion are anticipated to be directors of other reporting issuers (or the equivalent) in a jurisdiction or a foreign jurisdiction.

Indemnification and Insurance Obligations of New General Fusion Following the Business Combination

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding or an action, in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless, among other things: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Subject to the BCBCA, the New GF Closing Articles requires it to indemnify an indemnifiable person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and New General Fusion must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each indemnifiable person is deemed to have contracted with New General Fusion on the terms of the indemnity contained in the New GF Closing Articles. In addition, the New GF Closing Articles specify that failure of any indemnifiable person to comply with the provisions of the BCBCA or the New GF Closing Articles will not invalidate any indemnity to which he or she is entitled. The New GF Closing Articles also allow New General Fusion to purchase and maintain insurance for the benefit of certain indemnifiable persons.

Director Term Limits and Other Mechanisms of Board Renewal

The New GF Board will not adopt director term limits or other automatic mechanisms of renewal of its members. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee of the New GF Board will seek to maintain the composition of the New GF Board in a way that provides, in the judgment of the New GF Board, the best mix of skills and experience to provide for New General Fusion’s overall stewardship.

The nominating and corporate governance committee of the New GF Board is also expected to conduct an annual assessment of the New GF Board, each committee, the Chair, each committee chair and each director regarding their effectiveness, efficiency and performance, and to report evaluation results to the New GF Board. See also “Nominating and Corporate Governance Committee” below.

Independence of Directors

New General Fusion has applied to have New GF Common Shares and New GF Public Warrants listed on the Nasdaq. Listing is subject to the approval of the Nasdaq, in accordance with its original listing requirements. There is no assurance that the Nasdaq will approve New General Fusion’s listing application. Any such listing of the New GF Common Shares and New GF Public Warrants will be conditional upon New General Fusion fulfilling all of the listing requirements and conditions of the Nasdaq. It is anticipated that upon the Closing the New GF Common Shares and New GF Public Warrants will be listed on the Nasdaq under the ticker symbols “GFUZ” and “GFUZW,” respectively.

As a result, New General Fusion will adhere to the rules of the Nasdaq and applicable Canadian securities laws in determining whether a director is independent. The New GF Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the Nasdaq generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees of the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with New General Fusion which could, in the view of the New GF Board, be reasonably expected to interfere with the exercise of such director’s independent judgement.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the New GF Board is expected to determine that Chris Sorrells, Klaas de Boer, Wendy Kei, Norman Harrison, Mark Little and Thomas Boehler will be considered independent directors within the meaning of NI 58-101 and the listing standards of the Nasdaq. Greg Twinney is not independent as a result of his relationship with New General Fusion.

Meetings of Independent Directors

The New GF Board will hold regularly-scheduled meetings as well as ad hoc meetings from time to time. The independent members of the New GF Board will also meet, as required, without the non-independent directors and members of management.

Risk Oversight

The New GF Board will oversee the risk management activities designed and implemented by our management. The New GF Board will execute its oversight responsibility both directly and through its committees. The New GF Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. The Company’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the Company and will provide appropriate updates to the New GF Board and the audit committee. The New GF Board will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to New GF Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Foreign Private Issuer Status

After the consummation of the Business Combination, New General Fusion will be a “foreign private issuer” under the securities laws of the United States and the rules of the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domestic registrants. New General Fusion intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq’s listing requirements.

Board Mandate

The primary responsibility of the New GF Board will be to appoint competent management and to oversee the management of New General Fusion with a view to act in the best interests of the company and ensure corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal controls. Subject to the provisions of the BCBCA, the New GF Board may delegate certain of those powers and authority that the directors of New General Fusion, or independent directors, as applicable, deemed necessary or desirable to effect the actual administration of the duties of the New GF Board.

In general terms, the New GF Board will endeavour to:

●

define the principal objective(s) of New General Fusion based upon the recommendations of the chief executive officer of New General Fusion (the “Chief Executive Officer”) and others deemed appropriate for such purpose;

●	monitor the management of the business and affairs of New General Fusion with the goal of achieving New General Fusion’s principal objective(s) as defined by the New GF Board;
●	discharge the duties imposed on the New GF Board by applicable laws; and
●	for the purpose of carrying out the foregoing responsibilities, take all such actions as the New GF Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the New GF Board will endeavor to perform the following general duties:

●	review progress towards the achievement of the goals established in the strategic, operating and capital plans;
●	review the principal risks of New General Fusion’s business identified by the Chief Executive Officer and review management’s implementation of the appropriate systems to manage these risks;
●	approve the annual operating and capital budgets and plans and subsequent revisions thereof;
●	approve the establishment of credit facilities and borrowings; and
●	approve issuances of additional shares or other securities to the public;

Monitoring and Acting

●	Monitor New General Fusion’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances.
●	Monitor overall human resource policies and procedures, including compensation and succession planning.
●	Appoint the Chief Executive Officer and determine the terms of the Chief Executive Officer’s employment with New General Fusion.
●	Review the systems implemented by management and the New GF Board which are designed to maintain or enhance the integrity of New General Fusion’s internal control and management information systems.

●

Establish the ethical standards to be observed by all officers and employees of New General Fusion and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards.

●	Require that the Chief Executive Officer institute and monitor processes and systems designed to ensure compliance with applicable laws by New General Fusion and its officers and employees.
●	Approve all matters relating to material transactions involving New General Fusion.

Corporate Communications

●	Recommend to New GF Shareholders a firm of chartered accountants to be appointed as New General Fusion’s auditors.
●

Review the procedures implemented by New General Fusion’s management and the New GF Board which are designed to ensure the timely reporting of any other developments that have a significant and material impact on the value of New General Fusion.

●	Where required, approve any policy designed to enable New General Fusion to communicate effectively with New GF Shareholders and the public generally.

Governance

●	In consultation with the Chair of the New GF Board, develop a position description for the Chair of New GF Board.
●	Facilitate the continuity, effectiveness and independence of the New GF Board by, amongst other things,
●	together with the assistance of the Nominating and Corporate Governance and Committee, selecting nominees for election to the New GF Board;
●	appointing a Chair of the New GF Board who may or may not be a member of management;
●	appointing from amongst the directors an audit committee and such other committees of the New GF Board as the New GF Board deems appropriate;
●	defining the mandate or terms of reference of each committee of the New GF Board;
●	ensuring that processes are in place and are utilized to assess the effectiveness of the Chair of the New GF Board, the New GF Board as a whole, each committee of the New GF Board and each director; and
●	establishing a system to enable any director to engage an outside adviser at the expense of New General Fusion.
●	Review annually the adequacy and form of the compensation of directors.

Delegation

●	The New GF Board may delegate its duties to and receive reports and recommendations from any committee of New GF Board.

Composition

●	On at least an annual basis, the New GF Board shall conduct an analysis and make a positive affirmation as to the “independence” of a majority of the New GF Board members.
●	Members should have or obtain sufficient knowledge of New General Fusion and the energy business to assist in providing advice and counsel on relevant issues.

Meetings

●	The New GF Board shall meet regularly as deemed appropriate by the New GF Board Chair.
●	Minutes of each meeting shall be prepared by the Secretary to the New GF Board.
●	Vice-Presidents and such other staff as appropriate to provide information to the New GF Board shall attend meetings at the invitation of the New GF Board.

Reporting / Authority

●	Following each meeting, the secretary will promptly report to the New GF Board by way of providing draft copies of the minutes of the meetings.
●	Supporting schedules and information reviewed by the New GF Board at any meeting shall be available for examination by any director or, upon request, by the Chief Executive Officer.
●	The New GF Board shall have the authority to review any corporate report or material and to investigate activity of New General Fusion and to request any employees to cooperate as requested by New GF Board.
●	The New GF Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of New General Fusion.

Board Committees

Upon consummation of the Business Combination, New General Fusion will establish a separately standing audit committee, nominating and corporate governance committee, and human resources and compensation committee.

Audit Committee

Effective upon consummation of the Business Combination, New General Fusion will establish an audit committee of the New GF Board, which is expected to be comprised of Wendy Kei, Thomas Boehlert and Mark Little. The New GF Board is expected to determine that each such director is independent and financially literate under the Listing Rules, NI 52-110 and under Rule 10A-3 of the Exchange Act. Wendy Kei is expected to serve as the chairman of the audit committee. Each member of the audit committee is expected to meet the financial literacy requirements of the Nasdaq, and NI 52-110 and the New GF Board is expected to have an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. New General Fusion will comply with NI 52-110 and intends to rely on the exemptions for U.S. listed issuers thereunder.

Composition of Audit Committee and Relevant Education Experience

Audit Committee Charter

The New GF Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter setting forth the purpose, composition, authority and responsibility of the Audit Committee, consistent with NI 52-110 and Nasdaq Rule 5605(c)(1), which details the principal functions of the audit committee, including:

●	appointing, compensating, retaining, evaluating, terminating and overseeing New General Fusion’s independent registered public accounting firm;
●	overseeing the integrity of New General Fusion’s financial statements and related information;
●	overseeing New General Fusion’s compliance with applicable legal and regulatory requirements;
●	overseeing risk management and internal control over financial reporting and disclosure controls and procedures;

●	overseeing discussions with New General Fusion’s independent registered public accounting firm their independence from New General Fusion’s management, qualifications and appointment;
●	reviewing with New General Fusion’s independent registered public accounting firm the scope and results of their audit;
●	making recommendations regarding the approval of all audit and permissible non-audit services to be performed by New General Fusion’s independent registered public accounting firm;
●

overseeing the financial reporting process and discussing with New General Fusion’s management and New General Fusion’s independent registered public accounting firm the interim and annual financial statements;

●	reviewing with management and recommending to the New GF Board for approval, the annual consolidated financial statements of New General Fusion;
●	reviewing and monitoring New General Fusion’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing New General Fusion’s policies on risk assessment and risk management;
●	review, approve and ratify related party transactions; and
●

establishing procedures for (a) the receipt, retention and treatment of complaints received by New General Fusion regarding accounting, internal controls or auditing matters; and (b) the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

About the Auditor

PricewaterhouseCoopers LLP, an independent registered public accounting firm, is expected to be the external auditor of New General Fusion.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, New General Fusion will establish a nominating and corporate governance committee of the New GF Board, which is expected to be comprised of Thomas Boehlert, Wendy Kei and Klaas de Boer, each of whom is independent under the applicable rules of the SEC, the Nasdaq Listing Rules, and NI-58-101 and Thomas Boehlert is expected to serve as the chairperson of the committee. The New GF Board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance charter, which details the principal functions of the nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on the New GF Board.

The nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the New GF Board, consistent with criteria approved by the New GF Board;
●	selecting or recommending that the New GF Board select director nominees for the next annual general meeting of shareholders and determining the composition of the New GF Board and its committees;
●	leading the New GF Board in its periodic review of the board’s performance and succession planning;
●	overseeing management succession planning;
●	developing and implementing New General Fusion’s policies regarding corporate governance; and

●	reviewing developments in corporate governance compliance and developing and recommending to the New GF Board a set of corporate governance guidelines and principles for inclusion in the Corporate Governance Guidelines.

The nominating and corporate governance committee will consider appropriate persons identified by its members, management, directors and others. The guidelines for selecting nominees, which will be specified in the nominating and corporate governance committee charter or the Corporate Governance Guidelines, will generally provide that the committee will take into account such factors as it determines relevant, including the following:

●	personal and professional integrity;
●	ethics and values;
●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	experience in the industries in which New General Fusion competes;
●	experience as a board member or executive officer of another publicly held company;
●	diversity;
●	conflicts of interest; and
●	practical and mature business judgment.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the New GF Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by New GF Shareholders and other persons.

Human Resources and Compensation Committee

Effective upon consummation of the Business Combination, New General Fusion will establish a Human Resources and Compensation Committee comprised of Mark Little, Norman Harrison and Chris Sorrells, and all members are independent under the applicable rules of the SEC, the Nasdaq and NI-58-101. Mark Little is expected to serve as chairman of the compensation committee.

The New GF Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter, which will detail the principal functions of the compensation committee. The Human Resources and Compensation Committee’s purpose is to assist the New GF Board in its oversight of executive compensation, director compensation and executive compensation disclosure.

The principal responsibilities and duties of the Human Resources and Compensation Committee include:

●	reviewing at least annually New General Fusion’s executive compensation plans;
●

reviewing annually the compensation of New General Fusion’s Chief Executive Officer, taking into account the performance of New General Fusion’s Chief Executive Officer in light of pre-established goals and performance objectives and, based on such evaluation, recommending to the New GF Board the Chief Executive Officer’s annual compensation;

●

reviewing on an annual basis the compensation structure for New General Fusion’s senior executive officers taking into account the performance of such senior executive officers in light of pre-established goals and performance objectives and make recommendations to the New GF Board with respect to the compensation for such officers;

●	assessing the competitiveness and appropriateness of New General Fusion’s policies relating to the compensation of executive officers on an annual basis; and

●

reviewing and, if appropriate, recommending to the New GF Board the approval of any adoption, amendment and termination of New General Fusion’s incentive compensation plans, overseeing their administration, and discharging any duties imposed on the Human Resources and Compensation Committee by any of those plans.

Further particulars of the process by which compensation for New General Fusion’s executive officers is determined is provided under the heading “Executive Compensation.”

The charter will also provide that the Human Resources and Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Human Resources and Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year as a member of the New GF Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the New GF Board or our compensation committee.

Code of Business Conduct and Ethics

In connection with the Business Combination, New General Fusion intends to adopt a Code of Business Conduct and Ethics and to post such Code of Business Conduct and Ethics that applies to all officers, directors, employees, consultants, contractors and agents of New General Fusion and its affiliates and subsidiaries worldwide, and any amendments on its website. It will also be available under New General Fusion’s profile on SEDAR+ at www.sedarplus.ca. The objective of New General Fusion’s Code of Business Conduct and Ethics is to provide guidelines for maintaining New General Fusion’s and its affiliates and subsidiaries’ integrity, trust and respect. The Code of Business Conduct and Ethics will address compliance with laws, rules and regulations, conflicts of interest, confidentiality, commitment, preferential treatment, financial information, internal controls and disclosure, protection and proper use of New General Fusion’s assets, communications, fair dealing, fair competition, due diligence, illegal payments, equal employment opportunities and harassment, privacy, use of company computers and the internet, political and charitable activities and the reporting of any violations of law, regulation or the Code of Business Conduct and Ethics. Any person subject to the Code of Business Conduct and Ethics is expected to report all violations of law, regulation or of the Code of Business Conduct and Ethics of which they become aware to any one of New General Fusion’s senior executives.

The New GF Board will be responsible for monitoring compliance with the Code of Business Conduct and Ethics and will annually review and evaluate the effectiveness of the Code of Business Conduct and Ethics. New General Fusion also intends to disclose any amendments to certain provisions of its Code of Business Conduct and Ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and the Nasdaq.

Shareholder Communication with the New GF Board

New GF Shareholders and interested parties may communicate with the New GF Board, any committee chairperson or the independent directors as a group by writing to the New GF Board or committee chairperson addressed to Shareholder Communications, Board of Directors, Attention: Secretary, 6020 Russ Baker Way, Richmond, British Columbia V7B 1B4.

Insider Trading Policy

Upon closing of the Business Combination, New General Fusion intends to adopt an insider trading policy which will prohibit its directors, officers, employees, insiders, contractors and certain other persons from: (i) trading in its securities while in possession of material undisclosed information about New General Fusion; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of New General Fusion, during a restricted period.

Communications Policy

Upon closing of the Business Combination, New General Fusion intends to adopt a communications policy that, among other things, (i) addresses how New General Fusion will interact with analysts, investors, other key stakeholders and the public; (ii) contains measures for New General Fusion to comply with its continuous and timely disclosure obligations; and (iii) addresses how to avoid selective disclosure.

DESCRIPTION OF NEW GENERAL FUSION SECURITIES FOLLOWING THE BUSINESS COMBINATION

This section of the proxy statement/prospectus includes a description of the material terms of the New GF Closing Articles, the Incentive Plan, the Legacy Plan and of applicable Canadian law as they will be in effect upon Closing of the Business Combination and the adoption of the New GF Closing Articles. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this proxy statement/prospectus. The description is qualified in its entirety by reference to the complete text of the New GF Closing Articles, the form of which is attached as Annex E to this proxy statement/prospectus. We urge you to read the full text of the New GF Closing Articles, and the Incentive Plan.

Authorized Share Capital

Upon the Closing of the Business Combination and the adoption of the New GF Closing Articles, New General Fusion’s authorized share capital will consist of (a) an unlimited number of New GF Common Shares, of which                           will be outstanding (assuming no Spring Valley Shareholders exercise redemption rights with respect to their Spring Valley Public Shares); (b) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (c) 4,500,000 New GF Class A Earnout Shares, of which                    will be outstanding; (d) 4,500,000 New GF Class B Earnout Shares, of which                        will be outstanding; (e) 4,500,000 New GF Class C Earnout Shares, of which                     will be outstanding; and (f) 12,000,000 New GF Convertible Preferred Shares, of which                            will be outstanding.

New GF Common Shares

New GF Common Shares will be entitled to one (1) vote per share on all matters upon which holders of shares are entitled to vote. Subject to the BCBCA and prior rights of the holders of New GF Convertible Preferred Shares, New General Fusion preferred shares and any other class ranking senior to the New GF Common Shares, the holders of New GF Common Shares are entitled to receive dividends as, if and when declared by the New GF Board. Subject to the prior payment to the holders of New GF Convertible Preferred Shares and New General Fusion’s preferred shares, and any other class ranking senior to the New GF Common Shares, in the event of New General Fusion’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of New GF Common Shares and the holders of New GF Convertible Preferred Shares will be entitled to share pro rata in the distribution of the balance of New General Fusion’s assets. Holders of New GF Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to New GF Common Shares. The special rights or restrictions attached to New GF Common Shares are subject to and may be adversely affected by, the rights attached to the New GF Convertible Preferred Shares or the rights attached to the New General Fusion preferred shares and any series of preferred shares that the New GF Board may designate in the future.

New General Fusion Preferred Shares

New General Fusion preferred shares are issuable in series by the board of directors of New General Fusion and the New GF Board may:

(i)	Determine the maximum number of such shares;
(ii)	Created an identifying name to such shares;
(iii)

Attach or alter special rights and restrictions to the shares of such series of New General Fusion preferred shares, including in respect of rate and payment of dividends, rights upon a SSAt, liquidation or winding up of New General Fusion, right to redemption or retraction, right to vote and other special rights and restrictions;

(iv)	No series of the New General Fusion preferred shares shall have priority to any other series of New General Fusion preferred shares in respect of dividends or return on capital; and

(v)	The New General Fusion preferred shares shall rank in priority to the New GF Common Shares in respect of distributions of assets of New General Fusion or return of capital.

The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or discouraging potential acquisition proposals and might adversely affect the market price of New GF Common Shares and the voting and other rights of the holders of New GF Common Shares. We have no current plan to issue any New General Fusion preferred shares.

New GF Convertible Preferred Shares

New GF Convertible Preferred Shares are the most senior ranking class of shares of New General Fusion. New GF Convertible Preferred Shares have the following rights, privileges and restrictions as set out in the New GF Closing Articles.

(i)

Voting: New GF Convertible Preferred Shares will vote together with the New GF Common Shares as a single class, except (1) as required by law, and (2) as noted under the heading “Protective Provisions”.

(ii)

Each holder of New GF Convertible Preferred Shares shall be entitled to cast the number of votes equal to the number of whole New GF Common Shares into which the New GF Convertible Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.

(iii)

Protective Provisions: For as long as 20% of the New GF Convertible Preferred Shares issued as of the Closing are held by the PIPE Investors, New General Fusion shall not, without the affirmative vote or action by written consent of the Requisite Holders, take any of the following actions: (1) liquidate, dissolve or wind up the affairs of New General Fusion; (2) amend, alter, or repeal any provision of the New GF Closing Articles or any similar document of New General Fusion in a manner adverse to the New GF Convertible Preferred Shares; (3) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the New GF Convertible Preferred Shares with respect to its rights, preferences and privileges, or increase the authorized number of New GF Convertible Preferred Shares; (4) purchase or redeem or pay any cash dividend on any share of New General Fusion ranking junior to the New GF Convertible Preferred Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New General Fusion; (5) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the Incentive Plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New General Fusion, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New General Fusion; or (6) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the New GF Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

(iv)

Dividends: New GF Convertible Preferred Shares will accrue annual cumulative dividend at the rate of 10% of the Accrued Value, if the dividend is paid in cash (“Cash Dividend”) or by increasing the Accrued Value of such share by 12% (“PIK Dividend”), at the election of New General Fusion. The “Accrued Value” of each share is the sum of the original issue price paid for such share, the PIK Dividend, and to the extent not paid, semi-annual dividend and on a cumulative basis, the Cash Dividend; Holders of New GF Convertible Preferred Shares are entitled to participate in any other dividends or distributions that are made by New General Fusion on the New GF Common Shares.

(v)

Liquidation Preference: In the event of a liquidation, or a Deemed Liquidation, the holders of New GF Convertible Preferred Shares are entitled to receive out of the available proceeds, before any distribution is made to the holders of New GF Common Shares or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value, and (ii) such amount per share as would have been payable if the New GF Convertible Preferred Shares had been covered into New GF Common Shares immediately prior to such liquidation or Deemed Liquidation. Thereafter, the holders of New GF Convertible Preferred Shares will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to shareholders, on an as-converted to common shares basis.

(vi)	Original Issue Price. The original issue price for each New GF Convertible Preferred Share is $10.20 per share but each share has a deemed original issue price of $12.00.

(vii)

VWAP Reset; Anti-Dilution Adjustment: The New GF Convertible Preferred Shares are entitled a price reset if on the 21st trading day immediately following six (6) months after the consummation of the Arrangement, the VWAP on such date (the “Measurement Price”) is less than the effective price per share the New GF Convertible Preferred Shares convert to New GF Common Shares (the “Conversion Price”), then the Conversion Price of each New GF Convertible Preferred Share shall be reduced to an amount that is the greater of the Measurement Price and $5.00 per share. In addition, in the event of issuance of shares or convertible securities from treasury at a price per share below the then-applicable Conversion Price (“New Issue Price”), the Conversion Price of the New GF Convertible Preferred Shares will be reset to the New Issue Price.

(viii)

Conversion: Each New GF Convertible Preferred Share will be convertible into New GF Common Shares at any time at the option of the holder of such New GF Convertible Preferred Share at a rate equal to the Accrued Value, divided by the then-applicable Conversion Price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and anti-dilution adjustments as set out under the heading “VWAP Reset; Anti-Dilution Adjustment.”

(ix)

Pro-Rata Rights: If holders of New GF Common Shares are provided a pre-emptive pro-rata right to purchase securities of New General Fusion, the holders of New GF Convertible Preferred Shares shall have a pro-rata right to participate in such purchase rights.

(x)

Call Rights: Unless prohibited by applicable law governing distributions to shareholders, the New GF Convertible Preferred Shares shall be redeemable at the option of New General Fusion commencing any time (1) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (2) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (3) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (4) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (5) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (6) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

(xi)

Put Rights: Unless prohibited under applicable law, at any time after the fifth anniversary of the Closing, the Required Holders can require the redemption of all New GF Convertible Preferred Shares at a price equal to Accrued Value of the New GF Convertible Preferred Shares.

New GF Earnout Shares

New GF Earnout Shares will not be entitled to any voting rights, except as required under the BCBCA in certain circumstances, and will not be entitled to receive dividends from New General Fusion. Subject to the prior payment to the holders of New GF Convertible Preferred Shares and any other class or series of New General Fusion preferred shares, in the event of New General Fusion’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of New GF Earnout Shares will be entitled to receive an amount equal to $0.00000000001 per New GF Earnout Share (the “Earnout Redemption Price”). Holders of New GF Earnout Shares will have no pre-emptive or exchange rights or other subscription rights. There is no provision in the New GF Closing Articles requiring holders of New GF Earnout Shares to contribute additional capital. The special rights or restrictions attached to the New GF Earnout Shares are subject to and may be adversely affected by, the rights attached to the New GF Convertible Preferred Shares, the New General Fusion preferred shares and any series of preferred shares that the New GF Board may designate in the future. New GF Closing Articles provide that the New GF Earnout Shares may not be, directly or indirectly, sold, transferred, pledged, mortgaged, exchanged, hypothecated or encumbered without the prior approval of the New GF Board, except in certain circumstances specified in the New GF Closing Articles (a “Permitted Transfer”). A holder of New GF Earnout Shares wishing to undertake a Permitted Transfer must provide the Company with a written agreement and assurance that the transfer is a Permitted Transfer, and the transferee must acknowledge and agree to the transfer restrictions on the New GF Earnout Shares, and the Company must be satisfied the transfer is a Permitted Transfer.

Subject to the provisions of the BCBCA, any New GF Earnout Shares then outstanding shall be redeemed by New General Fusion without any action on the part of the holders of New GF Earnout Shares (a) at any time after the 5th year anniversary of the original issue date of the New GF Earnout Shares or (b) at any time after a Deemed Liquidation of New General Fusion, in each case at the Earnout Redemption Price.

The New GF Earnout Shares will automatically convert into New GF Common Shares on a one (1) for one (1) basis (unless adjusted as described below) upon the occurrence of the following events:

(a)

in the case of the New GF Class A Earnout Shares, if (i) the VWAP of the New GF Common Shares exceeds US$15.00 for any twenty (20) trading days within any thirty (30) trading day period; or (ii) there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the New GF Common Shares that is greater than or equal to US$15.00 per New GF Common Share;

(b)

in the case of the New GF Class B Earnout Shares, if (i) the VWAP of the New GF Common Shares exceeds US$20.00 for any twenty (20) trading days within any thirty (30) trading day period; or (ii) there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the New GF Common Shares that is greater than or equal to US$20.00 per New GF Common Share; and

(c)

in the case of the New GF Class C Earnout Shares, if (i) the VWAP of the New GF Common Shares exceeds US$25.00 for any twenty (20) trading days within any thirty (30) trading day period; or (ii) there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the New GF Common Shares that is greater than or equal to US$25.00 per New GF Common Share.

No fractional New GF Common Share will be issued upon the conversion of the New GF Earnout Shares and no payment will be made to the holders of New GF Earnout Shares in lieu thereof. Rather, the holders of New GF Earnout Shares shall be entitled to the number of New GF Common Shares determined by rounding the entitlement down to the nearest whole number.

In the event that the New GF Common Shares are at any time sub-divided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, then appropriate adjustments will be made in the rights and conditions attaching to the New GF Earnout Shares so as to preserve in all respects the benefits of the holders of New GF Earnout Shares.

In the event of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving New General Fusion with another entity, other than a Deemed Liquidation Event, the holders of New GF Earnout Shares will be entitled to receive, on conversion, such securities or other property as if on the effective date of the event they were registered holders of the number of New GF Common Shares which such holders of New GF Earnout Shares were entitled to receive upon conversion of their New GF Earnout Shares.

New GF Warrants

The following sets forth certain general terms and provisions of the New GF Warrants and is not intended to be complete.

Upon closing of the Business Combination, it is expected that there will be a total of up to        New GF Warrants issued and outstanding, exercisable into a total of up to       New GF Common Shares, assuming an Exchange Ration for New GF Common Shares equal to       , for an exercise price between $       and $        per New GF Common Share. Such New GF Warrants will expire between        and       .

The New GF Warrants will be subject to standard adjustment provisions in the event of a stock dividend payable in New GF Common Shares, a share consolidation, a combination, reverse stock split and other similar events.

No fractional shares will be issued upon exercise of the New GF Warrants. If, upon exercise of the New GF Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of New GF Common Shares to be issued to the warrant holder.

New GF Earnout Warrants

The New GF Earnout Warrants will include common share purchase warrants to purchase New GF Common Shares, issued upon closing of the Business Combination to holders of General Fusion Warrants and Spring Valley Warrants in accordance with the Plan of Arrangement and as described herein.

Upon closing of the Business Combination, it is expected that there will be a total of up to       New GF Earnout Warrants issued and outstanding, exercisable into a total of up to       New GF Earnout Shares, assuming an Exchange Ration for New GF Earnout

Shares equal to       , for an exercise price between $       and $       per New GF Earnout Share. Such New GF Earnout Warrants will expire between    and       .

New GF Awards

Incentive Plan

The Incentive Plan will provide for grants of awards to directors, officers, employees and consultants of New General Fusion and its subsidiaries (“Participants”) in the form of: (a) stock options to purchase New GF Common Shares, (b) restricted share units, being a unit equivalent in value to a New GF Common Share, providing Participants the right to receive New GF Common Shares, (c) deferred share units, being a unit equivalent in value to a New GF Common Share, available to be awarded to directors of New General Fusion in lieu of fees payable to the directors for acting in such capacity; and (d) other share-based awards as determined from time to time by New General Fusion to provide for awards of New GF Common Shares or cash (individually or collectively, “Awards”).

The Incentive Plan will be administered by the New GF Board, or if the administration of the Incentive Plan is delegated by the New GF Board to a committee or sub-delegated to a member of such committee or an officer of New General Fusion (the New GF Board or the committee or sub-delegate or officer, as the case may be, the “Plan Administrator”).

The Plan Administrator will be provided with broad discretionary authority to determine individuals to whom Awards may be made, make Awards, establish terms and conditions of Awards, amend, cancel, adjust or change Awards if appropriate, and otherwise make all determinations and take all other actions necessary or advisable for the implementation and administration of the Incentive Plan.

Total New GF Common Shares initially reserved for issuance under the Incentive Plan will be equal to 15% of the total number of New GF Common Shares outstanding from time to time.

The Incentive Plan will provide for grants of incentive stock options under Section 422 of the United States Internal Revenue Code of 1986, as amended from time to time, arrangements for vesting, termination and expiry of the Awards, cashless exercise of stock options to purchase New GF Common Shares, the treatment of Awards in the event of a change of control of New General Fusion, and other customary terms.

Upon closing of the Business Combination, there will not be any New GF Options issued and outstanding.

Legacy Plan

General. The Legacy Plan constitutes an amendment to and restatement of the Plan and will be effective the day before the closing of the Business Combination (“Effective Date”). All outstanding and unexercised General Fusion Options granted under the Plan (each, a “Predecessor Option”) will be exchanged for the New GF Exchange Options and continue to be outstanding under and subject to the terms of the Legacy Plan, provided that the benefits afforded to a General Fusion Optionholder shall not be reduced, subject to applicable lows and stock exchange policy. If the Effective Date does not occur on or before September 30, 2026, or such other date as approved by the General Fusion Board, the Legacy Plan shall not become effective and shall automatically terminate, in which case the Plan shall continue in effect.

Administration. Prior to the closing of the Business Combination, the Legacy Plan shall be administered by such committee of the General Fusion Board, or director, officer or employee of General Fusion, as may be designated as administrator by the General Fusion Board from time to time, or if no such designation has been made, the Chief Executive Officer of General Fusion (“Legacy Plan Administrator”). Upon closing of the Business Combination, the Legacy Plan Administrator shall be the New GF Board, or if the administration of the Legacy Plan has been delegated by the New GF Board to a committee or sub-delegated to a member of the committee or officer of New General Fusion, the committee or sub-delegate, as the case may be. The General Fusion Board (or upon closing of the Business Combination the New GF Board) (the “Effective Board”) may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Legacy Plan as it may deem necessary or advisable for the proper administration and operation of the Legacy Plan, and may delegate to the Legacy Plan Administrator or any other committee of the Effective Board or director, officer or employee of General Fusion or New General Fusion, as applicable, any of its authority under the Legacy Plan, including the authority to determine which eligible persons will be awarded General Fusion Options, and the authority to interpret any provision of the Legacy Plan or of any General Fusion Option, New GF Common Option or New GF

Earnout Option, as applicable (a “Legacy Option”). Any such delegation by the Effective Board may be revoked at any time at the Effective Board’s sole discretion.

Authorized Shares. Prior to the closing of the Business Combination, the aggregate number of unissued General Fusion Common Shares available for eligible persons to acquire pursuant to General Fusion Options granted under the Legacy Plan will be the number of General Fusion Common Shares which may be issued pursuant to the exercise of General Fusion Options granted under the Plan as of the Effective Date. Upon the closing of the Business Combination, the aggregate number of unissued New GF Common Shares that may be issued upon the exercise of New GF Exchange Options will be the number of New GF Common Shares which may be issued pursuant to the New GF Exchange Options issued under the Business Combination in exchange for General Fusion Options, and the aggregate number of unissued New GF Earnout Shares that may be issued upon the exercise of the New GF Earnout Options will be the number of New GF Earnout Shares which may be issued pursuant to the New GF Earnout Options issued under the Business Combination in exchange for General Fusion Options. From and after the closing of the Business Combination, no new General Fusion Options, New GF Options or New GF Earnout Options shall be granted under the Legacy Plan.

Insider Participation. Upon the closing of the Business Combination, notwithstanding anything in the Legacy Plan, the aggregate number of New GF Common Shares issuable to insiders of New General Fusion, as defined in the policies of applicable securities exchanges or trading systems on which the New GF Common Shares are listed at any time, under all of New General Fusion’s securities based compensation arrangements, shall not exceed 10% of issued and outstanding New GF Common Shares, and the number of New GF Common Shares issued to such insiders within any one-year period, under all of New General Fusion’s securities based compensation arrangements, shall not exceed 10% of the issued and outstanding New GF Common Shares.

General Fusion Options and New GF Options. The price at which a General Fusion Optionholder may purchase a General Fusion Common Share upon the exercise of a General Fusion Option has been and will be determined by the General Fusion Board on the date of grant and, unless otherwise determined by the General Fusion Board in its sole discretion, and it has been and will be not less than the market value of the General Fusion Common Shares as of such date, subject to the Legacy Plan. The exercise price of a New GF Option will be determined in accordance with the terms of the Plan of Arrangement. Subject to certain exceptions, the expiry date of an Option will be the expiry date fixed by the General Fusion Board on the date of grant, provided that the expiry date of a General Fusion Option will be no later than the fifteenth (15th) anniversary of the original grant date. General Fusion Options and New GF Options may be exercised by cash, certified cheque or bank draft payable to General Fusion or New General Fusion, as applicable, consideration received under a cashless exercise program implemented by the Effective Board, or any other form of legal consideration acceptable to the Effective Board. General Fusion Options may be granted to U.S. taxpayers under the Legacy Plan (each, an “ISO”). The exercise price per share for General Fusion Common Shares covered by an ISO shall not be less than 100% of fair market value on the grant date, and such ISO shall not be exercisable more than ten years after the date the ISO is granted. In the case of an ISO granted to a person who owns General Fusion Common Shares representing more than 10% of the voting power of all classes of shares of General Fusion or its subsidiaries on the date of the grant, the exercise price shall be not less than 110% of fair market value on the grant date and such ISO shall not be exercisable more than five years after the date the ISO has been granted.

New GF Earnout Options. New GF Earnout Options may only be granted pursuant to and in accordance with the terms of the Business Combination, and the terms and conditions of each New GF Earnout Option grant shall be evidenced by an option certificate. The exercise price for each New GF Earnout Option shall be as determined in accordance with the terms of the Plan of Arrangement. Subject to any accelerated termination as set forth in the Legacy Plan, each New GF Earnout Option expires on its expiry date. The term of each New GF Earnout Option shall be fixed by the Legacy Plan Administrator in accordance with the terms of the Business Combination, but shall not exceed the earlier of (i) the 5th anniversary of the closing of the Business Combination, and (ii) a “Deemed Liquidation” as defined in the New GF Closing Articles. Once a New GF Earnout Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the New GF Earnout Option, unless otherwise specified by the Legacy Plan Administrator. The Legacy Plan Administrator has the right to accelerate the date upon which any New GF Earnout Option becomes exercisable.

Vesting. Unless otherwise determined by the Legacy Plan Administrator, as reflected in the applicable option certificate, all General Fusion Options (and New GF Exchange Options issued in exchange therefor) will vest over four years, with 25% vesting on the first anniversary of the original award date and 6.25% vesting every three months thereafter, until the vesting of the last 6.25% occurs on the fourth anniversary of the original award date. The Legacy Plan Administrator shall have the authority to determine the vesting terms applicable to New GF Earnout Options, including vesting conditions relating to the attainment of specified performance goals expressed in terms of attaining a specified level of particular criteria or the attainment of a percentage increase or decrease in particular criteria, as determined by the Plan Administrator in its discretion and subject to the Legacy Plan. Once a New GF Earnout

Option becomes vested, it shall remain vested and exercisable until the expiration or termination of such New GF Earnout Option, and the Legacy Plan Administrator has the right to accelerate the date upon which any New GF Earnout Option becomes exercisable.

Non-Transferability of Options. Legacy Option may not be assigned or transferred, provided however that the personal representative of the Legacy Option holder (a “Legacy Optionholder”) may, to the extent permitted by the Legacy Plan, exercise the Legacy Option within the exercise period.

Treatment of Options in case of Termination, Death, and Disability. In the event that the Legacy Optionholder ceases to be an eligible person as a result of death, the Legacy Option will cease to vest as of such date and the expiry date for any vested portion of the Legacy Option will be the earlier of the fixed expiry date and the date that is eighteen months from the termination date. The expiry date for any unvested portion of a Legacy Option will be the date of the Legacy Optionholder’s death. In the event that the Legacy Optionholder ceases to be an eligible person by reason of disability, the Legacy Option ceases to vest as of such date and the expiry date for any vested portion of the Legacy Option will be the earlier of the fixed expiry date and the date that is one year after the date on which the Legacy Optionholder is no longer able to perform his or her duties by reason of disability. In the event that the Legacy Optionholder ceases to be an eligible person by reason of retirement, the Legacy Option will cease to vest as of such date and the expiry date for any vested portion of the Legacy Option will be the earlier of the fixed expiry date and the date that is six months from the termination date. If the Legacy Optionholder holds a Legacy Option as an employee, consultant or officer and ceases to hold such position (other than by reason of death, disability, retirement or for cause), the expiry date for any vested portion of the Legacy Option will be the earlier of the fixed expiry date and the 30th day following the termination date, unless the Legacy Optionholder ceases to hold such position as a result of cause, in which case the expiry date will be the termination date. The expiry date for any unvested portion of a Legacy Option will be the termination date. If the Legacy Optionholder holds a Legacy Option as a senior executive or as a director and ceases to be a senior executive or director (other than by reason of death or cause), the expiry date for any vested portion of the Legacy Option will be the earlier of: (i) fifteen (15) years after the date the senior executive or director ceases to be engaged as an eligible person; (ii) the fifteenth (15th) anniversary of the original award date; and (iii) the consummation of an IPO. The expiry date for any unvested portion of the Legacy Option will be the termination date.

Triggering Event. In the event of a triggering event, as defined in the Legacy Plan, the Effective Board may, in its sole discretion, deal with outstanding Legacy Options in the manner it deems fair and reasonable in light of the circumstances of the triggering event, without any action or consent required on the part of any Legacy Optionholder.

Amendment and Termination. The Effective Board may from time to time amend the Legacy Plan and the terms and conditions of any Legacy Option thereafter to be granted, including for the purpose of meeting any changes in any relevant law, rule or regulation, provided that any such amendment will not materially impair any right of any Legacy Optionholder pursuant to any Legacy Option awarded prior to such amendment, as determined by the Effective Board. The Effective Board may from time to time retrospectively amend the Legacy Plan and, with the consent of the Legacy Optionholder whose rights pursuant to their Legacy Option are materially impaired by such amendment, retrospectively amend the terms and conditions of any Legacy Option that has been previously granted. The Effective Board may in its discretion extend the expiry date of any Legacy Option (provided that in no case will a Legacy Option expire more than 15 years after the original award date), alter or change the vesting terms applicable to a Legacy Option, lower the exercise price, or amend any other term of an outstanding Legacy Option, subject to any necessary approval from any Legacy Optionholder whose rights are materially impaired and from the General Fusion Shareholders and applicable regulatory authorities. The Effective Board may terminate the Legacy Plan at any time, provided that such termination will not alter the terms or conditions of any Legacy Option or materially impair any right of any Legacy Optionholder pursuant to any Legacy Option awarded prior to the date of such termination, which will continue to be governed by the provisions of the Legacy Plan.

The New GF Exchange Options will be awarded under the Legacy Plan and will not reduce the number of New GF Common Shares reserved for award under the Incentive Plan.

Upon closing of the Business Combination, it is expected that there will be a total of up to                   New GF Exchange Options issued and outstanding, exercisable into (a) a total of up to                   New GF Common Shares, assuming an Exchange Ration for New GF Common Shares equal to                  , for an exercise price between $                   and $                   per New GF Common Share. Such New GF Warrants will expire between and                  , and (b) a total of up to                   New GF Earnout Shares, assuming an Exchange Ration for New GF Earnout Shares equal to                  , for an exercise price between $                   and $                   per New GF Earnout Share. Such New GF Warrants will expire between                   and                  .

Recent Sales of Unregistered Securities

During the past three years, General Fusion has issued the following securities that were not registered under the Securities Act:

PIPE Subscription Agreements

On January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of General Fusion at a price of $10.20 per unit, each unit comprising one (1) General Fusion Convertible Preferred Share and one (1) General Fusion PIPE Warrant exercisable for one (1) New GF Common Share at the price of $12.00 per share, for gross proceeds of approximately $107.7 million, in a private placement to be consummated on the Closing Date prior to the Amalgamation. Additionally, the lead PIPE investor paid an additional $0.35 million for 3.5 million General Fusion Class B Common Shares which were issued in January 2026 and are convertible into New GF Common Shares on a 1:1 basis. The 3.5 million common shares are redeemable at the issuance price regardless of whether the Business Combination closes. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

SAFEs

From November 2025 to January 2026, General Fusion raised financing from multiple investors under simple agreements for future equity (each a “SAFE”). Under the SAFEs, investors have made up-front payments of $44.5 million ($44.2 million for the SAFEs and $0.3 million for the warrants noted below) in exchange for the right to future equity issued by General Fusion on certain triggering events such as a future equity financing, an initial public offering, a direct listing or SPAC merger, or change of control of General Fusion. In addition, as part of the SAFEs, General Fusion issued 14,681,426 General Fusion Warrants exercisable at the price of $1.9968 per share for General Fusion Class A Common Shares for a period of three years to the SAFE investors. The agreements were all signed using a valuation cap of $500 million plus the amount raised of $44.2 from the SAFEs. The SAFEs convert at the lower of the valuation cap or a 25% discount to an equity financing or a public listing inclusive of 3,625,000 SAFE Warrants issued as consideration for finders’ fees related to the total SAFE financing. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

Rights Offering and Share Issuances

On August 6, 2025, General Fusion closed the Rights Offering for total proceeds of $18.4 million. Concomitant with the Rights Offering, General Fusion received CAD 5.0 million (approximately $3.6 million) in funding from the Canadian government under the Amended and Restated SRF Contribution Agreement, for total estimated proceeds of $22.0 million. As part of this Rights Offering, General Fusion reorganized its share structure by:

●	Consolidating all classes of shares, other than the General Fusion Class B Common Shares (of which no shares were then issued), 10:1;
●	Exchanging all outstanding Existing Preferred Shares in a new single Class A redeemable convertible preferred shares of General Fusion (“New Class A”) with multiple series and, to the extent that a New Class A shareholder did not participate in the Rights Offering, converting such shareholder’s New Class A shares into General Fusion Class A Common Shares; and
●	Issuing new Class B redeemable convertible preferred shares (“New Class B”) in multiple series to investors participating in the Rights Offering and to convertible debt holders, as applicable.

The Existing Preferred Shares were consolidated 10:1 and exchanged for New Class A shares with multiple series. If an existing shareholder of General Fusion participated in the Rights Offering up to their pre-Rights Offering pro rata shareholding, their 10:1 consolidation was reversed in line with the pro rata portion of their pre-Rights Offering pro rata shareholding that they invested. To the extent that a shareholder did not participate in the Rights Offering their remaining redeemable convertible preferred shares were converted into General Fusion Class A Common Shares at the conversion ratio of 1:1. Existing Series 1 Class F redeemable convertible preferred shares of General Fusion were exchanged at a ratio of 1.225:1 to account for accrued dividends under their original issuance terms. As a result, General Fusion issued 56,010,259 New Class A shares and 11,960,583 General Fusion Class A

Common Shares in exchange for the Existing Preferred Shares. As a result of the Rights Offering, General Fusion issued to participating investors (i) 11,612,203 Series 1 General Fusion Class B Preferred Shares at the price of USD $1.587 per share and 95,229,714 Series 3 General Fusion Class B Preferred Shares at the price of USD $0.00001 per share and (ii) an aggregate of $15.8 million plus accrued interest at 12% per annum owing under General Fusion’s secured convertible promissory notes issued in July 2024 and the then issued Series 1 Class F preferred shares of General Fusion converted into Series 2 General Fusion Class B Preferred Shares at the price of USD $1.1903 per share resulting in issuance of 26,965,385 Series 2 General Fusion Class B Preferred Shares.

The issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

Convertible Debt

In July 2024, General Fusion issued a convertible debt note for total proceeds of $15.8 million and interest accrual at 12%. Such convertible debt note converted into General Fusion Convertible Preferred Shares in connection with the Rights Offering at a 25% discount to the $1.581 price per share. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

Class F Series 1 Equity Issuance In July 2023, General Fusion issued 9,541,285 Series 1 Class F preferred shares of General Fusion at a price of $2.1913 per share and warrants for 3,254,938 Series 1 Class F preferred shares of General Fusion at an exercise price of $0.0000000001 per share, resulting in the effective issue price of the Series 1 Class F preferred shares General Fusion being $1.767 per share, for total proceeds of $20.9 million. The issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

SRF Contribution Agreement

From March 2023 to April 2025, General Fusion issued 16,147,516 General Fusion Warrants to the Canadian government in connection with funding of $28.2 million received pursuant to the SRF Contribution Agreement. Concomitant with the Rights Offering the Canadian government agreed to an additional commitment of CAD 5.0 million (approximately $3.6 million) in connection with the Amended and Restated SRF Contribution Agreement. General Fusion entered into such Amended and Restated SRF Contribution Agreement on March 26, 2026, which consummated the CAD 5.0 million (approximately $3.6 million) of additional funding General Fusion received, and extended the completion date from April 30, 2025 to March 31, 2026. As consideration for the additional CAD 5.0 million (approximately $3.6 million) that was provided under the terms of the Amended and Restated SRF Contribution Agreement, the Canadian government received warrants for Series 1 Class B redeemable convertible preferred share warrants and Series 3 Class B redeemable convertible preferred share warrants of General Fusion. Prior to such amendment to the SRF Contribution Agreement, the Canadian government had previously received warrants for General Fusion Class B Common Shares (collectively, the “SRF Warrants”). The number of SRF Warrants issued is based on a formula incorporating General Fusion’s most recent arm’s length qualified share issuance price, as defined in the SRF Contribution Agreement. The Series 1 Class B redeemable convertible preferred share warrants and Series 3 Class B redeemable convertible preferred share warrants of General Fusion have terms equal to those received by new investors in the Rights Offering as described above. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Spring Valley is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Spring Valley Articles, govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to British Columbia companies and their shareholders. In addition, the Spring Valley Articles differs in certain material respects from the New GF Closing Articles. As a result, your current rights will differ in some regards as compared those after giving effect to the Business Combination.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with Spring Valley before and after the Continuation and the Business Combination according to applicable law and/or the organizational documents of Spring Valley in each instance. You also should review the New GF Closing Articles attached as Annex E to this proxy statement/prospectus, as well as the BCBCA and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to New General Fusion.

	British Columbia	Cayman Islands

Shareholder Approval of Business Combinations

Under the BCBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous resolution of the shareholders of the Company, and may require a special separate resolution of certain class or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A British Columbia company may also be acquired through a “plan of arrangement” approved by the Supreme Court of British Columbia and approved by a special resolution of the shareholders in attendance and voting at a shareholders’ meeting. Each share carries the right to vote on an arrangement, whether or not that share otherwise carries the right to vote. Approval of a “plan of arrangement” may also require additional approvals including a special separate resolution of shares of a class or series of shares of a company, or a special separate resolution of certain shareholders, or other approvals required by the BCBCA or the court.

The BCBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a takeover bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or its affiliate.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

	British Columbia	Cayman Islands

Shareholder Votes for Routine Matters

Under the BCBCA and New GF Closing Articles, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the BCBCA. An ordinary resolution of shareholders may be passed (a) by a simple majority of the votes cast on the resolution at a meeting of the shareholders or (b) by being consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Under Cayman Islands law and the Spring Valley Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Shareholder Votes for Extraordinary Transactions

Under the BCBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s undertaking other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.

Amendments to Governing Documents

Under the BCBCA and New GF Closing Articles, certain amendments to the articles require the approval by an ordinary resolution. Certain amendments may require approval by a special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders voting shares that carry the right to vote at general meetings at a meeting of shareholders, and may also require the separate approval of certain classes of shares. For example, if the amendment is of a nature that prejudices or interferes with the rights or special rights attached to a particular class or series, that class or series is entitled to vote separately as a class or series on the amendment whether or not it otherwise carries the right to vote. Certain amendments to the articles will only require approval by the directors.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.

	British Columbia	Cayman Islands

Appraisal Rights

Pursuant to the BCBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. A right of dissent is for example available where the company proposes or is subject to:

●
alter the restrictions on the powers of the company or on the business it is permitted to carry on;
●
amalgamate with another company (other than with certain affiliated companies);
●
sell, lease or exchange all or substantially all of the company’s undertaking other than in the ordinary course of business;
●
continue into the laws of another jurisdiction;
●
undertake an arrangement, if the applicable order for the arrangement provides dissent rights; or
●
any court order that permits dissent.
Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records

Under the BCBCA, directors, current and former shareholders and, in certain circumstances, any other person, after giving the required notice, may examine certain of the records of a company, including the central securities registers, the register of directors and the minutes of meeting of the shareholders, during usual business hours and request copies of extracts.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	British Columbia	Cayman Islands

Shareholder Lawsuits

Under the BCBCA, a shareholder, or other complainant recognized under the BCBCA, may apply to the court for leave to bring an action in the name of and on behalf of the company, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Under the BCBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application has been given to the company and to any person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company that the action be prosecuted or defended.

Under the BCBCA, the court may make any order it thinks fit including: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; and (c) an order requiring the company to pay the costs incurred by the complainant in connection with the action.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Oppression Remedy

The BCBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that: (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

	British Columbia	Cayman Islands

Fiduciary Duties of Directors

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Conflicts of Interests of Directors

Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest, unless otherwise provided for in the BCBCA. A proposed contract or a proposed transaction, including related negotiations, is considered a contract or transaction. A director or a senior officer holds a disclosable interest in any contract or transaction that is material to the company and in which: (i) the director or officer has a material interest or (ii) in which a corporation has a material interest and the director or senior officer is a director or officer of that corporation or the director or senior officer has a material interest in that corporation, unless otherwise provided for in the BCBCA.

A director or senior officer is not liable to account for and may retain the profits from a material contract or transaction in which he or she has a disclosable interest in certain circumstances. For example, a director or senior officer will not be liable to account for profits: (a) if the director or senior officer discloses the nature and extent of any material interest he or she has in a material contract or transaction to which the company is a party and the directors (other than the interested director(s)) approve the contract or transaction, even if the contract or transaction is one that does not normally require approval by the board of directors, provided that not all of the directors have a disclosable interest; or (b) if the contract or transaction is approved by special resolution of the voting shareholders after the required disclosure is made to the shareholders.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

British Columbia	Cayman Islands

A director or senior officer does not have a disclosable interest in a contract or transaction in certain circumstances, including (i) if the contract or transaction relates primarily to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or mandatory of the company or an affiliate of the company, (ii) if the contract or transaction is for indemnity or liability insurance under the BCBCA, or (iii) if the contract or transaction is with or for the benefit of an affiliate of the company, and the sole interest of the director is as a director or officer of the affiliate.

If a director or officer does not disclose his or her interest in accordance with the BCBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the BCBCA, the company or a shareholder may ask the court to enjoin the company from entering into the contract or transaction and to require the director or officer to account to the company for any profit that accrues to the director or officer as a result of the contract or transaction, according to the conditions the court considers appropriate. However, the above remedies only apply if the court determines that the contract or transaction was not fair and reasonable to the company.

	British Columbia	Cayman Islands

Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors

Under the BCBCA, directors, officers, and employees of companies remain protected from personal liability unless it can be shown that their actions are tortious or exhibit an identity separate from that of the company so as to make the act or conduct complained of their own.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Generally, court will not interfere in management decisions in the absence of fraud or illegality and directors and officers will not be held to be in breach of their duty of care if they acted prudently and on a reasonably informed basis.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Comparison of New General Fusion Corporate Governance and Shareholder Rights Before and After Closing

There are certain differences in the rights of shareholders of New General Fusion prior to and after the Continuation and Business Combination. The following table sets forth a summary of the principal differences between the General Fusion Articles, currently in effect, and the New GF Closing Articles, expected to be in effect upon closing of the Business Combination. This summary is qualified by reference to the complete text of the form of New GF Closing Articles, which are attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the New GF Closing Articles in their entirety for a more complete description of its terms.

	General Fusion Articles	New GF Closing Articles

Governing Statute	Business Corporations Act (British Columbia)	Business Corporations Act (British Columbia)

Corporate Name	General Fusion Inc.	General Fusion Group Ltd.

Authorized Capital

The authorized capital of General Fusion consists of: (1) Class A Voting Common Shares, in an unlimited number; (2) an unlimited number of Class B Non-Voting Common Shares; (3) an unlimited number of Class A Preferred Shares issuable in series; (4) an unlimited number of Class B Preferred Shares issuable in series.

The authorized capital of New General Fusion will consist of: (1) the New GF Common Shares, in an unlimited number; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6) 12,000,000 New GF Convertible Preferred Shares.

Directors; Classes	The board of directors consists of a minimum of three directors. Each director is elected on annual basis.

The board of directors will consist of a minimum of three directors. Following the Closing, the board of directors of New General Fusion will be composed of               directors.

The board of directors will not be divided into classes and each director will be elected on an annual basis.

Notice of Shareholder Meeting

The board of directors of General Fusion has the power to call a meeting of shareholders. Under the BCBCA and in certain circumstances, shareholders can also requisition meetings.

The time period to provide notice of the time and place of a meeting of shareholders for a company is not less than 21 days for so long as the company is a public company, and otherwise 10 days.

The board of directors of New General Fusion will have the power to call a meeting of shareholders. Under the BCBCA and in certain circumstances, shareholders can also requisition meetings.

The time period to provide notice of the time and place of a meeting of shareholders for a company is not less than 21 days for so long as the company is a public company, and otherwise 10 days.

	General Fusion Articles	New GF Closing Articles

Shareholder Written Consent in Lieu of a Meeting

The shareholders may consent to all of the business that is required to be transacted at a meeting of shareholders by unanimous written resolution, as provided for under the BCBCA.

An ordinary resolution of shareholders may be passed if it is consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

The shareholders may consent to all of the business that is required to be transacted at a meeting of shareholders by unanimous written resolution, as provided for under the BCBCA.

An ordinary resolution of shareholders may be passed if it is consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

Quorum

Business may only be transacted at a meeting if quorum is present. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders of General Fusion is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

Business may only be transacted at a meeting if a quorum is present. A quorum at any meeting of New GF Shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the BCBCA or by the New GF Closing Articles or by any other by-law) will be at least two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting.

Shareholder Vote; Casting Vote

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote. Provisions of the General Fusion articles may be amended with a shareholder vote.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote. Provisions of the New GF Closing Articles may be amended with a shareholder vote.

	General Fusion Articles	New GF Closing Articles

Advance Notice; Director Nominations; Shareholder Proposals	None.

Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the Notice Date. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are otherwise governed by the provisions of the BCBCA.

	General Fusion Articles	New GF Closing Articles

Forum Selection	None.

Unless New General Fusion consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New General Fusion; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of New General Fusion to New General Fusion; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA, or New GF Closing Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among New General Fusion, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to New General Fusion’s business or of such affiliates. The foregoing will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder. Unless New General Fusion consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Drag-Along Rights

If a preferred majority of shareholders and the board of directors approve the sale of General Fusion, each shareholder of General Fusion must cooperate to give effect to such transaction. This includes, among other things, voting in favour of the sale, selling their shares on the same terms as the major shareholders, and signing necessary documents. Shareholders must also agree not to take any action that would delay the sale or exercise rights to oppose it. However, shareholders are protected from certain liabilities.

None.

	General Fusion Articles	New GF Closing Articles

Lock-Up

During an initial public offering, shareholders agree not to sell or transfer their shares for a specific period (up to 120 days). Shareholders must comply with any escrow requirements related to their shares, and General Fusion may impose measures to enforce the lock-up period.

None.

Voting Requirements

For certain significant decisions requiring shareholder votes, such as approving changes to the company’s structure or key transactions, shareholders must vote in line with the majority decision of preferred shareholders and the board of directors. Shareholders must also waive their rights to oppose or dissent from such decisions. If a shareholder does not vote as required, General Fusion could step in and vote on their behalf to ensure the decision aligns with the agreed terms.

None.

Right of First Refusal

Before selling their shares to someone else, certain shareholders must first offer General Fusion the opportunity to buy those shares on the same terms. If General Fusion decides not to buy such shares, such shareholders can sell them to the intended buyer within a specific timeframe and under the same conditions. Some transfers, such as those to family members or related companies, are exempt from this rule.

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless the context requires otherwise, all references in this section to “Spring Valley,” the “Company,” “we,” “us,” or “our” refers to Spring Valley Acquisition Corp. III prior to the consummation of the Business Combination.

Spring Valley Relationships and Related Party Transactions

On March 28, 2025, our Sponsor and our independent directors paid an aggregate of $25,000, to cover certain of our offering and formation costs in exchange for an aggregate of 5,750,000 Spring Valley Class B Ordinary Shares, par value $0.0001 per share. On August 15, 2025, the Company effected an approximately 1 to 1.33 share split and upon completion of the share split, each of our independent directors transferred 13,333 Spring Valley Founder Shares to our Sponsor for an amount of $43.48. As a result, our Sponsor currently holds 7,546,667 Spring Valley Founder Shares, and each of our independent directors currently holds 40,000 Spring Valley Founder Shares.

Our Sponsor has purchased an aggregate of 4,490,555 private placement warrants at a price of $0.90 per private placement warrant, for an aggregate purchase price of $4,041,500, in a private placement that closed simultaneously with the closing of the Spring Valley IPO. In addition, the underwriters have used a portion of their underwriting discount and commission to purchase an aggregate of 2,555,556 private placement warrants in the aggregate at a price of $0.90 per warrant, for an aggregate purchase price of $2,300,000 in the aggregate in a private placement that closed simultaneously with the closing of the Spring Valley IPO.

The private placement warrants are identical to the warrants included in the units sold in the Spring Valley IPO except that private placement warrants (including the underlying Class A ordinary shares) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination and will be entitled to registration rights. A portion of the purchase price of the private placement warrants was added to the proceeds from the Spring Valley IPO held in the trust account such that at the time of closing $230,000,000 was held in the trust account. If we do not complete our initial business combination within the prescribed timeframe, the private placement warrants (and the underlying Class A ordinary shares) may expire worthless.

If any of our directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our directors and officers currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Members of our management team, our board of directors will directly or indirectly own Spring Valley Founder Shares and/or private placement warrants following the Spring Valley IPO, as set forth in “Principal Shareholders,” and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

We will reimburse our Sponsor (or an affiliate thereof) in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, directors, officers or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the closing of the Spring Valley IPO, our Sponsor has agreed to loan us up to $250,000 under an unsecured promissory note, dated March 28, 2025. This promissory note is expected to be used for a portion of the expenses of the Spring Valley IPO. The loans are non-interest bearing, unsecured and are due at the earlier of December 31, 2025 and the closing of the Spring Valley IPO. The loans will be repaid upon completion of the Spring Valley IPO out of the $700,000 of offering proceeds that has been allocated for the payment of offering expenses (other than underwriting commissions) not held in the trust account. As of May 21, 2025, there was $10,420 outstanding under such promissory note.

In addition, in order to finance transaction costs in connection with an intended initial business combination, either of our Sponsor, any of its affiliates or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $0.90 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and the Sponsor entered into the Sponsor Letter pursuant to which, among other things (1) the Sponsor agreed to vote all Spring Valley Founder Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent simple agreements for future equity financing round, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

Pursuant to the terms of the Business Combination Agreement, contemporaneously with the Closing, New General Fusion, the Sponsor, and certain securityholders of General Fusion will enter into the Registration Rights Agreement, pursuant to which, among other things, (1) New General Fusion will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain Common Shares and other equity securities of New General Fusion held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Registration Rights Agreement, dated as of September 3, 2025, between Spring Valley, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New General Fusion with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

We have entered into a registration rights agreement with respect to the Spring Valley Founder Shares, private placement warrants and warrants issued upon conversion of working capital loans (if any).

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter that we adopted prior to the consummation of the Spring Valley IPO, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, directors or officers, or our or any of their respective affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, directors or officers unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our shareholders from a financial point of view. In addition, pursuant to Nasdaq listing rules, our initial business combination must be approved by a majority of our independent directors.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

●	repayment of an aggregate of up to $250,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;
●	reimbursement for office space, utilities and secretarial and administrative support made available to us by our sponsor or an affiliate, in an amount equal to $30,000 per month;
●

engagement of our Sponsor, or one or more affiliates of our Sponsor, as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such persons or entities a salary or fee in an amount that constitutes a market standard for comparable transactions;

●	payment of customary fees for financial advisory services;
●	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;
●

and repayment of loans which may be made by any of our Sponsor, any of its affiliates or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants at a price of $0.90 per unit at the option of the lender.

The above payments may be funded using the net proceeds of the Spring Valley IPO and the sale of the private placement securities not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

General Fusion Relationships and Related Party Transactions

Greg Twinney (Chief Executive Officer)

On August 12, 2025, Mr. Twinney invested $198,794.78 in General Fusion. The investment resulted in the issuance of 125,264 Series 1 General Fusion Class B Preferred Shares and 1,571,061 Series 3 General Fusion Class B Preferred Shares.

Mark Little (Director)

On July 22, 2025, Mr. Little entered into a $400,000 secured loan agreement with General Fusion. The loan was an interest-bearing loan at 15% per annum, with repayment due upon the earlier of a qualifying financing or August 8, 2025. The loan plus accrued interest was paid by issuance of 253,498 Series 1 General Fusion Class B Preferred Shares and 3,179,370 Series 3 General Fusion Class B Preferred Shares, issued as 50% of such shares to Mark Little and 50% of such shares to Mark Little’s spouse, Ruth Little, on August 6, 2025.

On July 16, 2024, Mr. Little entered into a $250,000 convertible note arrangement with General Fusion. The note was interest-bearing at a rate of 12% per annum on a simple interest basis. Interest accrued on the note from inception through the conversion date totaled $31,644. The outstanding principle and accrued interest under the note were converted into 236,615 Series 2 General Fusion Class B Preferred Shares of General Fusion on August 6, 2025.

Wal van Lierop (Director)

On July 22, 2025, Chrysalix Energy III US Limited Partnership, an affiliated entity to Mr. van Lierop, entered into a $1,000,000 secured loan agreement with General Fusion. The loan was an interest-bearing loan at 15% per annum, with repayment due upon the earlier of a qualifying financing or August 8, 2025. The loan plus accrued interest repaid by the issuance of 756,142 Series 1 General Fusion Class B Preferred Shares on August 6, 2025.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and certain of the General Fusion Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Spring Valley, General Fusion and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Spring Valley Class B Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will forfeit 1,000,000 Spring Valley Founder Shares and, in connection therewith, Spring Valley agreed to issue to the Sponsor an aggregate of 1,000,000 Spring Valley Earnout Shares, (3) the Sponsor agreed to transfer, directly or constructively, an aggregate of 1,250,000 Spring Valley Founder Shares to certain investors in General Fusion’s most recent SAFE, and (4) the parties agreed that if Spring Valley obtains working capital loans from the Sponsor or an affiliate to finance transaction costs related to the Business Combination, up to $1,500,000 of such loans may be converted into warrants to purchase Spring Valley Class A Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

BENEFICIAL OWNERSHIP OF NEW GENERAL FUSION SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New GF Common Shares immediately following the consummation of the Business Combination, assuming (i) no redemptions of Spring Valley Public Shares by Spring Valley Public Shareholders, and alternatively (ii) maximum redemptions of Spring Valley Public Shares by Spring Valley Public Shareholders, in each case, by:

●	each person who is, or is expected to be the beneficial owner of more than 5% of outstanding New GF Common Shares;
●	each of Spring Valley’s and General Fusion’s named executive officers and directors;
●	each person who is the beneficial owner of more than 5% of outstanding New GF Common Shares;
●	each person who will become an executive officer or director of New General Fusion; and
●

all current executive officers and directors of Spring Valley, as a group pre-Business Combination, and all executive officers and directors of New General Fusion, as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Spring Valley Ordinary Shares prior to the Business Combination is based on 30,666,667 Spring Valley Ordinary Shares issued and outstanding in the aggregate as of           , 2026. Of these 30,666,667 Spring Valley Ordinary Shares, 23,000,000 were Spring Valley Class A Shares and 7,666,667 were Spring Valley Class B Shares.

The beneficial ownership of General Fusion Common Shares prior to the Business Combination is based on 206,608,922 shares outstanding at as of May 11, 2026.

The expected beneficial ownership of New GF Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.”

Unless otherwise indicated and subject to applicable community property laws, Spring Valley believes that all persons named in the table below have sole voting and investment power with respect to all Spring Valley Ordinary Shares and General Fusion Common Shares, respectively, beneficially owned by them. Unless otherwise indicated, the address of each General Fusion Shareholder named below is 6020 Russ Baker Way, Richmond, British Columbia V7B 1B4.

The following table does not reflect record or beneficial ownership of the Spring Valley Warrants.

					After the Business Combination
							Assuming
	Prior to the		Prior to the		Assuming		Maximum
	Business		Business		No Redemptions		Redemptions
	Combination		Combination(3)		Scenario		Scenario
			Number of
	Number of		General		Number of		Number of
	Spring Valley		Fusion		New GF		New GF
	Ordinary		Common		Common		Common
Name and Address of Beneficial Owners(1)	Shares	%	Shares	%	Shares	%	Shares	%
Five Percent Holders of Spring Valley
Spring Valley Acquisition III Sponsor, LLC (1)	7,546,667	24.6%	—	—	5,296,667	4.1%	5,296,667	5.0%
Merus Global Investments, LLC(2)	1,641,810	5.4%	—	—	1,641,810	*	934,046	*
Directors and Executive Officers of Spring Valley:
Christopher Sorrells(1)	7,546,667	24.6%	—	—	5,296,667	4.1%	5,296,667	5.0%
Jeff Schramm(3)	—	—	—	—	—	—	—
Robert Kaplan(4)	—	—	—	—	—	—	—
David Buzby	40,000	*	—	—	40,000	*	40,000	*
Debora Frodl	40,000	*	—	—	40,000	*	40,000	*
Richard Thompson	40,000	*	—	—	40,000	*	40,000	*
All Directors and Executive Officers of Spring Valley as a Group (5 Individuals)(1)	7,666,667	25.0%	—	—	5,416,667	5,416,667
Directors and Executive Officers of General Fusion
Greg Twinney(5)	—	—	7,735,001	3.6%	1,315,467	1.5%	1,315,467	2.1%
Mark Little(6)	—	—	3,689,379	1.8%	628,121	*	628,121	1.0%
Michel Laberge(7)	—	—	1,597,789	*	271,826	*	271,826	*
Megan Wilson(8)	—	—	1,403,489	*	238,684	*	238,684	*
Michael Donaldson(9)	—	—	1,311,005	*	222,884	*	222,884	*
Jan Laishley(10)	—	—	1,113,383	*	189,311	*	189,311	*
Robert Crystal(11)	—	—	530,743	*	90,264	*	90,264	*
Klaas de Boer(12)	—	—	514,287	*	87,434	*	87,434	*
Wal van Lierop(13)	—	—	12,476,171	6.0%	2,129,815	2.5%	2,129,815	3.5%
Norman Harrison(14)	—	—	17,709	*	3,010	*	3,010	*
Wendy Kei	—	—	—	—	—	—	—	—
Thomas Boehlert	—	—	—	—	—	—	—	—
Kelly Edminson	—	—	—	—	—	—	—	—
Adam Rodman (16)	—	—	36,362,605	17.6%	6,266,061	7.4%	6,266,061	10.2%
All Directors and Executive Officers of General Fusion as a Group ( Individuals)
Five Percent Holders of General Fusion
Alyeska Master Fund, L.P.(15)	—	—	3,500,000	1.7%	19,186,274	20.8%	19,186,274	27.7%
Segra New Energy Opportunities I, L.P.(16)	—	—	36,362,605	17.6%	6,266,061	7.4%	6,266,061	10.2%
His Majesty the King in Right of Canada(17)	—	—	53,073,636	20.4%	9,023,054	9.7%	9,023,054	12.8%
PenderFund Capital Management Ltd.(18)	—	—	32,784,783	15.8%	6,327,887	7.5%	6,327,887	10.3%
BDC Capital Inc.(19)	—	—	19,223,002	9.3%	3,268,105	3.9%	3,268,105	5.3%
Chrysalix Venture Capital(13)	—	—	12,476,171	6.0%	2,129,815	2.5%	2,129,815	3.5%
Directors and Executive Officers of New General Fusion After Consummation of the Business Combination

All Directors and Executive Officers of Spring Valley as a Group (Individuals)
*	Less than one percent.
(1)

Christopher Sorrells, our Chairman and Chief Executive Officer, is the managing member of our Sponsor, therefore, he may be deemed to have beneficial ownership of the securities held directly by our Sponsor. Mr. Sorrells also has an economic interest in our Sponsor. Mr. Sorrells disclaims any beneficial ownership of the securities held by our sponsor other than to the extent of his pecuniary interest therein.

(2)

Based on a Schedule 13G filed on February 3, 2026, by Merus Global Investments, LLC, a Delaware limited liability company. The address of principal business office of the reporting person is 3 Park Ave, Suite 2900, New York, NY 10016.

(3)	Mr. Schramm has an economic interest in our sponsor. Mr. Schramm disclaims any beneficial ownership of the securities held by our sponsor other than to the extent of his pecuniary interest therein.
(4)	Mr. Kaplan has an economic interest in our sponsor. Mr. Kaplan disclaims any beneficial ownership of the securities held by our sponsor other than to the extent of his pecuniary interest therein.
(5)

Greg Twinney beneficially owns 125,264 Class B Series 1 preferred shares of General Fusion, 1,571,061 Class B Series 3 preferred shares, 6,038,676 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Greg Twinney will beneficially own approximately 288,831 New GF Common Shares, and 1,026,636 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(6)

Mark Little beneficially owns directly and indirectly 253,498 Class B Series 1 preferred shares of General Fusion, 236,615 Class B Series 2 preferred shares of General Fusion, 3,179,370 Class B Series 3 preferred shares of General Fusion, 19,896 fully vested General Fusion Options exercisable within 60 days of May 11, 2026, including 126,749 Class B Series 1 preferred shares of General Fusion and 1,589,685 Class B Series 3 preferred shares of General Fusion indirectly owned through an affiliate Ruth Little. Per the PIPE Financing and upon consummation of the Business Combination, Mark Little will beneficially own an aggregate of 624,739 New GF Common Shares, and 3,382 fully vested New GF Common Share options directly and indirectly through Ruth Little; Ruth Little owns 292,256 New GF Common Shares. Mark Little’s listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(7)

Michel Laberge beneficially owns directly and indirectly 685,025 General Fusion Class A Common Shares, 53,114 Class B Series 1 preferred shares of General Fusion, 666,155 Class B Series 3 preferred shares of General Fusion, and 193,495 fully vested General Fusion Options exercisable within 60 days of May 11, 2026, including 678,600 General Fusion Class A Common Shares, 53,114 Class B Series 1 preferred shares of General Fusion, and 666,155 Class B Series 3 preferred shares of General Fusion indirectly owned through affiliates. Per the PIPE Financing and upon consummation of the Business Combination, Michel Laberge will beneficially own an aggregate of 238,930 New GF Common Shares, and 32,896 fully vested New GF Common Share options directly and indirectly through 1334789 B.C. Ltd; 1334789 B.C. Ltd will own 237,838 New GF Common Shares. Michel Laberge’s listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(8)

Megan Wilson beneficially owns 22,054 Class B Series 1 preferred shares of General Fusion, 276,601 Class B Series 3 preferred shares of General Fusion, 1,104,834 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Megan Wilson will beneficially own 50,851 New GF Common Shares, and 187,833 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(9)

Michael Donaldson beneficially owns 3,020 General Fusion Class A Common Shares and 1,307,985 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Michael Donaldson will beneficially own 513 New GF Common Shares, and 222,371 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(10)

Jan Laishley beneficially owns 6,931 Class B Series 1 preferred shares of General Fusion, 86,928 Class B Series 3 preferred shares of General Fusion, 1,019,524 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Jan Laishley will beneficially own 15,981 New GF Common Shares, and 173,330 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(11)

Robert Crystal beneficially owns 9,451 Class B Series 1 preferred shares of General Fusion, 118,534 Class B Series 3 preferred shares of General Fusion, 402,758 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Robert Crystal will beneficially own 21,792 New GF Common Shares, and 68,472 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(12)

Klaas de Boer beneficially owns 514,287 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Klaas de Boer will beneficially own 87,434 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(13)

Chrysalix Venture Capital (“Chrysalix”) is the investment fund manager of Chrysalix Energy III U.S. Limited Partnership and Chrysalix Energy II US Limited Partnership (collectively with Chrysalix, the “Chrysalix Funds”). Wal van Lierop is the Founding Partner of Chrysalix and a member of the general partner of the Chrysalix Funds is Wal van Lierop, and Wal van Lierop may be deemed to have voting and investment power over the shares held of record by the Chrysalix Funds. Wal van Lierop disclaims beneficial ownership of the shares held by the Chrysalix Funds, except to the extent of any pecuniary interest therein. As of the date hereof, Wal van Lierop directly beneficially owns 50,000 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. As of the date hereof, the Chrysalix Funds beneficially own an aggregate of 1,133,067 General Fusion Class A Common Shares, 2,788,000 Class A Series 1 preferred shares of General Fusion, 3,155,761 Class A Series 2 preferred shares of General Fusion, 1,007,891 Class A Series 3 preferred shares of General Fusion, 1,821,443 Class A Series 4 preferred shares of General Fusion, 1,763,867 Class A Series 6 preferred shares of General Fusion, and 756,142 Class B Series 1 preferred shares of General Fusion. Pursuant to the PIPE Financing and upon consummation of the Business Combination, Wal van Lierop will beneficially own 8,501 fully vested New GF Common Share options and the Chrysalix Funds are expected to beneficially own an aggregate of approximately 2,121,314 New GF Common Shares allocated as follows: (i) Chrysalix Energy III U.S. Limited Partnership: 1,946,172 New GF Common Shares; and (ii) Chrysalix Energy II US Limited Partnership: 175,142 New GF Common Shares. The registered office of Chrysalix is 333 – 1111 West Hastings Street Vancouver, BC V6E 2J3.

(14)

Norman Harrison beneficially owns 17,709 fully vested General Fusion Options exercisable within 60 days of May 11, 2026. Per the PIPE Financing and upon consummation of the Business Combination, Norman Harrison will beneficially own approximately 3,010 fully vested New GF Common Share options. Listed address is 6020 Russ Baker Way, Richmond, BC V6B 0B4.

(15)

Per the PIPE Financing and upon consummation of the Business Combination, Alyeska Master Fund, L.P. will beneficially own 11,343,137 New GF Common Shares. The business address of Alyeska Master Fund, L.P., is 77 W. Wacker, Suite 700, Chicago, IL 60601. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(16)

Segra New Energy Opportunities I, L.P. beneficially owns 11,639,676 Class A Series 5 preferred shares of General Fusion, 2,599,243 Class B Series 1 preferred shares of General Fusion, and 22,123,686 Class B Series 3 preferred shares of General Fusion. Per the PIPE Financing and upon consummation of the Business Combination, Segra New Energy Opportunities I, L.P. will beneficially own approximately 6,266,061 New GF Common Shares. The manager of Segra New Energy Opportunities I, L.P. Segra Capital Management, LLC. Adam Rodman is the Chief Investment Officer of Segra Capital Management, LLC. Segra Capital Management, LLC and Adam Rodman may be deemed to have voting and investment power over the shares held of record by Segra New Energy Opportunities I, L.P. Adam Rodman disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Listed address is 1675 S. State Street, Suite B Dover, DE, USA 19901.

(17)

His Majesty the King in Right of Canada (represented by SRF) beneficially owns 22,154,963 General Fusion Warrants to purchase General Fusion Class B Common Shares, 2,283,169 General Fusion Warrants to purchase Class B Series 1 Preferred Shares, and 28,635,504 General Fusion Warrants to purchase Class B Series 3 Preferred Shares. In connection with the August 2025 Rights Offering, His Majesty the King in Right of Canada committed CAD 5 million, all of which has been funded to date. In respect of this CAD 5 million, 2,283,169 Class B Series 1 Preferred Share warrants and 28,635,504 Class B Series 3 Preferred Share warrants have been issued in accordance with the terms of the Rights Offering. Pursuant to the PIPE Financing and upon consummation of the Business Combination, His Majesty the King in Right of Canada will beneficially own approximately 9,023,054 New GF Warrants to purchase New GF Common Shares. The Ministry of Industry has voting and dispositive power over such securities. The listed address is 8th Floor, 235 Queen Street, Ottawa, Ontario K1A 0H5.

(18)

PenderFund Capital Management Ltd. (“PenderFund”) is the investment fund manager of Pender Growth Fund Inc., Pender Small Cap Opportunities Fund, Pender Global Small Mid Cap Fund, Pender Alternative Select Equity Fund, and Pender Alternative Special Situations Fund (collectively with PenderFund, the “Pender Funds”). David Barr is the President and chief executive officer of PenderFund and the manager of the Pender Funds. As of the date hereof, the Pender Funds beneficially own an aggregate of 30,000 General Fusion Class A Common Shares, 4,770,992 Class A Series 1 preferred shares of General Fusion, 2,173,610 Class A Series 2 preferred shares of General Fusion, 383,847 Class A Series 4 preferred shares of General Fusion, 2,299,936 Class B Series 1 preferred shares of General Fusion, 22,249,996 Class B Series 3 preferred shares of General Fusion, and 876,402 General Fusion Warrants to purchase General Fusion Class A Common Shares. Pursuant to the PIPE Financing and upon consummation of the Business Combination, the Pender Funds are expected to beneficially own an aggregate of 6,039,186 New GF Common Shares and 148,997 New GF Warrants to purchase New GF Common Shares, allocated as follows: (i) Pender Small Cap Opportunities Fund: 3,529,837 New GF Common Shares and 91,144 New GF Warrants; (ii) Pender Growth Fund Inc.: 2,369,645 New GF Common Shares and 57,853 New GF Warrants; (iii) Pender Global Small Mid Cap Fund: 82,156 New GF Common Shares; (iv) Pender Alternative Select Equity Fund: 52,352 New GF Common Shares; and (v) Pender Alternative Special Situations Fund: 5,196 New GF Common Shares. The registered office address of PenderFund is 1830 — 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X2.

(19)

BDC Capital Inc. beneficially owns 1,186,478 General Fusion Class A Common Shares, and 18,036,524 Class B Series 2 preferred shares of General Fusion. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada, which is a federal Crown corporation wholly owned by His Majesty the King in right of Canada. It is governed by a board of directors appointed by the Business Development Bank of Canada and the board of directors has overall responsibility for the management and supervision of its business and affairs, subject, for certain prescribed corporate actions, to government approval requirements under a framework of specific approvals, thresholds, and conditions set out through proclamations, regulations, Orders in Council, and applicable Treasury Board policies. Per the PIPE Financing and upon the consummation of the Business Combination, BDC Capital Inc. will beneficially own approximately 3,268,105 New GF Common Shares. Listed address is 5 Place Villa Marie, Bureau 100, Montreal, QC, H3B.

PRICE RANGE OF SECURITIES

Spring Valley

Price Range of Spring Valley’s Securities and Dividends

The Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants are currently trading on Nasdaq under the symbols “SVACU,” “SVAC” and “SVACW,” respectively. Each Spring Valley Unit consists of one Spring Valley Class A Share and one-third of one Spring Valley Public Warrant. The Spring Valley Units commenced trading on September 4, 2025. Commencing September 30, 2025, holders of Spring Valley Units were permitted to elect to separately trade Spring Valley Class A Shares and Spring Valley Public Warrants included in the Spring Valley Units.

The following table sets forth, for the period indicated, the high and low sales prices per Spring Valley Unit, Spring Valley Class A Share and Spring Valley Public Warrant as reported on the Nasdaq for the periods presented:

			Spring Valley Class A		Spring Valley Public
	Spring Valley Units		Ordinary Share		Warrants
	(SVACU)		(SVAC)		(SVACW)
	High	Low	High	Low	High	Low
2025
Quarter ended December 31, 2025	$10.87	$10.12	$10.89	$10.07	$1.05	$0.61
Quarter ended September 30, 2025	$10.52	$10.00	$10.14	$10.03	$1.00	$0.70

On January 21, 2026, the last trading date before the public announcement of the Business Combination, Spring Valley Units, Spring Valley Class A Shares and Spring Valley Public Warrants closed at $10.30, $10.13 and $0.52, respectively.

Spring Valley has not paid any cash dividends on the Spring Valley Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

General Fusion

Price Range of General Fusion’s Securities and Dividends

Historical market price information regarding General Fusion’s share capital is not provided because there is no public market for its equity securities. During the past three years, General Fusion has issued the following securities that were not registered under the Securities Act:

PIPE Subscription Agreements

On January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, among other things, to purchase an aggregate of 10,556,373 units of General Fusion at a price of $10.20 per unit, each unit comprising one (1) General Fusion Convertible Preferred Share and one (1) General Fusion PIPE Warrant exercisable for one (1) New GF Common Share at the price of $12.00 per share, for gross proceeds of approximately $107.7 million, in a private placement to be consummated on the Closing Date prior to the Amalgamation. Additionally, the lead PIPE investor paid an additional $0.35 million for 3.5 million General Fusion Class B Common Shares which were issued in January 2026 and are convertible into New GF Common Shares on a 1:1 basis. The 3.5 million common shares are redeemable at the issuance price regardless of whether the Business Combination closes. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

SAFEs

From November 2025 to January 2026, General Fusion raised financing from multiple investors under simple agreements for future equity (each a “SAFE”). Under the SAFEs, investors have made up-front payments of $44.5 million ($44.2 million for the SAFEs and $0.3 million for the warrants noted below) in exchange for the right to future equity issued by General Fusion on certain triggering events such as a future equity financing, an initial public offering, a direct listing or SPAC merger, or change of control of General Fusion. In addition, as part of the SAFEs, General Fusion issued 14,681,426 General Fusion Warrants exercisable at the price of $1.9968 per share and are exercisable from the date of issuance. The SAFE Warrants expire on the earlier of a (i) change of control, and (ii) November 19, 2028. The agreements were all signed using a valuation cap of $500 million plus the amount raised of $44.2 from the SAFEs. The SAFEs convert at the lower (i) of the valuation cap divided by the General Fusion Outstanding Shares or (ii) a 25% discount to an equity financing or a public listing inclusive of 3,625,000 SAFE Warrants issued as consideration for finders’ fees related to the total SAFE financing. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

Rights Offering and Share Issuances

On August 6, 2025, General Fusion closed the Rights Offering for total proceeds of $18.4 million. Concomitant with the Rights Offering General Fusion received CAD 5.0 million (approximately $3.6 million) in funding from the Canadian government under the Amended and Restated SRF Contribution Agreement, for total estimated proceeds of $22.0 million. As part of this Rights Offering, General Fusion reorganized its share structure by:

●	Consolidating all classes of shares, other than the General Fusion Class B Common Shares (of which no shares were then issued), 10:1;
●

Exchanging all outstanding Existing Preferred Shares in a new single Class A redeemable convertible preferred shares of General Fusion (“New Class A”) with multiple series and, to the extent that a New Class A shareholder did not participate in the Rights Offering, converting such shareholder’s New Class A shares into General Fusion Class A Common Shares; and

●	Issuing new Class B redeemable convertible preferred shares (“New Class B”) in multiple series to investors participating in the Rights Offering and to convertible debt holders, as applicable.

The Existing Preferred Shares were consolidated 10:1 and exchanged for New Class A shares with multiple series. If an existing shareholder of General Fusion participated in the Rights Offering up to their pre-Rights Offering pro rata shareholding, their 10:1 consolidation was reversed in line with the pro rata portion of their pre-Rights Offering pro rata shareholding that they invested. To the extent that a shareholder did not participate in the Rights Offering their remaining redeemable convertible preferred shares were converted into General Fusion Class A Common Shares at the conversion ratio of 1:1. Existing Series 1 Class F redeemable convertible preferred shares of General Fusion were exchanged at a ratio of 1.225:1 to account for accrued dividends under their original issuance terms. As a result, General Fusion issued 56,010,259 New Class A shares and 11,960,583 General Fusion Class A Common Shares in exchange for the Existing Preferred Shares. As a result of the Rights Offering, General Fusion issued to participating investors (i) 11,612,203 Series 1 General Fusion Class B Preferred Shares at the price of USD $1.587 per share and 95,229,714 Series 3 General Fusion Class B Preferred Shares at the price of USD $0.00001 per share and (ii) an aggregate of $15.8 million plus accrued interest at 12% per annum owing under General Fusion’s secured convertible promissory notes issued in July 2024 and the then issued Series 1 Class F preferred shares of General Fusion converted into Series 2 General Fusion Class B Preferred Shares at the price of USD $1.1903 per share resulting in issuance of 26,965,385 Series 2 General Fusion Class B Preferred Shares.

The issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

Convertible Debt

In July 2024, General Fusion issued a convertible debt note for total proceeds of $15.8 million and interest accrual at 12%. Such convertible debt note converted into General Fusion Convertible Preferred Shares in connection with the Rights Offering at a 25% discount to the $1.581 price per share. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

Class F Series 1 Equity Issuance

In July 2023, General Fusion issued 9,541,285 Series 1 Class F preferred shares of General Fusion at a price of $2.1913 per share and warrants for 3,254,938 Series 1 Class F preferred shares of General Fusion at an exercise price of $0.0000000001 per share, resulting in the effective issue price of the Series 1 Class F preferred shares General Fusion being $1.767  per share, for total proceeds of $20.9 million. The issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

SRF Contribution Agreement

From March 2023 to April 2025, General Fusion issued 16,147,516 General Fusion Warrants to the Canadian government in connection with funding of $28.2 million received pursuant to the SRF Contribution Agreement. Concomitant with the Rights Offering the Canadian government agreed to an additional commitment of CAD 5.0 million (approximately $3.6 million) in connection with the Amended and Restated SRF Contribution Agreement, which consummated the CAD 5.0 million (approximately $3.6 million) of additional funding General Fusion received and extended the completion date from April 30, 2025 to March 31, 2026. As consideration for the additional CAD 5.0 million (approximately $3.6 million) that was provided under the Amended and Restated SRF Contribution Agreement, the Canadian government received warrants for Series 1 Class B redeemable convertible preferred share warrants and Series 3 Class B redeemable convertible preferred share warrants of General Fusion. Prior to such amendment to the SRF Contribution Agreement, the Canadian government had previously received warrants for General Fusion Class B Common Shares (collectively, the “SRF Warrants”). The number of SRF Warrants issued is based on a formula incorporating General Fusion’s most recent arm’s length qualified share issuance price, as defined in the SRF Contribution Agreement. The Series 1 Class B redeemable convertible preferred share warrants and Series 3 Class B redeemable convertible preferred share warrants of General Fusion have terms equal to those received by new investors in the Rights Offering as described above. The issuance was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws.

Holders

As of the date of this proxy statement/prospectus, there are 248 General Fusion Shareholders.

Dividend Policy

General Fusion has not paid any dividends to General Fusion Shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination.

PROPOSAL NO. 1 — THE CONTINUATION PROPOSAL

Overview

Spring Valley is asking its shareholders to approve, by Special Resolution, the Continuation of Spring Valley from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Spring Valley Articles and the Companies Act and the applicable provisions of the BCBCA and pursuant to the Continuation Articles, the form of which are attached as Annex D to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” for additional information on the Continuation. You are urged to read carefully the Continuation Articles in their entirety before voting on this proposal.

Effect of Continuation

After the Continuation, but before the Amalgamation, the Companies Act will cease to apply to Spring Valley and Spring Valley will thereupon become subject to the BCBCA, and the Continuation Articles will govern the rights of Spring Valley Shareholders. The Continuation will not create a new legal entity, affect the continuity of Spring Valley or result in a change in its business.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.	Spring Valley be de-registered in the Cayman Islands pursuant to Article 50 of the Spring Valley Articles and be continued as a corporation in the Province of British Columbia, Canada.
2.

Spring Valley is hereby authorized to apply to the British Columbia Registrar of Companies for a Certificate of Continuation to continue Spring Valley as if it has been incorporated under the laws of the Province of British Columbia in accordance with the BCBCA. Subject to the issuance of such Certificate of Continuation and without affecting the validity of Spring Valley by or under the Spring Valley Articles, effective upon issuance of the Certificate of Continuance, Spring Valley adopt the Continuation Articles in substitution for the Spring Valley Articles for purposes of the period between the Continuation and the Amalgamation.

3.	In connection with the Continuation, the number of directors of Spring Valley is determined at ( ).
4.	The following persons are confirmed as directors of Spring Valley to hold office:

(a)Greg Twinney

(b)

(c)

(d)

5.

Notwithstanding that this Resolution has been passed, the directors of Spring Valley are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Spring Valley to not to proceed with the Continuation, at any time prior to the issuance of the certificate giving effect to the Continuation.

6.

Any officer or director of Spring Valley is hereby authorized and directed, for and on behalf of Spring Valley, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal and the Business Combination Proposal at the Spring Valley Shareholders’ Meeting.

The Continuation Proposal (and consequently, the Continuation Articles and the Continuation) will be approved and adopted only if Spring Valley obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Class B Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Spring Valley Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Continuation Proposal.

The Spring Valley Founder Shareholders have agreed to vote any Spring Valley Founder Shares held by them in favor of the Continuation Proposal. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Spring Valley Public Shareholders. The Spring Valley Founder Shareholders own approximately 25% of the Spring Valley Ordinary Shares entitled to vote at the Spring Valley Shareholders’ Meeting.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CONTINUATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

Overview

Spring Valley is asking its shareholders to approve the Business Combination Agreement and the Business Combination. Spring Valley Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Resolution to be Voted Upon

The full text of the Ordinary Resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “Act”) involving General Fusion Inc. (the “General Fusion”), Spring Valley Acquisition Corp. III (“Spring Valley”), and 1573562 B.C. Ltd. (“NewCo”), all as more particularly described and set forth in the Registration Statement/Proxy Statement of Spring Valley dated                   , 2026 (the “Spring Valley Registration Statement/Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement, involving General Fusion, Spring Valley and NewCo (the “Plan of Arrangement”), the full text of which is set out in Annex B as it may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.

The Business Combination Agreement (including the Plan of Arrangement attached thereto), which is attached as Annex A to the Spring Valley Registration Statement/Proxy Statement, as it may be amended, modified or supplemented in accordance with its terms, and all of the transactions contemplated therein, including: (a) the issuance to General Fusion Shareholders, other than such General Fusion Shareholders who exercise Dissent Rights, in exchange for their GF Common Shares, New GF Common Shares, New GF Class A Earnout Shares, New GF Class B Earnout Shares, and New GF Class C Earnout Shares; and (b) the issuance of New GF Convertible Preferred Shares and New GF PIPE Warrants to the investors who have entered into subscription agreements with Spring Valley and General Fusion to purchase General Fusion Convertible Preferred Shares and General Fusion PIPE Warrants, the actions of the directors of Spring Valley in approving the Arrangement, and the actions of the officers of Spring Valley in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by Spring Valley of its obligations thereunder, are hereby ratified and approved.

4.

Spring Valley be and is hereby authorized to cooperate with and assist General Fusion in seeking the Final Order (as defined in the Business Combination Agreement) from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Spring Valley Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of Spring Valley are hereby authorized and empowered, at their discretion, without further notice to or approval of the Spring Valley Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.

Any officer or director of Spring Valley is hereby authorized and directed, for and on behalf of Spring Valley, to deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.

Any officer or director of Spring Valley is hereby authorized and directed, for and on behalf of Spring Valley, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal and the Business Combination Proposal at the Spring Valley Shareholders’ Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination and the Plan of Arrangement) will be approved and adopted only if Spring Valley obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2/3%) of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Spring Valley Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

In addition, the Business Combination Proposal requires majority approval by the holders of Spring Valley Common Shares, excluding the votes of affiliates and control persons, as mandated by Canadian securities laws. Spring Valley does not have any affiliates, and its sole control person is the Sponsor, who beneficially owns 7,546,667 Spring Valley Founder Shares.

Sponsor and Spring Valley management have agreed to vote any Spring Valley Class A Shares (except for any Spring Valley Class A Shares purchased as described above under “The Business Combination — Potential Purchases of Spring Valley Public Shares”) held by them in favor of the Business Combination Proposal. The Spring Valley Founder Shareholders have agreed to vote any Spring Valley Founder Shares held by them in favor of the Business Combination Proposal.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by applicable SEC guidance, Spring Valley is requesting that the Spring Valley Shareholders consider and vote upon, on a non-binding advisory basis, the Advisory Organization Documents Proposal to approve the governance provisions contained in the New GF Closing Articles that materially affect Spring Valley Shareholder rights. This non-binding advisory vote is not otherwise required by Cayman Islands law and is separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Spring Valley is submitting this Proposal to its shareholders separately for approval. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, the New GF Closing Articles will take effect upon the consummation of the Business Combination. In the Business Combination Agreement, Spring Valley, General Fusion, and NewCo agreed that, at the Closing, New General Fusion will adopt the New GF Closing Articles substantially in the form set forth as Annex E to this proxy statement/prospectus. There are certain differences in the rights of Spring Valley Shareholders prior to the Business Combination and under the Spring Valley Articles and the rights of New GF Shareholders after the Business Combination under the New GF Closing Articles. For more information, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

The following table sets forth a summary of the principal proposed changes to be made between the Spring Valley Articles and the New GF Closing Articles. This summary is qualified by reference to the complete text of the New GF Closing Articles, the form of which is attached to this proxy statement/prospectus as Annex E. You are encouraged to read the New GF Closing Articles in their entirety for a more complete description of the terms of the New GF Closing Articles.

	Spring Valley Articles	New GF Closing Articles

Governing Statue	The Companies Act (as Revised) of the Cayman Islands.	Business Corporations Act (British Columbia)

Corporate Name	Spring Valley Acquisition Corp. III	General Fusion Group Ltd.

Authorized Capital

Spring Valley is authorized to issue a maximum of 221,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 200,000,000 Spring Valley Class A Shares, (ii) 20,000,000 Spring Valley Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each. Spring Valley has 907,486 Spring Valley Class A Shares and 7,062,500 Spring Valley Class B Shares issued and outstanding.

Under the Spring Valley Articles, the Spring Valley Board, or the Spring Valley Shareholders by ordinary resolution, may divide shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.

The authorized capital of New General Fusion will consist of: (1) the New GF Common Shares, in an unlimited number; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6) 12,000,000 New GF Convertible Preferred Shares.

	Spring Valley Articles	New GF Closing Articles

Directors; Classes

The directors of Spring Valley are divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

The board of directors will consist of a minimum of three directors. Following the Closing, the board of directors of New General Fusion will be composed of directors.

The board of directors will not be divided into classes and each director will be elected on an annual basis.

Notice of Shareholder Meeting

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

The board of directors of New General Fusion will have the power to call a meeting of shareholders. Under the BCBCA and in certain circumstances, shareholders can also requisition meetings.

The time period to provide notice of the time and place of a meeting of shareholders is not less than 21 days and not more than two months before the meeting.

Shareholder Written Consent in Lieu of a Meeting

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

The shareholders may consent to all of the business that is required to be transacted at a meeting of shareholders by unanimous written resolution, as provided for under the BCBCA. An ordinary resolution of shareholders may be passed if it is consented to in writing by shareholders holding shares that carry at least two-thirds of the votes entitled to be cast on the resolution, provided that the resolution has been submitted to all shareholders holding shares that carry the right to vote at general meetings.

	Spring Valley Articles	New GF Closing Articles

Quorum

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is one or more shareholders holding at least a simple majority of the paid up voting share capital of Spring Valley present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. A quorum at any meeting of New GF Shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the BCBCA or by the New GF Closing Articles or by any other by-law) will be at least two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting.

Shareholder Vote; Casting Vote

Subject to any rights or restrictions attached to any Shares (including as set out at Article 30.4), every Member who being an individual is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote for every Share of which he is the holder. In the case of an equality of votes the chairman of the general meeting shall be entitled to a second or casting vote.

In the case of an equality of votes, at either a meeting of shareholders or a meeting of directors, the chair of the meeting is not entitled to a second or casting vote. Provisions of the New GF Closing Articles may be amended with a shareholder vote.

	Spring Valley Articles	New GF Closing Articles

Advance Notice; Directors Nominations; Shareholder Proposals

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than one hundred and twenty calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the Notice Date. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee. Shareholder proposals are otherwise governed by the provisions of the BCBCA.

	Spring Valley Articles	New GF Closing Articles

Forum Selection

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members; (c) any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or (d) any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Unless New General Fusion consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New General Fusion; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of New General Fusion to New General Fusion; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA, or New GF Closing Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among New General Fusion, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to New General Fusion’s business or of such affiliates. The foregoing will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder. Unless New General Fusion consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Other Matters	The Spring Valley Articles include a number of provisions related to the Spring Valley Class B Shares, the Spring Valley IPO, Sponsor, the initial business combination and other related matters.	These provisions will not be included in the New GF Closing Articles, as they will not be relevant to New General Fusion following the Closing.

The sub-proposals to be voted on by Spring Valley Shareholders are as follows:

PROPOSAL 3A:

Authorized Capital

The New GF Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Spring Valley Class A Shares, (ii) 20,000,000 Spring Valley Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to (1) an unlimited number of New GF Common Shares; (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding; (3) 4,500,000 New GF Class A Earnout Shares; (4) 4,500,000 New GF Class B Earnout Shares; (5) 4,500,000 New GF Class C Earnout Shares; and (6)                        New GF Convertible Preferred Shares.

Please see the subsection entitled “The Business Combination — Total New GF Common Shares To Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information about the anticipated capitalization of New General Fusion following the consummation of the Business Combination.

PROPOSAL 3B:

Reduced Quorum For Shareholder Meetings

The New GF Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) two persons who are, or who represent by proxy, shareholder who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting.

PROPOSAL 3C:

Advance Notice

The New GF Closing Articles would include an advance notice provision that requires a shareholder to provide notice to New General Fusion in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

PROPOSAL 3D:

Other Matters

The New GF Closing Articles would not include provisions relating to the Spring Valley Class B Shares, the Spring Valley IPO, Sponsor, the Business Combination and other related matters.

Reasons for the Approval of the Advisory Organizational Documents Proposals

New General Fusion will be a British Columbia corporation. The proposed New GF Closing Articles is consistent with British Columbia law and are typical among public companies incorporated in British Columbia.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the New GF Closing Articles, the form of which is attached to the proxy statement/prospectus in respect of the Spring Valley Shareholders’ Meeting as Annex E, will be approved and adopted upon the consummation of the Business Combination with such principal changes as described in the Advisory Organizational Documents Proposals.”

Vote Required for Approval

The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Spring Valley, and General Fusion intend that the New GF Closing Articles will take effect as part of the Plan of Arrangement immediately prior to the Amalgamation.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the proposed Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of New GF Common Shares in connection with the Business Combination.

For more information, see the full text of the Business Combination Agreement, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such document.

We are proposing the Nasdaq Proposal in order for Spring Valley to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of New GF Common Shares (or securities convertible into or exercisable for New GF Common Shares); or (B) the New GF Common Shares to be issued is or will be equal to or in excess of 20% of the number of New GF Common Shares outstanding before the issuance of the shares or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of New GF Common Shares (or securities convertible into or exercisable for New GF Common Shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the New GF Common Shares for the five trading days immediately preceding the signing of the binding agreement, if the number of New GF Common Shares (or securities convertible into or exercisable for New GF Common Shares) to be issued equals to 20% or more of the New GF Common Shares, or 20% or more of the voting power, outstanding before the issuance.

Spring Valley will seek to list the New GF Common Shares and the New GF Public Warrants on Nasdaq in connection with the closing of the Business Combination. Spring Valley cannot assure you that the New GF Common Shares and New GF Public Warrants will be approved for listing on Nasdaq.

Reasons for the Nasdaq Proposal

In consideration of the Share Exchange, at the Closing Spring Valley will issue 54,791,392 New GF Common Shares to the General Fusion Shareholders. Because the number of New GF Common Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of Spring Valley outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of Spring Valley, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 96,708,059 New GF Common Shares may be issued in connection with the Business Combination.

The issuance of the Ordinary Shares described above would result in significant dilution to Spring Valley’s stockholders, and result in its stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Spring Valley.

Vote Required for Approval

The Nasdaq Proposal is not conditioned on the approval of any other Proposals at the Spring Valley Shareholders’ Meeting.

The approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

In connection with the Transactions, we intend to approve the Incentive Plan.

Summary of the Incentive Plan

General. The purpose of the Incentive Plan is to attract, retain and reward those employees, officers, directors, consultants and other individuals of New General Fusions and its subsidiaries (“Participants”), to compensate them for their contributions to the success of New General Fusion and its subsidiaries, and to align the interests of our people with the interests of our stockholders. These incentives are provided through the grant of (a) stock options to purchase New GF Common Shares (“New GF Options”), (b) restricted share units, being a unit equivalent in value to a New GF Common Share, providing Participants the right to receive New GF Common Shares (“New GF RSUs”), (c) deferred share units, being a unit equivalent in value to a New GF Common Share, providing Participants the right to receive New GF Common Shares (“New GF DSUs”), and (d) other share-based awards as determined from time to time by the Plan Administrator (as defined below) to provide other types of cash-based, equity-based or equity-related awards (each, an “Award” and collectively, with the New GF Options, New GF RSUs, and New GF DSUs, “Awards”). The Incentive Plan is intended to comply with Section 409A and Section 422 of the United States Internal Revenue Code of 1986, if and when applicable.

Administration. The Incentive Plan shall be initially administered by the New GF Board (the “Plan Administrator”), which has sole and complete authority, in its discretion, to determine eligible participants, grant Awards, establish the form or forms of Award agreements, cancel or amend Awards, and make all other determinations necessary for the administration of the Incentive Plan, subject to the terms of the Incentive Plan. To the extent permitted by applicable law, the New GF Board may, from time to time, delegate to a committee of two or more members of the New GF Board, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3 (the “LTIP Committee”), all or any of the powers conferred on the Plan Administrator pursuant to the Incentive Plan. The LTIP Committee or the New GF Board may sub-delegate to any member(s) of such committee or any specified officer(s) of New General Fusion all or any of the powers delegated by the New GF Board with respect to Participants who are not directors or Participants who are subject to Section 16 of the Exchange Act.

Authorized Shares. Subject to adjustment as provided for in the Incentive Plan, the aggregate number of New GF Common Shares reserved for issuance from treasury pursuant to Awards granted under the Incentive Plan shall not exceed 15% of the total issued and outstanding New GF Common Shares, from time to time. To the extent any Awards (or portion(s) thereof) under the Incentive Plan are exercised, terminated or are cancelled for any reason prior to exercise in full, or are surrendered or settled by a Participant, any New GF Common Shares subject to such Awards shall be added back to the number of New GF Common Shares reserved for issuance and will again become available for issuance pursuant to the exercise of Awards granted under the Incentive Plan.

Eligibility. Awards may be granted to officers, employees, directors, consultants, and other individuals of New General Fusion and its subsidiaries, as determined by the Plan Administrator in its sole and absolute discretion, subject to the terms of the Incentive Plan. Notwithstanding anything in the Incentive Plan, the aggregate number of New GF Common Shares issuable to insiders of New General Fusion, as defined in the policies of applicable securities exchanges or trading systems on which the New GF Common Shares are listed at any time, under all of New General Fusion’s securities’ based compensation arrangements, shall not exceed 10% of issued and outstanding New GF Common Shares, and the number of New GF Common Shares issued to such insiders within any one-year period, under all of New General Fusion’s securities’ based compensation arrangements, shall not exceed 10% of the issued and outstanding New GF Common Shares.

New GF Options. New GF Options may be granted under the Incentive Plan. The Plan Administrator will establish the exercise price at the time each New GF Option is granted, which exercise price must in all cases be not less than the fair market value of a New GF Common Share on the date of grant. Subject to any accelerated termination as set forth in the Incentive Plan, each New GF Option expires on its expiry date, which shall be fixed by the Plan Administrator, but shall not exceed ten (10) years from the date of grant. New GF Options may be exercised by certified cheque, wire transfer, bank draft, money order, broker-assisted sale of underlying shares, or through a cashless exercise process, or any combination thereof. New GF Options granted under the Incentive Plan to U.S. taxpayers may qualify as an incentive stock option under Section 422 of the United States Internal Revenue Code of 1986 (“New GF ISOs”), if provided for in the applicable Award agreement. Subject to the Incentive Plan, the aggregate number of Common Shares reserved for issuance in respect of granted New GF ISOs shall not exceed the number of New GF Common Shares that will be initially authorized under the Incentive Plan, which shall not be adjusted after the effective date of the Incentive Plan, subject to adjustment under the terms thereof, and the terms and conditions of any New GF ISOs granted to a U.S. taxpayer shall be subject to the provisions of Section 422 of the United States Internal Revenue Code of 1986. At the discretion of the Plan Administrator, New

GF ISOs may only be granted to an individual who is an employee of New General Fusion and its subsidiaries, who is deemed to be a resident of the United States for tax purposes. If a New GF ISO is granted to a person who owns New GF Common Shares representing more than 10% of the voting power of all classes of shares of New General Fusion or its subsidiaries, on the date of grant, the term of the New GF Option shall not exceed five years from the time of grant and the exercise price shall be at least 110% of the fair market value of the New GF Common Shares subject to the New GF Option on the date of grant.

New GF RSUs. New GF RSUs may be granted under the Incentive Plan. The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of New GF RSUs, including vesting conditions relating to the attainment of specified performance goals, provided that the terms comply with Section 409A of the United States Internal Revenue Code with respect to a U.S. taxpayer. The applicable restriction period in respect of a particular New GF RSU shall be determined by the Plan Administrator but in all cases shall end no later than the 31st of December of the third calendar year commencing after the calendar year in which the performance of services occurred for which such New GF RSU was granted. All unvested New GF RSUs shall be cancelled on the date on which the Plan Administrator or New GF Board determines if the performance criteria and/or other vesting conditions with respect to an New GF RSU have been met and, in any event, all unvested RSUs shall be cancelled no later than the last day of the restriction period. Subject to certain provisions and except as otherwise provided in an Award agreement, New General Fusion shall redeem each vested New GF RSU for one fully paid and non-assessable New GF Common Share issued from treasury to the Participant as soon as practicable and no later than the restriction period.

New GF DSUs. New GF DSUs may be granted under the Incentive Plan. A portion of the fees payable to members of the New GF Board may be payable in the form of New GF DSUs. In addition, each such Participant is given, subject to the conditions stated therein, the right to elect to receive their elected amount in the form of New GF DSUs, which shall be an amount between 0% and 100% of any fees that would otherwise be paid in cash. Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, New GF DSUs shall vest immediately upon grant. New GF DSUs shall be settled on the date established in the Award agreement, which date shall not be earlier than the date such individual ceases to be a member of the New GF Board or later than the end of the first calendar year commencing after such date.

Other Awards. The Plan Administrator may grant other types of cash-based, equity-based or equity-related Awards not otherwise described by the terms of the Incentive Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Plan Administrator shall determine. Such Awards may involve the transfer of actual New GF Shares to Participants, or payment in cash or otherwise of amounts based on the value of New GF Shares.

Dividend Equivalents. Unless otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, an Award of New GF RSUs and New GF DSUs shall include the right for such New GF RSUs and New GF DSUs to be credited with dividend equivalents in the form of additional New GF RSUs and New GF DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on New GF Common Shares, as determined in accordance with the Incentive Plan. Dividend equivalents credited to a Participant’s account shall vest in proportion to the New GF RSUs and New GF DSUs to which they relate.

Blackout Periods. In the event that an Award expires or vests at a time when a blackout period is in place, the expiry or settlement of such Award will be delayed (in a manner and to the extent such delay complies with Section 409A of the United States Internal Revenue Code with respect to any U.S. taxpayer) until the date that is ten (10) business days after such blackout period terminates. Notwithstanding the foregoing, the expiry date of a New GF ISO shall not be extended in connection with a blackout period.

Non-Transferability of Awards. Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

Treatment of Awards in case of Termination, Death, and Disability. Where a Participant’s employment, consulting agreement or arrangement is terminated by New General Fusion or a subsidiary for cause, any Award held by the Participant that has not been exercised, surrendered or settled as of the termination date shall be immediately forfeited and cancelled as of such termination date. Where a Participant’s employment, consulting agreement or arrangement is terminated without cause, by resignation or by reason of death, there will be no further vesting of any unvested Awards after such date. Any vested New GF Options may be exercised during the period that terminates on the earlier of the expiry date and the date that is 30 days after their termination date, other than in the event of death of the Participant, in which case the date that is 18 months after the date of death, unless otherwise extended by the Plan Administrator. Where a Participant becomes disabled, any unvested New GF Options shall cease to vest on the date the Participant became disabled, and any vested New GF Option shall expire on the earlier of the expiry date and the date that is one year after the date on which the Participant is no longer able to perform their duties by reason of disability. Senior executives and directors of New General Fusion holding New GF Options who cease to be a senior executive or director (other than by reason of death or cause) shall have their vested New GF Options expire on the tenth anniversary of the applicable award date.

Change in Control. The Incentive Plan provides that in the event of a change of control, as defined in the Incentive Plan, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including without limitation causing outstanding Awards to vest and become exercisable, converting Awards into rights or securities of substantially equivalent value in the surviving entity, terminating Awards in exchange for a cash payment or property equal to the value that would have been attained upon exercise or settlement, or replacing Awards with other rights or property selected by the New GF Board. In the event that, as a result of a change in control, the New GF Common Shares will cease trading on any applicable exchange, New General Fusion may terminate all outstanding Awards, other than a New GF Option or New GF DSU held by a Canadian taxpayer, by paying to each holder an amount equal to the fair market value of the Award as determined by the Plan Administrator, acting reasonably provided that any vested Awards granted to U.S. taxpayers will be settled within 30 days of the change in control provided that such settlement will occur no later than March 15th of the year following the change in control. It is intended that any actions taken in connection with a change in control will comply with the requirements of Section 409A of the United States Internal Revenue Code with respect to Awards granted to U.S. taxpayers.

Amendment and Termination. The Incentive Plan will terminate on the date which is ten years from the effective date of the Incentive Plan. The Incentive Plan may be terminated at an earlier date by the New GF Board; provided, however, that any such earlier termination shall not affect any Award agreements executed prior to the effective date of such termination. No amendment, modification, change, suspension or termination of the Incentive Plan or any Awards granted thereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or exchange requirements. Stockholder approval is required for any amendment that reduces the exercise price, extends the term of an Award benefiting an insider, increases the percentage or number of New GF Common Shares reserved for issuance under the Incentive Plan, or increases or removes the 10% limits on New GF Common Shares issuable or issued to insiders, among other things.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by Spring Valley Shareholders, no awards may be issued pursuant to the Incentive Plan unless subsequent shareholder approval is received. The purpose of the Incentive Plan is to provide equity incentives for directors, officers, employees and consultants of New General Fusion and its subsidiaries. An inability to grant awards under the Incentive Plan could (x) require New General Fusion to offer higher cash compensation to directors, officers, employees and consultants to retain their services or (y) result in the loss of, or an inability to hire the desired, personnel.

Vote Required for Approval

The Incentive Plan Proposal is not conditioned on the approval of any other Proposal at the Spring Valley Shareholders’ Meeting.

The approval of the Incentive Plan Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE PRICE ADJUSTMENT PROPOSAL

Overview

Pursuant to the terms and conditions of the New GF Closing Articles:

(a)    the New GF Convertible Preferred Shares are entitled a price reset if on the 21st trading day immediately following six (6) months after the consummation of the Arrangement, the VWAP on such date (the “Measurement Price”) is less than the Conversion Price, then the Conversion Price of each New GF Convertible Preferred Share shall be reduced to an amount that is the greater of the Measurement Price and $5.00 per share; and

(b)    in the event of issuance of shares or convertible securities from treasury at the New Issue Price, then the Conversion Price of the New GF Convertible Preferred Shares will be reset to the New Issue Price, (the “Conversion Price Adjustment Provisions”).

Pursuant to the terms of the New GF PIPE Warrants:

(a)    the New GF PIPE Warrants are entitled to a price reset if on the 21st trading day immediately following six (6) months after the consummation of the Arrangement, the Measurement Price is less than the exercise price applicable to the New GF PIPE Warrants (the “Exercise Price”), then the Exercise Price of each New GF PIPE Warrant shall be reduced to an amount that is the greater of the Measurement Price and $5.00 per share; and

(b)    in the event of issuance of shares from treasury (except certain exempt issuances) at a price per share below the Exercise Price then in effect, where the aggregate amount of consideration received by New General Fusion, together with all prior issuances and sales conducted for the purpose of raising capital by New General Fusion on or after the consummation of the Arrangement exceeds $500,000, then the Exercise Price of the New GF PIPE Warrants will be reduced to such New Issue Price (the “Exercise Price Adjustment Provision”).

Certain stock exchanges, including the TSX, contain pricing restrictions that may not allow the listing of securities issuable pursuant to the Conversion Price Adjustment Provisions or the Exercise Price Adjustment Provision, unless New General Fusion (now Spring Valley) has received shareholder approval of such provisions (other than by shareholders participating directly or indirectly in the PIPE Financing and shareholders’ associates and affiliates).

Reasons for the Price Adjustment Proposal

In order to preserve the intention to have the New GF Common Shares listed on the TSX, we would like to obtain disinterested stockholder approval of the Conversion Price Adjustment Provisions and the Exercise Price Adjustment Provision.

Effect of Proposal on Current Stockholders

If the Price Adjustment Proposal is adopted, the New GF Common Shares that may be issued in connection with the conversion of the New GF Convertible Preferred Shares will be subject to the Conversion Price Adjustment Provisions of the New GF Convertible Preferred Shares. If the Price Adjustment Proposal will allow for a reduction of the exercise price of the New GF PIPE Warrants and encourage the issuance of up to               New GF Common Shares issued in connection with the exercise of the New GF PIPE Warrants.

The issuance of the New GF Common Shares described above would result in significant dilution to Spring Valley’s stockholders, and result in its stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Spring Valley.

Vote Required for Approval

The Price Adjustment Proposal is not conditioned on the approval of any other Proposals at the Spring Valley Shareholders’ Meeting.

The approval of the Price Adjustment Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the disinterested holders of a simple majority of the outstanding Spring Valley Ordinary Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Price Adjustment Proposal.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PRICE ADJUSTMENT PROPOSAL.

PROPOSAL 7: THE DIRECTOR ELECTION PROPOSAL

Overview

Spring Valley shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect seven directors, effective upon the Closing, to serve on the New GF Board for the applicable term under the New GF Closing Articles, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Upon the consummation of the Business Combination, the size of the New GF Board will be seven (7) directors, with Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei and Thomas Boehlert appointed at Closing. All directors shall hold office until the expiration of their respective terms of office and until their earlier death, resignation, retirement or removal, be confirmed, ratified and approved.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of seven directors of New General Fusion, being Greg Twinney, Christopher Sorrells, Mark Little, Klaas de Boer, Norman Harrison, Wendy Kei and Thomas Boehlert, with effect upon closing of the transactions contemplated by the Business Combination Agreement, each to serve for the applicable term in accordance with the New GF Closing Articles or until their successor has been duly appointed or until their earlier death, resignation, retirement or removal, be confirmed, ratified and approved.”

Vote Required

The approval of the Director Election Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Director Election Proposal.

The Director Election Proposal is not conditioned on the approval of any other Proposals at the Spring Valley Shareholders’ Meeting.

Recommendation of the Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 8 —THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Spring Valley Board to adjourn the Spring Valley Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Continuation Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals or (ii) if the board of directors of Spring Valley determines before the Spring Valley Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. In the event the Adjournment Proposal is put forth at the Spring Valley Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal will be submitted to the Spring Valley Shareholders for a vote. If the Adjournment Proposal is submitted for a vote at the Spring Valley Shareholders’ Meeting, and if the Spring Valley Shareholders approve the Adjournment Proposal, Spring Valley may adjourn the Spring Valley Shareholders’ Meeting and any adjourned session of the Spring Valley Shareholders’ Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Spring Valley Shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is submitted to Spring Valley Shareholders but is not approved by Spring Valley Shareholders, the Spring Valley Board may not be able to adjourn the Spring Valley Shareholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Price Adjustment Proposal and the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the Spring Valley Shareholders’ Meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Spring Valley Common Shares entitled to vote and actually cast thereon at the Spring Valley Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Spring Valley Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Spring Valley Board

THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Cassels Brock & Blackwell LLP, Canadian counsel to Spring Valley, has provided a legal opinion for Spring Valley regarding the validity of the New GF Common Shares offered under this proxy statement/prospectus. Greenberg Traurig, LLP, U.S. counsel to Spring Valley, has provided a legal opinion regarding the validity and enforceability of the New GF Public Warrants, and has also provided a legal opinion stating that the information contained under the caption “Material U.S. Federal Income Tax Considerations for U.S. Holders of Spring Valley Securities” to the extent such information purports to describe provisions of U.S. federal income tax law or legal conclusions with respect thereto is correct in all material respects. Cassels Brock & Blackwell LLP, Canadian counsel to Spring Valley, has provided a legal opinion regarding Canadian tax matters.

EXPERTS

The financial statements of Spring Valley Acquisition Corp. III as of December 31, 2025 and for the period from March 12, 2025 (inception) through December 31, 2025 have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm appearing elsewhere in this prospectus, given on the authority of said firm as experts in auditing and accounting.

The financial statements of General Fusion as of December 31, 2025 and December 31, 2024 and for each of the two years in the period ended December 31, 2025 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to General Fusion’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Spring Valley has received contrary instructions, Spring Valley may send a single copy of this proxy statement/prospectus to any household at which two or more Spring Valley Shareholders reside if Spring Valley believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Spring Valley’s expenses. However, if shareholders prefer to receive multiple sets of Spring Valley’s disclosure documents at the same address, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Spring Valley’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the Spring Valley Shareholder, the Spring Valley Shareholder should contact Spring Valley at its offices at 4030 Maple Avenue, Suite 500, Dallas, TX 75219 or its telephone number at (214) 308-5230 to inform Spring Valley of his or her request; or

If a bank, broker or other nominee holds the shares, the Spring Valley Shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Spring Valley securities is Continental Stock Transfer & Trust Company.

The transfer agent for New General Fusion securities is expected to be Odyssey Transfer and Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Spring Valley will be subject both to the listing requirements of the Nasdaq and the provisions of the BCBCA with respect to future shareholder proposals. As set out under the BCBCA, simply submitting a shareholder proposal does not guarantee its inclusion in Spring Valley’s proxy statement.

The BCBCA will permit registered shareholders to requisition a general meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. The requisition must be made by shareholders holding not less than 1/20 of the issued shares carrying the right to vote at a general meeting at the time the company receives the requisition. The requisition must: (a) in 1,000 words or less, state the business to be transacted at the meeting, including any special or exceptional resolution to be submitted; (b) be signed by all of the shareholders making the requisition and include their names and mailing addresses (although it can be in multiple copies or counterparts); and (c) be delivered to the delivery address, or sent by registered mail to the mailing address, of the registered office of New General Fusion. Note that to have standing to requisition a general meeting, a requisitioning shareholder must be entered on the securities register of the company as the registered owner of voting shares. This can be a common potential issue for shareholders of reporting whose shares are commonly registered in the name of intermediaries or their nominees. Prior to delivering a requisition notice, requisitioning shareholders should determine registration particulars relating to their shares and arrange for any necessary transfers.

If a general meeting is properly requisitioned and subject to certain exceptions discussed further below, the directors must call a general meeting to transact the business specified in the requisition, to be held within four months after the date the requisition is received by the company, regardless of the articles (note the “calling” of a meeting is not necessarily the same as sending notice of a meeting, which is discussed below). If the requisition is received in separate counterparts, the date of receipt is the day a sufficient number of counterparts bearing the signatures of the holders of the required number of voting shares is received.

The notice of the meeting must be sent at least the prescribed number of days and not more than four months before the meeting. The notice must include the text of the requisition in the notice of the meeting or in the information circular or equivalent, if any, sent with respect to the meeting; or it can be sent separately within the time limit for sending the notice.

If the directors fail to send notice of the meeting in compliance with the BCBCA within 21 days from the date the requisition is received by the company, notice may be sent by the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the company that have voting rights at general meetings. A meeting called in that manner must be conducted in the same manner, as nearly as possible, as one called by the directors. Unless the shareholders resolve otherwise at the general meeting called by the requisitioning shareholders because the directors failed to do so, the company must reimburse the requisitioning shareholders for expenses actually and reasonably incurred by them in requisitioning, calling, and holding that meeting.

There are several exceptions to the requirement that the directors call a properly requisitioned general meeting. The directors do not have to call the meeting if: (a) the directors have called a general meeting to be held after the date on which the requisition is received by the company and have sent notice of that meeting; (b) substantially the same business was submitted to the shareholders to be transacted at a general meeting that was held not more than five years before the receipt of the requisition, and any resolution to transact that business at that earlier meeting did not get the support of: (i) 3% of the total shares voted on the resolution, if the resolution was introduced at only one general meeting during that five-year period; (ii) 6% of the total shares voted on the resolution the last time it was submitted, if the requisition was introduced at two general meetings during that five-year period; or (iii) 10% of the total shares voted on the resolution the last time it was submitted, if the requisition was introduced at three or more general meetings during that five-year period; (c) it clearly appears that the business stated in the requisition does not relate in a significant way to the business or affairs of the company; (d) it clearly appears that the primary purpose of the requisition is to secure publicity, or to enforce a personal claim or redress a personal grievance against the company, or any of its directors, officers, or security holders; (e) The business stated in the requisition has already been substantially implemented; (f) if the business was implemented, it would cause the company to commit an offence; or (g) the requisition deals with matters beyond the company’s power to implement.

Even if the directors are not required to call the meeting for one or more of the reasons set out above, there is nothing in s. 167 of the BCBCA preventing the requisitioning shareholders themselves calling the meeting, and they will still be entitled to reimbursement by the company unless an ordinary resolution to the contrary is passed at that meeting.

Every New GF Shareholder will be entitled to receive notice of, attend and vote at general meetings of New General Fusion and to receive all notices, accounts and other documents required to be sent to shareholders of New General under the New GF Closing Articles, the BCBCA, applicable Canadian securities laws and the Listing Rules. Under the BCBCA, New General Fusion will be required to give not less than 21 days and not more than two months’ written notice of a general meeting. While New General Fusion is listed on the Nasdaq, notice must be given within any time limits prescribed by the Nasdaq Listing Rules.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Spring Valley Board is aware of no other matter that may be brought before the Spring Valley Shareholders’ Meeting. Under Cayman Islands law, only business that is specified in the notice of the extraordinary general meeting to shareholders may be transacted at the Spring Valley Shareholders’ Meeting.

If the Business Combination is consummated, you will be entitled to attend and participate in Spring Valley’s annual general meetings of shareholders. If Spring Valley holds a 2026 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual general meeting will be held. As a foreign private issuer, Spring Valley will not be subject to the SEC’s proxy rules.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Spring Valley will be a corporation organized under the laws of the Province of British Columbia. All of New General Fusion’s directors and executive officers, except for Megan Wilson, Thomas Boehlert and Christopher Sorrells, as of the closing of the Business Combination will reside outside the United States. The assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Spring Valley or those persons or to enforce against Spring Valley or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

Spring Valley has appointed Puglisi & Associates as its agent upon whom process may be served in any action brought against Spring Valley under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Spring Valley, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Spring Valley or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Spring Valley files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Spring Valley’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also locate documents Spring Valley files with the SEC through its website https://sv-ac.com/spring-valley-acquisition-corp-iii/. Following the Closing, New General Fusion intends to include the documents New General Fusion files with the SEC through the website https://generalfusion.com/investorcenter/. The information contained on these websites is not incorporated by reference into this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus or Spring Valley’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the Spring Valley Shareholders’ Meeting, you should contact Spring Valley’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.

333 Ludlow Street

5th Floor, South Tower

Samford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: SVIII@info.sodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Spring Valley Shareholder and would like to request documents, please do so by               , 2026, five business days prior to the Spring Valley Shareholders’ Meeting, in order to receive them before the Spring Valley Shareholders’ Meeting. If you request any documents from Spring Valley, Spring Valley will mail them to you by first class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to Spring Valley, NewCo and New General Fusion has been supplied by Spring Valley, and all such information relating to General Fusion has been supplied by General Fusion. Information provided by either Spring Valley or General Fusion does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Spring Valley for the Spring Valley Shareholders’ Meeting. Spring Valley has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Spring Valley in addition to being a proxy statement of Spring Valley for the Spring Valley Shareholders’ Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Spring Valley Acquisition Corp. III
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of December 31, 2025	F-3
Statement of Operations for the period from March 12, 2025 (inception) through December 31, 2025	F-4

General Fusion Inc.
Report of Independent Registered Public Accounting Firm	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Spring Valley Acquisition Corp. III:

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Spring Valley Acquisition Corp. III (the “Company”) as of December 31, 2025, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from March 12, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from March 12, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time for one year after the date that the accompanying condensed financial statements are issued. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York

March 6, 2026

PCAOB ID Number 100

SPRING VALLEY ACQUISITION CORP. III

BALANCE SHEET

DECEMBER 31, 2025

Assets
Current assets
Cash and cash equivalents	$749,812
Prepaid expenses	100,885
Total current assets	850,697
Long-term prepaid insurance	48,155
Investments held in Trust Account	232,809,646
Total Assets	$233,708,498
Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000
Accrued expenses	27,134
Advance from related party	500
Total current liabilities	102,634
Deferred underwriting fee	9,200,000
Total Liabilities	9,302,634
Commitments (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value of $10.12 per share	232,669,164
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,666,667 shares issued and outstanding	767
Additional paid-in capital	—
Accumulated deficit	(8,264,067)
Total Shareholders’ Deficit	(8,263,300)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$233,708,498

The accompanying notes are an integral part of the financial statements.

SPRING VALLEY ACQUISITION CORP. III

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 12, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

General and administrative expenses	$450,346
Loss from operations	(450,346)

Other income:
Interest earned on investments held in Trust Account	2,809,646

Net income	$2,359,300

Basic weighted average shares outstanding, Class A ordinary shares subject to possible redemption	9,153,061
Basic net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.15
Basic average shares outstanding of Class B ordinary shares not subject to redemption	7,064,626
Basic net income per ordinary share, Class B ordinary shares not subject to redemption	$0.15
Diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	9,153,061
Diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.14
Diluted weighted average shares outstanding of Class B ordinary shares not subject to redemption	7,289,116
Diluted net income per ordinary share, Class B ordinary shares not subject to redemption	$0.14

The accompanying notes are an integral part of the financial statements.

SPRING VALLEY ACQUISITION CORP. III

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM MARCH 12, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A		Class B		Additional
	Ordinary Shares		Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 12, 2025 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of ordinary shares	—	—	7,666,667	767	24,233	—	25,000

Accretion of Class A ordinary shares to redemption amount	—	—	—	—	(8,091,714)	(10,623,367)	(18,715,081)

Sale of 7,046,111 Private Placement Warrants	—	—	—	—	6,341,500	—	6,341,500

Fair value of Public Warrants at issuance	—	—	—	—	1,855,333	—	1,855,333

Allocated value of transaction costs to Class A shares	—	—	—	—	(129,352)	—	(129,352)

Net income	—	—	—	—	—	2,359,300	2,359,300

Balance as of December 31, 2025	—	$—	7,666,667	$767	$—	$(8,264,067)	$(8,263,300)

The accompanying notes are an integral part of the financial statements.

SPRING VALLEY ACQUISITION CORP. III

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 12, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net income	$2,359,300
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(2,809,646)
Payment of operation costs through promissory note	49,700
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(100,885)
Other receivable	25,000
Long-term prepaid insurance	(48,155)
Accrued expenses	27,134
Net cash used in operating activities	(497,552)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placements Warrants	6,341,500
Proceeds from advance from related party	500
Repayment of promissory note – related party	(151,636)
Payment of offering costs	(343,000)
Net cash provided by financing activities	231,247,364
Net Change in Cash and Cash Equivalents	749,812
Cash and Cash Equivalents – Beginning of period	—
Cash and Cash Equivalents – End of period	$749,812

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$75,000
Prepaid services paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred offering costs paid through promissory note – related party	$101,936
Deferred underwriting fee payable	$9,200,000

The accompanying notes are an integral part of the financial statements.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Spring Valley Acquisition Corp. III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2025. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from March 12, 2025 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Spring Valley Acquisition III Sponsor, LLC (the “Sponsor”). The registration statements for the Company’s Initial Public Offering became effective on September 3, 2025. On September 5, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,046,111 Private Placement Warrants (the “Private Placement Warrants”) to the Sponsor and to Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”) and Clear Street LLC (“Clear Street”), the representative of the underwriters of the Initial Public Offering, at a price of $0.90 per warrant, generating gross proceeds of $6,341,500. Of those 7,046,111 Private Placement Warrants, the Sponsor purchased 4,490,555 Private Placement Warrants and the underwriters purchased 2,555,556 Private Placement Warrants. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $14,319,936, consisting of $4,600,000 of cash underwriting fee, $9,200,000 of deferred underwriting fee and $519,936 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the Permitted Withdrawals (as defined below) and any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering on September 5, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Securities, was held in a trust account (“Trust Account”) and invested or held only in (i) U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries, (ii) uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below. No later than 24 months after the closing of the Initial Public Offering or such earlier liquidation date as the Company’s board of directors may approve, or such later time as provided for in any amendment to the Company’s Amended and Restated Memorandum and Articles of Association (an

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

“Extension Period”), subject to applicable law, the amounts held in the Trust Account will be held as cash or cash items, including in demand deposit accounts.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations or funds for working capital requirements (such withdrawals for working capital limited to up to 5% of the interest earned on the Trust Account) (“Permitted Withdrawals”). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s public warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Initial Shareholders have agreed to (i) waive its redemption rights with respect to their private placement shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their private placement shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company fails to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or such earlier liquidation date as the Company’s board of directors may approve, or during any Extension Period, subject to applicable law or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their private placement shares if the Company fails to complete the initial Business Combination within the prescribed timeframe. In addition, the Sponsor has agreed to vote any private placement shares held by it in favor of the initial Business Combination.

The Company has until 24 months from the closing of the Initial Public Offering (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, including interest earned on the funds held in the Trust Account (which interest shall be net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses) and not previously released to the Company to pay its taxes and Permitted Withdrawals, if any, divided by the

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares are entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial amount held in the Trust Account ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn for Permitted Withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had $749,812 in cash and cash equivalents held outside of the Trust Account and a working capital surplus of $748,063.

The Company’s liquidity needs to date were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 5), and loan from the Sponsor of $151,636 under the IPO Note (as defined in Note 5) and the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company repaid the IPO Note in full on September 5, 2025, and the facility is no longer available.

In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). As of December 31, 2025, there was no Working Capital Loan outstanding.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Furthermore, changes to policy implemented by the U.S. Congress, the Trump administration or any new administration have impacted and may in the future impact, among other things, the U.S. and global economy, international trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. For example, during the prior Trump administration, increased tariffs were implemented on goods imported into the U.S., particularly from China, Canada, and Mexico. On February 1, 2025, the U.S. imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China. More recently on April 2, 2025, President Trump signed an executive order imposing a minimum 10 percent baseline tariff on all U.S. imports, with higher tariffs applied to imports from 57 specific countries. The baseline tariff rate became effective on April 5, while tariffs on imports from the 57 targeted nations, ranging from 11 to 50 percent, took effect on April 9. On the same day, President Trump announced a 90-day ‘pause’ on reciprocal tariffs for all but China, which continues to face tariffs as high as 145%. Historically, tariffs have led to increased trade and political tensions, between not only the U.S. and China, but also between the U.S. and other countries in the international community. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods.

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act. ASC 740, “Income Taxes”, requires the effects of changes in tax laws to be recognized in the period in which the legislation is enacted. The Company is currently evaluating the impact of the new law. However, none of the tax provisions are expected to have a significant impact on the Company’s financial statements.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, and tariffs on imports from foreign countries could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $500 in cash and $749,312 cash equivalents as of December 31, 2025.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. In contrast, when the investments held in Trust Account are comprised of money market funds, these are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2025, the assets held in the Trust Account were in money market funds.

The Company has the right to withdraw funds for working capital limited to up to 5% of the interest earned on the Trust Account, as of December 31, 2025 the Company has $140,482 available for withdrawal and has not withdrawn any funds from the Trust Account for working capital.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are directly related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to Public Warrants

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

(as defined below) and Private Placement Warrants were charged to shareholders’ deficit as the Public and Private Placement Warrants (as defined below), after management’s evaluation, were accounted for under equity treatment.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. The Company has the right to withdraw funds for working capital limited to up to 5% of the interest earned on the Trust Account. As of December 31, 2025 the Company has $140,482 available for withdrawal and has not withdrawn any funds from the Trust Account for working capital. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to public warrants	(1,855,333)
Class A ordinary shares issuance cost	(14,190,584)
Plus:
Remeasurement of carrying value to redemption value	18,715,081
Class A ordinary shares subject to possible redemption, December 31, 2025	$232,669,164

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly,

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. There are 7,666,667 Public Warrants and 7,046,111 Private Placement Warrants currently outstanding as of December 31, 2025.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income per Ordinary Share is computed by dividing net income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from net income per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the period from March 12, 2025 (inception) through December 31, 2025 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events.

The following tables reflect the calculation of basic and diluted net income per Ordinary Share:

	For the Period from
	March 12, 2025 (Inception) Through
	December 31, 2025
	Class A ordinary
	shares	Class B ordinary
	subject to	shares not
	possible	subject to
	redemption	redemption
Basic net income per share:
Numerator:
Allocation of net income	$1,331,560	$1,027,740
Denominator:
Basic weighted-average shares outstanding	9,153,061	7,064,626
Basic net income per ordinary share	$0.15	$0.15

	For the Period from
	March 12, 2025 (Inception) Through
	December 31, 2025
		Non-
	Class A	Redeemable
	Redeemable	Class A and B
	Ordinary	Ordinary
	Shares	Shares
Diluted net income per share:
Numerator:
Allocation of net income	$1,313,380	$1,045,920
Denominator:
Diluted weighted-average shares outstanding	9,153,061	7,289,116
Diluted net income per ordinary share	$0.14	$0.14

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering on September 5, 2025, the Company sold 23,000,000 Units, including 3,000,000 Units for the full close of the underwriter’s overallotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable public warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on September 5, 2025, the Sponsor purchased 4,490,555 Private Placement Warrants at a price of $0.90 per warrant, generating gross proceeds of $4,041,500 in the aggregate. The underwriters have used a portion of their underwriting discount and commission and purchased an aggregate of 2,555,556 Private Placement Warrants at a price of $0.90 per warrant, generating gross proceeds of $2,300,000 in the aggregate.

Each whole public warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Securities were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Securities held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 28, 2025, the Sponsor and independent directors (“Initial Shareholders”) paid $25,000 to cover the Company’s offering and formation costs in exchange for 5,750,000 Class B ordinary shares (the “Founder Shares”) issued to the Initial Shareholders. On August 15, 2025, the Company effected an approximately 1 to 1.33 share split and upon completion of the share split, each of the independent directors transferred 13,333 Founder Shares to the Sponsor for an amount of $43.48. As a result, the Sponsor currently holds 7,546,667 Founder Shares, and each of the independent directors currently holds 40,000 Founder Shares for an aggregate of 7,666,667 Founder Shares. All share and per share data has been retrospectively presented.

The Founder Shares include an aggregate of up to 1,000,000 shares that were subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will collectively represent 25% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On September 5, 2025, the underwriters exercised their over-allotment option in full to be settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,000,000 Founder Shares are no longer subject to forfeiture by the Sponsor.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On March 28, 2025, the Company issued an unsecured promissory note to the Sponsor (“IPO Note”), pursuant to which the Company was able to borrow up to an aggregate principal amount of $250,000. The IPO Note is non-interest bearing and payable on the earlier of (i) December 31, 2025 or (ii) the consummation of the Initial Public Offering. The borrowings of $151,636 under the

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

IPO Note were paid simultaneously with the closing of the Initial Public Offering. Borrowings under the IPO Note are no longer available.

Administrative Services Agreement

Commencing on September 3, 2025, the effective date of the registration statements for the Initial Public Offering, the Company entered into an agreement with the Sponsor to pay an aggregate of $30,000 per month for office space and administrative support. The Company incurred $120,000 in such fees included as general and administrative expenses on the accompanying statement of operations for the period from March 12, 2025 (inception) through December 31, 2025.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, any of their respective affiliates or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $0.09 per warrant. As of December 31, 2025, there are no Working Capital Loans outstanding.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the (i) Founder Shares, (ii) private placement warrants, which are issued in a private placement simultaneously with the closing of the Initial Public Offering, private placement warrants and the Class A ordinary shares underlying such private placement warrants and (iii) warrants that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities were entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting commissions. On September 5, 2025, the underwriters exercised their over-allotment option, closing on the 3,000,000 additional Units simultaneously with the Initial Public Offering.

The underwriters were entitled to a cash underwriting discount of $4,600,000, which was paid in cash to the underwriters at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,200,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Business Combination, subject to the terms of the underwriting agreement and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of public shares in connection with the consummation of a Business Combination.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2025, there were no Class A ordinary shares issued or outstanding, excluding the 23,000,000 shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2025, there were 7,666,667 Class B ordinary shares issued and outstanding (see Note 5), of which an aggregate of up to 1,000,000 shares are subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option is exercised so that the number of Founder Shares will equal 25% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On September 5, 2025, the underwriters exercised their over-allotment option in full to be settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,000,000 Founder Shares are no longer subject to forfeiture by the Sponsor.

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holder, on a one-for-one basis, subject to adjustment.

Warrants — As of December 31, 2025, there were 14,712,778 Warrants outstanding, including 7,666,667 of Public Warrants and 7,046,111 of Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire seven years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the public warrants on a cashless basis. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the warrants for redemption as described in this paragraph, its management will have the option to require any holder that wishes to exercise his, her or its warrant following the notice of redemption to do so on a cashless basis. In the case of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants. If its management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. The Company has established the $18.00 per share (as adjusted) redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its Initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to either of the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its Initial Business Combination on the date of the completion of its Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the“Market Value”) is below $9.20 per share, the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Private Placement Warrants were identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable.

NOTE 8. FAIR VALUE MEASUREMENTS

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The fair value of the public warrants is $1,855,333 or $0.24 per public warrant. The fair value of public warrants was determined using Monte Carlo Simulation Model. The public warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants:

September 5, 2025
Underlying stock price	$9.92
Exercise price	$11.50
Volatility	4.0%
Remaining term (years)	7.01
Risk-free rate	3.73%
Black-Scholes value	$1.14
Pre-adjusted value per share	$1.14
Implied market value adjustment	21.20%

At December 31, 2025, assets held in the Trust Account were comprised of $232,809,646 in money market funds which are invested primarily in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$232,809,646

NOTE 9. SEGMENT INFORMATION

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

SPRING VALLEY ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

December 31, 2025
Investments held in Trust Account	$232,809,646
Cash and cash equivalents	$749,812

For the Period from
March 12, 2025
(inception) through
December 31, 2025
General and administrative expenses	$450,346
Interest earned on investments held in Trust Account	$2,809,646

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the statement of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except for the below.

On January 21, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with General Fusion Inc., a British Columbia limited company (“General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo”).

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, General Fusion and the Sponsor entered into a letter agreement (the “Sponsor Letter”).

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, General Fusion and certain of General Fusion’s securityholders entered into a Voting and Support Agreement (the “Support Agreement”).

In connection with the transactions contemplated by the Business Combination Agreement, on January 21, the Company and General Fusion entered into separate securities purchase agreements (the “Subscription Agreements”) with certain accredited investors (each, an “Investor” and the lead Investor, the “Anchor PIPE Investor”). Pursuant to the Subscription Agreements, the Investors have agreed, among other things, to purchase an aggregate of 10,556,367 units of General Fusion at a price of $10.20 per unit, each unit comprising (1) one convertible preferred share of General Fusion having the rights, preferences and privileges set forth in the Restated Articles (such stock the “Convertible Preferred Shares”) and (2) one warrant (collectively, the “Investor Warrants”) exercisable for a Common Share at a price of $12.00 per share, in a private placement to be consummated on the Closing Date, prior to the Amalgamation (the “PIPE Financing”).

Consolidated Financial Statements

(Expressed in thousands of U.S. dollars)

GENERAL FUSION INC.

Years ended December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of General Fusion Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of General Fusion Inc. and its subsidiaries (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficiency and changes in redeemable convertible preferred shares and of cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

April 22, 2026

We have served as the Company’s auditor since 2008, which includes periods before the Company became subject to SEC reporting requirements.

General Fusion Inc.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars, except share amounts)

December 31, 2025 and 2024

	2025	2024
Assets
Current assets:
Cash and cash equivalents (note 4)	$49,125	$6,392
Restricted cash (note 4)	667	169
Other receivables	315	198
Prepaid expenses and other	908	539
Total current assets	51,015	7,298
Property and equipment (note 6)	6,424	8,278
Right-of-use assets (note 8)	2,918	3,278
Other assets	37	140
Total assets	$60,394	$18,994
Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficiency
Current liabilities:
Accounts payable and accrued liabilities (note 7)	$5,133	$8,962
Lease liabilities (note 8)	454	597
Convertible notes – related parties (note 9)	—	20,142
Convertible notes (note 9)	—	1,270
SIF contribution liability (note 10)	28,369	15,681
SAFE liabilities (note 11)	40,837	—
SAFE liabilities – related parties (note 11)	3,503	—
Warrant liability	—	10
Total current liabilities	78,296	46,662
Lease liabilities (note 8)	4,233	4,410
Share-based compensation (note 14)	15,545	6,889
SAFE Warrants (note 11)	13,171	—
Total liabilities	111,245	57,961
Redeemable convertible preferred shares:
Preferred shares, 780,000,000 preferred shares authorized, 189,817,561 issued and outstanding (2024 – 18,082,742) (note 12)(1)	122,953	245,121
Shareholders’ deficiency:
Common shares, unlimited voting and non-voting shares authorized without par value, 13,290,803 shares issued and outstanding (2024 – 1,316,702) (note 13)(1)	146,525	2,407
Additional paid-in capital	18,327	15,920
Accumulated other comprehensive loss	(6,704)	(3,849)
Accumulated deficit	(331,952)	(298,566)
Total shareholders’ deficiency	(173,804)	(284,088)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficiency	$60,394	$18,994
(1)	Share amounts have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See note 12 for details.

Going concern (note 2)

Commitments and contingent liabilities (notes 24)

Subsequent events (notes 2 and 26)

On behalf of the Board:

/s/ Greg Twinney	Director	/s/ Klaas de Boer	Director
Greg Twinney		Klaas de Boer

The accompanying notes are an integral part of these consolidated financial statements.

General Fusion Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in thousands of U.S. dollars, except share and per share data)

Years Ended December 31, 2025 and 2024

	2025	2024
Operating Costs
Research and development (note 20)	$18,365	$23,016
Business development, marketing, communications and government relations (note 21)	3,502	2,690
General and administrative (note 22)	13,372	8,607
Depreciation and amortization (note 7, 8)	2,882	3,449
Prepaid rent write-down (note 18)	—	16,813
Government assistance (note 5)	(5,921)	(2,680)
Operating loss	32,200	51,895
Other Expense (Income)
Interest expense (note 9)(3)	1,127	883
Interest income and other income (note 19)	(1,445)	(599)
Financing costs (note 11)	3,693	—
Loss on the revaluation of SIF contribution liabilities (note 10)	7,313	958
Loss (gain) on the revaluation of convertible notes (note 9)(2)	(22,036)	5,939
Loss on the revaluation of SAFE liabilities (note 11)	10,133	—
Foreign exchange loss (gain)	321	(1,308)
Loss (gain) on disposal of assets	(10)	7
Loss before income taxes	31,296	57,775
Income tax expense (recovery) (note 17)
Current	2	10
Deferred	72	(15)
	74	(5)
Net loss for the year	31,370	57,770
Other comprehensive (income) loss:
Foreign currency translation	2,565	(311)
Changes in fair value of convertible notes attributable to changes in credit risk (note 9)	(57)	(290)
Reclassification of changes in fair value attributable to changes in credit risk upon settlement (note 9)	347	—
Total other comprehensive (income) loss	2,855	(601)
Total comprehensive loss for the year	$34,225	$57,169
Net loss per share – basic and diluted (note 25)	$5.40	$46.76
Weighted-average number of common shares outstanding – basic and diluted (note 25)(1)	6,169,127	1,307,771
(1)	Share amounts have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See Note 12 for details.
(2)	Of the Loss (gain) on the revaluation of convertible notes for the year ended December 31, 2025 and 2024, ($20,729) and $5,587 is attributable to related parties, respectively.
(3)	Of the Interest expense for the year ended December 31, 2025 and 2024, $1,081 and $816 is attributable to related parties, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

General Fusion Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY AND CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES

(Expressed in thousands of U.S. dollars, except share amounts)

Years Ended December 31, 2025 and 2024

	Redeemable						Accumulated
	convertible		Class A		Additional		other
	preferred shares		Common shares		paid-in	Accumulated	comprehensive
	Number	Amount	Number	Amount	capital	deficit	loss	Total
Balance, January 1, 2024	17,757,257	$237,671	1,302,453	$2,364	$14,706	$(233,346)	$(4,450)	$(220,726)
Exercise of common share options	—	—	14,249	43	(39)	—	—	4
Share-based compensation (note 14)	—	—	—	—	1,253	—	—	1,253
F1 preferred shares deemed dividend	—	3,384	—	—	—	(3,384)	—	(3,384)
Issuance of F1 Adjustment warrants	95,410	—	—	—	—	—	—	—
Exercise of F1 Ratchet warrants	230,075	4,066	—	—	—	(4,066)	—	(4,066)
Net and comprehensive income (loss) for the year	—	—	—	—	—	(57,770)	601	(57,169)
Balance, December 31, 2024	18,082,742	245,121	1,316,702	2,407	15,920	(298,566)	(3,849)	(284,088)
Exercise of common share options	—	—	13,518	8	(4)	—	—	4
Share-based compensation (note 14)	—	—	—	—	1,345	—	—	1,345
F1 preferred shares deemed dividend	—	1,694	—	—	—	(1,694)	—	(1,694)
Rights Offering deemed dividends (note 12)	—	459	—	—	—	(459)	—	(459)
Extinguishment of preferred shares (note 12)	—	(148)	—	11	—	137	—	148
Rights Offering share reorganization (note 12, 13)	156,779,796	(129,695)	11,960,583	148,122	—	—	—	148,122
Transfer of historical share issuance costs due to share reorganization (note 13)	—	4,024	—	(4,024)	—	—	—	(4,024)
Share issuance costs	—	(260)	—	—	—	—	—	—
Settlement of convertible notes (note 9)	14,955,023	1,758	—	—	—	—	—	—
Issuance of common share warrants (note 19)	—	—		—	1,067	—	—	1,067
Net and comprehensive loss for the year	—	—	—	—	—	(31,370)	(2,855)	(34,225)
Balance, December 31, 2025	189,817,561	$122,953	13,290,803	$146,525	$18,327	$(331,952)	$(6,704)	$(173,804)
(1)	Share amounts have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See Note 12 for details.

The accompanying notes are an integral part of these consolidated financial statements.

General Fusion Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

Years Ended December 31, 2025 and 2024

	2025	2024
Cash flows from operating activities:
Net loss for the year	$(31,370)	$(57,770)
Adjustments:
Depreciation and amortization	2,882	3,449
Loss (gain) on disposal of assets	(10)	7
Prepaid rent write-down	—	16,813
Share-based compensation	9,628	4,354
Interest on convertible notes (note 9)	1,124	866
Gain on settlement of payables (note 19)	(923)	—
Warrants issued as consideration for finders’ fees (note 11)	1,888	—
Change in fair value of SIF contribution liabilities (note 10)	7,313	958
Change in fair value of convertible notes (note 9)	(22,036)	5,939
Change in the fair value of SAFE liabilities (note 11)	10,133	—
Deferred income tax expense (recovery)	72	(15)
Unrealized foreign exchange gain	246	(1,252)
Changes in operating assets and liabilities:
Other receivables	(113)	165
Prepaid expenses and other	(342)	470
Accounts payable and accrued liabilities	(2,227)	(2,354)
Deferred government contributions	—	(545)
Lease liabilities and right of use assets	(253)	(195)
	(23,988)	(29,110)
Investing activities:
Additions to property and equipment	(442)	(656)
	(442)	(656)
Financing activities:
Proceeds from issuance of SIF Warrants (note 10)	4,570	1,548
Proceeds from Convertible notes (note 9)	—	937
Proceeds from Convertible notes – related parties (note 9)	—	14,863
Proceeds from short-term loan – related parties (note 15)	1,400	—
Proceeds from issuance of redeemable convertible preferred shares (note 12)	8,736	—
Proceeds from issuance of redeemable convertible preferred shares (note 12) – related parties	8,284	—
Proceeds from issuance of SAFE liabilities (note 11)	40,919	—
Proceeds from issuance of SAFE liabilities (note 11) – related parties	3,500	—
Proceeds from exercise of common share options	2	4
Share issuance costs	(260)	—
	67,151	17,352
Effect of foreign exchange rates on cash and cash equivalents	510	(782)
Increase (decrease) in cash and cash equivalents, and restricted cash	43,231	(13,196)
Cash and cash equivalents, and restricted cash, beginning of year	6,561	19,757
Cash and cash equivalents, and restricted cash, end of year	$49,792	$6,561

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

1.Nature of business:

General Fusion Inc., located in British Columbia, Canada, was incorporated under the Company Act of British Columbia on April 16, 2002, and amalgamated under the British Columbia Business Corporations Act with Fusion Energy Ventures Ltd. as one company under the name General Fusion Inc. on January 1, 2023. General Fusion Inc. and its subsidiary companies (collectively, the “Company”) principal business is the research, development and future commercialization of fusion energy through its Magnetized Target Fusion (“MTF”) approach.

2.Basis of presentation and going concern:

General Fusion Inc. has prepared the accompanying consolidated financial statements in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

These consolidated financial statements include the accounts of General Fusion Inc. and its wholly owned subsidiaries General Fusion Corp., incorporated in the state of Delaware in the United States, General Fusion (UK) Limited, incorporated in the United Kingdom, General Fusion Technologies Inc., incorporated in British Columbia, and 1410498 B.C. Ltd., incorporated in British Columbia. All intercompany accounts and transactions have been eliminated upon consolidation.

These consolidated financial statements of the Company have been presented in US dollars (“$” or “USD”), except as disclosed otherwise. Certain disclosures include amounts presented in UK pounds sterling (“GBP”) and Canadian dollars (“CAD”).

Going concern:

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business for the 12-months from the date of approval of these consolidated financial statements.

The Company has historically experienced recurring losses from operations and incurred an accumulated deficit of $331,952 through December 31, 2025 (2024 - $298,566). As of December 31, 2025, the Company had cash and cash equivalents of $49,125 and a working capital deficit (current assets less current liabilities) of $27,281 compared to cash and cash equivalents of $6,392 and a working capital deficit of $39,364 as of December 31, 2024. For the years ended December 31, 2025 and 2024, the Company incurred a net loss of $31,370 and $57,770, respectively, and cash flows used in operating activities of $23,988 and $29,110, respectively.

Subsequent to December 31, 2025, in January 2026, the Company, Spring Valley Acquisition Corp. III, a Cayman Islands exempt company (“Spring Valley”), and 1573562 B.C. Ltd., a British Columbia limited company and wholly-owned direct subsidiary of Spring Valley (“NewCo”) entered into a Business Combination Agreement (“BCA”). In connection with the BCA, the Company entered into securities purchase agreements for a Private Investment in Public Equity (“PIPE”) financing for total gross proceeds of $107,675. Receipt of the proceeds are contingent on the closing of the BCA (refer to note 26).

Additionally, in March 2026, the Company finalized an amendment to the Strategic Innovation Fund (“SIF”) Contribution Agreement. The March 2026 amendment provided for additional funding of CAD 5,000 ($3,600) in exchange for warrant consideration, of which, the Company has received CAD $3,914 ($2,857). Further details are included Note 5.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

2.Basis of presentation and going concern: (continued)

The Company does not currently generate revenue and has historically financed its operations through equity financing, debt and government assistance. Management expects that operating losses and negative cash flows from operations will continue in the foreseeable future. The Company’s ability to continue as a going concern and execute on its business plans is dependent upon its ability to obtain adequate additional financing.

Management’s plans to address these conditions include the completion of the contemplated business combination and the concurrent receipt of proceeds from the PIPE financing. However, the consummation of the business combination and the receipt of the PIPE proceeds are subject to closing conditions and therefore not guaranteed at the date of approval of these consolidated financial statements. Accordingly, there can be no assurance that these or other financings will be completed or on terms acceptable to the Company. These material uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Company on April 22, 2026.

3.Significant accounting policies:

(a)Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the period. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include the valuation of share-based compensation, convertible notes, SIF contribution liabilities, SAFE liabilities, warrants and certain accruals. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

(b)Cash and cash equivalents, and restricted cash:

Cash and cash equivalents, and restricted cash are composed of cash and short-term, highly liquid investments with an original maturity of three months or less, which are readily convertible into a known amount of cash and subject to insignificant changes in value.

Restricted cash includes cash that has been pledged as security and is not available for immediate disbursement.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(c)Government assistance:

Government assistance includes grants and investment tax credits. As U.S. GAAP lacks specific authoritative guidance for the accounting of government grants to for-profit entities, the Company has elected to apply IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, by analogy. The Company receives government assistance from various government agencies. Government assistance is recognized when there is reasonable assurance that the Company has complied with, and will continue to comply with, all conditions specified in the agreement necessary to obtain the grant. Government assistance related to the acquisition of property and equipment are deducted against the carrying amount of the asset. Government assistance related to current expenditures are recorded into government assistance in the same period as the expenses are incurred for which the claim relates. Government assistance received in advance of expense recognition are recorded as deferred government contributions on the consolidated balance sheets. The ultimate realization of income is subject to government approval. Any adjustment to the amounts claimed will be recognized in the year in which the adjustment occurs or is known.

(d)Property and equipment:

Property and equipment are recorded at cost including acquisition and installation costs, less government assistance where applicable. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets. The following represents the estimated useful lives of property and equipment as of December 31, 2025:

Machinery and equipment	3 - 5 years
Computers, software and hardware	2 - 3 years
Leasehold improvements	Shorter of the estimated
lease term or useful life

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations and comprehensive loss in the period realized.

(e)Impairment of long-lived assets:

The Company evaluates long-lived assets or asset groups for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets held and used is measured by comparing the carrying amounts of an asset or asset group to the estimated future undiscounted cash flows expected to be generated by that asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, the asset is written down to its estimated fair value, which is determined using discounted net cash flows, or other measures of fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(f)Leases:

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. In accordance with ASC842 Leases, the Company accounts for a contract as a lease when the Company has the right to direct the use of the asset for a period of time while obtaining substantially all of the asset’s economic benefits. All leases are assessed for classification as an operating lease or a finance lease.

The Company’s lease liabilities are recognized at the lease commencement date based on the present value of the lease payments required to be paid over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate (“IBR”) to discount the lease payments to present value. The estimated IBR is derived from information available at the lease commencement date. The Company’s right-of-use (“ROU”) assets are also recognized at the lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and includes options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in Topic 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease contracts often include lease and non-lease components. The Company has elected the practical expedient not to separate the lease from non-lease components and accounts for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

(g)Convertible notes:

The Company has elected to classify and measure the entire hybrid convertible notes under the fair value option for convertible debt. The convertible notes are recorded at their estimated fair value on the balance sheet with gains and losses associated with changes in the fair value of the convertible debentures recorded in the statements of operations, except for changes in fair value attributable to changes in the credit risk of the liability, which must be presented in other comprehensive loss. The liability’s credit risk is represented by the difference between the discount rate associated with the liability and the risk-free rate.

(h)Deferred income taxes:

Deferred tax assets and liabilities are determined based on differences in the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent earnings experience by jurisdiction, expectations of future taxable income, and the carry forward periods available for tax reporting purposes, as well as other relevant factors. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not recognized in the consolidated financial statements.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(i)Advertising:

Advertising costs are expensed as incurred and are included in business development, marketing, communications and government relations in the consolidated statement of operations and comprehensive loss. Advertising expenses were insignificant in the periods presented.

(j)Research and development costs:

Research and development costs are expensed as incurred. These costs primarily consist of personnel and related expenses, contractor and consultant fees, stock-based compensation, prototype equipment and tie-ins to facility, supplies and materials, and corporate overhead allocations.

(k)Internal-use software:

The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its planned services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight-line basis over the applicable software’s estimated useful life once it is ready for its intended use. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized.

(l)Fair value of financial instruments:

Fair value accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

●	(Level 1) - Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
●	(Level 2) - Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and,
●	(Level 3) - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. In addition to unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(m)Redeemable convertible preferred shares:

The Company classifies redeemable convertible preferred shares as temporary equity due to the contingently redeemable attributes of the preferred shares. The Company records such redeemable convertible preferred shares at fair value upon issuance, net of any issuance costs and records this outside of shareholders’ deficiency. The redeemable convertible preferred shares are not redeemable currently, and the Company has determined it is not probable that they will become redeemable. As such, remeasurement is not necessary until the redeemable convertible preferred shares are redeemable, or it is probable that they will become redeemable.

(n)Redeemable convertible preferred shares warrants:

Warrants to purchase shares of the Company’s Class E and Class F redeemable convertible preferred shares are classified as either temporary equity or liability. Warrants with a nominal exercise price are considered in substance outstanding shares since they can be exercised at any time for no consideration and are classified as temporary equity because these shares are contingently redeemable by the holder. Liability classification occurs for all other freestanding warrants on redeemable convertible preferred shares, as the underlying redeemable convertible preferred shares may require the Company to transfer assets, and because they have an exercise price denominated in a currency other then the functional currency of the Company.

The warrants are recorded at fair value upon issuance and the liability classified warrants are remeasured to their estimated fair value at each balance sheet date. Changes in fair value of the warrant liability are recorded in the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the redeemable convertible preferred share warrant liability will be reclassified to redeemable convertible preferred shares or additional paid-in capital, as applicable.

(o)Common share warrants:

Warrants to purchase shares of the Company’s common shares are either classified as equity or liability. Warrants classified as equity are recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair value. Certain warrants are liability classified because they have an exercise price denominated in a currency other then the functional currency of the Company. Consequently, they are not considered indexed to the Company’s own stock and thus are accounted for as derivative liabilities and remeasured to their estimated fair value at each balance sheet date. Changes in fair value of the warrant liability are recorded in the consolidated statements of operations and comprehensive loss.

The Company recognizes a warrant obligation for Class B non-voting common share purchase warrants. The warrant obligation does not meet the criteria to be classified as equity as the number of warrants required to be issued at settlement is not fixed. Refer to note 12 for the accounting of the Class B non-voting common share purchase warrants.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(p)SIF contribution liability:

The Company accounts for funds received under the SIF Contribution Agreement by bifurcating the proceeds between a financial liability and government assistance. Under the terms of the SIF Contribution Agreement, the Company is subject to specific default clauses that could result in the Company being required to pay all or a portion of funding received under the agreement. As the resolution of certain default clauses is not solely within the Company’s control, the SIF warrants issued as part of the arrangement do not qualify for equity classification and are classified as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity.

Funds received under the agreement result in the recognition of a financial liability recorded at fair value and the recognition of government assistance. The portion of those funds related to the financial liability is equal to the fair value warrant liability when the cash is received and the remaining cash received is considered to be government assistance.

The fair value of the financial liability is estimated using both the estimated fair value of the SIF Warrants based on the underlying securities and the amount that would have to be repaid in the event of a default, including the probability of default. The financial liability is remeasured to is estimated fair value at each financial reporting date.

(q)Foreign currency:

The reporting currency for these consolidated financial statements is USD. The functional currency of the Company and its subsidiaries is the principal currency of the economic environment in which they operate. In accordance with ASC 830 Foreign Currency Matters, the Company translates assets and liabilities from an entity’s functional currency into the reporting currency using the rate in effect at the consolidated balance sheet date, and revenues and expenses are translated at the average rate of exchange throughout the period. Foreign currency translation gains and losses are recognized within a separate component of equity through other comprehensive loss.

Transactions in foreign currencies are translated to the respective functional currencies of each operation using exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency using the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies are translated to the functional currency using historical exchange rates. Gains and losses resulting from foreign currency transactions related to operating activities are included in net loss in the period.

(r)Share-based payments:

The Company measures share-based payments in accordance with ASC 718, Compensation - Stock Compensation. Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the underlying shares at the grant date with no subsequent remeasurement.

The fair value of stock option awards is measured at the grant date and is estimated using the Black-Scholes valuation model. Share-based payments compensation expense of the equity-settled employee share-based payments is recognized in operating loss over the service period of the award, with the offset in additional paid-in capital within shareholders’ equity.

Share-based payments for liability-classified awards is determined using the same manner as equity-settled transactions, except that the fair value of liability-classified awards is remeasured to fair value at each reporting date through date of settlement, with changes in fair value recognized in the operating loss for the portion of the requisite service period rendered.

The Company records its share-based compensation expense over the requisite service period of employees and records forfeitures as they occur. Details regarding the determination of the fair value of equity-settled and liability-classified share-based transactions are set out in note 14.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(s)SAFE liabilities

The Company’s Simple Agreements for Future Equity (“SAFEs”) are accounted for as freestanding financial instruments because they are legally detachable and separately exercisable from any other instruments issued by the Company. Although the SAFEs do not meet the definition of a liability under ASC 480, Distinguishing Liabilities from Equity, the Company determined that they do not qualify for equity classification under ASC 815, Derivatives and Hedging. Specifically, the SAFEs fail the indexation criteria in ASC 815-40 because the number of shares to be issued upon settlement is variable. In addition, the SAFEs include provisions that require cash settlement upon a change of control. As a change of control is considered an event outside the Company’s control, equity classification is precluded under ASC 815-40-25. Accordingly, the SAFEs are classified as liabilities within the consolidated balance sheets.

The SAFEs are initially recognized at fair value on the issuance date. The instruments are subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in within other expense (income) in the consolidated statements of operations.

(t)Net loss per share:

Basic net loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period, inclusive of contingently issuable common shares issuable for no additional consideration Diluted net loss per share attributable to common shareholders is computed in accordance with the treasury stock method.

For additional information on how the Company calculates net loss per share, refer to note 25.

(u)Operating segments:

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is considered to be the Chief Executive Officer. The Company has determined that it operates in one operating segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The significant segment expenses reviewed by the CODM are consistent the presentation of expenses as shown in note 20, 21 and 22 within these consolidated financial statements.

The Company’s operations are carried on in the following geographic locations:

	As of December 31
Long-lived assets	2025	2024
Canada	$9,379	$11,590
United Kingdom	—	65
Total	$9,379	$11,655

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

3.Significant accounting policies: (continued)

(v)Recently issued and newly adopted accounting pronouncements:

(i)Accounting pronouncements adopted:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for the Company’s annual financial statements for the year ended December 31, 2025. The guidance is applied retrospectively to all prior periods presented in the financial statements. The adoption of this ASU did not materially impact the Company’s segment reporting.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands public entities’ income tax disclosures by requiring disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. This ASU will be effective for the Company’s annual financial statements for the fiscal year ended December 31, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. The Company adopted this standard prospectively on January 1, 2025, which resulted in expanded income tax disclosures in these consolidated financial statements.

(ii)Accounting pronouncements not yet adopted:

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income: Expense Disaggregation Disclosures (subtopic 220-40): Disaggregation of Income Statement Expenses, which includes amendments to require the disclosure of certain specific costs and expenses that are included in a relevant expense caption on the face of the income statement. Specific costs and expenses that would be required to be disclosed include: purchases of inventory, employee compensation, depreciation and intangible asset amortization. Additionally, a qualitative description of other items is required, equal to the difference between the relevant expense caption and the separately disclosed specific costs. This ASU is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, and are applied either prospectively or retrospectively at the option of the Company. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities.” This update establishes authoritative guidance on the accounting for government grants received by business entities. The standard is effective for our annual and interim reporting periods beginning in 2029, with early adoption permitted. The standard may be applied using a modified prospective, modified retrospective or full retrospective transition approach. We are currently evaluating the timing and method of adoption and assessing the impact of this ASU on our financial statements.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

4.Cash and cash equivalents and restricted cash:

The following table is a reconciliation of cash and cash equivalents, and restricted cash reported in the consolidated balance sheets to the consolidated statements of cash flows.

	As of December 31
	2025	2024
Cash and cash equivalents	$49,125	$6,392
Restricted cash	667	169
Total cash and cash equivalents, and restricted cash shown on the statements of cash flows	$49,792	$6,561

At December 31, 2025, $316 in deposits served as collateral for the Company’s lease obligations and credit card facilities (2024 - $169). At December 31, 2025, $351 of gross proceeds from the issuance of SAFE liabilities was held in a third-party trust account. The Company recognized these funds as restricted cash, with a corresponding liability recorded for the issued SAFE liabilities.

5.Government assistance

The following table contains a summary of government assistance recorded in the statement of operations.

	SIF(a)	Other	Total
Government assistance for the year ended
December 31, 2024	$2,548	$132	$2,680
Government assistance for the year ended
December 31, 2025	$5,921	$—	$5,921

(a)Government of Canada Strategic Innovation Fund (“SIF”):

The Company entered into a contribution agreement with SIF in 2019, which was subsequently amended in 2020 and 2023, to fund a portion of certain eligible research and development expenditures through June 30, 2024. In January 2025, the Company entered into the third amending agreement to the contribution agreement with SIF (as amended, the “SIF Contribution Agreement”), which extended the project completion date from June 30, 2024 to April 30, 2025, increased the total allowable eligible costs from CAD 132,318 ($96,550) to CAD 138,550 ($101,100), respectively, and increased the contribution ratio from 41.02% to 50.0%.

Under the SIF Contribution Agreement, the Company can receive up to CAD 69,275 ($50,550) based on incurring up to CAD 138,550 ($101,100) of eligible research and development expenditures. Funds from SIF are received over the course of the SIF Contribution Agreement term based on claims for actual costs incurred. The eligibility of claims is subject to final approval by SIF. The Company is obligated to issue Class B non-voting common share purchase warrants (the “SIF Warrants”) under the SIF Contribution Agreement as described below.

The SIF Contribution Agreement has certain obligations that the Company is required to meet including: a minimum investment of CAD 150 million ($109,450), creation and maintenance of research and development (“R&D”) jobs and the majority of R&D being performed in Canada, maintenance and development of collaborations with certain Canadian institutions, certain hiring and employee training initiatives and intellectual property strategies. In the event of a default, SIF has the right to suspend or terminate the SIF Contribution Agreement, and/or demand repayment of all or part of the funds paid. The Company is in compliance with all project obligations.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

5.Government assistance: (continued)

The SIF Contribution Agreement is accounted for as a combination of a financing instrument in the form of an obligation to issue Class B non-voting common share purchase warrants (the “SIF Warrants”) and government assistance for the residual contribution.

Under the terms of the SIF Contribution Agreement, the Company is subject to specific default clauses that could result in the Company being required to pay all or a portion of funding received under the agreement. As the resolution of certain default clauses is not solely within the Company’s control, the SIF Warrants issued as part of the arrangement do not qualify for equity classification and are classified as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity.

Per the SIF Contribution Agreement, the SIF Warrants are legally issued annually and are required to be issued within thirty days of March 31st.

The number of SIF Warrants to be issued annually is based on a formula incorporating the Company’s most recent arm’s length qualified share issuance price, as defined in the SIF Contribution Agreement. The SIF Warrants are exercisable immediately upon issuance at a $nil exercise price per share. The SIF Warrants expire immediately prior to the occurrence of certain triggering events as defined in the SIF Contribution Agreement, which includes (a) sale, merger, amalgamation of the Company which results in current shareholders not owning a majority of the voting control; (b) sale of substantially all assets; or (c) public listing.

On committing to the SIF Contribution Agreement, the future obligation to issue SIF Warrants in exchange for a portion of the contribution of equal value was considered to have $nil value. Funds received under the agreement result in the recognition of a financial liability recorded at fair value and the recognition of government assistance. The portion of those funds related to the financial liability is equal to the fair value warrant liability when the cash is received and the remaining cash received is considered to be government assistance.

The fair value of the financial liability is estimated using the probability weighted expected return model that takes into account the value of the SIF warrants that is based on the underlying securities and the amount that would have to be repaid in the event of a default, including the probability of default. The financial liability is remeasured to is estimated fair value at each financial reporting date (refer to note 10).

The cumulative amount contributed by SIF as of December 31, 2025 was $51,499 (CAD 69,275), with $41,113 (CAD – 54,275) as of December 31, 2024. As a result of funding received under the SIF Contribution Agreement during the year ended December 31, 2025, the Company recognized a financial liability to SIF of $4,570 (refer to note 10).

As part of the Company’s August 2025 Rights Offering, the Company also received an additional commitment of CAD 5,000 ($3,650) to be funded upon completion of a new amendment to the SIF Contribution Agreement. As of December 31, 2025, no amendment to the SIF Contribution Agreement had been finalized. Subsequent to December 31, 2025, in March 2026, the Company and SIF finalized the amendment to the SIF Contribution Agreement (the “Amended and Restated SIF Contribution Agreement”). As prescribed in the Amended and Restated SIF Contribution Agreement, the project completion date was extended to March 31, 2026 and SIF will increase eligible funding to CAD 74,275 ($53,350). The project completion date represents the date to which the Company can incur eligible costs under the agreement. The Amended and Restated SIF Contribution Agreement will expire five years after the project completion date, and SIF will retain certain contractual rights prescribed under the agreement for an additional three years beyond the term of the agreement. The Company has received CAD 3,914 ($2,857) of the additional funding available per the Amended and Restated SIF Contribution Agreement.

As consideration for the additional funding, the Company will issue Class B1 Preferred Shares warrants at a purchase price of $1.587 per warrant. For each Class B1 warrant issued, the Company will also issue 12.542 Class B3 Preferred Shares warrants. Both warrant classes are exercisable into Class B1 and Class B3 preferred shares, respectively, for no additional consideration.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

6.Property and equipment:

Property and equipment consisted of the following:

	As of December 31
	2025	2024
Machinery and equipment	$2,200	$1,827
Computers, software and hardware	2,817	2,682
Leasehold improvements	11,935	11,520
	16,952	16,029
Accumulated depreciation and amortization	(10,528)	(7,751)
Property and equipment, net	$6,424	$8,278

Depreciation and amortization expense related to property and equipment for the year ended December 31, 2025 was $2,595 (2024 - $2,979).

7.Accounts payable and accrued liabilities:

The principal components of accounts payable and accrued liabilities are as follows:

	As of December 31
	2025	2024
Accounts payable	$1,561	$2,851
Accrued payroll liabilities	1,949	3,668
Other accrued liabilities	1,623	2,443
	$5,133	$8,962

8.Leases:

Lease balances consisted of the following:

	As of December 31
	2025	2024
Right-of-use assets	$2,918	$3,278
Lease liabilities, current	$454	$597
Lease liabilities, non-current	4,233	4,410
Total operating lease liabilities	$4,687	$5,007

The Company leases its office and lab facilities and certain office equipment under non-cancellable operating leases with various lease terms. As of December 31, 2025, non-cancellable leases expire at the end of 2032.

The Company’s office and lab facilities leases include renewal options to extend the lease term from five to nine years. The Company has not included any renewal options when calculating the lease periods as these options are not reasonably certain of being exercised. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company recognizes operating lease costs on a straight-line basis over the lease period. Operating lease costs for short-term leases were not material during the years ended December 31, 2025 and 2024. Operating lease expense incurred for the years ended December 31, 2025 and 2024 was $757 and $960, respectively, of which $226 and $352, respectively, consisted of the depreciation of right-of-use assets.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

8.Leases: (continued)

At December 31, 2025, the weighted average remaining lease term is 7 years (2024 – 7.5 years).

As the implicit rate is not available to the Company, it determined its IBR and used this as the discount rate for its lease calculations. The IBR is based on the Company’s borrowing rate and adjusted for payment structure, the securitized nature of the lease, the term of the lease and the economic environment of the lease. At December 31, 2025, the weighted average discount rate was 11.35% (2024 - 11.15%).

Maturities of operating lease liabilities were as follows as of December 31, 2025:

Fiscal year ending:
2026	$933
2027	870
2028	983
2029	983
2030	983
Thereafter	1,966
Future minimum payments	6,718
Impact of discounting	(2,031)
Total	$4,687

9.Convertible notes:

In July 2024, the Company issued convertible promissory notes (the “Convertible Notes”) with an aggregate principal amount of $15,800, bearing simple interest at 12% per annum. The Convertible Notes were originally scheduled to mature on July 16, 2025. All accrued interest is payable in kind and converts into equity along with the principal amount upon conversion of the Convertible Notes. In July 2025, the maturity date was amended to August 8, 2025.

The Company’s obligations under the Convertible Notes were secured by a grant of a security interest in all the Company’s present and after acquired personal property, its Intellectual Property and its Real Property, all pursuant to the provisions of a general security agreement which has been registered in the British Columbia Personal Property Registry.

The Convertible Notes provided holders with multiple settlement alternatives depending on the circumstances:

Maturity: At maturity, holders may elect cash repayment of principal and interest or conversion into the most senior class of shares, at the lower of (i) a 25% discount to the most recent qualifying financing round, or (ii) a price implied by a $300,000 valuation cap (the “Valuation Cap”).

Liquidity Event: In the case of a liquidity event prior to conversion or repayment, holders may elect cash repayment at 2x of outstanding principal and interest or conversion into equity at the lower of (i) a 25% discount to the most recent qualified financing round, or (ii) the Valuation Cap.

Financing Events: Upon the closing of a financing, holders may convert into the shares issued in such financing at the more favorable of (i) a 20% discount to the financing price, or (ii) the Valuation Cap. Conversion is automatic upon the closing of a Qualified Financing, defined as an equity financing of at least $44,000 from primarily new, arm’s-length investors.

Prepayment: Prepayment is prohibited without majority approval of the Convertible Note holders.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

9.Convertible notes: (continued)

In August 2025, the Company completed a financing structured as a rights offering (the “Rights Offering”). Concurrent with the closing, the Company issued 14,955,023 Series 2 Class B redeemable convertible preferred Shares at a 25% discount to the Series 1 Class B redeemable convertible preferred Shares price to settle the Convertible Notes outstanding principal and accrued interest of $17,800. Of the 14,955,023 Series 2 Class B redeemable convertible preferred shares issued, 14,068,229 were issued to settle outstanding principal and accrued interest of $16,744 held by related parties of the Company. The debt holders are considered related parties of the Company due to their representation on the Company’s Board of Directors.

For the year ended December 31, 2025, the change in the fair value of the Convertible Notes was a gain of $22,036, compared to loss of $5,939 for the year ended December 31, 2024. The gain on the change in fair value of the Convertible Notes included the reclassification of $347 from other comprehensive income (loss), representing the cumulative change in fair value attributable to the Company’s credit risk since issuance.

The following table summarizes activity for the period ended December 31, 2025:

Convertible Notes continuity	Total
Balance, January 1, 2024	$—
Convertible Note issuance	15,800
Accrued interest	867
Loss on the change in fair value of Convertible Notes	5,939
Changes in fair value attributable to changes in credit risk	(290)
Foreign currency translation adjustment	(904)
Balance, December 31, 2024	$21,412
Accrued interest	1,115
Gain on the change in fair value of Convertible Notes	(21,689)
Changes in fair value attributable to changes in credit risk	(57)
Settlement of Convertible Notes	(1,758)
Foreign currency translation adjustment	977
Balance, December 31, 2025	$—

In accordance with ASC 825-10, Financial Instruments, the Company irrevocably elected the Fair Value Option (“FVO”) to account for the Convertible Notes in its entirety at fair value. The fair value of the Convertible Notes was estimated using the Monte Carlo valuation method with key assumptions used including the estimated per share fair value of the Company’s preferred shares, the Company’s credit spread and expected volatility.

The estimated fair value of the Convertible Notes at settlement was based on the fair value of the 14,955,023 Series 2 Class B redeemable convertible preferred shares that the notes were exchanged for at maturity.

The assumptions used for the December 31, 2024 valuations are set forth in the table below.

	December 31, 2024
Fair value of preferred shares		$1.635
Expected term (years)		0.54
Expected volatility		107.75%
Risk-free interest rate		4.23%
Credit spread		24.27%
Instrument-Specific discount		19.18%
Expected dividend	$	nil

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

9.Convertible notes: (continued)

The basis of assumptions used in the valuation model are estimated as follows:

●	Fair value of redeemable convertible preferred shares. The estimated per share fair value of the Company’s preferred shares was based on the most recent share issuances with unrelated parties.
●	Expected volatility. The Company determined the volatility based on a calculation of the volatility of similar entities that have traded equity instruments over a comparable term.
●	Credit spread. Based on the bond yield of Companies considered to have comparable credit risk adjusted for the risk-free rate.
●	Risk-free rate. Based on bond yields commensurate with the remaining term of the notes per the US Department of the Treasury.
●	Expected term. Based on the contractual term of the notes.

10.	SIF contribution liability:

The SIF contribution defines the issuance of the SIF Warrants as repayment for funding received under the SIF Contribution Agreement; however, an event of default could require the Company to make repayment in the form of SIF Warrants and/or cash. Therefore, the SIF contribution liability includes the estimated the fair values of each of the distinct repayment options.

A summary of the Company’s SIF contribution liability amount is as follows:

	Warrant obligation	Funding liability	Total
Balance, January 1, 2024	$3,802	$10,314	$14,116
SIF Warrant obligation	1,548	—	1,548
Issuance of SIF Warrants	(3,789)	3,789	—
Change in fair value	182	1,040	1,222
Foreign currency translation	(190)	(1,015)	(1,205)
Balance, December 31, 2024	1,553	14,128	15,681
SIF Warrant obligation	4,570	—	4,570
Issuance of SIF Warrants	(5,494)	5,494	—
Change in fair value	548	6,773	7,321
Foreign currency translation	180	617	797
Balance, December 31, 2025	$1,357	$27,012	$28,369

The fair value of the SIF contribution liability includes the funding liability and warrant obligation. The funding liability represents the fair value of the issued SIF Warrants and the contingent contribution repayment obligation. Amounts reported as warrant obligation represent the value for contributions received, for which SIF Warrants have yet to be issued. The fair value of the funding liability was estimated using the Probability-Weighted Expected Return Method (“PWERM”) as the PWERM accounts for the complexity of the dual-settlement nature of the arrangement by assigning probabilities to discrete future outcomes.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

10.	SIF contribution liability: (continued)

The valuation considers two settlement alternatives:

●	Warrant Settlement Scenario: This scenario assumes the Company satisfies its obligation through the issuance of warrants based on the defined terms of the SIF Contribution Agreement.
●	Cash Repayment Scenario: This scenario assumes a trigger event that necessitates a cash repayment of the funding received.

As of December 31, 2025, management has judged it highly likely that the obligation will be settled through the issuance of SIF Warrants rather than cash repayment. This judgment is based on the Company’s compliance with the SIF Contribution Agreement, including but not limited to, quarterly and annual compliance reporting to SIF, which includes details of expenditures incurred under the arrangement on a disaggregated level as well as underlying support documents. The reports are reviewed by SIF on a quarterly basis. Consequently, the PWERM reflects a significantly higher probability weighting toward the warrant settlement scenario.

As of December 31, 2025, the estimated fair value of the contingent contribution repayment obligation was $102 with the remaining fair value of the funding liability attributable to the SIF Warrants (December 31, 2024 – $93). As of December 31, 2025, in determining the fair value of the funding liability, we judged the probability of cash repayment to be 1% with the remaining probability allocated to repayment via SIF Warrants (2024 – 1%).

The value of the contingent contribution repayments that is subject to the PWERM valuation is estimated using a discounted cash flow model. The assumptions used within the discounted cash flow model for the December 31, 2025 and December 31, 2024 valuations are set forth in the table below.

	December 31, 2025	December 31, 2024
Amount funded	$50,544	$41,113
Term (years)	0.25	0.3
Market debt recovery rate	14 – 28%	14 – 28%
Risk-adjusted discount rate	13 – 20%	15 – 23%

At December 31, 2025, the fair value of the SIF Warrants and SIF Warrant obligation was estimated using the common share value of $1.28 (December 31, 2024 - $9.30). The December 31, 2024 common share value of $9.30 has been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025.

Sensitivities for key assumptions were as follows:

●	with other variables unchanged, an increase or decrease in the estimated common share price of 20% would result in an increase decrease in the fair value of the SIF contribution liability by approximately $5.7 million or ($4.7 million), respectively;
●	with other variables unchanged, an increase the estimated probability of cash repayment of amounts received under the SIF contribution liability from 1% to 5% with a corresponding decrease in the probability repayment via SIF Warrants would result in a decrease in the estimated fair value of the liability of approximately $0.5 million.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

10.	SIF contribution liability: (continued)

A summary of the Company’s SIF Warrants is as follows:

	Class B Common
	Number	Exercise Price
Warrants outstanding December 31, 2023	11,090,146	$—
Issuance of SIF Warrants	4,100,931	—
Warrants outstanding December 31, 2024	15,191,077	$—
Issuance of SIF Warrants	5,918,058	—
Warrants outstanding, December 31, 2025	21,109,135	$—

The SIF Warrants were not subject to the August 2025 reverse share split. Refer to Note 12.

11.SAFE liabilities:

In November and December 2025, the Company issued Simple Agreements for Future Equity (“SAFEs”) to several investors for aggregate gross proceeds of $44,307. Subsequent to December 31, 2025, the Company issued SAFEs for proceeds of $200.

As part of the total proceeds received on the issuance of the SAFEs, $350 of proceeds related to the issuance 11,006,350 Class A common share warrants (“SAFE Warrants”). The SAFE Warrants have an exercise price of $1.9968 per share and are exercisable from the date of issuance. The SAFE Warrants expire on the earlier of a (i) change of control, and (ii) November 19, 2028. The SAFE Warrants have certain down-round and antidilution rights for non-exempt dilutive share issuances.

The Company received $3,500 in gross proceeds from the issuance of SAFEs to related parties, which resulted in the issuance of 876,646 SAFE Warrants. The investors are considered related parties of the Company due to their representation on the Company’s Board of Directors.

Under the SAFEs, investors provide upfront cash in exchange for the right to receive future shares upon the occurrence of specified events. Upon the earlier of a qualifying equity financing or a liquidity event, the SAFEs shall convert or settle according to their contractual terms. A qualifying equity financing is sale of preferred shares of the Company in a transaction or series of transactions resulting in gross proceeds of not less than $100,000 (“qualifying equity financing”), and a liquidity event is defined as an initial public offering, special purpose acquisition Company merger, direct listing or a change of control “Liquidity Event”). In a qualifying equity financing, the SAFEs shall convert into equity of the Company at the price per share equal to the lower of:

(a)	a 25% discount to the price per share at which the preferred shares of the Company are sold for cash proceeds in such qualifying equity financing, or,
(b)	the valuation cap defined as $500.0 million plus the amount raised under the SAFE (“Valuation Cap”) divided by the Company’s fully diluted number of shares, as determined on a post-money basis.

In the event of an initial public offering, direct listing, or special purpose acquisition Company merger, each SAFE converts into a number of common shares equal to the purchase amount divided by the liquidity price, which is the lower of:

(a)	a 25% discount to the Liquidity Event price, or,
(b)	the valuation cap divided by the Company’s fully diluted number of shares on an as-as converted basis immediately prior to the Liquidity Event.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

11.SAFE liabilities: (continued)

In the event of a change of control, the investors will automatically be entitled to receive a portion of cash consideration or share consideration, or a combination thereof as applicable, due and payable to the investor immediately prior to, or concurrent with the consummation of the change of control, equal to the greater of:

(a)	the original purchase amount, subject to the liquidation priority noted below, or,
(b)	the original purchase amount divided by the liquidity price.

Dissolution event

If the Company experiences a liquidation, dissolution, winding up, or assignment for the benefit of creditors, other than a change of control (a “Dissolution Event”), SAFE holders are entitled to receive a cash payment equal to their original purchase amount, payable immediately prior to the consummation of the Dissolution Event, subject to the applicable liquidation priority.

Liquidation priority

Upon a change of control or Dissolution Event, The SAFEs are (i) junior to payment of outstanding indebtedness and creditor claims, (ii) on par with payments for other SAFEs and/or Class B redeemable convertible preferred shares of the Company, and (ii) senior to payments for common shares of the Company.

Dividends

If the Company pays a cash dividend on its common shares while the SAFEs are outstanding, SAFE holders are entitled to receive an equivalent dividend amount as if the dividend date were a Liquidity Event for purposes of determining the applicable conversion price.

The SAFEs are considered freestanding financial instruments as they are legally detachable and separately exercisable from other instruments. While the SAFEs do not meet the definition of a liability under ASC 480, Distinguishing Liabilities from Equity, the Company determined they do not qualify for equity classification under ASC 815, Derivatives and Hedging as the SAFEs fail the indexation criteria under ASC 815-40 as the number of shares to be issued upon settlement is variable. Furthermore, the SAFEs contain provisions requiring cash settlement upon a change of control. As a change of control is an event deemed to be outside the Company’s control, equity classification is precluded under ASC 815-40-25. Accordingly, the SAFEs are classified as liabilities within the consolidated Balance Sheets and are measured to fair value at each financial reporting date with changes in fair value recognized in loss on the revaluation of SAFE liabilities within other expense (income) in the consolidated statement of operations. Upon settlement of the SAFEs into preferred or common shares of the Company, the carrying amount of the SAFE liability will be reclassified to equity at the fair value of the shares issued.

The SAFE Warrants issued in connection with the SAFEs are classified as freestanding financial instruments. The Company determined that these warrants do not qualify for equity classification under ASC 815, Derivatives and Hedging, and must be accounted for as derivative liabilities. The SAFE Warrants fail the indexed to the Company’s own stock criteria under ASC 815-40-15. Specifically, the exercise price of the SAFE Warrants is denominated in U.S. dollars, whereas the Company’s functional currency is the Canadian dollar. Accordingly, the SAFE Warrants are classified as liabilities within the consolidated Balance Sheets and are measured at fair value at each reporting period with changes in fair value recognized within other expense (income) in the consolidated statement of operations.

Finance costs of $3,559 were incurred in connection with the issuance of the SAFEs and SAFE Warrants and were expensed as incurred, consistent with the accounting for financial liabilities measured at fair value through profit and loss. Of the $3,559 transaction costs incurred, $2,000 related to the estimated fair value of 3,625,000 SAFE Warrants issued as consideration for finders’ fees in relation the proceeds received on SAFE financing. The Black-Scholes option pricing model was used to estimate the fair value of the SAFE Warrants at issuance and at period-end.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

11.SAFE liabilities: (continued)

The Company also received nominal cash proceeds of $112 in exchange for the SAFE Warrants issued as consideration for the finders’ fees.

A summary of the Company’s SAFE liabilities balances is as follows:

	SAFEs	SAFE Warrants	Total
Balance, January 1, 2025	$—	$—	$—
Initial recognition	38,206	6,101	44,307
Finders’ fees SAFE Warrants	—	2,000	2,000
Change in fair value	5,084	5,049	10,133
Foreign currency translation	1,050	21	1,071
Balance, December 31, 2025	$44,340	$13,171	$57,511

The fair value of the SAFEs was estimated using a PWERM, which incorporated assumptions regarding the timing and probability of four mutually exclusive scenarios: special purpose acquisition Company (“SPAC”) merger, initial public offering (“IPO”), change of control event, and dissolution. The values for the respective scenarios that are subject to the PWERM valuation are as follows:

●	SPAC Transaction: The value is derived from the estimated total equity value of the Company upon the projected completion of a de-SPAC transaction.
●	IPO and Change of Control: These scenarios are modeled based on the implied equity value from the actual SAFE financing, incorporating both the time-value of money (discounting) and the contractual conversion discount. Furthermore, the IPO scenario accounts for the upside potential triggered by the adjusted valuation cap, which is calculated based on the aggregate SAFE proceeds.
●	Dissolution: The value in the dissolution scenario is assumed to be $nil.

The significant assumptions used in the initial and December 31, 2025 valuations of the SAFEs are set forth in the table below.

	Initial recognition	December 31, 2025
SPAC probability	50%	91%
IPO probability	22%	3%
Change of control probability	22%	3%
Dissolution	6%	3%
Estimated common share value at closing of a SPAC	$3.11	$2.21
Discount rate	34.53%	34.53%

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

11.SAFE liabilities: (continued)

The assumptions used to estimate the fair value of the SAFE Warrants issued are set forth in the table below:

	Initial recognition		December 31 2025
Fair value of common shares		$0.95		$1.28
Weighted average expected term		3.00 years		2.9 years
Weighted average expected volatility		118%		135%
Weighted average risk-free interest rate		3.00%		3.49%
Expected dividend	$	nil	$	nil

As of December 31, 2025, 14,631,350 SAFE Warrants were outstanding with a weighted average exercise price of $1.9968 per warrant (2024 - $nil).

Sensitivities for key assumptions were as follows:

●	with other variables unchanged, an increase or decrease in the probability of the Company closing a SPAC transaction by 5% would result in an increase (decrease) in the estimated fair value of the SAFEs of $1.8 million or ($1.8 million), respectively;
●	With other variables unchanged, an increase or decrease in the estimated common share price by 20% would result in an increase (decrease) in the fair value of the SAFE Warrants by approximately $3.2 million or ($3.1 million), respectively;
●	With other variables unchanged, increase or decrease in the estimated volatility rate by 10% would result in an increase (decrease) in the fair value of the SAFE Warrants by approximately $1.0 million or ($1.0 million), respectively;

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

12.Redeemable preferred shares:

On August 6, 2025, the Company closed a financing termed as the Rights Offering for total proceeds of $18,428. The total proceeds includes $1,408 related to the settlement of related party loans, which were extinguished through participation in the Rights Offering (refer to Note 15). Concomitant with the Rights Offering is an additional commitment of CAD 5,000 ($3,572) from the Government of Canada, for total estimated proceeds of $22,000. The Canadian government funding is to be provided under a new amendment to the Company’s contribution agreement with SIF. Subsequent to December 31, 2025, in March 2026, the Company and SIF finalized the amendment to the Amended and Restated SIF Contribution Agreement. Refer to details of the amendment in Note 5. As part of this Rights Offering, the Company reorganized its share structure by:

●	consolidating all classes of shares 10:1.
●	exchange all outstanding Class A through Class F redeemable convertible preferred shares and the accrued dividend on the Class F Series 1 redeemable convertible preferred shares (collectively, the “Existing Preferred Shares”) into a new single Class A redeemable convertible preferred shares (“New Class A”) with multiple series or conversion into Class A common shares, as applicable; and
●	issuance of new Class B redeemable convertible preferred shares (“New Class B”) in multiple series to investors participating in the Rights offering and convertible debt holders.

Exchange and conversion terms

The Existing Preferred Shares were consolidated 10:1 and exchanged for New Class A shares with multiple series. If the shareholders participated in the Rights Offering up to their pre-Rights Offering pro-rata shareholding, their 10:1 consolidation was reversed in line with the pro rata portion of their pre-Rights Offering pro rata shareholding that they invested. Shareholders who did not participate in the Rights Offering converted their remaining redeemable convertible preferred shares into Class A common shares at the conversion ratio of 1:1. Existing Class F Series 1 redeemable convertible preferred shares were exchanged at a ratio of 1.225:1 to account for accrued dividends under their original issuance terms. As a result, the Company issued 56,010,259 New Class A shares and 11,960,583 Class A common shares in exchange for the Existing Preferred Shares. The Company also issued 12,010,362 Class B Series 2 redeemable convertible preferred shares in exchange for the Existing Preferred Shares.

The Class F Series 1 shareholders who had also invested in the Convertible Notes received a most favoured nation (“MFN”) right to allow for the same treatment of their investment as the Convertible Note investors with conversion of their investment into new Class B Series 2 redeemable convertible preferred shares at a 25% discount to the new Class B Series 1 price. Accordingly, the Company issued 12,010,362 new Class B Series 2 redeemable convertible preferred shares in exchange for the existing Class F Series 1 redeemable convertible preferred shares and related accrued dividends on the Class F Series 1 redeemable convertible preferred shares.

New investors and existing preferred shareholders who purchased new Class B Series 1 redeemable convertible preferred shares exceeding to their pre–Rights Offering pro-rata shareholding were eligible to receive 12.542 new Class B Series 3 redeemable convertible preferred shares for each new Class B Series 1 redeemable convertible preferred shares purchased, at an issue price of $0.0001 per new Class B Series 3 share. As a result of the shareholders who invested their pro rata amount, plus investments over pro rata and new investors, the Company issued 11,612,203 new Class B Series 1 redeemable preferred shares and 95,229,750 new Class B Series 3 redeemable preferred shares.

Of the New Class B shares issued, related parties of the Company purchased 6,136,975 new Class B Series 1 redeemable convertible preferred shares and 50,414,582 new Class B Series 3 redeemable convertible preferred shares.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

12.Redeemable preferred shares: (continued)

Also included in the Rights Offering were changes to the Company’s articles of incorporation, including changing the automatic triggers in the event of a public listing for conversion of redeemable convertible preferred shares to Class A common shares by reducing the threshold of gross proceeds to $60,000 and eliminating the minimum pre-money valuation requirement.

The issued and outstanding redeemable convertible preferred shares pre- and post-Rights Offering are noted in the table below. Class A common shares issued in exchange for preferred shareholders who did not participate in the Rights Offering are also noted in the table below:

	Class A	Class B	Class C	Class D	Class E	Class F	Total
Balance at December 31, 2024	22,397,515	37,324,661	7,946,281	22,602,822	77,760,008	12,796,134	180,827,421
Issuances	—	—	—	—	—	—	—
Balance at August 6, 2025	22,397,515	37,324,661	7,946,281	22,602,822	77,760,008	12,796,134	180,827,421
Balance post Rights Offering
Class A Series 1	7,558,992	—	—	—	—	—	7,558,992
Class A Series 2	—	6,737,332	—	—	—	—	6,737,332
Class A Series 3	—	—	1,886,380	—	—	—	1,886,380
Class A Series 4	—	—	—	3,003,862	—	—	3,003,862
Class A Series 5	—	—	—	—	32,857,618	—	32,857,618
Class A Series 6	—	—	—	—	3,872,438	—	3,872,438
Class A Series 7	—	—	—	—	—	93,637	93,637
New Class A Total							56,010,259
Converted to Common A shares	1,483,852	3,058,733	605,990	1,959,896	4,102,995	749,117	11,960,583

The New Class A and Class B redeemable convertible preferred shares are classified as temporary equity in accordance with ASC 480, Distinguishing Liabilities from Equity as they are redeemable upon the occurrence of events not solely within the Company’s control.

The Company assessed the exchange of the New Class A for the Existing Preferred Shares and whether the exchange should be accounted for as a modification or extinguishment under ASC 718, Compensation - Stock Compensation by analogy. We determined the exchange should be accounted for as a modification of the original preferred shares based on a comparison of the terms of the original and new preferred shares including redemption and dividend rights, liquidation preference and the conversion ratio. Consequently, the carrying amount of the existing class A through E preferred shares was transferred to the New Class A with no adjustment to retained earnings as the fair value of the preferred shares was not considered to have increased.

For the Class F Series 1 redeemable convertible preferred shares, a provision existed for a 15% cumulative dividend accrual, which would be added to the original issuance price and converted into shares upon conversion. As this feature did not exist in the New Class A, the change in terms was determined to significantly impact the fair value of the redeemable convertible preferred shares. Consequently, the exchange of the Class F Series 1 redeemable convertible preferred shares was accounted for as an extinguishment. As a result, the difference between the fair value of the New Class A and the carrying amount of the Class F Series 1 redeemable convertible preferred shares resulted in a $137 reduction in accumulated deficit.

In addition, Class F series 1 redeemable convertible preferred shares with MFN rights to exchange their shares at a discount for Class B Series 2 were determined to be a deemed dividend. The fair value of the deemed dividend to the Class F Series 1 redeemable convertible preferred shareholders was estimated at $459 and recognized as an increase in accumulated deficit.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

12.Redeemable preferred shares: (continued)

Conversion of redeemable convertible preferred shares into common shares pursuant to original terms was accounted for as a transfer within equity with no impact on retained earnings.

Reverse share split

In August 2025, the Company’s shareholders approved a ten-for-one reverse share split of all classes of the Company’s redeemable convertible preferred shares and common shares. All of the Company’s outstanding stock options and share purchase warrants were subject to the reverse share-split with exception of the SIF warrants. In accordance with ASC 260, Earnings per Share, the impact of the Rights Offering reverse share split has been applied retrospectively.

A summary of the Company’s redeemable convertible preferred share features post Rights Offering are noted in the table below:

Features	Class A (Series 1-7)	Class B Series 1	Class B Series 2	Class B Series 3
Issued and outstanding	56,010,259	11,612,203	26,965,385	95,229,750
Convertible into	Class A Common shares	Class A Common shares	Class A Common shares	Class A Common shares
Conversion rate	1:1	1:1	1:1	1:1
Voting	Yes	Yes	Yes	Yes
Dividend	Only if paid on common shares. No fixed amount.	Only if paid on common shares. No fixed amount.	Only if paid on common shares. No fixed amount	Only if paid on common shares. No fixed amount
Redemption at option of holder	No	No	No	No
Liquidation/Deemed liquidation preference	1.0X	2.0X and participating	2.0X and participating	2.0X and participating
Original subscription price per share	Original subscription price	$1.587	$1.1903	$0.00001
Redemption minimum approval requirement	2/3 vote	2/3 vote	2/3 vote	2/3 vote
Redemption amount	Greater of liquidation preference or fair value	Greater of liquidation preference or fair value	Greater of liquidation preference or fair value	Greater of liquidation preference or fair value

The Board of Directors is entitled to determine or alter the designation and special rights and restrictions attached to each class of preferred shares, subject to approval by the holders of at least 2/3 of the preferred shares.

The preferred shares automatically convert to Class A common shares upon either (i) the closing of the sale of common shares to the public in a firm-commitment underwritten public offering in the United States or Canada resulting in at least $60,000 of gross cash proceeds to the Company, and following such offering, the Class A common shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, the NASDAQ Stock Market (or any successor exchange of any of the foregoing) or any other exchange approved by the preferred shareholders, or, (ii) the completion of a merger, acquisition, or similar transaction involving the Company, its parent, sister company, or a special purpose acquisition company (SPAC) formed for such purposes under U.S. securities laws, including situations where the resulting entity lists its shares on a qualifying stock exchange or registers them for trading in the U.S. or Canada; however, for this conversion to occur, the transaction must afford the Company must receive at least $60,000 in unrestricted cash after covering all associated fees and expenses, or, (iii) an election to convert approved by the preferred shareholders by a 2/3 majority and Class E and Class F preferred shareholders by a majority.

Upon the occurrence of a liquidation event, preferred shares have redemption and liquidation preferences as outlined in the table above. In addition, the preferred shares have certain down-round and antidilution rights that are considered equity-linked embedded features which shall not be separated from the host contract. The shares are conditionally redeemable subject to the occurrence of certain events not solely within the control of the Company. The redemption of all preferred shares is not considered probable.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

13.Common share capital:

(a)	Authorized:

Unlimited Class A common shares without par value

Unlimited Class B non-voting common shares without par value

(b)	Issued:

	Class A Common Shares
	Number	Amount
Balance, January 1, 2024	1,302,453	$2,364
Shares issued on exercise of options	14,249	43
Balance, December 31, 2024	1,316,702	2,407
Shares issued on exercise of options	13,518	8
Rights Offering Share Organization	11,960,583	148,122
Transfer of historical share issuance costs due to share reorganization	—	4,024
Rights Offering Deemed Dividends	11
Balance, December 31, 2025	13,290,803	$146,525
(1)	Share amounts have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See Note 12 for details.

At December 31, 2025, nil Class B common shares were issued and outstanding (2024 - nil).

As part of the Rights Offering, existing preferred shareholders who did not participate in the offering up to their pre-Rights Offering pro-rata shareholding had their remaining redeemable convertible preferred shares converted into Class A common shares at 1:1 after the consolidation of all shares by 10:1. As a result, 11,960,583 Class A common shares were issued and $4,024 of historical share issuance costs were transferred from preferred share capital to common share capital.

(c)	Share purchase warrants:

As of December 31, 2025, the Company had 1,122,904 outstanding equity classified share purchase warrants. The warrants are exercisable until December 2026 for no additional consideration. Refer to notes 10 and 11 for the Company’s outstanding liability classified warrants as of December 31, 2025.

14.	Share-based compensation plan:

The Company has established a share option plan (the “Option Plan”) which provides for options to be granted by the Company to its directors, employees and consultants. As of December 31, 2025, the Option Plan provides for a maximum aggregate number of common shares available for issuance of 44,915,612 (2024 - 3,565,235). The exercise price, vesting terms, and contractual life of an option are determined by the Company’s Board of Directors when the option is granted. Option grants typically vest over four years, with vesting ranging from immediate partial vesting to straight-line vesting over the full term. New shares are issued for all common share options exercised. Options granted under the Option Plan have exercise periods not to exceed 15 years after issuance.

The Company estimates the fair value of stock options granted using a Black-Scholes option pricing model, which requires assumptions, including the fair value of the Company’s underlying common shares, expected term, expected volatility, risk-free interest rate and expected dividend yield of the Company’s common shares. These estimates involve inherent uncertainties and the application of management’s judgment.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

14.Share-based compensation plan: (continued)

These assumptions are estimated as follows:

●	Fair value of common shares. Management engages an external valuation specialist to assist in estimating the fair value of the Company’s common shares. Valuation is based on the most recent information available at the time of valuation and includes consideration of the Company’s current financial information, forecasts provided by management, and recently completed financings, among other factors.
●	Expected term. In estimating the expected life of the options, management considers the vesting term of the grants, the contractual life of the option grants, and actual exercises and forfeiture/cancellations of historical option grants.
●	Expected volatility. The Company determined the volatility based on a calculation of the volatility of similar entities that have traded equity instruments over a comparable term.
●	Risk-free interest rate. The risk-free interest rates are determined by reference to Canadian Benchmark Bond Yield rates with maturities that approximate the expected life.
●	Expected dividend. The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option pricing model.

Prior to January 1, 2021, the Company granted options with an exercise price that was denominated in CAD and these stock options were equity-classified awards. New options granted after January 1, 2021 are denominated in USD. ASC 718, Compensation - Stock Compensation. requires that an award indexed to a factor that is not a market, performance or service condition should be classified as a liability. ASC 718-10-25-14 provides an exception when the award is granted to an employee resident in a foreign jurisdiction where the currency which the award is denominated in is equivalent to the currency in which the employee is paid. The Company has classified USD denominated awards to employees paid in USD as equity-classified awards and USD denominated awards paid to employees paid in CAD as liability-classified awards.

(a)Share-based compensation for equity-classified options:

The following table summarizes the stock option activity under the Company’s Option Plan for equity-classified options:

	Number of options	Weighted average exercise price
January 1, 2024	1,480,514	$7.44
Stock options granted	94,500	9.30
Stock options exercised	(24,900)	3.69
Stock options forfeited and cancelled	(227,069)	8.13
December 31, 2024	1,323,045	7.24
Stock options granted	4,127,700	0.20
Stock options exercised	(5,063)	3.58
Stock options forfeited and cancelled	(97,301)	6.38
Stock option expired	(4,750)	3.58
Stock option modification	—	(1.61)
December 31, 2025	5,343,631	$0.25
Exercisable as of December 31, 2025	2,705,028	$0.36
(1)	The number of stock options and exercise prices for the prior period and transactions prior to the Rights Offering in the current period have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See note 12 for details

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

14.Share-based compensation plan: (continued)

Subsequent to the Rights Offering in August 2025, the Company adjusted the exercise price of stock options outstanding at the time of the reverse share split. The exercise price of stock options was adjusted to their pre-Rights Offering price. The adjustment to the exercise price was determined to be a modification per ASC 718, Compensation — Stock Compensation and resulted in an incremental share-based compensation of $21 being recognized during the year ended December 31, 2025.

The following table summarizes information about the Company’s equity-classified stock options outstanding and exercisable at December 31, 2025.

Exercise prices	Number of options outstanding	Weighted average years to expiry	Number of options exercisable	Weighted average years to expiry
$0.01 – $0.49	4,624,079	8.70	2,126,456	7.60
$0.50 – $0.99	393,237	6.09	268,194	4.78
$1.00 – $1.60	326,315	3.71	310,378	3.57
Total	5,343,631	8.20	2,705,028	6.86

The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value of common shares on the date of exercise or date of the consolidated balance sheets.

The aggregate intrinsic value of stock options (market value less exercise price) as of December 31, 2025, was $5,545 (December 31, 2024 - $3,966). The aggregate intrinsic value of stock options exercised during the year ended December 31, 2025 was $20 (2024 - $140).

As of December 31, 2025, there was $1,227 of remaining unamortized compensation cost related to unvested stock options granted to the Company’s employees, directors and consultants (2024 - $2,107). This cost will be recognized over an estimated weighted-average remaining period of 1.8 years, using the straight-line method.

The grant date fair value of equity-classified stock options vested during the year ended December 31, 2025 was $1,208 (2024 - $1,152).

The grant date fair value of equity-classified stock options forfeited during the year ended December 31, 2025 was $482 (2024 - $53).

The grant weighted average assumptions used to estimate the fair value of equity-classified stock options granted were as follows:

	Year ended December 31
	2025		2024
Fair value of common shares		$0.20		$9.30
Weighted average expected term		6.3 years		4.1 years
Weighted average expected volatility		139%		93%
Weighted average risk-free interest rate		3.10%		1.65%
Expected dividend	$	nil	$	nil
(1)	Prior year common share fair value has been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See Note 12 for details.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

14.Share-based compensation plan: (continued)

The weighted average fair value attributable to equity-classified common share options granted in 2025 was $0.09 per option (2024 - $8.40).

For the year ended December 31, 2025, the Company recorded share-based compensation expense of $1,345 related to its equity-classified options (2024 - $1,253).

(b)	Share-based compensation for liability-classified options:

The following table summarizes the stock option activity under the Company’s Option Plan for liability-classified options:

	Number of options outstanding	Weighted average exercise
January 1, 2024	1,527,750	$12.10
Stock options granted	312,250	9.30
Stock options exercised	(16)	15.50
Stock options forfeited and cancelled	(10,453)	12.57
December 31, 2024	1,829,531	11.62
Stock options granted	22,203,841	0.10
Stock options exercised	(9,517)	0.09
Stock options forfeited and cancelled	(279,437)	5.62
Stock option modification	—	(0.75)
December 31, 2025	23,744,418	$0.17
Exercisable as of December 31, 2025	11,231,053	$0.21
(1)	The number of stock options and exercise prices for the prior period and transactions prior to the Rights Offering in the current period have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See note 12 for details

Subsequent to the Rights Offering in August 2025, the Company adjusted the exercise price of stock options outstanding at the time of the reverse share split. The exercise price of stock options was adjusted to their pre-Rights Offering price. The adjustment to the exercise price was determined to be a modification per ASC 718, Compensation — Stock Compensation and the resulting impact of the modification is reflected in share-based compensation liability as of December 31, 2025.

The following table summarizes information about the Company’s liability classified stock options outstanding and exercisable at December 31, 2025:

Exercise prices	Number of options outstanding	Weighted average years to expiry	Number of options exercisable	Weighted average years to expiry
$0.01 – $0.49	21,862,168	9.60	10,046,691	9.60
$0,50 – $0.99	1,000,000	8.34	390,264	7.82
$1.00 – $1.66	882,250	6.10	794,098	6.04
Total	23,744,418	9.42	11,231,053	9.29

The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value of common shares on the date of exercise or date of the consolidated balance sheets.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

14.Share-based compensation plan: (continued)

The aggregate intrinsic value of stock options (market value less exercise price) as of December 31, 2025 was $26,408 (December 31, 2024 - $nil).

As of December 31, 2025, there was $14,111 of remaining unamortized compensation cost related to unvested stock options granted to the Company’s employees, directors and consultants (2024 - $7,036). This cost will be recognized over an estimated weighted-average remaining period of 2.1 years, using the straight-line method.

The grant date fair value of liability-classified stock options vested during the year ended December 31, 2025 was $3,499 (2024 - $3,085).

The weighted average assumptions used to estimate the fair value of liability-classified stock options were as follows:

	December 31, 2025		2025 Grant Date
Fair value of common shares		$1.28		$0.10
Weighted average expected term		5.6 years		6.2 years
Weighted average expected volatility		138%		139%
Weighted average risk-free interest rate		2.93%		3.10%
Expected dividend	$	nil	$	nil

	December 31, 2024		2024 Grant Date

Fair value of common shares		$9.30		$9.30
Weighted average expected term		5.0 years		6.7 years
Weighted average expected volatility		122%		123%
Weighted average risk-free interest rate		2.96%		3.08%
Expected dividend	$	nil	$	nil

(1)	Prior year common share fair value has been retrospectively adjusted to reflect the ten-for- one (10:1) reverse share split effective August 2025. See Note 12 for details.

In the year ended December 31, 2025, the total number of individuals (including the Company’s employees) who received liability-classified awards was 110 (2024 - 134). In the year ended December 31, 2025, this resulted in a total of $3,235 share-based compensation expense recognized in the consolidated statement of operations and comprehensive loss (2024 - $2,629).

The following table presents changes in Level 3 share-based liabilities measured at fair value:

Amount
January 1, 2024	$4,244
Share-based compensation	3,258
Exercise of stock options	—
Change in fair value of share-based compensation	(178)
Foreign currency translation adjustment	(435)
December 31, 2024	6,889
Share-based compensation	3,235
Exercise of stock options	(2)
Change in fair value of share-based compensation	5,056
Foreign currency translation adjustment	367
December 31, 2025	$15,545

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

15.Related party loans:

On July 22, 2025, the Company entered into secured loans with two related parties of the Company for total proceeds of $1,400. The lenders are related parties of the Company through their representation on the Company’s Board of Directors. The loans bear interest at 15% per annum, with repayment due upon the earlier of a qualifying financing or August 8, 2025. The loan proceeds were used to fund short-term working capital needs.

The Company and the lenders entered into an equity set-off agreement, resulting in the outstanding principal and accrued interest of $1,408 being settled through participation in the Rights Offering, corresponding to the issuance of 887,243 Class B Series 1 redeemable convertible preferred shares and 3,179,370 Class B Series 3 redeemable convertible preferred shares.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

16.	Financial instruments:

(a)Classification of financial instruments:

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, convertible notes, warrant liabilities, SIF contribution liability, SAFE liabilities and share-based compensation.

Cash and restricted cash are recorded at amortized cost.

Accounts payable and accrued liabilities are measured at amortized cost.

Convertible notes are recorded at fair value using the Monte-Carlo simulation valuation method.

Warrant liabilities and Share-based compensation are recorded at fair value using the Black-Scholes valuation method.

The SIF contribution liability includes the funding liability and warrant obligation. The funding liability represents the fair value of the issued SIF Warrants and the contingent contribution repayment obligation. Amounts reported as warrant obligation represent the value for contributions received, for which SIF Warrants have yet to be issued. The warrant obligation is recorded at fair value based on the estimated per share fair value of the Company’s common shares. The fair value of the funding liability is estimated using the PWERM valuation approach. The fair values of the SIF Warrants and the contingent contribution repayment subject to the PWERM is based on the estimated per share fair value of the Company’s common shares and a discounted cash flow model, respectively.

The fair value of SAFE liabilities is estimated using the PWERM valuation approach. The fair value of the SAFE Warrants is estimated using the Black-Scholes model.

(b)	Fair values:

The financial instruments measured at fair value and their level within the fair value hierarchy are illustrated in the following table:

December 31, 2024	Level 1	Level 2	Level 3
Warrant liability	$—	$—	$10
SIF contribution liability	—	—	15,681
Share-based compensation	—	—	6,889
Convertible notes	—	—	21,412

December 31, 2025	Level 1	Level 2	Level 3
SIF Contribution liability	$—	$—	$28,369
Share-based compensation	—	—	15,545
SAFE liabilities	—	—	57,511

The estimated fair values of the warrant liability, share-based compensation liability, SIF contribution liability, and SAFE Warrants are considered Level 3 fair value measurements due to the use of the estimated per share fair value of the Company’s common shares, which is classified as a level 3 input within the fair value measurement hierarchy. The estimated probability of a full or partial cash settlement for the SIF contribution liability is determined by management and is classified as a Level 3 input within the fair value measurement hierarchy.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

16.Financial instruments: (continued)

The estimated fair values of the SAFEs are considered Level 3 fair value measurements due to the probability weighting of future outcomes (equity financing, liquidity event, dissolution) which is estimated by management and is classified as a Level 3 input within the fair value measurement hierarchy.

The estimated fair values of the convertible notes are considered Level 3 fair value measurements due to the use of the estimated per share fair value of the Company’s preferred shares, which is classified as a level 3 input within the fair value measurement hierarchy.

The carrying values of cash and cash equivalents, restricted cash and accounts payable and accrued liabilities are carried at cost, which approximate their fair values at December 31, 2025 and December 31, 2024 due to the short-term maturity of these instruments.

(c)	Risk management:

In the normal course of business, the Company is exposed to a number of risks that can affect its operating performance. These risks and the actions taken to manage them are discussed below:

(i)	Foreign currency risk:

Foreign currency risk exposures arise from transactions denominated in a currency other than the functional currency of our legal entities. Our foreign risk currency arises primarily with respect to the U.S. dollar denominated balances in our Canadian functional currency entity. Based on the Company’s USD denominated monetary assets and monetary liabilities at December 31, 2025, a 10% change in the USD and CAD exchange rate would change the Company’s net loss by approximately $1,224 (CAD 1,678).

(ii)	Credit risk:

Credit risk reflects the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations. This risk arises principally in respect of the Company’s cash and cash equivalents. The majority of the Company’s bank balances are uninsured as of December 31, 2025. In order to mitigate its exposure to credit risk, the Company monitors its financial assets and maintains substantially all of cash deposits in Schedule I chartered banks in Canada. The Company does not consider any of its financial assets to be impaired as of December 31, 2025.

(iii)	Financial risk:

Financial risk is the risk that the values of the Company’s financial instruments will vary due to fluctuations in interest rates and foreign currency exchange rates, and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to interest and foreign currency risks.

(iii)	Liquidity risk:

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company manages liquidity risk through ongoing monitoring of cash flows, budgeting, and maintaining relationships with potential investors and financing partners. Cash flow forecasting is performed regularly to ensure that there is sufficient liquidity in order to meet short-term business requirements.

As described in Note 2 – Basis of Presentation and going concern, the Company’s reliance on external financing to meet its obligations for the 12 months following the issuance of these financial statements gives rise to material uncertainty regarding its ability to continue as a going concern.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

17.	Income taxes:
(a)

The Company’s income tax provision differs from that calculated by applying the combined enacted Canadian federal and provincial statutory income tax rate of 27% for the year ended December 31, 2025 (2024 - 27%) as follows:

	Year ended December 31
	2025	2024
Income (loss) before income taxes:
Domestic	(32,205)	—
Foreign	909	—
Total	$(31,296)	$(57,775)
Statutory tax rate	27.0%	27.0%
Tax recovery	$(8,450)	$(15,599)
Increase (decrease) in income tax resulting from:
Non-deductible expenses and permanent differences:	—	1,045
Share-based compensation	2,565	—
SIF contribution liabilities	3,153	—
Change in fair value of SAFE liabilities	2,708	—
Change in fair value of Convertible Notes	(5,932)	—
Warrant consideration	520	—
Other	(241)	—
Adjustment for prior years	(59)	(140)
Tax rate differences – foreign & domestic	(12)	679
Non-refundable federal income tax credits	—	(22)
Impact of foreign exchange differentials and other	359	18
Changes in valuation allowance	5,463	14,014
Income tax (recovery) expense	$74	$(5)

(b)	The significant components of the deferred income tax assets, presented in long-term other assets on the consolidated balance sheets, are as follows:

	As of December 31
	2025	2024
Deferred income tax assets:
Net operating tax loss carry-forwards	$54,356	$47,884
Property and equipment and other	5,414	4,038
Research and development expenditures	13,846	13,205
Federal and provincial investment tax credits	7,487	7,140
Other	1,739	2,954
Total gross deferred income tax assets	82,842	75,221
Valuation allowance	(82,817)	(75,115)
Total deferred income tax assets	$25	$106

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is more likely than not. The ultimate realization of deferred income tax assets is dependent on the generation of sufficient taxable income during the future periods in which those temporary differences are expected to reverse. If the evidence does not exist that the deferred income tax assets will be fully realized, a valuation allowance has been provided.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

17.Income taxes: (continued)

(c)	The Company has non-capital loss-carry forwards to offset future taxable income that expire as follows:

		United
Non-capital loss carry forwards	Canada	Kingdom
2026	$23	$—
2027	245	—
2028	353	—
2029	786	—
2030	1,354	—
2031	1,872	—
2032	2,306	—
2033	2,406	—
2034	2,613	—
2035	2,459	—
2036	4,463	—
2037	5,500	—
2038	6,134	—
2039	7,447	—
2040	16,438	—
2041	15,405	—
2042	38,314	—
2043	30,289	—
2044	26,633	—
2045	15,740
Indefinite	—	22,182
	$180,780	$22,182

The Company’s pool of deductible Scientific Research & Experimental Development expenditures at December 31, 2025 was $51,300 (CAD 70,308), and $48,905 (CAD 70,308) at December 31, 2024. These expenditures are available to offset future taxable income and have no expiry date.

The Company has investment tax credits of approximately $9,433 (CAD 12,929) as of December 31, 2025, and $8,993 (CAD 12,929) as of December 31, 2024. The investment tax credits will expire between 2028 and 2041 and are available to be applied against future Canadian federal and provincial income taxes payable.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

18.Project Development Agreement with the UK Atomic Energy Authority:

On October 13, 2021, the Company entered into a Project Development Agreement (“PDA”) with the UK Atomic Energy Authority (“UKAEA”) to collaborate on the construction of a building at the UKAEA’s Culham Centre for Fusion Energy in the United Kingdom to house the Company’s planned Fusion Demonstration Plant (“FDP”). Under the terms of the PDA, the UKAEA will own the building and contribute GBP 30,000 ($38,350) toward its construction. The Company is responsible for funding construction costs in excess of the UKAEA’s contribution, with its portion recorded as a prepaid rent asset to be amortized against lease payments over the anticipated 19-year lease term.

The PDA provides that the UKAEA’s contribution will commence at an agreed milestone and continue until its funding equals the amount already funded by the Company, after which contributions will be made on an equal basis until the UKAEA’s contribution limit is reached. The Company is also required to provide security for its funding commitment when the construction contractor is mobilized, as well as a security for its asset retirement obligation prior to lease commencement or the start of FDP construction.

In the year ended December 31, 2024, due to the uncertainty of proceeding with the FDP due to the continued focus on the LM26 program and the scheduled expiry of the PDA in March 2025, the Company determined that the recoverable amount of the prepaid rent asset was $nil. Accordingly, an impairment charge for the full carrying amount of $16,813 (GBP 13,309) was recorded in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024.

19.Interest and other income

During the year ended December 31, 2025, the Company settled a portion of outstanding payables through the issuance of warrants of the Company. In December 2025, the Company issued 1,122,904 warrants exercisable into Class A common shares of the Company for a period of 12-months from the date of issuance for no additional consideration. The Company determined that the warrants met the criteria for equity classification, and the fair value of the warrants was based on the estimated fair value of the Company’s Class A common shares which the warrants are exercisable into. The fair value the warrant consideration was estimated at $1,067, which resulted in a gain of $923 being recognized within other income in the consolidated statement of operations and comprehensive loss on the settlement of the payables.

20.Research and development expenses:

	Year ended December 31
	2025	2024
Salaries and benefits	$10,068	$13,877
Materials and consumables	2,732	4,305
Professional fees and contractors	494	1,071
Office, insurance and travel	1,674	1,720
Software and information technology	597	1,063
Share-based compensation	2,800	980
Total	$18,365	$23,016

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

21.	Business development, marketing, communications and government relations expenses:

	Year ended December 31,
	2025	2024
Salaries and benefits	$1,459	$1,460
Professional fees and contractors	185	65
Office, insurance and travel	637	302
Software and information technology	16	43
Share-based compensation	1,205	820
Total	$3,502	$2,690

22.	General and administrative expenses:

	Year ended December 31
	2025	2024
Salaries and benefits	$4,115	$4,425
Professional fees and contractors	740	(186)
Transaction related costs	1,105	—
Office, insurance and travel	1,119	1,105
Software and information technology	662	718
Share-based compensation	5,631	2,545
Total	$13,372	$8,607

23.Supplemental cash flow information:

The Company undertook certain non-cash investing and financing transactions as follows:

(a)Right of use asset and lease liabilities:

For the year ended December 31, 2025, the Company did not recognize any ROU assets in exchange for lease liabilities (2024 - $nil). In August 2024, the Company notified its landlord of the termination of a lease effective February 2025. The modification reduced the ROU asset by $68 and the corresponding lease liability by $483.

(b)Warrants:

In the year ended December 31, 2025, the SIF Warrants issued in April 2025 had an estimated fair value at the date of issuance of $4,570 (2024 - $3,789).

(c)Property and equipment

Accounts payable as of December 31, 2025, included $32 relating to the purchase of property and equipment (2024 - $173).

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

24.	Commitments and contingencies:

Indemnifications:

The Company has agreed to indemnify its directors for all liabilities or obligations imposed upon or incurred by such indemnified person in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative and whether made or commenced by the Company or by any other person by reason of that indemnified person having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, any act or omission, whether or not negligent or wilful, of the indemnified person acting or having acted as a director, alternate director or officer, or as a person in an equivalent position, of the Company, or being named or made a witness in any claim resulting from having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, including legal fees and disbursements and all other costs of investigation and defence and all amounts paid or payable to settle a claim or to satisfy a judgment, or otherwise to discharge a liability imposed or incurred.

25.	Basic and diluted net loss per share:

The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding:

	Year-ended December 31
	2025	2024
Net loss for the year	$31,370	$57,770
F1 preferred shares deemed dividend	1,694	3,384
Rights offering deemed dividend	459
Loss attributable to common shareholders	$33,523	$61,154
Basic and diluted weighted average number of shares outstanding	6,209,121	1,307,771
Net loss per share attributable to common shareholders, basic and diluted	$5.40	$46.76
(1)	Share amounts have been retrospectively adjusted to reflect the ten-for-one (10:1) reverse share split effective August 2025. See note 12 for details.

In each of the years ended December 31, 2025 and 2024, the Company was in a loss position and therefore diluted loss per share is equal to basic loss per share.

The total amounts of outstanding stock options (including both equity-classified and liability-classified stock options), warrants (including SIF Warrants), convertible notes, SAFEs and redeemable convertible preferred shares have been excluded from diluted net loss per share as their inclusion would be anti-dilutive based on the loss per share for all periods presented. These instruments may be dilutive in future periods.

GENERAL FUSION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Expressed in thousands of U.S. dollars, except as otherwise stated and share amounts)

Years ended December 31, 2025 and 2024

26.Subsequent Events:

In addition to subsequent events previously disclosed:

Subsequent to December 31, 2025, in January 2026, the Company entered into a Business Combination Agreement (“BCA”) with Spring Valley Acquisition Corp. III (“SVIII”) a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq, pursuant to which the parties thereto would consummate a business combination. Subject to its terms and conditions, the BCA provides, among other things, that SVIII will continue from the Cayman Islands to British Columbia and General Fusion will become a wholly-owned subsidiary of SVIII through the business combination process and become “New General Fusion”. Under the BCA, the Company’s shareholders, including all security holders, will receive a pre-money valuation of $600.0 million plus a potential earnout of $125.0 million to be earned within a 5-year time period subject to certain public stock price thresholds being met within New General Fusion. The SVIII sponsor also has a potential earnout of $10.0 million under the same terms as General Fusion security holders. SVIII has $230.0 million of cash in trust which is available to New General Fusion assuming no redemptions. SVIII shareholders have an option to redeem their trust capital at the time of closing the BCA and New General Fusion may receive all or a portion or none of the trust capital.

In connection with the transactions contemplated by the Business Combination Agreement, the Company along with SVIII entered into securities purchase agreements for a Private Investment in Public Equity (“PIPE”) financing with several investors for total gross proceeds of $107,675, with the proceeds contingent on the closing of the BCA. Pursuant to the PIPE financing, investors have agreed, among other things, to purchase an aggregate of 10,556,367 units of the Company at a price of $10.20 per unit, each unit comprising (1) one convertible preferred share of the Company and (2) one warrant exercisable for a common share at a price of $12.00 per share, to be consummated on the Closing Date.

Additionally, the lead PIPE investor funded an additional $350 at the time of commitment in January 2026 in exchange for 3,500,000 non-voting Class B common shares of the Company as part of their overall lead investment terms. The non-voting Class B common shares common shares will convert into New General Fusion common shares on a 1:1 basis. If the BCA does not close, the Class B common shares are redeemable at the option of the holder for the original investment amount of $350.

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

SPRING VALLEY ACQUISITION CORP. III,

GENERAL FUSION INC.,

and

1573562 B.C. LTD.

Dated as of January 21, 2026

EXHIBITS

Exhibit A Form of Lock-Up Agreement	A-1
Exhibit B Form of SPAC Closing Articles	B-1
Exhibit C Form of Plan of Arrangement	C-1
Exhibit D Form of Registration Rights Agreement	D-1

SCHEDULES

Schedule A Company Knowledge Persons	SCH A-1
Schedule B SPAC Knowledge Persons	SCH B-1
Schedule C Key Company Securityholders	SCH C-1
Schedule D Expenses	SCH D-1

BUSINESS COMBINATION AGREEMENT, dated as of January 21, 2026 (this “Agreement”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), General Fusion Inc., a British Columbia limited company (the “Company”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	NewCo is a wholly owned direct Subsidiary of SPAC, newly formed solely for the purposes of engaging in the following Transactions.

B.

Prior to the Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall continue from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Business Corporations Act (British Columbia) (the “BCBCA”) (such transfer by way of continuation, including all matters necessary or ancillary in order to effect continuation, the “SPAC Continuation”).

C.	Concurrently with and as part of the SPAC Continuation, SPAC shall adopt articles in the form to be mutually agreed between the Company and SPAC (the “SPAC Continuation Articles”).
D.

On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, (a) all of the then issued and outstanding Company Preferred Shares shall automatically convert into Company Class A Common Shares pursuant to the Company Articles (the “Company Preferred Conversion”), (b) the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares, (c) all of the then issued and outstanding simple agreements for future equity (each, a “SAFE”) of the Company shall convert into that number of Company Class A Common Shares pursuant to the terms of the SAFEs (the “Company SAFE Conversion”), (d) the PIPE Financing shall be consummated pursuant to the Subscription Agreements, (e) each then issued and outstanding SPAC Class B Common Share shall automatically convert, on a one-for-one basis, for a SPAC Class A Common Share pursuant to the SPAC Continuation Articles (the “SPAC Class B Conversion”), and (f) each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire that number of SPAC Class A Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”).

E.

On the Closing Date, following the SPAC Class B Conversion and the SPAC Warrant Conversion and in accordance with the terms and conditions of this Agreement, (a) NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”) except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, (b) the articles of the Amalgamated Company will be the articles in the form to be mutually agreed between the Company and SPAC (the “NewCo Closing Articles”), and (c) the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement.

F.	Pursuant to the Amalgamation:
a.

each then issued and outstanding Company Common Share (other than Company Class B Common Shares and other Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for (i) that number of SPAC Common Shares equal to the Exchange Ratio for SPAC Common Shares, and (ii) that number of SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to the applicable Exchange Ratio for SPAC Earnout Shares,

b.

each then issued and outstanding Company Class B Common Share (other than Company Class B Common Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchange for one (1) SPAC Common Share,

c.	each then issued and outstanding Company Convertible PIPE Preferred Share shall be exchanged for one (1) SPAC Convertible PIPE Preferred Share,

d.	each then issued and outstanding Company Warrant (other than Company PIPE Warrants) shall be exchanged for, collectively:
i.

a warrant to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

ii.

a warrant to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

iii.

a warrant to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

iv.

a warrant to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to:

v.

in the case of a SPAC Exchange Warrant to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Common Shares subject to the applicable Company Warrant, divided by (y) the Exchange Ratio for SPAC Common Shares, and

vi.	in the case of SPAC Exchange Warrant to acquire a class of SPAC Earnout Shares, US$0.01

(each, a “SPAC Exchange Warrant Exercise Price”);

e.

each then issued and outstanding Company PIPE Warrant shall be exchanged for a warrant (a “SPAC PIPE Warrant”) to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest cent) equal to US$12.00; and

f.	each then issued and outstanding Company Option shall be exchanged for, collectively:
i.

an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

ii.

an option to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

iii.

an option to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

iv.

an option to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares,

(collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to:

v.

in the case of a SPAC Exchange Option to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio for SPAC Common Shares, and

vi.	in the case of a SPAC Exchange Option to acquire SPAC Earnout Shares, US$0.01

(each, a “SPAC Exchange Option Exercise Price”), in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code).

G.

On the Closing Date, SPAC and certain holders of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation, shall enter into a lock-up agreement in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”).

H.

On the Closing Date, the Sponsor and the other parties to the SPAC IPO Letter Agreement shall enter into an amendment to the SPAC IPO Letter Agreement to change the lock-up period in such letter agreement to six (6) months.

I.

Concurrently with the Amalgamation, the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the individuals nominated by the Company prior to the Closing in accordance with the requirements of NASDAQ; provided that the Sponsor may designate one (1) director prior to the Closing to serve on the board of SPAC (the “Post-Closing Officers and Directors”).

J.

On the Closing Date, following the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, SPAC shall amend and restate its articles and adopt the amended and restated articles in substantially the form attached as Exhibit B hereto (the “SPAC Closing Articles”).

K.

On the Closing Date, following the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, the SPAC Redemption shall be consummated pursuant to the SPAC Closing Articles.

L.

The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Company Preferred Conversion, the Company SAFE Conversion, and the Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (v) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement (a “GRA”) in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the BCBCA, and (ii) be governed by section 87 of the Canadian Tax Act (including, but not limited to, subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax Act) (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

M.

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and are fair to the Company Shareholders and other security holders, (b) approved this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Transactions and declared their advisability and (c) resolved to recommend, among other things, that the Company Securityholders vote in favor of the Arrangement Resolution.

N.

The Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and declared their advisability and (c) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

O.

The Board of Directors of NewCo (the “NewCo Board”) has unanimously (a) determined that the Transactions are in the best interests of NewCo, (b) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the

Transactions and declared their advisability and (c) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by SPAC, which is the sole shareholder of NewCo.

P.

Concurrently with the execution and delivery of this Agreement, SPAC, the Company and Key Company Securityholders are entering into an agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, each such Key Company Securityholder has agreed to support and vote in favor of the Arrangement Resolution.

Q.

Concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (a) SPAC has agreed to issue to Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares on the Closing Date in consideration for the surrender for cancellation by Sponsor of 1,000,000 Class B Common Shares of SPAC held by Sponsor, and (b) the Sponsor has agreed to (i) vote all of the SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 SPAC Class B Common Shares to certain investors (and in the amounts) set forth in the Sponsor Letter.

R.

Concurrently with the execution and delivery of this Agreement, the Company and SPAC are entering into subscription agreements with certain investors (the “PIPE Investors”), dated as of the date hereof (the “Subscription Agreements”), pursuant to which, among other things, such investors have agreed to purchase units of the Company at a purchase price of US$10.20 per unit, each such unit comprising one (1) Company Convertible PIPE Preferred Share, and one (1) Company PIPE Warrant exercisable for one (1) SPAC Common Share at the price of US$12.00 per share, in a private placement or placements to be consummated on the Closing Date, prior to the Amalgamation (the “PIPE Financing”).

S.

Concurrently with the Closing, SPAC, the Sponsor, and certain investors shall enter into a registration rights agreement in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”).

T.

The Parties intend to complete the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the SPAC Class B Conversion, the SPAC Warrant Conversion and the SPAC Redemption pursuant to the Plan of Arrangement.

U.

Prior to the consummation of the Transactions, SPAC shall, subject to obtaining the approval of a majority of the SPAC Shareholders, adopt the 2026 Long-Term Incentive Plan in a form to be mutually agreed between the Company and SPAC (the “SPAC Equity Incentive Plan”).

V.	SPAC shall be renamed to a name that is selected by the Company and shall trade publicly on the Nasdaq Capital Market under a new ticker symbol selected by the Company.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01Certain Definitions

For purposes of this Agreement:

“Action” has the meaning ascribed thereto in Section 3.09.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Allocation Schedule” has the meaning ascribed thereto in Section 2.08.

“Alternative Transaction” has the meaning ascribed thereto in Section 6.05.

“Amalgamated Company” has the meaning ascribed thereto in the Recitals.

“Amalgamation” has the meaning ascribed thereto in the Recitals.

“Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the Amalgamation.

“Amalgamation Effective Time” has the meaning ascribed thereto in Section 2.07(c)(vii).

“Ancillary Agreements” means the Plan of Arrangement, the Support Agreements, the Sponsor Letter, the Lock-Up Agreement, the Subscription Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), (ii) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada), (iii) the UK Bribery Act 2010 (“UKBA”), (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (vi) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws or any other type of legislation of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Antitrust Laws” has the meaning ascribed thereto in Section 6.12(a).

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Arrangement Resolution” means (i) the special resolution of the Company Securityholders in respect of the Arrangement to be considered at the Company Securityholders Meeting; and (ii) the special resolution of the SPAC Shareholders to be considered at the SPAC Shareholders Meeting, in each case in the form to be mutually agreed between the Company and SPAC.

“BCBCA” has the meaning ascribed thereto in the Recitals.

“BCSC” means the British Columbia Securities Commission.

“Blue Sky Laws” has the meaning ascribed thereto in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning ascribed thereto in Section 6.02.

“Business Data” means all business information and data, including Personal Information and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Vancouver in British Columbia, Canada (other than a Saturday, Sunday or public holiday in those cities).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of SPAC filed with the BCSC to become a “reporting issuer” (within the meaning of applicable Canadian securities Laws) in the Province of British Columbia.

“Cayman Companies Act” has the meaning ascribed thereto in the Recitals.

“Change in Recommendation” has the meaning ascribed thereto in Section 6.01.

“Claims” has the meaning ascribed thereto in Section 5.05.

“Closing” has the meaning ascribed thereto in Section 2.07(a).

“Closing Date” has the meaning ascribed thereto in Section 2.07(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the Preamble.

“Company A&R Articles” means the articles substantially in the form attached to the Plan of Arrangement as Schedule A.

“Company Articles” means the Articles of the Company dated August 6, 2025.

“Company Board” has the meaning ascribed thereto in the Recitals.

“Company Class A Common Shares” means the Class A Voting Common shares in the authorized share structure of the Company.

“Company Class A Preferred Shares” means the Series 1 Class A Preferred shares, the Series 2 Class A Preferred shares, the Series 3 Class A Preferred shares, the Series 4 Class A Preferred shares, the Series 5 Class A Preferred shares, the Series 6 Class A Preferred shares and the Series 7 Class A Preferred shares in the authorized share structure of the Company.

“Company Class B Common Shares” means the Class B Non-Voting Common shares in the authorized share structure of the Company.

“Company Class B Preferred Shares” means the Series 1 Class B Preferred shares, the Series 2 Class B Preferred shares and the Series 3 Class B Preferred shares in the authorized share structure of the Company.

“Company Common Shares” means, collectively, the Company Class A Common Shares and the Company Class B Common Shares.

“Company Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of the Company that are eligible to be converted into a SPAC Convertible PIPE Preferred Share pursuant to the Amalgamation.

“Company Disclosure Schedule” has the meaning ascribed thereto in Article 3.

“Company Dissent Rights” means the rights of dissent granted to the Company Shareholders described in the Plan of Arrangement.

“Company Financial Statements” has the meaning ascribed thereto in Section 3.07(b).

“Company Group Member” means the Company and each Company Subsidiary.

“Company Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“Company Information Circular” means the notice of the Company Securityholders Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement and the Interim Order.

“Company Interested Party Transaction” has the meaning ascribed thereto in Section 3.20(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there is, has been or will be a Company Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to the Company; (b) effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them.

“Company Options” means all options to purchase Company Class A Common Shares, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of Company Shares subject to Company Options and Company Warrants (except for Company PIPE Warrants), but not taking into account the Company Class B Shares or the Company Convertible PIPE Preferred Shares issued in connection with the PIPE Financing).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Permits” has the meaning ascribed thereto in Section 3.06.

“Company PIPE Warrants” means the Class A voting common share purchase warrants of the Company to be issued in connection with the PIPE Financing.

“Company Preferred Conversion” has the meaning ascribed thereto in the Recitals.

“Company Preferred Shares” means, collectively, the Company Class A Preferred Shares and the Company Class B Preferred Shares.

“Company Required Approval” means (i) the approval by not less than two-thirds (66 2/3%) of the votes cast on the Arrangement Resolution by Company Shareholders, voting as a single, as-converted class, present in person or represented by proxy at the Company Securityholders Meeting, and (ii) the approval by not less than two-thirds (66 2/3%) of the votes cast on the Arrangement Resolution by Company Securityholders, voting as a single, as-converted, as-exercised class, present in person or represented by proxy at the Company Securityholders Meeting, all in accordance with the organizational documents of the Company and applicable Laws.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders.

“Company Securityholders Meeting” means, if applicable, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders’ Agreement” means the eighth amended and restated Shareholders’ Agreement of the Company dated August 6, 2025.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stock Plan” means the amended and restated stock option plan dated November 19, 2024, as such may have been further amended, supplemented or modified from time to time.

“Company Subsidiary” means each Subsidiary of the Company, including General Fusion (UK) Limited, General Fusion Corp., General Fusion Technologies Inc. and 1410498 B.C. Ltd.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, without duplication, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of each of the Company and its respective Subsidiaries or any of their Affiliates, and any and all filing fees payable by the Company or any of its respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them.

“Company Warrants” means all warrants to purchase Company Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries or to which the Company or any Company Subsidiaries are otherwise bound.

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“Contracting Parties” has the meaning ascribed thereto in Section 9.11.

“control” (including the terms “controlling”, “controlled” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Supreme Court of British Columbia.

“Current Employee” means an employee of a Company Group Member.

“D&O Insurance” has the meaning ascribed thereto in Section 6.07(b).

“Data Security Requirements” has the meaning ascribed thereto in Section 3.13(l).

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of the SPAC’s initial public offering upon consummation of the Transactions.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, except for Statutory Plans.

“Enforceability Exceptions” has the meaning ascribed thereto in Section 3.04.

“Environmental Laws” means any applicable Laws relating to: (i) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances).

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.10(c).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the NSCA, the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Exchange Act” has the meaning ascribed thereto in Section 3.05(b).

“Exchange Ratio for SPAC Common Shares” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Transaction Value divided by $10, by (ii) the Company Outstanding Shares.

“Exchange Ratio for SPAC Earnout Shares” means (a) in respect of the SPAC Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares, (b) in a respect of the SPAC Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares, and (c) in respect of the SPAC Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fraud” means, with respect to a Party, an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement or any Ancillary Agreement or in any certificates to be delivered hereunder or thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GF US” has the meaning ascribed thereto in Section 6.16(c).

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada), (iii) a foreign public official as defined in UKBA, (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Governmental Authority” has the meaning ascribed thereto in Section 3.05(b).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GRA” has the meaning ascribed thereto in the Recitals.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable); (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses; (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (g) obligations under leases required to be capitalized under GAAP; (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements; (i) any unpaid dividends or distributions declared or payable to any Company Shareholder; (j) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP; (k) guarantees, make- whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses; and (l) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include any Taxes, any accounts payable to trade creditors in the ordinary course of business that are not past due or any accrued expenses arising in the ordinary course of business consistent with past practice.

“Insolvency Event” means, in relation to an entity:

(a)	the entity goes, or proposes to go, into bankruptcy or liquidation;
(b)

an order is made, or an effective resolution is passed, for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)

a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)	the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;
(e)	a writ of execution is issued against the entity or any of the entity’s assets;
(f)	the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;
(g)	the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);
(h)	the entity makes a general assignment for the benefit of creditors;
(i)

the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)	the entity is declared or taken under applicable Law to be insolvent, or the entity’s board of directors resolve that it is, or is likely to, become insolvent; or
(k)	an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Insurance Policies” has the meaning ascribed thereto in Section 3.17(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data and all other data, databases and database rights, (v) internet domain name registrations, (vi) rights of privacy and publicity, (vii) all other intellectual property or proprietary rights of any kind or description, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from clauses (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Canadian Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Interim Financial Statements” has the meaning ascribed thereto in Section 3.07(b).

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Intervening Event” has the meaning ascribed thereto in Section 6.01.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Key Company Securityholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lead Safe Investors” means Woody Creek Capital Partners LLC and Madison Global Partners, LLC.

“Lease” has the meaning ascribed thereto in Section 3.12(b).

“Lease Documents” has the meaning ascribed thereto in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Agreement” has the meaning ascribed thereto in the Recitals.

“made available” means (i) with respect to documents made available to the SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to Representatives of SPAC (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Material Contracts” has the meaning ascribed thereto in Section 3.16(a).

“Maximum Annual Premium” has the meaning ascribed thereto in Section 6.07(b).

“NASDAQ” means The Nasdaq Stock Market LLC.

“NewCo” has the meaning ascribed thereto in the Preamble.

“NewCo Board” has the meaning ascribed thereto in the Recitals.

“NewCo Closing Articles” has the meaning ascribed thereto in the Recitals.

“NewCo Organizational Documents” means the incorporation and constitutional documents of NewCo.

“NewCo Shareholder Approval” means the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof.

“Non-U.S. Benefit Plan” has the meaning ascribed thereto in Section 3.10(a).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 9.11.

“NSCA” means the Nuclear Safety and Control Act (Canada) and the regulations made thereunder, including the General Nuclear Safety and Control Regulations.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the NSCA, the Canada Labour Code and the regulations thereto, including the Canada Occupational Health and Safety Regulations and Work Place Harassment and Violence Prevention Regulations.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice.

“Outside Date” has the meaning ascribed thereto in Section 8.01(b).

“Parties” has the meaning ascribed thereto in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Security Consideration” means, with respect to each Company Share, Company Convertible PIPE Preferred Share, Company Warrant and Company Option issued and outstanding immediately prior to the Amalgamation Effective Time, the right to receive:

(i)

in the case of each Company Share (other than Company Class B Common Shares), the number of SPAC Common Shares equal to the Exchange Ratio for SPAC Common Shares and the number of SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to the applicable Exchange Ratio for SPAC Earnout Shares,

(ii)	in the case of each Company Class B Common Share, one (1) SPAC Common Share,
(iii)	in the case of each Company Convertible PIPE Preferred Share, one (1) SPAC Convertible PIPE Preferred Share,
(iv)	in the case of each Company Warrant (other than Company PIPE Warrants), SPAC Exchange Warrants to acquire a number of:
(A)

SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)

SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)

SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)

SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares, each at the applicable SPAC Exchange Warrant Exercise Price,

(v)in the case of each Company PIPE Warrant, one (1) SPAC PIPE Warrant, and

(vi)in the case of each Company Option, SPAC Exchange Options to acquire a number of:

(A)

SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)

SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)

SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)

SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares, each at the applicable SPAC Exchange Option Exercise Price, upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and 409A of the Code).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Leased Real Property and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Leased Real Property, that are subject thereto, (vii) Liens identified in the Company Financial Statements or the SPAC Financial Statements, as applicable, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by privacy or data security Laws, and (iv) any information that is covered by PCI DSS.

“PIPE Financing” has the meaning ascribed thereto in the Recitals.

“PIPE Investors” has the meaning ascribed thereto in the Recitals.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached as Exhibit C hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 6.02.

“Plans” has the meaning ascribed thereto in Section 3.10(a).

“Post-Closing Officers and Directors” has the meaning ascribed thereto in the Recitals.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the NSCA, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products, services or technologies, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is contemplated to derive, revenue from the sale or provision thereof.

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in Section 53.4 of the SPAC Memorandum and Articles of Association, and after the SPAC Continuation and prior to the Amalgamation Effective Time, the equivalent redemption rights provided in the SPAC Continuation Articles.

“Redemption Shares” has the meaning ascribed thereto in Section 2.07(d).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” has the meaning ascribed thereto in the Recitals.

“Registration Statement / Proxy Statement” has the meaning ascribed thereto in Section 6.01(a).

“Representatives” has the meaning ascribed thereto in Section 6.04(a).

“SAFE” has the meaning ascribed thereto in the Recitals.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions Laws (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-

SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to non-proliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“SEC” has the meaning ascribed thereto in Section 2.02.

“Software” means all computer software (in any format, including object code, byte code or source code), and related system and user documentation.

“SPAC 5% Shareholder” has the meaning ascribed thereto in Section 6.16(d).

“SPAC Affiliate Agreement” has the meaning ascribed thereto in Section 4.14.

“SPAC Board” has the meaning ascribed thereto in the Recitals.

“SPAC Board Recommendation” has the meaning ascribed thereto in Section 6.02.

“SPAC Class A Common Shares” means, following the SPAC Continuation, SPAC’s Class A common shares.

“SPAC Class A Earnout Shares” means the Class A Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Class A Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class A ordinary shares.

“SPAC Class B Common Shares” means, following the SPAC Continuation, SPAC’s Class B common shares.

“SPAC Class B Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Class B Earnout Shares” means the Class B Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Class B Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class B ordinary shares.

“SPAC Class C Earnout Shares” means the Class C Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Common Shares” means, following the Amalgamation, Common shares in the capital of SPAC.

“SPAC Continuation” has the meaning ascribed thereto in the Recitals.

“SPAC Continuation Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Convertible PIPE Preferred Shares” means the convertible preferred shares in the capital of the SPAC.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Earnout Shares” means collectively the SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares.

“SPAC Equity Incentive Plan” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Option Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Options” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Warrant Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Warrants” has the meaning ascribed thereto in the Recitals.

“SPAC Financial Statements” means all of the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) of SPAC included in the SPAC SEC Reports.

“SPAC Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“SPAC Information” has the meaning ascribed thereto in Section 2.04(e).

“SPAC Insiders” means each insider and any other Person who may be a director, officer and/or member of the management team of SPAC.

“SPAC IPO Letter Agreement” means that certain letter agreement, dated September 3, 2025, by and among SPAC, Sponsor and the SPAC Insiders party thereto.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of SPAC and NewCo taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the timely performance by SPAC or NewCo of its respective obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to SPAC; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the SPAC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect; (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement; or (i) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights, except in the cases of clauses (a) through (d), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the SPAC’s amended and restated Memorandum and Articles of Association effective September 3, 2025, as may be amended from time to time in accordance with the terms of this Agreement.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation, the SPAC Continuation Articles and the Trust Agreement).

“SPAC PIPE Warrant” has the meaning ascribed thereto in the Recitals.

“SPAC Redemption” has the meaning ascribed thereto in Section 2.07(d).

“SPAC SEC Reports” has the meaning ascribed thereto in Section 4.08(a).

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation (including the SPAC Continuation Articles), the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66 2/3%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any valid exercise by holders of SPAC Class A Common Shares of the Redemption Rights that has not been validly revoked.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Shareholders Meeting” has the meaning ascribed thereto in Section 6.02.

“SPAC Tail Policy” has the meaning ascribed thereto in Section 6.07(c).

“SPAC Transaction Expenses” means, except as otherwise set forth in this Agreement, without duplication, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees, in each case of SPAC and NewCo, including the Deferred Underwriting Fees, and any and all filing fees payable by the SPAC or NewCo or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 3, 2025 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrant Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company.

“Sponsor Letter” has the meaning ascribed thereto in the Recitals.

“Statutory Plans” means any statutory plans with which the Company Group Members are required to comply, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation.

“Subscription Agreements” has the meaning ascribed thereto in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Support Agreement” has the meaning ascribed thereto in the Recitals.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Incentive” has the meaning ascribed thereto in Section 3.14(q).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Terminating Company Breach” has the meaning ascribed thereto in Section 8.01(f).

“Terminating SPAC Breach” has the meaning ascribed thereto in Section 8.01(g).

“Trading Day” means any day on which SPAC Common Shares are actually traded on the principal securities exchange or securities market on which the SPAC Common Shares are then traded.

“Transaction Proposals” has the meaning ascribed thereto in Section 6.02.

“Transaction Value” means the pre-money equity rollover value of the Company in the aggregate amount of $600,000,000.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the SPAC Redemption, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning ascribed thereto in Section 4.05.

“Trust Agreement” has the meaning ascribed thereto in Section 4.05.

“Trustee” has the meaning ascribed thereto in Section 4.05.

“Updated Financial Statements” has the meaning ascribed thereto in Section 6.17.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Datasite, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02Construction

(a)

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. All references to “$” or dollars refer to United States dollars.

(b)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(c)

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)

Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

ARTICLE 2

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

2.01The Arrangement

Upon the terms and subject to the conditions set forth in Article 7, following the SPAC Continuation, the Company, SPAC and NewCo shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.02The Interim Order

No event later than five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the United States Securities and Exchange Commission (the “SEC”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)

for the class of Persons to whom notice is to be provided in respect of the Company Securityholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)	that the required level of approval for the Arrangement Resolution shall be the Company Required Approval;
(c)

confirmation of the record date for the purposes of determining the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting and that the record date for the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Securityholders Meeting, unless required by Law or with the written consent of SPAC;

(d)

that, in all other respects, the terms, restrictions and conditions of the Company Articles, including quorum requirements and all other matters, shall apply in respect of the Company Securityholders Meeting;

(e)

that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)	that the Company Securityholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Securityholders may join virtually;
(g)	that proxies in respect of the Company Required Approval may be delivered to the Company up to the deadline specified in the Company Information Circular, as may be waived in the Company’s discretion;
(h)	for the grant of the Company Dissent Rights as contemplated in the Plan of Arrangement;
(i)

for the class of Persons to whom notice is to be provided in respect of the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(j)	that the required level of approval for the Plan of Arrangement Proposal shall be the SPAC Shareholder Approval;
(k)

confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting and that the record date for the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the SPAC Shareholders Meeting, unless required by Law or with the written consent of the Company;

(l)

that, in all other respects, the terms, restrictions and conditions of the SPAC Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(m)

that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement or as otherwise agreed by the Company and SPAC, acting reasonably, without the need for additional approval of the Court;

(n)	that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;
(o)

that proxies in respect of the SPAC Shareholder Approval may be delivered to the SPAC up to the deadline specified in the information circular delivered by SPAC to the SPAC Shareholders, as may be waived in the Company’s discretion;

(p)	for the notice, service and standing requirements with respect to the presentation of the application to the Court for the Final Order; and
(q)	for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

2.03The Company Securityholders Meeting

(a)

Subject to the terms of this Agreement, the Interim Order and the provision of the Company Information Circular, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Company Articles, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of the Company Securityholders Meeting, give notice to SPAC of the Company Securityholders Meeting and allow SPAC’s Representatives to attend the Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Securityholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Arrangement Resolution.

(b)

The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Shareholder of Company Dissent Rights received by the Company, and (iv) the right to review and comment on all communications sent to Company Securityholders in connection with the Company Securityholders Meeting.

(c)

Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC.

(d)

The Company shall not change the record date for the Company Shares entitled to vote at the Company Securityholders Meeting in connection with any adjournment or postponement of the Company Securityholders Meeting unless required by Law.

2.04Company Information Circular

(a)

The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law.

(b)

The Company shall ensure that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC shall ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Securityholders Meeting, and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c)

The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and is fair to the Company Securityholders and (ii) recommended that the Company Securityholders vote in favor of the Arrangement Resolution.

(d)

The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Securityholders has entered into the Support Agreements pursuant to which, among other things, the Key Company Securityholders (i) will not transfer their Company Shares (other than certain permitted transfers), (ii) will vote their Company Shares in favor of the Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, the Company Dissent Rights.

(e)

SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Securityholders.

(f)

Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Securityholders as required by the Court or applicable Law.

2.05The Final Order

The Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Securityholders Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval.

2.06Court Proceedings

(a)

In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC and SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and consider in good faith any reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any response to petition, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Per Security Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)

Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company, on a timely basis, any information reasonably required or requested to be supplied by SPAC in connection therewith.

2.07Transactions

(a)

As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)	Not later than one Business Day prior to the Closing Date, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.
(c)	On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:
(i)

the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(ii)	Company SAFE Conversion;
(iii)	the Company Preferred Conversion;
(iv)	the PIPE Financing;
(v)	the SPAC Class B Conversion;
(vi)	the SPAC Warrant Conversion;
(vii)	the Amalgamation, including the adoption of the NewCo Closing Articles and the new SPAC Closing Articles (the occurrence of such event, being the “Amalgamation Effective Time”); and
(viii)	SPAC and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement.
(d)

On the Closing Date, following the Amalgamation Effective Time, pursuant to the SPAC Continuation Articles and in accordance with the Plan of Arrangement, each SPAC Class A Common Share issued and outstanding immediately prior to the Amalgamation Effective Time with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Amalgamation Effective Time, SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(e)

On the Closing Date, at the Amalgamation Effective Time, each officer and director of SPAC immediately prior to the Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

(f)	On the Closing Date, SPAC shall be renamed to a name selected by the Company.
(g)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NASDAQ.

2.08Allocation Schedule

(a)

At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each holder of Company Outstanding Shares and Company Class B Common Shares (the “Allocation Schedule”): (i) the name and address of record of such holder; (ii) whether such holder is a current or former employee of the Company or any of its Affiliates; and (iii) the total number of Company Outstanding Shares and Company Class B Common Shares held by such holder as of immediately prior to the Amalgamation Effective

Time (including the total number of Company Outstanding Shares subject to Company Warrants and vested Company Options as of immediately prior to the Amalgamation Effective Time). SPAC shall be entitled to rely fully on the Allocation Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and neither SPAC nor any of its Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the Allocation Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares and Company Class B Common Shares pursuant to this Article 2 and the Plan of Arrangement based on the Allocation Schedule (including with respect to any claim that the Allocation Schedule or such other written instruction is incomplete or inaccurate).

(b)

SPAC may elect to appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares and any Company Shares held in book-entry form on the share transfer books of the Company immediately prior to the Closing, for the applicable consideration set forth herein and in the Plan of Arrangement.

(c)

To the extent SPAC elects to appoint an Exchange Agent: (i) the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Shareholders to be used for the purpose of surrendering the Company Certificates and any other such Equity Interests in book-entry form for the applicable consideration hereunder; and (ii) SPAC shall deposit, or cause to be deposited, on the Closing Date for the benefit of such Persons and for exchange in accordance with this Section 2.08(c) through the Exchange Agent, evidence of SPAC Common Shares in book-entry form (and, if applicable, SPAC Exchange Warrants and SPAC PIPE Warrants) representing the portion of the consideration issuable hereunder and pursuant to the Plan of Arrangement to such holders.

2.09Withholding

Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates, the Exchange Agent, and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such consideration, issuance or transfer under the Code, Canadian Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deductions on any amounts treated as compensation for services and any backup withholding, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to any such deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) upon the applicable recipient’s reasonable request, cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as a Withholding Agent reasonably determines and requests. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

2.10Earnout Shares

(a)

Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), the VWAP (as defined in the SPAC Closing Articles) of SPAC Common Shares equals or exceeds the applicable price target set forth below (each, an “Earnout Target”) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then all of the issued and outstanding SPAC Earnout Shares shall automatically convert into SPAC Common Shares in accordance with the SPAC Closing Articles as follows:

(i)	if the VWAP equals or exceeds $15.00, SPAC Class A Earnout Shares shall automatically convert into SPAC Common Shares;
(ii)	if the VWAP equals or exceeds $20.00, SPAC Class B Earnout Shares shall automatically convert into SPAC Common Shares; and

(iii)	if the VWAP equals or exceeds $25.00, SPAC Class C Earnout Shares shall automatically convert into SPAC Common Shares.
(b)

If at any time during the Earnout Period there occurs any transaction resulting in a Deemed Liquidation Event (as defined in the SPAC Closing Articles), then the applicable Earnout Shares then outstanding shall automatically convert into SPAC Common Shares immediately prior to such Deemed Liquidation Event; provided that such conversion shall be effected only if the valuation of the SPAC Common Shares in such Deemed Liquidation Event is greater than or equal to the applicable Earnout Target and thereafter no additional Earnout Shares shall be converted under this Section 2.10(b).

(c)

If an Earnout Target is not satisfied during the Earnout Period, the right of the applicable Earnout Shares to convert pursuant to this Section 2.10 will terminate and no longer apply, and such Earnout Shares shall be redeemed by SPAC for the Redemption Price (as defined in the SPAC Closing Articles) and cancelled.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to each of SPAC and NewCo as follows:

3.01Organization and Qualification; Subsidiaries

(a)

The Company is a company duly incorporated or organized, validly existing and in good standing under the Laws of British Columbia, Canada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually, or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)

Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.02Organizational Documents

(a)

The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of amalgamation, the notice of articles and the articles of the Company. Such organizational documents are in full force and effect. The Company is not in material violation of any of its organizational documents. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)

The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.03Capitalization

(a)

A true and complete list of all the Equity Interests (including Company Shares, Company Warrants and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and name of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), (v) whether or not the holder is an employee of the Company, and (vi) the number and class or series of Company Shares issuable upon exercise. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Articles and the Company Shareholders’ Agreement, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Stock Plan, the forms of agreement used thereunder, and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which the Company is a Party and the Company Articles. No Company Option granted to a United States of America taxpayer is subject to Section 409A of the Code (a “U.S. Option”), and each such U.S. Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(b)

A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. None of the Company and the Company Subsidiaries directly or indirectly owns, or has ever owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated association, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. No Company Group Member is a trustee of any trust.

(c)

Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement, the Plan of Arrangement and the Subscription Agreements, (i) there are no options, warrants, pre-emptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of or provide economic benefits based on, directly or indirectly, the value or price of any Equity Interests in the Company or any Company Subsidiary. Except for the Company Shareholders’ Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company.

(d)

There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)

Section 3.03(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

3.04Authority Relative to this Agreement

The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Approval of the Arrangement Resolution, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Required Approval of the Arrangement Resolution). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and NewCo, constitutes a legal, valid and binding obligation of the Company against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Enforceability Exceptions”).

3.05No Conflict; Required Filings and Consents

(a)

The execution and delivery of this Agreement by the Company, and the performance of the Transactions by the Company, does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b), will not (i) conflict with or violate the organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)

The execution and delivery of this Agreement by the Company does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or

“blue sky” laws (“Blue Sky Laws”), Canadian securities Laws and applicable Antitrust Laws, (B) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule, and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

3.06Permits; Compliance

Except as set forth in Section 3.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is and since January 1, 2023 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, in conflict with or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except in each case for any such conflicts, defaults, breaches or violations that would not reasonably be expected to be material to the Company.

3.07Company Financial Statements

(a)

Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2024 and December 31, 2023, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), and each of which are set forth as Section 3.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)

The Company has made available to SPAC true and complete copies of the unaudited consolidated financial statements of the Company as of December 31, 2024 and for the three and nine-month period ended September 30, 2025, and the related notes thereto (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Company Financial Statements”), which are set forth as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(c)

Except as and to the extent reflected or reserved for in the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2024 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) that will be paid off or discharged prior to or at the Closing, (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (v) such other liabilities and obligations which are not material to the Company.

(d)

Since January 1, 2023, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary in its capacity as such, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

3.08Absence of Certain Changes or Events

Since December 31, 2024 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect.

3.09Absence of Litigation

Except as set forth in Section 3.09 of the Company Disclosure Schedule, to the knowledge of the Company, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10Employee Benefit Plans

(a)

Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 3.10(a) of the Company Disclosure Schedules each Plan that is maintained, sponsored, or contributed to, or required to be contributed to, by each Company Group Member primarily for the benefit of current or former employees outside of the United States of America (a “Non-U.S. Benefit Plan”).

(b)

With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding or administrative or investment services agreement and all amendments thereto, (ii) copies of the most recent summary plan description or plan booklet and any summaries of material modifications, (iii) a copy of the three (3) most recent annual reports or annual information returns (as applicable) and accompanying schedules filed with the relevant Governmental Authority, (iv) copies of the most recently received determination, opinion or advisory letter from the relevant Governmental Authority regarding the tax qualified or registered status of each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), (v) a copy of the most recent financial or asset statement or statement of premium cost for such Plan, (vi) a copy of the most recent actuarial report, (vii) the nondiscrimination and compliance testing results for the three (3) most recent plan years, and (viii) any material non-routine correspondence to or from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)

None of the Plans is or was within the past six (6) years, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. None of the Non-U.S. Benefit Plans is or was within the past three (3) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retirement compensation arrangement” as defined as subsection 248(1) of the Canadian Tax Act, except to the extent that one-time lump-sum retiring allowances have been negotiated with individual employees in connection with the termination of their employment, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)

Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by each Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code. No Company Group Member has any obligation to gross-up, make-whole or otherwise compensate an individual for any taxes that could be incurred under Section 280G, Section 4999, Section 409A or Section 105(h) of the Code.

(e)

None of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical insurance to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national law.

(f)

Each Plan is and has been within the past three (3) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Except for any such Actions that would not have or would not reasonably be expected to result in a material liability to any Company Group Member, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan, and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)

All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the Company Financial Statements, except as would not result in material liability to any Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan. All Non-U.S. Benefit Plans that are required or intended to be funded and/or book-reserved are so funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(h)

All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries, and all such data is complete and correct in all material respects and is in a form that is sufficient for the proper administration of each Plan.

(i)

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Company Group Members has incurred (whether or not assessed) any material penalty or Tax under Section

4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

3.11	Labor and Employment Matters

(a)

Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, as of the Closing and during all times during the three (3)-year period immediately prior thereto, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the Closing has been or will have been paid in full (or accrued in full in the Company Financial Statements) in all material respects. The Company has not paid, nor will it be required to pay, any severance, retention bonus, change of control or other payment to any employee or independent contractor of the Company or any Company Subsidiary as a result of the Transactions.

(b)

No employee of any Company Group Member is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with a Company Group Member, and no Company Group Member is or has ever been a party to, subject to or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against any Company Group Member with respect to any employees of any Company Group Member or any other individuals who have provided services with respect to any Company Group Member. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to any Company Group Member and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any Company Group Member and any of their respective employees. No Company Group Member has been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of any Company Group Member, at any time within the three-year period immediately prior to this Agreement, except as would not be material to the Company.

(c)

Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no material Action pending or threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(d)

Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, since January 1, 2023, each Company Group Member is and has been in material compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company Group Members, and no Company Group Member is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)

Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental

Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(f)	No modern awards or enterprise agreements apply to any Current Employee.
(g)	No order has been made for the reinstatement of any Person formerly employed by a Company Group Member.
(h)	Each Current Employee is employed by a Company Group Member subject to a written Contract of employment which comprises the terms and conditions set out in:
(i)	the employment Contract in respect of that Current Employee made available to SPAC; or
(ii)

an applicable template employment Contract made available to SPAC without any material variations, and no Current Employee receives or is entitled to any payment, bonus or benefit that is not documented in such written Contract.

(i)

Each Person who provides services to the Company or any Company Subsidiary in the capacity as an independent contractor is subject to a written consulting or independent contractor Contract which comprises the terms and conditions set out in:

(i)	the consulting or independent contractor Contract in respect of that independent contractor made available to SPAC; or
(ii)	an applicable template consulting or independent contractor Contract made available to SPAC without any material variations,

and no such independent contractor receives or is entitled to any compensation that is not documented in such written Contract.

(j)

Each current and former employee and independent contractor of the Company or a Company Subsidiary has signed the form of confidentiality/inventions/non-competition agreement made available to SPAC or a substantially similar Contract or is subject to substantially similar obligations and covenants pursuant to the terms of their employment, consulting or independent contractor Contract with the Company or a Company Subsidiary.

(k)

No individual classified as an independent contractor by a Company Group Member is an employee of a Company Group Member. No Company Group Member contributes or has any obligation to contribute to any fund for a Non-U.S. Benefit Plan that is a defined benefit plan in respect of the Current Employees, and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(l)

No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedules.

(m)

There are no material overdue pension or superannuation-related contributions (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

3.12Real Property; Title to Assets

(a)

The Company does not own, and has not owned, directly or indirectly, any legal or beneficial interest in any real property and, other than pursuant to the Leases set out in Section 3.12(b) of the Company Disclosure Schedule, is not a party to any Contract (including any option) to own freehold title to any real property or any interest in real property or any Contract for the lease to or from the Company or any Company Subsidiary of any real property interest not currently in possession of the Company.

(b)

Section 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith, and each amendment, modification, supplement, extension, renewal, subordination and non-disturbance agreement, and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected to be material to the Company. If required by Law to be registered, each applicable Lease has been registered. The applicable Company Group Member has not received: (1) any notice of termination, rescission, avoidance or repudiation of the Lease and, to the knowledge of the Company, no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Lease; (2) any notice requiring material work to be done or expenditure to be made on or in respect of any of the properties subject to a Lease; and (3) any notice from a Governmental Authority related to any of the properties subject to a Lease that will, or would be reasonably likely to, materially affect any Company Group Member’s use and enjoyment of the relevant property or give rise to any material liability for any Company Group Member. There are no current material disputes in connection with or arising out of the Lease involving a Company Group Member and, to the knowledge of the Company, no such disputes are pending or threatened.

(c)

There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used other than those that would not reasonably be expected to be material to the Company. The Leased Real Property, and the improvements thereon, are in compliance with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions except other than those that would not reasonably be expected to be material to the Company. Since January 1, 2023, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Company Subsidiary has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(d)

Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted. A Company Group Member is in possession of each of the Leased Real Property.

(e)

Neither the Company nor any Company Subsidiary has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (i) the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder; (ii) for any security interest in any Leased Real Property senior to the interest created by the applicable Lease, a commercially-reasonable non-disturbance agreement has been executed in favor of the Company and made available to SPAC; and (iii) no owner of any Leased Real Property is an Affiliate of the Company.

3.13Intellectual Property

(a)

Section 3.13(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction); (ii) written Contracts currently in effect granting a right, license or other permission to use any Company-Licensed IP, including the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $75,000); and (iii) Software constituting Company-Owned IP that is either (A) incorporated into the current Products or (B) otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)

The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)

Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company-Owned IP, (ii) no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Company-Owned IP, and (iii) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(d)

The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce their respective Intellectual Property, including the secrecy of their trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person (including employees and third parties) other than on a need-to-know basis pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(e)

As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons. To the knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.13(e).

(f)

All Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written Contracts with the Company or one of the Company Subsidiaries, pursuant to which such Persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary and (ii) waived all of their moral rights therein, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. Except as set forth in Section 3.13(f) of the Company Disclosure Schedules, all forms of such Contracts have been made available to SPAC.

(g)

Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.13(a) of the Company Disclosure Schedule.

(h)

Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(i)

The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other Person any rights or licenses to or immunities under any of the Company-Owned IP.

(j)	To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products.
(k)

The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(l)

The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (D) PCI DSS and (E) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. There is no Disabling Device in any of the Product components. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(m)

The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

3.14Taxes

(a)

All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown on any Tax Return) owed by the Company and each of the Company Subsidiaries have been timely paid in full to the appropriate Taxing Authority, other than any such Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b)

Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)

Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received outside the Ordinary Course prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)

Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise, in each case other than pursuant to a Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)

Neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any such person been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(f)

Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority in respect of Taxes, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)

Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(h)

No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority which has not been settled or otherwise resolved.

(i)

Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file Tax Returns.

(j)	There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k)

Within the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is subject to Tax in such jurisdiction.

(l)

To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(m)	Each of the Company and each Company Subsidiary is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.
(n)

Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(o)

The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(p)	Neither the Company nor any Company Subsidiary has received any requirement from any Governmental Authority pursuant to Section 224 of the Canadian Tax Act which remains unsatisfied in any respect.
(q)

None of Sections 15, 17, 67, 79, 80 to 80.04 of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act. Neither the Company nor any Company Subsidiary has made any material payments (and neither the Company nor any Company Subsidiary is obligated to make any material payments) that may not be deductible by virtue of Section 67 of the Canadian Tax Act.

(r)	The Company Shares are not “taxable Canadian property” within the meaning of the Canadian Tax Act.
(s)

Neither the Company nor any Company Subsidiary has entered into any “reportable transaction”, as defined in subsection 237.3(1) of the Canadian Tax Act, or any “notifiable transaction”, as defined in subsection 237.4(1) of the Canadian Tax Act.

(t)

For all transactions between the Company or any Company Subsidiary and any person who is not resident in Canada for purposes of the Canadian Tax Act with whom the Company or any Company Subsidiary was not dealing at arm’s length for purposes of the Canadian Tax Act, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act (or comparable provisions of any other applicable legislation).

(u)

Neither the Company nor any Company Subsidiary has applied for any subsidies to which it was not entitled under the Canada Emergency Wage Subsidy, Tourism and Hospitality Recovery Program, Hardest-Hit Business Recovery Program or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar COVID-19 relief measures enacted by any Governmental Authority.

(v)

Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(w)

The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(x)

None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(y)

None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

3.15Environmental Matters

(a)	Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, any applicable Environmental Law.
(b)

None of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws.

(c)

None of the Company or any of the Company Subsidiaries is actually, potentially or, to the Company’s knowledge, allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(d)	Each of the Company and each Company Subsidiary is and has been in compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law.
(e)

Neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

3.16Material Contracts

(a)

Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each Contract with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period;
(ii)

each Contract with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company, for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period;

(iii)

each Contract to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(iv)

each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company

Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(vi)

all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)

all Contracts evidencing Indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(viii)	all partnership, joint venture or similar agreements;
(ix)

all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(x)	all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;
(xi)

all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(xii)

all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xiii)	all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period;
(xiv)	all Lease Documents;
(xv)	all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.13(a) of the Company Disclosure Schedule;
(xvi)	all Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;
(xvii)

all Contracts that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)	all Contracts relating to a Company Interested Party Transaction;
(xix)

all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)	all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)	all Contracts for the development of Company-Owned IP for the benefit of the Company (other than Contracts of employment);
(xxii)	each Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party; and
(xxiii)	each Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party.
(b)

Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, and to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, and the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Company. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)	The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.17Insurance

(a)

Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)

With respect to each such Insurance Policy, except as would not reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.18Board Approval; Vote Required

The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. If the Company Required Approval in respect of the Arrangement Resolution is obtained, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. The Company Securityholders that are party to the Support Agreement constitute the Company Required Approval and the Company Preferred Shareholder Approval (as defined in the Company Disclosure Schedule).

3.19Certain Business Practices

(a)

None of the Company or the Company Subsidiaries, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents, distributors or other third-party representatives, including but not limited to attorneys, accountants, consultants, or advisors, to the extent they act on behalf of the Company or any Company Subsidiary, is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries, or to the Company’s knowledge any of their respective directors, officers, or employees, any agents relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)

Neither the Company nor the Company Subsidiaries nor to the knowledge of the Company their respective officers, directors, employees, any agents, distributors, or other third-party representatives acting on behalf of the Company or any Company Subsidiary, have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (ii) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)

There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or their respective directors, officers, or employees relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company or any Company Subsidiary, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)

For the past five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)

For the past five (5) years prior to the date of this Agreement, the operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and Company Subsidiaries and their respective directors, officers, employees, shareholders, agents, consultants, independent contractors, representatives, and anyone acting on behalf of any of them have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)

No member of the Company or any Company Subsidiary is a Person that is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of the Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)

Except as set forth in Section 3.19(g) of the Company Disclosure Schedule, no director, officer, employee, agent, distributors, or representative of the Company or any Company Subsidiary is a Government Official.

3.20Interested Party Transactions

(a)

Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.20(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2025, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)

Except for the Company Shareholders’ Agreement and as set forth in Section 3.20(b) of the Company Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

3.21Exchange Act

Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

3.22Brokers

Except as set forth on Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including engagement letters, between the Company and the Persons identified on Section 3.22 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

3.23Sexual Harassment and Misconduct

No Company Group Member has entered into a settlement agreement with a current or former officer, director or employee of any Company Group Member resolving allegations of sexual harassment or other misconduct by an executive officer, director, employee or independent contractor of any Company Group Member, and (b) there are no, and since the formation of each Company Group Member, there have not been any Actions pending or, to the knowledge of the Company, threatened, against any Company Group Member, in each case, involving allegations of sexual harassment or other misconduct by an officer, director, employee or independent contractor of any Company Group Member. To the knowledge of the Company, since January 1, 2023, each Company Group Member has materially complied with all applicable Laws with respect to investigating any sexual harassment or other discrimination, harassment or retaliation allegations with respect to current or former employees.

3.24Solvency

No Company Group Member is the subject of an Insolvency Event, and to the knowledge of the Company, there are no circumstances that justify a Company Group Member being the subject of an Insolvency Event.

3.25Records

(a)	The records of each Company Group Member:
(i)	are in the possession or under the control of the Company Group Member;

(ii)	have been properly maintained in all material respects in accordance with all applicable Laws in Canada or any other jurisdiction in which a Company Group Member operates;
(iii)	do not contain any material inaccuracies; and
(iv)

include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in Canada or any other jurisdiction in which a Company Group Member operates.

(b)	No Company Group Member has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by Law to maintain.
(c)	Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by a Company Group Member has been duly delivered or made.

3.26No Other Representations or Warranties; Exclusivity of Representations and Warranties

The representations and warranties made by the Company in this Article 3 are the exclusive representations and warranties made by the Company and its Affiliates. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Except as otherwise expressly provided in this Article 3 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SPAC AND NEWCO

Except as set forth in the SPAC Disclosure Schedule (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or the SPAC SEC Reports filed or furnished by SPAC on or before the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements and (ii) any exhibits or documents appended thereto), each of SPAC and NewCo, jointly and severally, hereby represents and warrants to the Company as follows:

4.01Organization, Standing and Corporate Power

(a)

Each of SPAC and NewCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. NewCo has no assets or operations other than those required to effect the Transactions contemplated hereby. SPAC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have a SPAC Material Adverse Effect.

(b)

NewCo is a corporation duly organized, validly existing and in good standing under the Law of the Province of British Columbia, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than NewCo, SPAC has no other Subsidiaries or any equity or other interests in any other Person. NewCo was formed solely for the purpose of effecting the Amalgamation. Since its date of incorporation, NewCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

(c)

SPAC has provided to the Company a true, complete and correct copy of the SPAC Organizational Documents and NewCo Organizational Documents, and there are no other Contracts which would amend, supplement or relate to the subject matters described in the SPAC Organizational Documents or the NewCo Organizational Documents.

4.02Corporate Authority; Approval; Non-Contravention; Government Approvals

(a)

Each of SPAC and NewCo has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by SPAC and NewCo of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SPAC and NewCo, and no other corporate or other actions on the part of SPAC or NewCo are necessary to authorize the execution and delivery by SPAC or NewCo of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the SPAC Shareholder Approvals. This Agreement has been duly executed and delivered by SPAC and NewCo and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of SPAC and NewCo, enforceable against SPAC and NewCo in accordance with its terms (subject to the Enforceability Exceptions).

(b)

The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which SPAC and/or NewCo is a party, and the consummation of the Transactions, subject to receipt of the SPAC Shareholder Approvals (in the case of SPAC), do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the SPAC Organizational Documents or any organizational documents of NewCo or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, or the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of SPAC, NewCo or any of their Affiliates pursuant to, any Contract to which SPAC, NewCo or any of their Affiliates is a party or, assuming compliance with the matters referred to in Section 4.02(a) (solely with respect to performance of this Agreement and consummation of the Transactions), under any Law to which SPAC, NewCo or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of SPAC or NewCo to enter into, or perform its obligations under, this Agreement and consummate the Transactions.

(c)

No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SPAC or NewCo in connection with the execution and delivery by SPAC or NewCo of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) the filing with the BCSC of the Canadian Prospectus, or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have a SPAC Material Adverse Effect.

4.03Compliance with Laws

SPAC and NewCo are, and since their respective dates of incorporation have been, operating in all material respects in a manner that is customary for businesses similar to SPAC and NewCo, and each of SPAC and NewCo is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either SPAC or NewCo from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

4.04Employee Benefit Plans

Except as may be contemplated by the SPAC Equity Incentive Plan, neither SPAC nor NewCo maintains or contributes to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or NewCo, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC or NewCo to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.05Financial Ability; Trust Account

(a)

As of the date hereof, there is at least $230,585,241 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 3, 2025, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of SPAC, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any SPAC Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the SPAC Organizational Documents. Amounts in the Trust Account are invested in accordance with the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account or redemptions paid to SPAC Shareholders, in each case, as permitted by the Trust Agreement). As of the Arrangement Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Arrangement Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Arrangement Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming Shareholder.

(b)

As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)

Except as set forth on Section 4.05(c) of the SPAC Disclosure Schedule, as of the date hereof, SPAC does not have, or have any present intention to enter into, any agreement, arrangement or understanding providing for any obligations with respect to or in connection with any Indebtedness.

4.06Taxes

(a)	Each of SPAC and NewCo is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b)

Each of SPAC and NewCo has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of SPAC and NewCo has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)

Each of SPAC and NewCo, as applicable, has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(d)

No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against SPAC or NewCo that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)

There is no Tax audit, examination or other Action of SPAC or NewCo presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC or NewCo.

(f)

Neither SPAC nor NewCo is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or Contract (excluding any commercial Contract entered into in the Ordinary Course and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g)

SPAC and NewCo do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h)

SPAC and NewCo will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the Ordinary Course; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(i)	There are no Liens for Taxes on any assets of either SPAC or NewCo other than Permitted Liens.
(j)	No written claims have ever been made by any Taxing Authority in a jurisdiction where SPAC and NewCo do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(k)

Neither SPAC nor NewCo has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l)

Neither SPAC nor NewCo is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(m)

Neither SPAC nor NewCo has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(n)

Neither SPAC nor NewCo has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

4.07Brokers

No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.07 of the SPAC Disclosure Schedule (the fees and expenses of which will be paid by SPAC or NewCo pursuant to an engagement letter entered into therewith), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, NewCo or any of their Affiliates. SPAC has provided the Company with a true and complete copy of all Contracts, including engagement letters, between SPAC or Newco, on the one hand, and the Persons identified on Section 4.07 of the SPAC Disclosure Schedule, on the other hand, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.08SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act

(a)

SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since September 3, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SPAC Financial Statements included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)

SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to SPAC’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)

SPAC has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(d)

There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)

Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in SPAC’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or SPAC’s internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing.

(f)	SPAC does not have any past due liability relating to the PCAOB issuer accounting support fee.
(g)

To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.09Business Activities; Absence of Changes

(a)

Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect on the ability of SPAC or NewCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)

Other than NewCo, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)

Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03), (ii) as set forth on Section 4.09(c) of the SPAC Disclosure Schedule and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not party to any Contract with any other Person that would require payments by SPAC in excess of $150,000 in the aggregate with respect thereto (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03) and Contracts set forth on Section 4.09(c) of the SPAC Disclosure Schedule).

(d)

There is no liability, debt or obligation against SPAC or NewCo, except for (i) liabilities and obligations reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2024 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and NewCo, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2024 in the ordinary course of the operation of business of the SPAC and NewCo (other than any such liabilities as are or would be, in the aggregate, material to SPAC and NewCo, taken as a whole), or (iii) disclosed in Section 4.09(d) of the SPAC Disclosure Schedule.

(e)

Since its organization, NewCo has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in NewCo’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon NewCo or to which NewCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NewCo or any acquisition of property by NewCo or the conduct of business by NewCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(f)

NewCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)

NewCo was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Amalgamation Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)

Since the date of SPAC’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the SPAC or NewCo that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a SPAC Material Adverse Effect, and since the date of their respective incorporation, through the date of this Agreement, SPAC and NewCo have not taken any action that would require the consent of the Company pursuant to Section 5.02 or 5.03 if such action had been taken after the date hereof.

4.10Litigation

There are no material Actions pending or, to the knowledge of the SPAC, threatened against the SPAC or, to the knowledge of the SPAC, any director, officer or employee of the SPAC (in their capacity as such) and since the SPAC’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by SPAC against any other Person.

4.11No Outside Reliance

Notwithstanding anything contained in this Article 4 or any other provision hereof, SPAC and its Affiliates acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4 or any certificate delivered in accordance with Section 7.02(f), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives)) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or any certificate delivered in accordance with Section 7.02(f). Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or any certificate delivered in accordance with Section 7.02(f), with all faults and without any other representation or warranty of any nature whatsoever.

4.12Capitalization

(a)

As of the date hereof, the authorized capital stock of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001, of which (A) 23,000,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement and (B) 14,712,778 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to SPAC Warrants as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, par value $0.0001, of which 7,666,667 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of SPAC, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and, as applicable, SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract.

(b)

Except for this Agreement, the Subscription Agreements, the SPAC Warrants, the and SPAC Class B Ordinary Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Class A Ordinary Shares or any other equity interests of SPAC. Other than NewCo, SPAC does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c)

All of the issued and outstanding Equity Interests of NewCo are held by SPAC as of the date of this Agreement. All outstanding Equity Interests of NewCo are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

4.13NASDAQ Stock Market Quotation

The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SVAC.” SPAC is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on NASDAQ. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

4.14Affiliate Agreements

Except as set forth on Section 4.14 of the SPAC Disclosure Schedule, neither of the SPAC nor NewCo is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the SPAC or NewCo, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of SPAC, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

4.15Anti-Bribery; Economic Sanctions

(a)

Since their respective dates of incorporation, SPAC and NewCo have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither SPAC nor NewCo, nor to the knowledge of the SPAC, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b)	Neither SPAC nor NewCo are Sanctioned Persons or located, organized, or ordinarily reside in a Sanctioned Country.

4.16No Other Representations or Warranties

The representations and warranties made by SPAC and NewCo in this Article 4 are the exclusive representations and warranties made by SPAC, NewCo and their Affiliates. Except for the representations and warranties contained in this Article 4, neither SPAC nor NewCo, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SPAC or NewCo, to the accuracy or completeness of any information regarding SPAC or NewCo available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither SPAC nor NewCo, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to SPAC or NewCo or (b) any oral or, except for the representations and warranties expressly made by SPAC or NewCo in this Article 4, written information made available to the other parties hereto in the course of their evaluation of SPAC and NewCo and the negotiation of this Agreement or in the course of the Transactions. Each of SPAC and NewCo hereby acknowledge and agree with the statements and provisions set forth in Section 3.26.

ARTICLE 5

CONDUCT OF BUSINESS

5.01Conduct of Business by the Company

(a)

The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)	conduct their business in the Ordinary Course; and
(ii)

use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Company Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)

Except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)	amend or otherwise change any organizational documents of the Company or any Company Subsidiary;
(ii)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(iii)

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (B) any material assets of the Company or any Company Subsidiary;

(iv)	form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;
(v)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;

(vi)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
(vii)

(A) acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(viii)

other than (x) in the Ordinary Course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any Plan in effect on the date hereof (or any Plan adopted or amended after the date hereof in accordance with this Agreement) or (z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any new employees, or (F) transfer or terminate the employment or engagement of any employee or independent contractor other than any such termination for cause;

(ix)

adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)

other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)

other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii)	materially amend, modify, extend, renew or terminate any of the Lease Documents or enter into any new Lease;
(xiv)

other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)

other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xvi)	enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;
(xvii)

voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)

fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix)

take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xx)

waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xxi)	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.02Conduct of Business by SPAC

(a)

Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and NewCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause NewCo not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)	amend or otherwise change the SPAC Organizational Documents or the NewCo Organizational Documents;
(ii)

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iii)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants or any Equity Interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;

(iv)

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(v)

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi)

incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(vii)

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)

other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or NewCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix)	merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or NewCo;
(x)

amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other SPAC Material Contract;

(xi)

hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xii)

other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC or any other Person;

(xiii)	enter into any new line of business outside of the business currently conducted by SPAC as of the date of this Agreement;
(xiv)

enter into, renew, modify or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider or any immediate family member thereof, or (C) any Person in which the Sponsor or any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other SPAC Affiliate Agreement;

(xv)

enter into, renew or amend in any material respect, any Contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission or any transaction or Contract relating to SPAC Transaction Expenses if such entry, renewal or amendment would result in additional SPAC Transaction Expenses;

(xvi)

take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xvii)	waive, release, assign, settle or compromise any Action or threatened Action; or
(xviii)	enter into any Contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.03Conduct of Business by NewCo

Between the date hereof and the Amalgamation Effective Time or the earlier termination of this Agreement, NewCo shall not engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

5.04SPAC Continuation

(a)

Subject to obtaining the SPAC Shareholder Approval, prior to the Amalgamation, SPAC shall take all actions necessary to cause the SPAC Continuation to become effective in accordance with the applicable provisions of the BCBCA and the Cayman Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Cayman Companies Act in connection with the SPAC Continuation and the British Columbia Corporate Registrar, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands, and (c) obtaining a Certificate of Continuation issued pursuant to Section 303 of the BCBCA. The SPAC Continuation shall be effective upon obtaining the Certificate of Continuation issued pursuant to Section 303 of the BCBCA.

(b)

For the avoidance of doubt, any reference in this Agreement to SPAC Class A Common Shares or SPAC Class B Common Shares for periods prior to the SPAC Continuation will be deemed to refer to SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (respectively).

5.05Claims Against Trust Account

The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC and/or NewCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, NewCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or NewCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, NewCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company or any of its Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action in the event SPAC prevails in such Action.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.01Registration Statement / Proxy Statement

(a)

As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with the SEC, a registration statement on Form F-4 in connection with (x) the registration under the Securities Act of the SPAC Common Shares to be issued under this Agreement and (y) the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below), the SPAC Equity Incentive Plan and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and the Company shall promptly furnish to each other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that neither SPAC or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law.

(b)

Unless required by the applicable Law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)

SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement / Proxy Statement. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)

The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC.

(e)

Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, no Party shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding any Tax consequences related to the Transactions to its equityholders. If either Party sends any material communication regarding the Transactions to its equityholders, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments) and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

6.02Canadian Prospectus

(a)

As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with BCSC, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for SPAC to become a reporting issuer in the Province of British Columbia on or as soon as reasonably practicable after the Closing Date. Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws and regulations promulgated by the BCSC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the BCSC or its staff; and (iii) have the Canadian Prospectus receipted under the applicable Canadian securities Laws as promptly as reasonably practicable after it is filed with the BCSC. The Company shall allow SPAC and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by SPAC.

(b)

Unless required by the applicable Law, no filing of, or amendment or supplement to the Canadian Prospectus will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the BCSC for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the BCSC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the BCSC or the staff of the BCSC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the BCSC or the staff of the BCSC relating to the Canadian Prospectus will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the BCSC.

(c)

SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws, and (ii) the time the Canadian Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Canadian Prospectus, SPAC shall promptly inform the Company.

(d)

The Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws, and (ii) the time the Canadian Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Canadian Prospectus, the Company shall promptly inform SPAC.

6.03SPAC Shareholders Meeting

SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the SPAC Continuation, including the SPAC Continuation Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the approval of the Arrangement Resolution) (the “Business Combination Proposal”), (C) approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), (D) approval of an amendment to the SPAC IPO Letter Agreement to change the lock-up period in such letter agreement to six (6) months, (E) the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if needed, such proposal will be put before any of the foregoing proposals) and (F) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (F), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation, if concluded in good faith, in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and

SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

6.04Access to Information; Confidentiality

(a)

From the date of this Agreement until the Amalgamation Effective Time, the Company, SPAC and NewCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)

All information obtained by the Parties pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated September 24, 2025, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)

Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

6.05Exclusivity

From the date of this Agreement and ending on the earlier of (a) the Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article 8, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.05. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (w) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Company Subsidiary, (x) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of the Company’s current contractual arrangements, including its Company Stock Plan, this Agreement or the Plan of Arrangement), (y) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of the Company’s or its Subsidiaries’ securities, and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of

(a) Closing and (b) the termination of this Agreement pursuant to Article 8, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.05 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.05 by such Party. The Parties agree that this Section 6.05 shall supersede the exclusivity provisions included in that certain Letter of Intent entered into by and among SPAC and the Company dated November 6, 2025 in its entirety and such exclusivity provisions shall be terminated as of the date hereof.

6.06SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt the SPAC Equity Incentive Plan, which shall be (i) a customary public company equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to fifteen percent (15%) of the SPAC Common Shares outstanding as of immediately following the Closing determined on a fully diluted basis (taking into account the number of SPAC Common Shares subject to SPAC Exchange Options, SPAC Exchange Warrants and SPAC PIPE Warrants). The SPAC Exchange Options issued pursuant to the Amalgamation shall be deemed to have been granted pursuant to the SPAC Equity Incentive Plan and shall reduce the number of SPAC Common Shares reserved for grant thereunder.

6.07Directors’ and Officers’ Indemnification

(a)

Following the Closing, the organizational documents of SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers, employees of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, with respect to actions or omissions prior to the Closing, unless such modification shall be required by applicable Law. Following the Closing, the provisions of the organizational documents of the Amalgamated Company and any Company Subsidiaries relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers of the Company or such Company Subsidiary (“Company Indemnified Persons”), shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable than such provisions as set forth in the applicable company’s organizational documents as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, with respect to acts or omissions prior to the Closing, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, SPAC shall defend, indemnify and hold harmless each SPAC Indemnified Person and Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)

Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s D&O Insurance (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to the Company for coverage of the Company under such insurance policy or policies for the most recent policy year (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then the Company may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. SPAC shall maintain any such “tail” policy or policies in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)

Prior to or in connection with the Closing, SPAC shall purchase a six (6)-year prepaid “tail” policy (a “SPAC Tail Policy”) with respect to SPAC’s current D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies (true, correct and complete copies of which have been made available to the Company), except that in no event shall the SPAC pay or agree to a premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium attributable to SPAC’s current D&O Insurance for the current policy year.

(d)

Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)	On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC.

6.08Notification of Certain Matters

(a)

The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 8), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (i) any of the conditions to the Closing have been satisfied or would fail to be satisfied; or (ii) any of the representations, warranties or covenants contained in this Agreement have been breached or not performed.

(b)

From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC and the Company shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Affiliates or Representatives (in their capacity as such). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.09Further Action; Reasonable Best Efforts

(a)

Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)

Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Antitrust Laws or other applicable Laws or requested by a Governmental Authority pursuant to applicable Antitrust Laws or other applicable Laws) to effect promptly all necessary filings with any Governmental Authority, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party (and, in the case of SPAC, the Sponsor) that may be made and to obtain all necessary, proper or advisable actions or nonactions, permits, approvals, consents, waivers, exemptions, authorizations, qualifications, orders and approvals of, and the expiration or termination of waiting periods by, any Governmental Authority necessary to consummate the Transactions. Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, authorizations, approvals, requests, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding the foregoing, to the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 6.09 or otherwise under this Agreement is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise receive such information from its external counsel.

(c)

Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.09 conflicts with (or provides for a different efforts standard with respect to) any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

6.10Public Announcements

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 8) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.10.

6.11Stock Exchange Listing

From the date of this Agreement through the Amalgamation Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares to be tradable over, the Nasdaq Capital Market.

6.12Regulatory Approvals

(a)

To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)

SPAC and the Company each shall, in connection with its efforts to obtain and expiration or termination of waiting periods for the Transactions under any Antitrust Law: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other Party to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, submissions, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company.

(c)

Neither the Company nor SPAC shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws.

6.13Trust Account

At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

6.14Working Capital Loan

In the event that SPAC obtains working capital loans from the Sponsor or an Affiliate to finance transaction costs related to the Transactions, up to $1,500,000 of such loans may be converted into warrants to purchase SPAC Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

6.15Certain Actions

(a)

Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.15(a)) commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.15(a), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

6.16Intended Tax Treatment

(a)

This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Each of the Parties shall not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take any action, or fail to take any reasonable action, which action or failure would, or would reasonably be expected to, impede or prevent the Transactions from qualifying for the Intended Tax Treatment. The Parties agree to (and to cause each of their Subsidiaries to) reasonably cooperate to support the Intended Tax Treatment, to complete all procedural requirements and other Tax Returns and Tax filings required to support the Intended Tax Treatment, and (assuming the Parties’ compliance with the terms of this Agreement and assuming no action outside the control of any Party with respect to dissenters that would render any portion of the Intended Tax Treatment unavailable) to report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all of the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)

The Parties agree to (and to cause their Subsidiaries to) cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any opinion relating to the Tax consequences of the Transactions (including any such opinion referred to in next succeeding sentence), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equityholders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; and (ii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(c)

At or prior to the Closing, the Company shall deliver (or cause to be delivered) to SPAC a certification of General Fusion Corp., a Delaware corporation (“GF US”), prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of GF US, certifying that no interest in GF US is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (provided, that the only remedy for any failure to deliver the documentation described in this Section 6.15(c) shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.09).

(d)

The Parties acknowledge that any direct or indirect holder of Company Shares (including following the Company Preferred Conversion and the Company SAFE Conversion) who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Transactions (a “SPAC 5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a GRA. Upon the written request of any SPAC 5% Shareholder made following the Closing Date, SPAC shall use commercially reasonable efforts to (i) furnish to such SPAC 5% Shareholder such information as such SPAC 5% Shareholder reasonably requests in connection with such SPAC 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such SPAC 5% Shareholder with the information reasonably requested by such SPAC 5% Shareholder for purposes of such SPAC 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8(j)) or any other “gain recognition event” (within the meaning of Treasury Regulations Section 1.367(a)-8(b)(v)) under the terms of such SPAC 5% Shareholder’s GRA.

6.17Delivery of Financial Statements

As soon as reasonably practicable following the date of this Agreement, and in any event by no later than February 12, 2026, the Company shall deliver to SPAC (i) the Company Financial Statements, and (ii) any other audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement in such form as required by the applicable rules and regulations of the SEC) (together with the Company Financial Statements, the “Updated Financial Statements”). Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company and the Company Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”). Upon delivery of any Updated Financial Statements or Additional Financial Statements, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Updated Financial Statements or Additional Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.17, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

6.18Post-Closing Directors and Officers

All officers and directors of SPAC, in each case immediately prior to the Amalgamation Effective Time, shall execute written resignations effective as of the Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of SPAC.

6.19PIPE Financing

(a)

From and after the date hereof, subject to and in accordance with applicable Law, SPAC and the Company shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, including through SPAC’s Representatives and the Company’s Representatives, all things necessary, proper or advisable, in consultation and cooperation with one another, to negotiate and enter into Subscription Agreements, on terms acceptable to the Company and SPAC.

(b)

SPAC and the Company shall take, or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, the Company or any of their Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the Subscription Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the Subscription Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to this Agreement, enforce their rights under the Subscription

Agreements to cause the applicable investors to pay to (or as directed by) SPAC and the Company the purchase price thereunder when required in accordance with the terms of the Subscription Agreement.

(c)

Without limiting the generality of Section 6.08, SPAC shall give the Company and the Company shall give SPAC, as applicable, prompt written notice of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the investor counterparty to any Subscription Agreements known to SPAC or the Company, as applicable, (ii) the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreements or any provisions of any such agreements, and (iii) if SPAC or the Company does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner or from the persons contemplated by the applicable agreements.

6.20Public Filings

From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.21NewCo Shareholder Approvals

Promptly following the execution of this Agreement, SPAC shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

6.22Transferred Information

(a)

Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions.

(b)

Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)

After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)

Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

6.23Investment Canada Act

SPAC is either not a “non-Canadian” or is a “trade agreement investor” and not a “state-owned enterprise” within the meaning of the Investment Canada Act.

ARTICLE 7

CONDITIONS TO THE TRANSACTIONS

7.01Conditions to the Obligations of each Party

The obligations of the Company, SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following conditions:

(a)

Company Required Approval. The Company Required Approval of the Arrangement Resolution shall have been obtained at the Company Securityholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Arrangement Resolution shall have been delivered to SPAC.

(b)

Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)

SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Organizational Documents and the rules and regulations of Nasdaq Capital Market.

(d)

No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)

Regulatory Approvals. (i) All required filings and approvals under the NSCA shall have been completed and obtained; and (ii) all required filings under Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under Antitrust Laws shall have expired or been terminated.

(f)

Stock Exchange Listing. The SPAC Common Shares shall have been registered with the SEC on Form F-4 and accepted for listing on Nasdaq Capital Market (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(g)

Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h)

PIPE Financing. The Anchor PIPE Investor (as defined in the Company Disclosure Schedule) shall have funded the aggregate Subscription Amount (as defined in the Anchor PIPE Investor’s Subscription Agreement) for the Anchor PIPE Investor’s Company Convertible PIPE Preferred Shares in the Escrow Account (as defined in the Subscription Agreement) with release of such funds held in the Escrow Account to the Company conditioned only upon evidence that the conditions to closing in this Article 7 have been satisfied or waived in writing by the Person(s) with the authority to make such waiver.

(i)	Final Canadian Prospectus. The BCSC shall cleared the final Canadian Prospectus for filing in a manner acceptable to the Company and SPAC, acting reasonably.

7.02Conditions to the Obligations of SPAC and NewCo

The obligations of SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)

Representations and Warranties. The representations and warranties of the Company in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i), Section 3.18 and Section 3.22 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Sections 3.03(a) and 3.03(c) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 3 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)

Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(c)

Ancillary Agreements. The Company shall have delivered to SPAC counterparts to each Ancillary Agreement to be entered into by the Company in connection with the Closing, duly executed by the Company together with a counterpart to the Lock-Up Agreement executed by each Key Company Securityholder.

(d)	Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.
(e)

Pre-Closing Transactions. The Company Preferred Conversion and the Company SAFE Conversion shall have each been consummated in accordance with this Agreement and the Plan of Arrangement, as applicable.

(f)

Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) through Section 7.02(e).

7.03Conditions to the Obligations of the Company

The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)

Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.12 (other than 4.12(a) and 4.12(b)), Section 4.02(a), Section 4.02(b)(i), and Section 4.07 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.12(a) and Section 4.12(b) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 4 shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective

Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)	Agreements and Covenants.
(i)

SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(i), a covenant of the SPAC shall only be deemed to have not been performed if the SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(ii)

NewCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of the NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(c)	Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.
(d)	Officers and Directors. SPAC shall have delivered to the Company written resignations of each of the officers and directors of SPAC as of the Amalgamation Effective Time.
(e)

Ancillary Agreements. SPAC shall have delivered to the Company duly executed counterparts to each Ancillary Agreement to which SPAC or NewCo is a party, together with a counterpart to each of the other Ancillary Agreements to which the Sponsor, any SPAC Insider, or any Affiliate thereof or of SPAC is party, duly executed by such Person.

(f)

Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of NewCo, certifying as to the satisfaction of the conditions specified in Section 7.03(a).

7.04Frustration of Closing Conditions

The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by SPAC’s or NewCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.01Termination

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)	by mutual written consent of SPAC and the Company;

(b)

by either SPAC or the Company if the Amalgamation Effective Time shall not have occurred prior to August 31, 2026 (the “Outside Date”); provided, however, that (i) the Outside Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Plan of Arrangement and (ii) this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 7 on or prior to the Outside Date;

(c)

by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)

by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting or any adjournment or postponement thereof in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of Nasdaq Capital Market;

(e)

by either SPAC or the Company if the Company Required Approval in respect of the Arrangement Resolution shall not have been obtained at the Company Securityholders Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;

(f)

by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC or NewCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)

by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or NewCo set forth in this Agreement, or if any representation or warranty of SPAC or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or NewCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or NewCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to the SPAC and the Outside Date; and

(h)	by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation.

8.02Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Article 9, and any corresponding definitions set forth in Article 1, (ii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party, or (iii) in the case of Fraud.

8.03Expenses

(a)

Except as set forth in this Section 8.03 or as otherwise set forth in this Agreement (including Section 6.15), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants); provided that the payment of (i) any filing fees with SEC relating to the Form F-4, (ii) any fees in connection with any filings pursuant to the HSR Act, or (iii) any other filing fees paid to any regulatory authority, including NASDAQ, shall be paid by the Company. Assuming the Transactions are consummated, the aforementioned expenses will be paid from the capital of SPAC upon consummation of the Transactions.

(b)	The Parties acknowledge and agree that the advisory, banking and professional fees payable in connection with the Transactions shall be subject to the terms described in Schedule D.

8.04Amendment

This Agreement may be amended in writing by the Parties at any time prior to the Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.05Waiver

At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or NewCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or NewCo contained herein or in any document delivered by SPAC or NewCo pursuant hereto, and (iii) waive compliance with any agreement of SPAC or NewCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE 9

GENERAL PROVISIONS

9.01Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or NewCo:

Spring Valley Acquisition Corp. III

1675 - 2100 McKinney Avenue

Dallas, Texas 75201

Attention: Christopher Sorrells, Chairman and Chief Executive Officer

Email: [Intentionally Omitted.]

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Alan Annex, Jason Simon and Adam Namoury
Email: alan.annex@gtlaw.com; jason.simon@gtlaw.com;

adam.namoury@gtlaw.com

and

Cassels Brock & Blackwell LLP

Suite 3200, Bay Adelaide Centre – North Tower, 40 Temperance Street

Toronto, Ontario M5H 0B4

Attention: Jonathan Sherman, Micky Lungu

Email: jsherman@cassels.com, mlungu@cassels.com

if to the Company:

General Fusion Inc.

6020 Russ Baker Way

Richmond, British Columbia

Attention: Greg Twinney, Chief Executive Officer

Email: [Intentionally Omitted.]

with a copy to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Ben A. Stacke

Email: ben.stacke@faegredrinker.com

and

Fasken Marineau DuMoulin LLP

2900 – 550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attention: Shahrooz Nabavi, Iain Mant

Email: snabavi@fasken.com, imant@fasken.com

9.02Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article 9 and any corresponding definitions set forth in Article 1.

9.03Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.04Entire Agreement; Assignment

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

9.05Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.06Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Business Combination.

9.07Waiver of Jury Trial

Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

9.08Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09Counterparts

This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11No Recourse

All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Non-Party Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name: Christopher Sorrells
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

1573562 B.C. Ltd.

By:	/s/ Christopher Sorrells
Name: Christopher Sorrells
Title: Director

[Signature Page to Business Combination Agreement]

GENERAL FUSION INC.

By:	/s/ Greg Twinney
Name: Greg Twinney
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

by and among

SPRING VALLEY ACQUISITION CORP. III,

GENERAL FUSION INC.,

and

1573562 B.C. LTD.

Dated as of May 12, 2026

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of May 12, 2026 (this “Amending Agreement”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), General Fusion Inc., a British Columbia limited company (the “Company”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	The Parties entered into a Business Combination Agreement dated as of January 1, 2026 (the “Business Combination Agreement”).
B.

The Parties wish to enter into this Amending Agreement to provide for the SPAC Redemption to occur immediately prior to the SPAC Continuation and to make certain other amendments to the Business Combination Agreement as set out herein.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.01    Definitions

Unless amended herein, terms defined in the Business Combination Agreement shall have the same meanings when used in this Amending Agreement.

(a)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Company Stock Plan” in its entirety and replacing it with the following:

““Company Stock Plan” means, the amended and restated stock option plan of the Company dated May 12, 2026, as such may have been further amended, supplemented or modified from time to time.”

(b)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Redemption Rights” in its entirety and replacing it with the following:

““Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in Section 53.4 of the SPAC Memorandum and Articles of Association.”

(c)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Redemption Shares” in its entirety and replacing it with the following:

““Redemption Shares” has the meaning ascribed thereto in Section 2.07(b).”

(d)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “SPAC Redemption” in its entirety and replacing it with the following:

““SPAC Redemption” has the meaning ascribed thereto in Section 2.07(b).”

(e)	Section 1.01 of the Business Combination Agreement is amended by addition of the following definition immediately following the defined term “Redemption Shares”:

““Redeeming Shareholder” means a holder of SPAC Class A Common Shares that has validly exercised its Redemption Rights.”

(f)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Transactions” in its entirety and replacing it with the following:

““Transactions” means the SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.”

1.02    Recitals

Recitals to the Business Combination Agreement be amended as follows:

(a)	Recital K is deleted in its entirety and replaced with the following:
“K.

No later than immediately prior to the SPAC Continuation, each SPAC Class A Common Share issued and outstanding immediately prior to the SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights shall be redeemed.”

(b)	Recital T is deleted in its entirety and replaced with the following:
“T.

The Parties intend to complete the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the SPAC Class B Conversion and the SPAC Warrant Conversion pursuant to the Plan of Arrangement.”

1.03    Transactions

Section 2.07 of the Business Combination Agreement is amended by deleting Section 2.07 in its entirety and replacing it with the following:

“2.07 Transactions

(a)

As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)

No later than immediately prior to the SPAC Continuation, each SPAC Class A Common Share issued and outstanding immediately prior to the SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and the SPAC shall cause the Trustee in accordance with Section 6.13 to make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(c)

Not later than one Business Day prior to the Closing Date and after the SPAC Redemption, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.

(d)	On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:
(i)

the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(ii)	Company SAFE Conversion;
(iii)	the Company Preferred Conversion;

(iv)	the PIPE Financing;
(v)	the SPAC Class B Conversion;
(vi)	the SPAC Warrant Conversion;
(vii)	the Amalgamation, including the adoption of the NewCo Closing Articles and the new SPAC Closing Articles (the occurrence of such event, being the “Amalgamation Effective Time”); and
(viii)	SPAC and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement.
(e)

On the Closing Date, at the Amalgamation Effective Time, each officer and director of SPAC immediately prior to the Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

(f)	On the Closing Date, SPAC shall be renamed to a name selected by the Company.
(g)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NASDAQ.”

1.04    SPAC Equity Incentive Plan

Section 6.06 of the Business Combination Agreement is amended by deleting Section 6.06 in its entirety and replacing it with the following:

“6.06   SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt the SPAC Equity Incentive Plan, which shall be (i) a customary public company rolling evergreen equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to fifteen percent (15%) of the SPAC Common Shares outstanding as of immediately following the Closing. The SPAC Exchange Options issued pursuant to the Amalgamation shall be deemed to have been granted by SPAC subject to the terms of the Company Stock Plan and shall not reduce the number of SPAC Common Shares reserved for grant under the SPAC Equity Incentive Plan.”

1.05    Trust Account

Section 6.13 of the Business Combination Agreement is amended by deleting Section 6.13 in its entirety and replacing it with the following:

“6.13   Trust Account

Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and the provision of notice thereof to the Trustee, (a) SPAC shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any payable to the Redeeming Shareholders prior to the Continuation, and (b) at the Closing, SPAC shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.”

1.06    Conditions to the Transactions

Section 7.01 of the Business Combination Agreement is amended by adding a new paragraph 7.01(j) at the end thereof as follows:

“(j) SPAC Redemption. The SPAC Redemption, if any, shall have occurred.”

1.07    Entire Agreement

Section 9.04 of the Business Combination Agreement is amended by deleting Section 9.04 in its entirety and replacing it with the following:

“9.04    Entire Agreement; Assignment

This Agreement, as amended by Amendment No. 1 dated May 12, 2026, and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.”

1.08    SPAC Closing Articles

The SPAC Closing Articles attached as Exhibit B to the Business Combination Agreement is deleted in its entirety and replaced with the SPAC Closing Articles attached as Exhibit A hereto.

1.09    Plan of Arrangement

The Plan of Arrangement attached as Exhibit C to the Business Combination Agreement is deleted in its entirety and replaced with the Plan of Arrangement attached as Exhibit B hereto.

ARTICLE 2
GENERAL

2.01    General Provisions

The general provisions in Article 9 of the Business Combination Agreement, as amended by this Amending Agreement, shall be incorporated by reference into this Amending Agreement and shall form an integral part of this Amending Agreement.

2.02    Governing Law

This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the Province of British Columbia in respect of all matters arising under and in relation to this Amending Agreement and the Business Combination.

2.03    Counterparts

This Amending Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP. III

By:	(Signed “Christopher Sorrells”)
Name:	Christopher Sorrells
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

1573562 B.C. Ltd.

By:	(Signed “Christopher Sorrells”)
Name:	Christopher Sorrells
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

GENERAL FUSION INC.

By:	(Signed “Greg Twinney”)
Name:	Greg Twinney
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex b

Plan of Arrangement

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (British Columbia)

Article 1

INTERPRETATION

1.1	Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Affected Securities and the SPAC Affected Securities;

“Affected Securityholders” means, collectively, the Company Affected Securityholders and the SPAC Affected Securityholders;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.1(j);

“Amalgamated Company Shares” means the common shares of the Amalgamated Company;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(j);

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, NewCo and SPAC, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Vancouver time) on the Closing Date or such other time as the Company, NewCo and SPAC may agree upon in writing;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement made as of January 21, 2026 by and among the Company, NewCo and SPAC, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Vancouver in British Columbia, Canada (other than a Saturday, Sunday or public holiday in those cities);

“Closing Date” means the date on which this Plan of Arrangement becomes effective, which shall be the same date as the “Closing Date” under the Business Combination Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means General Fusion Inc., a corporation organized under the BCBCA;

“Company A1 Preferred Share” means a Series 1 Class A Preferred Share in the capital of the Company;

“Company A2 Preferred Share” means a Series 2 Class A Preferred Share in the capital of the Company;

“Company A3 Preferred Share” means a Series 3 Class A Preferred Share in the capital of the Company;

“Company A4 Preferred Share” means a Series 4 Class A Preferred Share in the capital of the Company;

“Company A5 Preferred Share” means a Series 5 Class A Preferred Share in the capital of the Company;

“Company A6 Preferred Share” means a Series 6 Class A Preferred Share in the capital of the Company;

“Company A7 Preferred Share” means a Series 7 Class A Preferred Share in the capital of the Company;

“Company A&R Articles” means the notice of articles and articles substantially in the form attached hereto as Schedule A;

“Company Affected Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders;

“Company Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Affected Securityholders Meeting or otherwise approved in writing by the requisite threshold;

“Company B1 Preferred Share” means a Series 1 Class B Preferred Share in the capital of the Company;

“Company B2 Preferred Share” means a Series 2 Class B Preferred Share in the capital of the Company;

“Company B3 Preferred Share” means a Series 3 Class B Preferred Share in the capital of the Company;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares;

“Company Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of the Company;

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Arrangement Effective Time (except for Company Non-Voting Common Shares issued in connection with the PIPE Financing), including the aggregate Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion, except for Company Convertible PIPE Preferred Shares; (b) the aggregate number of Company Common Shares issued under the Company SAFE Conversion; (c) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Options (whether vested or unvested, including Company Options exercised or settled prior to or in connection with the closing of the Arrangement); and (d) the aggregate number of Company Shares issuable upon the exercise of the Company Warrants (whether in or out of the money, including Company Warrants issued prior to or in connection with the closing of the Arrangement, except for Company PIPE Warrants);

“Company Non-Voting Common Shareholders” means, at any time, the holders of Company Non-Voting Common Shares outstanding at such time and “Company Non-Voting Common Shareholder” means any one of them;

“Company Non-Voting Common Shares” means the Class B Non-Voting Common Shares in the capital of the Company;

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them;

“Company Options” means the outstanding options (whether vested or unvested) to purchase Company Voting Common Shares granted pursuant to the Company Plan;

“Company PIPE Warrants” means the Class A voting common share purchase warrants of the Company to be issued in connection with the PIPE Financing;

“Company Plan” means the Amended and Restated Stock Option Plan of the Company dated as of [•], 2026, as amended from time to time;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Company A1 Preferred Shares, Company A2 Preferred Shares, Company A3 Preferred Shares, Company A4 Preferred Shares, Company A5 Preferred Shares, Company A6 Preferred Shares, Company A7 Preferred Shares, Company B1 Preferred Shares, Company B2 Preferred Shares, and Company B3 Preferred Shares;

“Company SAFE Holders” means, at any time, the holders of the Company SAFEs issued and outstanding at such time, and “Company SAFE Holder” means any one of them;

“Company SAFEs” means the outstanding SAFEs (Simple Agreement for Future Equity) issued by the Company;

“Company Securityholders Meeting” means the special meeting of the Company Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution;

“Company Shareholder Allocation” means the SPAC Common Shares to be issued to Company Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreement” means Eighth Amended and Restated Shareholders’ Agreement dates for reference as of August 6, 2025, as amended, restated or replaced from time to time;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares (including, after the closing of the PIPE Financing under Section 3.1(g), the Company Convertible PIPE Preferred Shares), with any one such share bring a “Company Share”;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders to provide a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Allocation;

“Company Voting Common Shareholders” means, at any time, the holders of Company Voting Common Shares outstanding at such time and “Company Voting Common Shareholder” means any one of them;

“Company Voting Common Shares” means the Class A Voting Common Shares in the capital of the Company;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means all warrants to purchase Company Shares;

“Consideration Shares” has the meaning ascribed thereto in Section 3.1(j)(xiv) of this Plan of Arrangement;

“Court” means the Supreme Court of British Columbia;

“Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares or Company Preferred Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Common Shares or Company Preferred Shares;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Agent” means the Person appointed by SPAC in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio for SPAC Common Shares” means the quotient obtained by dividing (a) $600,000,000 by (b) $10, and then dividing that result by (c) the aggregate number of Company Fully Diluted Shares;

“Exchange Ratio for SPAC Earnout Shares’ means (a) in respect of the SPAC Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares, (b) in a respect of the SPAC Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares, and (c) in respect of the SPAC Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended by the Court with the consent of SPAC, NewCo and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC, NewCo and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC, NewCo and the Company;

“Lock-Up Agreement” means the lock-up agreement dated [•] among SPAC, the Sponsor and certain holders of SPAC Common Shares;

“NewCo” means 1573562 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“PIPE Financing” means the issuance and/or sale of the Company Convertible PIPE Preferred Shares and the Company PIPE Warrants pursuant to PIPE Subscription Agreements;

“PIPE Investors” means the certain investors who are party to the PIPE Subscription Agreements under which each such investor has each agreed to purchase Company Convertible PIPE Preferred Shares and Company PIPE Warrants;

“PIPE Subscription Agreements” means the subscription agreements entered into among the Company, SPAC, and the PIPE Investors, pursuant to which such investors have agreed to purchase units of the Company at a purchase price of US$10.20 per unit, each such unit comprising one (1) Company Convertible PIPE Preferred Share, and one (1) Company PIPE Warrant exercisable for one (1) SPAC Common Share at the price of US$12.00 per share;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company, NewCo and SPAC, such consent not to be unreasonably withheld, conditioned or delayed;

“Redemption Price” with respect to each SPAC Class A Earnout Share, SPAC Class B Earnout Share, and SPAC Class C Earnout Share, shall be equal to US$0.00000000001 per share;

“SPAC” means Spring Valley Acquisition Corp. III, a corporation continued under the BCBCA;

“SPAC Affected Securities” means, collectively, the SPAC Class A Common Shares, the SPAC Class B Common Shares and SPAC Warrants;

“SPAC Affected Securityholders” means, collectively, the SPAC Class B Common Shareholders, the SPAC Warrant Holders and the SPAC Class A Common Shareholders;

“SPAC Class A Common Shareholders” means, at any time, the holders of SPAC Class A Shares, in each case issued and outstanding at such time and “SPAC Class A Shareholder” means any one of them;

“SPAC Class A Common Shares” means Class A Voting Common Shares in the capital of SPAC;

“SPAC Class A Earnout Shares” means the Class A Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Class B Common Shareholders” means, at any time, the holders of SPAC Class B Shares, in each case issued and outstanding at such time and “SPAC Class B Shareholder” means any one of them;

“SPAC Class B Common Shares” means Class B Voting Common Shares in the capital of SPAC;

“SPAC Class B Earnout Shares” means the Class B Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Class C Earnout Shares” means the Class C Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals of the Business Combination Agreement.

“SPAC Common Shares” means, upon closing of the Arrangement, common shares in the capital of SPAC;

“SPAC Consideration” means the SPAC Common Shares to be issued to SPAC Affected Securityholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“SPAC Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of SPAC;

“SPAC Earnout Shares” means collectively the SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares;

“SPAC Exchange Options” has the meaning ascribed thereto in Section 3.1(j)(xxii);

“SPAC Exchange Warrants” has the meaning ascribed thereto in Section 3.1(j)(xxiv);

“SPAC PIPE Warrants” has the meaning ascribed thereto in Section 3.1(j)(xxiii);

“SPAC Replacement Warrant” has the meaning ascribed thereto in Section 3.1(i);

“SPAC Shareholders” means, at any time, the holders of SPAC Shares issued and outstanding at such time and “SPAC Shareholder” means any one of them;

“SPAC Shareholders Meeting” means the special meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Plan of Arrangement;

“SPAC Shares” means, collectively, the SPAC Class A Common Shares (or, upon closing of the Arrangement, the SPAC Common Shares) and the SPAC Class B Common Shares;

“SPAC Transmittal Letter” means the letter of transmittal to be provided by SPAC to the SPAC Affected Securityholders to provide a means for the delivery of any certificates representing SPAC Consideration to the Exchange Agent and for instructions to be given by such SPAC Affected Securityholders to the Exchange Agent for the delivery of the SPAC Consideration;

“SPAC Warrant Agreement” means that certain warrant agreement dated September 3, 2025 by and between SPAC and Continental Stock Transfer & Trust Company;

“SPAC Warrant Conversion” has the meaning ascribed thereto in Section 3.1(i);

“SPAC Warrant Holders” means, at any time, the holders of SPAC Warrants outstanding at such time and “SPAC Warrant Holder” means any one of them;

“SPAC Warrants” means the outstanding warrants to purchase SPAC Class A Ordinary Shares (as defined in the Business Combination Agreement) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50;

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company.

“Sponsor Letter” means the letter agreement made as of January 21, 2026 between SPAC and the Sponsor pursuant to which, among other things, (i) SPAC has agreed to issue to Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares on the Closing Date in consideration for the surrender for cancellation by Sponsor of 1,000,000 Class B Common Shares of SPAC held by Sponsor, and (ii) the Sponsor has agreed to (a) vote all of the SPAC Class B Ordinary Shares held by it in favor of each the transaction proposals, and (b) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 SPAC Class B Common Shares to the investors (and in the amounts) set forth in the Sponsor Letter.

“Tax” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Entity, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:
(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;
(e)	the word “including” means “including, without limiting the generality of the foregoing”;
(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and
(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

Article 2

BUSINESS COMBINATION AGREEMENT

2.1

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 288 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2

This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, SPAC, NewCo, the Company, the Exchange Agent, and any other Person from and after the Arrangement Effective Time.

Article 3

ARRANGEMENT

3.1

Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)

at the Arrangement Effective Time, notwithstanding the terms of the Company Shareholders Agreement, the Company Shareholders Agreement will be terminated and the parties to the Company Shareholders Agreements will cease to have any rights or obligations under the Company Shareholders Agreement;

(b)

at the Arrangement Effective Time, notwithstanding the terms of any side letter, management rights, covenant agreement or similar agreement entered into between the Company and any of the Company Preferred Shareholders on or about the time each such Company Preferred Shareholder purchased Company Preferred Shares or warrants, options, convertible securities or other rights exercisable for, or convertible into, Company Preferred Shares (collectively, the “Investor Letter Agreements”, but excluding, for greater certainty, the Shareholders Agreements), the Investor Letter Agreements will be terminated and the parties to the Investor Letter Agreements will cease to have any rights or obligations under the Investor Letter Agreements;

(c)

at the Arrangement Effective Time, the Company shall amend and restate the Company articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(d)

one minute after the step in Section 3.1(b), subject to Section 6.1, each of the Company Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be deducted and withheld in accordance with Section 5.2), and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares (including for the purposes of any matter concerning the Company Shares or the

Company Shareholders in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Shares as set out in Section 6.1;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of such Company Shares maintained by or on behalf of the Company; and
(iii)

the Company shall be deemed to be the transferee of such Company Shares and shall be entered in the registers of such Company Shares maintained by or on behalf of the Company in respect of the Company Shares.

(e)	one minute after the step in Section 3.1(d):
(i)

each Company Preferred Share held by a Company Preferred Shareholder (other than a Dissenting Shareholder) immediately prior to the Arrangement Effective Time will be converted into and exchanged for one Company Voting Common Share (the “Company Preferred Conversion”);

(ii)

such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(j)); and

(iii)

the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

(f)	one minute after the step in Section 3.1(e):
(i)

each Company SAFE held by a Company SAFE Holder immediately prior to the Arrangement Effective Time will be converted into and exchanged into that number of Company Voting Common Shares equal to the “Purchase Amount” of such SAFE divided by:

(A)	the quotient obtained by dividing (a) $600,000,000 by (b) the aggregate number of Company Fully Diluted Shares; multiplied by
(B)	75%

(the “Company SAFE Conversion”);

(ii)	such Company SAFE Holder will cease to have any rights as the registered holder of Company SAFEs (other than the right to receive the consideration contemplated by Section 3.1(j); and
(iii)

the name of such Company SAFE Holder will be removed as the registered holder of such Company SAFE from the applicable SAFE register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company SAFEs will be cancelled;

(g)	one minute after the steps in Section 3.1(f):
(i)	the PIPE Financing will close in accordance with the terms of the PIPE Subscription Agreements;
(ii)

in connection therewith the Company shall issue to each PIPE Investor that number of Company Convertible PIPE Preferred Shares and Company PIPE Warrants specified in such PIPE Investor’s PIPE Subscription Agreement;

(iii)

in connection therewith and in accordance with the Sponsor Letter, Sponsor will surrender for cancellation 1,000,000 SPAC Class B Common Shares held by Sponsor in consideration for the right to receive the consideration contemplated by Section 3.1(k), and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(k)), the name of Sponsor will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and such SPAC Class B Common Shares will be cancelled; and

(iv)

in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 1,250,000 SPAC Class B Common Shares to the investors (in the amounts) set forth in the Sponsor Letter, and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares, the name of Sponsor will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and the names of such investors will be added as the registered holders of such SPAC Class B Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC Company;

(h)	one minute after the steps in Section 3.1(g):
(i)

each SPAC Class B Common Share held by a SPAC Class B Common Shareholder immediately prior to this step will be converted into and exchanged for one SPAC Class A Common Share (the “SPAC Class B Conversion”);

(ii)

such SPAC Class B Common Shareholder will cease to have any rights as the registered holder of SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(j); and

(iii)

the name of such SPAC Class B Common Shareholder will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC and added as a registered holder of SPAC Class A Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC Company, and such SPAC Class B Common Shares will be cancelled;

(i)

one minute after the steps in Section 3.1(h), each SPAC Warrant held by a SPAC Warrant Holder outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant (a “SPAC Replacement Warrant”) to acquire a number of: (i) prior to the Amalgamation Effective Time, SPAC Class A Common Shares (rounded down to the nearest whole share), or (ii) after the Amalgamation Effective Time, SPAC Common Shares (rounded down to the nearest whole share) in both cases equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, each SPAC Replacement Warrant at a per share exercise price (rounded up to the nearest cent) equal to the per share exercise price for the SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant (the “SPAC Warrant Conversion”);

(j)

one minute after the steps in Section 3.1(i), the Company and NewCo shall amalgamate to continue as one corporate entity (as so amalgamated, the “Amalgamated Company”) with the same effect as if they were amalgamated under section 269 of the BCBCA (the “Amalgamation”), except that the legal existence of Newco will not cease and Newco will survive as more fully described in this Section 3.1(j), but provided that, without limiting the foregoing, the separate legal existence of the Company will cease without the Company being liquidated or wound up, and the Company and NewCo will continue as one corporation, the Amalgamated Company (which will continue the legal existence of Newco), and the property of the Company will become the property of the Amalgamated Company, and on the amalgamation of the Company and NewCo pursuant to this Section 3.1(j):

(i)	the Amalgamated Company shall become capable immediately of exercising the functions of an incorporated company;
(ii)	the name of the Amalgamated Company shall be “General Fusion Group Inc.”, as shall be set out in the notice of articles of the Amalgamated Company;
(iii)	the shareholder(s) of the Amalgamated Company shall have the powers and the liability provided in the BCBCA;

(iv)

all of the property, rights and interests of each of the Company and NewCo immediately before the Amalgamation shall become property, rights and interests of the Amalgamated Company by virtue of the Amalgamation, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of the Company or NewCo to the Company;

(v)

all of the liabilities of each of the Company and NewCo immediately before the Amalgamation shall become liabilities of the Amalgamated Company by virtue of the Amalgamation and the Amalgamated Company shall continue to be liable for the obligations of each of the Company and NewCo;

(vi)

any legal proceedings being prosecuted or pending by or against the Company or NewCo are unaffected by the Amalgamation and every such legal proceeding may be prosecuted, or their prosecution may be continued, as the case may be, by or against the Amalgamated Company;

(vii)	any existing cause of action, claim or liability to prosecution against either the Company or NewCo shall be unaffected;
(viii)	a conviction against, or a ruling, order or judgment in favour of or against, either the Company or NewCo may be enforced by or against the Amalgamated Company;
(ix)

the initial directors of the Amalgamated Company shall be [•] with a prescribed address of 2900 – 550 Burrard St., Vancouver, BC V6C 0A3, Canada set out in the notice of articles of the Amalgamated Company

(x)

the notice of articles and articles of the Amalgamated Company shall be the notice of articles and articles of the Company immediately prior to the Amalgamation other than to reflect 3.1(j)(i) and 3.1(j)(ix), and the registered and records office of the Amalgamated Company shall be the registered and records office of the Company immediately prior to the Amalgamation;

(xi)	the articles of SPAC shall be replaced with the SPAC Closing Articles;
(xii)

each SPAC Class A Common Share outstanding immediately prior to the Arrangement Effective Time (including SPAC Class A Common Shares issued pursuant to Section 3.1(h)(i)) shall be exchanged for one fully paid and non-assessable SPAC Common Share;

(xiii)

each NewCo Share outstanding shall be cancelled and the name of the holder of such NewCo Shares, being SPAC, shall be removed from the register of holders of NewCo Shares, and in exchange therefor, each such holder shall receive, and the Amalgamated Company shall issue, for each NewCo Share, one fully paid and non-assessable Amalgamated Company Share and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such NewCo Share in accordance herewith;

(xiv)

each Company Share outstanding (other than such Company Shares as are held by Dissenting Shareholders and transferred to the Company in accordance with Section 3.1(d)) shall be cancelled and the name of the holder(s) of such Company Shares shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and SPAC shall issue:

(A)

for each Company Share that is not a Company Non-Voting Common Share or a Company Convertible PIPE Preferred Share, that number of fully paid and non-assessable SPAC Common Shares equal to one times the Exchange Ratio for SPAC Common Shares ;

(B)

for each Company Share that is not a Company Non-Voting Common Share or a Company Convertible PIPE Preferred Share, that number of fully paid and non-assessable SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to one times the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	for each Company Non-Voting Common Share, one fully paid and non-assessable SPAC Common Share and
(D)	for each Company Convertible PIPE Preferred Shares, one fully paid and non-assessable SPAC Convertible PIPE Preferred Share

(such SPAC Common Shares, SPAC Earnout Share and the SPAC Convertible PIPE Preferred Shares, collectively the “Consideration Shares”) (and, for greater certainty, the holder thereof shall receive no consideration on the Amalgamation other than such Consideration Shares), subject to Article 5 hereof, and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Company Share in accordance herewith;

(xv)

in consideration of the issuance by SPAC of the SPAC Common Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Common Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xvi)

the amount added to the capital of SPAC for the SPAC Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Common Shares (other than the Company Common Shares held by Dissenting Shareholders) immediately prior to the Amalgamation, less the aggregate Redemption Price of the SPAC Earnout Shares comprising the Consideration Shares;

(xvii)

in consideration of the issuance by SPAC of the SPAC Earnout Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Earnout Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xviii)	the amount added to the capital of SPAC for each class of the SPAC Earnout Shares shall be the aggregate Redemption Price of the SPAC Earnout Shares of such class;
(xix)

in consideration of the issuance by SPAC of the SPAC Convertible PIPE Preferred Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Convertible PIPE Preferred Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xx)

the amount added to the capital of SPAC for the SPAC Convertible PIPE Preferred Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Convertible PIPE Preferred Shares immediately prior to the Amalgamation;

(xxi)

the amount added to the capital of the Amalgamated Company for the Amalgamated Company Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares (other than the Company Shares held by Dissenting Shareholders) immediately prior to the Amalgamation;

(xxii)	each Company Warrant (other than a Company PIPE Warrant) outstanding immediately prior to the Arrangement Effective Time shall be exchanged for, collectively:
(A)

a warrant to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)

a warrant to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)

a warrant to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)

a warrant to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to:

(E)

in the case of a SPAC Exchange Warrant to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Common Shares subject to the applicable Company Warrant, divided by (y) the Exchange Ratio for SPAC Common Shares; and

(F)	in the case of a SPAC Exchange Warrant to acquire a class of SPAC Earnout Shares, $0.01,

in each case, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price to the nearest whole cent;

(xxiii)

each Company PIPE Warrant outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest cent) equal to US$12.00 (each, as “SPAC PIPE Warrant”);

(xxiv)	each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of the Company Plan) will be exchanged for, collectively:
(A)

an option issued by SPAC to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)

an option issued by SPAC, to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)

an option issued by SPAC, to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)

an option issued by SPAC, to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to:

(E)

in the case of a SPAC Exchange Option to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Voting Common Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio for SPAC Common Shares; and

(F)	in the case of a SPAC Exchange Option to acquire a class of SPAC Earnout Shares, $0.01,

in each case, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for SPAC Exchange Options described in this Section 3.1(j)(xxiv). Notwithstanding this Section 3.1(j)(xxiv), if it is determined in good faith that the excess of the aggregate fair market value of the SPAC Common Shares and SPAC Earnout Shares subject to a SPAC Exchange Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the SPAC Exchange Option (such excess referred to herein as the “In the Money Amount” of the SPAC Exchange Option) would otherwise exceed the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the SPAC Exchange Options were issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise prices under the SPAC Exchange Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the SPAC Exchange Options do not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and (except as specifically provided above), following such time, each SPAC Exchange Option will, mutatis mutandis, continue to be governed by the terms of the Company Plan, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option, subject to the policies of any applicable stock exchange;

(k)

one minute after the steps in Section 3.1(j), in consideration for the surrender of 1,000,000 SPAC Class B Common Shares held by Sponsor as contemplated by Section 3.1(g), SPAC shall issue to the Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares in accordance with the terms of the Sponsor Letter, and the name of Sponsor will be added as the registered holder of such SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC; and

(l)

one minute after the steps in Section 3.1(k), SPAC, the Sponsor and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation, shall be deemed to be parties to the Lock-Up Agreement as if they had executed such agreement.

The transactions provided for in this Section 3.1 will be deemed to occur on the Closing Date notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Voting Common Shares, Company Convertible PIPE Preferred Shares, SPAC Convertible PIPE Preferred Shares, SPAC Class A Common Shares, SPAC Common Shares (including those issuable upon conversion of SPAC Convertible PIPE Preferred Shares and exercise of SPAC Exchange Warrants and SPAC PIPE Warrants) and SPAC Earnout Shares shall be issued as fully paid and non- assessable.

Article 4

CERTIFICATES AND PAYMENT

4.1

On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders and the SAFE Holders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders and SAFE Holders, pursuant to Sections 3.1(e) and 3.1(f), respectively.

4.2

On or prior to the Business Day preceding the Arrangement Effective Time, SPAC will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders pursuant to Section 3.1(j)(xiv), the SPAC Affected Securityholders entitled to receive SPAC Class A Common Shares and SPAC Replacement Warrants pursuant to Sections 3.1(h) and 3.1(i), and the SPAC Affected Securityholders entitled to receive SPAC Common Shares pursuant to Section 3.1(j)(xii), certificates representing, or evidence in book-entry form of, the Company Shareholder Allocation and the SPAC Consideration.

4.3

Following the deposit with the Exchange Agent of the certificates or other evidence specified in Sections 4.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders and to SAFE Holders pursuant to Section 3.1(e) and 3.1(f), respectively, and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Allocation to which they are entitled in accordance with this Plan of Arrangement.

4.4

Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, SPAC will be fully and completely discharged from its obligation to pay: (a) the Company Shareholder Allocation to the Company Shareholders, and (b) the SPAC Consideration to the SPAC Affected Securityholders and the rights of such holders will be limited to receiving, from the Exchange Agent, the SPAC Common Shares to which they are entitled in accordance with this Plan of Arrangement.

4.5

Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Exchange Agent, the Amalgamated Company or SPAC reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, the Amalgamated Company or SPAC reasonably require.

4.6

Until such time as a SPAC Affected Securityholder deposits with the Exchange Agent a duly completed SPAC Transmittal Letter, documents, certificates and instruments contemplated by the SPAC Transmittal Letter and such other documents and instruments as the Exchange Agent or SPAC reasonably require, the payment or delivery to which such SPAC Affected Securityholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such SPAC Affected Securityholder, as applicable, for delivery to such SPAC Affected Securityholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the SPAC Transmittal Letter, documents, certificates and instruments contemplated by the SPAC Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent or SPAC reasonably require.

4.7

Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Amalgamated Company or SPAC may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the SPAC Common Shares that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.8

Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more SPAC Affected Securities, a duly completed and executed SPAC Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, SPAC may reasonably require, the holder of such surrendered certificate, or the deliverer of such SPAC Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the SPAC Common Shares that such SPAC Affected Securityholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.9

If any former Company Shareholder or SPAC Affected Securityholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or SPAC Affected Securityholder, as applicable, to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, (i) any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to SPAC or its successors for no consideration, and (ii) any certificate representing such Company Shares, SPAC Shares or SPAC Warrants formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to SPAC and will be cancelled. None of the Company, SPAC or NewCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, SPAC or NewCo or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.10

After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Shares or one or more SPAC Affected Securities will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the SPAC Common Shares that such Company Shareholder or SPAC Affected Securityholder, as applicable, is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.2.

4.11

If any certificate or other evidence of securities that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or SPAC Affected Securities that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Company Common Shares or SPAC Common Shares, as applicable, that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or SPAC Transmittal Letter, subject to Section 4.12.

4.12

When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to SPAC and the Exchange Agent in such sum as SPAC and the Exchange Agent may direct or otherwise indemnify the Amalgamated Company, SPAC and the Exchange Agent in a manner satisfactory to the Amalgamated Company, SPAC, and the Exchange Agent against any claim that may be made against the Amalgamated Company, SPAC, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.13

In no event will any Person be entitled to a fractional SPAC Common Share or Company Common Shares. Where the aggregate number of SPAC Common Shares or Company Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a SPAC Common Share or Company Common Share being issuable, the number of SPAC Common Shares or Company Common Shares to be received by such Person will be rounded down to the nearest whole SPAC Common Share or Company Common Share, and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

Article 5

EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

5.1

From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, SPAC, NewCo, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2

Notwithstanding anything in this Plan of Arrangement to the contrary, the Amalgamated Company, SPAC and the Exchange Agent will each be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement or the Business Combination Agreement such Taxes and other amounts as are required to be deducted and withheld therefrom under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid or delivered to the Person in respect of which such deduction and withholding was made.

Article 6

DISSENT RIGHTS

6.1

Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, provided that registered Company Shareholders who exercise such Dissent Rights and who:

(a)

are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(d)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.2) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares, and they shall be deemed to have transferred their Company Shares to the Company for cancellation at the time indicated in Section 3.1(d), notwithstanding the provisions of Division 2 of Part 8 of the BCBCA; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Sections 3.1(e) and 3.1(j) and shall be recognized as Company Shareholders prior to the completion of the transactions in Sections 3.1(e) and 3.1(j), as applicable, (subject to any amounts withheld pursuant to Section 5.2) and otherwise under the Arrangement that such Company Shareholder would have received pursuant to the Arrangement if such Company Shareholder had not exercised Dissent Rights; provided, however, that in no case shall the Amalgamated Company, NewCo, the Company, SPAC, the Exchange Agent or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time indicated in Section 3.1(d) and as of the Effective Time, the names of each Company Shareholders that have exercised their Dissent Rights shall be removed from the register of holders of Company Shares maintained by or on behalf of Company in respect of the Company Shares. The Company may assign to SPAC, and SPAC may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For clarity: (i) no beneficial holder of Company Shares shall be entitled to Dissent Rights in respect of such Company Shares in respect of the Arrangement; (ii) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (iii) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; (iv) no holder of Company SAFEs shall be entitled to Dissent Rights in respect of any such Company SAFEs and (v) in addition to any other restrictions in Division 2 of Part 8 of the BCBCA, no person who has voted Company Shares, or instructed any proxyholder to vote such person’s Company Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 7

AMENDMENTS

7.1

The Company, NewCo and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, NewCo and SPAC, each acting reasonably, (iii) be filed with the Court and, if made following the approval of the Company Arrangement Resolution, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, NewCo or SPAC at any time prior to the approval of the Company Arrangement Resolution (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the SPAC Shareholders Meeting or Company Securityholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the approval of the Company Arrangement Resolution will be effective only if (i) it is consented to in writing by each of the Company, NewCo and SPAC (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date by SPAC, provided that it concerns a matter which, in the reasonable opinion of SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8

FURTHER ASSURANCES

8.1

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Article 9

U.S. TAX LAW MATTERS

9.1

For U.S. federal and applicable state and local income tax purposes, it is intended that (i) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (ii) the Company Preferred Share Conversion, the Company SAFE Conversion and the Amalgamation qualify as a “reorganization” withing the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iii) this Plan of Arrangement, together with the Business Combination Agreement of which it forms a part, be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (iv) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)).

SCHEDULE A

Company A&R Articles

Corporation Number:	BC1393143

Translation of Name (if any)

Effective as of	[•], 2026

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

OF

General Fusion Inc.

Fasken Martineau DuMoulin LLP

Barristers & Solicitors

Canada

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

of

General Fusion Inc.

(the “Company”)

Corporation Number: BC1393143

Translation of Name (if any)

Part 1

INTERPRETATION

1.1Definitions. Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Articles 11.8 or 11.12;

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder;

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity; and

“seal” means the seal of the Company, if any.

“shareholder” means a shareholder of the Company.

“shares” means shares in the capital of the Company.

“Shareholders’ Agreement” means the seventh amended and restated shareholders’ agreement among the Company and certain of the shareholders of the Company, as the same may be amended or replaced from time to time.

1.2Business Corporations Act Definitions Apply. The definitions in the Business Corporations Act apply to these Articles.

1.3Interpretation Act Applies. The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

1.4Conflict in Definitions. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5Conflict Between Articles and Legislation. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

Part 2

SHARES AND SHARE CERTIFICATES

2.1Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3Right to Share Certificate or Acknowledgement. Each shareholder is entitled, without charge, to:

(a)	one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or
(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4Sending of Share Certificate. Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholders’ registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5Replacement of Worn Out or Defaced Certificate. If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)	order the certificate to be cancelled; and
(b)	issue a replacement share certificate.

2.6Replacement of Lost, Stolen or Destroyed Certificate. If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)	proof satisfactory to them that the certificate is lost, stolen or destroyed; and
(b)	any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these

Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Part 3

ISSUE OF SHARES

3.1Directors Authorized to Issue Shares. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2Commissions and Discounts. The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3Brokerage. The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:
(i)	past services performed for the Company;
(ii)	property; or
(iii)	money; and
(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5Warrants, Options and Rights. Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6Fractional Shares. A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

Part 4

SHARE REGISTERS

4.1Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.

4.2Branch Registers. In addition to the central securities register, the Company may maintain branch securities registers.

4.3Appointment of Agents. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4Closing Register. The Company must not at any time close its central securities register.

Part 5

SHARE TRANSFERS

5.1Recording or Registering Transfer. Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;
(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and
(c)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4Signing of Instrument of Transfer. If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or
(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6Transfer Fee. There must be paid to the Company, in relation to the registration of any transfer, the amount determined by the directors.

Part 6

TRANSMISSION OF SHARES

6.1Legal Personal Representative Recognized on Death. In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

Part 7

PURCHASE OF SHARES

7.1Company Authorized to Purchase Shares. Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or
(b)	making the payment or providing the consideration would render the Company insolvent.

7.3Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;
(b)	must not pay a dividend in respect of the share; and
(c)	must not make any other distribution in respect of the share.

Part 8

BORROWING POWERS

8.1Powers of Directors.Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company, if authorized by the directors, may from time to time:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;
(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;
(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
(d)	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2Terms of Debt Instruments. Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3Delegation by Directors. For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

Part 9

ALTERATIONS

9.1Alteration of Authorized Share Structure. Subject to Article 9.2, the Business Corporations Act and the special rights and restrictions attached to any class or series of shares, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;
(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;
(d)	if the Company is authorized to issue shares of a class of shares with par value:
(i)	decrease the par value of those shares; or
(ii)	if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;
(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
(f)	alter the identifying name of any of its shares; or
(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2Special Rights and Restrictions. Subject to the Business Corporations Act and the special rights and restrictions attached to any class or series of shares. the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3Change of Name. The Company may by directors’ resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4Alterations to Articles.Subject to the special rights and restrictions attached to any class or series of shares, if the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

9.5Alterations to Notice of Articles. Subject to the special rights and restrictions attached to any class or series of shares, if the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter its Notice of Articles.

9.6Other Shareholder Actions. Unless the Business Corporations Act or these Articles otherwise provide, any other action to be taken by a resolution of the shareholders may be taken by an ordinary resolution.

Part 10

MEETINGS OF SHAREHOLDERS

10.1Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2Resolution Instead of Annual General Meeting. If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3Calling of Shareholder Meetings. The directors may, whenever they think fit, call a meeting of shareholders.

10.4Location of Shareholder Meetings. The directors may, by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders.

10.5Notice for Meetings of Shareholders. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

If the meeting is an electronic meeting, the notice must also contain instructions for attending and participating in the meeting by telephone or other communications medium, including, if applicable, instructions for voting at the meeting.

10.6Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and
(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply with the necessary changes and so far as they are applicable to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.11Notice of Dissent Rights. The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;
(b)	otherwise, 10 days.

Part 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;
(b)	at an annual general meeting, all business is special business except for the following:
(i)	business relating to the conduct of, or voting at, the meeting;
(ii)	consideration of any financial statements of the Company presented to the meeting;
(iii)	consideration of any reports of the directors or auditor;
(iv)	the setting or changing of the number of directors;
(v)	the election or appointment of directors;
(vi)	the appointment of an auditor;
(vii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and
(viii)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2Special Majority. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and
(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5Meetings by Telephone or Other Communications Medium. A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

11.8Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and
(b)

in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9Lack of Quorum at Succeeding Meeting. If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; and
(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.11Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14Decisions by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16Motion Need Not Be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands (or its functional equivalent) or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18Manner of Taking a Poll. Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:
(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and
(ii)	in the manner, at the time and at the place that the chair of the meeting directs;
(b)	the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and
(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.19Demand for a Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22Demand for Poll. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23Demand for a Poll Not to Prevent Continuation of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24Retention of Ballots and Proxies. The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25Electronic Voting.

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities, so long as the directors provide reasonable notice to shareholders of the means through which voting will take place and so long as the telephonic, electronic or other communications facilities are accessible to all shareholders.

Part 12

VOTES OF SHAREHOLDERS

12.1Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and
(b)	on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands (or its functional equivalent) or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3Votes by Joint Shareholders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or
(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5Representative of a Corporate Shareholder. If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:
(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt or proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and
(b)	if a representative is appointed under this Article 12.5:
(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6Proxy Provisions Do Not Apply to All Companies. If and for so long as the Company is a public company, Articles 12.7 to 12.15 apply to the Company only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7Appointment of Proxy Holder. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	that person is a director or officer of the Company;
(b)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;
(c)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;
(d)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(e)	the Company is a public company.

12.10Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(b)	by the chair of the meeting, before the vote is taken.

12.12Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________

Signature of shareholder

________________________

Name of shareholder—printed

12.13Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(b)	provided, at the meeting, to the chair of the meeting.

12.14Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or
(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Part 13

DIRECTORS

13.1Number of Directors. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	if the Company is a public company, the greater of three and the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and
(ii)	the number of directors set under Article 14.4;
(b)	if the Company is not a public company, the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and
(ii)	the number of directors set under Article 14.4.

13.2Change in Number of Directors. If the number of directors is set under Articles 13.1(a)(i) or 13.1(b)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and
(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4Qualifications of Directors. A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.7Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Part 14

ELECTION AND REMOVAL OF DIRECTORS

14.1Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act; or
(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3Failure to Elect or Appoint Directors. If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and
(d)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5Directors May Fill Casual Vacancies.Subject to the terms and conditions of any shareholder, voting or similar agreement(s) among the Company and its shareholders, any casual vacancy occurring in the board of directors may be filled by the directors.

14.6Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7Shareholders May Fill Vacancies. Subject to the terms and conditions of any shareholder, voting or similar agreement(s) among the Company and its shareholders, if the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or
(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;
(b)	the director dies;
(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or
(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10Removal of Director by Shareholders. The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11Removal of Director by Directors. The board may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the board may appoint a director to fill the resulting vacancy.

Part 15

POWERS AND DUTIES OF DIRECTORS

15.1Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2Appointment of Attorney of Company. The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business

Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 17

PROCEEDINGS OF DIRECTORS

17.1Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

17.2Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3Chair of Meetings. Meetings of directors are to be chaired by:

(a)	the chair of the board, if any;
(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or
(c)	any other director chosen by the directors if:
(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;
(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or
(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5Calling of Meetings. A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

17.6Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or
(b)	the director has waived notice of the meeting.

17.8Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

17.9Waiver of Notice of Meetings. Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10Quorum. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors.

17.11Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 18

EXECUTIVE AND OTHER COMMITTEES

18.1Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;
(b)	the power to remove a director;
(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and
(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2Appointment and Powers of Other Committees. The directors may, by resolution,

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;
(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:
(i)	the power to fill vacancies in the board of directors;
(ii)	the power to remove a director;
(iii)	the power to change the membership of, or fill vacancies in, any committee of the board, and
(iv)	the power to appoint or remove officers appointed by the board; and
(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

18.3Obligations of Committee. Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers as the directors may require.

18.4Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;
(b)	terminate the appointment of, or change the membership of, a committee; and
(c)	fill vacancies on a committee.

18.5Committee Meetings. Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;
(b)

the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of a directors’ committee constitutes a quorum of the committee; and
(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

Part 19

OFFICERS

19.1Appointment of Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

19.2Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;
(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and
(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

19.4Remuneration. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

Part 20

INDEMNIFICATION

20.1Definitions. In this Part 20:

(a)	“eligible party” means an individual who:
(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of a corporation at a time when the corporation is or was an affiliate of the Company, or
(iii)

at the request of the Company, is or was a director or officer, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
(c)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company or an affiliate of the Company:

(i)	is or may be joined as a party; or
(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and
(d)	“expenses” has the meaning set out in the Business Corporations Act.

20.2Mandatory Indemnification of Eligible Parties. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4Non-Compliance with Business Corporations Act. The failure of an eligible party to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;
(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;
(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;
(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Part 21

DIVIDENDS

21.1Payment of Dividends Subject to Special Rights. The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2Declaration of Dividends. Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;
(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

21.8Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10Dividend Bears No Interest. No dividend bears interest against the Company.

21.11Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12Payment of Dividends. Any dividend or other distribution payable in respect of shares will be paid by cheque or by electronic means as the directors may determine or by such other method as the Company and the shareholder mutually agree upon in writing. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Where a cheque payment is determined by the directors or agreed to by the Company and a shareholder, cheques will be sent to the registered address of the shareholder unless the shareholder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a different method determined by mutual agreement of the Company and the shareholder in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

21.14Unclaimed Dividends.

Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable in accordance with the terms and processes outlined in these Articles, shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law

Part 22

DOCUMENTS, RECORDS AND REPORTS

22.1Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

22.2Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3Remuneration of Auditors. The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

Part 23

NOTICES

23.1Method of Giving Notice. Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	by mail addressed to the person at the applicable address for that person as follows:
(i)	for a record mailed to a shareholder, the shareholder’s registered address;
(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;
(b)	by delivery at the applicable address for that person as follows, addressed to the person:
(i)	for a record delivered to a shareholder, the shareholder’s registered address;
(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;
(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;
(d)	sending the record, or a reference providing the intended recipient with immediate access to the record, as follows:
(i)	by email to the email address provided by the intended recipient; or
(ii)	by other means of electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e)

sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)	by physical delivery to the intended recipient.

23.2Deemed Receipt. A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof.

23.3Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5Notice to Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:
(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and
(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or
(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Part 24

SEAL

24.1Who May Attest Seal. Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)	any two directors;
(b)	any officer, together with any director;
(c)	if the Company only has one director, that director; or
(d)	any one or more directors or officers or persons as may be determined by resolution of the directors.

24.2Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

Part 25

PROHIBITIONS

25.1Definitions. In this Part 25:

(a)	“designated security” means:
(i)	a voting security of the Company;
(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);
(b)	“security” has the meaning assigned in the Securities Act (British Columbia);
(c)	“voting security” means a security of the Company that:
(i)	is not a debt security, and
(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2Application. Article 25.3 does not apply to the Company if and for so long as it is a public company.

25.3Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Part 26

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO ALL SHARES

Subject to the requirements of the Business Corporations Act, in addition to the special rights and restrictions set out elsewhere in these Articles, the shares in the capital of the Company shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 26.

26.1Definitions. For purposes of this Part 26:

(a)

“Preferred Majority” means the holders of at least a majority of the outstanding Preferred Shares (as defined in Part 28), assuming for such purpose the conversion or exercise into Preferred Shares of all outstanding SIF Preferred Warrants, voting together as a single class;

(b)

“Sale of the Company” means (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Share Sale”); or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined Section 28.4(c); and

(c)

“SIF Preferred Warrants” means the share purchase warrants issued by the Company to His Majesty the King in Right of Canada in connection with one or more Strategic Innovation Fund Contribution Agreements entitling the holder to purchase Class B Preferred shares in the capital of the Company.

26.2Drag-Along Right.

If (i) the Preferred Majority (as defined in Part 28) (the “Selling Shareholders”), and (ii) the Board of Directors; approve a Sale of the Company in writing, specifying that this Section 26.2 shall apply to such transaction, then each shareholder and the Company hereby agrees, in each case subject to Section 26.3 below:

(a)

if such transaction requires shareholder approval, with respect to all shares that such shareholder owns or over which such shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)

if such transaction is a Share Sale, to sell the same proportion of share capital of the Company beneficially held by such shareholder as is being sold by the Selling Shareholders to the Person to whom the Selling Shareholders propose to sell their shares on the same terms and conditions as the Selling Shareholders;

(c)

to execute and deliver, in order to effect the Sale of the Company, the following documents, instruments and certificates as shall reasonably be requested by the Company or the Selling Shareholders: instruments of conveyance and transfer, and any purchase agreement, amalgamation agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents (provided that any governmental filing identifying a shareholder or which includes a shareholder’s personal, proprietary or confidential information shall require the prior written consent of such shareholders, not to be unreasonably withheld);

(d)

not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Company owned by such party or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)	to refrain from exercising any dissent rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and
(f)

if the Selling Shareholders, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such shareholder’s proportionate portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or any other shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

26.3Exceptions.

Notwithstanding the foregoing, a shareholder will not be required to comply with Section 26.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)

any representations and warranties to be made by such shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares and residency of the shareholders for tax purposes, including, but not limited to, representations and warranties that (i) the shareholder holds all right, title and interest in and to the shares such shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the shareholder have been duly executed by the shareholder and are enforceable against the shareholder in accordance with their respective terms (subject to customary exceptions); and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)

the shareholder is not required to agree (unless such shareholder is an officer or employee of the Company) to any restrictive covenant in connection with the Proposed Sale (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale);

(c)

subject to the limitations in paragraph (e) below, the shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (and then only to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company);

(d)

subject to the limitations in paragraph (e) below, the liability for indemnification, if any, of such shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its shareholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company), and subject to the provisions of the Articles related to the allocation of the escrow, is proportionate to, and does not exceed, the amount of consideration paid to such shareholder in connection with such Proposed Sale;

(e)

liability shall be limited to such shareholder's applicable share (determined based on the respective proceeds payable to each shareholder in connection with such Proposed Sale in accordance with the provisions of the Articles) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that in no event exceeds the amount of consideration otherwise payable to such shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such shareholder, the liability for which need not be limited as to such shareholder;

(f)

upon the consummation of the Proposed Sale (i) each holder of a class or series of Preferred Shares will receive the same amount of consideration per share of such class or series of Preferred Shares as is received by other holders in respect of their shares of such same class or series, (ii) each holder of Common Shares will receive the same amount of consideration per Common Share as is received by other holders in respect of their Common Shares, and (iii) unless the holders of a two thirds of the issued and outstanding shares of a series of Preferred Shares elect to receive a lesser amount in respect of such series of Preferred Shares by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Shares and Common Shares shall be allocated among the holders of Preferred Shares and Common Shares on the basis of the relative liquidation preferences to which the holders of each respective class or series of Preferred Shares and the holders of the Common Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event); and

(g)

subject to Section 26.3(f) above, requiring the same form of consideration to be available to the holders of any single class or series of shares, if any holders of any shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such shares will be given the same option; provided, however, that nothing in this Section 26.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders.

26.4Lock-Up.

(a)

Agreement to Lock-Up. Each shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred twenty (120) days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares held by such shareholder immediately prior to the effectiveness of the registration statement for the IPO; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Company or other securities, in cash or otherwise. The foregoing provisions of this Section 26.4(a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 26.4(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 26.4(a) or that are necessary to give further effect thereto.

(b)

Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of each shareholder (and transferees and assignees thereof) until the end of such restricted period.

(c)

Escrow of Shares. In connection with the any IPO, each shareholder will comply with any regulatory requirements to place shares of the Company owned by the shareholder in escrow on completion of the IPO. If the escrow requirements are subject to negotiation with the regulatory authorities, prior to the imposition of any such escrow requirements, the Company will afford the shareholder a reasonable opportunity to make submissions orally and in writing to the regulatory authorities who propose to impose such escrow requirements.

26.5Additional Voting Requirements.

(a)

Votes Regarding Shareholder Actions. Subject to any separate approval required under these Articles (including Section 26.2 and Section 28.5(b)), if: (a) (i) in the case of any action that would require a “special resolution” (as defined in the Business Corporations Act) to be approved by the shareholders or would entitle any shareholders to vote as a separate class or series as required pursuant to the Act, or (ii) in the case of a “unanimous resolution” consenting to the business required to be transacted at that annual general meeting or waiving the appointment of an auditor pursuant to the Business Corporations Act, or any other action that would require an “ordinary resolution” (as defined in the Business Corporations Act) to be approved by the shareholders, the Preferred Majority, in any such case, agree by written consent to approve such action (each action, a “Shareholder Action”); and (b) such Shareholder Action has also been approved by the board of directors, then all shareholders shall: (i) vote all of their respective shares in favor of such Shareholder Action; (ii) waive any dissent, appraisal or similar rights to which they may be entitled with respect to such Shareholder Action (or the underlying action or transaction to which such Shareholder Action pertains) to the extent permitted by law; and (iii) execute and deliver all resolutions, consents and other instruments in favor of such Shareholder Action.

(b)

Votes Regarding Shareholder Actions. Without limiting Section 26.5(a), if (i) the special rights and restrictions attached to shares are to be amended in connection with a future bona fide equity financing of the Company (a “Share Terms Amendment”), (ii) such Share Terms Amendment (or the underlying action or transaction to which such Share Terms Amendment pertains) would entitle any shareholder to dissent, appraisal or similar rights pursuant to applicable law, these Articles and any shareholder agreement of the Company then in force, and (iii) such Share Terms Amendment is approved by the Preferred Majority, then no shareholder shall exercise any such dissent, appraisal or similar rights to which such shareholder may be entitled with respect to such Share Terms Amendment (or the underlying action or transaction to which such Share Terms Amendment pertains).

26.6Irrevocable Proxy and Power of Attorney. Each shareholder hereby constitutes and appoints as the proxy and agent of such shareholder and hereby grants a power of attorney to the Chief Executive Officer of the Company (or if no person is appointed, the senior most officer of the Company) (the “Voting Agent”), with full power of substitution, with respect to the matters set forth in this Part 26, including, without limitation, votes regarding any Shareholder Action pursuant to Section 26.5 and votes regarding any Sale of the Company pursuant to Section 26.2, and hereby authorizes the Voting Agent to represent and vote (including executing any written resolution), if and only if such shareholder (i) fails to vote (whether by proxy, in person or by written resolution) (it being understood that failing to sign a written resolution will constitute a failure to vote if such shareholder fails to sign the written resolution (A) with respect to BDC Capital Inc. (“BDC”) and Canadian Nuclear Laboratories Ltd. (“CNL”), within five (5) business days of being requested, or (B) with respect to any other shareholder, within 72 hours of being requested), or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 26.5 or Section 26.2, all of such shareholder’s shares in favor of the approval of any Shareholder Action pursuant to Section 26.5 or Sale of the Company pursuant to and in accordance with Section 26.2, or to take any action reasonably necessary to give effect thereto. The power of attorney granted hereunder shall authorize the Voting Agent to execute and deliver the documentation referred to in 26.2(c) (the “Transaction Agreements”) on behalf of any shareholder failing to do so within five (5) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 26.6 is given in consideration of the agreements and covenants of the Company and the shareholders in connection with the transactions contemplated by these Articles, any agreement pursuant to which a shareholder has acquired shares of the Company, and the Shareholders’ Agreement, and, as such, each is coupled with an interest and shall be irrevocable unless and until such proxy and power of attorney is deleted from these Articles. Each shareholder hereby revokes any and all previous proxies or powers of attorney (other than pursuant to the Shareholders’ Agreement) with respect to the shares held by such shareholder, or over which such Shareholder has voting control, and shall not hereafter purport to grant any other proxy or power of attorney with respect to any of such shares, deposit any of such shares into a voting trust or enter into any agreement, arrangement or understanding with any person (other than the Shareholders’ Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such shares, in each case, with respect to any of the matters set forth herein. The power of attorney granted in this Section 26.6 is not intended to be an enduring power of attorney within the meaning of and governed by the Power of Attorney Act (British Columbia), or any similar power of attorney under equivalent legislation in any other jurisdiction. This Section 26.6 shall apply to BDC and CNL only with respect to votes and actions regarding any Sale of the Company pursuant to Section 26.2.

Part 27

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE cOMMON SHARES

27.1Common Shares.

The special rights and restrictions attaching to the Class A Voting Common Shares and Class B Non-Voting Common Shares (the “Common Shares”) are as set out in this Part 27.

(a)

General. The voting, dividend and liquidation rights of the holders of Common Shares are subject to and qualified by the rights, powers and preferences of the holders of Preferred Shares (as defined in Part 28).

(b)

Voting Rights. The holders of Class A Voting Common Shares shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Company, subject in all cases to the rights of the Preferred Shares. Except as required by law or by the other provisions of these Articles, holders of Class B Non-Voting Common Shares shall not be entitled to vote with respect to any matter voted on by the shareholders of the Company. The holders of Common Shares shall vote together with the holders of Preferred Shares as a single class.

(c)

Dividends. Subject to applicable law and the rights, privileges, restrictions and conditions attaching to any Preferred Shares, dividends may be paid on the Common Shares as and when declared by the board of directors of the Company.

(d)

Liquidation, Dissolution or Winding Up. Except as otherwise provided herein, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs (each, a “Liquidation Event”) or a Deemed Liquidation Event (as defined below), the holders of Common Shares shall be entitled to receive, in equal amounts per share, without preference or distinction, all of the property and assets of the Company remaining after payments to all holders of the Preferred Shares of their entitlement upon the occurrence of any Liquidation Event or a Deemed Liquidation Event.

27.2Conversion of Class B Non-Voting Common Shares.

(a)

Forced Conversion at the discretion of the Board of the Company. The Board may, at its sole discretion, by notice in writing to the holders of all Class B Non-Voting Common Shares (the “Board Direction”), convert (i) all Class B Non-Voting Common Shares into fully paid and non-assessable Class A Voting Common Shares in accordance with their share rights on a one-to-one basis and any capital alterations that have taken effect and without any action on the part of any holders of Class B Non-Voting Common Shares. All such conversions shall be effected on the date set forth in or upon the occurrence of certain events as set out in the Board Direction (as applicable, the “Closing Time”). For greater certainty, the Board must convert all but not less than all of the Class B Non-Voting Common Shares in order to utilize this provision.

(b)

Advance Surrender. At least 10 days before the estimated Closing Time set forth in the Board Direction, each Class B Non-Voting Common Shareholder shall deliver, in trust, the certificates representing their Class B Non-Voting Common Shares to the Company, or to a trust company designated in the Board Direction. If the closing of the conversion contemplated by this Section 27.2 does not occur within 90 days of the date of the Board Direction, the conversion shall be deemed not to have occurred and the trust company or the Company, as applicable, shall return to each holder of Class B Non-Voting Common Shares their certificate(s) pending delivery of another notice hereunder.

(c)

Conversion Procedure. At the Closing Time, for all holders of Class B Non-Voting Common Shares other than Conversion Delinquent Holders (defined below), the Company shall promptly issue and promptly deliver to each holder of Class B Non-Voting Common Shares a certificate representing the number of fully paid and non-assessable Class A Voting Common Shares determined in accordance with Section 27.2(a), and shall cancel all share certificates representing Class B Non-Voting Common Shares.

(d)

Conversion Delinquent Holders. If any holder of Class B Non-Voting Common Shares (the “Conversion Delinquent Holders”) do not deliver their certificates representing Class B Non-Voting Common Shares to the Company in accordance with Section 27.2(a), the Company may issue certificates representing fully paid and non-assessable Class A Voting Common Shares for the Conversion Delinquent Holder (the “Conversion Shares”) and the share certificates may be issued in the name of the Conversion Delinquent Holder and the Company may deliver the certificates representing the Conversion Shares to the Company’s transfer agent (the “Transfer Agent”) who will hold such share certificates and will release the share certificates to the respective Conversion Delinquent Holder upon presentation and surrender to the Transfer Agent of the certificates or documents representing such Conversion Delinquent Holder’s Class B Non-Voting Common Shares and all certificates of such Conversion Delinquent Holder representing such Class B Non-Voting Common Shares will be deemed to be cancelled and of no further force and effect.

27.3Right of First Refusal.

(a)

Transfers Restricted. Before a shareholder that is not a party to the Shareholders’ Agreement or any other agreement with the Company and its shareholders which contains restrictions on transfers of shares by such shareholder (a “Covered Shareholder”) may sell, exchange, assign, gift, bequest, dispose, mortgage, charge, pledge, encumber, grant a security interest in or enter into another arrangement by which possession, legal title or beneficial ownership passes from one Person to another (each being a “Transfer”) any shares that the Covered Shareholder holds, the Covered Shareholder must comply with the requirements in this Section 27.3 (the “Right of First Refusal”).

(b)	Notice of Proposed Transfer. Prior to a Covered Shareholder Transferring any of its shares, the Covered Shareholder shall deliver to the Company a written notice (the “Transfer Notice”) stating:
(i)	the shareholder’s bona fide intention to Transfer such shares;
(ii)	the name, address and phone number of each proposed transferee (the “Proposed Transferee”);
(iii)	the aggregate number of the shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); and
(iv)	the bona fide cash price or, in reasonable detail, other consideration for which the shareholder proposes to Transfer the Offered Shares.
(c)

Company’s Response to Transfer Notice. For a period of 14 days (the “Exercise Period”) after the date on which the Transfer Notice is delivered to the Company, the Company shall have the right to purchase all or any part of the Offered Shares at the price and on terms and conditions set forth in the Transfer Notice. In order to exercise its

Right of First Refusal, the Company must deliver written notice to the Covered Shareholder within the Exercise Period. The Company may, in its sole discretion, specify an Affiliate (as defined in the Business Corporations Act) of the Company as its designee to purchase such Offered Shares. Upon the earlier to occur of the expiration of the Exercise Period or the time when the Covered Shareholder has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election to purchase with respect to the Offered Shares.

(d)

Closing. The closing of the sale and purchase of Offered Shares by the Covered Shareholder to the Company (or its designee) will occur on the date set forth in the Transfer Notice or such other date specified by the Company, acting reasonably.

(e)

Sale of Residual Shares. If after compliance with the provisions of the Right of First Refusal, there are any Offered Shares which are not to be purchased by the Company (the “Residual Shares”), then, subject to Section 25.3, the Covered Shareholder will have the option to Transfer the Residual Shares to the Proposed Transferee provided that such Transfer is effected within 90 days of the expiration of the Exercise Period and at a price which is not less than the price and on terms and conditions no more favourable (from a purchaser’s perspective) than those set forth in the Transfer Notice. Upon the expiry of such 90 day period without the completion of a sale to the Proposed Transferee, the provisions of the Right of First Refusal will again become applicable to the Transfer of the Offered Shares or any part thereof.

(f)

Exceptions to Right of First Refusal. Notwithstanding anything to the contrary in this Section 27.3, the Right of First Refusal shall not apply to the following Transfers of shares by a Covered Shareholder:

(i)

Sale to a Controlled Company - A Covered Shareholder may from time to time Transfer all or any part of his shares to a corporation which is under the control of the Covered Shareholder in which collectively the Covered Shareholder and, if applicable, members of the Covered Shareholder’s immediate family own 100% of the shares (a “Wholly Owned Company”), provided that each such transferee enters into an agreement under which such corporation agrees as a condition of the Transfer to Transfer back such shares to such Covered Shareholder in the event that such corporation ceases to be a Wholly Owned Company.

(ii)	Family, RRSP, TFSA Sales - A Covered Shareholder may from time to time Transfer all or any part of his shares to:
(A)	a parent, sibling, spouse or child (who has attained the age of majority) of the Covered Shareholder;
(B)

a trust for the benefit of the Covered Shareholder and/or his or her immediate family (a “Family Trust”) (and any Person referred to in (A) above (including a child who has not attained the age of majority) shall be considered a member of such Covered Shareholder’s immediate family for the purposes of this Section 27.3(f)(ii);

(C)

a registered retirement savings plan, registered education savings plan, registered retirement income fund or tax free savings account of the Covered Shareholder or his or her spouse, provided the shares are eligible for deposit in such a plan, account or fund pursuant to applicable laws and regulations.

provided that:

(D)

in the case of a Family Trust, the trustee of such Family Trust agrees as a condition of the Transfer to Transfer back such shares to such Covered Shareholder in the event that any of the beneficiaries of the Family Trust are a Person other than the Covered Shareholder or members of the Covered Shareholder’s immediate family.

(iii)

Death - Upon the death of a Covered Shareholder, that Covered Shareholder’s shares may be Transferred in accordance with a probated will of the deceased or by operation of laws for the administration of estates upon intestacy.

(iv)	Drag-Along Sales - Any Transfer of shares made pursuant to the drag-along rights set forth in Section 26.2.
(v)

Redemptions, Retractions etc. - Any Transfer of shares made in accordance with the special rights and restrictions attached to shares or a Transfer of shares under a repurchase of shares by the Company itself.

(vi)	Recognition of Transfers. The Company shall not recognize any Transfers of shares made by a Covered Shareholder in violation of this Section 27.3.

Part 28

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE Preferred SHARES

28.1Preferred Shares.

Subject to the requirements of the Business Corporations Act, the Class A Preferred shares in the capital of the Company, issuable in series (the “Class A Preferred Shares”), and each series thereof including the Series 1 Class A Preferred shares (the “A1 Preferred Shares”), the Series 2 Class A Preferred shares (the “A2 Preferred Shares”), the Series 3 Class A Preferred shares (the “A3 Preferred Shares”), Series 4 Class A Preferred shares (the “A4 Preferred Shares”), Series 5 Class A Preferred shares (the “A5 Preferred Shares”), Series 6 Class A Preferred shares (the “A6 Preferred Shares”), and the Series 7 Class A Preferred shares (the “A7 Preferred Shares”), and the Class B Preferred shares in the capital of the Company, issuable in series (the “Class B Preferred Shares” and collectively with each series thereof, the Class A Preferred Shares and each series thereof, and each other class and series of preferred shares in the capital of the Company, the “Preferred Shares”) and each series thereof including the Series 1 Class B Preferred shares (the “B1 Preferred Shares”), the Series 2 Class B Preferred shares (the “B2 Preferred Shares”), and the Series 3 Class B Preferred shares (the “B3 Preferred Shares”), and each of class or series of Preferred Shares, shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 28.

28.2Directors’ Authority to Issue in One or More Series.

(a)

The Class A Preferred Shares and Class B Preferred Shares may from time to time be issued in one or more series. Subject to the obtaining of any consents required elsewhere in these Articles, the board of directors may, by resolution of the directors passed before the issuance of shares of any particular series of Class A Preferred Shares or Class B Preferred Shares, alter the Notice of Articles and Articles of the Company to fix the number of shares in that series and determine the designation of shares of that series, and to create, define and attach the special rights and restrictions attaching to the shares of that series. Before the first share of such series of Class A Preferred Shares or Class B Preferred Shares is issued, the board of directors shall file a Notice of Alteration to these Articles to include the designation, special rights and restrictions of such shares.

(b)

Shares of each series of a class of Preferred Shares shall rank on parity with every other series of such class of shares in respect of dividends or a return of capital (whether on winding up or on the occurrence of another event that would result in the holders of all series of such class being entitled to a return of capital).

(c)

If cumulative dividends in respect of a series of a class of Preferred Shares are not paid in full, then the shares of all series of such class of Preferred Shares shall participate ratably in respect of accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full.

(d)

If amounts payable on a dissolution of the Company, or on the occurrence of any other event that would result in the holders of all series of any class of Preferred Shares being entitled to a return of capital, are not paid in full, the shares of all series of such class of Preferred Shares shall participate rateably in a return of capital in respect of the class in accordance with the amounts that would be payable on the return of capital if all amounts so payable were paid in full.

28.3Dividends.

(a)	In respect of dividends or a return of capital (whether on winding up or on the occurrence of another event that would result in the holders of Preferred Shares being entitled to a return of capital):
(i)

the Class B Preferred Shares shall have priority over the Common Shares (as defined in Part 27) and the Class A Preferred Shares, and over any other shares of the Company ranking junior to the Class B Preferred Shares and shall rank junior to any other shares of the Company ranking senior to the Class B Preferred Shares in respect of such payment; and

(ii)

the Class A Preferred Shares shall have priority over the Common Shares, and over any other shares of the Company ranking junior to the Class A Preferred Shares and shall rank junior to the Class B Preferred Shares and any other shares of the Company ranking senior to the Class A Preferred Shares in respect of such payment.

(b)

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of the Company (other than dividends on Common Shares payable in Common Shares in respect of which any adjustment to the Conversion Price (as defined below) of the applicable class or series of Preferred Shares required pursuant to Section 28.6(f) or 28.6(g) is made) unless (in addition to the obtaining of any consents required elsewhere in the Articles) the holders of Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding Preferred Share in an amount at least equal to (i) in the case of a dividend on Common Shares or any class or series that is convertible into Common Shares, that dividend per Preferred Share as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (B) the number of Common Shares issuable upon conversion of a Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Shares, at a rate per Preferred Share determined by (A) dividing the amount of the dividend payable on each share of such class or series by the original issuance price of such class or series (subject to appropriate adjustment in the event of any share dividend, subdivision, consolidation or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below) of such class or series of Preferred Shares (as defined below); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of shares of the Company, the dividend payable to the holders of Preferred Shares under this Section 28.3(b) shall be calculated based upon the dividend on the class or series of shares that would result in the highest Preferred Shares dividend.

(c)

The “Original Issue Price” for the A1 Preferred Shares means $0.524 per share, for the A2 Preferred shares means $0.833 per share, for the A3 Preferred shares means $0.833 per share, for the A4 Preferred shares means $1.00 per share, for the A5 Preferred shares means $1.976 per share, for the A6 Preferred shares means $1.5808 per share, for the A7 Preferred shares means $1.767 per share, for the B1 Preferred shares means $1.587 per share, for the B2 Preferred shares means $1.1903 per share, for the B3 Preferred shares means $0.00001 per share, and for any other class of Preferred Shares (if not issuable in series) or series of a class of Preferred Shares shall mean the price at which the first shares of such class or series, as applicable, are issued or deemed to be issued as determined by the board of directors, in each case, subject to appropriate adjustment in the event of any share dividend, subdivision, consolidation or other similar recapitalization with respect to such class or series of Preferred Shares, as applicable.

28.4Liquidation, Dissolution or Winding Up; Certain Amalgamations, Consolidations and Asset Sales.

(a)

Preferential Payments to Holders of Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the holders of Preferred Shares then outstanding are entitled to be paid out of the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of Preferred Shares then outstanding are entitled to be paid out of the consideration payable to shareholders or the remaining Available Proceeds (as defined below) in such Deemed Liquidation Event, as applicable, before any payment is made to the holders of Common Shares by reason of their ownership thereof, an amount per share equal to the following, in the following order of priority:

(i)	first, to the holders of all series of Class B Preferred Shares, two times (2x) the Original Issue Price for such series of Class B Preferred Shares plus any dividends declared but unpaid thereon; and
(ii)

second, to the holders of all series of Class A Preferred Shares, the greater of: (A) one times the Original Issue Price for such series of Class A Preferred Shares plus any dividends declared but unpaid thereon; and (B) such amount per share as would have been payable had all shares of such series of Class A Preferred Shares been converted into Common Shares under Section 28.6 immediately before such Liquidation Event or Deemed Liquidation Event.

If, upon any such Liquidation Event or Deemed Liquidation Event, the funds and assets of the Company legally available for distribution to its shareholders are insufficient to pay the holders of a class of Preferred Shares the full amount to which they are entitled under this Section 28.4(a), the holders of each such class of Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of such class of Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, and in the order of priority as set forth in this Section 28.4(a).

(b)

Distribution of Remaining Assets. In the event of any Liquidation Event, after the payment in full of the amounts required to be paid to the holders of Preferred Shares under Section 28.4(a) and this Section 28.4(b), the remaining assets of the Company available for distribution to its shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of Preferred Shares pursuant to Section 28.4(a) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of Common Shares and Class B Preferred Shares, pro rata based on the number of shares held by each holder, treating for this purpose all such securities as if they had been converted to Common Shares under the terms of the Articles immediately before such Liquidation Event or Deemed Liquidation Event, as applicable.

(c)

Deemed Liquidation Events. Each of the following is a “Deemed Liquidation Event” unless the Preferred Majority (as defined in Part 26), elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

(i)

an amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company;

(ii)

the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Company; or

(iii)

the completion of a share sale transaction to which the Company is a party between shareholders of the Company and a Person that results in those who were the holders of the voting securities of the Company before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of the Company after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of the Company or change of the jurisdiction of domicile of the Company.

(d)	Effecting a Deemed Liquidation Event.
(i)

The Company may not effect a Deemed Liquidation Event referred to in Section 28.4(c)(i)(A) or 28.4(c)(iii) unless the agreement with respect to such Deemed Liquidation Event (the “Acquisition Agreement”) provides that the consideration payable to the shareholders of the Company shall be allocated among the holders of shares in the capital of the Company in accordance with Sections 28.4(a) and 28.4(b).

(ii)

In the event of a Deemed Liquidation Event referred to in Section 28.4(c)(i)(B) or 28.4(c)(ii), if the Company does not effect a dissolution of the Company within 90 days after the Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Shares no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) under the following clause (ii) to require the redemption of such Preferred Shares, and (ii) if the Preferred Majority so request in a written instrument delivered to the Company not later than 120 days after the Deemed Liquidation Event (the “Liquidation Redemption Date”), the Company shall use the consideration received by the Company for the Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Company’s board of directors), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by law (the “Available Proceeds”), on the 120th day after the Deemed Liquidation Event, to redeem all outstanding Preferred Shares at a price per share equal to the amount which a holder of such Preferred Share is entitled to receive under Sections under Sections 28.4(a) and 28.4(b) (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Preferred Shares, the Company shall first redeem the Class B Preferred Shares, and, if the Available Proceeds are not sufficient to redeem all outstanding Class B Preferred Shares, the Company shall redeem a pro rata portion of each holder’s Class B Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Class B Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining Class B Preferred Shares as soon as it may lawfully do so, and following the redemption of all of the Class B Preferred Shares, the Company shall redeem the Class A Preferred Shares, and, if the Available Proceeds are not sufficient to redeem all outstanding Class A Preferred Shares the Company shall redeem a pro rata portion of each holder’s Class A Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining Class A Preferred Shares as soon as it may lawfully do so.

(iii)

The Company shall send written notice (the “Liquidation Redemption Notice”) to each holder of record of Preferred Shares not less than twenty (20) days prior to the Liquidation Redemption Date, which shall state (1) the number of Preferred Shares held by the holder that the Company shall redeem on the Liquidation Redemption Date specified in the Liquidation Redemption Notice (if the Available Proceeds are not sufficient to redeem all outstanding Preferred Shares); (2) the Liquidation Redemption Date and the applicable Redemption Price; (3) the date upon which the holder’s right to convert such Preferred Shares terminates (as determined in accordance with Section 28.6(a)); and (4) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Preferred Shares to be redeemed. On or before the Liquidation Redemption Date, each holder of Preferred Shares to be redeemed on the Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 28.6, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Liquidation Redemption Notice, and thereupon an amount per redeemed Preferred Share equal to the applicable Redemption Price for such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Preferred Shares represented by a certificate are redeemed, a new certificate representing the unredeemed Preferred Shares shall promptly be issued to such holder. If the Liquidation Redemption Notice shall have been duly given, and if on the Liquidation Redemption Date an amount per share equal to the applicable Redemption Price is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the Preferred Shares so called for redemption shall not have been surrendered, dividends with respect to such Preferred Shares shall cease to accrue after such Liquidation Redemption Date and all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive, per redeemed share, an amount equal to the applicable Redemption Price, without interest upon surrender of their certificate or certificates therefor. Before such distribution or redemption, the Company shall not expend or dissipate the consideration received for the Deemed Liquidation Event, except to discharge expenses incurred in connection with the Deemed Liquidation Event or in the ordinary course of business.

(e)

Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the shareholders of the Company upon any such amalgamation, merger, sale of shares of the Company, plan of arrangement, consolidation, reorganization, lease, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Company’s board of directors.

(f)

Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event under Section 28.4(c)(i)(A) or 28.4(c)(iii), if any portion of the consideration payable to the shareholders of the Company is placed into escrow or payable subject to contingencies (the “Additional Consideration”), the Acquisition Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the shareholders of the Company in accordance with Sections 28.4(a) and 28.4(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the shareholders of the Company upon satisfaction of such contingencies shall be allocated among the shareholders of the Company in accordance with Sections 28.4(a) and 28.4(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 28.4(f), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration. For greater certainty, in the event of a Deemed Liquidation Event under Section 28.4(c)(i)(B) or 28.4(c)(ii), the foregoing principles will similarly apply to the consideration payable to the Company such that, if any portion of the consideration payable to the Company is placed into escrow or payable subject to contingencies, the portion of the consideration that is not subject to such deferred or contingent payment will be treated as Available Proceeds for the purposes of Section 28.4(a) and 28.4(d)(ii) and any subsequent payment of deferred or contingent consideration will be treated as Available Proceeds upon receipt, after taking into account previous payments as part of the same transaction.

28.5Voting.

(a)

General. On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), each holder of outstanding Preferred Shares is entitled to cast the number of votes equal to the number of whole Class A Voting Common Shares into which the Preferred Shares held by the holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted to Common Share basis (after aggregating all shares into which Preferred Shares held by each holder could be converted into Common Shares) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of these Articles, holders of Preferred Shares shall vote together with the holders of Class A Voting Common Shares as a single class.

(b)

Preferred Share Protective Provisions. At any time when Preferred Shares are outstanding, the Company shall not, either directly or indirectly by amendment, amalgamation, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles) the written consent or affirmative vote of the Preferred Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote is null and of no force or effect:

(i)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any amalgamation or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;
(ii)	amend, alter, or repeal any provision of these Articles in a manner that adversely affects the special rights and restrictions of the Preferred Shares (or any class or series thereof);
(iii)

create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any shares unless the same ranks junior to or pari passu with the Class B Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption;

(iv)

purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of the Corporation other than (A) redemptions of or dividends or distributions on the Preferred Shares as expressly authorized in the Articles; (B) dividends or other distributions payable on the Common Shares solely in the form of additional Common Shares; (C) pursuant to a pre-existing agreement providing for the repurchase of any shares or other securities upon termination of services; (D) repurchases of shares from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service; or (E) repurchases of shares pursuant to a pre-existing right in effect as of the Original Issue Date (as defined below) of the Class B Preferred Shares;

(v)

create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security, lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000, other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course;

(vi)

create, or hold shares in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series, or sell, transfer or otherwise dispose of any shares of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(vii)

enter into any material transaction (including a distribution of a material amount of money or a disposition of material assets of the Company) outside the ordinary course of the business, with any officer or director of the Company, or affiliate of the Company, other than (A) employment agreements and standard employee benefits generally made available to all employees, (B) director and officer indemnification agreements approved by the Board, (C) the purchase of shares of the Company and the issuance of options to purchase Common Shares in accordance with the terms of an equity incentive plan approved by the Board, and (D) the exercise by a shareholder of any rights granted pursuant to the Act, these Articles, or the Shareholders’ Agreement;

(viii)	make an assignment for the benefit of any of the Company’s creditors generally or institute proceedings for the bankruptcy, winding-up, reorganization, dissolution or liquidation of the Company;

(ix)	establish, adopt, or terminate any equity incentive plan or increase the number of shares reserved for issuance under any equity incentive plan of the Company; or
(x)	undertake an initial public offering which is not a Qualifying IPO (as defined below).
(c)

Class B Preferred Share Series Restrictions. At any time when Class B Preferred Shares are outstanding, the Company shall not amend any provision of these Articles in a manner that adversely and disproportionately affects the special rights and restrictions attached to a series of Class B Preferred Shares, unless (i) such amendment applies to the special rights and restrictions attached to the Class B Preferred Shares, as a class, or each series of Class B Preferred Shares, in substantively the same fashion, or (ii) such amendment has been approved by the affirmative written consent or vote of the holders of affected series of Class B Preferred Shares holding in aggregate, at the time of reference, at least a majority of the votes attached to the then outstanding shares of such series of Class B Preferred Shares.

28.6Optional Conversion; Adjustments.

The holders of Preferred Shares have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert.
(i)

Conversion Ratio. Each Preferred Share may be converted, at the option of its holder, at any time and from time to time, and without the payment of additional consideration by its holder, into such number of fully paid and non-assessable Class A Voting Common Shares as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for each Preferred Share shall initially mean the applicable Original Issue Price for such class or series of Preferred Share in effect as at the Original Issue Date for such class or series of Preferred Shares. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Class A Voting Common Shares, are subject to adjustment as provided below.

(ii)

Termination of Conversion Rights. In the event of a Deemed Liquidation Event or a Liquidation Event, the Conversion Rights terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Shares.

(b)

Fractional Shares. No fractional Class A Voting Common Shares shall be issued upon conversion of Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of Class A Voting Common Shares to be issued upon conversion of the Preferred Shares shall be rounded down to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Class A Voting Common Shares and the aggregate number of Class A Voting Common Shares issuable upon such conversion.

(c)	Mechanics of Conversion.
(i)

Notice of Conversion. In order for a holder of Preferred Shares to voluntarily convert Preferred Shares into Class A Voting Common Shares, such holder shall (a) provide written notice to the Company’s transfer agent at the office of the transfer agent for the Preferred Shares (or at the principal office of the Company if the Company serves as its own transfer agent) that the holder elects to convert all or any number of the holder’s Preferred Shares and, if applicable, any event on which the conversion is contingent, and (b) if the holder’s shares are certificated, surrender the certificate or certificates for the Preferred Shares (or, if the registered holder alleges that the certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of the certificate), at the office of the transfer agent for the Preferred Shares (or at the principal office of the Company if the Company serves as its own transfer agent). Such notice shall state the holder’s name or the names of the nominees in which the holder wishes the Class A Voting Common Shares to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly signed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the Class A Voting Common Shares issuable upon conversion of the specified shares will be deemed to be outstanding of record as of that date. The Company shall, as soon as practicable after the Conversion Time (i) issue and deliver to the holder of Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of full Class A Voting Common Shares issuable upon such conversion in accordance with these provisions and a certificate for the number (if any) of Preferred Shares represented by the surrendered certificate that were not converted into Class A Voting Common Shares, and (ii) pay all declared but unpaid dividends on the Preferred Shares converted.

(ii)

Reservation of Shares. The Company shall at all times when Preferred Shares are outstanding, but only if the authorized number of Class A Voting Common Shares that the Company may issue is not unlimited, reserve and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Class A Voting Common Shares as are from time to time sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Class A Voting Common Shares is not sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Class A Voting Common Shares to such number of shares as sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles.

(iii)

Effect of Conversion. All Preferred Shares duly surrendered for conversion will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of their holders to receive Class A Voting Common Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(iv)

No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Shares surrendered for conversion or on the Class A Voting Common Shares delivered upon conversion.

(d)	Adjustments to Conversion Price for Diluting Issues.
(i)	Special Definitions. The following definitions shall apply:
(A)	“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities;
(B)	“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.
(C)	“Original Issue Date” for a class or series of Preferred Shares shall mean the date on which the first share of such class or series of Preferred Shares was issued.
(D)

“Additional Shares” means all Common Shares issued (or, under Section 28.6(d)(iii) below, deemed to be issued) by the Company after the applicable Original Issue Date for such class or series of Preferred Shares, other than (1) the following Common Shares and (2) Common Shares deemed issued under the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1)	Common Shares, Options or Convertible Securities issued as a dividend or distribution on Preferred Shares;

(2)	Common Shares, Options or Convertible Securities issued by reason of a dividend, share split, split-up or other distribution on Common Shares that is covered by Section 28.6(e), (f), (g), or (h);
(3)

Common Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries under a plan, agreement or arrangement approved by the Company’s board of directors;

(4)

Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided the issuance is under the terms of the Option or Convertible Security;

(5)

Common Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, under a debt financing, equipment leasing or real or immovable property leasing transaction approved by the Company’s board of directors (including shares underlying (directly or indirectly) any such Options or Convertible Securities);

(6)

Common Shares, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services under transactions approved by the Company’s board of directors;

(7)

Common Shares, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Company’s board of directors;

(8)

Common Shares, Options or Convertible Securities issued by the Company to His Majesty the King in Right of Canada in connection with one or more Strategic Innovation Fund Contribution Agreements between such parties, including warrants to purchase Class B Non-Voting Common shares of the Company and the SIF Preferred Warrants (as defined in Section 26.1); or

(9)

Preferred Shares issued pursuant to that certain Preferred Share Purchase and Exchange Agreement among the Company and the investors listed on Exhibit A attached thereto dated on or about the Original Issue Date of the B1 Preferred Shares (the “Preferred Share Purchase Agreement”).

(ii)

No Adjustment of Applicable Conversion Price. No adjustment in an Conversion Price for any class or series of Preferred Shares shall be made as the result of the issuance or deemed issuance of Additional Shares if the Company receives written notice from the Preferred Majority confirming that no such adjustment be made as the result of the issuance or deemed issuance of such Additional Shares.

(iii)	Deemed Issue of Additional Common Shares.
(A)

If the Company at any time or from time to time after the Original Issue Date for a class or series of Preferred Shares issues Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the relating instrument, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any of its provisions for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date has been fixed, as of the close of business on such record date.

(B)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for a class or series of Preferred Shares under Section 28.6(d)(iv), are revised as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of the Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such class or series of Preferred Shares computed upon the original issue of the Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such class or series of Preferred Shares as would have been obtained had such revised terms been in effect upon the original date of issuance of the Option or Convertible Security. Notwithstanding the foregoing, no readjustment under this clause (B) shall have the effect of increasing the Conversion Price of a class or series of Preferred Shares to an amount that exceeds the lower of (i) the Conversion Price for such class or series of Preferred Shares in effect immediately before the original adjustment made as a result of the issuance of the Option or Convertible Security, or (ii) the Conversion Price for such class or series of Preferred Shares that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of the Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a class or series of Preferred Shares pursuant to the terms of Section 28.6(d)(iv) (either because the consideration per share (determined under Section 28.6(d)(v)) of the Additional Shares subject thereto was equal to or greater than the Conversion Price of such class or series of Preferred Shares then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such class or series of Preferred Shares), are revised after the Original Issue Date of such class or series of Preferred Shares as a result of an amendment to such terms or any other adjustment under such Option or Convertible Security (but excluding automatic adjustments to such terms under anti-dilution or similar provisions of the Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of the Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto (determined in the manner provided in Section 28.6(d)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a class or series of Preferred Shares pursuant to the terms of Section 28.6(d)(iv), the Conversion Price of such class or series of Preferred Shares shall be readjusted to such Conversion Price of such class or series of Preferred Shares as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)

If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time the Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a class or series of Preferred Shares provided for in this Section 28.6(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 28.6(d)(iii)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time the Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a class or series of Preferred Shares provided for in this Section 28.6(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)

Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares. In the event the Company shall, at any time after the applicable Original Issue Date of a class or series of Preferred Shares, issue Additional Shares (including Additional Shares deemed to be issued under Section 28.6(d)(iii)), without consideration or for a consideration per share less than the Conversion Price for such class or series of Preferred Shares in effect immediately before such issue, then the Conversion Price of such class or series of Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Conversion Price in effect for such class or series of Preferred Shares immediately after such issue of Additional Shares;

“CP1” means the Conversion Price in effect for such class or series of Preferred Shares immediately before such issue of Additional Shares;

“A” means the number of Common Shares outstanding immediately before such issue or deemed issue of Additional Shares (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately before such issue or deemed issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately before such issue or deemed issue);

“B” means the number of Common Shares that would have been issued if such Additional Shares had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” means the number of such Additional Shares issued in such transaction.

(v)	Determination of Consideration. For purposes of this Section 28.6(d), the consideration received by the Company for the issue of any Additional Shares shall be computed as follows:
(A)	Cash and Property: Such consideration shall:
(1)	if it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
(2)	if it consists of property other than cash, be computed at its fair market value at the time of such issue, as determined in good faith by the Company’s board of directors; and
(3)	if Additional Shares are issued together with other shares or securities or other assets of the Company for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Company’s board of directors.

(B)

Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued under Section 28.6(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)

The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the relating instruments, without regard to any of its provision for a subsequent adjustment of such consideration) payable to the Company upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)

Multiple Closing Dates. If the Company issues on more than one date Additional Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a class or series of Preferred Shares pursuant to the terms of Section 28.6(d)(iv) then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e)

Adjustment for Subdivisions and Consolidations. If the Company, at any time or from time to time after the Original Issue Date for a class or series of Preferred Shares, subdivides the outstanding Class A Voting Common Shares, the Conversion Price for such class or series of Preferred Shares in effect immediately before the subdivision shall be proportionately decreased so that the number of Class A Voting Common Shares issuable on conversion of each share of such class or series of Preferred Shares be increased in proportion to such increase in the aggregate number of Class A Voting Common Shares outstanding. If the Company, at any time or from time to time after the Original Issue Date for a class or series of Preferred Shares, consolidates the outstanding Class A Voting Common Shares, the Conversion Price for such class or series of Preferred Shares in effect immediately before the consolidation shall be proportionately increased so that the number of Class A Voting Common Shares issuable on conversion of each share of such class or series of Preferred Shares shall be decreased in proportion to the decrease in the aggregate number of Class A Voting Common Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(f)

Adjustment for Certain Dividends and Distributions. If the Company, at any time or from time to time after the Original Issue Date for a class or series of Preferred Shares, makes or issues, or fixes a record date for the determination of holders of Class A Voting Common Shares entitled to receive, a dividend or other distribution payable on the Class A Voting Common Shares in additional Class A Voting Common Shares, then and in each such event the Conversion Price for such class or series of Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i)	the numerator of which is the total number of Class A Voting Common Shares issued and outstanding immediately before the time of such issuance or the close of business on such record date, and

(ii)

the denominator of which is the total number of Class A Voting Common Shares issued and outstanding immediately before the time of such issuance or the close of business on such record date plus the number of Class A Voting Common Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (A) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted under this subsection as of the time of actual payment of such dividends or distributions; and (B) no such adjustment shall be made if the holders of such class or series of Preferred Shares simultaneously receive a dividend or other distribution of Class A Voting Common Shares in a number equal to the number of Class A Voting Common Shares as they would have received if all outstanding shares of such class or series of Preferred Shares had been converted into Class A Voting Common Shares immediately prior to such event.

(g)

Adjustments for Other Dividends and Distributions. If the Company, at any time or from time to time after the Original Issue Date for a class or series of Preferred Shares, makes or issues, or fixes a record date for the determination of holders of Class A Voting Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Class A Voting Common Shares in respect of outstanding Class A Voting Common Shares) or in other property and Section 28.3 and Section 28.6(f) does not apply to such dividend or distribution, then and in each such event the holders of such class or series of Preferred Shares shall receive, simultaneously with the distribution to the holders of Class A Voting Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such class or series of Preferred Shares had been converted into Class A Voting Common Shares immediately prior to such event.

(h)

Adjustment for Amalgamation or Reorganization, etc. Subject to Subsections 28.4(c) to 28.4(f), if any arrangement, merger, reorganization, recapitalization, reclassification, consolidation or amalgamation occurs involving the Company in which the Class A Voting Common Shares (but not a class or series of Preferred Shares) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 28.6(d), 28.6(e), 28.6(f), or 28.6(g)), then, following any such arrangement, merger, reorganization, recapitalization, reclassification, consolidation or amalgamation, each share of such class or series of Preferred Shares shall be convertible in lieu of the Class A Voting Common Shares into which it was convertible before such event into the kind and amount of securities, cash or other property that a holder of the number of Class A Voting Common Shares of the Company issuable upon conversion of one share of such class or series of Preferred Shares immediately before such arrangement, merger, reorganization, recapitalization, reclassification, consolidation or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of directors) shall be made in the application of this Section 28.6 with respect to the rights and interests of the holders of such class or series of Preferred Shares, to the end that this Section 28.6 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall be applicable, as nearly as reasonably may be, in relation to any securities or other property deliverable upon the conversion of such class or series of Preferred Shares.

(i)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a class or series of Preferred Shares under this Section 28.6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such class or series of Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such class or series of Preferred Shares is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of any class or series of Preferred Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the holder a certificate setting forth (i) the Conversion Price of such class or series of Preferred Shares then in effect, and (ii) the number of Class A Voting Common Shares and the amount, if any, of other securities, cash or property that then would be received upon the conversion of such class or series of Preferred Shares.

(j)	Notice of Record Date. In the event:

(i)

the Company takes a record of the holders of Class A Voting Common Shares (or other shares or securities at the time issuable upon conversion of the Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Company, any reclassification of the Class A Voting Common Shares of the Company, or any Deemed Liquidation Event; or
(iii)	of any Liquidation Event,

then, and in each such case, the Company shall send or cause to be sent to the holders of Preferred Shares a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, amalgamation, transfer, Deemed Liquidation Event or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Voting Common Shares (or such other securities at the time issuable upon the conversion of the Preferred Shares) are entitled to exchange their Class A Voting Common Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, amalgamation, transfer, Deemed Liquidation Event or Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Shares and the Class A Voting Common Shares. Such notice shall be sent (A) at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved by the Preferred Majority.

28.7Mandatory Conversion.

(a)	Trigger Events. Upon the occurrence of:
(i)

the closing of the sale of Common Shares to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and/or a prospectus filed with a securities commission or authority in any of the provinces or territories of Canada resulting in at least US$60,000,000 of gross proceeds, net of underwriting discount and commissions, to the Company and in connection with such offering the Common Shares are listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange, the Toronto Stock Exchange or another exchange or marketplace approved by the Preferred Majority (a “Qualifying IPO”);

(ii)

(A) the Company’s initial listing of its Common Shares (other than Common Shares not eligible for resale under Rule 144 under the Securities Act of 1933, as amended) on the Nasdaq Stock Market's National Market, the New York Stock Exchange, or another exchange or marketplace in the United States approved by the Preferred Majority by means of an effective registration statement on Form F-1 or Form S-1 filed by the Company with the United States Securities and Exchange Commission that registers the Company’s existing shares for resale, or (B) any analogous listing not involving any underwritten offering of securities on the Toronto Stock Exchange or another exchange or marketplace located in Canada or another jurisdiction other than the United States and approved by the Preferred Majority, and which involves in either case a concurrent equity financing transaction for the Company prior to such listing resulting in gross proceeds to the Company of at least US$60,000,000 (a “Qualifying Direct Listing”);

(iii)

immediately prior to the consummation of a transaction or series of related transactions (by way of merger, amalgamation, arrangement, share exchange or otherwise) of the Company with a “capital pool company”, “special purpose acquisition company” or similar publicly-traded entity or its subsidiary for the purpose of obtaining a listing of the shares of the continuing or surviving entity on the Nasdaq Stock Market's National Market, the New York Stock Exchange, the Toronto Stock Exchange or another exchange or marketplace approved by the Preferred Majority, where shareholders of the Company immediately prior to the consummation of such transaction, directly or indirectly represent more than fifty percent (50%) of all outstanding voting securities of the Company, the continuing or surviving entity or, if the Company or surviving or resulting person is a wholly-owned subsidiary of another person immediately following such transaction, the parent of the Company or such surviving or resulting entity, immediately following the consummation of such transaction, which involves a concurrent equity financing transaction for the Company prior to such listing resulting in gross proceeds to the Company of at least US$60,000,000 (a “Qualifying Reverse Takeover” and together with a Qualifying IPO and Qualifying Direct Listing, any such transaction being a “Qualifying Going Public Transaction”); or

(iv)	the date and time, or the occurrence of an event, specified by vote or written consent of the Preferred Majority,

(the time immediately prior to such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”),

then (A) all outstanding Preferred Shares shall automatically be converted into Class A Voting Common Shares, at the then effective conversion rate as calculated under Section 28.6(a)(i) and (B) such shares may not be reissued by the Company.

(b)

Procedural Requirements. All holders of record of Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Preferred Shares under this Section 28.7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Preferred Shares in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly signed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Shares converted under Section 28.7(a), including the rights, if any, to receive notices and vote (other than as a holder of Class A Voting Common Shares), will terminate at the Mandatory Conversion Time (notwithstanding the failure of their holder or holders to surrender any certificates at or before such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 28.7(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares, the Company shall (a) issue and deliver to their holder, or to his, her or its nominees, a certificate or certificates for the number of full Class A Voting Common Shares issuable on such conversion in accordance with these provisions, and (b) pay any declared but unpaid dividends on the Preferred Shares converted.

28.8Currency.

Unless as otherwise provided, all mounts referred to herein are to the lawful money of the United States of America. Where a provision of these Articles requires a calculation involving Canadian dollars, such amounts shall be converted into US dollars for the purposes of such calculation using the Bank of Canada indicative rate on the applicable date of reference; provided, however, that for the purposes of calculating the entitlement of the holders of the Preferred Shares or the holders of any other class or series of shares ranking senior to the holders of Common Shares to assets and property of the Company in connection with a Liquidation Event or Deemed Liquidation Event, the board of directors of the Company may, in its discretion acting reasonably, elect to use the Bank of Canada indicative rate on a date, or range of dates, prior to the applicable date of reference (but not more than 10 business days prior) for the purposes of such calculations.

28.9Waiver. Except as otherwise set forth in these Articles, any of the special rights and restrictions and other terms of a class or series of Preferred Shares that are set forth herein may be waived on behalf of all holders of such class or series of Preferred Shares by the respective affirmative written consent or vote of the Preferred Majority. Notwithstanding the foregoing, in a circumstance where the special rights and restrictions and other terms of the Preferred Shares set forth herein are to be waived only as it relates to a particular class or series of Preferred Shares and not to all shares of a particular class or series of Preferred Shares (other than as contemplated by Section 28.6(d)(ii)), such special rights and restrictions or other terms may only be waived by the affirmative written consent or vote of the holders of such class or series of Preferred Shares holding in aggregate, at the time of reference, at least two-thirds of the votes attached to the then outstanding Preferred Shares of such class or series.

Part 29

CONVERTIBLE PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE CONVERTIBLE PREFERRED SHARES

29.1Convertible Preferred Shares.

The Convertible Preferred shares in the capital of the Company (the “Convertible Preferred Shares”) which shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 29.

29.2Definitions. In this Part 29 of these Articles:

“Accrued Dividend” shall have the meaning set forth in Section 29.4(a).

“Accrued Value” means, as of any date, with respect to each Convertible Preferred Share as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Shares, of (i) the Deemed Original Issue Price per share of Convertible Preferred Shares, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Convertible Preferred Shares as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional an amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 29.4(a), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Alternate Consideration” shall have the meaning set forth in Section 29.8(f).

“Annual Rate” means with respect to a PIK Dividend, 12% of the Accrued Value, subject to adjustments herein, and with respect to a Cash Dividend, 10% of the Accrued Value, subject to adjustments herein.

“Attribution Parties” shall have the meaning set forth in Section 29.7(e).

“Available Proceeds” shall have the meaning set forth in Section 29.6(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 29.7(e).

“British Columbia Courts” shall have the meaning set forth in Section 29.10(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 21, 2026, by and among the Company, 1573562 B.C. Ltd. and Spring Valley Acquisition Corp. III.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 29.7(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 29.4(a).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day the Business Combination is consummated.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Common shares of the Company and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Shares Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, Convertible Preferred Shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Conversion Date” shall have the meaning set forth in Section 29.7(a).

“Conversion Price” shall have the meaning set forth in Section 29.7(b).

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of the Convertible Preferred Shares in accordance with the terms hereof.

“Convertible Preferred Holder” means a registered holder of an issued and outstanding Convertible Preferred Share and “Convertible Preferred Holders” means all registered holders of the issued and outstanding Convertible Preferred Shares.

“Convertible Preferred Shares” shall have the meaning set forth in Section 29.3.

“Convertible Preferred Shares Liquidation Amount” shall have the meaning set forth in Section 29.6(b).

“Convertible Preferred Shares Register” shall have the meaning set forth in Section 29.3.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares;

“Company Notice” shall have the meaning set forth in Section 29.9(a).

“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company.

“Dilutive Issuance” shall have the meaning set forth in Section 29.8(b).

“Distribution” shall have the meaning set forth in Section 29.8(e).

“Effective Date” means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering unless as approved by the Required Holders, and (ii) to an entity whose primary business is investing in securities,

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 29.8(f).

“Junior Securities” shall have the meaning set forth in Section 29.6(a).

“New Issuance Price” shall have the meaning set forth in Section 29.8(b).

“Notice of Conversion” shall have the meaning set forth in Section 29.7(a).

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Common Shares underlying such Option divided by (2) the total number of Common Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Original Issue Date” means the date of the first issuance of any shares of the Convertible Preferred Shares regardless of the number of transfers of any particular Convertible Preferred Shares and regardless of the number of certificates which may be issued to evidence such Convertible Preferred Shares.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

“PIK Dividend” shall have the meaning set forth in Section 29.4(a).

“Purchase Agreement” means the Securities Purchase Agreements, among the Company and the original Convertible Preferred Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 29.8(d).

“Redemption Date” shall have the meaning set forth in Section 29.9(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 29.9(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 29.9(b)(i).

“Redemption Request” shall have the meaning set forth in Section 29.9(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Company and the original Convertible Preferred Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Convertible Preferred Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 29.5(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Convertible Preferred Shares, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 29.7(c).

“Standard Settlement Period” shall have the meaning set forth in Section 29.7(c)(i).

“Subscription Date” shall mean the date of the applicable Purchase Agreement.

“Subsidiary” means any subsidiary of the Company as of the Closing Date.

“Successor Entity” shall have the meaning set forth in Section 29.8(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means these Articles, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means the transfer agent of the Company as appointed from time to time.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Convertible Preferred Holders of a majority in interest of the Convertible Preferred Shares then outstanding, the fees and expenses of which shall be paid by the Company.

“Warrant Shares” means, collectively, the Common Shares issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase Common Shares issued pursuant to the Purchase Agreement.

29.3Designation and Amount

(a)

The authorized number of Convertible Preferred Shares shall be 12,000,000 (which shall not be subject to increase without the written consent of the Convertible Preferred Holders representing 50% of the then outstanding Convertible Preferred Shares.

(b)

The Company shall register, or cause its Transfer Agent to register, the Convertible Preferred Shares upon records to be maintained by the Company or its Transfer Agent for that purpose (the “Convertible Preferred Shares Register”), in the name of the Convertible Preferred Holders thereof from time to time. The Company may deem and treat the registered Convertible Preferred Holders as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register, or cause its Transfer Agent to register, the transfer of any Convertible Preferred Shares in the Convertible Preferred Shares Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Convertible Preferred Holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the Convertible Preferred Shares so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Convertible Preferred Holder, in each case, within three Business Days.

(c)

The “Deemed Original Issue Price” for the Class A Convertible Preferred Shares means $12.00 per share, in each case, subject to appropriate adjustment in the event of any share dividend, subdivision, consolidation or other similar recapitalization with respect to such class or series of Convertible Preferred Shares, as applicable.

29.4Dividends.

(a)

From and after the Closing, subject to the terms of this Section 29.5, the right to receive cumulative dividends on the Accrued Value of each Convertible Preferred Share at the Annual Rate. The right to receive dividends on each Convertible Preferred Share shall be cumulative and shall accrue daily from and the Closing and shall compound on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Company legally available for the payment of dividends. Each Accrued Dividend shall be satisfied, at the election of the Company, (i) by payment in cash (a “Cash Dividend”), or (ii) by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of shares of the Company ranking junior to the Convertible Preferred Shares (other than dividends on Common Shares payable in Common Shares) unless (in addition to the obtaining of any consents required herein) the Convertible Preferred Holders of the Convertible Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Shares in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Convertible Preferred Shares and not previously paid and (ii) (A) in the case of a dividend on Common Shares or any class or series that is convertible into Common Shares, that dividend per share of Convertible Preferred Shares as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (2) the number of Common Shares issuable upon conversion of a share of Convertible Preferred Shares, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of shares ranking junior to the Convertible Preferred Shares that is not convertible into Common Shares, at a rate per share of Convertible Preferred Shares determined by (1) dividing the amount of the dividend payable on each share of such class or series of shares by the original issuance price of such class or series of shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of shares of the Company that is junior to the Convertible Preferred Shares, the dividend payable to the Convertible Preferred Holders pursuant to this Section 29.4 shall be calculated based upon the dividend on the class or series of shares that would result in the highest Convertible Preferred Shares dividend.

(c)

Subject to Section 29.6 and Section 29.7, the Convertible Preferred Holders shall be entitled to receive, and the Company shall pay, dividends on Convertible Preferred Shares (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Shares when, as and if such dividends are paid on shares of the Common Shares.

(d)

Notwithstanding anything to the contrary herein, to the extent that the Convertible Preferred Holder’s right to participate in any dividend would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such dividend shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever, such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation.

29.5Voting Rights

(a)

The Convertible Preferred Holders shall be entitled to notice of any meeting of shareholders of the Company and, except as otherwise required by law, shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote.

(b)

On any matter presented to the shareholders of the Company for their action or consideration at any meeting of the shareholders of the Company (or by written consent in lieu of a meeting), a Convertible Preferred Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole Common Shares into which the Convertible Preferred Shares held by such Convertible Preferred Holder, together with its Attribution Parties, as are convertible on the record date for determining shareholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 29.7 hereof and subject to the Beneficial Ownership Limitation), but, to the extent applicable, without regard as to whether sufficient Common Shares are available out of the Company’s authorized by unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Shares.

(c)

As long as the Convertible Preferred Holders hold 20% or more of the Convertible Preferred Shares issued as of the closing of the Business Combination, the Company shall not, without the affirmative vote or action by written consent of the Convertible Preferred Holders of a majority of the issued and outstanding shares of the Convertible Preferred Shares (the “Required Holders”):

(i)liquidate, dissolve or wind-up the affairs of the Company;

(ii)amend, alter or repeal these Articles or Notice of Articles or any similar document of the Company in a manner that materially and adversely affects the powers, preferences or rights given to the Convertible Preferred Shares;

(iii)create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Convertible Preferred Shares with respect to its rights, preferences and privileges or increase the number of authorized Convertible Preferred Shares;

(iv)except as set forth in Section 29.4, purchase or redeem or pay any cash dividend on any share of the Company ranking junior to the Convertible Preferred Shares prior to payment of such cash dividend on the Convertible Preferred Shares or purchase or redeem any share of the Company ranking junior to the Convertible Preferred Shares, other than shares repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Company;

(v)enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the Company’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Company; or

(vi)incur or guarantee any indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

(d)

Notwithstanding anything to the contrary herein, Section 29.7(d) may not be amended, modified or waived in any manner that materially and adversely affects a Convertible Preferred Holder without such Convertible Preferred Holder’s consent.

29.6Ranking; Liquidation.

(a)

The Convertible Preferred Shares shall rank senior to all of the Common Shares and any class or series of shares of the Company currently existing or hereafter authorized, classified or reclassified by the Company (collectively,

“Junior Securities”), in each case, as to dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

(b)	Preferential Payments to Holders of Convertible Preferred Shares; Distribution of Remaining Assets.

(i)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the Convertible Preferred Holders are entitled to be paid out of the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of Class A Convertible Preferred Shares then outstanding are entitled to be paid out of the consideration payable to shareholders or the remaining Available Proceeds (as defined below) in such Deemed Liquidation Event, as applicable, before any payment is made to the holders of Common Shares or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all Convertible Preferred Shares been converted into Common Shares pursuant to Section 29.7 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Convertible Preferred Holders the full amount to which they shall be entitled under this Section 29.6(b), the Convertible Preferred Holders shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all amounts required to be paid to the holders of Preferred Shares pursuant to Section 29.6(b)(i), the remaining assets of the Company available for distribution to its shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of Preferred Shares pursuant to Section 29.6(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the Preferred Shares and Common Shares, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Shares pursuant to the terms of Articles immediately prior to such Liquidation Event or Deemed Liquidation Event. The aggregate amount which a holder of a share of Preferred Shares is entitled to receive under Sections 29.6(b)(i) and 29.6(b)(ii) is hereinafter referred to as the “Preferred Shares Liquidation Amount.”

(c)	Deemed Liquidation Events.
(i)

The Company shall not have the power to effect a Deemed Liquidation Event referred to in Subsection (i)(A) of the definition of Deemed Liquidation Event unless the agreement or plan of amalgamation or consolidation for such transaction (the "Amalgamation Agreement") provides that the consideration payable to the shareholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of shares of the Corporation in accordance with Section 29.6.

(ii)

In the event of a Deemed Liquidation Event referred to in Subsection (i)(B) or (ii) of the definition of Deemed Liquidation Event, if the Company does not effect a dissolution of the Company within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each Convertible Preferred Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Convertible Preferred Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such Convertible Preferred Shares, and (ii) if the Required Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company, in each case as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by British Columbia law governing distributions to shareholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding Convertible Preferred Shares at a price per share equal to the Convertible Preferred Shares Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Convertible Preferred Shares, the Company shall redeem a pro rata portion of each Convertible Preferred Holder’s Convertible Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under British Columbia law governing distributions to shareholders. The provisions of Section 29.9 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Convertible Preferred Shares pursuant to this Section 29.6(c)(i) or (ii). Prior to the distribution or redemption provided for in this Section 29.6(c)(i) or (ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii)

In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Company, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 29.6(c)(iii) below, the value shall be the VWAP of such securities.

(iv)

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Company) from the market value as determined pursuant to Section 29.6(c)(ii) above so as to reflect the approximate fair market value thereof.

(d)

Allocation of Escrow and Contingent Consideration. If any portion of the consideration payable to the shareholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Sections 30.6(b) or 30.6(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the shareholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of shares of the Company in accordance with Sections 29.6(b) and 29.6(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 29.6(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

29.7Conversion

(a)

Conversions at Option of Holder. Each share of Convertible Preferred Shares shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Convertible Preferred Holder thereof, into that number of whole Common Shares (subject to the limitations set forth in Section 29.7(d)) determined by dividing the Accrued Value of such Convertible Preferred Shares by the Conversion Price. Convertible Preferred Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Company does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Transfer Agent. Each Notice of Conversion shall specify the number of Convertible Preferred Shares to be converted, the number of Convertible Preferred Shares owned prior to the conversion at issue, the number of Convertible Preferred Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Convertible

Preferred Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Convertible Preferred Shares, a Convertible Preferred Holder shall not be required to surrender the certificate(s) representing the Convertible Preferred Shares to the Company unless all of the Convertible Preferred Shares represented thereby are so converted, in which case such Convertible Preferred Holder shall deliver the certificate representing such Convertible Preferred Shares promptly following the Conversion Date at issue. Convertible Preferred Shares converted into Common Shares or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company’s stock ledger and transfer book shall serve as the exclusive record of outstanding Convertible Preferred Shares.

(b)

Conversion Price. The initial conversion price is $12.00 (the “Conversion Price”). Such initial Conversion Price, and the rate at which the Convertible Preferred Shares may be converted into Common Shares are subject to adjustments as provided below.

(c)	Mechanics of Conversion
(i)

Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Convertible Preferred Holder (A) the number of Conversion Shares being acquired upon the conversion of the Convertible Preferred Shares, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement, any other applicable lock-up agreement or similar agreement or applicable law) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 3.7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Company agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.

(ii)

Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Convertible Preferred Holder by the Share Delivery Date, the Convertible Preferred Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Convertible Preferred Holder any original Convertible Preferred Shares certificate delivered to the Company and the Convertible Preferred Holder shall promptly return to the Company the Conversion Shares issued to such Convertible Preferred Holder pursuant to the rescinded Notice of Conversion.

(iii)

Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Convertible Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Convertible Preferred Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Convertible Preferred Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Convertible Preferred Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Convertible Preferred Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Convertible Preferred Holder. In the event a Convertible Preferred Holder shall elect to convert any or all of the Accrued Value of its Convertible Preferred Shares, the Company may not refuse conversion based on any claim that such Convertible Preferred Holder or anyone associated or affiliated with such Convertible Preferred Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Convertible Preferred Holder, restraining and/or enjoining conversion of all or part of the Convertible Preferred Shares of such Convertible Preferred Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Convertible Preferred Holder in the amount of 150% of the Accrued Value of Convertible Preferred Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Convertible Preferred Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Convertible Preferred Holder such Conversion Shares pursuant to Section 29.7(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Convertible Preferred Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Convertible Preferred Shares being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Convertible Preferred Holder rescinds such conversion. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Convertible Preferred Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Convertible Preferred Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)

Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Convertible Preferred Holder, if the Company fails for any reason unrelated to the actions of the Convertible Preferred Holder or its Affiliates to deliver to a Convertible Preferred Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 29.7(c)(i), and if after such Share Delivery Date such Convertible Preferred Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Convertible Preferred Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by such Convertible Preferred Holder of the Conversion Shares which such Convertible Preferred Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Convertible Preferred Holder (in addition to any other remedies available to or elected by such Convertible Preferred Holder) the amount, if any, by which (x) such Convertible Preferred Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Convertible Preferred Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Convertible Preferred Holder, either reissue (if surrendered) the Convertible Preferred Shares equal to the number of Convertible Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Convertible Preferred Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 29.7(c)(i). For example, if a Convertible Preferred Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Convertible Preferred Holder $1,000. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Convertible Preferred Holder purchases Common Shares having a total purchase price of

$9,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Convertible Preferred Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Convertible Preferred Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Convertible Preferred Shares as required pursuant to the terms hereof.

(v)

Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Convertible Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Convertible Preferred Holder (and the other Convertible Preferred Holders of the Convertible Preferred Shares), not less than such aggregate number of shares of the Common Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 29.8) upon the conversion of the then outstanding Convertible Preferred Shares (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Convertible Preferred Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Convertible Preferred Shares. As to any fraction of a share which the Convertible Preferred Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Convertible Preferred Holder from converting fractional Convertible Preferred Shares.

(vii)

Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Convertible Preferred Shares shall be made without charge to any Convertible Preferred Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Convertible Preferred Holder of such Convertible Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)

Beneficial Ownership Limitation. A Convertible Preferred Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 29.7(d); however, no Convertible Preferred Holder shall be subject to this Section 29.7(d) unless he, she or it makes such election. If the election is made, (i) the Company shall not effect any conversion of the Convertible Preferred Shares, and such Convertible Preferred Holder shall not have the right to convert all or any portion of the Convertible Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Convertible Preferred Holder (together with such Convertible Preferred Holder’s Affiliates, and any Persons acting as a group together with such Convertible Preferred Holder or any of such Convertible Preferred Holder’s Affiliates (such Persons,

“Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Common Shares (or such other amount as a Convertible Preferred Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Company shall not permit the Convertible Preferred Holder to vote, and such Convertible Preferred Holder shall not have the right vote pursuant to Section 29.5(b) of these Articles, all or any portion of the Convertible Preferred Shares that such Convertible Preferred Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Convertible Preferred Holder shall retain the right to vote pursuant to Section 29.5(c) of these Articles to the extent that retaining such right does not cause such Convertible Preferred Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Convertible Preferred Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of the Convertible Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Convertible Preferred Shares beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Convertible Preferred Shares or the Warrants) beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 29.7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 29.7(d) applies, the determination of whether the Convertible Preferred Shares is convertible (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and of how many Convertible Preferred Shares are convertible shall be in the sole discretion of such Convertible Preferred Holder, and the submission of a Notice of Conversion shall be deemed to be such Convertible Preferred Holder’s determination of whether the Convertible Preferred Shares may be converted (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and how many shares of the Convertible Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Convertible Preferred Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Convertible Preferred Holder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company's reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 29.7(d), in determining the number of outstanding Common Shares, a Convertible Preferred Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request (which may be via email) of a Convertible Preferred Holder, the Company shall within two Trading Days confirm orally and in writing to such Convertible Preferred Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Convertible Preferred Shares, by such Convertible Preferred Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, a Convertible Preferred Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Convertible Preferred Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 29.7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Convertible Preferred Holder.

29.8Certain Adjustments.

(a)

Stock Dividends and Stock Splits. If the Company, at any time while the Convertible Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any other Common Shares Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of a dividend on, the Convertible Preferred Shares or any cash distributions), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Shares, any share of the Company, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 29.8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)

VWAP Reset. If on the twenty-first Trading Day immediately following the date that is six months after the Closing Date, the VWAP for the twenty-day trading period commencing on the day that is six months after the Closing Date (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)

Adjustment of Conversion Price upon Issuance of Common Shares. From the date hereof until the first date on which no Convertible Preferred Shares are outstanding the Company issues or sells, or in accordance with this Section 29.8(c) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued or sold by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 29.8(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issue Price.

For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 29.8(c)), the following shall be applicable:

(i)

Options and Convertible Securities. The consideration per share received by the Company for Common Shares deemed to have been issued pursuant to Section 29.8(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(A)

the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 29.8(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Options and Convertible Securities.
(A)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)

If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 29.8(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 29.8(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Convertible Preferred Shares are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 29.8(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii)

Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the VWAP of such publicly traded securities on the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)

Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v)

Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 29.8(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 29.8(a) or Section 29.8(b) above, if at any time the Company grants, issues or sells any Common Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Convertible Preferred Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Convertible Preferred Holder could have acquired if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of such Convertible Preferred Holder’s Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Convertible Preferred Holder’s right to participate in any such Purchase Right would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Convertible Preferred Holder until such time, if ever, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 29.8(c), such adjustment shall not occur to the extent the Convertible Preferred Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)

Pro Rata Distributions. During such time as the Convertible Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Convertible Preferred Holders shall be entitled to participate in such Distribution to the same extent that the Convertible Preferred Holders would have participated therein if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of the Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Convertible Preferred Holder’s right to participate in any such Distribution would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation).

(f)

Fundamental Transaction. If, at any time while the Convertible Preferred Shares are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of Common Shares covered by Section 29.8(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Convertible Preferred Shares, the Convertible Preferred Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 29.7(d) on the conversion of the Convertible Preferred Shares), the number of shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which the Convertible Preferred Shares is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 29.7(d) on the conversion of the Convertible Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Shares in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Convertible Preferred Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Convertible Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file an Alternation Notice to its Notice of Articles with the same terms and conditions and issue to the Convertible Preferred Holders new Convertible Preferred Shares consistent with the foregoing provisions and evidencing the Convertible Preferred Holders’ right to convert such Convertible Preferred Shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under these Articles and the other Transaction Documents in accordance with the provisions of this Section 29.8(f) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Convertible Preferred Holder of the Convertible Preferred Shares, deliver to the Convertible Preferred Holder in exchange for the Convertible Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Convertible Preferred Shares which is convertible for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of the Convertible Preferred Shares (without regard to any limitations on the conversion of the Convertible Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of the Convertible Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders.

(g)

Calculations. All calculations under this Section 29.8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 29.8, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

(h)	Notice to the Holders.
(i)

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 29.8, the Company shall promptly deliver to each Convertible Preferred Holder by facsimile or email or other electronic communication a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any share of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preferred Shares, and shall cause to be delivered by email to each Convertible Preferred Holder at its email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their shares of the Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Convertible Preferred Holder, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of the Convertible Preferred Shares (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

29.9Redemption

(a)

Redemption by the Company. Subject to the provisions of this Section 29.9 and unless prohibited by applicable law governing distributions to shareholders, the Company may, in its sole discretion, redeem all or a portion of the outstanding Convertible Preferred Shares:

(i)	on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to 150% of the Accrued Value;
(ii)	on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to 140% of the Accrued Value;
(iii)	on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to 130% of the Accrued Value;
(iv)	on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 120% of the Accrued Value;
(v)	on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and

(vi)	on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares scheduled to be redeemed, the Company shall be entitled to rateably redeem the maximum number of shares that it may redeem consistent with such law and any Convertible Preferred Shares not so redeemed shall remain outstanding. The Company shall provide written notice (the “Company Notice”) by e-mail and first class mail postage prepaid, to each Convertible Preferred Holder of record (determined at the close of business on the Business Day next preceding the day on which the Company Notice is given) of the Convertible Preferred Shares to be redeemed, at the address last shown on the records of the Company for such Convertible Preferred Holder, notifying such Convertible Preferred Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Convertible Preferred Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Convertible Preferred Holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Company Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Convertible Preferred Holder to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Company Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of its Convertible Preferred Shares (or any part thereof) during the 15-day period commencing on the date of the Company Notice through the applicable date of redemption.

(b)	Redemption by the Holders.
(i)

Unless prohibited by applicable law governing distribution to shareholders, Convertible Preferred Shares shall be redeemed by the Company at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Company a written notice demanding redemption of all Convertible Preferred Shares (the “Redemption Request”). The 20th day after the date of the Company Notice shall be referred to as the “Redemption Date.” Upon receipt of the Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by British Columbia Business Corporations Act.

(ii)

Following receipt of a Redemption Request, the Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Convertible Preferred Holder of record of Convertible Preferred Shares not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

(A)	the number of Convertible Preferred Shares held by the Convertible Preferred Holder that the Company shall redeem on the Redemption Date;
(B)	the Redemption Date and the Redemption Price;
(C)	the date upon which the Convertible Preferred Holder’s right to convert such shares terminates; and
(D)

for Convertible Preferred Holders of shares in certificated form, that the Convertible Preferred Holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Convertible Preferred Shares to be redeemed.

(iii)

On the Redemption Date, the Company shall redeem the Convertible Preferred Shares owned by each Convertible Preferred Holder.  If on the Redemption Date British Columbia law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares to be redeemed, the

Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(c)

Rights Subsequent to Redemption. Upon the redemption of Convertible Preferred Shares pursuant to Section 29.9(a) or Section 29.9(b), all rights with respect to such Convertible Preferred Shares shall immediately terminate, except with respect to the right of the Convertible Preferred Holders to receive the applicable redemption price with respect to such Convertible Preferred Shares in accordance with Section 29.9(a) or Section 29.9(b), as applicable.

29.10Miscellaneous

(a)

Notices. Any and all notices or other communications or deliveries to be provided by the Convertible Preferred Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth above the address or email address most recently provided to Convertible Preferred Holders by the Company for purposes of notice hereunder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Convertible Preferred Holder at the e-mail address or address of such Convertible Preferred Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Convertible Preferred Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)

Absolute Obligation. Except as expressly provided herein, no provision of these Articles shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the Convertible Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)

Convertible Preferred Waiver. Any waiver by the Company or a Convertible Preferred Holder of a breach of any provision of these Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Articles or a waiver by any other Convertible Preferred Holders. The failure of the Company or a Convertible Preferred Holder to insist upon strict adherence to any term of these Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Convertible Preferred Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Articles on any other occasion. Any waiver by the Company or a Convertible Preferred Holder must be in writing.

(d)

Severability. If any provision of these Articles is invalid, illegal or unenforceable, the balance of these Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles and shall not be deemed to limit or affect any of the provisions hereof.

(g)

Tax Withholding. The Company and its paying agent shall each be entitled to deduct and withhold from payments and distributions made to the relevant Convertible Preferred Holder in the form of cash or otherwise all amounts that the Company or its paying agent determines it is required to deduct and withhold therefrom under applicable law. In the event that the Company or its paying agent does not have sufficient cash with respect to any Convertible Preferred Holder from deductions or withholding on cash payments otherwise payable to such Holder, the Company and its paying agent shall be entitled to deduct and withhold amounts on deemed payments, including distributions of additional Convertible Preferred Shares in lieu of cash and constructive distributions on the Convertible Preferred Shares, and the Company and its paying agent shall be entitled to satisfy any required deduction or withholding on non-cash payments (including deemed payments) through a sale of a portion of the Convertible Preferred Shares received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Convertible Preferred Shares. All such deducted or withheld amounts shall be treated for purposes of these Articles as having been paid to the Convertible Preferred Holder in respect of which such deduction or withholding was made.

(h)

Tax Treatment. Absent a change in law, Internal Revenue Service practice, a material change in circumstances or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), none of the Convertible Preferred Holders or the Company shall (i) treat the Convertible Preferred Shares (based on their terms as set forth in the Articles) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax purposes, or (ii) take any position on a tax return inconsistent with such treatment.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT

CONVERTIBLE PREFERRED SHARES)

The undersigned hereby elects to convert the number of Convertible Preferred Shares (the “Preferred Shares”), indicated below into Common Shares (the “Common Shares”), of General Fusion Inc., a British Columbia corporation (the “Company”), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement. No fee will be charged to the Convertible Preferred Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of Preferred Shares owned prior to Conversion:
Number of Preferred Shares to be Converted:
Accrued Value of Preferred Shares to be Converted:
Number of Common Shares to be Issued:
Applicable Conversion Price:
Number of Preferred Shares subsequent to Conversion:
Address for Delivery:
or

DWAC Instructions:
Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

ANNEX C

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2026, is made and entered into by and among General Fusion Inc., a British Columbia limited company, (formerly known as Spring Valley Acquisition Corp. III, a Cayman Islands exempted corporation) (the “Company”), Spring Valley Acquisition III Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder,” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, 1573562 B.C. LTD., a British Columbia limited company and a wholly-owned subsidiary of the Company, and General Fusion Inc., a British Columbia limited company (“General Fusion”), have entered into that certain Business Combination Agreement, dated as of January 21, 2026 (as amended or supplemented from time to time, the “Merger Agreement,” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement, the Company continued from the Cayman Islands to British Columbia, and, as a result, the Sponsor holds (i) common shares, no par value per share, of the Company (the “Common Shares”) and (ii) warrants to purchase Common Shares at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);

WHEREAS, pursuant to those certain Securities Purchase Agreements, dated as of January 21, 2026, entered into by the Company, General Fusion and the purchasers identified on the signature pages thereto (collectively, the “SPA”), on the date hereof, in connection with and immediately prior to the consummation of the Business Combination, General Fusion is issuing (i) Convertible Preferred Shares without par value (the “GF Convertible Preferred Shares”), and (ii) warrants to purchase Common Shares (the “GF Investor Warrants”), which securities will be upon consummation of the Business Combination be automatically exchanged into securities of the Company wherein each GF Convertible Preferred Share will be exchanged for one (1) convertible preferred share of the Company having the same rights and terms as the GF Convertible Preferred Shares (the “Convertible Preferred Shares”) and each GF Investor Warrant will be automatically exchanged for one (1) common share warrant of the Company having the same rights and terms as the GF Investor Warrants (the “Investor Warrants”).

WHEREAS, the Company, the Sponsor, Cohen & Company Capital Markets, a division of Cohen and Company Securities, LLC, Clear Street LLC, and the other undersigned parties listed under holders on the signature page thereto, entered into that certain Registration Rights Agreement, dated as of September 3, 2025 (the “Original RRA”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the “Registrable Securities” (as such term is defined in the Original RRA) at the time in question (which majority interest must include the Representatives (as such term is defined in the Original RRA) if such waiver, amendment or modification affects in any way the rights of the Representatives under the Original RRA); and

WHEREAS, the Company, the Sponsor and the Representatives desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (a) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Convertible Preferred Shares” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“General Fusion” shall have the meaning given in the Recitals hereto.

“General Fusion Holders” shall mean the Holders who are securityholders of General Fusion immediately prior to the closing of the Business Combination and their respective Permitted Transferees.

“GF Convertible Preferred Shares” shall have the meaning given in the Recitals hereto.

“GF Investor Warrants” shall have the meaning given in the Recitals hereto.

“Effectiveness Period” is defined in Section 3.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $7.50.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Holder” and “Holders” shall have the meaning given in the Preamble.

“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Investor Warrants” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.2.

“Maximum Number of Securities” shall have the meaning given in Section 2.3.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements in a Registration Statement or (in the case of a prospectus, prospectus in the light of the circumstances under which they were made) not misleading.

“Original Holders” shall mean the Sponsor, each other Holder who was also a “Holder” under the Original RRA, and their respective Permitted Transferees.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.

“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in a Holder or (e) any affiliate of a Holder or the immediate family of such affiliate.

“Piggyback Registration” shall have the meaning given in subsection 2.4.1.

“Preferred Holders” shall mean the initial holder of the Convertible Preferred Shares and its Permitted Transferees.

“Pro Rata” shall have the meaning given in Section 2.3.

“QIB” shall mean a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registrable Securities” shall mean (a) all Common Shares held by the Original Holders as of immediately following the closing of the Business Combination, (b) all Warrants held by the Original Holders as of immediately following the closing of the Business Combination, (c) all Common Shares issuable upon the exercise of any Warrants referred to in clause (b), (d) the Earnout Shares (as such term is defined in the Merger Agreement), (e) any Common Shares issued or issuable upon conversion of any shares of Convertible Preferred Shares or upon exercise of Investor Warrants, as set out in the Recitals hereto, and (f) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in any of clauses (a) through (e) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) the third anniversary of this Agreement occurs, (v) such securities may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any limitations); or (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares or other Registrable Securities are then listed;

(b)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)   printing, messenger, telephone and delivery expenses;

(d)   reasonable fees and disbursements of counsel for the Company;

(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the applicable Registration or the Requesting Holder initiating an Underwritten Takedown, which fees and expenses for each Demand Registration or Underwritten Takedown shall not exceed $75,000 without the Company’s prior written consent.

“Registration Statement” shall mean any registration statement filed by the Company that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean a Resale Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Transfer” shall mean, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Transfer Agent” shall have the meaning given in Section 2.7.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to a Shelf, as amended or supplemented, that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Warrants” shall have the meaning given in the Preamble.

ARTICLE 2

REGISTRATIONS

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities.

(a)Subject to compliance by the Holders with subsection 3.3, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as practicable (and in any event within thirty (30) calendar days) following the Closing Date (the “Filing Deadline”), a Registration Statement on Form F-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form F-3, a Registration Statement on Form F-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Shares are converted into Common Shares at a conversion price equal to the Floor Price and (ii) all Investor Warrants are exercised in full at an exercise price equal to the Floor Price) that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) calendar days (or one hundred twenty (120) calendar days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form F-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3 and have the Resale Shelf Registration Statement on Form F-3 declared effective as promptly as practicable.

 (b)If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to subsection 3.3, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a resale registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Resale Shelf Registration Statement (determined as of two (2) Business Days prior to such filing and assuming that (i) all shares of Series A Preferred Shares are converted into Common Shares at a conversion price equal to the Floor Price and (ii) all Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such

Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act during the Effectiveness Period. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

 2.1.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of subsection 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to any Shelf and prospectus used in connection therewith as may be necessary to keep the Shelf effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Shelf is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Shelf declared effective as promptly as practicable and to cause such replacement Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is available or, if not available, that another Shelf is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Shelf to be amended, or shall file a new replacement Shelf, such that the Shelf is once again on Form F-3.

2.1.4 Notice of Certain Events. The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, any Shelf required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Holder in writing of the filing of any Shelf or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Shelf and the effectiveness of any post-effective amendment.

2.1.5 Underwritten Takedown. If an effective Shelf is on file with the Commission and the Company shall receive a request from the Holders of Registrable Securities included in such Shelf with an estimated market value of at least $10,000,000 that the Company effect an Underwritten Takedown of all or any portion of the requesting Holders’ Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders of Registrable Securities included in such Shelf and thereupon shall use commercially reasonable efforts to effect, as expeditiously as practicable, the offering in such Underwritten Takedown of:

(a)   subject to the restrictions set forth in Section 2.3, all Registrable Securities included in such Shelf for which the requesting Holder(s) has requested such offering under this subsection 2.1.5, and

(b)   subject to the restrictions set forth in Section 2.3, all other Registrable Securities included in such Shelf that any Holders have requested the Company to offer by request received by the Company within one (1) Business Day after such Holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(c)   Promptly after the expiration of the one (1) Business Day-period referred to in subsection 2.1.5(b), the Company will notify all selling Holders of Registrable Securities included in such Shelf of the identities of the other selling Holders in the Underwritten Takedown and the number of shares of Registrable Securities requested to be included therein.

(d)   The Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period and not more than five (5) times in the aggregate.

2.1.6 Withdrawal. Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of subsection 2.1.5(d) unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(d). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this subsection 2.1.6, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.1.6.

2.1.7 Selection of Underwriters. In connection with an Underwritten Takedown, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the initially requesting Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No Holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.2Demand Registration.

2.2.1 Request for Registration. Subject to compliance with Section 3.4 hereof, if there is not an effective Shelf available for the resale for the Registrable Securities pursuant to Section 2.1, at any time and from time to time on or after the date that is 180 days from the consummation of the Business Combination, the Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by any of (i) the General Fusion Holders, collectively, (ii) the Preferred Holders, collectively, or (iii) the Original Holders, collectively (as applicable, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated pursuant to this Agreement to take any action to effect: (1) any such Demand Registration by Holders of Registrable Securities with an estimated market value of less than $10,000,000, (2) more than one (1) Demand Registration during any six-month period, (3) more than two (2) Demand Registrations in total pursuant to this Section 2.2.1 for any of the General Fusion Holders, the Preferred Holders or the Original Holders, or (4) any Demand Registration at any time there is an effective Shelf on file with the Commission pursuant to Section 2.1.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) Business Days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by the Company (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the Demanding Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate gross proceeds to the selling Holders of at least $10,000,000.

2.2.4 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of subsection 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.2.1. Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.2.4.

2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration conducted pursuant to this Agreement advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in such Underwriters’ opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other securities of the Company that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the securities of the Company that the Company desires to sell for its own account; and (c) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons as to which “piggyback” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.

2.4Piggyback Registration.

2.4.1 Piggyback Rights. If, at any time, subject to compliance by the Holders with Section 3.3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for equityholders of the Company for their account (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof (subject to Section 2.3)), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall give written notice of such proposed filing to all of the Holders as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within three (3) Business Days after receipt of such written notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their securities through a Piggyback Registration shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.4.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in such Underwriters’ opinion, the dollar amount or number of securities of the Company that the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders hereunder, and the Registrable Securities as to which Registration has been requested pursuant to this Section 2.4, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a) If the Registration is undertaken for the Company’s account: (i) first, the securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Registration has been requested pursuant to the terms of this Agreement which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such persons, other than pursuant to this Agreement, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is undertaken as a demand pursuant to contractual rights with the Company other than this Agreement: (i) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to the terms of this Agreement that can be sold without exceeding the Maximum Number of Securities, Pro Rata; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities of the Company for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.4.3 Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.4.3.

2.4.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.4 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof;

provided, however that the Representatives are only entitled to piggyback registration rights for a period of seven (7) years following the commencement of sales of units in the Company’s initial public offering.

2.5Block Trades; Other Coordinated Offerings.

2.5.1 Notwithstanding any other provision of this Article 2, at any time and from time to time when an effective Shelf is on file with the Commission, if one or more Holders wish to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of at least $10,000,000, then such Holder(s) only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Holder(s) representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Holder(s) initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.

2.5.3 The Holder(s) in a Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s) and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.4 Each of (a) the General Fusion Holders, (b) the Preferred Holders and (c) the Original Holders may collectively demand not more than two (2) Block Trades or Other Coordinated Offerings in the aggregate pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effecting pursuant to this Section 2.5 shall not be counted as a Demand Registration.

2.6 Lock-Up. The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Section 2.1 or Section 2.2 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such offering(s) restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final prospectus relating to such offering and ending on the date specified by the Underwriter(s) (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriter(s) and shall include customary exclusions from the restrictions on Transfer set forth therein.

2.7 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.7, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

3.1.1 use commercially reasonable efforts to prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective during the Effectiveness Period;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be reasonably requested by any Holder that holds at least 5% of the Registrable Securities included in such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until such time as there are no longer any Registrable Securities (the “Effectiveness Period”);

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge, to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, however, that if any such Registration Statement is determined by the Company to contain material non-public information, the Company may satisfy this Section 3.1.3 by providing the information under the caption “Selling Securityholders” (or similar section) applicable to such Holder;

3.1.4 prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each Holder of Registrable Securities included in such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

3.1.8 advise each Holder of such Registrable Securities, promptly after it shall receive written notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or prospectus or any amendment or supplement to such Registration Statement or prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each Holder of such Registrable Securities or its counsel; provided, however, that if such Registration Statement is determined by the Company to contain material non-public information, the Company may satisfy this Section 3.1.9 by providing the information under the caption “Selling Securityholders” (or similar section) applicable to such Holder;

3.1.10 comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other financial institutions facilitating any Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.15 with respect to an Underwritten Offering, if the Registration involves the Registration of Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) in excess of $25,000,000, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering, Block Trade, or Other Coordinated Offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with any requested information in connection with an Underwritten Offering, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering, Block Trade or Other Coordinated Offering of equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Information. The Holders shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the prospectus may be resumed.  If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) calendar days, determined in good faith by the Company to be necessary for such purpose.  In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.  The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5. The Company shall not delay the filing or effectiveness of, or suspend use of, a Registration Statement or prospectus for a period of more than sixty (60) calendar days in any 12-month period.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and reasonable expenses (including reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or is based on any selling Holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

REPORTING OBLIGATIONS

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the parties as follows:

If to the Company:

General Fusion Inc.

6020 Russ Baker Way

Richmond, British Columbia

Attention: Greg Twinney

E-mail:  [Intentionally Omitted.]

With copies (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center 90 South 7th Street

Minneapolis, Minnesota 55402

Attention: Ben A. Stacke

E-mail: ben.stacke@faegredrinker.com

If to the Sponsor:

Spring Valley Acquisition III Sponsor, LLC

2100 McKinney Ave, Suite 1675

Dallas, TX 75201

Attention: Christopher Sorrells

Email: [Intentionally Omitted.]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave

New York, NY 10017

Attention: Adam Namoury

Email: Adam.Namoury@gtlaw.com

If to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 6.1.

 6.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated, in whole or in part, by such Holder in conjunction with and to the extent of any Transfer of any Registrable Security by any such Holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a Holder under this Agreement may be Transferred, in whole or in part, by such Holder to a Permitted Transferee who acquires or holds any Registrable Security; provided, however, that such Permitted Transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the Permitted Transferee shall have delivered to the Company no later than five (5) Business Days following the date of the Transfer, written notification of such Transfer setting forth the name of the transferor, the name and address of the Permitted Transferee, and the number of Registrable Securities so Transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.

6.3 Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.

6.4 Other Registration Rights and Arrangements. The Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Sponsor hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders in this Agreement or violate the rights granted to the Holders in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.5 Term. This Agreement shall terminate upon the earlier of (a) the fifth (5th) anniversary of the date of this Agreement or (b) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the date that such Holder no longer holds Registrable Securities.

6.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)).

6.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation, the Original RRA.

6.9 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CHOICE OR CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

6.10 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the courts sitting in the Province of British Columbia for the purpose of any suit, action or other proceeding described in Section 6.9; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 6.10 in any manner permitted by British Columbia law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.1 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.12 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.13 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.14 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
GENERAL FUSION INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

SPRING VALLEY ACQUISITION III
SPONSOR, LLC

By:
Name:
Title:

COHEN & COMPANY CAPITAL MARKETS,
a division of Cohen and Company Securities, LLC

By:
Name:

CLEAR STREET LLC

By:
Name:

[•]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A

Joinder

 This Joinder (“Joinder”) is executed on ________, 20__, by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement, dated as of [•], 2026 (the “Agreement”), by and among General Fusion Inc., a British Columbia limited company (formerly known as Spring Valley Acquisition Corp. III, a Cayman Islands exempted corporation) (the “Company”), Spring Valley Acquisition III Sponsor, LLC, a Delaware limited liability company, and the undersigned parties listed under Holder on the signature pages thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder hereby agrees as follows:

 1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a holder of Registrable Securities (a “Holder”) for all purposes under the Agreement.

 2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

 3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	GENERAL FUSION INC.
By:
Address:	By:
Name:
Title:

ANNEX D

Incorporation Number: ________________

ARTICLES

OF

SPRING VALLEY ACQUISITION III CORP.

ARTICLES

of

SPRING VALLEY ACQUISITION III CORP.

ARTICLES

of

SPRING VALLEY ACQUISITION III CORP.

(the “Company”)

The Company will have as its Articles on continuation into British Columbia the following Articles.

Full name and signature of the Director signing on behalf of the Company:	Date of Signing
Name:	, 2026
Signature:

1.	INTERPRETATION

1.1Definitions

Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

“beneficial owner”, “beneficially own” and any correlative phrases means to be the beneficial owner of securities, directly or indirectly, within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act and the Business Corporations Act.

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Exchange Act” means the means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder; and

“seal” means the seal of the Company, if any.

1.2Business Corporations Act Definitions Apply

The definitions in the Business Corporations Act apply to these Articles.

1.3Interpretation Act Applies

The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

1.4Conflict in Definitions

If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5Conflict Between Articles and Legislation

If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	SHARES AND SHARE CERTIFICATES

2.1Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3Right to Share Certificate or Acknowledgement

Each shareholder is entitled, without charge, to:

(a)	one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or
(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder’s duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4Sending of Share Certificate

Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder’s registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5Replacement of Worn Out or Defaced Certificate

If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)	order the certificate to be cancelled; and
(b)	issue a replacement share certificate.

2.6Replacement of Lost, Stolen or Destroyed Certificate

If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)	proof satisfactory to them that the certificate is lost, stolen or destroyed; and
(b)	any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Article 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	ISSUE OF SHARES

3.1Directors Authorized to Issue Shares

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2Commissions and Discounts

The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3Brokerage

The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:
(i)	past services performed for the Company;
(ii)	property; or
(iii)	money; and
(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5Warrants, Options and Rights

Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6Fractional Shares

A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

4.	SHARE REGISTERS

4.1Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register, or such other jurisdiction approved by the board provided the central securities register must be available for inspection and copying at a location inside British Columbia by means of a computer terminal or other electronic technology.

4.2Branch Registers

In addition to the central securities register, the Company may maintain branch securities registers.

4.3Appointment of Agents

The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4Closing Register

The Company must not at any time close its central securities register.

5.	SHARE TRANSFERS

5.1Recording or Registering Transfer

Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company or its duly appointed transfer agent, if any;
(b)

if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or its duly appointed transfer agent, if any; and

(c)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company or its duly appointed transfer agent, if any.

5.2Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors, or any other officer or agent authorized by the directors, from time to time.

5.3Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4Signing of Instrument of Transfer

If a shareholder, or their duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or
(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6Transfer Fee

Subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, there must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	TRANSMISSION OF SHARES

6.1Legal Personal Representative Recognized on Death

In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	PURCHASE OF SHARES

7.1Company Authorized to Purchase Shares

Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or
(b)	making the payment or providing the consideration would render the Company insolvent.

7.3Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;
(b)	must not pay a dividend in respect of the share; and
(c)	must not make any other distribution in respect of the share.
8.	BORROWING POWERS

8.1Powers of Directors

The Company, if authorized by the directors, may from time to time:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;
(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;
(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
(d)	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2Terms of Debt Instruments

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3Delegation by Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9.	ALTERATIONS

9.1Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may:

(a)	by special resolution:
(i)	create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;
(ii)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(iii)	if the Company is authorized to issue shares of a class of shares with par value:
(A)	decrease the par value of those shares; or
(B)	if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;
(iv)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
(v)	alter the identifying name of any of its shares; or
(vi)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.; or
(b)	by directors’ resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares, and, if applicable, alter the Notice of Articles and these Articles accordingly.

9.2Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3Change of Name

The Company may by directors’ resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4Company Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution authorize any act of the Company, including without limitation, an alteration of these Articles or its Notice of Articles.

10.	MEETINGS OF SHAREHOLDERS

10.1Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act and subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2Resolution Instead of Annual General Meeting

If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3Calling of Shareholder Meetings

The directors may, whenever they think fit, call a meeting of shareholders.

10.4Location of Shareholder Meetings

The directors may by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders, or a fully or partially electronic or virtual meeting of shareholders.

10.5Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

10.6Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and
(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and
(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10Class Meetings and Series Meetings of Shareholders

Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply with the necessary changes and so far as they are applicable to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.11Notice of Dissent Rights

The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;
(b)	otherwise, 10 days.

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;
(b)	at an annual general meeting, all business is special business except for the following:
(i)	business relating to the conduct of, or voting at, the meeting;
(ii)	consideration of any financial statements of the Company presented to the meeting;
(iii)	consideration of any reports of the directors or auditor;
(iv)	the setting or changing of the number of directors;
(v)	the election or appointment of directors;
(vi)	the appointment of an auditor;
(vii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and
(viii)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2Special Resolution

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting.

11.4One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and
(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5Meetings by Telephone or Other Communications Medium

A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

11.8Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and
(b)

in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9Lack of Quorum at Succeeding Meeting

If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; and
(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.11Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16Motion Need Not Be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18Manner of Taking a Poll

Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:
(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and
(ii)	in the manner, at the time and at the place that the chair of the meeting directs;
(b)	the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and
(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.19Demand for a Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and their determination made in good faith is final and conclusive.

11.21Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22No Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23Demand for a Poll Not to Prevent Continuation of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the directors determine to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.

12.	VOTES OF SHAREHOLDERS

12.1Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and
(b)	on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3Votes by Joint Shareholders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or
(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5Representative of a Corporate Shareholder

If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:
(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and
(b)	if a representative is appointed under this Article 12.5:
(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6Proxy Provisions Do Not Apply to All Companies

If and for so long as it is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7Appointment of Proxy Holder

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;
(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;
(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(d)	the Company is a public company.

12.10Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(b)	by the chair of the meeting, before the vote is taken.

12.12Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________
Signature of shareholder

________________________
Name of shareholder—printed

12.13Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting or any adjourned meeting, to the chair of the meeting, in each case, before any vote has been taken on any matter to which the proxy has been given.

12.14Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or their legal personal representative or trustee in bankruptcy; or
(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	DIRECTORS

13.1Number of Directors

The number of directors shall, excluding any additional directors appointed under Article 13.3, be set at:

(a)	if the Company is a public company, the greater of three and the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and
(ii)	the number of directors set under Article 13.3;
(b)	if the Company is not a public company, the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and
(ii)	the number of directors set under Article 13.3.

13.2Change in Number of Directors

If the number of directors is set under Article 13.1(a)(i) or 13.1(b)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and
(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may set the size of the board (but not at a lesser number of directors than the number of directors then elected or appointed) and appoint one or more additional directors to fill any vacancies resulting from an increase in the size of the board, but the number of additional directors appointed under this Article 13.3 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or
(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 13.3.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

13.4Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.5Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.6Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.7Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that they may incur in their capacity as director in and about the business of the Company.

13.8Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, they may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that they may be entitled to receive.

13.9Gratuity, Pension or Allowance on Retirement of Director

The directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to their spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	ELECTION AND REMOVAL OF DIRECTORS

14.1Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act; or
(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3Failure to Elect or Appoint Directors

If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which their successor is elected or appointed; and
(d)	the date on which they otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors, including any vacancy resulting from the retirement, death, resignation, or incapacity of a director, may be filled by the directors.

14.6Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;
(b)	the director dies;
(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or
(d)	the director is removed from office pursuant to Articles 14.9 or 14.10.

14.9Removal of Director by Shareholders

The Company may remove any director before the expiration of their term of office by ordinary resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.10Removal of Director by Directors

The board may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the board may appoint a director to fill the resulting vacancy.

15.	ADVANCE NOTICE REQUIREMENTS

15.1Definitions

In this Part 15, unless the context otherwise requires:

(a)

“Applicable Securities Laws” means the applicable securities laws of each relevant state, province and territory of the United States and Canada, as applicable, as amended from time to time, the rules, regulations and forms made or promulgated under any such laws and the published national instruments, multilateral instruments, policies, bulletins, interpretations and notices of the securities commission and similar regulatory authority of each relevant state, province and territory of the United States and Canada;

(b)

“Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, company, corporation, trust, partnership, limited partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise), any of the foregoing acting in any derivative, representative or fiduciary capacity, and any of the foregoing that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person, the term “control” (including the terms “controlled by” and “under common control with”) meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(c)

“Public Announcement” shall mean disclosure in a press release reported by a national news service in the United States and in Canada, as applicable, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or by the Company under its profile on SEDAR+ at www.sedarplus.ca.

15.2Nomination of Directors

Only Persons who are eligible under the Business Corporations Act and who are nominated in accordance with the provisions herein shall be eligible for election as directors of the Company. At any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, nominations of Persons for election to the board may be made only:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Part 5, Division 7 of the Business Corporations Act, or pursuant to a requisition of the shareholders made in accordance with Section 167 of the Business Corporations Act; or

(c)

by any Person (a “Nominating Shareholder”): (i) who, at the close of business on the date that the Nominating Shareholder’s Notice (as defined below) is given and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such ownership that is satisfactory to the Company, acting reasonably; and (ii) who complies with all notice procedures set forth herein.

15.3Timely Notice

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Article 15.4 below) and in proper written form (in accordance with Article 15.8 below) to the Corporate Secretary of the Company at the registered office of the Company (as set out in the notice of articles of the Company).

15.4Manner of Timely Notice

To be timely, the Nominating Shareholder’s Notice to the Corporate Secretary of the Company must be made:

(a)

in the case of an annual general meeting of shareholders, not less than thirty (30) days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Nominating Shareholder’s Notice may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made,

15.5Proper Form of Timely Notice

To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company must set forth:

(a)

as to each Person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the Person; (ii) the present principal occupation or employment of the Person and the principal occupation or employment within the five years preceding the notice; (iii) the country of residence of the Person; (iv) the class or series and number of shares in the capital of the Company which are directly or indirectly controlled or directed or which are owned beneficially or of record by the Person as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iv) full particulars regarding any agreements between the Person and/or the Nominating Shareholder and/or any other person or company relating to the Person’s nomination for election as a director of the Company; (v) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Person with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Person, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Person or to increase or decrease the voting power or pecuniary or economic interest of such Person with respect to the class or series of shares in the capital of the Company; and (vi) any other information relating to the Person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)

as to the Nominating Shareholder giving the notice: (i) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”); (ii) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Nominating Shareholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Nominating Shareholder or to increase or decrease the voting power or pecuniary or economic interest of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company; and (iii) a representation as to whether the Nominating Shareholder intends to engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation and whether such person or group intends to deliver a proxy circular to holders of at least the percentage of the Company’s outstanding share capital required to approve or adopt the nomination (in person or by proxy) by the Nominating Shareholder (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”).

The Company may require any proposed nominee to furnish such other information as may be required to be contained in a dissident’s proxy circular or by Applicable Securities Laws to determine the independence of the Proposed Nominee or the eligibility of such proposed nominee to serve as a director of the Company.

15.6Notice to be Updated

To be considered timely and in proper written form, the Nominating Shareholder’s Notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such Nominating Shareholder’s Notice will be true and correct as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

15.7Eligibility for Nomination as a Director

No Person shall be eligible for election as a director of the Company (except pursuant to Article 15.2(a) unless nominated in accordance with the provisions of this Part 15; provided, however, that nothing in this Part 15 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the chair of the board. The chair of the board of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Part 15, and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be deemed voided and subsequently disregarded.

15.8Delivery of Notice

Notwithstanding any other provision in this Part 15, notice given to the Corporate Secretary of the Company pursuant to this Part 15 may only be given by personal delivery, facsimile transmission or email (provided that the Corporate Secretary has stipulated an e-mail address for purposes of this Part 15), and shall be deemed to have been given and received only at the time it is served by personal delivery or sent by facsimile transaction (provided that receipt of confirmation of such transmission has been received) or by e-mail (at the address as aforesaid) to the Corporate Secretary at the registered office of the Company, provided that if such delivery or electronic transmission is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic transmission shall be deemed to have been made on the subsequent day that is a business day.

15.9Board’s Discretion

Notwithstanding the foregoing, the board may, in its sole discretion, waive any and all requirements in this Part 15.

16.	FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

16.1Forum Selection

Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles or the Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of the Company, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Part 16 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Part 16.

17.	POWERS AND DUTIES OF DIRECTORS

17.1Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

17.2Appointment of Attorney of Company

The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in them.

18.	DISCLOSURE OF INTEREST OF DIRECTORS

18.1Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

18.2Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

18.3Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

18.4Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

18.5Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

18.6No Disqualification

No director or intended director is disqualified by their office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

18.7Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

18.8Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by them as director, officer or employee of, or from their interest in, such other person.

19.	PROCEEDINGS OF DIRECTORS

19.1Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

19.2Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.3Chair of Meetings

Meetings of directors are to be chaired by:

(a)	the chair of the board, if any;
(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or
(c)	any other director chosen by the directors if:
(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;
(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or
(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

19.4Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 19.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

19.5Calling of Meetings

A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

19.6Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 19.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 25.1 or orally or by telephone.

19.7When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or
(b)	the director has waived notice of the meeting.

19.8Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

19.9Waiver of Notice of Meetings

Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

19.10Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors.

19.11Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

19.12Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 19.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

20.	EXECUTIVE AND OTHER COMMITTEES

20.1Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;
(b)	the power to remove a director;
(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and
(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

20.2Appointment and Powers of Other Committees

The directors may, by resolution,

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;
(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:
(i)	the power to fill vacancies in the board of directors;
(ii)	the power to remove a director;
(iii)	the power to change the membership of, or fill vacancies in, any committee of the board, and
(iv)	the power to appoint or remove officers appointed by the board; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

20.3Obligations of Committee

Any committee appointed under Articles 20.1 or 20.2, in the exercise of the powers delegated to it, must

(a)	conform to any rules that may from time to time be imposed on it by the directors; and
(b)	report every act or thing done in exercise of those powers as the directors may require.

20.4Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;
(b)	terminate the appointment of, or change the membership of, a committee; and
(c)	fill vacancies on a committee.

20.5Committee Meetings

Subject to Article 20.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	the committee may meet and adjourn as it thinks proper;
(b)

the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of a directors’ committee constitutes a quorum of the committee; and
(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

21.	OFFICERS

21.1Appointment of Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

21.2Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;
(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and
(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

21.3Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

21.4Remuneration and Terms

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after they cease to hold such office or leaves the employment of the Company, a pension or gratuity.

22.	INDEMNIFICATION

22.1Definitions

In this Part 22:

(a)	“eligible party” means an individual who:
(i)	is or was a director or officer of the Company,
(ii)	is or was a director or officer of a corporation at a time when the corporation is or was an affiliate of the Company, or
(iii)

at the request of the Company, is or was a director or officer, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
(c)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party:

(i)	is or may be joined as a party; or
(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and
(d)	“expenses” has the meaning set out in the Business Corporations Act.

22.2Mandatory Indemnification of Eligible Parties

Subject to the Business Corporations Act, the Company must indemnify and advance expenses of an eligible party and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Part 22.

22.3Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

22.4Non-Compliance with Business Corporations Act

The failure of an eligible party to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which they are entitled under this Part.

22.5Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or their heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;
(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; or
(c)

at the request of the Company, is or was a director, officer, employee or agent, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by them as such director, officer, employee or agent or person who holds or held such equivalent position.

23.	DIVIDENDS

23.1Payment of Dividends Subject to Special Rights

The provisions of this Part 23 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

23.2Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

23.3No Notice Required.

The directors need not give notice to any shareholder of any declaration under Article 23.2.

23.4Record Date.

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

23.5Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

23.6Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 23.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

23.7When Dividend Payable

Any dividend may be made payable on such date and time, and subject to such conditions, as is fixed by the directors.

23.8Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

23.9Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

23.10Dividend Bears No Interest

No dividend bears interest against the Company.

23.11Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

23.12Payment of Dividends

Any dividend or other distribution payable in respect of shares will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder unless the shareholder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

23.13Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.14Unclaimed Dividends

Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law

24.	DOCUMENTS, RECORDS AND REPORTS

24.1Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

24.2Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.3Remuneration of Auditors

The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

25.	NOTICES

25.1Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:
(i)	for a record mailed to a shareholder, the shareholder’s registered address;
(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;
(b)	delivery at the applicable address for that person as follows, addressed to the person:
(i)	for a record delivered to a shareholder, the shareholder’s registered address;
(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;
(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;
(d)

sending the record, or a reference providing the intended recipient with immediate access to the record, by electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e)

sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)	physical delivery to the intended recipient.

25.2Deemed Receipt

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 25.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

25.3Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 25.1, prepaid and mailed or otherwise sent as permitted by Article 25.1 is conclusive evidence of that fact.

25.4Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

25.5Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:
(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and
(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or
(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

26.	SEAL

26.1Who May Attest Seal

Except as provided in 26.2 and 26.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)	any two directors;
(b)	any officer, together with any director;
(c)	if the Company only has one director, that director; or
(d)	any one or more directors or officers or persons as may be determined by resolution of the directors.

26.2Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 26.1, the impression of the seal may be attested by the signature of any director or officer.

26.3Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

27.	PROHIBITIONS

27.1Definitions

In this Part 27:

(a)	“designated security” means:
(i)	a voting security of the Company;
(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);
(b)	“security” has the meaning assigned in the Securities Act (British Columbia);
(c)	“voting security” means a security of the Company that:
(i)	is not a debt security, and
(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

27.2Application

Article 27.3 does not apply to the Company if and for so long as it is a public company.

27.3Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

28.	CLASS A COMMON SHARES
28.1	Definitions

In this Part 28 of these Articles:

(a)

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)

“Business Combination” means an amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or assets (the target business), which Business Combination: (a) as long as the securities of the Company are listed on a Designated Stock Exchange, must occur with one or more target businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the definitive agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(c)	“Class A Common Shares” means the Class A Common shares and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
(d)	“Class B Share Conversion” means the conversion of Class B Common Shares in accordance with Article 29.5.

(e)“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Company; or (iii)the completion of a share sale transaction to which the Company is a party between shareholders of the Company and a Person that results in those who were the holders of the voting securities of the Company before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of the Company after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of the Company or change of the jurisdiction of domicile of the Company.

(f)	“Designated Stock Exchange” means any national securities exchange or automated system on which the Company’s securities are listed for trading, including The Nasdaq Global Market.
(g)	“Founders” means all shareholders immediately prior to the consummation of the IPO.
(h)	“Initial Conversion Ratio” has the meaning set forth in Article 29.5(c).
(i)	“IPO” means the Company’s initial public offering of securities.
(j)	“IPO Redemption” has the meaning set forth in Article 28.5.
(k)

“Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or pursuant to a Deemed Liquidation Event, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(l)	“Public Share” means a Class A Common Share issued as part of the units issued in the IPO.
(m)	“Redemption Price” has the meaning set forth in Article 28.5.
(n)	“Sponsor” means the Spring Valley Acquisition III Sponsor.
(o)

“Trust Account” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the private placement of the private placement units simultaneously with the closing date of the IPO, will be deposited.

28.2Designation and Amount

The authorized number of Class A Common Shares shall be 200,000,000.

28.3Voting

The holders of the Class A Common Shares shall be entitled to receive notice of and attend at any meetings of shareholders of the Company and, except as otherwise required by law, shall vote together with the holders of Class B Common Shares as a single class upon any matter submitted to the shareholders for a vote, provided that the holders of the Class A Common Shares shall not have any voting rights in respect of the election of directors until the consummation of a Business Combination.

28.4Dividends

Subject to the prior rights of the Preference Shares and any other class ranking senior to the Class A Common Shares, the holders of the Class A Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

28.5Redemption

(a)	Subject to Section 79 of the Business Corporations Act, holders of Public Shares are entitled to:
(i)	The redemption of such shares in the circumstances set forth in this Part 28 of these Articles; and
(ii)	The repurchase of such shares by way of tender offer in the circumstances set forth in this Part 28 of these Articles.
(b)	In the event that any amendment is made to the Articles:
(i)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months after the date of the closing of the IPO, or such later time as the Company may approve in accordance with the Articles, or

(ii)

with respect to any other provision relating to holders’ rights or pre-Business Combination activity, of the Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not a Founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

(c)

Any holder holding Public Shares who is not a Founder, officer or director may, in connection with and prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such holder acting together with any Affiliate of theirs or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.

(d)

A holder may not withdraw a Redemption Notice once submitted to the Company unless the directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

(e)	Prior to the consummation of any Business Combination, the Company shall either:
(i)	submit such Business Combination to the Members for approval; or
(ii)

provide holders with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

28.6Restrictions

(a)

Directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

(b)

Securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO (or, if such date is not a business day, the following business day) unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

28.7Trust Account

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.

As long as the securities of the Company are listed on a Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes or working capital and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

28.8Liquidation Distribution

In the event of any Liquidation Distribution, the holders of the Preference Shares of all series and the holders of the shares of any other class ranking senior to the Class A Common Shares, the holders of the Class A Common Shares shall be entitled to share, pari passu, on a share for share basis, in the distribution of the remaining property or assets of the Company.

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the holders may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public holders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the directors, liquidate and dissolve,

subject in each case to its obligations under the Business Corporations Act to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

29.	CLASS B COMMON SHARES

29.1Definitions

In this Part 29 of these Articles:

(a)	“Automatic Conversion Event” has the meaning set forth in Article 29.5
(b)	“Class B Common Shares” means the Class B Common shares and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
(c)	“Class B Share Conversion” means the conversion of Class B Common Shares in accordance with Article 29.5.
(d)

“converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Holder and, on behalf of such Holders, automatic application of such redemption proceeds in paying for such new Class A Common Shares into which the Class B Common Shares have been converted or exchanged at a price per Class B Common Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Common Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Common Shares to be issued on an exchange or conversion shall be registered in the name of such Holder or in such name as the Holder may direct.

(e)

“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Company; or (iii) the completion of a share sale transaction to which the Company is a party between shareholders of the Company and a Person that results in those who were the holders of the voting securities of the Company before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of the Company after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of the Company or change of the jurisdiction of domicile of the Company.

(f)	“Designated Stock Exchange” means any national securities exchange or automated system on which the Company’s securities are listed for trading, including The Nasdaq Global Market.
(g)

“Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Common Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

(h)

“holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

(i)	“Initial Conversion Ratio” has the meaning set forth in Article 29.5(c).
(j)	“IPO” means the Company’s initial public offering of securities.
(k)

“Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or pursuant to a Deemed Liquidation Event, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(l)	“Common Shares” means together the Class A Common Shares and Class B Common Shares.
(m)	“Over-Allotment Option” means the option of the Underwriter to purchase up to an additional 15 per cent of the units issued in the IPO.
(n)	“Preference Shares” have the meaning set forth in Part 30.
(o)

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

(p)	“Public Share” means a Class A Common Share issued as part of the units issued in the IPO.
(q)	“Sponsor” means the Spring Valley Acquisition III Sponsor.
(r)

“Trust Account” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the private placement of the private placement units simultaneously with the closing date of the IPO, will be deposited.

29.2Voting

The holders of the Class B Common Shares shall be entitled to receive notice of and attend any meeting of shareholders of the Company and, except as otherwise required by law, shall vote together with the holders of Class A Common Shares as a single class upon any matter submitted to the shareholders for a vote, subject to the provisions of Article 28.3.

29.3Designation and Amount

The authorized number of Class B Common Shares shall be 20,000,000.

29.4Restrictions

Directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

29.5Class B Share Conversion

(a)

Subject to the provisions, if any, in these Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing shares, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Business Corporations Act and the Articles) vary such rights, save that the directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

(b)

Subject to 28.6 and 29.4, if at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (other than with respect to a waiver of the provisions of the Article in respect of Class B Share Conversion hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class). For the avoidance of doubt, the directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holder who are present shall form a quorum) and that any holder of Shares of the class present in person or by proxy may demand a poll.

(c)	Class B Shares shall automatically convert into Class A Shares (the “Automatic Conversion Event”) on a one-for-one basis (the “Initial Conversion Ratio”):
(i)	at any time and from time to time at the option of the holder thereof; and
(ii)	automatically at the time of the closing of the Business Combination.
(d)

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Common Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Common Shares in issue shall automatically convert into Class A Common Shares at the time of the closing of a Business Combination at a ratio for which the

Class B Common Shares shall convert into Class A Common Shares will be adjusted (unless the holders of a majority of the Class B Common Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Common Shares will equal, on an as-converted basis, in the aggregate, 25 per cent of the sum of all Class A Common Shares and Class B Common Shares in issue upon completion of the IPO plus all Class A Common Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement units issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

(e)

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Common Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Common Shares then in issue consenting or agreeing separately as a separate class if so permitted under these Articles.

(f)

The foregoing conversion ratio shall also be adjusted to account for any share capitalisations, subdivision (by share split, subdivision, exchange, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Common Shares in issue into a greater or lesser number of shares occurring after the original formation of the Company in British Columbia without a proportionate and corresponding share capitalisation, subdivision, combination or similar reclassification or recapitalisation of the Class B Common Shares in issue.

(g)

Each Class B Common Share shall convert into its pro rata number of Class A Common Shares pursuant to this Article. The pro rata share for each holder of Class B Common Shares will be determined as follows: each Class B Common Share shall convert into such number of Class A Common Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Common Shares into which all of the Class B Common Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Common Shares in issue at the time of conversion.

(h)

Notwithstanding anything to the contrary in this Article, no fractional Class A Common Shares shall be issued upon conversion of Class B Common Shares. All Class A Common Shares (including fractions thereof) issuable upon conversion of more than one Class B Common Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Class A Common Share, the holder shall be entitled to the number of Class A Common Shares determined by rounding the entitlement down to the nearest whole number.

(i)

Upon any Class B Common Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, other than the right of the holders thereof to receive Class A Common Shares in exchange therefor.

(j)

Upon the occurrence of an Automatic Conversion Event, all the then issued and outstanding Class B Common Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent. The Company shall provide all holders of the applicable class of Class B Common Shares written notice as promptly as practicable following the occurrence of an Automatic Conversion Event including the date such event occurred. The Company shall not be obligated to issue certificates evidencing the Class A Common Shares issuable upon any automatic conversion (to the extent the Class A Common Shares are certificated) unless the certificates evidencing such Class B Common Shares being converted, if any, are either delivered to the Company, or its transfer agent, or the holder notifies the Company, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

(k)

Upon the occurrence of an Automatic Conversion Event, any certificates representing the applicable Class B Common Shares shall cease to have or to represent any rights with respect to such Class B Common Shares and shall represent only the right of the holder to receive the Class A Common Shares into which they were converted under these Articles. The Company or its agent shall, promptly upon request of any holder whose Class B Common Shares have been converted into Class A Common Shares and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such Class B Common Shares (if any), issue and deliver to such holder, a certificate or certificates or written acknowledgment for the number of Class A Common Shares into which the Class B Common Shares were converted (to the extent the Class A Common Shares are certificated). Any conversion under this Part 29.5 shall be deemed to have been made upon the occurrence of the Automatic Conversion Event and the Person or Persons who at the time of the Automatic Conversion Event were the record holder or holders of the Class B Common Shares shall be treated for all purposes as the record holder or holders of the Class A Common Shares into which they were converted as of such time.

29.6Dividends

Subject to the prior rights of the Preference Shares and any other class ranking senior to the Class B Common Shares, the holders of the Class B Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

29.7Liquidation Distribution

In the event of any Liquidation Distribution, the holders of the Preference Shares of all series and the holders of the shares of any other class ranking senior to the Class B Common Shares, the holders of the Class B Common Shares shall be entitled to share, pari passu, on a share for share basis, in the distribution of the remaining property or assets of the Company.

29.8Redemption

Subject to Section 79 of the Business Corporations Act, Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 25 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO).

30.	PREFERENCE SHARES

30.1Designation and Amount

The authorized number of Preference Shares shall be 1,000,000.

30.2Issuable in Series

(a)	The Preference shares on the capital of the Company (“Preference Shares”) may include one or more series.
(b)

Subject to Article 30.2(c) of these Articles and the Business Corporations Act, from time to time, the directors by resolution may, if none of the Preference Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)

determine the maximum number of shares of any of those series of Preference Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this Article 30.2(b)(i) or otherwise in relation to a maximum number of those shares;

(ii)	create an identifying name by which the shares of any of those series of Preference Shares may be identified, or alter any identifying name created for those shares; and
(iii)

attach or alter special rights or restrictions to the shares of any of those series of Preference Shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(B)

any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;
(D)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;
(E)	any rights to vote; and
(F)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preference Shares.
(c)

No special rights or restrictions attached to any series of Preference Shares shall confer upon the shares of such series a priority over the shares of any other series of Preference Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preference Shares to a return of capital. The Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preference Shares to a return of capital, rank on a parity with the shares of every other series.

(d)

Unless the special rights or restrictions attached to any series of Preference Shares otherwise state, each series of Preference Shares shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preference Shares to a return of capital, rank in priority to the rights of holders of Common Shares and any other class of shares stated to be ranking junior to the Preference Shares. For greater certainty, the amount of the priority in respect of the return of capital in the case of the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preference Shares to a return of capital shall be the amount stated or calculated in accordance with the special rights or restrictions of the particular series of Preference Shares.

30.3Dividends

The registered holders of the Preference shares shall be entitled to receive dividends, if and when declared by the directors, out of any or all profits or surplus of the Company properly available for the payment of dividends. The directors may at any time declare and authorize the payment of such dividends exclusively on the Preference shares.

30.4Voting Rights

Subject to any rights as may be attached to any series of Preference shares, the registered holders of the Preference shares shall not, as such, be entitled to receive notice of, nor to attend or vote at any general meetings of shareholders of the Company and shall not have any voting rights except to receive notice of, attend and vote at class meetings of the holders of the Preference shares or as required or provided by the Business Corporations Act.

30.5Ranking; Liquidation

Subject to any rights as may be attached to any series of Preference shares, in the event of the liquidation, dissolution or winding-up or other distribution of the assets of the Company among its shareholders for the purpose of winding up the affairs of the Company, whether voluntary or involuntary, each holder of a Preference share shall be entitled to be paid, in respect of each such share held and in preference to and priority over any distribution or payment on any share of any other class of shares, the amount paid up with respect to each Preference share held by them. After payment to the holders of the Preference shares of the amounts so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Company, except as specifically provided in the special rights and restrictions attached to any particular series.

30.6Miscellaneous

(a)

Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth above the address or email address most recently provided to Holders by the Company for purposes of notice hereunder Attention: [•], e-mail address [•], or such other e-mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 30.6. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of these Articles shall be governed by and construed and enforced in accordance with the internal laws of the Province of British Columbia and the laws of Canada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by these Articles (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the courts sitting in the Province of British Columbia, (the “British Columbia Courts”). The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the British Columbia Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such British Columbia Courts, or such British Columbia Courts are improper or inconvenient venue for such proceeding. The Company and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Articles and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Articles or the transactions contemplated hereby. If the Company or any Holder shall commence an action or proceeding to enforce any provisions of these Articles, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(c)

Waiver. Any waiver by the Company or a Holder of a breach of any provision of these Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Articles or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of these Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Articles on any other occasion. Any waiver by the Company or a Holder must be in writing.

(d)

Severability. If any provision of these Articles is invalid, illegal or unenforceable, the balance of these Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles and shall not be deemed to limit or affect any of the provisions hereof.
(g)

Tax Withholding. The Company agrees that, provided that each Holder delivers to the Company a properly executed IRS Form W-9 or other certification satisfactory to the Company certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Company (including any paying agent of the Company) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Company such properly executed U.S. Person Certification, the Company reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Company, the Company and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Company’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Company in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Company or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Company shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Company does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Company by such Holder to the Company pursuant to the immediately preceding sentence, the Company and its paying agent shall be entitled to withhold taxes on deemed payments.

Annex e

Form of NEW GF Closing Articles

[Attached]

Incorporation Number

Translation of Name (if any)

Effective as of	[•], 2026

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

OF

GENERAL FUSION GROUP LTD.

Fasken Martineau DuMoulin LLP

Barristers & Solicitors

Canada

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

of

GENERAL FUSION GROUP LTD.

(the “Company”)

Incorporation Number [•]

Translation of Name (if any)

Part 1

INTERPRETATION

1.1	Definitions. Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

“beneficial owner”, “beneficially own” and any correlative phrases means to be the beneficial owner of securities, directly or indirectly, within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act and the Business Corporations Act.

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Exchange Act” means the means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“holder” of any share of the Company means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder; and

“seal” means the seal of the Company, if any.

1.2Business Corporations Act Definitions Apply. The definitions in the Business Corporations Act apply to these Articles.

1.3Interpretation Act Applies. The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

1.4Conflict in Definitions. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5Conflict Between Articles and Legislation. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

Part 2

SHARES AND SHARE CERTIFICATES

2.1Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3Right to Share Certificate or Acknowledgement. Each shareholder is entitled, without charge, to:

(a)	one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or
(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder’s duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4Sending of Share Certificate. Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder’s registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5Replacement of Worn Out or Defaced Certificate. If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)	order the certificate to be cancelled; and
(b)	issue a replacement share certificate.

2.6Replacement of Lost, Stolen or Destroyed Certificate. If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)	proof satisfactory to them that the certificate is lost, stolen or destroyed; and
(b)	any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Part 3

ISSUE OF SHARES

3.1Directors Authorized to Issue Shares. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2Commissions and Discounts. The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3Brokerage. The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:
(i)	past services performed for the Company;
(ii)	property; or
(iii)	money; and
(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5Warrants, Options and Rights. Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6Fractional Shares. A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

Part 4

SHARE REGISTERS

4.1Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register, or such other jurisdiction approved by the board provided the central securities register must be available for inspection and copying at a location inside British Columbia by means of a computer terminal or other electronic technology.

4.2Branch Registers. In addition to the central securities register, the Company may maintain branch securities registers.

4.3Appointment of Agents. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4Closing Register. The Company must not at any time close its central securities register.

Part 5

SHARE TRANSFERS

5.1Recording or Registering Transfer. Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company or its duly appointed transfer agent, if any;
(b)

if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or its duly appointed transfer agent, if any; and

(c)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company or its duly appointed transfer agent, if any.

5.2Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors, or any other officer or agent authorized by the directors, from time to time.

5.3Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4Signing of Instrument of Transfer. If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or
(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6Transfer Fee. Subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, there must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

Part 6

TRANSMISSION OF SHARES

6.1Legal Personal Representative Recognized on Death. In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

Part 7

PURCHASE OF SHARES

7.1Company Authorized to Purchase Shares. Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or
(b)	making the payment or providing the consideration would render the Company insolvent.

7.3Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;
(b)	must not pay a dividend in respect of the share; and
(c)	must not make any other distribution in respect of the share.

Part 8

BORROWING POWERS

8.1Powers of Directors. The Company, if authorized by the directors, may from time to time:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;
(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;
(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
(d)	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2Terms of Debt Instruments. Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3Delegation by Directors. For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

Part 9

ALTERATIONS

9.1Alteration of Authorized Share Structure. Subject to Article 9.2, Article 30.1 and the Business Corporations Act, the Company may:

(a)	by special resolution:
(i)	create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;
(ii)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(iii)	if the Company is authorized to issue shares of a class of shares with par value:
(A)	decrease the par value of those shares; or
(B)	if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;
(iv)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
(v)	alter the identifying name of any of its shares; or
(vi)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.; or
(b)	by directors’ resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares, and, if applicable, alter the Notice of Articles and these Articles accordingly.

9.2Special Rights and Restrictions. Subject to Article 31.1 and the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3Change of Name. The Company may by directors’ resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4Company Alterations. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution authorize any act of the Company, including without limitation, an alteration of these Articles or its Notice of Articles.

Part 10

MEETINGS OF SHAREHOLDERS

10.1  Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act and subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2  Resolution Instead of Annual General Meeting. If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3  Calling of Shareholder Meetings. The directors may, whenever they think fit, call a meeting of shareholders.

10.4  Location of Shareholder Meetings. The directors may by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders, or a fully or partially electronic or virtual meeting of shareholders.

10.5  Notice for Meetings of Shareholders. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

10.6  Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days; and
(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7  Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8  Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9  Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and
(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10  Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply with the necessary changes and so far as they are applicable to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.11  Notice of Dissent Rights. The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;
(b)	otherwise, 10 days.

Part 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1  Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;
(b)	at an annual general meeting, all business is special business except for the following:
(i)	business relating to the conduct of, or voting at, the meeting;
(ii)	consideration of any financial statements of the Company presented to the meeting;
(iii)	consideration of any reports of the directors or auditor;
(iv)	the setting or changing of the number of directors;
(v)	the election or appointment of directors;
(vi)	the appointment of an auditor;
(vii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and
(viii)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2  Special Resolution. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3  Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33⅓% of the issued shares entitled to be voted at the meeting.

11.4  One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and
(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5  Meetings by Telephone or Other Communications Medium. A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6  Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7  Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

11.8  Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and
(b)

in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9  Lack of Quorum at Succeeding Meeting. If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10  Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; and
(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.11  Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12  Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13  Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14  Decisions by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15  Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16  Motion Need Not Be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17  Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18  Manner of Taking a Poll. Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:
(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and
(ii)	in the manner, at the time and at the place that the chair of the meeting directs;
(b)	the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and
(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.19  Demand for a Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20  Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21  Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22  No Demand for Poll. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23  Demand for a Poll Not to Prevent Continuation of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24  Retention of Ballots and Proxies. The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25  Electronic Voting. Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the directors determine to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.

Part 12

VOTES OF SHAREHOLDERS

12.1  Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and
(b)	on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2  Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3  Votes by Joint Shareholders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or
(b)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4  Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5  Representative of a Corporate Shareholder. If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:
(i)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and
(b)	if a representative is appointed under this Article 12.5:
(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6  Proxy Provisions Do Not Apply to All Companies. If and for so long as it is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7  Appointment of Proxy Holder. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8  Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9  When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;
(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;
(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(d)	the Company is a public company.

12.10  Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11  Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(b)	by the chair of the meeting, before the vote is taken.

12.12  Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________

Signature of shareholder

________________________

Name of shareholder — printed

12.13  Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or
(b)	provided, at the meeting or any adjourned meeting, to the chair of the meeting, in each case, before any vote has been taken on any matter to which the proxy has been given.

12.14  Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or
(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15  Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Part 13

DIRECTORS

13.1  Number of Directors. The number of directors shall, excluding any additional directors appointed under Article 13.3, be set at:

(a)	if the Company is a public company, the greater of three and the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and
(ii)	the number of directors set under Article 13.3;
(b)	if the Company is not a public company, the most recently set of:
(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 13.3.

13.2  Change in Number of Directors. If the number of directors is set under Articles 13.1(a)(i) or 13.1(b)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and
(b)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3  Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may set the size of the board (but not at a lesser number of directors than the number of directors then elected or appointed) and appoint one or more additional directors to fill any vacancies resulting from an increase in the size of the board, but the number of additional directors appointed under this Article 13.3 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or
(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 13.3.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

13.4  Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.5  Qualifications of Directors. A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.6  Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.7  Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.8  Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.9  Gratuity, Pension or Allowance on Retirement of Director. The directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Part 14

ELECTION AND REMOVAL OF DIRECTORS

14.1  Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2  Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act; or
(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3  Failure to Elect or Appoint Directors. If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and
(d)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4  Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5  Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors, including any vacancy resulting from the retirement, death, resignation, or incapacity of a director, may be filled by the directors.

14.6  Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7  Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8  Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;
(b)	the director dies;
(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or
(d)	the director is removed from office pursuant to Articles 14.9 or 14.10.

14.9  Removal of Director by Shareholders. The Company may remove any director before the expiration of his or her term of office by ordinary resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.10  Removal of Director by Directors. The board may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the board may appoint a director to fill the resulting vacancy.

Part 15

ADVANCE NOTICE REQUIREMENTS

15.1  Definitions. In this Part 15, unless the context otherwise requires:

(a)

“Applicable Securities Laws” means the applicable securities laws of each relevant state, province and territory of the United States and Canada, as applicable, as amended from time to time, the rules, regulations and forms made or promulgated under any such laws and the published national instruments, multilateral instruments, policies, bulletins, interpretations and notices of the securities commission and similar regulatory authority of each relevant state, province and territory of the United States and Canada;

(b)

“Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, company, corporation, trust, partnership, limited partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise), any of the foregoing acting in any derivative, representative or fiduciary capacity, and any of the foregoing that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person, the term “control” (including the terms “controlled by” and “under common control with”) meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(c)

“Public Announcement” shall mean disclosure in a press release reported by a national news service in the United States and in Canada, as applicable, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or by the Company under its profile on SEDAR+ at www.sedarplus.ca.

15.2  Nomination of Directors. Only Persons who are eligible under the Business Corporations Act and who are nominated in accordance with the provisions herein shall be eligible for election as directors of the Company. At any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, nominations of Persons for election to the board may be made only:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;
(b)

by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Part 5, Division 7 of the Business Corporations Act, or pursuant to a requisition of the shareholders made in accordance with Section 167 of the Business Corporations Act; or

(c)

by any Person (a “Nominating Shareholder”): (i) who, at the close of business on the date that the Nominating Shareholder’s Notice (as defined below) is given and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such ownership that is satisfactory to the Company, acting reasonably; and (ii) who complies with all notice procedures set forth herein.

15.3  Timely Notice. In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Article 15.4 below) and in proper written form (in accordance with Article 15.8 below) to the Corporate Secretary of the Company at the registered office of the Company (as set out in the notice of articles of the Company).

15.4  Manner of Timely Notice. To be timely, the Nominating Shareholder’s Notice to the Corporate Secretary of the Company must be made:

(a)

in the case of an annual general meeting of shareholders, not less than thirty (30) days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Nominating Shareholder’s Notice may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made,

15.5  Proper Form of Timely Notice. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company must set forth:

(a)

as to each Person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the Person; (ii) the present principal occupation or employment of the Person and the principal occupation or employment within the five years preceding the notice; (iii) the country of residence of the Person; (iv) the class or series and number of shares in the capital of the Company which are directly or indirectly controlled or directed or which are owned beneficially or of record by the Person as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iv) full particulars regarding any agreements between the Person and/or the Nominating Shareholder and/or any other person or company relating to the Person’s nomination for election as a director of the Company; (v) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Person with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Person, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Person or to increase or decrease the voting power or pecuniary or economic interest of such Person with respect to the class or series of shares in the capital of the Company; and (vi) any other information relating to the Person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)

as to the Nominating Shareholder giving the notice: (i) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”); (ii) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Nominating Shareholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Nominating Shareholder or to increase or decrease the voting power or pecuniary or economic interest of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company; and (iii) a representation as to whether the Nominating Shareholder intends to engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation and whether such person or group intends to deliver a proxy circular to holders of at least the percentage of the Company’s outstanding share capital required to approve or adopt the nomination (in person or by proxy) by the Nominating Shareholder (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”).

The Company may require any proposed nominee to furnish such other information as may be required to be contained in a dissident’s proxy circular or by Applicable Securities Laws to determine the independence of the Proposed Nominee or the eligibility of such proposed nominee to serve as a director of the Company.

15.6  Notice to be Updated. To be considered timely and in proper written form, the Nominating Shareholder’s Notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such Nominating Shareholder’s Notice will be true and correct as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

15.7  Eligibility for Nomination as a Director. No Person shall be eligible for election as a director of the Company (except pursuant to Article 15.2(a) unless nominated in accordance with the provisions of this Part 15; provided, however, that nothing in this Part 15 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the chair of the board. The chair of the board of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Part 15, and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be deemed voided and subsequently disregarded.

15.8  Delivery of Notice. Notwithstanding any other provision in this Part 15, notice given to the Corporate Secretary of the Company pursuant to this Part 15 may only be given by personal delivery, facsimile transmission or email (provided that the Corporate Secretary has stipulated an e-mail address for purposes of this Part 15), and shall be deemed to have been given and received only at the time it is served by personal delivery or sent by facsimile transaction (provided that receipt of confirmation of such transmission has been received) or by e-mail (at the address as aforesaid) to the Corporate Secretary at the registered office of the Company, provided that if such delivery or electronic transmission is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic transmission shall be deemed to have been made on the subsequent day that is a business day.

15.9  Board’s Discretion. Notwithstanding the foregoing, the board may, in its sole discretion, waive any and all requirements in this Part 15.

Part 16

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

16.1  Governing Law and Forum Selection. All questions concerning the construction, validity, enforcement and interpretation of these Articles shall be governed by and construed and enforced in accordance with the internal laws of the Province of British Columbia and the laws of Canada, without regard to the principles of conflict of laws thereof. Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles or the Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of the Company, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Part 16 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Part 16.

16.2  Waiver of Service. The Company and each shareholder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Articles and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and each shareholder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Articles or the transactions contemplated hereby. If the Company or any shareholder shall commence an action or proceeding to enforce any provisions of these Articles, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Part 17

POWERS AND DUTIES OF DIRECTORS

17.1  Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

17.2  Appointment of Attorney of Company. The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 18

DISCLOSURE OF INTEREST OF DIRECTORS

18.1  Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

18.2  Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

18.3  Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

18.4  Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

18.5  Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

18.6  No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

18.7  Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

18.8  Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 19

PROCEEDINGS OF DIRECTORS

19.1  Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

19.2  Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.3  Chair of Meetings. Meetings of directors are to be chaired by:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or
(c)	any other director chosen by the directors if:
(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;
(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or
(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

19.4  Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 19.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

19.5  Calling of Meetings. A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

19.6  Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 19.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 25.1 or orally or by telephone.

19.7  When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or
(b)	the director has waived notice of the meeting.

19.8  Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

19.9  Waiver of Notice of Meetings. Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

19.10  Quorum. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors.

19.11  Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

19.12  Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 19.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 20

EXECUTIVE AND OTHER COMMITTEES

20.1  Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;
(b)	the power to remove a director;
(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and
(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

20.2  Appointment and Powers of Other Committees. The directors may, by resolution,

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;
(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:
(i)	the power to fill vacancies in the board of directors;
(ii)	the power to remove a director;
(iii)	the power to change the membership of, or fill vacancies in, any committee of the board, and
(iv)	the power to appoint or remove officers appointed by the board; and
(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

20.3  Obligations of Committee. Any committee appointed under Articles 20.1 or 20.2, in the exercise of the powers delegated to it, must

(a)	conform to any rules that may from time to time be imposed on it by the directors; and
(b)	report every act or thing done in exercise of those powers as the directors may require.

20.4  Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;
(b)	terminate the appointment of, or change the membership of, a committee; and
(c)	fill vacancies on a committee.

20.5  Committee Meetings. Subject to Article 20.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	the committee may meet and adjourn as it thinks proper;
(b)

the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of a directors’ committee constitutes a quorum of the committee; and
(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

Part 21

OFFICERS

21.1  Appointment of Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

21.2  Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;
(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and
(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

21.3  Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

21.4  Remuneration and Terms. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

Part 22

INDEMNIFICATION

22.1  Definitions. In this Part 22:

(a)	“eligible party” means an individual who:
(i)	is or was a director or officer of the Company,
(ii)	is or was a director or officer of a corporation at a time when the corporation is or was an affiliate of the Company, or
(iii)

at the request of the Company, is or was a director or officer, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party:

(i)	is or may be joined as a party; or
(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and
(d)	“expenses” has the meaning set out in the Business Corporations Act.

22.2  Mandatory Indemnification of Eligible Parties. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Part 22.

22.3  Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

22.4  Non-Compliance with Business Corporations Act. The failure of an eligible party to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

22.5  Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;
(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; or
(c)

at the request of the Company, is or was a director, officer, employee or agent, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Part 23

DIVIDENDS

23.1  Payment of Dividends Subject to Special Rights. The provisions of this Part 23 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

23.2  Declaration of Dividends. Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

23.3  No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 23.2.

23.4  Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

23.5  Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

23.6  Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 23.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;
(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

23.7  When Dividend Payable. Any dividend may be made payable on such date and time, and subject to such conditions, as is fixed by the directors.

23.8  Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

23.9  Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

23.10  Dividend Bears No Interest. No dividend bears interest against the Company.

23.11  Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

23.12  Payment of Dividends. Any dividend or other distribution payable in respect of shares will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder unless the shareholder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

23.13  Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.14  Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law

Part 24

DOCUMENTS, RECORDS AND REPORTS

24.1  Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

24.2  Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.3  Remuneration of Auditors. The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

Part 25

NOTICES

25.1  Method of Giving Notice. Subject to Article 31.10(a) regarding notices to the Convertible Preferred Holders, unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:
(i)	for a record mailed to a shareholder, the shareholder’s registered address;
(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;
(b)	delivery at the applicable address for that person as follows, addressed to the person:
(i)	for a record delivered to a shareholder, the shareholder’s registered address;
(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;
(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;
(d)

sending the record, or a reference providing the intended recipient with immediate access to the record, by electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e)

sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)	physical delivery to the intended recipient.

25.2  Deemed Receipt. Subject to Article 31.10(a) regarding notices to the Convertible Preferred Holders, a record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 25.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

25.3  Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 25.1, prepaid and mailed or otherwise sent as permitted by Article 25.1 is conclusive evidence of that fact.

25.4  Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

25.5  Notice to Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:
(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and
(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or
(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Part 26

SEAL

26.1  Who May Attest Seal. Except as provided in Articles 26.2 and 26.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)	any two directors;
(b)	any officer, together with any director;
(c)	if the Company only has one director, that director; or
(d)	any one or more directors or officers or persons as may be determined by resolution of the directors.

26.2  Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 26.1, the impression of the seal may be attested by the signature of any director or officer.

26.3  Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

Part 27

PROHIBITIONS

27.1	Definitions. In this Part 27:
(a)	“designated security” means:
(i)	a voting security of the Company;
(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b)	“security” has the meaning assigned in the Securities Act (British Columbia);
(c)	“voting security” means a security of the Company that:
(i)	is not a debt security, and
(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

27.2  Application. Article 27.3 does not apply to the Company if and for so long as it is a public company.

27.3  Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Part 28

COMMON SHARES

28.1  Voting The holders of the Common Shares shall be entitled to one vote for each Common Share held on all matters at all meetings of shareholders of the Company, other than meetings at which or with respect to matters on which only the holders of another class or series of shares are entitled to vote separately as a class or series.

28.2  Dividends Subject to the prior rights of the Convertible Preferred Shares, the Preferred Shares and any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

28.3  Liquidation Distribution In the event of any Liquidation Distribution, subject to the prior rights of the holders of the Convertible Preferred Shares, the Earnout Shares, the Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Company.

Part 29

EARNOUT SHARES

29.1  Definitions. In this Part 29 of these Articles:

(a)

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)	“Automatic Conversion Event” means the occurrence of a Class A Earnout Share Conversion Event, Class B Earnout Share Conversion Event, or Class C Earnout Share Conversion Event, as applicable.
(c)	“Automatic Conversion Date” has the meaning set forth in Article 29.9(d).
(d)	“Class A Earnout Share Conversion Event” has the meaning set forth in Article 29.9(a).
(e)	“Class A Earnout Shares” means the Class A Earnout Shares in the capital of the Company.
(f)	“Class B Earnout Share Conversion Event” has the meaning set forth in Article 29.9(b).
(g)	“Class B Earnout Shares” means the Class B Earnout Shares in the capital of the Company.
(h)	“Class C Earnout Share Conversion Event” has the meaning set forth in Article 29.9(c).
(i)	“Class C Earnout Shares” means the Class C Earnout Shares in the capital of the Company.
(j)	“Conversion Rate” has the meaning set forth in Article 29.8.
(k)

“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Company; or (iii) the completion of a share sale transaction to which the Company is a party between shareholders of the Company and a Person that results in those who were the holders of the voting securities of the Company before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of the Company after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of the Company or change of the jurisdiction of domicile of the Company.

(l)	“Earnout Shares” means, collectively, the Class A Earnout Shares, Class B Earnout Shares, and Class C Earnout Shares.
(m)

“Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or pursuant to a Deemed Liquidation Event, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(n)	“Original Issue Date” means the date on our about [•], 2026, on which the first Earnout Share is issued.
(o)	“Permitted Transfer” means, in respect of a proposed Transfer by a holder of Earnout Shares:
(i)

in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary or beneficiaries of which are all members of the individual’s immediate family or to an Affiliate of such individual, in each case for estate planning purposes and for no consideration or nominal consideration;

(ii)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;
(iii)	in the case of an individual, pursuant to a qualified domestic relations order;
(iv)

in the case of a corporation, partnership, limited liability company or other business entity, by virtue of the laws of the holder’s organization and the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)

in the case of a corporation, partnership, limited liability company or other business entity, to the officers or directors of such holder or its Affiliates, the direct or indirect members, partners or equityholders of such holder, any Affiliates of such holder, in each case, without consideration or for nominal consideration.

(p)	“Permitted Transferee” means any transferee arising from a Permitted Transfer.
(q)	“Redemption Price” with respect to each Class A Earnout Share, Class B Earnout Share, and Class C Earnout Share, shall be equal to US$0.00000000001 per share.
(r)	“Redemption Time” has the meaning set forth in Article 29.6.
(s)

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

(t)	“Trading Day” means a day on which the principal Trading Market is open for business.
(u)

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

(v)

“Transfer” means, with respect to any security, any, (i) direct or indirect, sale or offer to sell, transfer, contract or agreement to sell, assignment, pledge, mortgage, exchange, hypothecation, grant of any option to purchase or other disposal of or agreement to dispose of, grant of a security interest or encumbrance in or disposition of an interest, establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, the security, or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (in each case, whether with or without consideration, and whether voluntarily or involuntarily).

(w)

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the holders of a majority in interest of the Preferred Shares then outstanding, the fees and expenses of which shall be paid by the Company.

29.2  Earnout Shares The Earnout Shares, shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 29.

29.3  Non-Voting The holders of the Earnout Shares shall not be entitled to any voting rights in respect of such shares except as otherwise required under the Business Corporations Act.

29.4  Dividends The holders of the Earnout Shares shall not be entitled to any dividends or other distributions in respect of such shares other than a Liquidation Distribution.

29.5  Liquidation Distribution In the event of any Liquidation Distribution, the holders of Earnout Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Common Shares, and any shares ranking junior to the Earnout Shares, an amount per Earnout Share equal to the Redemption Price. After payment to the holders of the Earnout Shares of the amount so payable to them as above provided, the holders of the Earnout Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

29.6  Redemption Subject to Section 79 of the Business Corporations Act, the Company shall:

(a)	at any time after the 5th year anniversary of the Original Issue Date; or
(b)	at any time after a Deemed Liquidation;

without notice, redeem at any time the whole of the then outstanding Earnout Shares on payment, in respect of each Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Earnout Shares shall not apply in respect of any Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of this Part 29.

29.7  Limits on Transferability None of the Earnout Shares may be Transferred other than in a Permitted Transfer without the prior approval of the board of directors. Earnout Shares may only be Transferred in a Permitted Transfer if:

(a)	the Company is satisfied that the Transfer is a Permitted Transfer; and
(b)

the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Company providing such assurances as the Company may require relating to, among other things:

(i)	the eligibility of the Transfer as a Permitted Transfer;
(ii)	the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Earnout Shares being transferred; and

(iii)

the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Company in respect of (x) matters relating to the Earnout Shares and (y) the transferring holder’s ownership of the Earnout Shares.

The Company shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Earnout Shares not made in accordance with this Article 30.5. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Earnout Shares.

29.8  Conversion Provisions Unless and until adjusted as provided for in this Article 29.8, upon the occurrence of an Automatic Conversion Event, each Earnout Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)

No fractional Common Shares shall be issued upon conversion of the Earnout Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Earnout Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)

If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Earnout Shares shall be similarly subdivided at the same time (failing which the Conversion Rate shall be adjusted accordingly). If the Company shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Earnout Shares shall be similarly consolidated at the same time (failing which the Conversion Rate shall be adjusted accordingly).

(c)

If the Common Shares of the Company shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Earnout Shares are thereafter converted into Common Shares, the holders of the Earnout Shares shall be entitled to receive, upon conversion thereof, the kind and amount of shares or other securities or property that would have otherwise been receivable upon such reorganization, reclassification or other change by a holder of Common Shares holding the number of Common Shares into which such Earnout Shares would have been converted as of immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)

In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company and any other corporation or other entity or Person in which the Common Shares are converted into or exchanged for shares or other securities or property (in each case, other than a Deemed Liquidation Event), then in the event of a subsequent Automatic Conversion Event, the Earnout Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of Common Shares would have been entitled upon such event if the holder held the number of Common Shares issuable upon conversion of such Earnout Shares as of immediately prior to such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Company) shall be made in the application of the provisions in this Article 29.8(d) with respect to the rights and interest thereafter of the holders of the Earnout Shares, to the end that the provisions set forth in this Article 29.8(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Earnout Shares.

(e)

Upon any Earnout Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, other than the right of the holders thereof to receive Common Shares in exchange therefor.

29.9  Automatic Conversion

(a)	Class A Earnout Shares. All Class A Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:
(i)	the VWAP of the Common Shares exceeds US $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period; or

(ii)

there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$15.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class A Earnout Share Conversion Event”)

(b)	Class B Earnout Shares. All Class B Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:
(i)	the VWAP of the Common Shares exceeds US $20.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period; or
(ii)

there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$20.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class B Earnout Share Conversion Event”).

(c)	Class C Earnout Shares. All Class C Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:
(i)	the VWAP of the Common Shares exceeds US $25.00 for any twenty (20) Trading Days within any thirty (30) Trading Day; or
(ii)

there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$25.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class C Earnout Share Conversion Event”).

(d)

Mechanics of Conversion. Upon the occurrence of an Automatic Conversion Event, all the then issued and outstanding Earnout Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent. The Company shall provide all holders of the applicable class of Earnout Shares written notice as promptly as practicable following the occurrence of an Automatic Conversion Event including the date such event occurred (the “Automatic Conversion Date”). The Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon any automatic conversion (to the extent the Common Shares are certificated) unless the certificates evidencing such Earnout Shares being converted, if any, are either delivered to the Company, or its transfer agent, or the holder notifies the Company, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

(e)

Effect of Automatic Conversion. On the Automatic Conversion Date, all rights with respect to the Earnout Shares so converted shall terminate, except for the right of the holder thereof to receive the number of Common Shares into which such Earnout Shares have been converted under these Articles. Upon the occurrence of an Automatic Conversion Event, any certificates representing the applicable Earnout Shares shall cease to have or to represent any rights with respect to such Earnout Shares and shall represent only the right of the holder to receive the Common Shares into which they were converted under these Articles. The Company or its agent shall, promptly upon request of any holder whose Earnout Shares have been converted into Common Shares and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such Earnout Shares (if any), issue and deliver to such holder, a certificate or certificates or written acknowledgment for the number of Common Shares into which the Earnout Shares were converted at the Automatic Conversion Time (to the extent the Common Shares are certificated). Any conversion under this Part 31 shall be deemed to have been made upon the occurrence of the Automatic Conversion Event and the Person or Persons who at the time of the Automatic Conversion Event were the record holder or holders of the Earnout Shares shall be treated for all purposes as the record holder or holders of the Common Shares into which they were converted as of such time.

Part 30

preferred shares

30.1  Issuable in Series.

(a)	The Preferred shares on the capital of the Company (“Preferred Shares”) may include one or more series.
(b)

Subject to Article 30.1(c) of these Articles and the Business Corporations Act, from time to time, the directors by resolution may, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)

determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this Article 30.1(b)(i) or otherwise in relation to a maximum number of those shares;

(ii)	create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and
(iii)

attach or alter special rights or restrictions to the shares of any of those series of Preferred Shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(B)

any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;
(D)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;
(E)	any rights to vote; and
(F)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.
(c)

No special rights or restrictions attached to any series of Preferred Shares shall confer upon the shares of such series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital. The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

(d)

Unless the special rights or restrictions attached to any series of Preferred Shares otherwise state, each series of Preferred Shares shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank in priority to the rights of holders of Common Shares and any other class of shares stated to be ranking junior to the Preferred Shares. For greater certainty, the amount of the priority in respect of the return of capital in the case of the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital shall be the amount stated or calculated in accordance with the special rights or restrictions of the particular series of Preferred Shares.

Part 31

CONVERTIBLE PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE CONVERTIBLE PREFERRED SHARES

31.1  Convertible Preferred Shares.

The Convertible Preferred shares in the capital of the Company (the “Convertible Preferred Shares”) which shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 31.

31.2  Definitions. In this Part 31 of these Articles:

“Accrued Dividend” shall have the meaning set forth in Section 31.4(a).

“Accrued Value” means, as of any date, with respect to each Convertible Preferred Share as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Shares, of (i) the Deemed Original Issue Price per share of Convertible Preferred Shares, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Convertible Preferred Shares as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional an amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 31.4(a), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Alternate Consideration” shall have the meaning set forth in Section 31.8(f).

“Annual Rate” means with respect to a PIK Dividend, 12% of the Accrued Value, subject to adjustments herein, and with respect to a Cash Dividend, 10% of the Accrued Value, subject to adjustments herein.

“Attribution Parties” shall have the meaning set forth in Section 31.7(e).

“Available Proceeds” shall have the meaning set forth in Section 31.6(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 31.7(e).

“British Columbia Courts” shall have the meaning set forth in Section 31.10(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 21, 2026, by and among the Company (or its predecessor), 1573562 B.C. Ltd. and General Fusion Inc.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 31.7(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 31.4(a).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day the Business Combination is consummated.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Common shares of the Company and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Shares Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, Convertible Preferred Shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Conversion Date” shall have the meaning set forth in Section 31.7(a).

“Conversion Price” shall have the meaning set forth in Section 31.7(b).

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of the Convertible Preferred Shares in accordance with the terms hereof.

“Convertible Preferred Holder” means a registered holder of an issued and outstanding Convertible Preferred Share and “Convertible Preferred Holders” means all registered holders of the issued and outstanding Convertible Preferred Shares.

“Convertible Preferred Shares” shall have the meaning set forth in Section 31.3.

“Convertible Preferred Shares Liquidation Amount” shall have the meaning set forth in Section 31.6(b).

“Convertible Preferred Shares Register” shall have the meaning set forth in Section 31.3.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares;

“Company Notice” shall have the meaning set forth in Section 31.9(a).

“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company.

“Dilutive Issuance” shall have the meaning set forth in Section 31.8(b).

“Distribution” shall have the meaning set forth in Section 31.8(e).

“Effective Date” means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering unless as approved by the Required Holders, and (ii) to an entity whose primary business is investing in securities,

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 31.8(f).

“Junior Securities” shall have the meaning set forth in Section 31.6(a).

“New Issuance Price” shall have the meaning set forth in Section 31.8(b).

“Notice of Conversion” shall have the meaning set forth in Section 31.7(a).

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Common Shares underlying such Option divided by (2) the total number of Common Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Original Issue Date” means the date of the first issuance of any shares of the Convertible Preferred Shares regardless of the number of transfers of any particular Convertible Preferred Shares and regardless of the number of certificates which may be issued to evidence such Convertible Preferred Shares.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

“PIK Dividend” shall have the meaning set forth in Section 31.4(a).

“Purchase Agreement” means the Securities Purchase Agreements, among the Company and the original Convertible Preferred Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 31.8(d).

“Redemption Date” shall have the meaning set forth in Section 31.9(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 31.9(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 31.9(b)(i).

“Redemption Request” shall have the meaning set forth in Section 31.9(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Company and the original Convertible Preferred Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Convertible Preferred Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 31.5(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Convertible Preferred Shares, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 31.7(c).

“Standard Settlement Period” shall have the meaning set forth in Section 31.7(c)(i).

“Subscription Date” shall mean the date of the applicable Purchase Agreement.

“Subsidiary” means any subsidiary of the Company as of the Closing Date.

“Successor Entity” shall have the meaning set forth in Section 31.8(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means these Articles, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means the transfer agent of the Company as appointed from time to time.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Convertible Preferred Holders of a majority in interest of the Convertible Preferred Shares then outstanding, the fees and expenses of which shall be paid by the Company.

“Warrant Shares” means, collectively, the Common Shares issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase Common Shares issued pursuant to the Purchase Agreement.

31.3  Designation and Amount

(a)

The authorized number of Convertible Preferred Shares shall be 12,000,000 (which shall not be subject to increase without the written consent of the Convertible Preferred Holders representing 50% of the then outstanding Convertible Preferred Shares.

(b)

The Company shall register, or cause its Transfer Agent to register, the Convertible Preferred Shares upon records to be maintained by the Company or its Transfer Agent for that purpose (the “Convertible Preferred Shares Register”), in the name of the Convertible Preferred Holders thereof from time to time. The Company may deem and treat the registered Convertible Preferred Holders as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register, or cause its Transfer Agent to register, the transfer of any Convertible Preferred Shares in the Convertible Preferred Shares Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Convertible Preferred Holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the Convertible Preferred Shares so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Convertible Preferred Holder, in each case, within three Business Days.

(c)

The “Deemed Original Issue Price” for the Class A Convertible Preferred Shares means $12.00 per share, in each case, subject to appropriate adjustment in the event of any share dividend, subdivision, consolidation or other similar recapitalization with respect to such class or series of Convertible Preferred Shares, as applicable.

31.4  Dividends.

(a)

From and after the Closing, subject to the terms of this Section 31.5, the right to receive cumulative dividends on the Accrued Value of each Convertible Preferred Share at the Annual Rate. The right to receive dividends on each Convertible Preferred Share shall be cumulative and shall accrue daily from and the Closing and shall compound on each Semi-Annual Dividend

Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Company legally available for the payment of dividends. Each Accrued Dividend shall be satisfied, at the election of the Company, (i) by payment in cash (a “Cash Dividend”), or (ii) by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of shares of the Company ranking junior to the Convertible Preferred Shares (other than dividends on Common Shares payable in Common Shares) unless (in addition to the obtaining of any consents required herein) the Convertible Preferred Holders of the Convertible Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Shares in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Convertible Preferred Shares and not previously paid and (ii) (A) in the case of a dividend on Common Shares or any class or series that is convertible into Common Shares, that dividend per share of Convertible Preferred Shares as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (2) the number of Common Shares issuable upon conversion of a share of Convertible Preferred Shares, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of shares ranking junior to the Convertible Preferred Shares that is not convertible into Common Shares, at a rate per share of Convertible Preferred Shares determined by (1) dividing the amount of the dividend payable on each share of such class or series of shares by the original issuance price of such class or series of shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of shares of the Company that is junior to the Convertible Preferred Shares, the dividend payable to the Convertible Preferred Holders pursuant to this Section 31.4 shall be calculated based upon the dividend on the class or series of shares that would result in the highest Convertible Preferred Shares dividend.

(c)

Subject to Section 31.6 and Section 31.7, the Convertible Preferred Holders shall be entitled to receive, and the Company shall pay, dividends on Convertible Preferred Shares (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Shares when, as and if such dividends are paid on shares of the Common Shares.

(d)

Notwithstanding anything to the contrary herein, to the extent that the Convertible Preferred Holder’s right to participate in any dividend would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such dividend shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever, such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation.

31.5  Voting Rights

(a)

The Convertible Preferred Holders shall be entitled to notice of any meeting of shareholders of the Company and, except as otherwise required by law, shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote.

(b)

On any matter presented to the shareholders of the Company for their action or consideration at any meeting of the shareholders of the Company (or by written consent in lieu of a meeting), a Convertible Preferred Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole Common Shares into which the Convertible Preferred Shares held by such Convertible Preferred Holder, together with its Attribution Parties, as are convertible on the record date for determining shareholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 31.7 hereof and subject to the Beneficial Ownership Limitation), but, to the extent applicable, without regard as to whether sufficient Common Shares are available out of the Company’s authorized by unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Shares.

(c)

As long as the Convertible Preferred Holders hold 20% or more of the Convertible Preferred Shares issued as of the closing of the Business Combination, the Company shall not, without the affirmative vote or action by written consent of the

Convertible Preferred Holders of a majority of the issued and outstanding shares of the Convertible Preferred Shares (the “Required Holders”):

(i)	liquidate, dissolve or wind-up the affairs of the Company;
(ii)

amend, alter or repeal these Articles or Notice of Articles or any similar document of the Company in a manner that materially and adversely affects the powers, preferences or rights given to the Convertible Preferred Shares;

(iii)

create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Convertible Preferred Shares with respect to its rights, preferences and privileges or increase the number of authorized Convertible Preferred Shares;

(iv)

except as set forth in Section 31.4, purchase or redeem or pay any cash dividend on any share of the Company ranking junior to the Convertible Preferred Shares prior to payment of such cash dividend on the Convertible Preferred Shares or purchase or redeem any share of the Company ranking junior to the Convertible Preferred Shares, other than shares repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Company;

(v)

enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the Company’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Company; or

(vi)

incur or guarantee any indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

(d)

Notwithstanding anything to the contrary herein, Section 31.7(d) may not be amended, modified or waived in any manner that materially and adversely affects a Convertible Preferred Holder without such Convertible Preferred Holder’s consent.

31.6  Ranking; Liquidation.

(a)

The Convertible Preferred Shares shall rank senior to all of the Common Shares and any class or series of shares of the Company currently existing or hereafter authorized, classified or reclassified by the Company (collectively, “Junior Securities”), in each case, as to dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

(b)	Preferential Payments to Holders of Convertible Preferred Shares; Distribution of Remaining Assets.
(i)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the Convertible Preferred Holders are entitled to be paid out of the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of Class A Convertible Preferred Shares then outstanding are entitled to be paid out of the consideration payable to shareholders or the remaining Available Proceeds (as defined below) in such Deemed Liquidation Event, as applicable, before any payment is made to the holders of Common Shares or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all Convertible Preferred Shares been converted into Common Shares pursuant to Section 31.7 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Convertible Preferred Holders the full amount to which they shall be entitled under this Section 31.6(b), the Convertible Preferred Holders shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all amounts required to be paid to the holders of Preferred Shares pursuant to Section 31.6(b)(i), the remaining assets of the Company available for distribution to its shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of Preferred Shares pursuant to Section 31.6(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the Preferred Shares and Common Shares, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Shares pursuant to the terms of Articles immediately prior to such Liquidation Event or Deemed Liquidation Event. The aggregate amount which a holder of a share of Preferred Shares is entitled to receive under Sections 31.6(b)(i) and 31.6(b)(ii) is hereinafter referred to as the “Preferred Shares Liquidation Amount.”

(c)	Deemed Liquidation Events.
(i)

The Company shall not have the power to effect a Deemed Liquidation Event referred to in Subsection (i)(A) of the definition of Deemed Liquidation Event unless the agreement or plan of amalgamation or consolidation for such transaction (the “Amalgamation Agreement”) provides that the consideration payable to the shareholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of shares of the Corporation in accordance with Section 31.6.

(ii)

In the event of a Deemed Liquidation Event referred to in Subsection (i)(B) or (ii) of the definition of Deemed Liquidation Event, if the Company does not effect a dissolution of the Company within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each Convertible Preferred Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Convertible Preferred Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such Convertible Preferred Shares, and (ii) if the Required Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company, in each case as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by British Columbia law governing distributions to shareholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding Convertible Preferred Shares at a price per share equal to the Convertible Preferred Shares Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Convertible Preferred Shares, the Company shall redeem a pro rata portion of each Convertible Preferred Holder’s Convertible Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under British Columbia law governing distributions to shareholders. The provisions of Section 31.9 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Convertible Preferred Shares pursuant to this Section 31.6(c)(i) or (ii). Prior to the distribution or redemption provided for in this Section 31.6(c)(i) or (ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii)

In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Company, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 31.6(c)(iii) below, the value shall be the VWAP of such securities.

(iv)

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Company) from the market value as determined pursuant to Section 31.6(c)(ii) above so as to reflect the approximate fair market value thereof.

(d)

Allocation of Escrow and Contingent Consideration. If any portion of the consideration payable to the shareholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Sections 30.6(b) or 30.6(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the shareholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of shares of the Company in accordance with Sections 31.6(b) and 31.6(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 31.6(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

31.7  Conversion

(a)

Conversions at Option of Holder. Each share of Convertible Preferred Shares shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Convertible Preferred Holder thereof, into that number of whole Common Shares (subject to the limitations set forth in Section 31.7(d)) determined by dividing the Accrued Value of such Convertible Preferred Shares by the Conversion Price. Convertible Preferred Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Company does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Transfer Agent. Each Notice of Conversion shall specify the number of Convertible Preferred Shares to be converted, the number of Convertible Preferred Shares owned prior to the conversion at issue, the number of Convertible Preferred Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Convertible Preferred Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Convertible Preferred Shares, a Convertible Preferred Holder shall not be required to surrender the certificate(s) representing the Convertible Preferred Shares to the Company unless all of the Convertible Preferred Shares represented thereby are so converted, in which case such Convertible Preferred Holder shall deliver the certificate representing such Convertible Preferred Shares promptly following the Conversion Date at issue. Convertible Preferred Shares converted into Common Shares or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company’s stock ledger and transfer book shall serve as the exclusive record of outstanding Convertible Preferred Shares.

(b)

Conversion Price. The initial conversion price is $12.00 (the “Conversion Price”). Such initial Conversion Price, and the rate at which the Convertible Preferred Shares may be converted into Common Shares are subject to adjustments as provided below.

(c)	Mechanics of Conversion
(i)

Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Convertible Preferred Holder (A) the number of Conversion Shares being acquired upon the conversion of the Convertible Preferred Shares, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement, any other applicable lock-up agreement or similar agreement or applicable law) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 3.7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Company agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.

(ii)

Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Convertible Preferred Holder by the Share Delivery Date, the Convertible Preferred Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Convertible Preferred Holder any original Convertible Preferred Shares certificate delivered to the Company and the Convertible Preferred Holder shall promptly return to the Company the Conversion Shares issued to such Convertible Preferred Holder pursuant to the rescinded Notice of Conversion.

(iii)

Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Convertible Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Convertible Preferred Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Convertible Preferred Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Convertible Preferred Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Convertible Preferred Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Convertible Preferred Holder. In the event a Convertible Preferred Holder shall elect to convert any or all of the Accrued Value of its Convertible Preferred Shares, the Company may not refuse conversion based on any claim that such Convertible Preferred Holder or anyone associated or affiliated with such Convertible Preferred Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Convertible Preferred Holder, restraining and/or enjoining conversion of all or part of the Convertible Preferred Shares of such Convertible Preferred Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Convertible Preferred Holder in the amount of 150% of the Accrued Value of Convertible Preferred Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Convertible Preferred Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Convertible Preferred Holder such Conversion Shares pursuant to Section 31.7(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Convertible Preferred Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Convertible Preferred Shares being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Convertible Preferred Holder rescinds such conversion. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Convertible Preferred Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Convertible Preferred Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)

Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Convertible Preferred Holder, if the Company fails for any reason unrelated to the actions of the Convertible Preferred Holder or its Affiliates to deliver to a Convertible Preferred Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 31.7(c)(i), and if after such Share Delivery Date such Convertible Preferred Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Convertible Preferred Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by such Convertible Preferred Holder of the Conversion Shares which such Convertible Preferred Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Convertible Preferred Holder (in addition to any other remedies available to or elected by such Convertible Preferred Holder) the amount, if any, by which (x) such Convertible Preferred Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Convertible Preferred Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Convertible Preferred Holder, either reissue (if surrendered) the Convertible Preferred Shares equal to the number of Convertible Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Convertible Preferred Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 31.7(c)(i). For example, if a Convertible Preferred Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Convertible Preferred Holder $1,000. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Convertible Preferred Holder purchases Common Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Convertible Preferred Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Convertible Preferred Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Convertible Preferred Shares as required pursuant to the terms hereof.

(v)

Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Convertible Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Convertible Preferred Holder (and the other Convertible Preferred Holders of the Convertible Preferred Shares), not less than such aggregate number of shares of the Common Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 31.8) upon the conversion of the then outstanding Convertible Preferred Shares (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Convertible Preferred Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Convertible Preferred Shares. As to any fraction of a share which the Convertible Preferred Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Convertible Preferred Holder from converting fractional Convertible Preferred Shares.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Convertible Preferred Shares shall be made without charge to any Convertible Preferred Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Convertible Preferred Holder of such Convertible Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)

Beneficial Ownership Limitation. A Convertible Preferred Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 31.7(d); however, no Convertible Preferred Holder shall be subject to this Section 31.7(d) unless he, she or it makes such election. If the election is made, (i) the Company shall not effect any conversion of the Convertible Preferred Shares, and such Convertible Preferred Holder shall not have the right to convert all or any portion of the Convertible Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Convertible Preferred Holder (together with such Convertible Preferred Holder’s Affiliates, and any Persons acting as a group together with such Convertible Preferred Holder or any of such Convertible Preferred Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Common Shares (or such other amount as a Convertible Preferred Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Company shall not permit the Convertible Preferred Holder to vote, and such Convertible Preferred Holder shall not have the right vote pursuant to Section 31.5(b) of these Articles, all or any portion of the Convertible Preferred Shares that such Convertible Preferred Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Convertible Preferred Holder shall retain the right to vote pursuant to Section 31.5(c) of these Articles to the extent that retaining such right does not cause such Convertible Preferred Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Convertible Preferred Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of the Convertible Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Convertible Preferred Shares beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Convertible Preferred Shares or the Warrants) beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 31.7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 31.7(d) applies, the determination of whether the Convertible Preferred Shares is convertible (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and of how many Convertible Preferred Shares are convertible shall be in the sole discretion of such Convertible Preferred Holder, and the submission of a Notice of Conversion shall be deemed to be such Convertible Preferred Holder’s determination of whether the Convertible Preferred Shares may be converted (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and how many shares of the Convertible Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Convertible Preferred Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Convertible Preferred Holder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 31.7(d), in determining the number of outstanding Common Shares, a Convertible Preferred Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request (which may be via email) of a Convertible Preferred Holder, the Company shall within two Trading Days confirm orally and in writing to such Convertible Preferred Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Convertible Preferred Shares, by such Convertible Preferred Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, a Convertible Preferred Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Convertible Preferred Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 31.7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Convertible Preferred Holder.

31.8  Certain Adjustments.

(a)

Stock Dividends and Stock Splits. If the Company, at any time while the Convertible Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any other Common Shares Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of a dividend on, the Convertible Preferred Shares or any cash distributions), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Shares, any share of the Company, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 31.8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)

VWAP Reset. If on the twenty-first Trading Day immediately following the date that is six months after the Closing Date, the VWAP for the twenty-day trading period commencing on the day that is six months after the Closing Date (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)

Adjustment of Conversion Price upon Issuance of Common Shares. From the date hereof until the first date on which no Convertible Preferred Shares are outstanding the Company issues or sells, or in accordance with this Section 31.8(c) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued or sold by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 31.8(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issue Price.

For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 31.8(c)), the following shall be applicable:

(i)

Options and Convertible Securities. The consideration per share received by the Company for Common Shares deemed to have been issued pursuant to Section 31.8(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(A)

the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 31.8(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Options and Convertible Securities.
(A)

If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such

Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)

If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 31.8(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 31.8(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Convertible Preferred Shares are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 31.8(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii)

Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the VWAP of such publicly traded securities on the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)

Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v)

Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 31.8(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 31.8(a) or Section 31.8(b) above, if at any time the Company grants, issues or sells any Common Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Convertible Preferred Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Convertible Preferred Holder could have acquired if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of such Convertible Preferred Holder’s Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Convertible Preferred Holder’s right to participate in any such Purchase Right would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Convertible Preferred Holder until such time, if ever, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 31.8(c), such adjustment shall not occur to the extent the Convertible Preferred Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)

Pro Rata Distributions. During such time as the Convertible Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Convertible Preferred Holders shall be entitled to participate in such Distribution to the same extent that the Convertible Preferred Holders would have participated therein if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of the Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Convertible Preferred Holder’s right to participate in any such Distribution would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation).

(f)

Fundamental Transaction. If, at any time while the Convertible Preferred Shares are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of Common Shares covered by Section 31.8(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Convertible Preferred Shares, the Convertible Preferred Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 31.7(d) on the conversion of the Convertible Preferred Shares), the number of shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which the Convertible Preferred

Shares is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 31.7(d) on the conversion of the Convertible Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Shares in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Convertible Preferred Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Convertible Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file an Alternation Notice to its Notice of Articles with the same terms and conditions and issue to the Convertible Preferred Holders new Convertible Preferred Shares consistent with the foregoing provisions and evidencing the Convertible Preferred Holders’ right to convert such Convertible Preferred Shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under these Articles and the other Transaction Documents in accordance with the provisions of this Section 31.8(f) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Convertible Preferred Holder of the Convertible Preferred Shares, deliver to the Convertible Preferred Holder in exchange for the Convertible Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Convertible Preferred Shares which is convertible for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of the Convertible Preferred Shares (without regard to any limitations on the conversion of the Convertible Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of the Convertible Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders.

(g)

Calculations. All calculations under this Section 31.8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 31.8, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

(h)	Notice to the Holders.
(i)

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 31.8, the Company shall promptly deliver to each Convertible Preferred Holder by facsimile or email or other electronic communication a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any share of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preferred Shares, and shall cause to be delivered by email to each Convertible Preferred Holder at its email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their shares of the Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Convertible Preferred Holder, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of the Convertible Preferred Shares (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

31.9  Redemption

(a)

Redemption by the Company. Subject to the provisions of this Section 31.9 and unless prohibited by applicable law governing distributions to shareholders, the Company may, in its sole discretion, redeem all or a portion of the outstanding Convertible Preferred Shares:

(i)	on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to 150% of the Accrued Value;
(ii)	on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to 140% of the Accrued Value;
(iii)	on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to 130% of the Accrued Value;
(iv)	on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 120% of the Accrued Value;
(v)	on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and
(vi)	on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares scheduled to be redeemed, the Company shall be entitled to rateably redeem the maximum number of shares that it may redeem consistent with such law and any Convertible Preferred Shares not so redeemed shall remain outstanding. The Company shall provide written notice (the “Company Notice”) by e-mail and first class mail postage prepaid, to each Convertible Preferred Holder of record (determined at the close of business on the Business Day next preceding the day on which the Company Notice is given) of the Convertible Preferred Shares to be redeemed, at the address last shown on the records of the Company for such Convertible Preferred Holder, notifying such Convertible Preferred Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Convertible Preferred Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Convertible Preferred Holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Company Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Convertible Preferred Holder to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Company Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of its Convertible Preferred Shares (or any part thereof) during the 15-day period commencing on the date of the Company Notice through the applicable date of redemption.

(b)	Redemption by the Holders.
(i)

Unless prohibited by applicable law governing distribution to shareholders, Convertible Preferred Shares shall be redeemed by the Company at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Company a written notice demanding redemption of all Convertible Preferred Shares (the “Redemption Request”). The 20th day after the date of the Company Notice shall be referred to as the “Redemption Date.” Upon receipt of the Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by British Columbia Business Corporations Act.

(ii)

Following receipt of a Redemption Request, the Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Convertible Preferred Holder of record of Convertible Preferred Shares not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

(A)	the number of Convertible Preferred Shares held by the Convertible Preferred Holder that the Company shall redeem on the Redemption Date;
(B)	the Redemption Date and the Redemption Price;
(C)	the date upon which the Convertible Preferred Holder’s right to convert such shares terminates; and
(D)

for Convertible Preferred Holders of shares in certificated form, that the Convertible Preferred Holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Convertible Preferred Shares to be redeemed.

(iii)

On the Redemption Date, the Company shall redeem the Convertible Preferred Shares owned by each Convertible Preferred Holder. If on the Redemption Date British Columbia law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(c)

Rights Subsequent to Redemption. Upon the redemption of Convertible Preferred Shares pursuant to Section 31.9(a) or Section 31.9(b), all rights with respect to such Convertible Preferred Shares shall immediately terminate, except with respect to the right of the Convertible Preferred Holders to receive the applicable redemption price with respect to such Convertible Preferred Shares in accordance with Section 31.9(a) or Section 31.9(b), as applicable.

31.10  Miscellaneous

(a)

Notices. Any and all notices or other communications or deliveries to be provided by the Convertible Preferred Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth above the address or email address most recently provided to Convertible Preferred Holders by the Company for purposes of notice hereunder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Convertible Preferred Holder at the e-mail address or address of such Convertible Preferred Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Convertible Preferred Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)

Absolute Obligation. Except as expressly provided herein, no provision of these Articles shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the Convertible Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)

Convertible Preferred Waiver. Any waiver by the Company or a Convertible Preferred Holder of a breach of any provision of these Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Articles or a waiver by any other Convertible Preferred Holders. The failure of the Company or a Convertible Preferred Holder to insist upon strict adherence to any term of these Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Convertible Preferred Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Articles on any other occasion. Any waiver by the Company or a Convertible Preferred Holder must be in writing.

(d)

Severability. If any provision of these Articles is invalid, illegal or unenforceable, the balance of these Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles and shall not be deemed to limit or affect any of the provisions hereof.
(g)

Tax Withholding. The Company and its paying agent shall each be entitled to deduct and withhold from payments and distributions made to the relevant Convertible Preferred Holder in the form of cash or otherwise all amounts that the Company or its paying agent determines it is required to deduct and withhold therefrom under applicable law. In the event that the Company or its paying agent does not have sufficient cash with respect to any Convertible Preferred Holder from deductions or withholding on cash payments otherwise payable to such Holder, the Company and its paying agent shall be entitled to deduct and withhold amounts on deemed payments, including distributions of additional Convertible Preferred Shares in lieu of cash and constructive distributions on the Convertible Preferred Shares, and the Company and its paying agent shall be entitled to satisfy any required deduction or withholding on non-cash payments (including deemed payments) through a sale of a portion of the Convertible Preferred Shares received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Convertible Preferred Shares. All such deducted or withheld amounts shall be treated for purposes of these Articles as having been paid to the Convertible Preferred Holder in respect of which such deduction or withholding was made.

(h)

Tax Treatment. Absent a change in law, Internal Revenue Service practice, a material change in circumstances or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), none of the Convertible Preferred Holders or the Company shall (i) treat the Convertible Preferred Shares (based on their terms as set forth in the Articles) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax purposes, or (ii) take any position on a tax return inconsistent with such treatment.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT

CONVERTIBLE PREFERRED SHARES)

The undersigned hereby elects to convert the number of Convertible Preferred Shares (the “Preferred Shares”), indicated below into Common Shares (the “Common Shares”), of General Fusion Group Ltd., a British Columbia corporation (the “Company”), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement. No fee will be charged to the Convertible Preferred Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Preferred Shares owned prior to Conversion:

Number of Preferred Shares to be Converted:

Accrued Value of Preferred Shares to be Converted:

Number of Common Shares to be Issued:

Applicable Conversion Price:

Number of Preferred Shares subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

ANNEX F

LOCK-UP AGREEMENT

[On or before Closing Date]

SPRING VALLEY ACQUISITION CORP.III

1675-2100 McKinney Avenue

Dallas, Texas 75201

Re:Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “BCA”), dated as of January 21, 2026, entered into by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted corporation (including following its continuation from the Cayman Islands to British Columbia, the “Acquiror”), 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned subsidiary of the Acquiror (“NewCo”), and General Fusion Inc., a British Columbia limited company (the “Company”), pursuant to which, among other things, NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”) except that the legal existence of the Company will not cease and Newco will survive the Amalgamation as the Amalgamated Company (the transactions contemplated by the BCA collectively being the “Business Combination”). Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the BCA.

In order to induce Acquiror to proceed with the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror as follows:

1.Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of Acquiror, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Acquiror Class A common shares (the “Common Shares”) held by it immediately after the effective time of the Amalgamation, any Common Shares issuable upon the exercise of options to purchase Common Shares held by the Securityholder immediately after the effective time of the Amalgamation, or any securities convertible into or exercisable or exchangeable for Common Shares held by the Securityholder immediately after the effective time of the Amalgamation (the “Lock-Up Securities”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until 180 days after the closing date of the Amalgamation (the “Lock-Up Period”), subject to the early release provisions set forth in Section 2 below.

2.The restrictions set forth in Section 1 shall not apply to:

i.    in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

ii.   in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

F-1

iii.   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

iv.   in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

v.    in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

vi.   in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

vii.   in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

viii.  transactions relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares acquired in open market transactions after the effective time of the Amalgamation, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

ix.   the exercise of stock options or warrants to purchase Common Shares or the settlement of stock or unit appreciation rights that are based on, and settled with, Common Shares or the vesting of stock awards of Common Shares and any related transfer of Common Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

x.    Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Amalgamation that provides for the repurchase by Acquiror or forfeiture of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Securityholder’s service to Acquiror;

xi.    the entry, by the Securityholder, at any time after the effective time of the Amalgamation, of any trading plan providing for the sale of Common Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

xii.    transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s securityholders having the right to exchange their Common Shares for cash, securities or other property; and

xiii.   transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Amalgamation from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Amalgamation does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction,

F-2

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that Acquiror, with the approval of the board of directors of the Acquiror, shall be entitled to release any Securityholder from any or all of its obligations hereunder, provided, however, that if one Securityholder is released, the other Securityholders shall also be similarly released on the same terms and on a pro rata basis to the number of Lock-Up Securities with respect to the released Securityholder.

3.For the avoidance of any doubt, (i) the Securityholder shall retain all of its rights as a shareholder of the Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends, distributions, or other entitlements in respect of, any Lock-Up Securities.

4.If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and Acquiror and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Securities as an equity holder of Acquiror for any purpose.

5.During the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF JANUARY [•], 2026, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) Acquiror.

7.No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8.This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any state or federal court located in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[Signature Pages Follow]

F-3

SECURITYHOLDER:

Print Name of Securityholder:

[NAME]

Sign Below:

If a non-individual Securityholder:

Name of Signatory: [SIGNATORY]

Title of Signatory:

Securityholder notice details:

Name of Registered Securityholder:	[Name]

Address:	[Address]

Attention:	[Name]

Telephone:	[Telephone]

Email:	[Email]

[Signature Page to Lock-Up Agreement]

F-4

ANNEX G

General Fusion GROUP LTD.

2026 long-term INCENTIVE PLAN

[●], 2026

2026 long-term INCENTIVE PLAN

Article 1

PURPOSE

1.1	Purpose

The purpose of this 2026 long-term Incentive Plan (this “Plan”) is to attract, retain and reward those employees, including officers, directors, consultants and other individuals who are expected to contribute to the success of General Fusion Group Ltd. (the “Company”) and its Related Entities (as defined below), to motivate such individuals to perform at a high level, to align the interests between such individuals and the Company’s shareholders and, in general, to further the best interests of the Company and its shareholders. This Plan is intended to comply with Section 409A and Section 422 of the Code (as defined below), with respect to U.S. Taxpayers participating in this Plan, if and when applicable. This Plan was adopted by the Board on [DATE], 2026, conditioned on approval by the Company’s shareholders.

Article 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company or such other specified Person;

“Arrangement” means the arrangement pursuant to the Business Corporations Act (British Columbia) to be undertaken by the Company (formerly Spring Valley Acquisition Corp. III), General Fusion Inc. and 1573562 B.C. Ltd. (now amalgamated into General Fusion Inc.);

“Award” means any Option, Restricted Share Unit, Deferred Share Unit or Share-Based Award granted under this Plan which may be denominated or settled in Shares, cash or in such other form as provided herein;

“Award Agreement” means a signed, written agreement between a Participant and the Company, in physical or electronic format, in the form approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Board” means the board of directors of the Company as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Vancouver, British Columbia are open for commercial business during normal banking hours;

“Canadian Exchange” means the TSX or such other national securities exchange or trading system on which the Company’s shares are listed in Canada;

“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

“Cash Fees” has the meaning set forth in Subsection 6.1(a);

“Cashless Exercise” has the meaning set forth in Subsection 4.6(b);

“Cause” means, with respect to a particular Participant:

(a)	“cause” (or any similar term) as such term is defined in the employment or other written agreement between the Company or a Related Entity and the Employee;
(b)

in the event there is no written or other applicable employment, consulting agreement or arrangement between the Company or a Related Entity or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement;

(c)

in the event neither (a) nor (b) apply, then the statutory definition of just cause as defined under applicable employment standards or labour standards legislation as amended from time to time (“Employment Standards”) in the province, state or other jurisdiction in which the Employee is employed;

(d)	in the event neither (a), (b) nor (c) apply, then “cause” shall mean:
(i)	the Participant’s willful failure to perform any of the Participant’s material duties;
(ii)	the Participant’s material violation of a Company or Related Entity policy;
(iii)	any act of dishonesty, theft, misappropriation of the property of the Company or Related Entity, or fraud by the Participant;
(iv)	the Participant’s gross misconduct in the performance of the Participant’s duties that results in material harm to the Company or Related Entity;
(v)	the Participant’s conviction of, or pleading of guilty or no contest (or its equivalent) to, a felony;
(vi)	the Participant’s material breach of the Participant’s employment or consulting agreement with the Company or Related Entity; or
(vii)	any other grounds which constitute cause at common law.

“Change in Control” means the occurrence of any one or more of the following events:

(a)

any individual, entity or group of individuals or entities acting jointly or in concert (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (b) of this definition);

(b)

the consummation of an amalgamation, merger, consolidation or arrangement of the Company with any other corporation, other than an amalgamation, merger, consolidation or arrangement which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such amalgamation, merger, consolidation or arrangement; provided, however, that an amalgamation, merger, consolidation or arrangement effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(c)

a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time thereof.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such Award unless such event constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a Section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

“Committee” has the meaning set forth in Section 3.2;

“Closing Articles” means the articles of the Company to be adopted pursuant to the Arrangement;

“Common Share” means:

(a)	as constituted on the Effective Date, one Class A common share in the capital of the Company, and
(b)	upon the adoption of the Closing Articles, one common shares in the capital of the Company,

and in each case after an adjustment contemplated by Article 10, such other shares, securities, or property to which the holder of a Option, Restricted Share Unit, Deferred Share Unit or Share-Based Award may be entitled as a result of such adjustment;

“Company” has the meaning set forth in Section 1.1;

“Consultant” has the meaning set forth in Section 2.22 of National Instrument 45-106 – Prospectus Exempt Distributions and, for a U.S. person, is also any natural person (or an entity of such natural person as permitted by U.S. Securities Act regulations relating to a registration statement on Form S-8) who is an independent contractor who provides bona fide services to the Company or its Related Entities, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the securities of the Company or its Related Entities;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)

when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction in fact over the activities of such corporation;

(b)

when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and

(c)	when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust,

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 6;

“Date of Grant” means, for any Award, the date upon which the Award was granted, or, if later, the date specified by the Plan Administrator;

“Director” means a director of the Company or of a Related Entity who is not an Employee;

“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Company to a Director in a calendar year for service on the Board;

“Disabled” or “Disability” means (a) for U.S. Taxpayers, permanent and total disability as defined in Section 22(e)(3) of the Code; and (b) for non-U.S. Taxpayers, a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than one year, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Board, acting reasonably, determines constitutes a disability, as the case may be;

“Effective Date” means the date that this Plan is approved by the Company’s shareholders, being [DATE], 2026;

“Elected Amount” has the meaning set forth in Subsection 6.1(a);

“Electing Person” means a Participant who is, on the applicable Election Date, a Director;

“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 6.1(c);

“Election Notice” has the meaning set forth in Subsection 6.1(c);

“Employee” means any employee of the Company or of a Related Entity (including an employee who is also serving as an officer or director of the Company or a Related Entity);

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise an Option;

“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date of an Award specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“Fair Market Value” of a Share means the following, provided that with respect to a U.S. Taxpayer the Fair Market Value will be determined in a manner that complies with Section 409A of the Code:

(a)

if the common shares of the Company are listed on a U.S. Exchange, the higher of (i) the volume weighted average trading price of the common shares of the Company on the U.S. Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the common shares on the U.S. Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;

(b)

if the common shares of the Company are not listed on a U.S. Exchange, but are listed on a Canadian Exchange, the higher of (i) the volume weighted average trading price of the common shares of the Company on the Canadian Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the common shares on the Canadian Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date

(c)

if the common shares of the Company are not listed on a U.S. Exchange or a Canadian Exchange, but are traded on the over-the- counter market and sales prices are regularly reported for the common shares, the closing or, if not applicable, the last price of the common shares on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(d)

if the common shares of the Company are not traded on a U.S. Exchange or a Canadian Exchange but are traded on the over-the-counter market and sales prices are not regularly reported for the common shares for the applicable trading day, and if bid and asked prices for the common shares are regularly reported, the mean between the bid and the asked price for the common shares at the close of trading in the over-the- counter market for the most recent trading day on which common shares were traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(e)

if the common shares of the Company are neither listed on a U.S. Exchange nor a Canadian Exchange nor traded in the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine in compliance with applicable laws;

“In-the-Money Amount” has the meaning set forth in Subsection 4.6(b);

“Insider” means an “insider” as defined in the rules of the Canadian Exchange from time to time;

“ISO” means an Option intended to qualify as an incentive stock option under Section 422 of the Code.

“Non-Qualified Option” means an Option which is not intended to qualify as an ISO.

“Officer” means an officer of the Company or of a Related Entity who is not an Employee.

“Option” means an option to acquire Common Shares awarded to a Participant pursuant to this Plan;

“Participant” means a Director, Employee, Officer or Consultant to whom an Award has been granted under this Plan, and includes any Person to whom an Award has been granted pursuant to the Arrangement. As used herein, “Participant” shall include a Participant’s survivor(s) where the context requires;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Related Entity of the Company, a division of the Company or a Related Entity, or an individual, or may be applied to the performance of the Company or a Related Entity relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” has the meaning set forth in Section 1.1;

“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee or sub-delegated to a member of the Committee or officer of the Company pursuant to Section 3.2, the Committee or sub-delegate, as the case may be;

“Related Entity” has the meaning set forth in Section 2.22 of National Instrument 45-106 – Prospectus Exemption;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 5;

“Section 409A of the Code” or “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive arrangement involving the issuance or potential issuance of Shares or securities convertible, exercisable or redeemable into Shares to a Participant;

“Senior Executive” means any Employee, Consultant or Officer at a CxO or SVP level and any other person designated by the Board to be a Senior Executive for purposes of the Options granted under the Plan;

“Separation from Service” means a separation from service within the meaning of Section 409A of the Code;

“Share” means any Common Share;

“Share-Based Award” means other types of equity-based or equity-related Awards that may be authorized for issuance and issued pursuant to Article 6;

“Tax Act” has the Income Tax Act (Canada), as amended from time to time. Any reference to a Section of the Tax Act shall be deemed to include a reference to any regulations promulgated thereunder;

“Termination Date” means, subject to applicable law which cannot be waived:

(a)

in the case of an Employee whose employment with the Company or a Related Entity terminates, (i) the date designated by the Employee and the Company or Related Entity as the “Termination Date” (or similar term) in a written agreement between the Employee and the Company or Related Entity, or (ii) if no such written agreement exists, the date designated by the Company or Related Entity on which the Employee ceases to perform work for the Company or the Related Entity, provided that the “Termination Date” shall be adjusted to include any statutory notice period during which the Company or Related Entity may be required by statute to continue and maintain the Participant’s Awards, notwithstanding any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant, but shall exclude any other period that follows or ought to have followed any statutory notice period whether that period arises from a contractual or common law right;

(b)

in the case of a Consultant whose agreement or arrangement with the Company or a Related Entity terminates, (i) the date designated by the Company or Related Entity as the “Termination Date” (or similar term) or expiry date in a written agreement between the Consultant and the Company or Related Entity, or (ii) if no such written agreement exists, the date designated by the Company or Related Entity on which the Consultant ceases to be a Consultant or a service provider to the Company or the Related Entity or on which the Participant’s agreement or arrangement is terminated, provided that the “Termination Date” shall be determined without including any required applicable statutory notice period; and

(c)	in the case of a Director, the date such individual ceases to be a Director, in each case, unless the individual continues to be a Participant in another capacity.

Notwithstanding the foregoing, in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant experiences a Separation from Service. In addition, except as required by law or as set forth in an Award Agreement, Awards shall not be affected by any change of a Participant’s status within or among the Company and any Related Entities, so long as the Participant continues to be an Employee, Director or Consultant of the Company or any Related Entity;

“Termination Notice” has the meaning set forth in Subsection 7.1(e);

“TSX” means the Toronto Stock Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Exchange” means the Nasdaq Stock Market, New York Stock Exchange or such other national securities exchange or trading system on which the Company’s shares are listed in the United States;

“U.S. Person” shall mean a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person);

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation
(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.
(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.
(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(d)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.
(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3

ADMINISTRATION

3.1	Administration

This Plan shall be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;
(b)

make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units or Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;
(ii)	the conditions under which:
(A)	Awards may be granted to Participants;
(B)	Awards shall become vested, including any conditions relating to the attainment of specified Performance Goals; or
(C)	Awards may be forfeited to the Company, including any conditions relating to the attainment of specified Performance Goals;
(iii)	the number of Shares to be covered by any Award;
(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and
(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;
(c)	establish the form or forms of Award Agreements;
(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;
(e)	construe and interpret this Plan and all Award Agreements;
(f)

adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(g)

establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon vesting or settlement of an Award other than an Option, satisfaction of Performance Goals or other performance criteria, or other event that absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award other than an Option; and

(h)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.
3.2	Delegation to Committee
(a)	The initial Plan Administrator shall be the Board.
(b)

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of two or more members of the Board, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3 (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan. The Committee or the Board may sub-delegate to any member(s) of the Committee or any specified officer(s) of the Company all or any of the powers delegated by the Board with respect to Participants who are not Directors or Participants who are subject to Section 16 of the Exchange Act. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Company and all Related Entities of the Company, all Participants and all other Persons.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Directors, Employees and Consultants are eligible to participate in the Plan, subject to the terms of the Plan. Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of any securities exchange or any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Without limiting the generality of the foregoing, all Awards shall be issued pursuant to the registration requirements of the U.S. Securities Act, or pursuant to an exemption or exclusion from such registration requirements, and pursuant to an exemption from the prospectus and registration requirements in Canada, if applicable. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards
(a)

Subject to adjustment as provided for in Article 10 and any subsequent amendment to this Plan the aggregate number of Common Shares reserved for issuance from treasury pursuant to Awards granted under this Plan shall not exceed 15% of the Company’s total issued and outstanding Common Shares from time to time.

(b)

To the extent any Awards (or portion(s) thereof) under this Plan are exercised, terminate or are cancelled for any reason prior to exercise in full, or are surrendered or settled by the Participant, any Common Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Common Shares reserved for issuance under Section 3.6(a) and will again become available for issuance pursuant to the exercise of Award under this Plan.

(c)

Any Common Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company (including the Common Shares issued upon exercise of Options granted pursuant to the Arrangement) will not reduce the number of Common Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan, the aggregate number of Shares:

(a)	issuable to Insiders at any time, under all of the Company’s Security Based Compensation Arrangements, shall not exceed 10% of the Company’s issued and outstanding Shares; and
(b)	issued to Insiders within any one-year period, under all of the Company’s Security Based Compensation Arrangements, shall not exceed 10% of the Company’s issued and outstanding Shares,

provided that the acquisition of Shares by the Company for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to a Participant granted an Award pursuant to this Plan.

3.9	Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

Article 4

OPTIONS

4.1	Nature of Options

An Option is a right granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares at the Exercise Price, but subject to the provisions hereof.

4.2	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.3	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Fair Market Value of a Share on the Date of Grant.

4.4	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date. The term of each Option shall be fixed by the Plan Administrator, but shall not exceed 10 years from the Date of Grant.

4.5	Vesting and Exercisability
(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.
(b)

Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.
(d)

The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.5, such as vesting conditions relating to the attainment of specified Performance Goals.

4.6	Payment of Exercise Price
(a)

Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option,(ii) through the Cashless Exercise process set out in Subsection 4.6(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.

(b)

Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, a Participant may, but only if permitted by the Plan Administrator, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the Fair Market Value of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Common Shares (the “In-the-Money Amount”), by written notice to the Company indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to Section 8.3, the Company shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Common Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.

(c)	No Shares will be issued or transferred until full payment therefor has been received by the Company, or arrangements for such payment have been made to the satisfaction of the Plan Administrator.
(d)

If a Participant surrenders Options through a Cashless Exercise pursuant to Subsection 4.6(b), to the extent that such Participant would be entitled to a deduction under Subparagraph 110(1)(d) of the Tax Act in respect of such surrender if the election described in Subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Company will cause such election to be so made and filed (and such other procedures to be so undertaken).

Article 5

RESTRICTED SHARE UNITS

5.1	Granting of RSUs
(a)	Each RSU will consist of a right to receive a Share upon the settlement of such RSU.
(b)

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant, including in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year. The terms and conditions of each RSU grant may be evidenced by an Award Agreement.

(c)

The number of RSUs (including fractional RSUs) granted in respect of a bonus or similar payment at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Fair Market Value of a Share on the Date of Grant; and (B) such amount as determined by the Plan Administrator in its sole discretion.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, including vesting conditions relating to the attainment of specified Performance Goals, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.

5.4	Restriction Period.

The applicable restriction period in respect of a particular RSU shall be determined by the Plan Administrator but in all cases shall end no later than the 31st of December of the third calendar year commencing after the calendar year in which the performance of services occurred for which such RSU was granted (“Restriction Period”). All unvested RSUs shall be cancelled on the RSU Vesting Determination Date and, in any event all unvested RSUs shall be cancelled no later than the last day of the Restriction Period.

5.5	RSU Vesting Determination Date.

The vesting determination date means the date on which the Plan Administrator or Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the 15th of December of the third calendar year commencing after the calendar year in which the performance of services occurred for which such RSU was granted. Notwithstanding the foregoing, for any U.S. Participant, the RSU Vesting Determination Date shall occur no later than March 15 of the calendar year following the end of the Performance Period.

5.6	Settlement of RSUs

Subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, the Company shall redeem each vested RSU for one fully paid and non-assessable Share issued from treasury to the Participant as soon as practicable and no later than the Restriction Period. The Plan Administrator shall have the sole authority to determine any other settlement terms applicable to the grant of RSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. For greater certainty, settlement shall occur no later than December 31 of the third calendar year following the calendar year in which the performance of services occurred for which such RSU was granted.

Article 6

DEFERRED SHARE UNITS

6.1	Granting of DSUs
(a)	Each DSU will consist of a right to receive a Share upon the settlement of such DSU, which shall not occur earlier than the Termination Date of the Participant.
(b)

A portion of the Director Fees may be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Subsection 6.1(c) to participate in the grant of additional DSUs pursuant to this Article 6. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 6 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the “Cash Fees”).

(c)

Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form attached as Schedule “A” hereto (the “Election Notice”) with the Chief Financial Officer of the Company: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply, and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of the first year in which a newly appointed Electing Person who is a U.S. Taxpayer first becomes an Electing Person under the Plan (or any plan required to be aggregated with the Plan under Section 409A), an initial Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the end of the 30-day election period. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(d)

Subject to Subsection 6.1(c), the election of an Electing Person who is not a U.S. Taxpayer under Subsection 6.1(c) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice. An Electing Person who is not a U.S. Taxpayer is not required to file another Election Notice for subsequent calendar years. An Electing Person who is a U.S. Taxpayer must make a new election with respect to Director Fees prior to the start of each year to which the election is to apply; an Election Notice in effect for a prior year will not remain in effect for any subsequent year.

(e)

Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Company a termination notice (the “Termination Notice”) in the form attached as Schedule “B” hereto. Such termination shall be effective immediately upon receipt of the Termination Notice, provided that the Company has not imposed a “blackout” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 6.1(c), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 6, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the Termination Notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs for any calendar year (or portion thereof) is irrevocable for that calendar year after the expiration of the election period for that year.

(f)

Any DSUs granted pursuant to this Article 6 prior to the delivery of a Termination Notice pursuant to Subsection 6.1(e) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(g)

The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 6 will be calculated by dividing (i) the amount of Director Fees that are to be paid as DSUs, as determined by the Plan Administrator or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Fair Market Value of a Share on the Date of Grant.

(h)

In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

6.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

6.3	Vesting of DSUs

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, DSUs shall vest immediately upon grant.

6.4	Settlement of DSUs
(a)

DSUs shall be settled on the date established in the Award Agreement, which date shall not be earlier than the Termination Date or later than the end of the first calendar year commencing after the Termination Date; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then, for a Participant who is not a U.S. Taxpayer the settlement date shall be the date determined by the Participant (which date shall not be earlier than the Termination Date or later than the end of the first calendar year commencing after the Termination Date), and for a Participant who is a U.S. Taxpayer, the settlement date shall be the date determined by the Participant in accordance with the Election Notice (which date shall not be earlier than the “separation from service” (within the meaning of Section 409A)). On the settlement date for any vested DSU shall be redeemed for:

(i)	one fully paid and non-assessable Common Share issued from treasury to the Participant or as the Participant may direct;
(ii)	a cash payment; or
(iii)	a combination of Common Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)

Any cash payments made under this Section 6.4 by the Company to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Fair Market Value per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Company’s payroll or in such other manner as determined by the Company.
6.5	No Additional Amount or Benefit

For greater certainty, neither a Participant to whom DSUs are granted nor any person with whom such Participant does not deal at arm’s length (for purposes of the Tax Act) shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of the Shares to which the DSUs relate.

Article 7

SHARE-BASED AWARDS

7.1	Share-Based Awards

The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Plan Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. To the extent an Award is settled in cash, settlement shall occur no later than December 31 of the third calendar year following the calendar year in which performance of services occurred for which such Award was granted.

Article 8

ADDITIONAL AWARD TERMS

8.1	Dividend Equivalents
(a)

Unless otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, an Award of RSUs and DSUs shall include the right for such RSUs and DSUs be credited with dividend equivalents in the form of additional RSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Fair Market Value at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs and DSUs to which they relate, and shall be settled in accordance with Sections 5.4 and 6.4, respectively.

(b)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.
8.2	Blackout Period

In the event that an Award expires or vests at a time when a blackout is in place, the expiry or settlement of such Award will be delayed (in a manner and to the extent such delay complies with Section 409A of the Code with respect to any U.S. Taxpayer) until the date that is 10 Business Days after which such blackout terminates. Notwithstanding the foregoing, the expiry date of an ISO shall not be extended in connection with a blackout period.

8.3	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Company the maximum amount the Company or Related Entity is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or a Related Entity, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company or any Related Entity may (a) withhold such amount from any remuneration or other amount payable by the Company or any Related Entity to the Participant, (b) withhold otherwise deliverable Shares having a Fair Market Value no greater than the aggregate amount of such obligations based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, (c) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount, or (d) enter into any other suitable arrangements for the receipt of such amount. By participating in the Plan, the Participant consents to such sale and authorizes the Plan Administrator to undertake any of the foregoing in respect of the Shares on behalf of a Participant and to remit the appropriate amount to the applicable governmental authorities. Neither the Plan Administrator, the Company nor any Related Entity shall be responsible for obtaining any particular price for the Shares nor shall the Plan Administrator, Company or any Related Entity be required to issue any Shares under this Plan unless the Participant has made suitable arrangements with the Plan Administrator, Company and any applicable Related Entity to fund any withholding obligation.

8.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or the relevant Related Entity, or as set out in the Participant’s employment agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the U.S. Exchange or the Canadian Exchange, whether or not such policy was in place at the time of grant of an Award. In the event of termination for Cause or as otherwise set forth in the Company’s clawback policy, if any, and as amended from time to time, the Plan Administrator may seek to recoup any exercised Options or settled Awards, or adjust or reduce any unvested or vested Options or Awards. The Plan Administrator may at any time waive the application of this Section 8.4 to any Participant or category of Participants.

Article 9

TERMINATION OF EMPLOYMENT OR SERVICES

9.1	Termination of Employee, Consultant or Director

Subject to Section 9.2, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, Award Agreement or other written agreement:

(a)

where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity for Cause, then any Option or other Award held by the Participant that has not been exercised, surrendered or settled as of the Termination Date shall be immediately forfeited and cancelled as of the Termination Date;

(b)

where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by the Participant, or by reason of the death of the Participant, there will be no further vesting of any unvested Options or other Awards after the Termination Date. It is understood and agreed that Participants will have no right to damages in lieu of the opportunity to vest options after the Termination Date. Any vested Options may be exercised by the Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Option; and (B) the date that is 90 days after the Termination Date, other than in the event of the death of the Participant, in which case the date that is 18 months after the date of death, unless otherwise extended by the Plan Administrator. If an Option remains unexercised upon the earlier of (A) or (B), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, that is held by a Participant who is not a U.S. Taxpayer, such Award will be settled within 90 days after the Termination Date. In the case of vested Awards of a U.S. Taxpayer, vested RSUs will be settled within 90 days after the Termination Date, vested DSUs will be settled in accordance with the Participant’s DSU Election Notice (Schedule “A” hereto), provided that in all cases such RSUs will be settled by March 15th of the year following the year of the applicable vesting event;

(c)

where a Participant becomes Disabled, then any Option held by the Participant that has not vested as of the date of the Disability of such Participant shall cease to vest on the date the Participant became Disabled and the Expiry Date for any vested portion or portions of the Option will be, except as otherwise provided in Section 3(b), or unless otherwise provided for the under the terms of such Option or determined by the Board, the earlier of the Fixed Expiry Date and the date that is one year after the date on which the Participant is no longer able to perform his or her duties by reason of Disability;

(d)

If the Participant is a Senior Executive or a Director and holds an Option as a Senior Executive or as a Director, and the Participant ceases to be a Senior Executive or Director, as applicable (other than by reason of death or Cause), the Expiry Date for any vested portion or portions of the Option will be, except in the event of death of the Participant. or if the Participant ceases to be a Senior Executive or Director as a result of Cause termination, or unless otherwise provided for in the Award Agreement or determined by the Board, the tenth (10th) anniversary of the Award Date of such Option.

(e)	a Participant’s eligibility to receive further grants of Options or other Awards under this Plan ceases as of:
(i)	the Termination Date; or
(ii)	the date of the death of the Participant;
(f)

notwithstanding Subsection 9.1(b), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, but with due regard for Section 409A, Options or other Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Company or a Related Entity for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Company or a Related Entity; and

(g)

for greater clarity, except as otherwise provided in an applicable Award Agreement or employment agreement, and notwithstanding any other provision of this Section 9.1, in the case of an Award (other than an Option or DSU) that is granted to a U.S. Taxpayer and that becomes vested (in whole or in part) pursuant to this Section 9.1 upon the Participant’s Termination Date, such Award will, subject to Subsection 11.6(d), be settled as soon as administratively practicable following the Participant’s Termination Date but in no event later than 90 days following the Participant’s Termination Date, provided that if such Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event. In the case of an Award (other than an Option or DSU) granted to a U.S. Taxpayer that remains eligible to vest (in whole or in part) following a Participant’s termination of service based upon the achievement of one or more Performance Goals, such Award will be settled at the earlier of (i) the originally scheduled settlement date at the end of the performance period (to the extent Performance Goals are achieved) and (ii) the date on which performance vesting conditions are waived, or are deemed satisfied pursuant to the terms of the Applicable Award Agreement. In the case of DSU granted to a U.S. Taxpayer, DSUs will be settled in accordance with the U.S. Taxpayer’s DSU Election Notice (Schedule “A” hereto).

9.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 9.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, including in an employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all as may be authorized by the Plan Administrator, taking into consideration the requirements of Section 409A of the Code, to the extent applicable, with respect to Awards of U.S. Taxpayers.

Article 10

EVENTS AFFECTING THE COMPANY

10.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2	Change in Control

Except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant:

(a)

Subject to this Section 10.2, but notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control, (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control, (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder, or (v) any combination of the foregoing. In taking any of the actions permitted under this Subsection 10.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, (i) in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any property in connection with a Change in Control other than rights to acquire shares or units of a “mutual fund trust” (as defined in the Tax Act), of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted, and (ii) in the case of DSUs held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any amount other than in accordance with paragraph 6801(d) of the Income Tax Regulations (Canada).

(b)

Notwithstanding Subsection 10.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed, then the Company may terminate all of the Awards, other than an Option or DSU held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. Taxpayers will be settled within 90 days of the Change in Control provided that such settlement will occur no later than March 15th of the year following the Change in Control.

(c)	It is intended that any actions taken under this Section 10.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.
10.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award, including the Exercise Price with respect to Options, in order to preserve proportionately the rights and obligations of the

Participants holding such Awards, the Plan Administrator will, as required, authorize such steps to be taken as it may consider to be equitable and appropriate to that end, subject to compliance with applicable law and the applicable rules of the U.S. Exchange and/or Canadian Exchange.

10.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired, or by reference to which such Awards may be settled, on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will authorize such steps to be taken as it may consider to be equitable and appropriate to that end, subject to compliance with applicable law and the applicable rules of the U.S. Exchange and/or Canadian Exchange.

10.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 10.3 and 10.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 10.3 and 10.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards, provided that any such adjustments or acceleration of vesting undertaken pursuant to Sections 10.3, 10.4 or 10.5 shall be undertaken only to the extent they will not result in adverse tax consequences under Section 409A of the Code.

10.6	Issue by Company of Additional Shares

Except as expressly provided in this Article 10, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

10.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 11

U.S. TAXPAYERS

11.1	Granting of Options to U.S. Taxpayers

Options granted under this Plan to U.S. Taxpayers may be Non-Qualified Options or ISOs. Each Option shall be designated in the Award Agreement as either an ISO or a Non-Qualified Option. If an Award Agreement does not designate an Option as either an ISO or Non-Qualified Option, the Option will be a Non-Qualified Option. The Company shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Company or any corporation or other entity in which the Company has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A, or (ii) such option otherwise is exempt from Section 409A.

11.2	ISOs

Subject to any limitations in Section 3.6, the aggregate number of Common Shares reserved for issuance in respect of granted ISOs shall not exceed [●]1 Common Shares, subject to adjustment under Article 10 but not Section 3.6(a), and the terms and conditions of any ISOs granted to a U.S. Taxpayer, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may only be granted to an individual who is an employee of the Company, or of its Affiliate, who is deemed to be a resident of the United States for tax purposes.

11.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Company or of its Affiliate, on the Date of Grant, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value of the Common Shares subject to the Option on the Date of Grant.

11.4	Limitation on Yearly Vesting for ISOs

To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year (under all plans of the Company and any of its Affiliate) exceeds US$100,000, such Options shall be treated as Non-Qualified Options even if denominated as ISOs at grant.

11.5	Disqualifying Dispositions

Each person awarded an ISO under this Plan shall notify the Company in writing immediately after the date such person makes a disposition or transfer of any Common Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two years from the Date of Grant or (b) within one year after the date such person acquired the Common Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Company may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Common Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

1 Note: This number will be equal to the total number of shares reserved under the Plan.

11.6	Section 409A of the Code
(a)

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code shall also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code, or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) if required in order to comply with Section 409A of the Code, payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Payment of any Award that is intended to be exempt from Section 409A of the Code as a short-term deferral shall in all events be paid by no later than March 15th of the year following the year of the applicable vesting event. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Company or any of its Related Entities be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)	All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.
(c)

The Plan Administrator, in its sole discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)

Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non–qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six-month anniversary of such separation from service.

11.7	Section 83(b) Election

If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Shares subject to vesting or other forfeiture conditions, the Participant shall be required to promptly file a copy of such election with the Company.

11.8	Application of Article 11 to U.S. Taxpayers

For greater certainty, the provisions of this Article 11 shall only apply to U.S. Taxpayers.

Article 12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

12.1	Amendment, Suspension, or Termination of the Plan

The Plan will terminate on the date which is ten years after the Effective Date. The Plan may be terminated at an earlier date by the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination.

Termination of the Plan shall not affect any Awards theretofore granted. The Plan Administrator may from time to time, without notice, or upon notice in accordance with and limited to any applicable Employment Standards, and without approval of the holders of voting shares of the Company, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)

no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any requirements under applicable Securities Laws or any requirements of the U.S. Exchange or the Canadian Exchange; and

(b)

any amendment that would cause an Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

12.2	Shareholder Approval

Notwithstanding Section 12.1 and subject to any rules and additional requirements of the U.S. Exchange or the Canadian Exchange, shareholder approval shall be required for any amendment, modification or change that requires shareholder approval under applicable law or stock exchange rule, including any amendment that:

(a)	extends the term of an Award benefiting an Insider of the Company;
(b)

increases the percentage or number of Shares reserved for issuance under the Plan, except pursuant to the provisions under Article 10, which permit the Plan Administrator to make adjustments in the event of transactions affecting the Company or its capital;

(c)	increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Section 3.7;
(d)

reduces the exercise price or purchase price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant with a lower exercise price or any other action that is treated as a repricing under stock exchange rules or generally accepted accounting principles shall be treated as an amendment to reduce the exercise price of an Award)[, or cancelling an Option in exchange for cash, other property or the grant of any award other than an Option at a time when the per share exercise price of the Option is greater than the current Fair Market Value of a Share,] except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(e)

extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period applicable to the Participant or within 10 Business Days following the expiry of such a blackout period);

(f)	permits an Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period of the Company);
(g)	permits Awards to be transferred to a Person in circumstances other than those specified under Section 3.9;

(h)	changes the eligible participants of the Plan; or
(i)	deletes or reduces the range of amendments which require approval of shareholders under this Section 12.2.
12.3	Permitted Amendments

Without limiting the generality of Section 12.1, but subject to Section 12.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;
(b)	making any amendments to the provisions set out in Article 9;
(c)

making any amendments to add covenants of the Company for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e)

making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Article 13

MISCELLANEOUS

13.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed.

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

13.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Plan shall govern. In the event of any conflict between or among the provisions of this Plan or any Award Agreement, on the one hand, and a Participant’s employment agreement with the Company or a Related Entity, as the case may be, on the other hand, the provisions of this Plan and the Award Agreement shall prevail.

13.6	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties (including persons located in jurisdictions other than the Participant’s jurisdiction of residence) in connection with the administration of the Plan. To the extent allowed by applicable law, each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

13.7	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

13.8	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.9	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Related Entities.

13.10	General Restrictions or Assignment

Except as required by law, the Awards and rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

13.11Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.12	Notices

All written notices to be given by a Participant to the Company shall be delivered personally, e- mail or mail, postage prepaid, addressed as follows:

General Fusion Group Ltd.
[●]

All notices to a Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e- mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

13.13	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

13.14	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

13.15	Unfunded Obligations

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

Schedule “A”

GENERAL FUSION GROUP LTD.

2026 long-term INCENTIVE PLAN

(THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 6 of the Plan and to receive [●]% of my Cash Fees in the form of DSUs.

If I am a U.S. Taxpayer, I hereby further elect for any DSUs subject to this Election Notice to be settled on the later of (i) my “separation from service” (within the meaning of Section 409A) or (ii) [●].

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.
(b)	I have reviewed and understood my rights at termination under Article 9 of the Plan.
(c)

I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

(d)	The value of DSUs is based on the value of the Common Shares of the Company and therefore is not guaranteed.
(e)	To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for the calendar year to which it applies.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:
(Name of Participant)

(Signature of Participant)

Schedule “B”

GENERAL FUSION GROUP LTD.

2026 long-term INCENTIVE PLAN

(THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS FOR NON-U.S. TAXPAYERS

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule “A” to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 6 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them. For certainty, I confirm that I have reviewed and understood my rights at termination under Article 9 of the Plan.

Date:
(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

ANNEX H

SPONSOR LETTER AGREEMENT

This Sponsor Letter Agreement (this “Agreement”) is dated as of January 21, 2026, by and among Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), and General Fusion Inc., a British Columbia limited company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, 1573562 B.C. Ltd., a British Columbia limited company (“NewCo”), and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date hereof, the Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) (together with the rules and regulations promulgated thereunder, the “Exchange Act”) of and is entitled to dispose of and vote the number of (a) SPAC Class B Ordinary Shares as set forth on Schedule I (the “Owned Shares”, and the Owned Shares together with any additional SPAC Class A Ordinary Shares (or any securities convertible into or exercisable or exchangeable for SPAC Class A Ordinary Shares) and any additional SPAC Class B Ordinary Shares (or any securities convertible into or exercisable or exchangeable for SPAC Class B Ordinary Shares) in which the Sponsor acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and (b) the SPAC private placement warrants as set forth on Schedule I (the “Owned Warrants”); and

WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

COVENANTS

Section 1.1    Voting Agreements.

(a)At any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Covered Shares entitled to vote that the Sponsor holds of record or beneficially, as of the date hereof, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject SPAC Shares”) to be counted as present thereat for purposes of calculating a quorum, (ii) not redeem any Subject SPAC Shares at such meeting and (iii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Subject SPAC Shares:

(i)in favor of each Transaction Proposal;

(ii)in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of SPAC to approve and adopt the Transaction Proposals to a later date if there are not sufficient votes to approve and adopt the Transaction Proposals, or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; and

(iii)against any proposal (A) in opposition to approval of the Business Combination Agreement, (B) inconsistent with the Business Combination Agreement or the Transactions, (C) relating to any Transaction Proposal or (D) relating to any other action or business before such meeting that (1) would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement, or (2) would result in the failure of any condition set forth in Article 7 of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

(b)The obligations of the Sponsor specified in this Section 1.1 shall apply whether or not the Business Combination or any action described above is recommended by the SPAC Board.

Section 1.2No Inconsistent Agreement. The Sponsor hereby represents and covenants that it has not entered into, and shall not enter into, any agreement, arrangement or understanding, including any voting trust, proxy or power of attorney, that would restrict, limit or interfere with the performance of its obligations hereunder, including with respect to any of the Covered Shares.

Section 1.3Sponsor Economics.

(a)At the Closing and in connection with the PIPE Financing, Sponsor shall forfeit 1,000,000 Owned Shares (the “Sponsor Forfeiture”), and in connection therewith, SPAC shall issue to Sponsor (i) 333,334 SPAC Class A Earnout Shares, (ii) 333,333 SPAC Class B Earnout Shares and (iii) 333,333 SPAC Class C Earnout Shares (collectively, the “Sponsor Earnout Shares”).

(b)Following the Closing, if, at any time during the Earnout Period, the VWAP (as defined in the SPAC Closing Articles) of SPAC Common Shares equals or exceeds the applicable Earnout Targets for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then all of the issued and outstanding Sponsor Earnout Shares shall automatically convert into SPAC Common Shares, all in accordance with the SPAC Closing Articles and Section 2.10 of the BCA as follows:

(i)if the VWAP equals or exceeds $15.00, Sponsor’s SPAC Class A Earnout Shares shall automatically convert into SPAC Common Shares;

(ii)if the VWAP equals or exceeds $20.00, Sponsor’s SPAC Class B Earnout Shares shall automatically convert into SPAC Common Shares; and

(iii)if the VWAP equals or exceeds $25.00, Sponsor’s SPAC Class C Earnout Shares shall automatically convert into SPAC Common Shares.

If at any time during the Earnout Period there occurs any transaction resulting in a Deemed Liquidation Event (as defined in the SPAC Closing Articles), then the applicable Sponsor Earnout Shares then outstanding shall automatically convert into SPAC Common Shares immediately prior to such Deemed Liquidation Event; provided that such conversion shall be effected only if the valuation of the SPAC Common Shares in such Deemed Liquidation Event is greater than or equal to the applicable Earnout Target and thereafter no additional Sponsor Earnout Shares shall be converted under this Section 1.3(b).

If an Earnout Target is not satisfied during the Earnout Period, the right of the applicable Sponsor Earnout Shares to convert pursuant to this Section 1.3(b) will terminate and no longer apply, and such Sponsor Earnout Shares shall be redeemed by SPAC for the Redemption Price (as defined in the SPAC Closing Articles) and cancelled.

(c)At the Closing, Sponsor shall transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 SPAC Class B Common Shares to the investors (and in the amounts) set forth on Schedule II hereto.

(d)After giving effect to the Sponsor Forfeiture and the Lead Safe Investor Transfer, immediately after the Closing, the Sponsor and/or its direct or indirect investors and other insiders will retain (i) 5,416,667 SPAC Common Shares, (ii) 1,000,000 Sponsor Earnout Shares and (iii) all of the Owned Warrants.

(e)In the event that SPAC obtains working capital loans from the Sponsor or an Affiliate to finance transaction costs related to the Transactions, up to $1,500,000 of such loans may be converted into warrants to purchase SPAC Class A Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

(f)This Section 1.3 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

Article II.

SPONSOR REPRESENTATIONS AND WARRANTIES

Section 2.1Representations and Warranties. The Sponsor hereby represents and warrants as of the date hereof as follows:

(a)The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Owned Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Sponsor does not own beneficially or of record any shares of capital stock of SPAC (or any securities convertible into shares of capital stock of SPAC).

(b)The Sponsor is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of organization.

(c)The Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder.

(d)The execution and delivery of this Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by the Sponsor, to the extent applicable.

(e)This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.

(f)The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

Article III.

MISCELLANEOUS

Section 3.1No Redemption and Waiver of Anti-Dilution. The Sponsor irrevocably and unconditionally agrees and acknowledges that, in connection with the transactions contemplated by the Business Combination Agreement, the Sponsor shall not seek redemption of, shall not elect redemption of or cause to be redeemed any of its SPAC Class A Ordinary Shares. The Sponsor, solely in connection with and only for the purpose of the Transactions, hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any of its SPAC Class B Ordinary Shares. This Section 3.1 shall be void and of no force and effect if the Business Combination Agreement shall be terminated or the Closing shall not occur for any reason.

Section 3.2No Transfers. The Sponsor hereby agrees not to, directly or indirectly, prior to the termination of this Agreement in accordance with Section 3.4 hereof, except pursuant to the consummation of the Redomicile, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of any of the Sponsor’s Covered Shares, or (b) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or materially delaying the Sponsor from or in performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to SPAC and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement in respect of the Sponsor’s Covered Shares so Transferred and any Covered Shares subsequently acquired; provided, further, that any Transfer permitted under this Section 3.2 shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 3.2 with respect to the Sponsor’s Covered Shares shall be null and void. This Section 3.2 shall be void and of no force and effect if the Business Combination Agreement shall be terminated or the Closing shall not occur for any reason.

Section 3.3Authorization; No Breach. Each of SPAC and the Company (each making these representations and warranties separately) (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Law of the jurisdiction of its organization and (b) has all requisite corporate or limited liability company power, as applicable, without violating any agreement to which it is bound, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of SPAC and the Company (each making these representations and warranties separately) has been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

Section 3.4Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Business Combination Agreement in accordance with Article 8 thereof and (c) the liquidation of SPAC. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.5Governing Law; Venue. This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York without regard to its conflict of laws principles that would apply the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the State of New York in respect of all matters arising under and in relation to this Agreement.

Section 3.6WAIVER OF JURY TRIAL. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.6.

Section 3.7Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of law or otherwise) to any Person (other than another Party by operation of law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

Section 3.8Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.9Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Sponsor and the Company.

Section 3.10Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.11Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 3.11):

If to SPAC or the Sponsor:

Spring Valley Acquisition Corp. III

Spring Valley Acquisition III Sponsor, LLC

1675 — 2100 McKinney Avenue

Dallas, TX 75201

Attention: Christopher Sorrells

E-mail: [Intentionally Omitted.]

with a copy to (which will not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Alan Annex, Jason Simon and Adam Namoury

Email: alan.annex@gtlaw.com; jason.simon@gtlaw.com;

adam.namoury@gtlaw.com

If to the Company:

General Fusion Inc.

6020 Russ Baker Way

Richmond, British Columbia

Attention: Greg Twinney, Chief Executive Officer

Email: [Intentionally Omitted.]

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Ben A. Stacke

Email: ben.stacke@faegredrinker.com

and

Fasken Marineau DuMoulin LLP

2900 – 550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attention: Shahrooz Nabavi, Iain Mant

Email: snabavi@fasken.com, imant@fasken.com

Section 3.12Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.13Entire Agreement. This Agreement and the agreements referenced herein and referenced in the Business Combination Agreement (to the extent applicable) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Sponsor Letter Agreement to be duly executed as of the date first written above.

SPONSOR:

SPRING VALLEY ACQUISITION III SPONSOR, LLC

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

SPAC:

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

COMPANY:

General Fusion Inc.

By:	/s/ Greg Twinney
	Name:	Greg Twinney
	Title:	Chief Executive Officer

ANNEX I

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT is made as of January 21, 2026,

AMONG:

GENERAL FUSION INC., a company organized under the laws of the Province of British Columbia and having a registered and records address 2900 – 550 Burrard Street, Vancouver, British Columbia V6C 0A3

(the “Company”)

AND:

Spring Valley Acquisition Corp. III, a company organized under the laws of the Cayman Islands

(“SPAC”)

AND:

each of the Persons executing a counterpart signature page hereto

(each being the “Securityholder” and collectively with the Company and SPAC, the “Parties” and each a “Party”).

RECITALS:

A.

SPAC is a blank check company incorporated under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.	1573562 B.C. Ltd. (“NewCo”), a British Columbia limited company, is a wholly owned direct subsidiary (as defined below) of SPAC, newly formed solely for the purposes of engaging in the Transactions.
C.

The Company proposes to enter into a Business Combination Agreement with SPAC and Newco on or about January 7, 2026 (the “BCA”), in substantially the form provided by the Company to the Securityholder on or about the date hereof, whereby among other things, SPAC proposes to acquire all of the issued and outstanding shares of the Company by way of a court-approved plan of arrangement (the “Arrangement”) under Division 5 — Arrangements of the British Columbia Business Corporations Act (“BCBCA”).

D.

Prior to the Arrangement, and subject to the terms and conditions of the BCA, SPAC shall continue from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (2022 Revision) and the BCBCA (the “SPAC Continuation”).

E.

Subject to the terms and conditions set forth in the BCA and pursuant to the Arrangement, among other things, (i) all of the then issued and outstanding Company Preferred Shares shall automatically convert into Company Common Shares pursuant to the Articles of the Company (the “Company Preferred Conversion”); (ii) all of the then issued and outstanding simple agreements for future equity (each, a “SAFE” and collectively, the “SAFEs”) of the Company shall convert into that number of Company Common Shares pursuant to the terms of the SAFEs (the “Company SAFE Conversion”), (iii) the PIPE Financing shall be consummated pursuant to the SPA, (iv) NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”), except that the legal existence of NewCo will not cease and NewCo will survive such amalgamation as the amalgamated company and will be a wholly owned subsidiary of SPAC, (v) each then issued and outstanding Company Common Share shall be exchanged for a number of SPAC Class A Common shares equal to the Exchange Ratio, (vi) each then issued and outstanding Company Warrant shall be exchanged for a warrant (a “SPAC Exchange Warrant”) to acquire SPAC Class A Common shares; and (vii) each then issued and outstanding Company Option shall be exchanged for an option (a “SPAC Exchange Option”) to acquire SPAC Class A Common shares.

F.

Concurrently with the Amalgamation, the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the individuals nominated by the Company.

G.

Following the Amalgamation and in accordance with the terms and conditions of the BCA, SPAC shall amend and restate its articles and adopt the amended and restated articles in substantially the form attached as an Exhibit D to the BCA (the “SPAC Closing Articles”).

H.

Concurrently with the execution and delivery of the BCA, SPAC and the Company and certain investors with enter into a Securities Purchase Agreement (the “SPA”), pursuant to which, among other things, such investors have agreed to purchase SPAC Class A Common shares for an aggregate amount of not less than US$80,000,000, in a private placement to be consummated concurrently with the consummation of the Arrangement (the “PIPE Financing”).

I.

As of the date hereof, the Securityholder beneficially owns, or otherwise exercises control, discretion or direction over, directly or indirectly, the Subject Securities (as defined below) set forth in Schedule “A” and wishes to confirm its support for the Arrangement and the Transactions and has agreed to cause all of its Subject Securities to be voted in favor thereof.

J.

As a condition to the Company’s and SPAC’s willingness to enter into the BCA and to proceed with the Transactions, including the Arrangement, the Securityholder is willing to execute and deliver this Agreement and make the representations, warranties, covenants and agreements set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

In this Agreement, any capitalized term used herein and not defined in this Section 1.1 or elsewhere herein shall have the meaning ascribed thereto in the BCA. Unless the context otherwise requires, the following words and phrases used in this Agreement, including the recitals, shall have the following meanings:

“affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person;

“Exchange Act” means the Securities Act of 1934, as amended from time to time;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or other entity, or any government, political subdivision, agency or instrumentality of a government or other governmental authority;

“Subject Securities” means with respect to a Securityholder, the Company securities held by the Securityholder as set out in Schedule A, owned beneficially or of record by the Securityholder or over which the Securityholder exercises control, discretion or direction, whether directly or indirectly, and any Company securities acquired directly or indirectly by the Securityholder subsequent to the date hereof or over which the Securityholder acquires control, discretion or direction, directly or indirectly, subsequent to the date hereof, and, in each case, includes any and all securities which such Subject Securities may be converted into, exchanged for or otherwise changed into; and

“Transactions” means the transactions contemplated by the BCA, including SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the Plan of Arrangement as provided for in Exhibit F to the BCA.

“Transfer” means, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Article 2

REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Securityholder

The Securityholder represents and warrants to the Company and SPAC that:

(a)

In the case of a Securityholder that is not an individual, the Securityholder is duly incorporated or formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(b)

The Securityholder, if an individual, has the legal capacity and full right and authority, or if a corporation, partnership or other legal entity, the requisite organizational power, capacity and authority, to enter this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If the Securityholder is a corporation, partnership or other legal entity, the execution and delivery of this Agreement by the Securityholder, the performance by the Securityholder of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate, partnership or other organizational action on the part of the Securityholder and no other organizational action or proceeding on its part is necessary to authorize the execution and delivery by the Securityholder of this Agreement or for the Securityholder to perform its obligations and consummate the transactions contemplated hereunder.

(c)

This Agreement has been duly executed and delivered by the Securityholder and (constitutes a legal, valid and binding obligation of the Securityholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(d)

Other than this Agreement, the Articles of the Company and if applicable, the Company’s Eighth Amended and Restated Shareholders’ Agreement dated August 5, 2025 (as amended, the “Shareholders’ Agreement”), none of the Subject Securities is subject to any shareholders’ agreement, voting agreement or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting agreement or other agreement with respect to the Subject Securities.

(e)	There is no proxy, voting trust or similar agreement in existence with respect to the voting of any of the Subject Securities.
(f)

No consent, waiver, approval, order or authorization of, or declaration or filing with, any Person is required to be made or obtained by the Securityholder in connection with the execution and delivery of this Agreement by the Securityholder.

(g)

None of the execution and delivery by the Securityholder of this Agreement, the completion of the transactions contemplated hereby or the performance of or compliance by the Securityholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which with or without notice or lapse of time or both would constitute a default under or violate, contravene, conflict with or breach, any term or provision of or require the consent of any third party pursuant to any constating or governing document of the Securityholder, if applicable or any contract to which the Securityholder is a Party or by which its property or assets is bound;

(h)

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Securityholder, for which the Company or any of its affiliates (as defined in the BCA) may become liable.

The representations and warranties of the Securityholder set forth in this Section 2.1 shall survive until the termination of this Agreement in accordance with Section 4.1.

Article 3

COVENANTS

3.1Covenants of the Securityholder

The Securityholder hereby covenants with the Company and SPAC and agrees that from the date of this Agreement until the termination of this Agreement pursuant to Article 4, except with the prior written consent of the Company and SPAC, it:

(a)	other than as set forth herein, shall not grant or agree to grant any proxy, power of attorney or other rights with respect to the Subject Securities
(b)

shall, in connection with any meeting of securityholders of the Company, including any special meeting of the Securityholders in accordance with the terms of the BCA: (i) vote (or cause to be voted) all of the Subject Securities in favour of or, as applicable, take (or cause to be taken) action by written consent with respect to all applicable Subject Securities to provide for, the approval, consent, authorization, ratification or adoption of (A) the Arrangement, (B) the BCA, including the Ancillary Documents and the other Transactions, and (C) any other matter necessary for the performance, implementation or consummation of the Transactions, including the Arrangement; and (ii) not take, nor permit any Person on its behalf to take, any action to withdraw, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have unless this Agreement has, at such time, been previously terminated in accordance with Section 4.1;

(c)

shall not Transfer any of the Subject Securities, or any right or interest therein (legal or equitable), other than pursuant to the Arrangement, provided that foregoing restrictions shall not prevent the Securityholder from exercising any Subject Securities in accordance with their terms, and the Securityholder may Transfer any or all of the Subject Securities (to the extent permitted by the terms of the applicable Subject Securities) as follows:

(i)	to an affiliate of the Securityholder or any investment fund or other entity directly or indirectly controlled or managed by the Securityholder or the Securityholder’s affiliates;
(ii)

if the Securityholder is a corporation, partnership, limited liability company or other business entity, (A) to its direct or indirect shareholders, partners, members or other equity holders or the officers or directors of the Securityholder or any of its affiliates or (B) by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; and

(iii)

in the case of an individual by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, by virtue of laws of descent and distribution upon death of the individual or pursuant to a qualified domestic relations order,

(each being a “Permitted Transferee”), provided that, prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee enters into an agreement with SPAC and the Company on the same terms as this Agreement, or otherwise agrees in writing with SPAC and the Company in a form acceptable thereto to be bound by the provisions hereof and any such Transfer shall not relieve the Securityholder of its obligations under this Agreement;

(d)	shall not exercise or assert (or permit to be exercised or asserted on its behalf):
(i)	any rights of appraisal or rights of dissent which may be provided or available to the Securityholder under any Law or otherwise in connection with the Arrangement or the Transactions; or
(ii)

any other securityholder rights or remedies available to the Securityholder, whether arising under statute, at common law or otherwise, to (or in a manner that would, or would reasonably be expected to), impede, frustrate, nullify, prevent, hinder, delay, upset, challenge or adversely affect the Arrangement or any of the other matters and Transactions;

(e)

shall not take any other action of any kind, directly or indirectly, whether alone or acting jointly or in concert with any other Person, which would or might reasonably be regarded as likely to prevent, frustrate, impair, impede or delay or interfere with the completion of, the Arrangement or the other Transactions;

(f)	shall deliver a duly executed copy of the Lock-Up Agreement substantially in the form attached as an Exhibit B to the BCA; and
(g)

shall cause the termination, subject to the occurrence of and effective immediately prior to the Amalgamation, of (i) the Shareholders’ Agreement and (ii) if applicable to the Securityholder, in its capacity as securityholder of the Company, any rights under any agreement between the Company and the Securityholders providing for redemption rights, put rights, purchase rights or other similar rights not generally available to Securityholders.

Article 4

GENERAL

4.1

Termination. This Agreement will terminate and be of no further force or effect upon the earlier to occur of: (a) the consummation of the Arrangement; and (b) the termination of the BCA in accordance with its terms.

4.2

Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further obligations under this Agreement or liability arising hereunder except as expressly contemplated by this Agreement, and provided that (i) this Section 4.2 and the provisions of Sections 1.1, and 4.3 to 4.10, inclusive, shall survive termination of this Agreement, and (ii) neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement that occurred prior to such termination.

4.3

Governing Law. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein reference to principals of conflicts of laws. The Parties attorn to the exclusive courts in the Province of British Columbia in respect of resolution of disputes.

4.4

Waiver; Amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the Parties.

4.5

Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, among the Parties, or any of them, with respect to the subject matter hereof.

4.6

Notices. Any notice, consent, direction or other communication given under or regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or electronic mail and addressed,

(a)	if to the Company:

General Fusion Inc.

6020 Russ Baker Way

Richmond, British Columbia

Attention: Greg Twinney, Chief Executive Officer

Email: [Intentionally Omitted.]

with a copy to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Ben A. Stacke

Email: ben.stacke@faegredrinker.com

and

Fasken Marineau DuMoulin LLP

2900 — 550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attention: Shahrooz Nabavi

Email: snabavi@fasken.com

(b)	if to SPAC:

Spring Valley Acquisition Corp. III

1675 — 2100 McKinney Avenue

Dallas, Texas 75201

Attention: Christopher Sorrells, Chairman and Chief Executive Officer

Email: [Intentionally Omitted.]

with a copy to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Adam Namoury

Email: adam.namoury@gtlaw.com

and

Cassels Brock & Blackwell LLP

Suite 3200, Bay Adelaide Centre – North Tower, 40 Temperance Street

Toronto, Ontario M5H 0B4

Attention: Jonathan Sherman, Micky Lungu

Email: jsherman@cassels.com, mlungu@cassels.com

(c)	if to the Securityholder:

As indicated on the Securityholder’s signature page hereto.

A Notice is deemed to be given and received if sent by personal delivery, courier or electronic mail, on the date of delivery. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing.

4.7

Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

4.8

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.9

Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent tax and legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.10

Further Assurances. The Parties hereto will do all things and provide all such reasonable assurances as may be required to consummate or give effect to the transactions contemplated by this Agreement, and each Party will execute and provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.11

Execution and Delivery. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement effective as of the date set forth above.

GENERAL FUSION INC.

By:	/s/ Greg Twinney
Name: Greg Twinney
Title: Chief Executive Officer

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name: Christopher Sorrells
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

Print Name of Securityholder:

[NAME]

Sign Below:

If a non-individual Securityholder:

Name of Signatory:

Title of Signatory:

Securityholder notice details:

Name of Registered Securityholder:	[Name]
Address:

Attention:
Telephone:
Email:

[Signature page to Voting and Support Agreement]

SCHEDULE “A”

Name of Securityholder:

Number	Type	Indicate whether (i) registered holder, (ii) beneficial holder, or (iii) voting or dipositive power
Class A Voting Common shares
Class B Non-Voting Common shares
Series 1 Class A Preferred shares
Series 2 Class A Preferred shares
Series 3 Class A Preferred shares
Series 4 Class A Preferred shares
Series 5 Class A Preferred shares
Series 6 Class A Preferred shares
Series 7 Class A Preferred shares
Series 1 Class B Preferred shares
Series 2 Class B Preferred shares
Series 3 Class B Preferred shares
Warrants to Purchase Class A Voting Common shares
Warrants to Purchase Class B Non-Voting Common shares
SAFEs

[Signature page to Voting and Support Agreement]

ANNEX J

J-1

ANNEX K

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF ISSUANCE OF THIS SECURITY OR (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

GENERAL FUSION INC.

SAFE
(Simple Agreement for Future Equity)

RECITALS:

A.

This Safe is one of a series of simple agreement for future equity instruments (“Safes”) of the same terms issued by General Fusion Inc., a corporation organized under the laws of British Columbia (the “Company”) to raise up to $50,000,000, or such additional amount as approved by the Company (“Total Financing Amount”), in one or a series closings, with the final closing to occur on such date as determined by the Company (the “Financing”).

B.

It is a condition to consummation of the Financing that the Company raise a minimum of $30,000,000 from the sale and issuance of the Safes in the initial closing of the Financing (the “Minimum Financing Amount”) prior to March 31, 2026.

C.	The Investor (as defined below) wishes to purchase this Safe on the condition that the Company sells Safes with an aggregate purchase amount of not less than the Minimum Financing Amount.
D.	It is a term of the Financing that purchasers of Safes will be entitled to purchase Warrants as set out in Section 3.

NOW THEREFORE, THIS CERTIFIES THAT in exchange for the payment by                      (the “Investor”) of $                     (the “Purchase Amount”), the Company hereby issues to the Investor the right to certain of the Company’s Capital Shares, subject to the terms described below.

The Investor shall pay the Purchase Amount to the Company or to a depository agent as designated by the Company, within seven (7) days following the date that the Company provides written confirmation to the Investor that the Company has entered into Safes with investors for an aggregate purchase amount of not less than the Minimum Financing Amount and concurrently with payment of purchase amounts by other purchasers of Safes under the Financing.

The “Discount Rate” is 75% (being equivalent to a 25% discount).

The “Valuation Cap” is $500,000,000 plus the Total Financing Amount.

See Section 2 for additional defined terms.

1.	Events
(a)	Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Safe Shares equal to the Purchase Amount divided by the Conversion Price.

In connection with the automatic conversion of this Safe into Safe Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing that the Company requests the Investor to execute; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares, if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b)	Liquidity Events. If there is
(i)	an Initial Public Offering, Direct Listing or SPAC Merger before the termination of this Safe, the Investor will automatically be entitled to receive immediately prior to, or concurrent with, the consummation of such Initial Public Offering, Direct Listing or SPAC Merger, such Proceeds as the Investor would be entitled to receive if, at such time, the Investor held the number of Common Shares equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”); or
(ii)	a Change of Control, the Investor will automatically be entitled to receive, immediately prior to, or concurrent with the consummation of the Change of Control, such Proceeds, equal to the greater of: (A) the Purchase Amount (the “Cash- Out Amount”), subject to the liquidation priority set forth in Section 1(d) below, and (B) the Conversion Amount, provided that, in either case, if any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization, provided that such reduction (A) does not reduce the total Proceeds due and payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c)	Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of cash consideration equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.
(d)	Liquidation Priority. In a Change of Control or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to receive its Cash-Out Amount is:
(i)	Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Shares);
(ii)	On par with payments for other Safes and/or Class B Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Class B Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other holders of Safes and/or Class B Preferred Shares in proportion to the full payments that would otherwise be due; and
(iii)	Senior to payments for Common Shares.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Common Shares and other Safes and/or Class B Preferred Shares who are also receiving Conversion Amounts on a similar as-converted to Common Share basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e)	Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Shares to the Investor pursuant to the conversion of this Safe in accordance with its terms; or (ii) the payment, or setting aside for payment, of any amounts that are due to the Investor pursuant to this Safe in accordance with its terms.
2.	Definitions

“Capital Shares” means the shares in the capital of the Company, including, without limitation, the Common Shares and the Preferred Shares.

“Change of Control” means (i) a transfer (whether by merger, amalgamation, consolidation, exchange or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities or Capital Shares if, after such closing, such person or group of affiliated persons would hold at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, (ii) any reorganization, arrangement, merger, amalgamation or other consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease, or other disposition of all or substantially all of the assets of the Group Companies.

“Class B Preferred Shares” means the Company’s Class B preferred shares, issuable in series.

“Common Shares” means the Company’s common shares or ordinary shares or such other similarly named class of share in the Company.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Common Shares basis):

●	Includes all Capital Shares issued and outstanding;
●	Includes all Converting Securities;
●	Includes all (i) issued and outstanding Options and (ii) Promised Options; and
●	Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing will only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

“Conversion Price” means either (i) the Safe Price or (ii) the Discount Price, whichever price is less.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into Capital Shares.

“Direct Listing” means (i) the Company’s initial listing of its Common Shares (other than Common Shares not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange in the United States by means of an effective registration statement on Form F-1 or Form S-1 filed by the Company with the United States Securities and Exchange Commission that registers the Company’s existing Capital Shares for resale, as approved by the Company’s board of directors, or (ii) any analogous listing not involving any underwritten offering of securities in any exchange located in a jurisdiction other than the United States. For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the lowest price per share of the Standard Shares sold for new cash proceeds in the Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Change of Control), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Shares, the amount of such dividend that is paid per Common Share multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Standard Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation resulting in gross proceeds to the Company of not less than US$100,000,000.

“Group Companies” means the Company and the Company’s subsidiaries from time to time.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Shares in conjunction with the listing of such Common Shares on any securities exchange, which will be deemed to have occurred upon the consummation of the listing transaction as prescribed under the listing rules of the applicable securities exchange.

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double-counting, in each case calculated on an as-converted to Common Shares basis):

●	Includes all Capital Shares issued and outstanding;
●	Includes all (i) issued and outstanding Options and (ii) to the extent receiving share consideration, Promised Options;
●	Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation Preferred Shares) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of conversion or any “as-converted” payments; and
●	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, a Direct Listing, a SPAC Merger, or an Initial Public Offering.

“Liquidity Price” means the lesser of: (a) the product of (i) the Discount Rate multiplied by (ii) the price per share at which Common Shares are sold in a Liquidity Event, and (b) price per share equal to the Valuation Cap divided by the Liquidity Capitalization immediately prior to the Liquidity event.

“Options” includes options, restricted share awards or purchases, restricted share units, share appreciation rights, warrants or similar securities, vested or unvested.

“Preferred Shares” means the Company’s preferred shares or such other similarly named class or classes of share in the Company, including the Class B Preferred Shares.

“Proceeds” means cash consideration or share consideration or a combination thereof, as applicable.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or the consummation of the Liquidity Event, if there is no term sheet or letter of intent), (ii) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Standard Shares’ price per share, or (iii) in the case of a Liquidity Event, treated as outstanding Options in the calculation of the distribution of the Proceeds.

“Safe” means an instrument containing a future right to Capital Shares, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

“Safe Shares” means the Capital Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the Standard Shares, other than with respect to the following, if applicable: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; (ii) the basis for any dividend rights, which will be based on the Conversion Price, and (iii) to the extent applicable, the basis for the redemption price, which will be based on the Conversion Price.

“SPAC Merger” means the completion by the Company of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise with a publicly traded “special purpose acquisition company” or its subsidiary in which the common stock or share capital of such entity or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another internationally recognized securities exchange or marketplace approved by the Company’s Board of Directors.

“Standard Shares” means the shares of the class or series of Preferred Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Unissued Option Pool” means all Capital Shares that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent share consideration are payable on such Promised Options) under any equity incentive or similar Company plan.

“Warrants” means warrants to purchase Common Shares issued to investors participating in the Financing as set out in Section 3.

3.	Warrant Coverage

The Investor shall be entitled to purchase, for an aggregate price of $              , and the Company is hereby issuing, warrants to purchase such number of Common Shares equal to quotient of: (i) 50% of Purchase Amount divided by (ii) the quotient of $600,000,000 divided by the Fully Diluted Capitalization (the “Warrants”), at the price of $0.0319 per Warrant.

Each Warrant shall be exercisable at the price of $1.9968 per share (being a price per share determined by dividing $600,000,000 by the Fully Diluted Capitalization), shall be exercisable for a period of three (3) years after the date of issuance, and shall be in the form of the Warrant Certificate attached hereto as Exhibit A.

For purposes herein, the Company’s “Fully Diluted Capitalization” equals 300,486,221 shares, which includes (without double-counting, in each case calculated on an as-converted to Common Shares basis): (i) all Capital Shares issued and outstanding; (ii) all Converting Securities; (iii) all issued and outstanding Options, (iv) the Unissued Option Pool, and (v) the warrant entitlements to purchase Common Shares and Preferred Shares granted by the Company to His Majesty the King in the Right of Canada, pursuant to the Company’s Strategic Innovation Fund Contribution Agreement dated May 29, 2019, as amended, and which for clarity excludes the Capital Shares issuable upon conversion of the Safes and the Warrants issued under the Financing.

4.	Company Representations
(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.
(b)	The execution, delivery and performance by the Company of this Safe and the Warrants is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to Section 6(d)). This Safe and the Warrants constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation, articles, or bylaws, as applicable, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)	The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any security interest, encumbrance, hypothec or lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.
(d)	No consents or approvals are required in connection with the performance of this Safe and the Warrants, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Shares issuable pursuant to Section 1.
(e)	To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.
5.	Investor Representations
(a)

The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)

The Investor is acquiring the Safe pursuant to exemptions from the prospectus and registration requirements (or their equivalent) under applicable securities laws and has delivered to the Company an Exemption Certificate in the form prescribed by the Company. The Investor acknowledges and agrees that if Safe Shares cannot be issued to the Investor pursuant to exemptions from the prospectus and registration requirements (or their equivalent) under applicable securities laws at the time of any conversion of this Safe into Capital Shares, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state, federal or provincial securities laws and, therefore, cannot be resold unless they are covered by a prospectus filed under applicable securities laws of the provinces and territories of Canada, registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c)

The Investor understands that the Company may be required to provide any one or more of the Canadian securities regulators or other regulatory agencies with the name, residential address, telephone number and e-mail address of the Investor as well as information regarding the number, aggregate purchase price and type of securities purchased under this Safe. The Investor hereby consents to and authorizes the use and disclosure of such information.

6.	Miscellaneous
(a)

Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the Majority-in-interest of all then-outstanding Safes with the same “Valuation Cap” and “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b)

Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by internationally recognized overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the Canadian or U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c)

The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding Common Shares (that is not payable in Common Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d)

Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned, subject to applicable securities laws, without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of the Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e)

In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)	The Company and the Investor will each bear its respective expenses and legal fees incurred in connection with the negotiation and consummation of this Safe.
(g)

The parties agree that this Safe (and all the rights and obligations hereunder) will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party hereby submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

(h)

Unless otherwise stated herein, all references to “$” or “Dollars” refers to lawful currency of United States. For purposes of this Safe, in the event of an Equity Financing, Liquidity Event, Dissolution Event or other transaction relating to this Safe, if amounts described in this Safe or required to interpret this Safe are denominated in more than one currency, then the Company’s board of directors may in its reasonable discretion deem one or more of such amounts to be interpreted as the equivalent amount denominated in such other currency in order to reasonably complete the applicable calculations or interpret this Safe.

(i)

The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as “stock”, and more particularly as “common stock” for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(j)

The parties acknowledge that, in connection with the preparation of this Safe, the law firm of Fasken Martineau DuMoulin LLP represents the Company, and not the Investor. The Investor also acknowledges that it has been provided with an opportunity to consult with its own legal advisors, tax advisors and other advisors with respect to this Safe and any related documents and the transactions contemplated by this Safe and such related documents. The Investor is relying solely on its own advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to the matters contemplated by this Safe. The Investor confirms that it has reviewed this entire Safe and fully understands each provision of this Safe

(k)	This instrument may be executed in counterparts, which together will constitute one document. Electronic signatures will have the same legal effect as original signatures.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY:

GENERAL FUSION INC.
Per:
Name:
Title:
Address:

Email:

INVESTOR:

(Print full legal name of Investor)
Per:
Signature

Name and Title of Signatory
(please print name and title of individual whose signature appears above, if different from name of Investor printed above)

Address:

Email:

Exhibit A

Form of Warrant Certificate

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS WARRANT CERTIFICATE AND UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF ISSUANCE OF THIS SECURITY OR (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

GENERAL FUSION INC.

WARRANT CERTIFICATE

(Warrants to Purchase Common Shares)

Warrant Certificate No. 2025-C-[●]

THIS IS TO CERTIFY THAT, for value received, [●] (the “Holder”), is entitled to subscribe for and purchase up to [●] fully paid and non-assessable Common shares in the capital of GENERAL FUSION INC. (the “Company”) at a price per share equal to the Exercise Price on or before the Expiry Date, upon and subject to the further terms and conditions set forth in the Terms and Conditions attached hereto as Schedule “A” and incorporated by reference and deemed to be part hereof.

The Warrants may be exercised at the registered office of the Company at c/o Fasken Martineau DuMoulin LLP, 2900 — 550 Burrard Street, Vancouver BC, V6C 0A3, or such other address as the Company may from time to time in writing direct (the “Exercise Location”).

Except as otherwise indicated, all capitalized terms used herein have the definitions set out in the Terms and Conditions attached hereto as Schedule “A”.

The Warrants, if unexercised, will expire after 4:00 p.m. on the Expiry Date.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

[Signature page follows.]

DATED: {{ClosingDate}}, 2025.

GENERAL FUSION INC.
Per:
Name:
Title: Authorized Officer

SCHEDULE “A”

WARRANT TERMS AND CONDITIONS

Terms and Conditions attached to the Warrant Certificate issued by General Fusion Inc. to the Holder and dated {{ClosingDate}}, 2025.

ARTICLE 1 — INTERPRETATION

1.1   Definitions.   In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith, initially capitalized terms will have the meaning as set out herein, as follows:

(a)	“Business Day” means any day except a Saturday or Sunday and legal holidays for Canadian chartered banks in Vancouver, British Columbia;
(b)	“Company” means General Fusion Inc. until a successor company shall have become such in the manner prescribed in Article 5, and thereafter “Company” shall mean such successor company;
(c)	“Current Market Price” in respect of a Share at any date means the VWAP for the 20 consecutive Trading Days ending on the fifth Trading Day before such date on the NASDAQ or, if the Shares are not listed on the NASDAQ, then on such other stock exchange on which the Shares are then listed as may be selected by the Company or, if the Shares are not then listed on a stock exchange, on the over-the-counter market; provided that, if there is no market for Shares during all or part of such period during which the Current Market Price thereof would otherwise be determined, the Current Market Price in respect of a Share shall in respect of all or part of the period be determined by the Board of Directors of the Company in their reasonable judgment and in good faith.
(d)	“Exercise Price” means US$1.9968 per share;
(e)	“Expiry Date” means the date that is the earlier of: (i) a Change of Control; and (ii) {{ExpiryDate}}[1].
(f)	“Expiry Time” means 4:00 pm (Vancouver Time) on the Expiry Date;
(g)	“Financing” means the financing of the Company to sell and issue Safes up to $50,000,000, or such additional amount as approved by the Company, with the initial closing amount of not less than $30,000,000;
(h)	“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;
(i)	“Holder” means the person identified as the Holder on the face page of the Warrant Certificate, or its nominee or its assignee;
(j)	“Issue Date” means the date the Warrant Certificate was issued;
(k)	“Person” means any individual, company, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, executor, administrator, or other legal representatives, regulatory body, or agency, government, governmental agency, authority or entity, however designated or constituted;
(l)	“Safe” means the Simple Agreement for Future Equity instrument of the Company issued on or about the date hereof pursuant to the Financing.

1 NTD: Thirty six (36) months following the date of the initial closing of the Financing

(m)	“Share” means a Common share in the capital of the Company;
(n)	“Shareholders’ Agreement” means that certain Eighth Amended and Restated Shareholders’ Agreement among the Company and its shareholders dated August 6, 2025, as amended;
(o)	“Trading Day” means, with respect to the NASDAQ or other market for securities on which the securities of the Company are listed, any day on which such exchange or market is open for trading or quotation.
(p)	“VWAP” means the volume weighted average trading price of a share of Common Stock on the NASDAQ or such other principal stock exchange on which shares of Common Stock are trading, calculated by dividing the total value by the total volume of shares of Common Stock traded for the relevant period.
(q)	“Warrants” means the share purchase warrants entitling the Holder to acquire the number of Shares set out in the Warrant Certificate at the Exercise Price per share at any time prior to the Expiry Time, subject to such adjustments as are provided for in these Terms and Conditions, and “Warrant” means any one of them;
(r)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached and all Schedules attached thereto;
(s)	In the event of a conflict or inconsistency between the terms set out herein and the terms set out in the Safe entered into between the Company and the Holder, the terms set out herein prevail to the extent of the conflict or inconsistency;
(t)	Words and phrases defined elsewhere herein or in the Warrant Certificate shall have the particular meanings so ascribed thereto;
(u)	Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and words importing persons in these Terms and Conditions shall include individuals, partnerships, corporations and any other entities, legal or otherwise; and
(v)	Any words with initial capitals not otherwise defined herein shall have the meaning ascribed thereto in the Safe.

1.2   Applicable Law.   The terms of this Warrant Certificate shall be construed exclusively in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2 — EXERCISE OF WARRANTS

2.1   Issue of Warrants.   This Warrant Certificate evidences the Warrants acquired by the Holder pursuant to the Safe entered into between the Company and the Holder.

2.2   Exercise.   The Holder’s right to subscribe for and purchase Shares under the Warrants may be exercised, at any time prior to the Expiry Time, by the Holder delivering the Warrant Certificate, along with a duly completed and executed subscription in the form attached hereto along with any other evidence required thereby and payment therefor, to the Company in accordance with the terms of this Warrant Certificate.

2.3   Closing of Share Purchase.   The closing (the “Closing”) of each subscription for Shares made hereunder as a result of the Holder exercising its Warrant rights shall take place at 3 p.m. on the third Business Day after the Warrant Certificate and completed subscription form were delivered to the Exercise Location. At the Closing, unless the Holder elects to Net Exercise the Warrants pursuant to Section 2.5 hereof, the Holder shall deliver to the Company a certified cheque, bank draft or wire transfer payable to or to the order of the Company in the applicable amount for the Shares subscribed for, in lawful money of the United States of America, and the Company shall concurrently deliver to the Holder a certificate representing the Shares purchased.

2.4   No Fractional Shares.   The Company shall not be required to issue fractional Shares or other securities in satisfaction of its obligations hereunder. If any fractional interest in a Share or other security would, except for the provisions of this section, be deliverable upon the exercise of Warrants, the Company shall instead issue the next lesser whole number of Shares or other securities.

2.5   Net Exercise.   In lieu of exercising this Warrant for cash, the Holder may elect to receive all or a portion of the Shares under the Warrants by surrender of this Warrant Certificate at the Exercise Location together with a duly completed and executed subscription in the form attached hereto indicating such election (a “Net Exercise”). If the Holder Net Exercises, it shall have the rights described in Section 2.3 hereof, and the Company shall issue to the Holder a number of Shares computed using the following formula:

Where

X = The number of Shares to be issued to the Holder.

Y = The number of Shares purchasable under this Warrant (subject to adjustment under Article 4) or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A = The Current Market Price of one Share

B = The Exercise Price

ARTICLE 3 — COVENANTS OF THE COMPANY

3.1   Reservation of Shares.   If and as long as the Articles of the Company shall limit the number of authorized Shares, it will reserve and keep available a sufficient number of Shares for the purpose of enabling it to satisfy its obligations to issue Shares upon the exercise of the Warrants.

3.2   Fully Paid, Validly Issued Shares.   The Company warrants that all Shares issued upon the exercise of the Warrants will, upon payment of the purchase price therefor by the Holder, be fully paid and non-assessable and duly and validly issued.

3.3   Issue in Substitution for Lost Certificate.   If the Warrant Certificate becomes mutilated, lost, destroyed or stolen, the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate, at no cost to the Holder, upon the Holder delivering to the Company a statutory declaration of loss and indemnity in the form prescribed by the Company’s constating documents.

3.4   Exchange of Certificates.   The Holder may exchange a certificate or certificates representing Warrants for one or more new Warrant certificates representing the same aggregate number of Warrants, at no cost to the Holder.

ARTICLE 4 — ADJUSTMENTS

4.1   Adjustment of Subscription and Purchase Rights.   From and after the Issue Date, the Exercise Price and the number of Shares covered by and deliverable upon the exercise of the Warrants will be subject to adjustment in the following events and in the following manner:

(b)	if and whenever at any time prior to the Expiry Date, the Company shall:
(i)	subdivide, redivide or change its outstanding Shares into a greater number of Shares; or
(ii)	reduce, combine or consolidate its outstanding Shares into a smaller number of Shares;

(any of which is referred to as a “Capital Reorganization”) the number of Shares obtainable under each Warrant shall be adjusted immediately after the effective date of such Capital Reorganization, by multiplying the number of Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the total number of Shares outstanding immediately after such date and the denominator shall be the total number of Shares outstanding immediately prior to such date. Such adjustment shall be made successively whenever any event referred to in this subsection shall occur;

(c)

if and whenever at any time prior to the Expiry Date, the Company shall engage in a Capital Reorganization, the Exercise Price shall, on the effective date of such Capital Reorganization, be adjusted by multiplying the Exercise Price in effect on such effective date by a fraction:

(i)	the numerator of which shall be the number of Shares outstanding before giving effect to such Capital Reorganization; and
(ii)	the denominator of which is the number of Shares outstanding after giving effect to such Capital Reorganization;

such adjustment will be made successively whenever any event referred to in this subsection shall occur,

(d)	if and whenever at any time prior to the Expiry Date, there is
(i)	a reclassification of the Shares;
(ii)	a capital reorganization of the Company (other than as described in section 4.1(a) and (b));
(iii)	a consolidation, amalgamation or merger of the Company with or into any other body corporate, trust, partnership or other entity;
(iv)	sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity; or
(v)	a SPAC Merger,

(each a “Corporate Event”), if the Holder has not exercised its right of acquisition, as to the effective date of such Corporate Event, upon the exercise of such right thereafter, the Holder shall be entitled to receive and shall accept, in lieu of the number of Shares such Holder would otherwise be entitled to acquire, the number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation, consolidation or SPAC Merger, or to which such sale or conveyance may be made, as the case may be, that such Holder would have been entitled to receive on such Corporate Event, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of Shares sought to be acquired by it;

(e)

if and whenever at any time prior to the Expiry Date, the Company shall distribute to all holders of its Shares any shares of the Company (other than Shares) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year’s or prior year’s earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to above) (any of the foregoing, including any right to subscribe for a security in a rights offering, being hereinafter in this subsection 4.1(d) called the “Securities”), then in each such case, the Company shall reserve shares, units or other entitlements of such Securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the Shares to which such Holder is entitled, such Holder will receive upon such exercise the same amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant;

(f)

if and whenever at any time after the Issue Date and prior to the Expiry Time, the Company issues or sells, or is deemed to issue or sell, any Shares or any securities convertible into, exchangeable for or otherwise exercisable to acquire Shares (together, “Convertible Securities”), in each case other than “Exempted Securities” (as defined in Section 28.6(d)(i)(D) of the Articles of the Company), at an effective price per Share that is less than the then-effective Exercise Price (each, a “Dilutive Issuance”), then, concurrently with such Dilutive Issuance, the Exercise Price shall be adjusted and the number of Shares issuable upon exercise of this Warrant shall be increased, in each case as follows:

(i)	Dilutive Issuance Adjustment. The Exercise Price then in effect (“EPold”) shall be reduced to the price determined by the following broad-based weighted average formula:

EPnew = EPold × (A + (C × Pnew / EPold)) / (A + C)

where:

“A” means the number of Shares outstanding immediately prior to the Dilutive Issuance calculated on a broad-based fully diluted basis, which includes all shares issuable upon exercise, conversion or exchange of all outstanding options, warrants and other Convertible Securities (whether or not then exercisable, vested or convertible), but excludes (x) any Shares issuable upon exercise of this Warrant and other warrants issued under the Financing; and (y) Exempted Securities to the extent provided in the definition of Exempted Securities;

“C” means the total number of Shares issued in the Dilutive Issuance (or, in the case of Convertible Securities, the maximum number of Shares initially issuable upon exercise, conversion or exchange thereof, determined as of issuance), in each case excluding Exempted Securities; and

“Pnew” means the effective price per Share in the Dilutive Issuance, determined in accordance with subsection (iii) below.

(ii)

Proportionate Increase in Shares Issuable. Immediately following any adjustment to the Exercise Price under subsection (i), the number of Shares issuable upon exercise of this Warrant shall be increased such that the aggregate consideration payable upon full exercise immediately prior to such adjustment (EPold multiplied by the number of Shares then issuable) equals the aggregate consideration payable upon full exercise immediately after such adjustment (EPnew multiplied by the number of Shares thereafter issuable). For clarity, the number of Shares thereafter issuable shall equal the number of Shares previously issuable multiplied by (EPold / EPnew).

(g)

(i)	Deemed Issuances; Determination of Pnew.

(h)

(A)	Options, warrants and rights. If the Company issues or sells any options, warrants or other rights to acquire Shares (“Rights”), the Company shall be deemed to have issued the maximum number of Shares issuable upon exercise of such Rights at an aggregate consideration equal to (x) the total consideration received by the Company for the issuance of such Rights plus (y) the aggregate exercise price payable upon such exercise; in such case, “Pnew” shall be the quotient of such aggregate consideration divided by the maximum number of Shares issuable upon exercise of such Rights.

(i)

(A)

Convertible or exchangeable securities. If the Company issues or sells any Convertible Securities (other than Rights described in clause (A) above), the Company shall be deemed to have issued the maximum number of Shares issuable upon conversion or exchange of such Convertible Securities at an aggregate consideration equal to (x) the consideration received by the Company for the issuance of such Convertible Securities plus (y) the consideration, if any, payable upon such conversion or exchange; in such case, “Pnew” shall be the quotient of such aggregate consideration divided by the maximum number of Shares initially issuable upon conversion or exchange of such Convertible Securities (assuming no price-based anti-dilution or similar adjustments in such securities).

(j)

(A)

Subsequent changes. If the exercise, conversion or exchange price of any such Rights or Convertible Securities is at any time changed or reset (including by operation of anti-dilution or repricing provisions), then the Exercise Price (and the number of Shares issuable upon exercise of this Warrant) shall be readjusted, effective as of the date of such change or reset, as if a new Dilutive Issuance occurred at such changed or reset price.

(k)

(A)	Expiration or cancellation. If any such Rights or Convertible Securities expire, terminate or are cancelled without having been exercised, converted or exchanged, the Exercise Price (and the number of Shares issuable upon exercise of this Warrant) shall be readjusted, effective as of the date of such expiration, termination or cancellation, to the Exercise Price (and number of Shares) that would then be in effect had such Rights or Convertible Securities never been issued

(l)

(i)

Excluded Issuances. No adjustment shall be made pursuant to this Section 4.1(e) with respect to Exempted Securities (as defined in Section 28.6(d)(i)(D) of the Articles of the Company). For clarity, issuances that constitute Exempted Securities are excluded both from “A” and “C” to the extent provided in the definition of Exempted Securities.

(m)

(i)

No Adjustment for Issuances at or Above Exercise Price. No adjustment shall be made pursuant to this Section 4.1(e) with respect to any issuance, sale or deemed issuance at an effective price per Share equal to or greater than the then-effective Exercise Price.

(n)

(i)

Certificate and Notice. Promptly following any adjustment under this Section 4.1(e), the Company shall deliver to the Holder a certificate of an officer of the Company setting forth in reasonable detail the calculation of such adjustment and the facts upon which it is based, including the consideration received (or deemed received), the number of Shares issued (or deemed issued), and the resulting Exercise Price and the number of Shares issuable upon exercise of this Warrant thereafter.

4.2   Determination of Adjustments.   The adjustments provided for in this Warrant Certificate are cumulative. The Company shall, promptly after each adjustment made hereunder, provide the Holder with a certificate providing the relevant facts and calculations with respect to. If any questions shall at any time arise with respect to any adjustments to be made hereunder, such question shall be conclusively determined by an independent firm of Chartered Accountants who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

ARTICLE 5 — MERGER AND SUCCESSORS

5.1   Company May Consolidate, etc. on Certain Terms.   Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any corporation lawfully entitled to acquire and operate same; provided however that the corporation formed by such amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall be a corporation organized and existing under the laws of Canada or of the United States of America, or any Province, State, District or Territory thereof, and shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

5.2   Successor Company Substituted.   In case the Company, pursuant to Section 5.1 shall be amalgamated or merged with or into any other corporation or corporations, or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation or amalgamation, or into which the Company shall have been amalgamated or merged or which shall have received a conveyance or transfer as aforesaid, shall succeed to and be substituted for the Company hereunder. Such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.

ARTICLE 6 — GENERAL

6.1   Further Acts.   Each of the Company and the Holder shall at the request of the Holder, and at the expense of the Company, execute and deliver any further documents and do all acts and things as the Holder may reasonably require in order to carry out the true intent and meaning of this Warrant Certificate.

6.2   Enurement.   This Warrant Certificate shall enure to the benefit of and be binding upon the Company and the Holder, and their respective successors and permitted assigns.

6.3   Time.   Time shall be of the essence herein.

6.4   Notices.   In case at any time:

(a)	the Company shall pay any dividend payable in shares upon its Shares or make any distribution to the holders of its Shares;
(b)	the Company shall offer for subscription pro rata to the holders of its Shares any additional shares of any class or other rights; or
(c)	there shall be a voluntary or involuntary Change of Control, dissolution, liquidation or winding-up of the Company;

then, and in any one or more of such cases, the Company shall give to the Holder of this Warrant Certificate at least 14 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution, or subscription rights, or dissolution, liquidation or winding-up. Each such written notice shall be given by email, first class mail, or registered postage prepaid, addressed to the Holder of this Warrant at the address of such Holder, as shown on the books of the Company.

The Company may change the Exercise Location to another location in British Columbia from time to time upon providing at least 10 days’ notice to the Holder.

6.5   Transfer.   The Warrants evidenced hereby may not be assigned or transferred by the Holder without the prior written consent of the Company, except in accordance with the provisions of the Shareholders’ Agreement.

WARRANT EXERCISE SUBSCRIPTION FORM

TO: GENERAL FUSION INC. (the “Company”)

The undersigned, being the Holder of the attached Warrant Certificate, hereby subscribes for             Common shares of the Company upon and subject to the terms and conditions set forth in the Warrant Certificate and tenders payment of the aggregate Exercise Price for such shares as follows:

☐	certified cheque, bank draft or solicitors trust cheque in the amount of US$ payable to order of the Company enclosed herewith;
☐	Wire transfer of immediately available funds to the Company’s account;
☐	Cashless Exercise pursuant to Section 2.5 of the Warrant; or
☐	Other [Describe]

Payment, if any, shall be made in accordance with Section 2.3 of Schedule “A” to the Warrant Certificate.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

(w)	☐ (A) the undersigned Holder (i) did not acquire the Warrants within the United States and was not a U.S. Person at the time the Warrants were acquired, (ii) is not in the United States, (iii) is not a U.S. Person, (iv) is not exercising the Warrants on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States, (v) did not execute or deliver this Exercise Subscription Form in the United States and (vi) delivery of the underlying Common shares will not be to an address in the United States; OR
(x)	☐ (B) the undersigned Holder is the original purchaser from the Company, pursuant to Regulation D under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), of the Warrants, and at the time of such acquisition was a U.S. Person or was in the United States (or was acting on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States), and confirms, as of the date of hereof, each of the representations, warranties, certifications and agreements made by it in connection with its acquisition of such Warrants, including, without limitation, its status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act, as though such representations, warranties, certifications and agreements were made on the date hereof and in respect of the acquisition of the Common shares issuable upon exercise of the Warrants being exercised.; OR
(y)	☐ (C) an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws is available for the exercise of the Warrants, and attached hereto is a written opinion of U.S. counsel or other evidence in form and substance reasonably satisfactory to the Company to such effect.
(z)	It is understood that the Company and any warrant agent may require evidence to verify the foregoing representations.
(aa)	“United States” and “U.S. Person” have the meanings given to them in Regulation S under the U.S. Securities Act.
(bb)	Notes:
(cc)	(1) Certificates will not be registered or delivered to an address in the United States unless Box B or C above is checked and the applicable requirements are complied with. If B or C is checked, a U.S. legend shall be affixed to the Common shares for so long as required by applicable requirements of the U.S. Securities Act and applicable state securities laws.
(dd)	(2) Subject to paragraph (1), if the Warrants have a U.S. legend describing transfer restrictions under the U.S. Securities Act affixed to them, the resulting Common shares will have the same U.S. legend affixed to them for so long as required by applicable requirements of the U.S. Securities Act.
(ee)	(3) If Box B or C above, as applicable, is checked, Holders are encouraged to consult with the Company and any warrant agent in advance to determine that the legal opinion tendered in connection with the exercise or legending matters will be satisfactory in form and substance to the Company and any warrant agent.

DATED this day of , 20 .

Name, Address and Signature of the Holder:

(Name)

(Address)

Per:
Authorized Signatory

AMENDMENT TO SIMPLE AGREEMENTS FOR FUTURE EQUITY

AND WAIVER UNDER WARRANT CERTIFICATE

This Amendment and Waiver (the “Amendment and Waiver”) is dated effective as of {{ClosingDate}}.

AMONG:

GENERAL FUSION INC., a company incorporated under the laws of British Columbia and having its registered and records office at 2900 — 550 Burrard Street, Vancouver, BC, Canada V6C 0A3

(the “Company”)

AND:

EACH INVESTOR SET FORTH IN THE SCHEDULE OF INVESTORS ATTACHED HERETO AS SCHEDULE “A”

(each an “Investor” and collectively, the “Investors”)

RECITALS:

A.	Unless as set out herein, terms defined in the SAFEs will have the same meaning when used herein.
B.	Each of the Investors purchased and the Company issued to Investors Simple Agreement for Future Equity instruments between November 19, 2025 and January 5, 2026 for total purchase amount of US$44,154,985 (each a “SAFE” and collectively, the “SAFEs”). In connection with purchase of SAFEs, Investors purchased warrants to purchase Common shares of the Company (“Warrants”).
C.	The Company is proposing to enter into a business combination agreement (the “Business Combination Agreement”) among the Company, Spring Valley Acquistion Corp. III, a Cayman Islands exempted company (the “SPAC”), and a wholly owned British Columbia subsidiary of the SPAC, 1573562 B.C. Ltd. The plan of arrangement and related transactions contemplated by the Business Combination Agreement will constitute a “SPAC Merger” for purposes of the SAFEs and, as a result, a “Liquidity Event” that triggers conversion of the SAFEs into Common Shares pursuant to Section 1(b)(i) of the SAFEs, prior to such Common Shares being exchanged for shares of the SPAC pursuant to the Business Combination Agreement (collectively, the “Business Combination”).
D.	In connection with the Business Combination, the SAFEs will convert into Common Shares based on the “Liquidity Price”, calculated in accordance with the SAFEs, which will be equal to lesser of: (a) the product of (i) the Discount Rate multiplied by (ii) the price per share at which Common Shares are sold in a Liquidity Event, and (b) price per share equal to the Valuation Cap divided by the Liquidity Capitalization immediately prior to the Liquidity Event.
E.	In connection with the Business Combination, the Company and the SPAC propose to complete a PIPE financing transaction, in one or more closings, for aggregate gross proceeds to the Company of not less than US$80,000,000 (the “PIPE Financing”), whereby investors will subscribe for and purchase from the Company units at the issue price of US$10.20 per unit and at a deemed issue price of US$12.00 per unit, each unit being comprised of one share of a newly created class of Convertible Preferred shares of the Company and one warrant to purchase a Common share at US$12.00 per share (such units, including the underlying Common shares and warrants, being referred to herein as the “PIPE Securities”). In order to address certain technical Canadian securities law considerations, the PIPE Financing is being undertaken by the Company immediately prior to the Business Combination, rather than by the SPAC.

F.	It is a condition to the investment of the lead investor in the PIPE Financing that the lead investor be issued approximately 19,600,000 Common shares of the Company at the price of approximately $0.0176 per share, for gross proceeds to the Company of $350,000 (the “PIPE Lead Commitment Equity”).[1]
G.	The PIPE Lead Commitment Equity will trigger broad-based anti-dilution adjustment provisions under Section 4.1(e) of the Warrants and it is a requirement for the consummation of the Business Combination and the PIPE Financing that the holders of the Warrants waive entitlement to anti-dilution adjustment provisions under Section 4.1(e) of the Warrants.
H.	In the context of the Business Combination transaction, it is a requirement of consummation of the Business Combination that the PIPE Financing not be an “Equity Financing” for the purposes of the SAFEs and, accordingly, the Company and the Investors wish to amend the SAFEs as set out herein to confirm that the PIPE Financing will not be treated as an Equity Financing for purposes of the SAFEs and will rather constitute a SPAC Merger, to reflect the true intention of the parties.
I.	In connection with and pursuant to the Business Combination, the holders of Common Shares will exchange such Common Shares for shares of the SPAC, including Common shares in the capital of the SPAC (the “SPAC Common Shares”) and Class A Earnout shares, Class B Earnout shares, and Class C Earnout shares of the SPAC (collectively, the “Earnout Shares”). The number of SPAC Common Shares and Earnout Shares, or fraction thereof, to be issued for each Common Share of the Company will be calculated based on the exchange ratio in accordance with the Business Combination Agreement.
J.	The Earnout Shares are convertible into SPAC Common Shares only if certain conditions are met in the future and, accordingly, the value of such Earnout Shares are uncertain at this time. If such conditions are not met, the Earnout Shares will not have any value. The Company and the Investors wish to amend the SAFEs as set out herein to confirm that, for purposes of calculating the Liquidity Price under the SAFEs, the price per share at which Common Shares are sold in the Liquidity Event will be based on the value of the SPAC Common Shares issued pursuant to the Business Combination and exclude any value that may otherwise be attributable to the Earnout Shares. For clarity, the Investors will be entitled to receive, and will receive, the Earnout Shares as if the Investors were holders of Common shares of the Company immediately prior to the issuance of the Earnout Shares.
K.	Pursuant to Section 6(a) of each SAFE, the SAFE may be amended by the written consent of (i) the Company; and (ii) the holders representing more than 50% of the total Purchase Amount of all then-outstanding SAFEs with the same Valuation Cap and Discount Rate (the “Majority Holders”), provided that the consent of each holder of the SAFEs is solicited (even if not obtained) and such amendment treats all holders of such SAFEs in the same manner.

NOW THEREFORE, in consideration of the mutual covenants made hereunder and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

7.	All section numbers referenced herein as being amended refer to corresponding section numbers in the SAFEs.
8.	The Investors and the Company agree that the SAFEs are hereby amended as follows:

[1]

Subsequent to execution of the Amendment and Waiver, General Fusion and the lead investor in the PIPE financing agreed that instead of the issuance of approximately 19,600,000 Common shares of General Fusion to the lead investor (which based on the expected applicable Exchange Ratio for New GF Common Shares would have been exchanged into 3,500,000 New GF Common Shares), the lead investor would be issued 3,500,000 Class B Common shares of General Fusion. The Exchange Ratio for New GF Common Shares appliable for each Class B Common share of General Fusion is 1.0. 3,500,000 Class B Common shares of General Fusion were issued to the lead investor in the PIPE financing for gross proceeds of $350,000 to General Fusion.

(a)	The PIPE Financing shall not constitute an “Equity Financing” for purposes of the SAFE;
(b)	All of the PIPE Securities will be excluded for purposes of calculating the “Company Capitalization” or the “Liquidity Capitalization” under the SAFE; and
(c)	Any value that may otherwise be attributable to the Earnout Shares shall be excluded for purposes of calculating the Liquidity Price under the SAFE.
9.	The SAFEs in all other respects remain unamended and in force.
10.

Each Investor that is holding a Warrant as a result of purchase of a SAFE or as a result of an assignment of the Warrant from an initial holder of a SAFE hereby waives any entitlement to broad-based anti-dilution adjustment entitlement under Section 4.1(e) of the Warrant arising from the issuance of the PIPE Lead Commitment Equity.

11.

This Amendment and Waiver is made pursuant to Section 6(a) of the SAFEs and will take effect upon execution by (i) the Company; and (ii) the Majority Holders; provided that in respect of the waiver set out in Section 4 above, this Amendment and Waiver will take effect upon execution by the Investor.

12.

This Amendment and Waiver may be executed in any number of counterparts (including fax or other electronic means) each of which when so executed will be deemed to be an original and when taken together shall constitute the same agreement.

IN WITNESS WHEREOF the parties have signed, sealed and delivered this Amendment and Waiver as of the date first written above.

GENERAL FUSION INC.

Per:
Authorized Signatory

SAFE INVESTOR:

Investor Name	Purchase Amount (USD)	Investment Date(s)
[NAME]	[PURCHASE AMOUNT]	[INVESTMENT DATE]
[NAME]
By:
	Name:	[AUTHORIZED SIGNATORY]
	Title:	[TITLE]

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify an individual who:

a)	is or was a director or officer of the company,
b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company, or
c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity

(including the heirs and personal or other legal representative of such individual, the “eligible parties”), against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of (collectively, “eligible penalties”), legal proceedings or investigative action (whether current, threatened, pending or completed) (“eligible proceedings”) in which an eligible party is or may be joined as a party, or is or may be liable for or in respect of a judgement, penalty or fine in, or expenses (including all costs, charges, and expenses) related to, such proceeding or investigative action.

Under the BCBCA, a company may as well, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party such person in respect of such proceedings. A Company must pay the expenses if the eligible party is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A company may advance the expenses actually and reasonably incurred by an eligible party as they are incurred in advance of the final disposition of an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited under the BCBCA, the eligible party will repay any amounts advanced.

Notwithstanding the description above, a company may not pay such indemnity or expenses in any of the following circumstances: (1) the indemnity or payment is made under an earlier agreement to indemnify, and, at the time such agreement was made or at the time the indemnity or payment is made, the company was prohibited from giving the indemnity or paying the expenses by its organizing documents, (2) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its organizing documents, (3) the eligible party did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be, in relation to the subject matter of the eligible proceeding; or (4) in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Subject to the BCBCA, the New GF Closing Articles will require us to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with us on the terms of the indemnity contained in our Articles. In addition, our Articles specify that failure of an eligible party to comply with the provisions of the BCBCA or our Articles will not invalidate any indemnity to which he or she is entitled. Our Articles also allow for us to purchase and maintain insurance for the benefit of specified eligible parties.

We have also purchased insurance policies relating to certain liabilities that our directors and officers may incur in such capacity. New General Fusion may also, pursuant to the BCBCA, purchase and maintain insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New General Fusion or a related body corporate.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New General Fusion pursuant to the foregoing provisions, Spring Valley has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1†	Business Combination Agreement, dated January 21, 2026 (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).
2.2†	Form of Plan of Arrangement (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
3.1	Form of Continuation Articles (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
3.2	Form of New GF Closing Articles (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).
3.3

Amended and Restated Memorandum and Articles of Association of Spring Valley Acquisition Corp. III (Incorporated by reference to Ex. 3.1 of Spring Valley’s Current Report on Form 8-K, filed with the SEC on September 8, 2025).

4.1

Warrant Agreement, dated September 3, 2025, between Spring Valley and Continental Stock Transfer & Trust Company (Incorporated by reference to Ex. 4.1 of Spring Valley’s Current Report on Form 8-K, filed with the SEC on September 8, 2025).

4.2	Specimen Warrant Certificate (Incorporated by reference to Ex. 4.3 to Spring Valley’s Registration Statement on Form S-1/A (File 333-289294), filed with the SEC on August 18, 2025).
4.3	Specimen Unit Certificate (Incorporated by reference to Ex. 4.1 to Spring Valley’s Registration Statement on Form S-1/A (File 333-289294), filed with the SEC on August 18, 2025).
4.4	Specimen Class A Ordinary Share Certificate (Incorporated by reference to Ex. 4.2 to Spring Valley’s Registration Statement on Form S-1/A (File 333-289294), filed with the SEC on August 18, 2025).
4.5*	Form of Simple Agreement for Future Equity (attached as Annex K to the proxy statement/prospectus that forms a part of this registration statement).

5.1*	Opinion of Cassels Brock & Blackwell LLP.
5.2*	Opinion of Greenberg Traurig, LLP.
8.1**	Opinion of Greenberg Traurig, LLP regarding certain U.S. federal income tax matters.
8.2**	Opinion of Cassels Brock & Blackwell LLP regarding certain Canadian tax matters.

10.1	Form of Registration Rights Agreement (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
10.2	Form of Lock-Up Agreement (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
10.3‡	Form of Equity Incentive Plan (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).
10.4	Sponsor Letter Agreement (attached as Annex H to the proxy statement/prospectus that forms a part of this registration statement).
10.4	Voting and Support Agreement (attached as Annex I to the proxy statement/prospectus that forms a part of this registration statement).
10.5	Form of Subscription Agreement, dated January 21, 2026 (incorporated by reference to Exhibit 10.5 to the Form 8-K filed by Spring Valley on January 23, 2026).
10.6

Underwriting Agreement, dated September 3, 2025, between Spring Valley and Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC and Clear Street LLC (incorporated by reference to Exhibit 1.1 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.7

Letter Agreement, dated September 3, 2025, among Spring Valley, its directors and officers and Spring Valley Acquisition III Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.8

Investment Management Trust Agreement, dated September 3, 2025, between Spring Valley and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.9

Registration Rights Agreement, dated September 3, 2025, among Spring Valley and certain security holders (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by Spring Valley on September 8, 2025).

Exhibit Number	Description
10.10

Private Placement Warrants Subscription Agreement, dated September 3, 2025, between Spring Valley and Spring Valley Acquisition III Sponsor, LLC. (incorporated by reference to Exhibit 10.4 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.11

Private Placement Warrants Purchase Agreement, dated September 3, 2025, between Spring Valley and Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC (incorporated by reference to Exhibit 10.5 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.12

Private Placement Warrants Purchase Agreement, dated September 3, 2025, between Spring Valley and Clear Street LLC (incorporated by reference to Exhibit 10.6 to the Form 8-K filed by Spring Valley on September 8, 2025).

10.13

Administrative Services Agreement, dated September 3, 2025, between Spring Valley and Spring Valley Acquisition III Sponsor, LLC (incorporated by reference to Exhibit 10.7 to the Form 8-K filed by Spring Valley on September 8, 2025).

21.1*	List of Subsidiaries of Spring Valley Acquisition Corp. III
23.1**	Consent of WithumSmith+Brown, PC.
23.2**	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Cassels Brock & Blackwell LLP (included as part of Exhibit 5.1 hereto).
23.4*	Consent of Greenberg Traurig LLP (included as part of Exhibit 5.2 hereto).

24.1	Powers of Attorney (included on the signature page of this registration statement).

99.1**	Form of Proxy Card of Spring Valley Acquisition Corp. III.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table.
*	Previously Filed
**	Filed herewith
***	To be filed by amendment
†

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

‡	Indicates management contract or compensatory plan or arrangement.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 13, 2026.

Spring Valley Acquisition Corp. III

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on May 13, 2026.

Name	Title	Date

/s/ Christopher Sorrells	Chairman and Chief Executive Officer	May 13, 2026
Christopher Sorrells	(Principal Executive Officer)

*	Chief Financial Officer	May 13, 2026
Jeff Schramm	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 13, 2026
David Buzby

*	Director	May 13, 2026
Debora Frodl

*	Director	May 13, 2026
Richard Thompson

*By:	/s/ Christopher Sorrells
Name: Christopher Sorrells
Title: Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, Canada on May 13, 2026.

General Fusion Inc.

By:	/s/ Greg Twinney
	Name:	Greg Twinney
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Greg Twinney and Robert Crystal as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on May 13, 2026.

Name	Title	Date

/s/ Greg Twinney	Chief Executive Officer and Director	May 13, 2026
Greg Twinney	(Principal Executive Officer)

/s/ Robert Crystal	Senior Vice President, Finance	May 13, 2026
Robert Crystal	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 13, 2026
Adam Rodman

*	Director	May 13, 2026
Kelly Edmison

*	Director	May 13, 2026
Klaas de Boer

*	Director	May 13, 2026
Mark Little

*	Director	May 13, 2026
Norman Harrison

/s/ Thomas Boehlert	Director	May 13, 2026
Thomas Boehlert

Name	Title	Date

*	Director	May 13, 2026
Wendy Kei

*	Director	May 13, 2026
Zoltan Tompa

*By:	/s/ Greg Twinney
	Name:	Greg Twinney
	Title:	Attorney-in-Fact

*By:	/s/ Robert Crystal
	Name:	Robert Crystal
	Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Spring Valley Acquisition Corp. III has signed this registration statement on May 13, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director